Form 10KSB, Exhibit 13
period 1997-12-31
PINNACLE BANKSHARES CORP
filed 1998-03-17
CIK 1031233

PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                                 Annual Report

                           December 31, 1997 and 1996

                  (With Independent Auditors' Report Thereon)

                        PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                               Table of Contents

                           December 31, 1997 and 1996



                                                                       Page
Selected Historical Consolidated Financial Information...................1

President's Letter.......................................................2

Mission Statement........................................................4

Management's Discussion and Analysis of Financial Condition
      and Results of Operations..........................................5

Consolidated Balance Sheets.............................................23

Consolidated Statements of Income.......................................24

Consolidated Statements of Changes in Stockholders' Equity..............25

Consolidated Statements of Cash Flows...................................26

Notes to Consolidated Financial Statements..............................27

Independent Auditors' Report ...........................................50

Directors and Officers..................................................51

Shareholder Information.................................................52

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY
Selected Historical Consolidated Financial Information

---------------------------------------------------------------------------------------------------------------------
                                                                                     Years Ended December 31,
                                                   ------------------------------------------------------------------
                                                          1997         1996          1995          1994         1993
---------------------------------------------------------------------------------------------------------------------
Income Statement Data:
     Net interest income                         $       5,228        4,749         4,388         4,595        4,163
     Provision for loan losses                             350          205           240           200          210
     Noninterest income                                    406          378           192           340          363
     Noninterest expenses                                2,905        2,764         2,712         2,581        2,370
     Income tax expense                                    662          573           438           626          546
     Net income                                          1,717        1,585         1,190         1,528        1,401

Per Share Data (2):
     Net income                                           2.39         2.20          1.66          2.13         1.95
     Cash dividends                                       0.67         0.59          0.56          0.51         0.44
     Book value                                          19.53        17.60         16.28         14.18        13.31

Balance Sheet Data:
     Assets                                            131,650      124,951       119,380       116,024      115,888
     Loans, net of unearned income and
        fees and allowance for loan losses              86,816       79,842        75,484        73,063       65,293
     Total investment securities (1)                    32,740       35,766        34,647        34,613       38,708
     Deposits                                          115,533      111,204       106,678       104,952      105,551
     Stockholders' equity (1)                           14,042       12,657        11,709        10,194        9,573
     Average shares outstanding (2)                    719,025      719,025       719,025       719,025      719,025

Performance Ratios:
     Return on average assets                            1.35%        1.30%         1.01%         1.29%        1.21%
     Return on average equity                           12.86%       13.01%        10.87%        15.46%       15.51%
     Dividend payout                                    28.03%       26.93%        33.80%        24.14%       22.77%

Asset Quality Ratios:
     Allowance for loan losses to total loans,
        net of unearned income and fees                  0.85%        0.84%         0.82%         0.76%        0.79%
     Net chargeoffs to average loans, net of
        unearned income and fees                         0.33%        0.20%         0.24%         0.23%        0.01%

Capital Ratios:
     Leverage                                           10.65%       10.14%         9.63%         8.89%        8.18%
     Risk-based:
        Tier 1 capital                                  15.40%       15.79%        15.06%        14.45%       14.09%
        Total capital                                   16.24%       16.63%        15.88%        15.22%       14.87%
     Average equity to average assets                   10.50%       10.01%         9.27%         8.33%        7.78%

------------------------------------------------
(1) Investment securities and stockholders' equity amounts subsequent to December 31, 1993 reflect net unrealized gains or losses resulting from the adoption in 1994 of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities.

(2) All share and per share data have been retroactively adjusted to reflect the three-for-one exchange in connection with formation of the holding company.

--------------------------------------------------------------------------------
                                       1

TO OUR SHAREHOLDERS, CUSTOMERS AND FRIENDS:

It is a pleasure to present to you the first annual report of Pinnacle Bankshares Corporation.

1997 was a dramatic year for your company, particularly with the implementation of the new holding company structure effective May 1. As we are now a Securities and Exchange Commission reporting company, you will be inundated with financial information about Pinnacle Bankshares in this report. I will limit my usual comments regarding our performance for the year, as the figures and accompanying dialogue speak for themselves.

In the face of corporate change and in the midst of expenditures for expansion purposes, it is most gratifying to report that 1997 net income was an all time high. Net income for the year was $1,717,000, an increase of 8.33% over the previous year, resulting in a return on average assets of 1.35%. Return on average equity for 1997 was 12.86%.

Total assets grew 5.36% for the year, to a new high of $131,650,000 as of December 31, 1997. Growth of 8.73% in net loans outstanding, to $86,816,000 at year end, resulted in stronger net interest income which was a significant factor in the higher earnings achieved in 1997.

Stockholders' equity at December 31, 1997 was $14,042,000, an increase of 10.94% for the year. The cash dividend payout of $482,000 in 1997 was 12.88% greater than in 1996. With a dividend rate of $.67 per share, 1997 marked the twenty-first consecutive year of an increase in cash dividend payments.

1997 saw your company make significant investments in facilities and property that should result in long-term operating benefits. Completion and occupancy of the three-story addition to the bank's main office, which was started early in 1997, is imminent. In addition to the enhanced office space and improved efficiency in our data processing operation that will result from the main office expansion, the new building provides a "high" profile for First National Bank in the community. We are pleased that many citizens are seeing this expansion project as an asset to the Altavista area.

Following a lengthy search process, we were successful during the second half of 1997 in acquiring property in northern Campbell County as a site for a new branch. A subsidiary of First National Bank, FNB Property Corp., was formed to hold title to and develop this property. The property is located on the west side of U.S. Rt. 29, opposite the intersection with Russell Wood Drive, just south of the Lynchburg airport. A primary corporate objective in 1998 is to be in business at this location at the earliest possible time.

A significant initiative in 1997 was the engagement of a consulting firm to perform a technology assessment of our company. The assessment has resulted in the adoption of a technology plan that establishes multiple objectives for us to consider and implement over time, as we position ourselves for delivery of financial services to our customer base into the twenty-first century.

The ultimate purpose of our business is to enhance the value of the investment of our shareholders. We feel 1997 was a successful year toward this end. With the issuance of three shares of Pinnacle Bankshares stock for each share of First National stock in the holding company formation process, we have seen more trading in the company stock and a respectable increase in the market value of the stock. Pinnacle Bankshares Corporation is listed on the OTC Bulletin Board under the symbol PPBN. Information on the stock is available through the Internet and any brokerage firm can provide a price quote.

As a further benefit to shareholders, another of our 1998 objectives is to implement a dividend reinvestment plan. Information on the plan should be forthcoming later in the year.

The performance of this company could not be achieved without the dedicated efforts of your board, management and staff. One change occurred in the Board of Directors in 1997. Herman P. Rogers, Jr. was elected to the board of both the holding company and the bank following the retirement of Hugh W. Rosser after fifteen years of distinguished service. There were no changes in the management team and staff in 1997 and the knowledge, experience and stability of this group are invaluable elements of our success. Thanks go out to all directors and employees for the vital role they play in this organization.

Participation in our annual meeting scheduled for April 14, 1998 is encouraged for all of our shareholders. The annual meeting is a significant event in the life of your company and we value your presence and involvement in this function.

Change in the financial services industry is rampant, as it is in most other businesses, as well. Change produces challenges and provides opportunities. Consolidation in our industry will change the face of our primary competitors in 1998. Although our competition will be no less fierce, we will have an opportunity to attract customers who want to deal with a local bank and personnel they know and trust.

As we go forward, the expansion of our market through a new branch, our technology initiatives and changing competition will provide opportunities that bode well for an exciting and promising future for Pinnacle Bankshares Corporation.

Your continuing loyalty and support are sincerely appreciated.


                                           Robert H. Gilliam, Jr.
                                           President and Chief Executive Officer


March 2, 1998

                                     MISSION

                              We dedicate ourselves
                           to honestly and fairly meet
                      the financial needs of our community
                    through well trained, enthusiastic staff
                       providing superior customer service
                         resulting in a positive return
                              for our stockholders.

                 PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

                     Years Ended December 31, 1997 and 1996


Management's Discussion and Analysis. (Amounts in 000's)

The following is management's discussion and analysis of the financial condition and results of operations of the Company as of and for the years ended December 31, 1997 and 1996. The discussion should be read in conjunction with the Company's consolidated financial statements and notes thereto.

Overview

Total assets at December 31, 1997 were $131,650, up 5.36% from $124,951 at December 31, 1996. The principal components of the Company's assets at the end of the period were $32,740 in securities and $86,816 in net loans. During the twelve-month period, gross loans increased 8.62% or $6,979. The Company's lending activities are a principal source of income.

Total liabilities at December 31, 1997 were $117,608, up from $112,294 at December 31, 1996, with the increase reflective of a rise in total deposits of $4,329 or 3.89%. Non-interest bearing demand deposits decreased $306 or 3.11% and represented 8.24% of total deposits. The Company's deposits are provided by individuals and businesses located within the communities served.

Total stockholders' equity at December 31, 1997 was $14,042. At December 31, 1996, total stockholders' equity was $12,657.

The Company had net income of $1,717 for the year ended December 31, 1997, compared with net income of $1,585 for the year ended December 31, 1996, an increase of 8.33%. Higher interest income which led to larger net interest income contributed substantially to the increase in net earnings.

Profitability as measured by the Company's return on average assets (ROA) was 1.35% in 1997, up from 1.30% in 1996. Another key indicator of performance, the return on average equity (ROE) for 1997 was 12.86%, compared to 13.01% for 1996.

Results of Operations

Net Interest Income. Net interest income represents the principal source of earnings for the Company. Net interest income is the amount by which interest and fees generated from loans, securities and other earning assets exceeds the expense associated with funding those assets. Changes in the volume and mix of earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income. Changes in the interest rate environment and the Company's cost of funds also affected net interest income.

The net interest margin increased from 4.26% for the year ended December 31, 1996, to 4.47% for the year ending December 31, 1997. Net interest income was $5,404 for the year ended December 31, 1997 and is attributable to interest income from loans and securities exceeding the cost associated with interest paid on deposits. The increase in the interest rate spread is a result of investing available funds into higher yielding loans rather than securities. The Company benefited from lower interest expense due to certain deposits repricing at lower rates.

The following table presents the major categories of interest-earnings assets, interest-earning liabilities and stockholders' equity with corresponding average balances, related interest income or expense and resulting yields and rates for the periods indicated.

                        ANALYSIS OF NET INTEREST INCOME

                                                 Years Ended December 31,
                           -----------------------------------------------------------
                                         1997                         1996
                           ------------------------------  ---------------------------
                                       Interest    Rate             Interest    Rate
                             Average    Income/   Earned/  Average   Income/   Earned/
Assets                       Balance    Expense    Paid    Balance   Expense    Paid
-------------------------------------------------------------------------------------
Interest-earning assets:
  Loans(2)(3)              $  83,987     7,838    9.33%     77,153    7,128    9.24%
Investment securities:
  Taxable                     24,409     1,632    6.69%     25,139    1,657    6.59%
  Tax exempt                  10,044       694    6.91%     10,556      746    7.07%
Interest-earning deposits         31         2    6.45%         --       --      --
Federal funds sold             2,479       134    5.41%      3,131      167    5.33%
----------------------------------------------            -----------------
Total interest-earnings
  assets                    120,950     10,300    8.37%    115,979    9,698    8.20%

Other assets:
  Reserve for loan losses      (712)                          (654)
  Cash and due from banks     2,739                          2,676
  Other assets, net           4,153                          3,645
------------------------------------                      --------
Total assets               $127,130                       $121,646
====================================                      ========

                                       6

                                                            Years Ended December 31,
                                        -----------------------------------------------------------
                                                     1997                         1996
                                        ----------------------------  -----------------------------
                                                   Interest   Rate              Interest     Rate
                                         Average    Income/  Earned/  Average    Income/    Earned/
Liabilities and Stockholders' Equity     Balance    Expense   Paid    Balance    Expense     Paid
---------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
  Savings and NOW                       $ 37,113     1,123    3.02%    36,694    1,113       3.03%
  Time                                    65,970     3,766    5.71%    62,783    3,647       5.81%
  Other borrowings                           121         7    5.79%        --       --         --
----------------------------------------------------------           ------------------
Total interest-bearing
  liabilities                            103,204     4,896    4.74%    99,477    4,760       4.79%

Noninterest-bearing liabilities:
  Demand deposits                          9,485                        8,958
  Other liabilities                        1,146                        1,145
-------------------------------------------------                    ---------
Total liabilities                        113,835                      109,580

Stockholders' equity                      13,295                       12,066
-------------------------------------------------                    ---------

Total liabilities and
  stockholders' equity                  $127,130                     $121,646
=================================================                    =========

Net interest income                                 $5,404                      $4,938
                                                    ======                      ======
Net interest margin (5)                                       4.47%                          4.26%
                                                              =====                          =====

--------------------------------
(1)   Averages are daily averages
(2) Loan interest income includes late charges and accretion of loan fees of $234 and $233 for the years 1997 and 1996, respectively
(3) For the purpose of these computations, nonaccrual loans are included in average loans.
(4) Tax-exempts income from investment securities is presented on a tax-equivalent basis assuming a 34 percent federal tax rate for 1997 and 1996.
(5) The net interest margin is calculated by dividing net interest income by average total earnings assets.

As discussed above, the Company's net interest income is affected by the change in the amount and mix of interest-earning assets and interest-bearing liabilities, referred to as "volume change," as well as by changes in yields earned on interest-earning assets and rates paid on deposits and other borrowed funds, referred to as "rate changes." The following table presents, for the periods indicated, a summary of changes in interest income and interest expense for the major categories of interest-earning assets and interest-bearing liabilities and the amounts of change attributable to variations in volumes and rates.

                              RATE/VOLUME ANALYSIS

                                                           Years Ended December 31,
                                              ---------------------   ----------------------
                                              1997 compared to 1996   1996 compared to 1995
                                               Increase (Decrease)      Increase (Decrease)
                                              ---------------------   ----------------------
                                              Volume   Rate     Net   Volume    Rate    Net
--------------------------------------------------------------------------------------------
Interest earned on interest-earning assets:
  Loans(1)                                     $639      71     710     286     127     413
Investment securities:
  Taxable                                       (50)     25     (25)   (226)    114    (112)
  Tax exempt                                    (35)    (17)    (52)    217     (14)    203
Interest-earning deposits                        --       2       2      --      --      --
Federal funds sold                              (36)      3     (33)     15      (9)      6
--------------------------------------------------------------------------------------------
Total interest earned on interest-
  earning assets                                518      84     602     292     218     510
--------------------------------------------------------------------------------------------
Interest paid on interest-bearing liabilities:
  Savings and NOW                                13      (3)     10       9     (44)    (35)
  Time                                          180     (61)    119      95      37     132
  Other borrowings                               --       7       7      --      --      --
--------------------------------------------------------------------------------------------
Total interest paid on interest-bearing
  liabilities                                   193     (57)    136     104      (7)     97
--------------------------------------------------------------------------------------------
Change in net interest income                  $325     141     466     188     225     413
============================================================================================


(1) Nonaccrual loans are included in the loan totals used in the calculation of this table.

Provision for Loan Losses. The provision for loan losses is based upon the Company's evaluation of the quality of the loan portfolio, total outstanding and committed loans, previous loan losses and current and anticipated economic conditions. The amount of the provision for loan losses is a charge against earnings. Actual loan losses are charges against the allowance for loan losses.

The Company's allowance for loan losses is typically maintained at a level deemed adequate to provide for known and inherent losses in the loan portfolio. No assurance can be given that unforeseen adverse economic conditions or other circumstances will not result in increased provisions in the future. Additionally, regulatory examiners may require the Company to recognize additions to the allowance based upon their judgment about information available to them at the time of their examinations.

The provisions for loan losses for the years ended December 31, 1997 and 1996 were $350 and $205, respectively. The increase in 1997 was a result of an increase in the amount of actual net loan losses coupled with an increase in outstanding loans.

The allowance for loan losses was $747 or .85% of gross loans as of December 31, 1997 as compared to $674 or .83% of gross loans as of December 31, 1996. See "Allowance for Loan Losses."

Noninterest Income. Total noninterest income for the year ended December 31, 1997 increased $28 or 7.41% to $406 from $378 in 1996. The Company's principal source of noninterest income is service charges and fees on deposit accounts, particularly transaction accounts, and fees from other bank products. The majority of the increase in 1997 is attributed to income generated from fees on various loan products.

Noninterest Expense. Total noninterest expense for the year ended December 31, 1997 increased $141 or 5.1% to $2,905 from $2,764 for 1996. The increase in noninterest expense is attributed to the effect of overall growth of the Company on personnel expenses, fixed asset costs and other operating expenses. The largest component of the increase in other operating expenses occurred in consultant services, which increased $32 primarily due to a technology assessment performed for the Bank. Additionally, FDIC insurance cost decreased significantly, from $118, to $21, a decrease of $91 or 82.20%, as a result of a restructuring of FDIC premium rates effective in 1996. In 1996, the Bank was required to pay a one-time SAIF assessment to the FDIC in the amount of $89.

The Company is currently reviewing applications for Year 2000 issues. The Company's assessment of mission critical applications has been completed. An action plan is in the process of being formulated. The Company has established a Year 2000 team to assure that critical actions are accomplished concerning Year 2000 compliance. Future Year 2000 expenses are not expected to be material.

Income Taxes. Applicable income taxes on 1997 earnings amounted to $662, resulting in an effective tax rate of 27.8% compared to $573, or 26.6%, in 1996.

Liquidity and Asset/Liability Management

Effective asset/liability management includes maintaining adequate liquidity and minimizing the impact of future interest rate changes on net interest income. The responsibility for monitoring the Company's liquidity and the sensitivity of its interest-earning assets and interest-bearing liabilities lies with the Asset Liability Committee of the Bank which meets at least quarterly to review liquidity and the adequacy of funding sources.

Cash Flows. The Company derives cash flows from its operating, investing and financing activities. Cash flows of the Company are primarily used to fund loans and are provided by the deposits and borrowings of the Company.

The Company's operating activities for the year ended December 31, 1997 resulted in net cash provided of $2,403 primarily due to net earnings of $1,717 adjusted for depreciation of $213, a provision for loan losses of $350, a decrease in other assets of $121 and a provision for deferred income taxes of $74. Total operating cash flows were reduced by a benefit for amortization of net unearned fees of $102. The Company's operating activities for the year ended December 31, 1996 resulted in net cash provided of $2,093 primarily due to net earnings of $1,585 adjusted for depreciation of $202 and provision for loan losses of $205. These cash flows were reduced by a benefit for amortization of net unearned fees of $102.

The Company's cash flows from investing activities used net cash of $6,303 for the year ended December 31, 1997 compared to net cash used of $6,613 for the same period in 1996. In 1997, cash was used primarily to fund loans in the amount of $7,576 and for purchases of bank premises and equipment of $2,155. Investing activities generated cash flows from net proceeds from investment securities maturities and calls of $3,243. In 1996, cash was used primarily to fund loans in the amount of $4,762 and for net investment securities purchases in the amount of $1,825.

Net cash provided by financing activities for the year ended December 31, 1997 was $4,847 as compared to $4,099 for the year ended December 31, 1996. The net increase in deposits was $4,329 and the increase in other borrowings was $1,000 during 1997. The net cash provided in 1996 was a result of a net increase in deposits of $4,526.

Liquidity. Liquidity measures the ability of the Company to meet its maturing obligations and existing commitments, to withstand fluctuations in deposit levels, to fund its operations, and to provide for customers' credit needs. Liquidity represents an institution's ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds from alternative funding sources.

The Company's liquidity is provided by cash and due from banks, federal funds sold, investments available for sale, managing investment maturities, interest-earning deposits in other financial institutions and loan repayments. The Company's ratio of liquid assets to deposits and short-term borrowings was 24.86% as of December 31, 1997 as compared to 26.62% as of December 31, 1996. The Company sells excess funds as overnight Federal funds sold to provide an immediate source of liquidity. Federal funds sold as of December 31, 1997 was $3,387 as compared to $2,585 as of December 31, 1996.

The level of deposits may fluctuate significantly due to seasonal business cycles of depository customers. Similarly, the level of demand for loans may vary significantly and at any given time may increase or decrease substantially. However, unlike the level of deposits, management has more direct control over lending activities and maintains the level of those activities according to the amounts of available funds.

As a result of the Company's management of liquid assets and the ability to generate liquidity through alternative funding sources, management believes that the Company maintains overall liquidity which is sufficient to satisfy its depositors' requirements and to meet customers' credit needs. Additional sources of liquidity available to the Company include its capacity to borrow funds through correspondent banks and the Federal Home Loan Bank.

Interest Rates

While no single measure can completely identify the impact of changes in interest rates on net interest income, one gauge of interest rate sensitivity is to measure, over a variety of time periods, the differences in the amounts of the Company's rate-sensitive assets and rate-sensitive liabilities. These differences or "gaps" provide an indication of the extent to which net interest income may be affected by future changes in interest rates. A "positive gap" exists when rate-sensitive assets exceed rate-sensitive liabilities and indicates that a greater volume of assets than liabilities will reprice during a given period. This mismatch may enhance earnings in a rising interest rate environment and may inhibit earnings in a declining interest rate environment. Conversely, when rate-sensitive liabilities exceed rate-sensitive assets, referred to as a "negative gap," it indicates that a greater volume of liabilities than assets will reprice during the period. In this case, a rising interest rate environment may inhibit earnings and a declining interest rate environment may enhance earnings. The cumulative one-year gap as of December 31, 1997 was $(20,849), representing 15.84% of total assets. This negative gap falls within the parameters set by the Company.

The following table illustrates the Company's interest rate sensitivity gap position at December 31, 1997.

                             REPRICING GAP POSITION

                                                                          Repricing Period at December 31, 1997
                                                           ------------------------------------------------------------
                                                           1 Year         1-3 Year          3-5 Years        5-15 Years
                                                           ------         --------          ---------        ----------
ASSET/(LIABILITY):
    Cumulative interest
       rate sensitivity gap                              $(20,849)         $(26,602)        $(9,026)           $16,339

As of December 31, 1997, the Company was liability-sensitive in periods up to five years and asset-sensitive beyond five years. The foregoing table does not necessarily indicate the impact of general interest rate movements on the Company's net interest yield, because the repricing of various categories of assets and liabilities is discretionary and is subject to competition and other pressures. As a result, various assets and liabilities indicated as repricing within the same period may in fact price at different times and at different rate levels. Management attempts to mitigate the impact of changing interest rates in several ways, one of which is to manage its interest rate-sensitivity gap. At December 31, 1997, all fluctuations fell within Company policy limitations. In addition to managing its asset/liability position, the Company has taken steps to mitigate the impact of changing interest rates by generating noninterest income through service charges, and offering products which are not interest rate-sensitive.

Effects of Inflation

The effect of changing prices on financial institutions is typically different from other industries as the Company's assets and liabilities are monetary in nature. Interest rates are significantly impacted by inflation, but neither the timing nor the magnitude of the changes are directly related to price level indices. Impacts of inflation on interest rates, loan demand and deposits are reflected in the financial statements.

Investment Portfolio

The Company's investment portfolio is used primarily for investment income and secondarily for liquidity purposes. The Company invests funds not used for capital expenditures or lending purposes in securities of the U.S. Government and its agencies, mortgage-backed securities, and taxable and tax-exempt municipal bonds or certificate of deposit. Obligations of the U.S. Government and its agencies include treasury notes and callable or noncallable agency bonds. Mortgage-backed securities include collateralized mortgage obligations and mortgage-backed security pools. The collateralized mortgage obligations in the Company's investment securities portfolio are "low risk" as defined by applicable bank regulations and are diverse as to collateral and interest rates of the underlying mortgages. The mortgage-backed securities are diverse as to interest rates and guarantors. The Company does not invest in derivatives or other high-risk type securities.

Investment securities available-for-sale as of December 31, 1997 were $22,039, a decrease of $1,822 or 7.64% from $23,861 as of December 31, 1996. The decrease was primarily due to maturities and calls of $2,516. Investment securities held-to-maturity decreased to $10,701 as of December 31, 1997 from $11,905 as of December 31, 1997, a decrease of $1,204 or 10.11%, primarily due to maturities and calls of $1,879.

The table below presents the composition of the Company's investment portfolios as of the dates indicated.

                                                        December 31,
                                       -------------------------------------------
                                                1997                    1996
                                       ---------------------   -------------------
                                       Amortized      Fair     Amortized    Fair
Available-for-Sale                       Costs       Values      Costs     Values
----------------------------------------------------------------------------------
U.S. Treasury securities and
  obligations of U.S. Government
  corporations and agencies              $10,844     $10,880     11,834     11,778
Obligations of states and
  political subdivisions                   3,891       4,012      4,194      4,260
Mortgage-backed securities-
  Government                               6,223       6,258      7,028      6,985
Corporate securities                         764         782        773        788
Other securities                             107         107         50         50
----------------------------------------------------------------------------------
Total available-for-sale                 $21,829      22,039     23,879     23,861
==================================================================================

                                                    December 31,
                                    ------------------------------------------
                                             1997                  1996
                                    -------------------   --------------------
                                    Amortized     Fair    Amortized     Fair
Held-to-Maturity                      Costs      Values      Costs     Values
------------------------------------------------------------------------------
U.S. Treasury securities and
  obligations of U.S. Government
  corporations and agencies          $ 3,142      3,155      3,635      3,641
Obligations of states and
  political subdivisions               7,548      7,732      8,253      8,275
Mortgage-backed securities-
  Private                                 11         11         17         17
------------------------------------------------------------------------------
Total held-to-maturity               $10,701     10,898     11,905     11,933
==============================================================================

The following table presents the maturity distribution based on fair value and amortized cost of the investment portfolios as of the dates indicated.

                   INVESTMENT PORTFOLIO - MATURITY DISTRIBUTION

                                             December 31, 1997
                                      -------------------------------
                                      Amortized    Fair
Available-for-Sale                      Costs     Values     Yield
---------------------------------------------------------------------
U.S. Treasury securities and
  obligations of U.S. Government
  corporations:
    Within one year                    $ 2,699     2,697      5.725%
    After one but within five years      4,695     4,698      6.436%
    After five years through
      ten years                          2,200     2,237      7.304%
    After ten years                      1,250     1,248      7.175%
Obligations of states and
  subdivisions:
    Within one year                         50        51      7.140%
    After one but within five years        927       956      5.198%
    After five years through ten
      years                              2,192     2,268      5.235%
    After ten years                        722       737      5.021%
Corporate securities:
  After one but within five years          764       782      7.112%
Mortgage-backed securities-
  Government                             6,223     6,258      7.099%
Other securities (1)                       107       107     34.859%
---------------------------------------------------------
Total available-for-sale               $21,829    22,039
=========================================================

                  INVESTMENT PORTFOLIO - MATURITY DISTRIBUTION

                                           December 31, 1997
                                      -----------------------------
                                      Amortized    Fair
Held-to-Maturity                        Costs     Values     Yield
-------------------------------------------------------------------
U.S. Treasury securities and
  obligations of U.S. Government
  corporations:
    Within one year                    $ 1,199     1,194     5.289%
    After one but within five
      years                              1,692     1,706     6.322%
    After five years through
      ten years                            251       255     6.854%
Obligations of states and
  subdivisions:
    Within one year                        300       302     8.251%
    After one but within five years      2,279     2,322     5.341%
    After five years through ten years   2,896     2,963     4.924%
    After ten years                      2,073     2,145     5.531%
Mortgage-backed securities - private        11        11     5.875%
--------------------------------------------------------
Total held-to-maturity                 $10,701    10,898
========================================================

(1) Equity securities assume a life greater than ten years.

Loan Portfolio

The Company's net loans were $86,816 as of December 31, 1997, an increase of $6,974 or 8.73% from $79,842 as of December 31, 1996.

The Company's ratio of net loans to total deposits was 75.14% as of December 31, 1997. Typically, the Company maintains a ratio of loans to deposits of between 70% and 85%. The loan portfolio primarily consists of commercial, real estate (including real estate term loans, construction loans and other loans secured by real estate), and loans to individuals for household, family and other consumer expenditures. However, the Company adjusts its mix of lending and the terms of its loan programs according to market conditions and other factors. The Company's loans are typically made to businesses and individuals located within the Company's market area, most of whom have account relationships with the Bank. There is no concentration of loans exceeding 10% of total loans which is not disclosed in the categories presented below. The Company has not made any loans to any foreign entities including governments, banks, businesses or individuals. Commercial and construction loans in the Company's portfolio are primarily variable rate loans and have little interest rate risk.

The table below presents the composition of the Company's loan portfolio as of the dates indicated.

                                 LOAN PORTFOLIO

                                                 December 31,
                                            --------------------
                                               1997        1996

Real estate loans:
  Residential                                $37,557      37,184
  Other                                        8,912       7,903
Loans to individuals for household,
  family and other consumer
  expenditures                                31,942      28,902
Commercial and industrial loans                8,714       6,363
All other loans                                  840         634
-----------------------------------------------------------------
Total loans, gross                            87,965      80,986
  Less unearned income and fees                 (402)       (470)
-----------------------------------------------------------------
Loans, net of unearned income and fees        87,563      80,516
  Less allowance for loan losses                (747)       (674)
-----------------------------------------------------------------
Loans, net                                   $86,816      79,842
=================================================================

Commercial Loans. Commercial and industrial loans accounted for 9.91% of the Company's loan portfolio as of December 31, 1997. Such loans are generally made to provide operating lines of credit, to finance the purchase of inventory or equipment, and for other business purposes. Commercial loans are primarily made at rates that adjust with changes in the prevailing prime interest rate, are generally made for a maximum term of five years (unless they are term loans), and generally require interest payments to be made monthly. The creditworthiness of the borrower is reviewed, analyzed and evaluated on a periodic basis. Most commercial loans are collateralized with business assets such as accounts receivable, inventory and equipment. Even with substantial collateralization such as all the assets of the business and personal guarantees, commercial lending involves considerable risk of loss in the event of a business downturn or failure of the business.

Real Estate Loans. Real estate loans accounted for 52.83% of the Company's loan portfolio as of December 31, 1997. The Company makes commercial and industrial real estate term loans that are typically secured by a first deed of trust. 77.68% of the real estate loans were secured by 1-4 family residential properties. 1.5% of total gross loans were construction loans. Real estate lending involves risk elements when there is lack of timely payment and/or a decline in the value of the collateral.

Installment Loans. Installment loans are represented by loans to individuals for household, family and other consumer expenditures. Installment loans accounted for 36.31% of the Company's loan portfolio as of December 31, 1997. Vehicle financing involves the risk that collateral will decline in value faster than the balance of the loan it secures.

Loan Maturity and Interest Rate Sensitivity. The following table presents loan portfolio information related to maturity distribution of commercial and industrial loans and real estate construction loans based on scheduled repayments at December 31, 1997.

                                 LOAN MATURITY

                                   Due Within   Due One to   Due After
                                     One Year   Five Years   Five Years  Total
-------------------------------------------------------------------------------
Commercial and industrial loans       $1,888      5,403         1,423    8,714
Real estate - construction             1,030        287            --    1,317

The following table presents the interest rate sensitivity of commercial and industrial loans and real estate construction loans maturing after one year as of December 31, 1997.

                           INTEREST RATE SENSITIVITY

Fixed interest rates                          $1,689
Variable interest rates                        5,424
---------------------------------------------------------
Total maturing after one year                 $7,113
=========================================================

Nonperforming Assets. Interest on loans is normally accrued from the date a disbursement is made and recognized as income as it is accrued. Generally, the Company reviews any loan on which payment has not been made for 90 days for potential nonaccrual. The loan is examined and the collateral is reviewed to determine loss potential. If the loan is placed on nonaccrual, any prior accrued interest which remains unpaid is reversed. Loans on nonaccrual amounted to $38 and $80 as of December 31, 1997 and 1996, respectively. Interest income that would have been earned on nonaccrual loans if they had been current in accordance with their original terms and the recorded interest that was included in income on these loans was not significant for 1997 and 1996. There were no commitments to lend additional funds to customers whose loans were on nonaccrual at December 31, 1997.

The following tables present information with respect to the Company's nonperforming assets and accruing loans 90 days or more past due by type as of the dates indicated.

                              NONPERFORMING ASSETS

                                                     Years Ended
                                                     December 31,
                                                   ----------------
                                                    1997    1996
-------------------------------------------------------------------
Nonperforming loans:
  Loans on nonaccrual - real estate                 $ 38     80
Other real estate owned (OREO)                       151    156
-------------------------------------------------------------------
Total nonperforming assets                          $189    236
===================================================================

Nonperforming assets totaled $189 or .21% of total gross loans and OREO as of December 31, 1997, as compared to $236 or .29% as of December 31, 1996. The following table presents the balance of accruing loans 90 days or more past due by type as of the dates indicated.

                         ACCRUING LOANS 90 DAYS OR MORE
                                PAST DUE BY TYPE

                                               Years Ended
                                               December 31,
                                           --------------------
                                             1997        1996
---------------------------------------------------------------
Loans 90 days or more past due
  by type:
    Real estate loans                        $202         410
    Loans to individuals                      138         193
    Commercial loans                           32         148
---------------------------------------------------------------
                                             $372         751
===============================================================

Allowance for Loan Losses. The Company maintains an allowance for loan losses which it considers adequate to cover the risk of losses in the loan portfolio. The allowance is based upon management's ongoing evaluation of the quality of the loan portfolio, total outstanding and committed loans, previous charges against the allowance and current and anticipated economic conditions. The allowance is also subject to regulatory examinations and determination as to adequacy, which may take into account such factors as the methodology used to calculate the allowance. The Company's management believed that as of December 31, 1997 the allowance was adequate. The amount of the provision for loan losses is a charge against earnings. Actual loan losses are charged against the allowance for loan losses.

The provision for loan losses for the years ended December 31, 1997 and 1996 was $350 and $205, respectively. The increase in the provision during 1997 was due to the increase in the loan portfolio and an increase in the amount of actual net loan losses.

As of December 31, 1997, the allowance for loan losses totaled $747 or .84% of total gross loans as compared with $674 or .83% of total loans as of December 31, 1996. Net charge-offs for the Company were $277 and $154 for the years ended December 31, 1997 and 1996, respectively. The ratio of net loan charge-offs during the period to average loans outstanding for the period was .33% and .20% for the years ended December 31, 1997 and 1996, respectively. Management evaluates the reasonableness of the allowance for loan losses on a quarterly basis and adjusts the provision as deemed necessary.

The following table presents charged off loans, provisions for loan losses, recoveries on loans previously charged off, allowance adjustments and the amount of the allowance for the dates indicated.

                     ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

                                                    Years Ended
                                                    December 31,
                                                 ------------------
                                                  1997    1996
-------------------------------------------------------------------
Balance at beginning of year                     $ 674     623
Loan charge-offs:
  Real estate loans:
    Residential                                      1      --
  Loans to individuals for household,
    family and other consumer
    expenditures                                   373     257
  Commercial and industrial                         83      41
-------------------------------------------------------------------
Total loan charge-offs                             457     298
-------------------------------------------------------------------

Less recoveries:
  Real estate loans:
    Residential                                      1      --
  Loans to individuals for household,
    family and other consumer
    expenditures                                   165     141
  Commercial and industrial                         14       3
-------------------------------------------------------------------
Total loan recoveries                              180     144
-------------------------------------------------------------------
Net loan charge-offs                              (277)   (154)

Provisions for loan losses                         350     205
-------------------------------------------------------------------
Balance at end of year                           $ 747     674
===================================================================

The primary risk element considered by management with respect to each installment and conventional real estate loan is lack of timely payment and the value of the collateral. The primary risk elements with respect to real estate construction loans are fluctuations in real estate values in the Company's market areas, inaccurate estimates of construction costs, fluctuations in interest rates, the availability of conventional financing, the demand for housing in the Company's market area and general economic conditions. The primary risk elements with respect to commercial loans are the financial condition of the borrower, general economic conditions in the Company's market area, the sufficiency of collateral, the timeliness of payment and, with respect to adjustable rate loans, interest rate fluctuations. Management has a policy of requesting and reviewing annual financial statements from its commercial loan customers and periodically reviews the existence of collateral and its value. Management also has a reporting system that monitors all past due loans and has adopted policies to pursue its creditor's rights in order to preserve the Company's position.

Loans are charged against the allowance when, in management's opinion, they are deemed uncollectible, although the Bank continues to aggressively pursue collection. Although management believes that the allowance for loan losses is adequate to absorb losses as they arise, there can be no assurance that (i) the Company will not sustain losses in any given period which could be substantial in relation to the size of the allowance for loan losses, (ii) the Company's level of nonperforming loans will not increase, (iii) the Company will not be required to make significant additional provisions to its allowance for loan losses, or (iv) the level of net charge-offs will not increase and possibly exceed applicable reserves.

The following table presents the allocation of the allowance for loan losses as of the dates indicated. Notwithstanding these allocations, the entire allowance for loan losses is available to absorb charge-offs in any category of loans.

                    ALLOCATION OF ALLOWANCE FOR LOAN LOSSES


                                  December 31, 1997         December 31, 1996
                              ------------------------  ------------------------
                                          Percent of                 Percent of
                              Allowance  Loans in Each  Allowance  Loans in Each
                              for Loan    Category to   for Loan    Category to
                                Losses    Total Loans   Losses      Total Loans
--------------------------------------------------------------------------------

Real estate loans:
  Residential                    $ --       42.70%        --           45.91%
  Other                            --       10.13%        --            9.76%
Loans to individuals for
  households, family and
  other consumer expenditures     198       36.31%       225           35.69%
Commercial and industrial loans    68        9.91%        87            7.86%
All other loans                    --         .95%        --             .78%
Unallocated                       481          --        362              --
--------------------------------------------------------------------------------
                                 $747      100.00%       674          100.00%
================================================================================

Credit Risk Management. The risk of nonpayment of loans is an inherent aspect of commercial banking. The degree of perceived risk is taken into account in establishing the structure of, and interest rates and security for, specific loans and various types of loans. The Company strives to minimize its credit risk exposure by its credit underwriting standards and loan policies and procedures. Management continually evaluates the credit risks of such loans and believes it has provided adequately for the credit risks associated with these loans. The Company has implemented and expects to continue to implement and update new policies and procedures to maintain its credit risk management systems.

Premises and Equipment

The Company's premises and equipment grew 159.70%, basically due to contracts-in-progress related to construction of an addition to the main office facility. In addition, on August 14, 1997, the Bank formed a subsidiary, FNB Property Corp., and through this subsidiary has purchased property in Campbell County for future expansion.

Deposits

Average deposits were $112,568 for the year ended December 31, 1997, an increase of $4,133 or 3.81% from $108,435 of average deposits for the year ended December 31, 1996. As of December 31, 1997, total deposits were $115,533, representing an increase of $4,329 or 3.89% from $111,204 in total deposits as of December 31, 1996. The increase in deposits during 1997 was primarily due to increases in previously existing accounts as well as new accounts opened as a result of relationship changes.

For the year ended December 31, 1997, average demand deposits were $9,485 or 8.4% of average deposits. For the year ended December 31, 1996, average demand deposits were $8,958 or 8.26% of average deposits. Average interest-bearing deposits were $103,083 for the year ended December 31, 1997, representing an increase of $3,606 or 3.62% over the $99,477 in average interest-bearing deposits for the year ended December 31, 1996.

The levels of noninterest-bearing demand deposits (including retail accounts) are influenced by such factors as customer service, service charges and the availability of banking services. No assurance can be given that the Company will be able to maintain its current level of noninterest-bearing deposits. Competition from other banks and thrift institutions as well as money market funds, some of which offer interest rates substantially higher than the Company, makes it difficult for the Company to maintain the current level of noninterest-bearing deposits. Management continually works to implement pricing and marketing strategies designed to control the cost of interest-bearing deposits and to maintain a stable deposit mix.

The following table presents the Company's average deposits and the average rate paid for each category of deposits for the periods indicated.

                          AVERAGE DEPOSIT INFORMATION

                                           Year Ended          Year Ended
                                        December 31, 1997   December 31, 1996
                                       ------------------  -------------------
                                         Average  Average   Average  Average
                                        Amount of   Rate   Amount of  Rate
                                        Deposits    Paid   Deposits   Paid
------------------------------------------------------------------------------
Noninterest-bearing demand deposits     $  9,485    N/A      8,958     N/A
Interest-bearing demand deposits          13,408   2.92%    12,820    2.92%
Savings deposits                          23,705   3.08%    23,874    3.09%
Certificates of deposit:
  Under $100,000                          55,891   5.70%    53,216    5.82%
  $100,000 or more                        10,079   5.78%     9,567    5.74%
------------------------------------------------           -------
Total certificates of deposit             65,970            62,783
------------------------------------------------           -------
Total average deposits                  $112,568           108,435
================================================           =======

The following table presents the maturity schedule of certificates of deposit of $100,000 or more as of December 31, 1997.

                     CERTIFICATES OF DEPOSIT OVER $100,000

Three months or less                        $ 3,552
Over three through six months                 1,323
Over six through 12 months                    1,611
Over 12 months                                5,339
--------------------------------------------------------
Total                                       $11,825
========================================================

Financial Ratios

The following table presents certain financial ratios for the periods indicated.

                          RETURN ON EQUITY AND ASSETS

                                              Years Ended
                                              December 31,
                                          -------------------
                                            1997       1996
-------------------------------------------------------------
Return on average assets                    1.35%      1.30%
Return on average equity                   12.86%     13.01%
Dividend payout ratio                      28.03%     26.93%
Average equity to average assets           10.50%     10.01%

Capital Resources

The Company's financial position at December 31, 1997 reflects liquidity and capital levels currently adequate to fund anticipated future business expansion. Capital ratios are well in excess of required regulatory minimums for a well-capitalized institution. The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, and changing competitive conditions and economic forces. The adequacy of the Company's capital is reviewed by management on an ongoing basis. Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and to absorb potential losses.

The Company's capital position continues to exceed regulatory requirements. The primary indicators relied on by bank regulators in measuring the capital position are the Tier I capital, total risk-based capital and leverage ratios. Tier I capital consists of common and qualifying preferred stockholders' equity less goodwill. Total capital consists of Tier I capital, qualifying subordinated debt and a portion of the allowance for loan losses. Risk-based capital ratios are calculated with reference to risk weighted assets. The Company's Tier I capital ratio was 15.40% at December 31, 1997, compared to 15.79% at December 31, 1996. The total capital ratio was 16.24% at December 31, 1997, compared to 16.63% at December 31, 1996. These ratios are in excess of the mandated minimum requirement of 4% and 8%, respectively. As of December 31, 1997, the Company met all regulatory capital ratio requirements and was considered "well capitalized" in accordance with FDICIA.

Stockholders' equity reached $14,042 at December 31, 1997 compared to $12,657 at December 31, 1996. The leverage ratio consists of Tier I capital divided by quarterly average assets. At December 31, 1997, the Company's leverage ratio was 10.65% compared to 10.14% at December 31, 1996. Each of these exceeds the required minimum leverage ratio of 3%. The dividend payout ratio was 28.03% and 26.93% in 1997 and 1996, respectively. During 1997, the Company paid dividends of $0.67 per share, up 13.56% from $0.59 per share paid in 1996.

Future Accounting Considerations

In June 1997, the Financial Accounting Standards Board (FASB) issued Statements of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income, and No. 131, Disclosures about Segments of an Enterprise and Related Information. Statement 130 establishes standards for reporting and display of comprehensive income and was issued to address concerns over the practice of reporting elements of income directly in equity. Statement 131 requires disclosures about operating segments, products, services, geographic areas and major customers. In February 1998, the FASB issued SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits. Statement 132 standardizes certain disclosure requirements and requires certain additional information on pension and postretirement obligations but does not change the methods of measurement or accounting for these obligations. All statements are effective for fiscal years beginning after December 15, 1997 and are not expected to have a material effect on consolidated financial position or results of operations; however, Statement 130 will result in a modification of the Company's future financial statement displays and Statement 132 will result in additional disclosure in the notes to consolidated financial statements.

PINNACLE BANKSHARES CORPORATION
AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 1997 and 1996

(In thousands, except share data)

--------------------------------------------------------------------------------------------------------------

Assets                                                                                      1997         1996
--------------------------------------------------------------------------------------------------------------
Cash and cash equivalents:
     Cash and due from banks (note 2)                                                $     3,304        3,159
     Federal funds sold                                                                    3,387        2,585
--------------------------------------------------------------------------------------------------------------
Total cash and cash equivalents                                                            6,691        5,744

Securities (note 3):
     Available-for-sale, at fair value                                                    22,039       23,861
     Held-to-maturity, at amortized cost (fair value of $10,898 in 1997
        and $11,933 in 1996)                                                              10,701       11,905
Federal Reserve Bank stock, at cost                                                           75           75
Federal Home Loan Bank Stock, at cost                                                        409          403
Loans, net (notes 4, 9 and 10)                                                            86,816       79,842
Premises and equipment, net (note 5)                                                       3,158        1,216
Other real estate owned                                                                      151          156
Accrued income receivable                                                                  1,045        1,066
Other assets (note 8)                                                                        565          683
--------------------------------------------------------------------------------------------------------------

Total assets                                                                         $   131,650      124,951
--------------------------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity
--------------------------------------------------------------------------------------------------------------

Liabilities:
     Deposits (note 6):
        Demand                                                                             9,524        9,830
        Savings and NOW accounts                                                          37,104       36,322
        Time                                                                              68,905       65,052
--------------------------------------------------------------------------------------------------------------
Total deposits                                                                           115,533      111,204

     Note payable to Federal Home Loan Bank                                                1,000            -
     Accrued interest payable                                                                534          537
     Other liabilities (note 7)                                                              541          553
--------------------------------------------------------------------------------------------------------------

Total liabilities                                                                        117,608      112,294
--------------------------------------------------------------------------------------------------------------

Stockholders' equity (notes 1 and 11):
     Common stock, $3 par value.  Authorized 3,000,000 shares, issued
        and outstanding 719,025 shares in 1997 and 1996                                    2,157        2,157
     Capital surplus                                                                         338          338
     Retained earnings                                                                    11,409       10,174
     Unrealized gains (losses) on available-for-sale securities, net of deferred income tax expense (benefit) of $71 and $(6) in 1997
        and 1996, respectively (notes 3 and 8)                                               138          (12)
--------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                14,042       12,657

Commitments, contingencies and other matters (notes 7, 9, 10 and 11)
--------------------------------------------------------------------------------------------------------------

Total liabilities and stockholders' equity                                           $   131,650      124,951
--------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

PINNACLE BANKSHARES CORPORATION
AND SUBSIDIARY

Consolidated Statements of Income

Years Ended December 31, 1997 and 1996

(In thousands, except per share data)

-------------------------------------------------------------------------------

                                                                1997      1996
-------------------------------------------------------------------------------
Interest income:
     Interest and fees on loans                           $    7,838     7,128
     Interest on securities:
        U.S. Treasury                                            256       226
        U.S. Government agencies                               1,140     1,264
        Corporate                                                165       167
        States and political subdivisions (tax exempt)           518       557
        Other                                                     73         -
     Interest on federal funds sold                              134       167
-------------------------------------------------------------------------------

Total interest income                                         10,124     9,509
-------------------------------------------------------------------------------

Interest expense:
     Interest on deposits:
        Savings and NOW accounts                               1,123     1,113
        Time - other                                           3,184     3,098
        Time - $100,000 and over                                 582       549
     Other interest expense                                        7         -
-------------------------------------------------------------------------------

Total interest expense                                         4,896     4,760
-------------------------------------------------------------------------------
Net interest income                                            5,228     4,749

Provision for loan losses (note 4)                               350       205
-------------------------------------------------------------------------------

Net interest income after provision for loan losses            4,878     4,544
-------------------------------------------------------------------------------

Noninterest income:
     Service charges on deposit accounts                         268       255
     Net gain on calls and sales of securities (note 3)            4        12
     Other operating income                                      134       111
-------------------------------------------------------------------------------

Total noninterest income                                         406       378
-------------------------------------------------------------------------------

Noninterest expense:
     Salaries and employee benefits (note 7)                   1,650     1,570
     Occupancy expense                                            98        95
     Furniture and equipment                                     330       304
     FDIC insurance cost                                          21       118
     Other operating expenses                                    806       677
-------------------------------------------------------------------------------

Total noninterest expense                                      2,905     2,764
-------------------------------------------------------------------------------
Income before income tax expense                               2,379     2,158

Income tax expense (note 8)                                      662       573
-------------------------------------------------------------------------------

Net income                                                $    1,717     1,585
-------------------------------------------------------------------------------

Net income per share                                      $     2.39      2.20
-------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

PINNACLE BANKSHARES CORPORATION
AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders' Equity

Years Ended December 31, 1997 and 1996

(In thousands, except share and per share data)

-----------------------------------------------------------------------------------------------------------------------


                                                                                                 Unrealized
                                                                                                      Gains
                                                                                                (Losses) on
                                                  Common Stock                                   Available-
                                          ----------------------------- Capital    Retained       for-Sale
                                               Shares     Par Value     Surplus    Earnings      Securities      Total
-----------------------------------------------------------------------------------------------------------------------
Balances, December 31, 1995, as
     originally reported by Bank              239,675           479       2,016       9,016             198     11,709

Issuance of 719,025 shares of
     Bankshares, $3.00 par value in
     exchange for 239,675 shares of
     Bank, $2.00 par value relating
     to the formation of Bank holding
     company                                  479,350         1,678      (1,678)          -               -          -
-----------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995, as
     adjusted for the exchange                719,025         2,157         338       9,016             198     11,709

Net income                                          -             -           -       1,585               -      1,585
Cash dividends declared by Bank
     prior to formation of Bankshares
     ($.593 per share)                              -             -           -        (427)              -       (427)
Change in unrealized gains on
     available-for-sale securities, net
     of deferred income tax benefit
     of $108                                        -             -           -           -            (210)      (210)
-----------------------------------------------------------------------------------------------------------------------
Balances, December 31, 1996                   719,025         2,157         338      10,174             (12)    12,657

Net income                                          -             -           -       1,717               -      1,717
Cash dividends declared by
     Bankshares ($.67 per share)                    -             -           -        (482)              -       (482)
Change in unrealized losses on
     available-for-sale securities,
     net of deferred income tax
     expense of $77                                 -             -           -           -             150        150
-----------------------------------------------------------------------------------------------------------------------

Balances, December 31, 1997                   719,025         2,157         338      11,409             138     14,042
-----------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

PINNACLE BANKSHARES CORPORATION
AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years Ended December 31, 1997 and 1996

(In thousands)

--------------------------------------------------------------------------------------------

                                                                            1997       1996
--------------------------------------------------------------------------------------------
Cash flows from operating activities:
     Net income                                                       $    1,717      1,585
     Adjustments to reconcile net income to net cash provided
        by operating activities:
            Depreciation of bank premises and equipment                      213        202
            Amortization of organization costs                                 4          -
            Amortization of core deposit premium                              16         18
            Amortization of unearned fees, net                              (102)      (102)
            Net amortization (accretion) of premiums and
                discounts on securities                                        8         (2)
            Provision for loan losses                                        350        205
            Provision for deferred income taxes                               74        (33)
            Net gain on calls and sales of securities                         (4)       (12)
            Net (increase) decrease in:
                Accrued income receivable                                     21        (64)
                Other assets                                                 121        199
            Net increase (decrease) in:
                Accrued interest payable                                      (3)        30
                Other liabilities                                            (12)        67
--------------------------------------------------------------------------------------------

Net cash provided by operating activities                                  2,403      2,093
--------------------------------------------------------------------------------------------

Cash flows from investing activities:
     Purchases of held-to-maturity securities                               (675)    (1,961)
     Purchases of available-for-sale securities                             (471)    (5,959)
     Proceeds from maturities and calls of held-to-maturity
        securities                                                         1,874      1,430
     Proceeds from paydowns and maturities of held-to-maturity
        mortgage-backed securities                                             5          7
     Proceeds from maturities and calls of available-for-sale
        securities                                                         1,720      4,477
     Proceeds from paydowns and maturities of available-for-sale
        mortgage-backed securities                                           796        584
     Purchase of Federal Home Loan Bank stock                                 (6)      (403)
     Net increase in loans                                                (7,576)    (4,762)
     Recoveries on loans charged off                                         180        144
     Purchases of premises and equipment                                  (2,155)      (172)
     Rent payments on other real estate owned                                  5          2
--------------------------------------------------------------------------------------------

Net cash used in investing activities                                     (6,303)    (6,613)
--------------------------------------------------------------------------------------------

                                       26
                                                                    (Continued)

PINNACLE BANKSHARES CORPORATION
AND SUBSIDIARY

Consolidated Statements of Cash Flows



(In thousands)

--------------------------------------------------------------------------------------------

                                                                               1997   1996
--------------------------------------------------------------------------------------------
Cash flows from financing activities:
     Net increase in demand, savings and NOW deposits                         $  476  1,203
     Net increase in time deposits                                             3,853  3,323
     Increase in note payable to Federal Home Loan Bank                        1,000      -
     Dividends paid                                                            (482)  (427)
--------------------------------------------------------------------------------------------

Net cash provided by financing activities                                      4,847  4,099
--------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                             947  (421)

Cash and cash equivalents, beginning of year                                   5,744  6,165
--------------------------------------------------------------------------------------------

Cash and cash equivalents, end of year                                        $6,691  5,744
--------------------------------------------------------------------------------------------


Supplemental disclosure of cash flows information:
     Cash paid during the year for:

        Income taxes                                                          $  629    628
--------------------------------------------------------------------------------------------

        Interest                                                              $4,899  4,730
--------------------------------------------------------------------------------------------


Supplemental schedule of noncash investing and financing activities:

        Transfer of loans to repossessed properties                           $  174    157
--------------------------------------------------------------------------------------------

        Loans charged against the allowance for loan
            losses                                                            $  457    298
--------------------------------------------------------------------------------------------

        Unrealized gains (losses) on available-for-sale
            securities                                                        $  227  (318)
--------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                        PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1997 and 1996


                (In thousands, except share and per share data)

(1)   Summary of Significant Accounting Policies

      The accounting and reporting policies of Pinnacle Bankshares Corporation
      (Bankshares) and its wholly-owned subsidiary, The First National Bank of Altavista (the "Bank") (collectively, the "Company"), conform to generally accepted accounting principles and general practices within the banking industry.

      Bankshares, a Virginia Corporation, was incorporated under the laws of the Commonwealth of Virginia on January 22, 1997, primarily to serve as a holding company for the Bank. Effective on May 1, 1997, the Bank became a wholly-owned subsidiary of Bankshares. Pursuant to this reorganization, Bankshares issued 719,025 shares of its common stock, $3.00 par value in exchange for 239,675 shares of the Bank's common stock, $2.00 par value.
      The reorganization has been accounted for as a pooling-of-interests and, accordingly, the consolidated financial statements for the periods prior to May 1, 1997 include the accounts and results of operations of the Bank.
      All shares and per share data have been adjusted to reflect the exchange of Bankshares' shares for Bank shares.

      The following is a summary of the more significant accounting policies:

      Consolidation

      The consolidated financial statements include the accounts of Pinnacle
      Bankshares Corporation and its wholly-owned subsidiary. All material intercompany balances and transactions have been eliminated.

      Securities

      The Bank classifies its securities in three categories: (1) debt securities that the Bank has the positive intent and ability to hold to maturity are classified as "held-to-maturity securities" and reported at amortized cost; (2) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as "trading securities" and reported at fair value, with unrealized gains and losses included in net income; and (3) debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as "available-for-sale securities" and reported at fair value, with unrealized gains and losses excluded from net income and reported in a separate component of stockholders' equity.
      Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts on a basis which approximates the level yield method. The Bank does not maintain trading account securities.
      Gains or losses on disposition are based on the net proceeds and adjusted carrying values of the securities called or sold, using the specific identification method. A decline in the market

                        PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                (In thousands, except share and per share data)


(1)   (Continued)

      value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to net income, resulting in the establishment of a new cost basis for the security.

Loans and Allowance for Loan Losses

      Loans are stated at the amount of unpaid principal, reduced by unearned income and fees on loans, and an allowance for loan losses. Income is recognized over the terms of the loans using methods which approximate the level yield method. The allowance for loan losses is a valuation allowance consisting of the cumulative effect of the provision for loan losses, plus any amounts recovered on loans previously charged off, minus loans charged off. The provision for loan losses charged to operating expenses is the amount necessary in management's judgment to maintain the allowance for loan losses at a level it believes sufficient to cover losses in the collection of its loans. Management determines the adequacy of the allowance based upon reviews of individual credits, recent loss experience, delinquencies, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. Loans are charged against the allowance for loan losses when management believes the collectibility of the principal is unlikely. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examinations.

      Interest related to nonaccrual loans is recognized on the cash basis.
      Loans are generally placed in nonaccrual status when the collection of principal and interest is 90 days or more past due, unless the obligation is both well-secured and in the process of collection.

      Impaired loans are required to be presented in the financial statements at the present value of the expected future cash flows or at the fair value of the loan's collateral. Homogeneous loans such as real estate mortgage loans, individual consumer loans, home equity loans and bankcard loans are evaluated collectively for impairment. Management, considering current information and events regarding the borrowers ability to repay their obligations, considers a loan to be impaired when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. Cash receipts on impaired loans receivable are applied first to reduce interest on such loans to the extent of interest contractually due and any remaining amounts are applied to principal.

(1)   (Continued)

      Loan Origination and Commitment Fees and Certain Related Direct Costs

      Loan origination and commitment fees and certain direct loan origination costs charged by the Bank are deferred and the net amount amortized as an adjustment of the related loan's yield. The Bank is amortizing these net amounts over the contractual life of the related loans or, in the case of demand loans, over the estimated life. Net fees related to standby letters of credit are recognized over the commitment period.

      Bank Premises and Equipment

      Bank premises and equipment are stated at cost, net of accumulated depreciation. Depreciation on buildings and equipment is computed by the straight-line and declining-balance methods over the estimated useful lives of the assets. The cost of assets retired and sold and the related accumulated depreciation are eliminated from the accounts and the resulting gains or losses are included in determining net income.
      Expenditures for maintenance and repairs are charged to expense as incurred, and improvements and betterments are capitalized.

      Other Real Estate Owned

      Other real estate owned consists of properties acquired through foreclosure or deed in lieu of foreclosure. These properties are carried at the lower of cost or fair value less estimated selling costs. Losses from the acquisition of property in full or partial satisfaction of debt are charged against the allowance for loan losses. Subsequent write-downs, if any, are charged to expense. Gains and losses on the sales of other real estate owned are recorded in net income in the year of the sale.

      Pension Plan

      The Bank maintains a noncontributory defined benefit pension plan which covers substantially all of its employees. The net periodic pension expense includes a service cost component, interest on the projected benefit obligation, a component reflecting the actual return on plan assets, the effect of deferring and amortizing certain actuarial gains and losses, and the amortization of any unrecognized net transition obligation on a straight-line basis over the average remaining service period of employees expected to receive benefits under the plan. The Bank's funding policy is to make annual contributions in amounts necessary to satisfy the Internal Revenue Service's funding standards and to the extent that they are tax deductible.

(1)   (Continued)

      Income Taxes

      Income taxes are accounted for under the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards.
      Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in net income in the period that includes the enactment date.

      Net Income Per Share

      Net income per share of common stock is computed based on the weighted average number of shares outstanding for the year. The weighted average number of common stock shares outstanding was 719,025 for 1997 and 1996.

      Consolidated Statements of Cash Flows

      For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks (with original maturities of three months or less), and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

      Use of Estimates

      In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated balance sheets and revenues and expenses for the years ended December 31, 1997 and 1996.
      Actual results could differ from those estimates.

      Recent Accounting Developments

      In February 1997, the Financial Accounting Standards Board issued
      Statement of Financial Accounting Standards No. 128, Earnings per Share.
      Statement 128 establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

(1)   (Continued)

      Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

      The provisions of Statement 128 were adopted by the Company at December
      31, 1997. The Statement requires restatement of all prior years' EPS data previously presented. The adoption of this Statement did not have any effect on current or prior years' EPS data presented by the Company. The
      Company does not have any potentially dilute securities at December 31, 1997 or 1996. Accordingly, only basic earnings per share are disclosed.

      The Company adopted the provisions of Statement No. 125, Accounting for
      Transfers and Servicing of Financial Assets and Extinguishments of
      Liabilities, on January 1, 1997. The Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This Statement also provides implementation guidance for assessing isolation of transferred assets and for accounting for transfers of partial interests, servicing of financial assets, securitizations, transfers of sales-type and direct financing lease receivables, securities lending transactions, repurchase agreements including "dollar rolls," "wash sales," loan syndications and participations, risk participations in banker's acceptances, factoring arrangements, transfers of receivables with recourse, and extinguishments of liabilities. Statement No. 127, Deferral of the Effective Date of
      Certain Provisions of Statement No. 125, issued in December 1996, deferred until January 1, 1998, the effective date of paragraph 15 of Statement 125 and implementation of Statement 125 for repurchase agreement, dollar-roll, securities lending and similar transactions as defined in Statement 125.
      Statement 125 was required to be adopted on a prospective basis; adoption did not have a material impact on the Company's financial position, results of operations or liquidity.

      Reclassifications

      Certain reclassifications were made to prior year amounts to conform with 1997 presentation.

(2)   Restrictions on Cash

      To comply with Federal Reserve regulations, the Bank is required to maintain certain average reserve balances. The daily average reserve requirements were approximately $540 and $540 for the weeks including
      December 31, 1997 and 1996, respectively.


(3)   Securities

      The amortized costs, gross unrealized gains, gross unrealized losses and fair values for securities at December 31, 1997 and 1996 are as follows:


                                                               1997
                                           ---------------------------------------
                                                        Gross     Gross
                                           Amortized Unrealized Unrealized   Fair
Available-for-Sale                           Costs     Gains      Losses    Values
----------------------------------------------------------------------------------
U.S. Treasury securities and obligations
  of U.S. Government corporations
  and agencies                              $10,844      52        (16)     10,880
Obligations of states and political
  subdivisions                                3,891     122         (1)      4,012
Mortgage-backed securities-Government         6,223      60        (25)      6,258
Corporate securities                            764      18         --         782
Other securities                                107      --         --         107
----------------------------------------------------------------------------------
Totals                                      $21,829     252        (42)     22,039
==================================================================================


                                                               1997
                                           ---------------------------------------
                                                        Gross     Gross
                                           Amortized Unrealized Unrealized   Fair
Held-to-Maturity                             Costs     Gains      Losses    Values
----------------------------------------------------------------------------------
U.S. Treasury securities and obligations
  of U.S. Government corporations
  and agencies                                3,142      17         (4)      3,155
Obligations of states and political
  subdivisions                                7,548     192         (8)      7,732
Mortgage-backed securities-private               11      --         --          11
----------------------------------------------------------------------------------
Totals                                      $10,701     209        (12)     10,898
==================================================================================

                                                                    (Continued)

                                                               1996
                                           ---------------------------------------
                                                        Gross     Gross
                                           Amortized Unrealized Unrealized   Fair
Available-for-Sale                           Costs     Gains      Losses    Values
----------------------------------------------------------------------------------
U.S. Treasury securities and obligations
  of U.S. Government corporations
  and agencies                              $11,834      46       (102)     11,778
Obligations of states and political
  subdivisions                                4,194      98        (32)      4,260
Mortgage-backed securities-Government         7,028      53        (96)      6,985
Corporate securities                            773      15         --         788
Other securities                                 50      --         --          50
----------------------------------------------------------------------------------
Totals                                      $23,879     212       (230)     23,861
==================================================================================

Held-to-Maturity
----------------------------------------------------------------------------------
U.S. Treasury securities and obligations
  of U.S. Government corporations
  and agencies                              $ 3,635      17        (11)      3,641
Obligations of states and political
  subdivisions                                8,253      79        (57)      8,275
Mortgage-backed securities-private               17      --         --          17
----------------------------------------------------------------------------------
Totals                                      $11,905      96        (68)     11,933
==================================================================================

      The amortized costs and fair values of available-for-sale and held-to-maturity securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                               1997
                            -----------------------------------------
                             Available-for-Sale     Held-to-Maturity
                            -------------------    ------------------
                            Amortized     Fair     Amortized     Fair
                               Costs     Values      Costs     Values
---------------------------------------------------------------------
Due in one year or less      $ 2,749      2,748      1,499      1,496
Due after one year
  through five years           6,386      6,436      3,971      4,028
Due after five years
  through ten years            4,392      4,505      3,147      3,218
Due after ten years            2,079      2,092      2,073      2,145
---------------------------------------------------------------------
                              15,606     15,781     10,690     10,887

                                                                     (Continued)

                                                1997
                               -------------------------------------
                               Available-for-Sale  Held-to-Maturity
                               ------------------  -----------------
                               Amortized    Fair   Amortized   Fair
                                 Costs     Values    Costs    Values
--------------------------------------------------------------------
Mortgage-backed securities      $ 6,223     6,258      11       11
--------------------------------------------------------------------
Totals                          $21,829    22,039  10,701   10,898
====================================================================

      No securities were sold in 1997 or 1996. Gross gains of $4 and $12 were realized in 1997 and 1996, respectively, on calls of securities.

      Securities with amortized costs of approximately $3,950 and $3,801 (fair values of $3,989 and $3,807, respectively) as of December 31, 1997 and 1996, respectively, were pledged as collateral for public deposits.


(4)   Loans

      A summary of loans at December 31, 1997 and 1996 follows:

                                         1997         1996
------------------------------------------------------------
Real estate loans:
  Residential                          $37,557       37,184
  Other                                  8,912        7,903
Loans to individuals for household,
  family and other consumer
  expenditures                          31,942       28,902
Commercial and industrial loans          8,714        6,363
All other loans                            840          634
------------------------------------------------------------
Total loans, gross                      87,965       80,986

Less unearned income and fees             (402)        (470)
------------------------------------------------------------
Loans, net of unearned income
  and fees                              87,563       80,516

Less allowance for loan losses            (747)        (674)
------------------------------------------------------------

Loans, net                             $86,816       79,842
============================================================

                                                                (Continued)

      Nonaccrual loans amounted to approximately $38 and $80 at December 31, 1997 and 1996, respectively. Interest income that would have been earned on nonaccrual loans if they had been current in accordance with their original terms and the recorded interest that was included in income on these loans was not significant for 1997 and 1996. There were no commitments to lend additional funds to customers whose loans were on nonaccrual at December 31, 1997.

      In the normal course of business, the Bank has made loans to executive officers and directors. At December 31, 1997, loans to executive officers and directors were approximately $1,096 compared to $837 at December 31, 1996. During 1997, new loans to executive officers and directors amounted to approximately $749 and repayments amounted to approximately $490. Loans to companies in which executive officers and directors have an interest amounted to approximately $1,297 and $1,330 at December 31, 1997 and 1996, respectively. In addition, dealer loans purchased from companies owned by certain directors, and against whom the bank has recourse, amounted to approximately $261 and $2,153 at December 31, 1997 and 1996, respectively.

      Activity in the allowance for loan losses is summarized as follows:

                                              1997    1996
-------------------------------------------------------------
Balances, beginning of year                  $ 674     623
Provision for loan losses                      350     205
Loans charged off                             (457)   (298)
Loan recoveries                                180     144
-------------------------------------------------------------
Balances, end of year                        $ 747     674
=============================================================

      At December 31, 1997 and 1996, the recorded investment in loans for which an impairment has been identified totaled approximately $96 and $144, respectively. Of this amount, approximately $-0- and $40 related to loans with no valuation allowance and $96 and $104 related to loans with corresponding valuation allowances of approximately $13 and $65 at December 31, 1997 and 1996, respectively. The average recorded investment in impaired loans receivable during 1997 and 1996 was approximately $120 and $184. Interest income recognized on impaired loans during 1997 and 1996 was $5 and $9, including approximately $-0- and $6, respectively, recognized on a cash basis.

(5)   Premises and Equipment

      Premises and equipment were comprised of the following as of December 31, 1997 and 1996:

                                         1997      1996
--------------------------------------------------------
Land improvements                     $   169       110
Buildings                               1,056     1,056
Equipment, furniture and fixtures       1,894     1,828
--------------------------------------------------------
                                        3,119     2,994
Less accumulated depreciation          (2,417)   (2,204)
--------------------------------------------------------
                                          702       790
Land                                    1,139       341
Construction-in-progress                1,317        85
--------------------------------------------------------
                                      $3,158      1,216
========================================================

(6)   Deposits

      A summary of deposits at December 31, 1997 and 1996 follows:

                                         1997        1996
------------------------------------------------------------
Noninterest bearing:
  Demand deposits                     $  9,524       9,830
Interest bearing:
  Savings                               23,700      23,380
  NOW accounts                          13,404      12,942
  Time deposits                         57,080      54,683
  Time deposits greater than
    $100,000                            11,825      10,369
------------------------------------------------------------
                                      $115,533     111,204
============================================================

      At December 31, 1997, the scheduled maturity of time deposits are as follows: $34,370 in 1998; $25,202 in 1999; $6,595 in 2000; $918 in 2001
      and $1,820 in 2002.


(7)   Employee Benefit Plans

      The Bank maintains a noncontributory defined benefit pension plan which covers substantially all of its employees. Benefits are computed based on employees' average final compensation and years of credited service. Pension expense amounted to approximately $82 and $92 in 1997 and 1996, respectively. Contributions of $116 and $73 were made to the Plan in 1997 and 1996, respectively.

      The funded status of the pension plan at September 30, 1997 and 1996 (most recent information available) is as follows:

                                             1997           1996
--------------------------------------------------------------------
Fair value of plan assets                   $1,456          1,144
--------------------------------------------------------------------
Actuarial present value of benefit
  obligations:
    Vested benefits                            845            691
    Nonvested benefits                          23             14
--------------------------------------------------------------------
Accumulated benefit obligation                 868            705

Effect of projected future salary
  increases                                    791            554
--------------------------------------------------------------------
Projected benefit obligation                 1,659          1,259
--------------------------------------------------------------------
Plan assets less than projected
  benefit obligation                          (203)          (115)

Unrecognized net gain                         (315)          (446)
Unrecognized net transition obligation          51             55
Unrecognized prior service cost                 65             70
--------------------------------------------------------------------
Accrued pension cost included in other
  liabilities                               $ (402)          (436)
====================================================================


      Pension cost under the plan is summarized as follows:

                                 1997     1996
-----------------------------------------------
Service cost                   $   97      94
Interest cost                      94      89
Actual return on plan assets     (103)    (88)
Net amortization (accretion)       (6)     (3)
-----------------------------------------------
Net pension cost               $   82      92
===============================================

      The expected long-term rate of return on plan assets was 9 percent for 1997 and 1996. The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation at September 30, 1997 was 7.5 and 5.0 percent, and at September 30, 1996 was 7.5 and 6.0 percent. Plan assets consisted of cash equivalents, U.S. Government securities, mortgage-backed securities, corporate bonds and equities securities in a pooled pension fund administered by the Virginia Bankers Association. The Company also instituted a 401(k) plan during 1997. The Company does not currently match employee contributions to the plan.

(8)   Income Taxes

      Total income taxes for the years ended December 31, 1997 and 1996 are allocated as follows:

                                                        1997            1996
-----------------------------------------------------------------------------
Income                                               $   662             573
Stockholders' equity for unrealized gains
        (losses) on available-for-sale
        securities recognized for financial
        reporting purposes                                77            (108)
-----------------------------------------------------------------------------
Total                                                $   739             465
=============================================================================

      Income tax expense (benefit) attributable to income before income tax expense is summarized as follows:


                                                        1997            1996
-----------------------------------------------------------------------------
Current                                               $  588             606
Deferred                                                  74             (33)
-----------------------------------------------------------------------------
Total                                                $   662              573
=============================================================================

      Included in income tax expense were tax expenses of approximately $1 and $4 for the years ended December 31, 1997 and 1996, respectively, related to net realized gains and losses on the calls and sales of securities.

      Income tax expense for the years ended December 31, 1997 and 1996 differed from the amounts computed by applying the U.S. Federal income tax rate of 34 percent to income before income tax expense as a result of the following:


                                                        1997            1996
-----------------------------------------------------------------------------
Computed "expected" income tax expense                $  809             734
Increase (reduction) in income tax expense
        resulting from:
                Tax-exempt interest                     (176)           (190)
                Disallowance of interest expense          26              28
                Other                                      3               1
-----------------------------------------------------------------------------
Total                                                $   662              573
=============================================================================

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are as follows:

                                                        1997            1996
-----------------------------------------------------------------------------
Deferred tax assets:
        Loans, principally due to allowance for
                loan losses                           $  158             133
        Accrued pension, due to accrual for financial
                reporting purposes in excess of actual
                pension contributions                    137             148
        Loans, due to unearned fees, net                   -             112
        Net unrealized losses on available-for-sale
                securities                                 -               6
        Other                                             27              18
-----------------------------------------------------------------------------
Total gross deferred tax assets                          322             417
        Less valuation allowance                           -               -
-----------------------------------------------------------------------------
Net deferred tax assets                                  322             417
-----------------------------------------------------------------------------
Deferred tax liabilities:
        Bank premises and equipment, due to
                differences in depreciation               40              55
        Prepaid expenses, due to capitalization
                for financial reporting purposes           2               2
        Net unrealized gains on available-for-sale
                securities                                71               -
-----------------------------------------------------------------------------
Total gross deferred tax liabilities                     113              57
-----------------------------------------------------------------------------
Net deferred tax asset, included in other assets     $   209             360
=============================================================================

      The Bank has determined that a valuation allowance for the gross deferred tax assets is not necessary at December 31, 1997 and 1996, since realization of the entire gross deferred tax assets can be supported by the amounts of taxes paid during the carryback periods available under current tax laws.

(9)   Financial Instruments with Off-Balance-Sheet Risk

      The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments may involve, to varying degrees, credit risk in excess of the amount recognized in the balance sheets. The contract amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

      Credit risk is defined as the possibility of sustaining a loss because the other parties to a financial instrument fail to perform in accordance with the terms of the contract. The Bank's maximum exposure to credit loss under commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

      The Bank requires collateral to support financial instruments when it is deemed necessary. The Bank evaluates such customers' creditworthiness on a case-by-case basis. The amount of collateral obtained upon extension of credit is based on management's credit evaluation of the counterparty. Collateral may include deposits held in financial institutions, U.S. Treasury securities, other marketable securities, real estate, accounts receivable, inventory, and property, plant and equipment.

      Financial instruments whose contract amounts represent credit risk:

                                                        Contract Amounts at
                                                            December 31,
                                                        --------------------
                                                         1997          1996
----------------------------------------------------------------------------
Commitments to extend credit                         $  9,015         7,419
============================================================================
Standby letters of credit                            $  1,369           737
============================================================================

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

      Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including bond financing and similar transactions. Unless renewed, substantially all of the Bank's credit commitments at December 31, 1997 will expire within one year. Management does not anticipate any material losses as a result of these transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.


(10)  Concentrations of Credit Risk

      The Bank grants commercial, residential, consumer and agribusiness loans to customers in the central Virginia area. The Bank has a diversified loan portfolio which is not dependent upon any particular economic sector. As a whole, the portfolio could be affected by general economic conditions in the central Virginia region.

      The Bank's commercial loan portfolio is diversified, with no significant concentrations of credit. The real estate loan portfolio consists principally of 1-4 family residential property. The installment loan portfolio consists of consumer loans primarily for automobiles and other personal property. Overall, the Bank's loan portfolio is not concentrated within a single industry or group of industries, the loss of any one or more of which would generate a materially adverse impact on the business of the Bank.

      The Bank has established operating policies relating to the credit process and collateral in loan originations. Loans to purchase real and personal property are generally collateralized by the related property. Credit approval is principally a function of collateral and the evaluation of the creditworthiness of the borrower based on available financial information.


(11)  Dividend Restrictions and Capital Requirements

      Bankshares' principal source of funds for dividend payments is dividends received from its subsidiary Bank. For the year ended December 31, 1997, dividends from the subsidiary Bank totaled $522.

      Substantially all of Bankshares' retained earnings consists of undistributed earnings of its subsidiary Bank, which are restricted by various regulations administered by federal banking regulatory agencies. Under applicable federal laws, the Comptroller of the Currency restricts, without prior approval, the total dividend payments of the Bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits for the two preceding years. At December 31, 1997, retained net profits of the Bank which were free of such restriction approximated $2,400.

      Bankshares and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Bankshares' consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Bankshares and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Bankshares and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require Bankshares and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that Bankshares and the Bank meets all capital adequacy requirements to which it is subject.

      As of December 31, 1997, the most recent notification from Office of the Comptroller of the Currency categorized Bankshares and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, Bankshares and the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed Bankshares and the Bank's category.

      Bankshares and the Bank's actual capital amounts and ratios are presented in the table below.

                                                                                                    To Be Well
                                                                                                 Capitalized Under
                                                                              For Capital        Prompt Corrective
                                                          Actual           Adequacy Purposes     Action Provisions
                                                     ----------------      -----------------     -----------------
                                                     Amount     Ratio      Amount      Ratio     Amount      Ratio
------------------------------------------------------------------------------------------------------------------
As of December 31, 1997:
    Total Capital
        (to Risk Weighted Assets):
               Bankshares consolidated           $   14,529    16.24%   $   7,159      >8.0%   $    N/A       N/A
               Bank                                  14,535    16.24%       7,159      >8.0%      8,949    >10.0%
    Tier I Capital
        (to Risk Weighted Assets):
               Bankshares consolidated               13,782    15.40%       3,580      >4.0%        N/A       N/A
               Bank                                  13,788    15.41%       3,580      >4.0%       5,369    >6.0%
    Tier I Capital (Leverage)
        (to Average Assets):
               Bankshares consolidated               13,782    10.65%       5,174      >4.0%        N/A       N/A
               Bank                                  13,788    10.66%       5,174      >4.0%      6,468     >5.0%

As of December 31, 1996:
    Bank:
        Total Capital
              (to Risk Weighted Assets)          $   13,233    16.63%   $   6,365      >8.0%      7,957    >10.0%
        Tier I Capital
              (to Risk Weighted Assets)              12,559    15.79%       3,183      >4.0%      4,774     >6.0%
        Tier I Capital (Leverage)
              (to Average Assets)                    12,559    10.14%       4,954      >4.0%      6,192     >5.0%


(12)  Disclosures About Fair Value of Financial Instruments

      Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires the Company to disclose estimated fair values of its financial instruments.

      The following methods and assumptions were used to estimate the approximate fair value of each class of financial instrument for which it is practicable to estimate that value.

      Cash and Due from Banks and Federal Funds Sold

      The carrying amounts are a reasonable estimate of fair value.

      Securities

      The fair value of securities, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

      Loans

      Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, real estate - residential, real estate - other, loans to individuals and other loans. Each loan category is further segmented into fixed and adjustable rate interest terms.

      The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan as well as estimates for prepayments. The estimate of maturity is based on the Company's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions.

      Deposits

      The fair value of demand deposits, NOW accounts and savings deposits is the amount payable on demand. The fair value of fixed maturity time deposits and certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

      Commitments to Extend Credit and Standby Letters of Credit

      The only amounts recorded for commitments to extend credit and standby letters of credit are the deferred fees arising from these unrecognized financial instruments. These deferred fees are not deemed significant at December 31, 1997 and 1996, and as such, the related fair values have not been estimated.

      The carrying amounts and approximate fair values of the Company's financial instruments are as follows at December 31, 1997 and 1996:


                                                               December 31,
                                                                   1997
                                                        -------------------------
                                                         Carrying     Approximate
                                                          Amounts     Fair Values
---------------------------------------------------------------------------------
Financial assetes:
        Cash and due from banks                        $    3,304           3,304
        Federal funds sold                                  3,387           3,387
        Securities:
                Available-for-sale                         22,039          22,039
                Held-to-maturity                           10,701          10,898
        Federal Reserve Bank Stock                             75              75
        Federal Home Loan Bank Stock                          409             409
        Loans, net of unearned income and fees             87,563          87,828
---------------------------------------------------------------------------------
Total financial assets                                $   127,478         127,940
=================================================================================
Financial liabilities:
        Deposits                                          115,533         116,165
        Note payable to Federal Home Loan Bank              1,000           1,000
---------------------------------------------------------------------------------
Total financial liabilities                           $   116,533         117,165
=================================================================================



                                                               December 31,
                                                                   1996
                                                        -------------------------
                                                         Carrying     Approximate
                                                          Amounts     Fair Values
---------------------------------------------------------------------------------
Financial assets:
        Cash and due from banks                        $    3,159           3,159
        Federal funds sold                                  2,585           2,585
        Securities:
                Available-for-sale                         23,861          23,861
                Held-to-maturity                           11,905          11,933
        Federal Reserve Bank Stock                             75              75
        Federal Home Loan Bank Stock                          403             403
        Loans, net of unearned income and fees             80,516          80,675
---------------------------------------------------------------------------------
Total financial assets                                $   122,504         122,691
=================================================================================

                                       46


                                                               December 31,
                                                                   1996
                                                        -------------------------
                                                         Carrying     Approximate
                                                          Amounts     Fair Values
---------------------------------------------------------------------------------
Financial liabilities:
        Deposits                                          111,204         111,755
---------------------------------------------------------------------------------
Total financial liabilities                           $   111,204         111,755
=================================================================================

      Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

      Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets that are not considered financial assets include deferred tax assets and premises and equipment and other real estate owned. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(13)  Parent Company Financial Information

      Condensed financial information of Pinnacle Bankshares Corporation (Parent) is presented below:


                                   Condensed Balance Sheets
                                                                            December 31,
                                                                     -------------------------
                                                                         1997           1996
----------------------------------------------------------------------------------------------
Assets
Investment in subsidiaries, at equity                               $  14,020         12,657
Other assets                                                               36              -
----------------------------------------------------------------------------------------------
Total assets                                                        $  14,056         12,657
==============================================================================================
Liabilities and Stockholders' Equity
Other liabilities                                                          14              -
Stockholders' equity (notes 1 and 11):
        Common stock of $3.00 par value. Authorized
                3,000,000 shares; issued and outstanding
                719,025 shares                                          2,157          2,157
        Capital surplus                                                   338            338
        Retained earnings                                              11,409         10,174
        Net unrealized gains (losses) on securities
                available for sale (notes 3 and 8)                        138            (12)
----------------------------------------------------------------------------------------------
Total stockholders' equity                                             14,042         12,657

Commitments, contingencies and other matters
        (notes 5, 7, 9, 10 and 11)
----------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                          $  14,056         12,657
==============================================================================================


                        PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



                     (In thousands, except per share data)


(13)  (Continued)



                                   Condensed Statements of Income           Years ended
                                                                            December 31,
                                                                     -------------------------
                                                                         1997           1996
----------------------------------------------------------------------------------------------
Income
Dividends from subsidiaries (note 11)                               $     522              -

Expenses
Other expenses                                                             25              -
----------------------------------------------------------------------------------------------
Income before income tax benefit and equity in
        undistributed net income of subsidiaries                          497              -
Applicable income tax benefit                                               7              -
==============================================================================================
Income before equity in undistributed net income
        of subsidiaries                                                   504              -
Equity in undistributed net income of subsidiaries                      1,213          1,585
----------------------------------------------------------------------------------------------
Net income                                                          $   1,717          1,585
==============================================================================================


                                   Condensed Statements of Cash Flows

                                                                            Years Ended
                                                                            December 31,
                                                                     -------------------------
                                                                         1997           1996
----------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net income                                                          $   1,717          1,585
Adjustments to reconcile net income to net cash
        provided by operating activities:
             Equity in undistributed net income of subsidiaries        (1,213)        (1,585)
             Increase in other assets                                     (36)             -
             Increase in other liabilities                                 14              -
----------------------------------------------------------------------------------------------
Net cash provided by operating activities                                 482              -
----------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
Cash dividends paid                                                      (482)             -
----------------------------------------------------------------------------------------------
Net cash used in financing activities                                    (482)             -
----------------------------------------------------------------------------------------------
Net increase (decrease) in cash                                     $       -              -
==============================================================================================


Independent Auditors' Report


The Board of Directors and Stockholders
Pinnacle Bankshares Corporation:

We have audited the accompanying consolidated balance sheets of Pinnacle Bankshares Corporation and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pinnacle Bankshares Corporation and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                KPMG Peat Marwick LLP


Roanoke, Virginia
February 10, 1998

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

Directors and Officers

===============================================================================


Directors

Pinnacle Bankshares Corporation
The First National Bank of Altavista

Alvah P. Bohannon, III                  Percy O. Moore
John P. Erb                             Herman P. Rogers, Jr.
Robert L. Finch                         Carroll E. Shelton
Robert H. Gilliam, Jr.                  Kenneth S. Tyler, Jr.
R. B. Hancock, Jr.                      John L. Waller
James P. Kent, Jr.

Officers

Pinnacle Bankshares Corporation

Robert H. Gilliam, Jr.                  President & Chief Executive Officer
Carroll E. Shelton                      Vice President
Dawn P. Crusinberry                     Secretary, Treasurer & Chief
                                         Financial Officer

Officers and Managers

The First National Bank of Altavista

Robert H. Gilliam, Jr.                  President & Chief Executive Officer
Carroll E. Shelton                      Senior Vice President & Chief Lending
                                            Officer
Dawn P. Crusinberry                     Vice President, Cashier & Chief
                                            Financial Officer
Betty S. Adkins                         Vice President - Deposit Services
Lucy H. Johnson                         Vice President - Data Processing
Danny R. Wilson                         Vice President - Mortgage Lending
Pamela R. Adams                         Vice President
Ronald C. Clay                          Assistant Vice President & Recovery
                                            Manager
Robert L. Jennings                      Assistant Vice President & Security
                                            Officer
Tony J. Bowling                         Assistant Vice President & Branch
                                            Manager
Cynthia W. Dunnavant                    Loan Officer, Assistant Branch Manager &
                                            Compliance Officer
Shawn D. Stone                          Loan Officer
Daniel R. Wheeler                       Loan Officer & Dealer Finance Manager
Brenda M. Eades                         Real Estate Loan Officer
C. Miranda Flynn                        Auditor
Tarry R. Pribble                        Collection Manager


===============================================================================

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

Shareholder Information



================================================================================


Annual Meeting

The 1998 Annual Meeting of Shareholders will be held on April 14, 1998, at 11:30 a.m. at the Fellowship Hall of Altavista Presbyterian Church, located at 707 Broad Street, Altavista, Virginia.

Market for Common Equity and Related Stockholder Matters

Prior to May 1, 1997, the information is based on known trades as disclosed to the Company by brokers. Since May 1, 1997, the Company's Common Stock has been quoted on the OTC Bulletin Board. The following table below presents the high and low bid prices per share of the Common Stock and dividend information of the Company for the quarters presented. The high and low bid prices of the Common Stock do not include retail markups, markdowns or commissions and may not represent actual transactions.


                                                               1997                            1996
                                                   ---------------------------   -----------------------------
                                                    High      Low    Dividends    High      Low     Dividends
                                                   -------  ------  ----------   ------   ------  ------------
First Quarter                                       $20.33   $18.00    .16       $17.33   $16.33       .14
Second Quarter                                      $20.00   $19.00    .17       $18.33   $16.67       .14
Third Quarter                                       $24.00   $21.00    .17       $18.17   $17.67       .15
Fourth Quarter                                      $26.00   $21.00    .17       $19.21   $18.71       .16


Each share of Common Stock is entitled to participate equally in dividends, which are payable as and when determined by the Board of Directors after consideration of the earnings, general economic conditions, the financial condition of the business and other factors as might be appropriate. The Company's ability to pay dividends is dependent upon its receipt of dividends from its subsidiary. National banks may use only capital surplus that represents retained earnings, not paid-in capital, when calculating permissible dividends.

On February 10, 1998, there were approximately 388 Stockholders of record of the Common Stock.

Requests for Information

Requests for information about the Company should be directed to Dawn P. Crusinberry, Secretary, Treasurer and Chief Financial Officer, P.O. Box 29, Altavista, Virginia 24517, telephone (804) 369-3000. A copy of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997, will be furnished without charge to shareholders upon request after March 31, 1998.


================================================================================