Form 10KSB, Exhibit 13
period 1998-12-31
PINNACLE BANKSHARES CORP
filed 1999-03-22
CIK 1031233

Exhibit 13


                                          PINNACLE BANKSHARES CORPORATION
                                                  AND SUBSIDIARY

                                                   Annual Report

                                            December 31, 1998 and 1997

                                    (With Independent Auditors' Report Thereon)

                                          PINNACLE BANKSHARES CORPORATION
                                                  AND SUBSIDIARY

                                                 Table of Contents

                                            December 31, 1998 and 1997



                                                                      Page

Selected Historical Consolidated Financial Information                  1

President's Letter                                                      2

Management's Discussion and Analysis of Financial Condition
    and Results of Operations                                           4

Consolidated Balance Sheets                                            22

Consolidated Statements of Income and Comprehensive Income             23

Consolidated Statements of Changes in Stockholders' Equity             24

Consolidated Statements of Cash Flows                                  25

Notes to Consolidated Financial Statements                             27

Independent Auditors' Report                                           51

Directors and Officers                                                 52

Shareholder Information                                                53

                 PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY
             Selected Historical Consolidated Financial Information
            (In thousands, except ratios, share and per share data)

                                                                       Years Ended December 31,
                                               ----------------------------------------------------------------------
                                                     1998           1997          1996          1995           1994
 Income Statement Data:
     Net interest income                      $     5,210          5,228         4,749         4,388          4,595
      Provision for loan losses                        300            350           205           240            200
      Noninterest income                               513            406           378           192            340
      Noninterest expenses                           3,358          2,905         2,764         2,712          2,581
      Income tax expense                               548            662           573           438            626
      Net income                                     1,517          1,717         1,585         1,190          1,528

Per Share Data (2):
      Basic net income                                2.11           2.39          2.20          1.66           2.13
      Diluted net income                              2.09           2.39          2.20          1.66           2.13
      Cash dividends                                  0.70           0.67          0.59          0.56           0.51
      Book value                                     21.06          19.53         17.60         16.28          14.18

Balance Sheet Data:
      Assets                                       142,458        131,650       124,951       119,380        116,024
      Loans, net of unearned income
        and fees and allowance for
        loan losses                                 90,532         86,816        79,842        75,484         73,063
      Total investment securities                   35,072         32,740        35,766        34,647         34,613
      Deposits                                     125,187        115,533       111,204       106,678        104,952
      Stockholders' equity                          15,142         14,042        12,657        11,709         10,194
      Basic average shares outstanding             719,025        719,025       719,025       719,025        719,025
      Diluted average shares outstanding           724,285        719,578       719,025       719,025        719,025

Performance Ratios:
      Return on average assets                       1.12%          1.35%         1.30%         1.01%          1.29%
      Return on average equity                      10.40%         12.86%        13.01%        10.87%         15.46%
      Dividend payout                               33.18%         28.03%        26.93%        33.80%         24.14%

Asset Quality Ratios:
      Allowance for loan losses to
        total loans, net of unearned
        income and fees                              0.96%          0.85%         0.84%         0.82%          0.76%
      Net chargeoffs to average loans,
        net of unearned income and
        fees                                         0.20%          0.33%         0.20%         0.24%          0.23%

Capital Ratios:
      Leverage                                      10.66%         10.65%        10.14%         9.63%          8.89%
      Risk-based:
        Tier 1 capital                              15.30%         15.40%        15.79%        15.06%         14.45%
        Total capital                               16.20%         16.24%        16.63%        15.88%         15.22%
      Average equity to average assets              10.76%         10.50%        10.01%         9.27%          8.33%

TO OUR SHAREHOLDERS, CUSTOMERS AND FRIENDS:


The effect of competition on our business was more apparent in 1998 then ever before. Many more firms are offering financial services today and the public is constantly bombarded with more and varied forms of solicitation for business. New banking entrants in our market in 1998 were very aggressive with their pricing in an attempt to establish themselves through buying business. In order to maintain our share of the market in 1998, our interest margins were compressed to the extent that we were not able to increase our net interest income in 1998 over that in 1997. With higher operating costs in 1998, our net income for the year of $1,517,000 was 11.65% below net income for 1997. The return on average assets for 1998 was 1.12% and the return on average equity was 10.40%.

The economy remained sound in 1998 and continued to produce good demand for loans. While we were pleased with our volume of new loans written in 1998, our net loans outstanding increased only 4.28% for the year to $90,532,000, as a larger number of loans than usual were paid out in advance of maturity due to refinancings. Much of the loan growth we did realize in 1998 occurred late in the year and the return on this growth did not show in the income statement for 1998.

Deposit growth of $9,654,000, 8.36%, in 1998 was the largest in the last four years. Year-end deposits were $125,187,000. Total assets as of December 31, 1998 were $142,458,000, a new high for the company. Average assets for 1998 amounted to $135,687,000.

Stockholders' equity reached $15,142,000 at the end of 1998, an increase of 7.83% over 1997. The growth resulted from retained earnings after payment of dividends. Your company continues to be a well-capitalized institution by all regulatory standards. Cash dividends paid in 1998 were $.70 per share. 1998 marked the twenty-second consecutive year of an increase in cash dividend payments.

Early in 1998, we made a significant commitment to enhancing and expanding our mortgage lending capabilities. This commitment included an investment in facilities, personnel and systems and contributed to our increased costs in 1998. In October, First National Mortgage opened a loan production office in the high growth Forest/Bedford County market. We began seeing positive results from our mortgage lending operations in the second half of 1998, but even then the return did not cover our costs for the full year. We have established ourselves as a player in what is also a highly competitive business and we have confidence that First National Mortgage will make a positive contribution to the bottom line of our company in 1999.

Our product line was expanded further in 1998 with the introduction of the First National Visa Check Key Card. This product looks like a credit card but acts like a check. The Visa Check Key Card accesses our own ATMs as well as ATMs world-wide. The card is accepted anywhere Visa is accepted and results in a debit being made to a First National checking account rather than an extension of credit. There has been strong demand and broad acceptance of this new product. The bank has implemented a receivables financing program, "Business Manager", for small businesses in 1998 and has also established a program to assist businesses with lease financing. All of these programs are sources of new fee income for the bank.

Currently, our primary focus is on the successful establishment of our new Airport Branch located on Wards Road (U.S. Rt. 29) at the intersection of Russell Woods Drive in northern Campbell County just south of the Lynchburg Regional Airport. Construction is progressing nicely at this point and we anticipate opening by June 1, 1999. We are very excited about what we consider to be a prime site and the opportunities for business this location should afford us. Knowledge of our branch plans has produced a positive response from folks located in this new market area and we are looking forward to serving their banking needs.

It should be recognized that establishment of the branch will generate a new level of costs in 1999 that will take some period of time to cover through profitable operation. We are optimistic that we can minimize this time by attracting a generous volume of business in a short period of time.

Two new members were appointed to the Board of Directors of both Pinnacle Bankshares and First National Bank in 1998. A. Willard Arthur and James E. Burton, IV were added to these boards due to their business acumen and the fact that they represent various constituencies to be served by the new Airport Branch. Both gentlemen are already making solid contributions to our company and we are pleased to have them with us in their new capacity. Mr. Arthur's and Mr. Burton's continued membership on the board of Pinnacle Bankshares Corporation is subject to election by the shareholders of Pinnacle Bankshares at the 1999 annual meeting.

In February 1999, we announced a Dividend Reinvestment Plan for Pinnacle Bankshares. The plan will be effective beginning with the April 1999 dividend. The early response to this plan has been favorable and we are pleased that so many shareholders have elected to take advantage of this benefit to utilize dividends to acquire additional shares in the company.

A variety of steps have been taken in 1998 to enhance the business of our company. Prospects for the future are bright. In spite of the competitive nature of our business, First National Bank has a niche in the market place as an established community bank and will continue to produce positive returns for shareholders. The efforts and contributions of our board, management and staff to the success of our company are recognized and appreciated. Thanks are also due to the shareholders of Pinnacle Bankshares for their ongoing support and referral of business which is so important to us.




                                       Robert H. Gilliam, Jr.
                                       President and Chief Executive Officer

March 1, 1999

                 PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                     Years Ended December 31, 1998 and 1997

             (In thousands, except ratios, share and per share data)


Management's Discussion and Analysis  (Amounts in 000's)

The following is management's discussion and analysis of the financial condition and results of operations of the Company as of and for the years ended December 31, 1998 and 1997. The discussion should be read in conjunction with the Company's consolidated financial statements and notes thereto.

Overview

Total assets at December 31, 1998 were $142,458, up 8.21% from $131,650 at December 31, 1997. The principal components of the Company's assets at the end of the period were $35,072 in securities and $90,532 in net loans. During the twelve-month period, gross loans increased 4.25% or $3,740. The Company's lending activities are a principal source of income.

Total liabilities at December 31, 1998 were $127,316, up from $117,608 at December 31, 1997, with the increase reflective of a rise in total deposits of $9,654 or 8.36%. Noninterest-bearing demand deposits increased $1,469 or 15.42% and represented 8.78% of total deposits. The Company's deposits are provided by individuals and businesses located within the communities served.

Total stockholders' equity at December 31, 1998 was $15,142. At December 31, 1997, total stockholders' equity was $14,042.

The Company had net income of $1,517 for the year ended December 31, 1998, compared with net income of $1,717 for the year ended December 31, 1997, a decrease of 11.65%. Higher noninterest expenses due to the main office addition and increased staffing in mortgage lending contributed substantially to the decrease in net earnings.

Profitability as measured by the Company's return on average assets (ROA) was 1.12% in 1998, down from 1.35% in 1997. Another key indicator of performance, the return on average equity (ROE) for 1998 was 10.40%, compared to 12.86% for 1997.

Results of Operations

Net Interest Income. Net interest income represents the principal source of earnings for the Company. Net interest income is the amount by which interest and fees generated from loans, securities and other earning assets exceed the expense associated with funding those assets. Changes in the volume and mix of earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income. Changes in the interest rate environment and the Company's cost of funds also affected net interest income.

The net interest margin decreased from 4.47% for the year ended December 31, 1997, to 4.20% for the year ending December 31, 1998. Net interest income was $5,402 for the year ended December 31, 1998 and is attributable to interest income from loans and securities exceeding the cost associated with interest paid on deposits. The decrease in the interest rate spread is a result of the falling interest rate environment and assets repricing at lower rates faster than corresponding interest-bearing liabilities.

                 PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                     Years Ended December 31, 1998 and 1997

             (In thousands, except ratios, share and per share data)


The following table presents the major categories of interest-earning assets, interest-earning liabilities and stockholders' equity with corresponding average balances, related interest income or expense and resulting yield and rates for the period indicated.



                                            ANALYSIS OF NET INTEREST INCOME

                                                                               Years Ended December 31,
                                      ----------------------------------------------------------------------------------
                                                       1998                                      1997
                                      ---------------------------------------   ----------------------------------------
                                                     Interest        Rate                      Interest        Rate
                                       Average       Income/       Earned/        Average       Income/       Earned/
              Assets                   Balance       Expense         Paid         Balance       Expense        Paid
                                      -----------   -----------   -----------   ------------  ------------  ------------
Interest-earnings assets:
    Loans(2)(3)                    $   87,057         8,011            9.20%      83,987         7,838            9.33%
Investment securities:
    Taxable                            22,701         1,496            6.59%      24,409         1,632            6.69%
    Tax exempt (4)                     11,476           758            6.61%      10,044           694            6.91%
Interest-earning deposits                  48             3            6.25%          31             2            6.45%
Federal funds sold                      7,425           395            5.32%       2,479           134            5.41%
                                      -----------   -----------                 ------------  ------------
          Total interest-earning
            assets                    128,707        10,663            8.29%     120,950        10,300            8.52%

Other assets:
    Reserve for loan losses              (811)                                      (712)
    Cash and due from banks             2,682                                      2,739
    Other assets, net                   5,109                                      4,153
                                      -----------                               ------------
          Total assets             $  135,687                                 $  127,130
                                      ===========                               ============


Liabilities and
       Stockholders' Equity

Interest-bearing liabilities:
    Savings and NOW                    37,733         1,137            3.01%      37,113         1,123            3.02%
    Time                               71,130         4,065            5.71%      65,970         3,766            5.71%
    Other borrowings                      960            59            6.14%         121             7            5.79%
                                      -----------   -----------                 ------------  ------------
          Total interest-bearing
            liabilities               109,823         5,261            4.79%     103,204         4,896            4.74%

Noninterest-bearing liabilities:
    Demand deposits                    10,160                                      9,485
    Other liabilities                   1,296                                      1,146
                                      -----------                               ------------
          Total liabilities           121,279                                    113,835

Stockholders' equity                   14,408                                     13,295
                                      -----------                               ------------

          Total liabilities and
            stockholders' equity   $  135,687                                    127,130
                                      ===========   -----------                 ============  ------------

Net interest income                               $   5,402                                 $    5,404
                                                    ===========                               ============

Net interest margin(5)                                                 4.20%                                      4.47%
                                                                  ===========                               ============

                 PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                     Years Ended December 31, 1998 and 1997

             (In thousands, except ratios, share and per share data)


---------------------------

(1)    Averages are daily averages.
(2) Loan interest income includes late charges and accretion of loan fees of $270 and $234 for the years 1998 and 1997, respectively.
(3) For the purpose of these computations, nonaccrual loans are included in average loans.
(4) Tax-exempt income from investment securities is presented on a tax-equivalent basis assuming a 34 percent federal tax rate for 1998 and 1997.
(5) The net interest margin is calculated by dividing net interest income by average total earning assets.

As discussed above, the Company's net interest income is affected by the change in the amount and mix of interest-earning assets and interest-bearing liabilities, referred to as "volume change," as well as by changes in yields earned on interest-earning assets and rates paid on deposits and other borrowed funds, referred to as "rate change." The following table presents, for the periods indicated, a summary of changes in interest income and interest expense for the major categories of interest-earning assets and interest-bearing liabilities and the amounts of change attributable to variations in volumes and rates.


                                                 RATE/VOLUME ANALYSIS

                                                                      Years Ended December 31,
                                              --------------------------------------------------------------------------
                                                           1998 compared to 1997                 1997 compared to 1996
                                                            Increase (Decrease)                   Increase (Decrease)
                                              ------------------------------------  ------------------------------------
                                               Volume        Rate         Net        Volume        Rate         Net
                                              ----------  -----------  -----------  ----------   ----------  -----------
Interest earned on interest-earning assets:
    Loans(1)                               $     280            (107)      173         639           71          710
    Investment securities:
       Taxable                                  (112)            (24)     (136)        (50)          25          (25)
       Tax exempt                                 92             (28)       64         (35)         (17)         (52)
    Interest-earning deposits                      1              --         1          --            2            2
    Federal funds sold                           263              (2)      261         (36)           3          (33)
                                              ----------  -----------  -----------  ----------   ----------  -----------
          Total interest earned on interest-
            earning assets                       524            (161)      363         518           84          602
                                              ----------  -----------  -----------  ----------   ----------  -----------

Interest paid on interest-bearing liabilities:
       Savings and NOW                            18              (4)       14          13           (3)          10
       Time                                      299          --           299         180          (61)         119
       Other borrowings                           52          --            52         --             7            7
                                              ----------  -----------  -----------  ----------   ----------  -----------
          Total interest paid on interest-
            bearing liabilities                  369              (4)      365         193          (57)         136
                                              ==========  ===========  ===========  ==========   ==========  ===========
          Change in net interest income    $     155            (157)       (2)        325          141          466
                                              ==========  ===========  ===========  ==========   ==========  ===========

---------------------------
(1) Nonaccrual loans are included in the loan totals used in the calculation of this table.

                 PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                     Years Ended December 31, 1998 and 1997

             (In thousands, except ratios, share and per share data)


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

The provisions for loan losses for the years ended December 31, 1998 and 1997 were $300 and $350, respectively. The decrease in 1998 was a result of a decrease in the amount of actual net loan losses.

The allowance for loan losses was $877 or .96% of gross loans as of December 31, 1998 as compared to $747 or .85% of total loans, net of unearned income and fees, as of December 31, 1997. See "Allowance for Loan Losses" for further discussion.

Noninterest Income. Total noninterest income for the year ended December 31, 1998 increased $107 or 26.35% to $513 from $406 in 1997. The Company's principal source of noninterest income is service charges and fees on deposit accounts, particularly transaction accounts, and fees from other bank products. The majority of the increase in 1998 is attributed to income generated from fees on various loan and deposit products.

Noninterest Expense. Total noninterest expense for the year ended December 31, 1998 increased $453 or 15.59% to $3,358 from $2,905 for 1997. The increase in noninterest expense is attributed to the effect of overall growth of the Company on personnel expenses, fixed asset costs and other operating expenses. One component of the increase in other operating expenses occurred in advertising expenses, which increased $31 primarily due to promotions for the new mortgage production office and a new debit card program.

Income Taxes. Applicable income taxes on 1998 earnings amounted to $548, resulting in an effective tax rate of 26.09% compared to $662, or 27.8%, in 1997. Effective tax rates are comparable with the overall decline attributable to an increase in tax exempt income in 1998 as compared to 1997.

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

Cash Flows. The Company derives cash flows from its operating, investing and financing activities. Cash flows of the Company are primarily used to fund loans and securities and are provided by the deposits and borrowings of the Company.

                 PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                     Years Ended December 31, 1998 and 1997

             (In thousands, except ratios, share and per share data)

The Company's operating activities for the year ended December 31, 1998 resulted in net cash provided of $1,748 primarily due to net earnings of $1,517 adjusted for depreciation of $240, a provision for loan losses of $300, and increases in other liabilities and accrued interest payable of $101 and $53, respectively, and partially offset by an increase in other assets of $147, an increase in accrued income receivable of $67, a provision for deferred income taxes of $166, and amortization of net unearned fees of $133. The Company's operating activities for the year ended December 31, 1997 resulted in net cash provided of $2,403 primarily due to net earnings of $1,717 adjusted for depreciation of $213, a provision for loan losses of $350, a decrease in other assets of $121 and a provision for deferred income taxes of $74 partially offset by amortization of unearned fees of $102.

The Company's cash flows from investing activities used net cash of $6,809 for the year ended December 31, 1998 compared to net cash used of $6,303 for the same period in 1997. In 1998, cash was used primarily to fund loans in the amount of $4,203 and for purchases of bank premises and equipment of $1,380. In 1997, cash was used primarily to fund loans in the amount of $7,576 and for investment in bank premises and equipment and development costs associated with the new branch construction of $2,155. Investing activities representing net proceeds from investment securities purchases, maturities and calls generated cash outflows of $2,223 in 1998 and cash inflows of $3,243 in 1997.

Net cash provided by financing activities for the year ended December 31, 1998 was $9,052 as compared to $4,847 for the year ended December 31, 1997. The net increase in deposits was $9,654 and $4,329 in 1998 and 1997, respectively. The Company borrowed $1,000 during 1997 under a note payable to the Federal Home Loan Bank and made repayments of $100 during 1998. Cash dividends paid to stockholders were $502 and $482 in 1998 and 1997, respectively.

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

The Company's liquidity is provided by cash and due from banks, federal funds sold, investments available for sale, managing investment maturities, interest-earning deposits in other financial institutions and loan repayments. The Company's ratio of liquid assets to deposits and short-term borrowings was 23.05% as of December 31, 1998 as compared to 23.06% as of December 31, 1997. The Company sells excess funds as overnight federal funds sold to provide an immediate source of liquidity. Federal funds sold as of December 31, 1998 was $7,359 as compared to $3,387 as of December 31, 1997.


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

                 PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                     Years Ended December 31, 1998 and 1997

             (In thousands, except ratios, share and per share data)

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

Interest Rates

While no single measure can completely identify the impact of changes in interest rates on net interest income, one gauge of interest rate sensitivity is to measure, over a variety of time periods, the differences in the amounts of the Company's rate-sensitive assets and rate-sensitive liabilities. These differences or "gaps" provide an indication of the extent to which net interest income may be affected by future changes in interest rates. A "positive gap" exists when rate-sensitive assets exceed rate-sensitive liabilities and indicates that a greater volume of assets than liabilities will reprice during a given period. This mismatch may enhance earnings in a rising interest rate environment and may inhibit earnings in a declining interest rate environment Conversely, when rate-sensitive liabilities exceed rate-sensitive assets, referred to as a "negative gap," it indicates that a greater volume of liabilities than assets will reprice during the period. In this case, a rising interest rate environment may inhibit earnings and a declining interest rate environment may enhance earnings. The cumulative one-year gap as of December 31, 1998 was $(30,150), representing 25.37% of total assets. This negative gap falls within the parameters set by the Company.

The following table illustrates the Company's interest rate sensitivity gap position at December 31, 1998.

                                                REPRICING GAP POSITION

                                                                       Repricing Period at December 31, 1998
                                                           -------------------------------------------------------------
                                                              1 Year        1-3 Years       3-5 Years       5-15 Years
                                                           -------------   -------------   -------------   -------------
ASSET/(LIABILITY):
    Cumulative interest
       rate sensitivity gap                                     (30,150)        (35,947)        (17,266)      13,974



As of December 31, 1998, the Company was liability-sensitive in periods up to five years and asset-sensitive beyond five years. The foregoing table does not necessarily indicate the impact of general interest rate movements on the Company's net interest yield, because the repricing of various categories of assets and liabilities is discretionary and is subject to competition and other pressures. As a result, various assets and liabilities indicated as repricing within the same period may in fact price at different times and at different rate levels. Management attempts to mitigate the impact of changing interest rates in several ways, one of which is to manage its interest rate-sensitivity gap. At December 31, 1998, all fluctuations fell within Company policy limitations. In addition to managing its asset/liability position, the Company has taken steps to mitigate the impact of changing interest rates by generating noninterest income through service charges, and offering products which are not interest rate-sensitive.

Effects of Inflation

                 PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                     Years Ended December 31, 1998 and 1997

             (In thousands, except ratios, share and per share data)

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

Investment Portfolio

The Company's investment portfolio is used primarily for investment income and secondarily for liquidity purposes. The Company invests funds not used for capital expenditures or lending purposes in securities of the U.S. Government and its agencies, mortgage-backed securities, and taxable and tax-exempt municipal bonds or certificates of deposit. Obligations of the U.S. Government and its agencies include treasury notes and callable or noncallable agency bonds. Mortgage-backed securities include collateralized mortgage obligations and mortgage-backed security pools. The collateralized mortgage obligations in the Company's investment securities portfolio are "low risk" as defined by applicable bank regulations and are diverse as to collateral and interest rates of the underlying mortgages. The mortgage-backed securities are diverse as to interest rates and guarantors. The Company does not invest in derivatives or other high-risk type securities.

Investment securities available-for-sale as of December 31, 1998 were $20,352, a decrease of $1,687 or 7.65% from $22,039 as of December 31, 1997. The decrease was primarily due to maturities and calls of $11,620. Investment securities held-to-maturity increased to $14,720 as of December 31, 1998 from $10,701 as of December 31, 1997, an increase of $4,019 or 37.56%.

The table below presents the composition of the Company's investment portfolios as of the dates indicated.

                                                                                      December 31,
                                                                --------------------------------------------------------
                                                                                1998                         1997
                                                                --------------------------   ---------------------------
                                                                 Amortized        Fair        Amortized        Fair
Available-for-Sale                                                 Costs         Values         Costs         Values
---------------------                                           ------------   -----------   ------------   ------------
U.S. Treasury securities and
    obligations of U.S. Government
    corporations and agencies                                $    10,996        11,127         10,844         10,880
Obligations of states and political
    subdivisions                                                   4,199         4,343          3,891          4,012
Mortgage-backed securities -
    Government                                                     4,208         4,267          6,223          6,258
Corporate securities                                                 504           508            764            782
Other securities                                                     107           107            107            107
                                                                ------------   -----------   ------------   ------------
          Total available-for-sale                           $    20,014        20,352         21,829         22,039
                                                                ============   ===========   ============   ============

                 PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                     Years Ended December 31, 1998 and 1997

             (In thousands, except ratios, share and per share data)

                                                                                     December 31,
                                                                --------------------------------------------------------
                                                                                1998                         1997
                                                                --------------------------   ---------------------------
                                                                 Amortized        Fair        Amortized        Fair
Held-to-Maturity                                                   Costs         Values         Costs         Values
                                                                ------------   -----------   ------------   ------------
U.S. Treasury securities and
    obligations of U.S. Government
    corporations and agencies                                $     2,411         2,427          3,142          3,155
Obligations of states and political
    subdivisions                                                  12,302        12,650          7,548          7,732
Mortgage-backed securities -
    Private                                                            7             7             11             11
                                                                ------------   -----------   ------------   ------------
          Total held-to-maturity                             $    14,720        15,084         10,701         10,898
                                                                ============   ===========   ============   ============

The following table presents the maturity distribution based on fair value and amortized cost of the investment portfolios as of the dates indicated.

                                     INVESTMENT PORTFOLIO - MATURITY DISTRIBUTION

                                                                                            December 31, 1998
                                                                           ---------------------------------------------
                                                                            Amortized          Fair
Available-for-Sale                                                            Costs           Values          Yield
---------------------                                                      -------------   -------------   -------------
U.S. Treasury securities and obligations
    of U.S. Government corporations:
       Within one year                                                  $        --              --              --
       After one but within five years                                         5,493           5,544              5.73%
       After five years through ten years                                      5,503           5,583              6.53%
       After ten years                                                           --              --              --
Obligations of states and subdivisions:
    Within one year                                                              265             267              6.11%
    After one but within five years                                            1,285           1,323              4.93%
    After five years through ten years                                         1,927           1,997              5.03%
    After ten years                                                              722             756              5.02%
Corporate securities:
    Within one year                                                              504             508              6.80%
Mortgage-backed securities -
    Government                                                                 4,208           4,267              6.47%
Other securities(1)                                                              107             107             52.37%
                                                                           -------------   -------------
          Total available-for-sale                                      $     20,014          20,352
                                                                           =============   =============

                 PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                     Years Ended December 31, 1998 and 1997

             (In thousands, except ratios, share and per share data)

                                 INVESTMENT PORTFOLIO - MATURITY DISTRIBUTION (Cont.)

                                                                                            December 31, 1998
                                                                           ---------------------------------------------
                                                                            Amortized          Fair
Held-to-Maturity                                                              Costs           Values          Yield
                                                                           -------------   -------------   -------------
U.S. Treasury securities and obligations
    of U.S. Government corporations:
       Within one year                                                  $      1,698           1,710              6.32%
       After five years through ten years                                        713             717              6.41%
Obligations of states and subdivisions:
    Within one year                                                              500             503              5.72%
    After one but within five years                                            2,730           2,810              5.21%
    After five years through ten years                                         6,719           6,892              5.14%
    After ten years                                                            2,353           2,445              5.25%
Mortgage-backed securities - private                                               7               7              5.73%
                                                                           -------------   -------------
          Total held-to-maturity                                        $     14,720          15,084
                                                                           =============   =============

---------------------------

(1) Equity securities assume a life greater than ten years.

Loan Portfolio

The Company's net loans were $90,532 as of December 31, 1998, an increase of $3,716 or 4.28% from $86,816 as of December 31, 1997.

The Company's ratio of net loans to total deposits was 72.32% as of December 31, 1998. Typically, the Company maintains a ratio of loans to deposits of between 70% and 85%. The loan portfolio primarily consists of commercial, real estate (including real estate term loans, construction loans and other loans secured by real estate), and loans to individuals for household, family and other consumer expenditures. However, the Company adjusts its mix of lending and the terms of its loan programs according to market conditions and other factors. The Company's loans are typically made to businesses and individuals located within the Company's market area, most of whom have account relationships with the Bank. There is no concentration of loans exceeding 10% of total loans which is not disclosed in the categories presented below. The Company has not made any loans to any foreign entities including governments, banks, businesses or individuals. Commercial and construction loans in the Company's portfolio are primarily variable rate loans and have little interest rate risk.






The table below presents the composition of the Company's loan portfolio as of the dates indicated.

                 PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                     Years Ended December 31, 1998 and 1997

             (In thousands, except ratios, share and per share data)


                                                    LOAN PORTFOLIO

                                                                                                  December 31,
                                                                                        --------------------------------
                                                                                             1998             1997
                                                                                        ---------------  ---------------
Real estate loans:
    Residential                                                                       $      34,324           37,557
    Other                                                                                    11,307            8,912
Loans to individuals for household, family
    and other consumer expenditures                                                          32,817           31,942
Commercial and industrial loans                                                              12,890            8,714
All other loans                                                                                 367              840
                                                                                        ---------------  ---------------
          Total loans, gross                                                                 91,705           87,965
    Less unearned income and fees                                                              (296)            (402)
                                                                                        ---------------  ---------------
          Loans, net of unearned income and fees                                             91,409           87,563
    Less allowance for loan losses                                                             (877)            (747)
                                                                                        ---------------  ---------------
          Loans, net                                                                  $      90,532           86,816
                                                                                        ===============  ===============

Commercial Loans. Commercial and industrial loans accounted for 14.06% of the Company's loan portfolio as of December 31, 1998. Such loans are generally made to provide operating lines of credit, to finance the purchase of inventory or equipment, and for other business purposes. Commercial loans are primarily made at rates that adjust with changes in the prevailing prime interest rate, are generally made for a maximum term of five years (unless they are term loans), and generally require interest payments to be made monthly. The creditworthiness of the borrower is reviewed, analyzed and evaluated on a periodic basis. Most commercial loans are collateralized with business assets such as accounts receivable, inventory and equipment. Even with substantial collateralization such as all the assets of the business and personal guarantees, commercial lending involves considerable risk of loss in the event of a business downturn or failure of the business.

Real Estate Loans. Real estate loans accounted for 49.76% of the Company's loan portfolio as of December 31, 1998. The Company makes commercial and industrial real estate term loans that are typically secured by a first deed of trust. 73.04% of the real estate loans were secured by 1-4 family residential properties and .89% of total gross loans were construction loans. Real estate lending involves risk elements when there is lack of timely payment and/or a decline in the value of the collateral.

Installment Loans. Installment loans are represented by loans to individuals for household, family and other consumer expenditures. Installment loans accounted for 35.78% of the Company's loan portfolio as of December 31, 1998. Vehicle financing involves the risk that collateral will decline in value faster than the balance of the loan it secures.

                 PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                     Years Ended December 31, 1998 and 1997

             (In thousands, except ratios, share and per share data)

Loan Maturity and Interest Rate Sensitivity. The following table presents loan portfolio information related to maturity distribution of commercial and industrial loans and real estate construction loans based on scheduled repayments at December 31, 1998.

                                                     LOAN MATURITY

                                                       Due Within       Due One to        Due After
                                                        One Year        Five Years       Five Years          Total
                                                     ---------------   --------------   --------------   ---------------
Commercial and industrial loans                   $        4,073            6,896            1,921            12,890
Real estate - construction                                   635              182              --                817



The following table presents the interest rate sensitivity of commercial and industrial loans and real estate construction loans maturing after one year as of December 31, 1998.

                                               INTEREST RATE SENSITIVITY

Fixed interest rates                                                                                   $       3,541
Variable interest rates                                                                                        5,458
                                                                                                         ---------------
          Total maturing after one year                                                                $       8,999
                                                                                                         ===============

Nonperforming Assets. Interest on loans is normally accrued from the date a disbursement is made and recognized as income as it is accrued. Generally, the Company reviews any loan on which payment has not been made for 90 days for potential nonaccrual. The loan is examined and the collateral is reviewed to determine loss potential. If the loan is placed on nonaccrual, any prior accrued interest which remains unpaid is reversed. Loans on nonaccrual amounted to $45 and $38 as of December 31, 1998 and 1997, respectively. Interest income that would have been earned on nonaccrual loans if they had been current in accordance with their original terms and the recorded interest that was included in income on these loans was not significant for 1998 and 1997. There were no commitments to lend additional funds to customers whose loans were on nonaccrual at December 31, 1998.

The following tables present information with respect to the Company's nonperforming assets and accruing loans 90 days or more past due by type as of the dates indicated.

                                                 NONPERFORMING ASSETS
                                                                                                  December 31,
                                                                                        --------------------------------
                                                                                             1998             1997
                                                                                        ---------------  ---------------
Nonperforming loans:
    Loans on nonaccrual - real estate                                                 $          45               38
Other real estate owned (OREO)                                                                   48              151
                                                                                        ---------------  ---------------
          Total nonperforming assets                                                  $          93              189
                                                                                        ===============  ===============

                 PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                     Years Ended December 31, 1998 and 1997

             (In thousands, except ratios, share and per share data)


Nonperforming assets totaled $93 or .10% of total gross loans and OREO as of December 31, 1998, as compared to $189 or .21% as of December 31, 1997. The following table presents the balance of accruing loans 90 days or more past due by type as of the dates indicated.

                                            ACCRUING LOANS 90 DAYS OR MORE
                                                   PAST DUE BY TYPE

                                                                                                  December 31,
                                                                                        --------------------------------
                                                                                             1998             1997
                                                                                        ---------------  ---------------
Loans 90 days or more past due by type:
       Real estate loans                                                              $         194              202
       Loans to individuals                                                                     232              138
       Commercial loans                                                                          22               32
                                                                                        ---------------  ---------------
                                                                                      $         448              372
                                                                                        ===============  ===============


Allowance for Loan Losses. The Company maintains an allowance for loan losses which it considers adequate to cover the risk of losses in the loan portfolio. The allowance is based upon management's ongoing evaluation of the quality of the loan portfolio, total outstanding and committed loans, previous charges against the allowance and current and anticipated economic conditions. The allowance is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance. The Company's management believe that as of December 31, 1998, the allowance is adequate. The amount of the provision for loan losses is a charge against earnings. Actual loan losses are charged against the allowance for loan losses.

The provision for loan losses for the years ended December 31, 1998 and 1997 was $300 and $350, respectively. The decrease in the provision during 1998 was due to a decrease in the amount of actual net loan losses.

As of December 31, 1998, the allowance for loan losses totaled $877 or .96% of total gross loans as compared with $747 or .84% of total loans as of December 31, 1997. Net charge-offs for the Company were $170 and $277 for the years ended December 31, 1998 and 1997, respectively. The ratio of net loan charge-offs during the period to average loans outstanding for the period was .20% and .33% for the years ended December 31, 1998 and 1997, respectively. Management evaluates the reasonableness of the allowance for loan losses on a quarterly basis and adjusts the provision as deemed necessary.

                 PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                     Years Ended December 31, 1998 and 1997

             (In thousands, except ratios, share and per share data)




The following table presents charged off loans, provisions for loan losses, recoveries on loans previously charged off, allowance adjustments and the amount of the allowance for the dates indicated.

                                         ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

                                                                                                  Years Ended
                                                                                                  December 31,
                                                                                        --------------------------------
                                                                                             1998             1997
                                                                                        ---------------  ---------------
Balance at beginning of year                                                          $            747              674
Loan charge-offs:
    Real estate loans:
       Residential                                                                                 (15)              (1)
    Loans to individuals for household,
       family and other consumer
       expenditures                                                                               (281)            (373)
    Commercial and industrial                                                                       (7)             (83)
                                                                                        ---------------  ---------------
          Total loan charge-offs                                                                  (303)            (457)
                                                                                        ---------------  ---------------

Less recoveries:
    Real estate loans:
       Residential                                                                                   3                1
    Loans to individuals for household,
       family and other consumer
       expenditures                                                                                127              165
    Commercial and industrial                                                                        3               14
                                                                                        --------------  ---------------
          Total loan recoveries                                                                    133              180
                                                                                        ---------------  ---------------
          Net loan charge-offs                                                                    (170)            (277)

Provisions for loan losses                                                                         300              350
                                                                                        ---------------  ---------------
          Balance at end of year                                                      $            877              747
                                                                                        ===============  ===============

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

                 PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                     Years Ended December 31, 1998 and 1997

             (In thousands, except ratios, share and per share data)


Loans are charged against the allowance when, in management's opinion, they are deemed uncollectible, although the Bank continues to aggressively pursue collection. Although management believes that the allowance for loan losses is adequate to absorb losses as they arise, there can be no assurance that (i) the Company will not sustain losses in any given period which could be substantial in relation to the size of the allowance for loan losses, (ii), the Company's level of nonperforming loans will not increase, (iii) the Company will not be required to make significant additional provisions to its allowance for loan losses, or (iv) the level of net charge-offs will not increase and possibly exceed applicable reserves.

The following table presents the allocation of the allowance for loan losses as of the dates indicated. Notwithstanding these allocations, the entire allowance for loan losses is available to absorb charge-offs in any category of loans.

                                        ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                                          December 31, 1998                  December 31, 1997
                                                ----------------------------------   -----------------------------------
                                                                     Percent of                           Percent of
                                                   Allowance       Loans in Each        Allowance        Loans in Each
                                                   for Loan         Category to         for Loan          Category to
                                                    Losses          Total Loans          Losses           Total Loans
                                                ----------------   ---------------   ----------------   ----------------
Real estate loans:
    Residential                              $             2               37.43%             --                 42.70%
    Other                                                --                12.33%             --                 10.13%
Loans to individuals for households,
    family and other consumer
    expenditures                                         272               35.78%             198                36.31%
Commercial and industrial loans                          169               14.06%              68                 9.91%
All other loans                                          --                  .40%             --                   .95%
Unallocated                                              434               --                 481                --
                                                ================   ===============   ================   ================
                                             $           877              100.00%             747               100.00%
                                                ================   ===============   ================   ================

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

Premises and Equipment

The Company's premises and equipment grew 12.32%, basically due to completion of an addition to the main office facility and land improvements relating to a new branch to be built in Campbell County.


Deposits

                 PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                     Years Ended December 31, 1998 and 1997

             (In thousands, except ratios, share and per share data)


Average deposits were $119,023 for the year ended December 31, 1998, an increase of $6,455 or 5.73% from $112,568 of average deposits for the year ended December 31, 1997. As of December 31, 1998, total deposits were $125,187, representing an increase of $9,654 or 8.36% from $115,533 in total deposits as of December 31, 1997. The increase in deposits during 1998 was primarily due to increases in previously existing accounts as well as new accounts opened as a result of relationship changes and new products offered.

For the year ended December 31, 1998, average demand deposits were $10,160 or 8.54% of average deposits. For the year ended December 31, 1997, average demand deposits were $9,485 or 8.43% of average deposits. Average interest-bearing deposits were $108,863 for the year ended December 31, 1998, representing an increase of $5,780 or 5.61% over the $103,083 in average interest-bearing deposits for the year ended December 31, 1997.

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

The following table presents the Company's average deposits and the average rate paid for each category of deposits for the period indicated.

                                              AVERAGE DEPOSIT INFORMATION

                                                                Year Ended                        Year Ended
                                                             December 31, 1998                 December 31, 1997
                                                     --------------------------------   --------------------------------
                                                        Average           Average          Average          Average
                                                       Amount of           Rate           Amount of           Rate
                                                        Deposits           Paid           Deposits            Paid
                                                     ---------------   --------------   --------------   ---------------
Noninterest-bearing demand
    deposits                                      $       10,160                 N/A         9,485                  N/A
Interest-bearing demand deposits                          14,802               2.93%        13,408                2.92%
Savings deposits                                          22,931               3.07%        23,705                3.08%
Certificates of deposit:
    Under $100,000                                        59,418               5.72%        55,891                5.70%
    $100,000 or more                                      11,712               5.70%        10,079                5.78%
                                                     ---------------                    --------------
          Total certificates of deposit                   71,130                            65,970
                                                     ---------------                    --------------
          Total average deposits                  $      119,023                           112,568
                                                     ===============                    ==============

The following table presents the maturity schedule of certificates of deposit of $100,000 or more as of December 31, 1998.

                 PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                     Years Ended December 31, 1998 and 1997

             (In thousands, except ratios, share and per share data)


                      CERTIFICATES OF DEPOSIT OVER $100,000

Three months or less                                           $       3,264
Over three through six months                                            949
Over six through 12 months                                             5,291
Over 12 months                                                         2,580
                                                               -----------------
          Total                                                $      12,084
                                                               =================

Financial Ratios

The following table presents certain financial ratios for the period indicated.


                           RETURN ON EQUITY AND ASSETS

                                                     Years Ended
                                                     December 31,
                                             --------------------------------
                                                  1998             1997
                                             ---------------  ---------------

Return on average assets                              1.12%            1.35%
Return on average equity                             10.40%           12.86%
Dividend payout ratio                                33.18%           28.03%
Average equity to average assets                     10.76%           10.50%


Capital Resources

The Company's financial position at December 31, 1998 reflects liquidity and capital levels currently adequate to fund anticipated future business expansion. Capital ratios are well in excess of required regulatory minimums for a well-capitalized institution. The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, and changing competitive conditions and economic forces. The adequacy of the Company's capital is reviewed by management on an ongoing basis. Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and to absorb potential losses.

The Company's capital position continues to exceed regulatory requirements. The primary indicators relied on by bank regulators in measuring the capital position are the Tier I capital, total risk-based capital and leverage ratios. Tier I capital consists of common and qualifying preferred stockholders' equity less goodwill. Total capital consists of Tier I capital, qualifying subordinated debt and a portion of the allowance for loan losses. Risk-based capital ratios are calculated with reference to risk weighted assets. The Company's Tier I capital ratio was 15.30% at December 31, 1998, compared to 15.40% at December 31, 1997. The total capital ratio was 16.20% at December 31, 1998, compared to 16.24% at December 31, 1997. These ratios are in excess of the mandated minimum requirements of 4% and 8%, respectively. As of December 31, 1998, the Company met all regulatory capital ratio requirements and was considered "well capitalized" in accordance with FDICIA.

Stockholders' equity reached $15,142 at December 31, 1998 compared to $14,042 at December 31, 1997. The leverage ratio consists of Tier I capital divided by quarterly average assets. At December 31, 1998, the Company's leverage ratio was 10.66% compared to 10.65% at December 31, 1997. Each of these exceeds the required minimum leverage ratio of 3%. The dividend payout ratio was 33.18% and 28.03% in 1998 and

                 PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                     Years Ended December 31, 1998 and 1997

             (In thousands, except ratios, share and per share data)


1997, respectively. During 1998, the Company paid dividends of $0.70 per share, up 4.48% from $0.67 per share paid in 1997.

Year 2000

The Company is cognizant of the risks posed by the Year 2000 (Y2K) issue for both our operation and our borrowers. The Company continues to place high priority regarding our Y2K efforts to identify any potential problems and determine corrective action. Our Y2K committee, which has representation from all areas of the Bank, including senior management and internal audit, continues to meet at least monthly to monitor servicers and business partners in their efforts to be Y2K prepared as well as complete our internal testing and remediation projects. Inventory and assessment of all Y2K related items was completed in April 1998.

The Company neither develops nor supports code for any information systems; therefore, our remediation efforts have been toward soliciting compliance from our vendors, business partners and servicers and on-site testing. The Company has identified all core and business critical applications and the hardware utilized for each. Our environmental systems such as HVAC and security systems have been noted. Y2K compliance from the vendors for these areas has been sought, and the Company notes that these applications are currently compliant or the vendor has submitted an acceptable timeline for compliance. The Company is monitoring the compliance efforts of such vendors and notes that in all cases, time lines are being substantially adhered to.

A written testing strategy was developed and internal mission critical testing is now completed without a single testing failure. Internal testing included, but was not limited to, the century rollover date on all hardware and software components followed by a complete update of core financial programs. Six other critical dates were tested utilizing unit tests, as well as integrated tests, where appropriate. Testing with third-party servicers has begun and is on target to be completed by March 1999. The Federal Reserve Bank of Richmond has provided comprehensive testing opportunities for our on-line connection. The Company has completed Y2K testing for each of the applications in use with the Federal Reserve. Third-party testing included data exchange where appropriate. All testing is documented and reviewed for acceptance by our internal audit department. In addition, documentation of the acceptance process will be made available for review by our federal regulators. The Company continues to be vigilant regarding any new Information Technology (IT) products and applications and performs appropriate testing.

The Company has identified credit risks associated with borrowers who may not be Y2K prepared through inquiry and completion of a readiness questionnaire. A bankwide credit risk assessment was completed and submitted to the Board of Directors. All new commercial credits continue to be evaluated for Y2K risk. Our lending area is currently reevaluating any credit risk originally designated with medium risk or higher to determine their current Y2K status. The Company expects that virtually all of our borrowers will be low risk by the end of first quarter 1999. However, methods to reduce risk for the Company, if lack of compliance threatens to impact the viability of our customers, have been established. Methods to reduce risk would be to require additional collateral, require additional cosigners, or call the note.

                 PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                     Years Ended December 31, 1998 and 1997

             (In thousands, except ratios, share and per share data)

With testing substantially completed, the Company is focusing primarily on the validation of the contingency plans developed to ensure business continuity throughout potential disruptions possible in the century change. A separate contingency task force has been established to direct the implementation and training necessary for a successful plan. This plan would enable the Company to continue to operate in the event of disruption of service from outside partners.

Although contingency plans address a number of scenarios, the Company does not believe it is possible for any business to address the potentially unlimited number of scenarios related to Y2K issues. Management does not believe in the most likely worse case scenarios, Y2K will have a material effect on the Company's results of operations, liquidity or financial condition. Although considered highly unlikely, management realizes that if its Y2K assessment, remediation or contingency plans prove to be inadequate, it could have a material adverse effect on the Company's results of operations, liquidity or financial condition.

The Company notes that the resources to address Y2K issues have been included in the budget approved by the Board of Directors. As of December 31, 1998, actual expenditures were $5. The estimated 1999 Y2K budget is $15.

The Company has confidence in our preparedness for the millennium change and in our ability to continue to successfully operate and handle the transactions of our customers.

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                           Consolidated Balance Sheets

                           December 31, 1998 and 1997

                        (In thousands, except share data)




                                    Assets                                               1998                1997
                                                                                   -----------------   -----------------
Cash and cash equivalents:
    Cash and due from banks (note 2)                                            $          3,323               3,304
    Federal funds sold                                                                     7,359               3,387
                                                                                   -----------------   -----------------
               Total cash and cash equivalents                                            10,682               6,691

Securities (note 3):
    Available-for-sale, at fair value                                                     20,352              22,039
    Held-to-maturity, at amortized cost (fair value of $15,084 in 1998
       and $10,898 in 1997)                                                               14,720              10,701
Federal Reserve Bank stock, at cost                                                           75                  75
Federal Home Loan Bank Stock, at cost                                                        409                 409
Loans, net (notes 4, 9 and 10)                                                            90,532              86,816
Premises and equipment, net (note 5)                                                       3,547               3,158
Other real estate owned                                                                       48                 151
Accrued income receivable                                                                  1,112               1,045
Other assets (note 8)                                                                        981                 565
                                                                                   -----------------   -----------------
               Total assets                                                     $        142,458             131,650
                                                                                   =================   =================

                     Liabilities and Stockholders' Equity

Liabilities:
    Deposits (note 6):
       Demand                                                                             10,993               9,524
       Savings and NOW accounts                                                           39,575              37,104
       Time                                                                               74,619              68,905
                                                                                   -----------------   -----------------
               Total deposits                                                            125,187             115,533

    Note payable to Federal Home Loan Bank                                                   900               1,000
    Accrued interest payable                                                                 587                 534
    Other liabilities (note 7)                                                               642                 541
                                                                                   -----------------   -----------------
               Total liabilities                                                         127,316             117,608
                                                                                   -----------------   -----------------

Stockholders' equity (notes 1 and 11):
    Common stock, $3 par value.  Authorized 3,000,000 shares, issued
       and outstanding 719,025 shares in 1998 and 1997                                     2,157               2,157
    Capital surplus                                                                          338                 338
    Retained earnings                                                                     12,424              11,409
    Accumulated other comprehensive income                                                   223                 138
                                                                                   -----------------   -----------------
               Total stockholders' equity                                                 15,142              14,042

Commitments, contingencies and other matters (notes 7, 9, 10 and 11)
                                                                                   -----------------   -----------------
               Total liabilities and stockholders' equity                       $        142,458             131,650
                                                                                   =================   =================

See accompanying notes to consolidated financial statements.

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

           Consolidated Statements of Income and Comprehensive Income

                     Years Ended December 31, 1998 and 1997

                      (In thousands, except per share data)


                                                                                         1998                1997
                                                                                   -----------------   -----------------
Interest income:
    Interest and fees on loans                                                  $          8,011               7,838
    Interest on securities:
       U.S. Treasury                                                                         229                 256
       U.S. Government agencies                                                              963               1,140
       Corporate                                                                             214                 165
       States and political subdivisions (tax exempt)                                        566                 518
       Other                                                                                  93                  73
    Interest on federal funds sold                                                           395                 134
                                                                                   -----------------   -----------------
               Total interest income                                                      10,471              10,124
                                                                                   -----------------   -----------------

Interest expense:
    Interest on deposits:
       Savings and NOW accounts                                                            1,137               1,123
       Time - other                                                                        3,398               3,184
       Time - $100,000 and over                                                              667                 582
    Other interest expense                                                                    59                   7
                                                                                   -----------------   -----------------
               Total interest expense                                                      5,261               4,896
                                                                                   -----------------   -----------------
               Net interest income                                                         5,210               5,228

Provision for loan losses (note 4)                                                           300                 350
                                                                                   -----------------   -----------------
               Net interest income after provision for loan losses                         4,910               4,878
                                                                                   -----------------   -----------------

Noninterest income:
    Service charges on deposit accounts                                                      263                 268
    Net gain on calls and sales of securities (note 3)                                        10                   4
    Other operating income                                                                   240                 134
                                                                                   -----------------   -----------------
               Total noninterest income                                                      513                 406
                                                                                   -----------------   -----------------

Noninterest expense:
    Salaries and employee benefits (note 7)                                                1,847               1,650
    Occupancy expense                                                                        167                  98
    Furniture and equipment                                                                  316                 330
    Other operating expenses                                                               1,028                 827
                                                                                   -----------------   -----------------
               Total noninterest expense                                                   3,358               2,905
                                                                                   -----------------   -----------------
               Income before income tax expense                                            2,065               2,379

Income tax expense (note 8)                                                                  548                 662
                                                                                   -----------------   -----------------
               Net income                                                                  1,517               1,717

Other comprehensive income, net of income tax expense:
    Net unrealized gains on securities available for sale                                     85                 150
                                                                                   -----------------   -----------------
               Comprehensive income                                             $          1,602               1,867
                                                                                   =================   =================
Basic net income per share                                                      $           2.11                2.39
                                                                                   =================   =================
Diluted net income per share                                                    $           2.09                2.39
                                                                                   =================   =================

See accompanying notes to consolidated financial statements.

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

           Consolidated Statements of Changes in Stockholders' Equity

                     Years Ended December 31, 1998 and 1997

                 (In thousands, except share and per share data)

                                                                                                  Accumulated
                                               Common Stock                                          Other
                                    ---------------------------------   Capital     Retained     Comprehensive
                                         Shares           Par Value     Surplus     Earnings         Income          Total
                                    ------------------   ------------  ----------  ------------  ---------------  ------------
Balances, December 31, 1996                719,025     $    2,157         338        10,174              (12)       12,657

Net income                                     --             --          --          1,717              --          1,717
Cash dividends declared
    by Bankshares ($.67 per share)             --             --          --           (482)             --           (482)
Change in net unrealized gains on
    available-for-sale securities,
    net of deferred income tax
    expense of $77                             --             --          --            --               150           150
                                    ------------------   ------------  ----------  ------------  ---------------  ------------
Balances, December 31, 1997                719,025          2,157         338        11,409              138        14,042

Net income                                     --             --          --          1,517              --          1,517
Cash dividends declared by
    Bankshares ($.70 per share)                --             --          --           (502)             --           (502)
Change in net unrealized gains on
    available-for-sale securities,
    net of deferred income tax
    expense of $44                             --             --          --            --                85            85
                                    ==================   ============  ==========  ============  ===============  ============
Balances, December 31, 1998                719,025     $    2,157         338        12,424              223        15,142
                                    ==================   ============  ==========  ============  ===============  ============


See accompanying notes to consolidated financial statements.

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                     Years Ended December 31, 1998 and 1997

                                 (In thousands)

                                                                                         1998               1997
                                                                                   -----------------  ------------------
Cash flows from operating activities:
    Net income                                                                  $          1,517               1,717
    Adjustments to reconcile net income to net cash provided by operating activities:
          Depreciation of bank premises and equipment                                        240                 213
          Amortization of organization costs                                                  28                   4
          Amortization of core deposit premium                                                13                  16
          Amortization of unearned fees, net                                                (133)               (102)
          Net amortization of premiums and discounts on
            securities                                                                        29                   8
          Provision for loan losses                                                          300                 350
          Provision for deferred income taxes                                               (166)                 74
          Net gain on calls and sales of securities                                          (10)                 (4)
          Net gain on sale of premises and equipment                                         (10)                 --
          Net (increase) decrease in:
            Accrued income receivable                                                        (67)                 21
            Other assets                                                                    (147)                121
          Net increase (decrease) in:
            Accrued interest payable                                                          53                  (3)
            Other liabilities                                                                101                 (12)
                                                                                   -----------------  ------------------
               Net cash provided by operating activities                                   1,748               2,403
                                                                                   -----------------  ------------------

Cash flows from investing activities:
    Purchases of held-to-maturity securities                                              (5,598)               (675)
    Purchases of available-for-sale securities                                            (9,817)               (471)
    Proceeds from maturities and calls of held-to-maturity securities                      1,568               1,874
    Proceeds from paydowns and maturities of held-to-maturity
       mortgage-backed securities                                                              4                   5
    Proceeds from maturities and calls of available-for-sale securities                    9,617               1,720
    Proceeds from paydowns and maturities of available-for-sale
       mortgage-backed securities                                                          2,003                 796
    Purchase of Federal Home Loan Bank stock                                                 --                   (6)
    Net increase in loans                                                                 (4,203)             (7,576)
    Recoveries on loans charged off                                                          133                 180
    Purchases of premises and equipment                                                   (1,380)             (2,155)
    Proceeds from sale of bank premises and equipment                                        761                 --
    Proceeds from sale and rental of other real estate owned                                 103                   5
                                                                                   -----------------  ------------------
               Net cash used in investing activities                                      (6,809)             (6,303)
                                                                                   -----------------  ------------------

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                     Years Ended December 31, 1998 and 1997

                                 (In thousands)

                                                                                        1998                1997
                                                                                  ------------------  -----------------
Cash flows from financing activities:
    Net increase in demand, savings and NOW deposits                            $          3,940                476
    Net increase in time deposits                                                          5,714              3,853
    Proceeds from (repayments of) note payable to Federal
       Home Loan Bank                                                                       (100)             1,000
    Dividends paid                                                                          (502)              (482)
                                                                                  ------------------  -----------------
               Net cash provided by financing activities                                   9,052              4,847
                                                                                  ------------------  -----------------
               Net increase in cash and cash equivalents                                   3,991                947

Cash and cash equivalents, beginning of year                                               6,691              5,744
                                                                                  ------------------  -----------------
Cash and cash equivalents, end of year                                          $         10,682              6,691
                                                                                  ==================  =================


Supplemental disclosure of cash flows information:

Cash paid during the year for:

       Income taxes                                                             $            719                629
                                                                                  ==================  =================

       Interest                                                                 $          5,250              4,899
                                                                                  ==================  =================


Supplemental schedule of noncash investing and financing activities:

       Transfer of loans to repossessed properties                              $            187                174
                                                                                  ==================  =================

       Loans charged against the allowance for loan
          losses                                                                $            303                457
                                                                                  ==================  =================

       Unrealized gains (losses) on available-for-sale
          securities                                                            $            129                227
                                                                                  ==================  =================


See accompanying notes to consolidated financial statements.

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997

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

       (a)    Consolidation

              The consolidated financial statements include the accounts of Pinnacle Bankshares Corporation and its wholly-owned subsidiary. All material intercompany balances and transactions have been eliminated.

       (b)    Securities

              The Bank classifies its securities in three categories: (1) debt securities that the Bank has the positive intent and ability to hold to maturity are classified as "held-to-maturity securities" and reported at amortized cost; (2) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as "trading securities" and reported at fair value, with unrealized gains and losses included in net income; and (3) debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as "available-for-sale securities" and reported at fair value, with unrealized gains and losses excluded from net income and reported in a separate component of stockholders' equity. Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts on a basis which approximates the level yield method. The Bank does not maintain trading account securities. Gains or losses on disposition are based on the net proceeds and adjusted carrying values of the securities called or sold, using the specific identification method. A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to net income, resulting in the establishment of a new cost basis for the security.

                                                                     (Continued)

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997

                 (In thousands, except share and per share data)


       (c)    Required Investments

              As members of the Federal Reserve and the Federal Home Loan Bank
              (FHLB) of Atlanta, the Bank is required to maintain certain minimum investments in the common stock of those entities. Required levels of investment are based upon the Bank's capital and a percentage of qualifying assets. In addition, the Bank is eligible to borrow from the FHLB with borrowings collateralized by qualifying assets, primarily residential mortgage loans, and the Bank's capital stock investment in the FHLB. At December 31, 1998, the Bank's available borrowing limit was approximately $20,500. The Bank had $900 and $1,000 in borrowings outstanding at December 31, 1998 and 1977, respectively. The note payable is due in December 2002 and bears interest at a fixed rate of 6.13 percent.

       (d)    Loans and Allowance for Loan Losses

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

                                                                     (Continued)

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997

                 (In thousands, except share and per share data)

              contractual terms of the loan agreement. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. Cash receipts on impaired loans receivable are applied first to reduce interest on such loans to the extent of interest contractually due and any remaining amounts are applied to principal.

       (e)    Loan Origination and Commitment Fees and Certain Related Direct
              Costs

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

       (f)    Bank Premises and Equipment

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

       (g)    Other Real Estate Owned

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


       (h)    Pension Plan

              On January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 132, Employers' Disclosure about Pension and Other Post-retirement Benefits. Statement 132 revises the Company's disclosure about pension and other post-retirement benefit plans. Statement 132 does not change the method of accounting for such plans.

                                                                     (Continued)

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997

                 (In thousands, except share and per share data)

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

       (i)    Income Taxes

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

       (j)    Stock Options

              The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.


       (k)    Net Income Per Share

              In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings per Share. Statement 128 established standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a

                                                                     (Continued)

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997

                 (In thousands, except share and per share data)


              reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

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

              The provisions of Statement 128 were adopted by the Company at December 31, 1997. The Statement requires restatement of all prior years' EPS data previously presented. The following is a reconciliation of the numerators and denominators of the basic and diluted EPS computations for the periods indicated:


                                                Net Income            Shares                Per Share
Year Ended December 31, 1998                   (Numerator)         (Denominator)              Amount
-----------------------------------          -----------------   ------------------      -----------------
Basic net income per share                $          1,517              719,025        $             2.11
                                                                                         =================
Effect of dilutive stock options                        --                 5,260
                                             -----------------   ------------------
Diluted net income per share              $          1,517              724,285        $             2.09
                                             =================   ==================      =================

Year Ended December 31, 1997
-----------------------------------

Basic net income per share                           1,717              719,025        $             2.39
                                                                                         =================
Effect of dilutive stock options                        --                   553
                                             -----------------   ------------------
Diluted net income per share              $          1,717              719,578        $             2.39
                                             =================   ==================      =================


       (l)    Consolidated Statements of Cash Flows

              For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks (with original maturities of three months or less), and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

       (m)    Use of Estimates

                                                                     (Continued)

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997

                 (In thousands, except share and per share data)


              In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated balance sheets and revenues and expenses for the years ended December 31, 1998 and 1997. Actual results could differ from those estimates.

       (n) Transfers and Servicing of Financial Assets and Extinguishments of Liabilities

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

       (o)    Comprehensive Income

              On January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income. Statement 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of general purpose financial statements. Statement 130 was issued to address concerns over the practice of reporting elements of comprehensive income directly in equity.

              The Company is required to classify items of "Other Comprehensive Income" (such as net unrealized gains (losses) on securities available-for-sale) by their nature in a financial statement

                                                                     (Continued)

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997

                 (In thousands, except share and per share data)

              and present the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. It does not require per share amounts of comprehensive income to be disclosed.

              In accordance with the provisions of the Statement, the Company has included Consolidated Statements of Income and Comprehensive Income in the accompanying consolidated financial statements. Comprehensive income consists of net income and net unrealized gains (losses) on securities available-for-sale. Also, accumulated other comprehensive income is included as a separate disclosure within the Consolidated Statements of Changes in Stockholders' Equity in the accompanying consolidated financial statements. Comprehensive income for the year ended December 31, 1997 is presented for comparative purposes. The adoption of Statement 130 did not have any effect on the Company's consolidated financial position, results of operation or liquidity.

       (p)    Reclassifications

              Certain reclassifications were made to prior year amounts to conform with 1998 presentation.


(2)    Restrictions on Cash

       To comply with Federal Reserve regulations, the Bank is required to maintain certain average reserve balances. The daily average reserve requirements were approximately $661 and $540 for the weeks including December 31, 1998 and 1997, respectively.


(3)    Securities

       The amortized costs, gross unrealized gains, gross unrealized losses and fair values for securities at December 31, 1998 and 1997 are as follows:

                                                                     (Continued)

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997

                 (In thousands, except share and per share data)

                                                                                  1998
                                                      -----------------------------------------------------------
                                                                         Gross          Gross
                                                       Amortized       Unrealized     Unrealized        Fair
Available-for-Sale                                       Costs           Gains          Losses         Values
                                                      -------------   -------------  -------------  -------------
U.S. Treasury securities and obligations of
    U.S. Government corporations and
    agencies                                       $     10,996             138                (7)     11,127
Obligations of states and political subdivisions          4,199             144            --           4,343
Mortgage-backed securities - Government                   4,208              61                (2)      4,267
Corporate securities                                        504               4            --             508
Other securities                                            107             --             --             107
                                                      -------------   -------------  -------------  -------------
                   Totals                          $     20,014             347                (9)     20,352
                                                      =============   =============  =============  =============



                                                                                 1998
                                                      -----------------------------------------------------------
                                                                         Gross          Gross
                                                       Amortized       Unrealized     Unrealized        Fair
Held-to-Maturity                                         Costs           Gains          Losses         Values
                                                      -------------   -------------  -------------  -------------

U.S. Treasury securities and obligations of
    U.S. Government corporations and
    agencies                                              2,411              16            --           2,427
Obligations of states and political subdivisions         12,302             360               (12)     12,650
Mortgage-backed securities - private                          7             --             --               7
                                                      -------------   -------------  -------------  -------------
                   Totals                          $     14,720             376               (12)     15,084
                                                      =============   =============  =============  =============


                                                                                 1997
                                                      -----------------------------------------------------------
                                                                         Gross          Gross
                                                       Amortized       Unrealized     Unrealized        Fair
Available-for-Sale                                       Costs           Gains          Losses         Values
                                                      -------------   -------------  -------------  -------------

U.S. Treasury securities and obligations of
    U.S. Government corporations and
    agencies                                             10,844              52               (16)     10,880
Obligations of states and political subdivisions          3,891             122                (1)      4,012
Mortgage-backed securities - Government                   6,223              60               (25)      6,258
Corporate securities                                        764              18            --             782
Other securities                                            107             --             --             107
                                                      -------------   -------------  -------------  -------------
                   Totals                          $     21,829             252               (42)     22,039
                                                      =============   =============  =============  =============

                                                                     (Continued)

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997

                 (In thousands, except share and per share data)

                                                                                 1997
                                                     -------------------------------------------------------------
                                                                        Gross           Gross
                                                      Amortized       Unrealized      Unrealized         Fair
Held-to-Maturity                                        Costs           Gains           Losses          Values
                                                     -------------   -------------   -------------   -------------
U.S. Treasury securities and obligations
    of U.S. Government corporations
    and agencies                                  $      3,142              17                 (4)       3,155
Obligations of states and political
    subdivisions                                         7,548             192                 (8)       7,732
Mortgage-backed securities - private                        11             --              --               11
                                                     =============   =============   =============   =============
                   Totals                         $     10,701             209                (12)      10,898
                                                     =============   =============   =============   =============




       The amortized costs and fair values of available-for-sale and held-to-maturity securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                              1998
                                                    -------------------------------------------------------------
                                                         Available-for-Sale              Held-to-Maturity
                                                    -----------------------------   -----------------------------
                                                     Amortized          Fair         Amortized          Fair
                                                       Costs           Values          Costs           Values
                                                    -------------   -------------   -------------   -------------
Due in one year or less                          $        769             775           2,198           2,213
Due after one year through five years                   6,778           6,867           2,730           2,810
Due after five years through ten years                  7,430           7,580           7,432           7,609
Due after ten years                                       829             863           2,353           2,445
                                                    -------------   -------------   -------------   -------------
                                                       15,806          16,085          14,713          15,077
Mortgage-backed securities                               4,208           4,267               7              7
                                                    --------------  --------------  --------------  -------------
                   Totals                         $     20,014          20,352          14,720         15,084
                                                    ==============  ==============  ==============  =============

       No securities were sold in 1998 or 1997. Gross gains of $10 and $4 were realized in 1998 and 1997, respectively, on calls of securities.

       Securities with amortized costs of approximately $2,100 and $3,950 (fair values of $2,156 and $3,989, respectively) as of December 31, 1998 and 1997, respectively, were pledged as collateral for public deposits.


(4)    Loans

                                                                     (Continued)

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997

                 (In thousands, except share and per share data)

       A summary of loans at December 31, 1998 and 1997 follows:

                                                                                  1998                1997
                                                                            -----------------   -----------------

Real estate loans:
    Residential                                                          $         34,324              37,557
    Other                                                                          11,307               8,912
Loans to individuals for household, family and other
    consumer expenditures                                                          32,817              31,942
Commercial and industrial loans                                                    12,890               8,714
All other loans                                                                       367                 840
                                                                            -----------------   -----------------
               Total loans, gross                                                  91,705              87,965

Less unearned income and fees                                                        (296)               (402)
                                                                            -----------------   -----------------
               Loans, net of unearned income and fees                              91,409              87,563

Less allowance for loan losses                                                       (877)               (747)
                                                                            =================   =================
               Loans, net                                                $         90,532              86,816
                                                                            =================   =================

       Nonaccrual loans amounted to approximately $45 and $38 at December 31, 1998 and 1997, respectively. Interest income that would have been earned on nonaccrual loans if they had been current in accordance with their original terms and the recorded interest that was included in income on these loans was not significant for 1998 and 1997. There were no commitments to lend additional funds to customers whose loans were on nonaccrual at December 31, 1998.

       In the normal course of business, the Bank has made loans to executive officers and directors. At December 31, 1998, loans to executive officers and directors were approximately $785 compared to $1,096 at December 31, 1997. During 1998, new loans to executive officers and directors amounted to approximately $723 and repayments amounted to approximately $1,034. Loans to companies in which executive officers and directors have an interest amounted to approximately $1,316 and $1,297 at December 31, 1998 and 1997, respectively. In addition, dealer loans purchased from companies owned by certain directors, and against whom the bank has recourse, amounted to approximately $174 and $261 at December 31, 1998 and 1997, respectively.



       Activity in the allowance for loan losses is summarized as follows:

                                                                     (Continued)

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997

                 (In thousands, except share and per share data)

                                                                                  1998                1997
                                                                            -----------------   -----------------

Balances, beginning of year                                              $            747                 674
Provision for loan losses                                                             300                 350
Loans charged off                                                                    (303)               (457)
Loan recoveries                                                                       133                 180
                                                                            -----------------   -----------------
               Balances, end of year                                     $            877                 747
                                                                            =================   =================


       At December 31, 1998 and 1997, the recorded investment in loans for which an impairment has been identified totaled approximately $216 and $96, respectively. The entire amounts of impaired loans of $216 and $96 related to loans with corresponding valuation allowances of approximately $91 and $13 at December 31, 1998 and 1997, respectively. The average recorded investment in impaired loans receivable during 1998 and 1997 was approximately $152 and $120. Interest income recognized on impaired loans during 1998 and 1997 was $25 and $5, including approximately $9 and $-0-, respectively, recognized on a cash basis.


(5)    Premises and Equipment

       Premises and equipment were comprised of the following as of December 31, 1998 and 1997:

                                                                                  1998                1997
                                                                            -----------------   -----------------

Land improvements                                                        $            367                 169
Buildings                                                                           2,528               1,056
Equipment, furniture and fixtures                                                   2,417               1,894
                                                                            -----------------   -----------------
                                                                                    5,312               3,119
    Less accumulated depreciation                                                  (2,643)             (2,417)
                                                                            -----------------   -----------------
                                                                                    2,669                 702

Land                                                                                  832               1,139
Construction-in-progress                                                               46               1,317
                                                                            -----------------   -----------------
                                                                         $          3,547               3,158
                                                                            =================   =================



(6)    Deposits

       A summary of deposits at December 31, 1998 and 1997 follows:

                                                                     (Continued)

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997

                 (In thousands, except share and per share data)

                                                                                  1998               1997
                                                                            -----------------  -----------------
Noninterest bearing:
    Demand deposits                                                      $         10,993              9,524
Interest bearing:
    Savings                                                                        22,675             23,700
    NOW accounts                                                                   16,900             13,404
    Time deposits                                                                  62,535             57,080
    Time deposits greater than $100,000                                            12,084             11,825
                                                                            -----------------  -----------------
                                                                         $        125,187            115,533
                                                                            =================  =================


        At December 31, 1998, the scheduled maturity of time deposits are as follows: $52,786 in 1999; $13,114 in 2000; $2,395 in 2001; $1,761 in
        2002 and $4,563 in 2003.


(7)    Employee Benefit Plans

       The Bank maintains a noncontributory defined benefit pension plan which covers substantially all of its employees. Benefits are computed based on employees' average final compensation and years of credited service. Pension expense amounted to approximately $108 and $82 in 1998 and 1997, respectively.

        The funded status of the pension plan at September 30, 1998 and 1997 (most recent information available) and pertinent assumptions are as follows:

                                                                                      Pension Benefits
                                                                                        December 31,
                                                                            -------------------------------------
                                                                                  1998                1997
                                                                            -----------------   -----------------
Change in Benefit Obligation

Benefit obligation at beginning of year                                  $          1,659               1,259
Service cost                                                                          114                  97
Interest cost                                                                         124                  94
Actuarial gain                                                                         28                 255
Benefits paid                                                                          (5)                (46)
                                                                            -----------------   -----------------
               Benefit obligation at end of year                                    1,920               1,659
                                                                            -----------------   -----------------

                                                                     (Continued)

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997

                 (In thousands, except share and per share data)

                                                                                              Pension Benefits
                                                                            -------------------------------------
                                                                                  1998                1997
                                                                            -----------------   -----------------
Change in Plan Assets

Fair value of plan assets at beginning of year                              $          1,456               1,144
Actual return on plan assets                                                              (9)                242
Employer contribution                                                                 --                     116
Benefits paid                                                                             (5)                (46)
                                                                            -----------------   -----------------
               Fair value of plan assets at end of year                                1,442               1,456
                                                                            -----------------   -----------------
               Funded status                                                            (478)               (203)
Unrecognized net actuarial gain                                                         (139)               (315)
Unrecognized prior service cost                                                          107                 116
                                                                            -----------------   -----------------
               Accrued pension benefit cost, included
                   in other liabilities                                     $           (510)               (402)
                                                                            =================   =================

Weighted Average Assumptions as of December 31
                                                                                   1998                1998
                                                                            -----------------   -----------------
Weighted average discount rate                                                          7.50%               7.50%
Expected return on plan assets                                                          9.00%               9.00%
Rate of compensation increase                                                           5.00%               5.00%

       The components of net periodic pension benefit cost under the plan is summarized as follows:

                                                                                  1998                1997
                                                                            -----------------   -----------------
Service cost                                                             $            114                  97
Interest cost                                                                         124                  94
Expected return on plan assets                                                       (131)               (103)
Net amortization (accretion)                                                            1                  (6)
                                                                            -----------------   -----------------
               Net pension cost                                          $            108                  82
                                                                            =================   =================


       Plan assets consisted of cash equivalents, U.S. Government securities, mortgage-backed securities, corporate bonds and equities securities in a pooled pension fund administered by the Virginia Bankers Association. The Company also has a 401(k) plan for which the Company does not currently match employee contributions to the plan.

                                                                     (Continued)

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997

                 (In thousands, except share and per share data)


(8)    Income Taxes

       Total income taxes for the years ended December 31, 1998 and 1997 are allocated as follows:

                                                                                  1998                1997
                                                                            -----------------   -----------------
Income                                                                   $            548                 662
Stockholders' equity for unrealized gains
    (losses) on available-for-sale securities
    recognized for financial reporting purposes                                        44                  77
                                                                            -----------------   -----------------
               Total                                                     $            592                 739
                                                                            =================   =================

       Income tax expense (benefit) attributable to income before income tax expense is summarized as follows:

                                                                                  1998                1997
                                                                            -----------------   -----------------

Current                                                                  $            714                 588
Deferred                                                                             (166)                 74
                                                                            -----------------   -----------------
               Total                                                     $            548                 662
                                                                            =================   =================


       Included in income tax expense were tax expenses of approximately $3 and $1 for the years ended December 31, 1998 and 1997, respectively, related to net realized gains and losses on the calls of securities.

       Income tax expense for the years ended December 31, 1998 and 1997 differed from the amounts computed by applying the U.S. Federal income tax rate of 34 percent to income before income tax expense as a result of the following:

                                                                                  1998                1997
                                                                            -----------------   -----------------
Computed "expected" income tax expense                                   $            702                 809
Increase (reduction) in income tax expense
    resulting from:
       Tax-exempt interest                                                           (195)               (176)
       Disallowance of interest expense                                                31                  26
       Other                                                                           10                   3
                                                                            -----------------   -----------------
               Total                                                     $            548                 662
                                                                            =================   =================

                                                                     (Continued)

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997

                 (In thousands, except share and per share data)


       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997 are as follows:

                                                                                  1998                1997
                                                                            -----------------   -----------------
Deferred tax assets:
    Loans, principally due to allowance for loan losses                  $            202                 158
    Accrued pension, due to accrual for financial
       reporting purposes in excess of actual pension
       contributions                                                                  173                 137
    Loans, due to unearned fees, net                                                   87                 --
    Other                                                                              27                  27
                                                                            -----------------   -----------------
               Total gross deferred tax assets                                        489                 322
    Less valuation allowance                                                           --                   --
                                                                            -----------------   -----------------
               Net deferred tax assets                                                489                 322
                                                                            -----------------   -----------------

Deferred tax liabilities:
    Bank premises and equipment, due to differences
       in depreciation                                                                 41                  40
    Prepaid expenses, due to capitalization for
       financial reporting purposes                                                     2                   2
    Net unrealized gains on available-for-sale securities                             115                  71
                                                                            -----------------   -----------------
               Total gross deferred tax liabilities                                   158                 113
                                                                            -----------------   -----------------
               Net deferred tax asset, included in other
                   assets                                                $            331                 209
                                                                            =================   =================

       The Bank has determined that a valuation allowance for the gross deferred tax assets is not necessary at December 31, 1998 and 1997, since realization of the entire gross deferred tax assets can be supported by the amounts of taxes paid during the carryback periods available under current tax laws.


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

                                                                     (Continued)

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997

                 (In thousands, except share and per share data)


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

       Financial instruments whose contract amounts represent credit risk:


                                                       Contract Amounts at
                                                           December 31,
                                              ----------------------------------
                                                    1998                1997
                                              -----------------   --------------

Commitments to extend credit               $         11,661               9,015
                                              =================   ==============

Standby letters of credit                  $            703               1,369
                                              =================   ==============

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

       Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including bond financing and similar transactions. Unless renewed, substantially all of the Bank's credit commitments at December 31, 1998 will expire within one year. Management does not anticipate any material losses as a result of these transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.


(10)   Concentrations of Credit Risk

                                                                     (Continued)

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997

                 (In thousands, except share and per share data)



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


(11)   Dividend Restrictions and Capital Requirements

       Bankshares' principal source of funds for dividend payments is dividends received from its subsidiary Bank. For the years ended December 31, 1998 and 1997, dividends from the subsidiary Bank totaled $538 and $522, respectively.

       Substantially all of Bankshares' retained earnings consists of undistributed earnings of its subsidiary Bank, which are restricted by various regulations administered by federal banking regulatory agencies. Under applicable federal laws, the Comptroller of the Currency restricts, without prior approval, the total dividend payments of the Bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits for the two preceding years. At December 31, 1998, retained net profits of the Bank which were free of such restriction approximated $2,174.

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

       Quantitative measures established by regulation to ensure capital adequacy require Bankshares and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital

                                                                     (Continued)

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997

                 (In thousands, except share and per share data)


       (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that Bankshares and the Bank meets all capital adequacy requirements to which it is subject.

       As of December 31, 1998, the most recent notification from Office of the Comptroller of the Currency categorized Bankshares and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, Bankshares and the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed Bankshares and the Bank's category.

       Bankshares and the Bank's actual capital amounts and ratios are presented in the table below.

                                                                                                To Be Well
                                                                                             Capitalized Under
                                                                      For Capital            Prompt Corrective
                                              Actual                Adequacy Purposes        Action Provisions
                                       -----------------------   ----------------------   -----------------------
                                         Amount      Ratio        Amount       Ratio       Amount       Ratio
                                       ----------- -----------   ----------  ----------   ----------  -----------
As of December 31, 1998:
    Total Capital
       (to Risk Weighted Assets):
          Bankshares consolidated    $  15,715         16.20%  $  7,761          >8.0%  $    N/A         N/A
          Bank                          15,708         16.19%     7,761          >8.0%     9,701          >10.0%
    Tier I Capital
       (to Risk Weighted Assets):
          Bankshares consolidated       14,838         15.30%     3,880          >4.0%       N/A         N/A
          Bank                          14,831         15.29%     3,880          >4.0%     5,821           >6.0%
    Tier I Capital (Leverage)
       (to Average Assets):
          Bankshares consolidated       14,838         10.66%     5,569          >4.0%       N/A         N/A
          Bank                          14,831         10.65%     5,568          >4.0%     6,960           >5.0%

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


(12)   Disclosures About Fair Value of Financial Instruments

                                                                     (Continued)

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997

                 (In thousands, except share and per share data)

       Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires the Company to disclose estimated fair values of its financial instruments.

       The following methods and assumptions were used to estimate the approximate fair value of each class of financial instrument for which it is practicable to estimate that value.

       (a)    Cash and Due from Banks and Federal Funds Sold

              The carrying amounts are a reasonable estimate of fair value.

       (b)    Securities

              The fair value of securities, except state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.


       (c)    Loans

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

       (d)    Deposits and Note Payable to Federal Home Loan Bank

              The fair value of demand deposits, NOW accounts, savings deposits and the note payable to the Federal Home Loan Bank is the amount payable on demand. The fair value of fixed maturity time deposits, certificates of deposit and the note payable to the Federal Home Loan Bank is estimated using the rates currently offered for deposits or borrowings of similar remaining maturities.

       (e)    Commitments to Extend Credit and Standby Letters of Credit

                                                                     (Continued)

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997

                 (In thousands, except share and per share data)

              The only amounts recorded for commitments to extend credit and standby letters of credit are the deferred fees arising from these unrecognized financial instruments. These deferred fees are not deemed significant at December 31, 1998 and 1997, and as such, the related fair values have not been estimated.

       The carrying amounts and approximate fair values of the Company's financial instruments are as follows at December 31, 1998 and 1997:

                                                                December 31,                      December 31,
                                                                     1998                             1997
                                                -------------------------------   -------------------------------
                                                   Carrying       Approximate       Carrying        Approximate
                                                   Amounts        Fair Values        Amounts        Fair Values
                                                ---------------  --------------   --------------   --------------
Financial assets:
    Cash and due from banks                   $       3,323           3,323            3,304            3,304
    Federal funds sold                                7,359           7,359            3,387            3,387
    Securities:
       Available-for-sale                            20,352          20,352           22,039           22,039
       Held-to-maturity                              14,720          15,084           10,701           10,898
    Federal Reserve Bank Stock                           75              75               75               75
    Federal Home Loan Bank Stock                        409             409              409              409
    Loans, net of unearned income and fees           91,409          93,000           87,563           87,828
                                                ---------------  --------------   --------------   --------------
               Total financial assets         $     137,647         139,602          127,478          127,940
                                                ===============  ==============   ==============   ==============


Financial liabilities:
    Deposits                                        125,187         126,019          115,533          116,165
    Notes payable to Federal Home Loan
       Bank                                             900             903            1,000            1,000
                                                ---------------  --------------   --------------   --------------
               Total financial liabilities    $     126,087         126,922          116,533          117,165
                                                ===============  ==============   ==============   ==============

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

                                                                     (Continued)

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997

                 (In thousands, except share and per share data)

       tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.


(13)   Parent Company Financial Information

       Condensed financial information of Pinnacle Bankshares Corporation (Parent) is presented below:


                                           Condensed Balance Sheets



                                                                                               December 31,
                                                                           -------------------------------------
                                                                                 1998                1997
                                                                           -----------------   -----------------
Assets

Investment in subsidiaries, at equity                                    $        15,135              14,020
Other assets                                                                          19                  36
                                                                           -----------------   -----------------
               Total assets                                              $        15,154              14,056
                                                                           =================   =================

Liabilities and Stockholders' Equity

Other liabilities                                                                      12                  14
Stockholders' equity (notes 1 and 11):
    Common stock of $3.00 par value.  Authorized
       3,000,000 shares; issued and outstanding 719,025
       shares                                                                       2,157               2,157
    Capital surplus                                                                   338                 338
    Retained earnings                                                              12,424              11,409
    Accumulated other comprehensive income                                            223                 138
                                                                            -----------------   -----------------
               Total stockholders' equity                                          15,142              14,042

Commitments, contingencies and other matters
    (notes 7, 9, 10 and 11)
                                                                            -----------------   -----------------
               Total liabilities and stockholders' equity                $         15,154              14,056
                                                                            =================   =================