Form 10KSB/A, Exhibit 13
period 1998-12-31
PINNACLE BANKSHARES CORP
filed 1999-04-01
CIK 1031233

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

                        PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997

                (In thousands, except share and per share data)

           Condensed Statements of Income and Comprehensive Income

                                                                         Years ended
                                                                         December 31,
                                                                   --------------------------
                                                                       1998          1997
                                                                   ------------  ------------
Income

Dividends from subsidiaries (note 11)                             $     538           522

Expenses

Other expenses                                                           63            25
                                                                   ------------  ------------
           Income before income tax benefit and equity
             in undistributed net income of subsidiaries                475           497

Applicable income tax benefit                                            12             7
                                                                   ------------  ------------
           Income before equity in undistributed net
             income of subsidiaries                                     487           504

Equity in undistributed net income of subsidiaries                    1,030         1,213
                                                                   ------------  ------------
           Net income                                                 1,517         1,717

Equity in other comprehensive income, net of income tax expense:
   Net unrealized gains on securities available-for-sale                 85           150
                                                                   ------------  ------------

           Comprehensive income                                   $   1,602         1,867
                                                                   ============  ============


                       Condensed Statements of Cash Flows

                                                                   Years ended
                                                                  December 31,
                                                           --------------------------
                                                               1998          1997
                                                           ------------  ------------
Cash Flows from Operating Activities

Net income                                                   $   1,517         1,717
Adjustments to reconcile net income to net cash
   provided by operating activities:
     Equity in undistributed net income of subsidiaries         (1,030)       (1,213)
     Decrease (increase) in other assets                            17              (36)
     Increase (decrease) in other liabilities                       (2)        14
                                                           ------------  ------------
           Net cash provided by operating activities               502           482
                                                           ------------  ------------

Cash Flows from Financing Activities

Cash dividends paid                                       $       (502)         (482)
                                                           ------------  ------------
           Net cash used in financing activities                  (502)         (482)
                                                           ------------  ------------
           Net increase (decrease) in cash                $        --            --
                                                           ============  ============

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997

                 (In thousands, except share and per share data)


(14) Stock Options

     The Company has an Incentive Stock Option Plan (the Plan) instituted on the effective date of May 1, 1997, pursuant to which the Company's Board of Directors may grant stock options to officers and key employees. The Plan authorizes grants of options to purchase up to 25,000 shares of the Company's authorized, but unissued common stock. Accordingly, 25,000 shares of authorized, but unissued common stock are reserved for use in the Plan. All stock options have been granted with an exercise price equal to the stock's fair market value at the date of grant.

     Stock options generally have 10-year terms, vest at the rate of 20 percent per year, and become fully exercisable five years from the date of grant.

     There were no options granted during 1998. The per share weighted average fair value of stock options granted during 1997 was $5.00 on the date of grant utilizing the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                            1998        1997
                                                        ----------  ----------

Expected dividend yield                                        4%          4%
Risk-free interest rate                                      6.5%        6.5%
Expected life of options                                7.5 years   7.5 years
Expected volatility of stock price                            30%         30%


     As previously mentioned, the Company applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value of its stock options at the grant date under SFAS No. 123, the Company's net income, basic net income per share and diluted net income per share would have decreased to the pro forma amounts indicated below:


                                                          1998        1997
                                                        ----------  ---------

Net income:
   As reported                                        $  1,517      1,717
   Pro forma                                             1,502      1,702

Basic net income per share:
   As reported                                        $   2.11       2.39
   Pro forma                                              2.09       2.37

Diluted net income per share:
   As reported                                        $   2.09       2.39
   Pro forma                                              2.07       2.37

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997

                 (In thousands, except share and per share data)

     Stock option activity during the years ended December 31, 1998 and 1997 is as follows:

                                                     Number        Weighted
                                                       of          Average
                                                     Shares       Exercise
                                                                    Price
                                                   -----------    -----------

Granted in 1997                                       15,000       $     20
Expired/forfeited/exercised                               --             --
                                                   ===========    ===========
Balances at December 31, 1998 and 1997                15,000       $     20
                                                   ===========    ===========



     At December 31, 1998 and 1997, all options outstanding had an exercise price of $20 per share. At December 31, 1998 and 1997, options for 3,000 and -0- shares, respectively, were exercisable.

                          Independent Auditors' Report


The Board of Directors and Stockholders
Pinnacle Bankshares Corporation:


We have audited the accompanying consolidated balance sheets of Pinnacle Bankshares Corporation and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pinnacle Bankshares Corporation and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


                                    /s/ KPMG LLP


Roanoke, Virginia
February 12, 1999

                 PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                             Directors and Officers



Directors

Pinnacle Bankshares Corporation
The First National Bank of Altavista

A. Willard Arthur                         James P. Kent, Jr.
Alvah P. Bohannon, III                    Percy O. Moore
James E. Burton, IV                       Herman P. Rogers, Jr.
John P. Erb                               Carroll E. Shelton
Robert L. Finch                           Kenneth S. Tyler, Jr.
Robert H. Gilliam, Jr.                    John L. Waller
R. B. Hancock, Jr.


Officers

Pinnacle Bankshares Corporation

Robert H. Gilliam, Jr.                    President & Chief Executive Officer
Carroll E. Shelton                        Vice President
Dawn P. Crusinberry                       Secretary, Treasurer & Chief Financial
Officer


Officers and Managers

The First National Bank of Altavista

Robert H. Gilliam, Jr.            President, Chief Executive Officer &
                                     Trust Officer
Carroll E. Shelton                Senior Vice President & Chief Lending Officer
Dawn P. Crusinberry               Vice President, Cashier & Chief Financial
                                     Officer
Betty S. Adkins                   Vice President & Deposit Services Manager
Lucy H. Johnson                   Vice President & Data Processing Manager
Danny R. Wilson                   Vice President & Mortgage Lending Manager
Pamela R. Adams                   Vice President & Real Estate Loan Officer
Ronald C. Clay                    Assistant Vice President & Recovery Manager
Robert L. Jennings                Assistant Vice President & Security Officer
Tony J. Bowling                   Assistant Vice President & Branch Manager
Daniel R. Wheeler                 Assistant Vice President & Dealer Finance
                                     Manager
Shawn D. Stone                    Assistant Vice President & Loan Officer
Cynthia W. Dunnavant              Loan Officer, Assistant Branch Manager &
                                     Compliance Officer
Brenda M. Eades                   Real Estate Loan Officer
C. Miranda Flynn                  Auditor
Tarry R. Pribble                  Collection Manager

                 PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                             Shareholder Information


Annual Meeting

The 1999 Annual Meeting of Shareholders will be held on April 13, 1999, at 11:30 a.m. at the Fellowship Hall of Altavista Presbyterian Church, located at 707 Broad Street, Altavista, Virginia.

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

                               1998                         1997
                   ---------------------------   ---------------------------
                   High        Low   Dividends   High        Low   Dividends
                   ----        ---   ---------   ----        ---   ---------
First Quarter     $27.00     $26.00     .17     $20.33     $18.00     .16
Second Quarter    $33.00     $28.50     .17     $20.00     $19.00     .17
Third Quarter     $35.00     $29.50     .18     $24.00     $21.00     .17
Fourth Quarter    $35.00     $32.38     .18     $26.00     $21.00     .17

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

On February 12, 1999, there were approximately 380 Stockholders of record of the Common Stock.

Requests for Information

Requests for information about the Company should be directed to Dawn P. Crusinberry, Secretary, Treasurer and Chief Financial Officer, P.O. Box 29, Altavista, Virginia 24517, telephone (804) 369-3000. A copy of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998, will be furnished without charge to shareholders upon request after March 31, 1999.