Form 10KSB40, Exhibit 13
period 1999-12-31
PINNACLE BANKSHARES CORP
filed 2000-03-17
CIK 1031233

                        PINNACLE BANKSHARES CORPORATION

                                     1999

                                 Annual Report

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                               Table of Contents

                          December 31, 1999 and 1998


                                                                                Page
Selected Historical Consolidated Financial Information........................     1

President's Letter............................................................     2

Management's Discussion and Analysis of Financial Condition
 and Results of Operations....................................................     4

Consolidated Balance Sheets...................................................    21

Consolidated Statements of Income and Comprehensive Income....................    22

Consolidated Statements of Changes in Stockholders' Equity....................    23

Consolidated Statements of Cash Flows.........................................    24

Notes to Consolidated Financial Statements....................................    26

Independent Auditors' Report..................................................    49

Directors and Officers........................................................    50

Bank Locations................................................................    51

Shareholder Information.......................................................    52

       PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY
   Selected Historical Consolidated Financial Information
(In thousands, except ratios, share and per share data)




                                                                     Years Ended December 31,

                                                 ------------------------------------------------------------------
                                                     1999           1998          1997          1996         1995
                                                 ------------   -----------   ------------   ----------    --------

Income Statement Data:
      Net interest income                        $  5,525          5,210         5,228         4,749          4,388
      Provision for loan losses                       340            300           350           205            240
      Noninterest income                              759            513           406           378            192
      Noninterest expenses                          3,863          3,358         2,905         2,764          2,712
      Income tax expense                              526            548           662           573            438
      Net income                                    1,555          1,517         1,717         1,585          1,190


Per Share Data:
      Basic net income                               2.16           2.11          2.39          2.20           1.66
      Diluted net income                             2.14           2.09          2.39          2.20           1.66
      Cash dividends                                 0.72           0.70          0.67          0.59           0.56
      Book value                                    21.66          21.06         19.53         17.60          16.28


Balance Sheet Data:
      Assets                                      153,956        142,458       131,650       124,951        119,380
      Loans, net of unearned income
        and fees and allowance for
        loan losses                               100,737         90,532        86,816        79,842         75,484
      Total investment securities                  37,260         35,072        32,740        35,766         34,647
      Deposits                                    136,389        125,187       115,533       111,204        106,678


      Stockholders' equity                         15,590         15,142        14,042        12,657         11,709
      Basic average shares outstanding            719,649        719,025       719,025       719,025        719,025
      Diluted average shares outstanding          725,877        724,285       719,578       719,025        719,025


Performance Ratios:
      Return on average assets                       1.03%          1.12%         1.35%         1.30%          1.01%
      Return on average equity                      10.10%         10.40%        12.86%        13.01%         10.87%
      Dividend payout                               33.33%         33.18%        28.03%        26.93%         33.80%

Asset Quality Ratios:
      Allowance for loan losses to
        total loans, net of unearned
        income and fees                              0.92%          0.96%         0.85%         0.84%          0.82%
      Net charge-offs to average loans,
        net of unearned income and
        fees                                         0.29%          0.20%         0.33%         0.20%          0.24%


Capital Ratios:
      Leverage                                      10.47%         10.66%        10.65%        10.14%          9.63%
      Risk-based:
        Tier 1 capital                              14.87%         15.30%        15.40%        15.79%         15.06%
        Total capital                               15.75%         16.20%        16.24%        16.63%         15.88%
      Average equity to average assets              10.24%         10.76%        10.50%        10.01%          9.27%

TO OUR SHAREHOLDERS, CUSTOMERS AND FRIENDS:

The highlight of 1999 was clearly the establishment of the Bank's new Airport Branch on Wards Road in northern Campbell County, just south of the Lynchburg Regional Airport. The branch represents the Bank's first full service office located outside the limits of the Town of Altavista. The opening in June culminated a two year effort involving site location and acquisition, site development and building design and construction. We are most pleased with our location and facility which provide a needed expansion of our market and position us to capitalize on the rapid growth occurring on the Route 29 corridor between Lynchburg and Altavista. The Airport Branch contributed to our growth in deposits and loans in 1999 and added to our costs which resulted in our returns being lower in 1999 than in 1998.

Net income for 1999 was $1,555,000, 2.50% higher than in 1998. Return on average assets was 1.03% for 1999 and return on average equity was 10.10%. Competitive pricing pressures continue to compress our net interest margin. A significant increase in income from sources other than interest has served to partially offset higher operating costs.

Total assets as of December 31, 1999 were $153,956,000, an increase of 8.07% for the year and a new high for the Company. Average assets for 1999 amounted to $150,464,000.

Loans, net of unearned income and allowance for loan losses, grew by $10,205,000, 11.27%, in 1999. The growth was spread over all categories of loans. Net loans outstanding amounted to $100,737,000 at year-end 1999. A strong economy has resulted in continued positive loan demand. $340,000 was expensed during the year as a provision for losses on loans and the balance of the allowance for loan losses at the end of 1999 was $938,000.

Total deposits increased $11,202,000, 8.95%, in 1999 and ended the year at $136,389,000. Although growth did occur in noninterest-bearing demand deposits during the year, interest-bearing deposits amounted to 91.50% of total deposits at the end of 1999.

Stockholders' equity was $15,590,000 at December 31, 1999. Average equity for 1999 was 10.24% of average assets. By all regulatory standards Pinnacle Bankshares is a "well capitalized" company. Cash dividends of $0.72 per share were paid in 1999, compared with $0.70 per share in 1998. 1999 marks the twenty-third consecutive year of an increase in cash dividend payments.

The Dividend Reinvestment Plan implemented in April 1999, has been favorably received by shareholders. Approximately 26% of outstanding shares are currently participating in this plan, whereby shareholders utilize cash dividends to acquire additional shares in the Company. Commensurate with implementation of the Dividend Reinvestment Plan, Registrar and Transfer Company of Cranford, New Jersey, was appointed transfer and dividend distribution agent for Pinnacle Bankshares.

One change in board membership occurred in 1999. Scott Tyler resigned from both the holding company and Bank boards due to relocation of his residence out-of-state. Scott was our senior board member in terms of service and his experience and board leadership are missed. We are fortunate to have added Warren Lowder to both boards. Warren is Vice President, Secretary and Chief Financial Officer of The Lane Company, Inc. and his strong financial background and acumen are already contributing to our Company. Warren is standing for election as a Class III Director of Pinnacle Bankshares at the 2000 Annual Meeting of Shareholders.

The service of Robert L. Finch as a Director of First National Bank and Pinnacle Bankshares is coming to a close in 2000. Bob is to be commended for the diligence and faithfulness with which he has discharged his duties over the past fourteen years.

As we enter a new millennium, it is gratifying to recognize that Y2K has quietly faded away. An inordinate level of human and financial resources were devoted to insuring that the millennium change would not cause a disruption in our service. We can now focus our attention on new products and services and new and more effective means of service delivery.

Pinnacle Bankshares represents a valuable community banking franchise for Campbell County and surrounding areas. We are continually seeking ways to make our Company better, to be more productive and to enhance shareholder value. Your support is critical to our success and for that support we are eternally grateful. Working together, we look forward to producing stronger returns in the future.



                                        Robert H. Gilliam, Jr.
                                        President and Chief Executive Officer

March 1, 2000

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

                    Years Ended December 31, 1999 and 1998

            (In thousands, except ratios, share and per share data)



Management's Discussion and Analysis  (Dollar amounts in 000's)

The following is management's discussion and analysis of the financial condition and results of operations of the Company as of and for the years ended December 31, 1999 and 1998. The discussion should be read in conjunction with the Company's consolidated financial statements and notes thereto.

Overview

Total assets at December 31, 1999 were $153,956, up 8.07% from $142,458 at December 31, 1998. The principal components of the Company's assets at the end of the year were $37,260 in securities and $100,737 in net loans. During the year ended December 31, 1999, gross loans increased 11.13% or $10,211. The Company's lending activities are a principal source of income.

Total liabilities at December 31, 1999 were $138,366, up 8.68% from $127,316 at December 31, 1998, with the increase reflective of a rise in total deposits of $11,202 or 8.95%. Noninterest-bearing demand deposits increased $602 or 5.48% and represented 8.50% of total deposits at December 31, 1999. The Company's deposits are provided by individuals and businesses located within the communities served.

Total stockholders' equity at December 31, 1999 was $15,590, compared to $15,142 at December 31, 1998.

The Company had net income of $1,555 for the year ended December 31, 1999, compared to net income of $1,517 for the year ended December 31, 1998, an increase of 2.50%.

Profitability as measured by the Company's return on average assets (ROA) was 1.03% in 1999, down from 1.12% in 1998. Another key indicator of performance, the return on average equity (ROE), was 10.10% for 1999, compared to 10.40% for 1998.

Results of Operations

Net Interest Income. Net interest income represents the principal source of earnings for the Company. Net interest income is the amount by which interest and fees generated from loans, securities and other interest-earning assets exceed the expense associated with funding those assets. Changes in the amounts and mix of interest-earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income. Changes in the interest rate environment and the Company's cost of funds also affected net interest income.

The net interest margin decreased from 4.20% for the year ended December 31, 1998, to 4.08% for the year ended December 31, 1999. Net interest income was $5,525 for the year ended December 31, 1999 and is attributable to interest income from loans and securities exceeding the cost associated with interest paid on deposits. The decrease in the interest rate spread is a result of the falling interest rate environment and assets repricing at lower rates faster than corresponding interest-bearing liabilities. Although the Bank's cost of funds was 0.23% less than the same period in 1998, a lower interest rate environment and strong competitive factors contributed to a decline in the yield on loans and investments for the year ended December 31, 1999, compared to December 31, 1998.

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

                    Years Ended December 31, 1999 and 1998

            (In thousands, except ratios, share and per share data)



The following table presents the major categories of interest-earning assets, interest-earning liabilities and stockholders' equity with corresponding average balances, related interest income or interest expense and resulting yield and rates for the period indicated.

                        ANALYSIS OF NET INTEREST INCOME

                                                                                Years Ended December 31,
                                                      ------------------------------------------------------------------------------
                                                                         1999                                  1998
                                                      ---------------------------------------  -------------------------------------
                                                                        Interest       Rate                   Interest        Rate
                                                        Average         Income/      Earned/     Average      Income/       Earned/
              Assets                                   Balance(1)       Expense        Paid     Balance(1)    Expense         Paid
                                                      -----------      ----------   ---------  -----------   ----------   ---------
Interest-earning assets:
   Loans (2)(3)                                       $    96,735           8,657        8.95%      87,057        8,011        9.20%
   Investment securities:
     Taxable                                               25,083           1,557        6.21%      22,701        1,496        6.59%
     Tax-exempt (4)                                        12,907             825        6.39%      11,476          758        6.61%
   Interest-earning deposits                                   52               3        5.77%          48            3        6.25%
   Federal funds sold                                       5,922             289        4.88%       7,425          395        5.32%
                                                      -----------      ----------              -----------   ----------
               Total interest-earning assets              140,699          11,331        8.05%     128,707       10,663        8.29%
Other assets:
   Allowance for loan losses                                 (921)                                    (811)
   Cash and due from banks                                  2,109                                    2,682
   Other assets, net                                        8,577                                    5,109
                                                      -----------                              -----------
               Total assets                           $   150,464                                  135,687
                                                      ===========                              ===========

          Liabilities and Stockholders' Equity

Interest-bearing liabilities:
   Savings and NOW                                    $    42,410           1,237        2.92%      37,733        1,137        3.01%
   Time                                                    79,498           4,307        5.42%      71,130        4,065        5.71%
   Other borrowings                                           860              53        6.16%         960           59        6.14%
                                                      -----------      ----------              -----------   ----------
               Total interest-bearing liabilities         122,768           5,597        4.56%     109,823        5,261        4.79%
Noninterest-bearing liabilities:
   Demand deposits                                         10,994                                   10,160
   Other liabilities                                        1,299                                    1,296
                                                      -----------                              -----------
               Total liabilities                          135,061                                  121,279
Stockholders' equity                                       15,403                                   14,408
                                                      -----------                              -----------
               Total liabilities and
                 stockholders' equity                 $   150,464                                  135,687           --
                                                      ===========      ----------              ===========   ----------
Net interest income                                                         5,734                                 5,402
                                                                       ==========                            ==========   ---------
Net interest margin (5)                                                                  4.08%                                 4.20%
                                                                                    =========                             =========

____________________
(1)  Averages are daily averages.

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

                    Years Ended December 31, 1999 and 1998

            (In thousands, except ratios, share and per share data)


(2) Loan interest income includes late charges and accretion of loan fees of $278 and $270 for 1999 and 1998, respectively.

(3) For the purpose of these computations, nonaccrual loans are included in average loans.

(4) Tax-exempt income from investment securities is presented on a tax-equivalent basis assuming a 34 percent U.S. Federal tax rate for 1999 and 1998.

(5) The net interest margin is calculated by dividing net interest income by average total interest-earning assets.

As discussed above, the Company's net interest income is affected by the change in the amounts and mix of interest-earning assets and interest-bearing liabilities, referred to as "volume change," as well as by changes in yields earned on interest-earning assets and rates paid on deposits and other borrowed funds, referred to as "rate change." The following table presents, for the periods indicated, a summary of changes in interest income and interest expense for the major categories of interest-earning assets and interest-bearing liabilities and the amounts of change attributable to variations in volumes and rates.

                             RATE/VOLUME ANALYSIS

                                                                                    Years Ended December 31,
                                                     -----------------------------------------------------------------------------
                                                                1999 compared to 1998                    1998 compared to 1997
                                                                 Increase (Decrease)                      Increase (Decrease)
                                                     ---------------------------------------   -----------------------------------
                                                         Volume         Rate           Net         Volume       Rate         Net
                                                     -----------    ----------    ----------   -----------  ----------  ----------
Interest earned on interest-earning assets:
   Loans (1)                                         $       858          (212)          646           280        (107)        173
   Investment securities:
     Taxable                                                 137           (76)           61          (112)        (24)       (136)
     Tax-exempt (2)                                           90           (23)           67            92         (28)         64
   Interest-earning deposits                                  --            --            --             1          --           1
   Federal funds sold                                        (75)          (31)         (106)          263          (2)        261
                                                     -----------    ----------    ----------   -----------  ----------  ----------
              Total interest earned on
                interest-earning assets                    1,010          (342)          668           524        (161)        363
                                                     -----------    ----------    ----------   -----------  ----------  ----------

Interest paid on interest-bearing liabilities:
   Savings and NOW                                           134           (34)          100            18          (4)         14
   Time                                                      430          (188)          242           299          --         299
   Other borrowings                                           (6)           --            (6)           52          --          52
                                                     -----------    ----------    ----------   -----------  ----------  ----------
              Total interest paid on
                interest-bearing liabilities                 558          (222)          336           369          (4)        365
                                                     -----------    ----------    ----------   -----------  ----------  ----------
              Change in net interest
                income                               $       452          (120)          332           155        (157)         (2)
                                                     ===========    ==========    ==========   ===========  ==========  ==========

__________________________

(1) Nonaccrual loans are included in the average loan totals used in the calculation of this table.

(2) Tax-exempt income from investment securities is presented on a tax equivalent basis assuming a 34 percent U.S. Federal tax rate for 1999 and 1998.

Provision for Loan Losses. The provision for loan losses is based upon the Company's evaluation of the quality of the loan portfolio, total outstanding and committed loans, previous loan losses and current and

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

                    Years Ended December 31, 1999 and 1998

            (In thousands, except ratios, share and per share data)


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

The provisions for loan losses for the years ended December 31, 1999 and 1998 were $340 and $300, respectively. The increase in 1999 was a result of an increase in the amount of actual net loan losses. See "Allowance for Loan Losses" for further discussion.

Noninterest Income. Total noninterest income for the year ended December 31, 1999 increased $246 or 47.95% to $759 from $513 in 1998. The Company's principal source of noninterest income is service charges and fees on deposit accounts, particularly transaction accounts, and fees from other bank products. The increase in 1999 is attributed to income generated from mortgage loans originated for sale in the secondary market which increased $99 for the year ended December 31, 1999, compared to 1998. Finance charges on the Business Manager Receivables Financing Program was another source of the increase. Fees from this program increased $61 for the year ended December 31, 1999, compared to 1998. In addition, in May the Bank began surcharging foreign customers at all three of its ATM locations.

Noninterest Expense. Total noninterest expense for the year ended December 31, 1999 increased $505 or 15.04% to $3,863 from $3,358 in 1998. The increase in noninterest expense is attributed to the effect of overall growth of the Company on personnel expenses, fixed asset costs associated with bank premises additions and other operating expenses. The Company opened a new branch just outside the city limits of Lynchburg, Virginia in June 1999.

Income Tax Expense. Applicable income taxes on 1999 earnings amounted to $526, resulting in an effective tax rate of 25.28% compared to $548, or 26.54%, in 1998. Effective tax rates are comparable with the overall decline attributable to an increase in tax exempt income in 1999 as compared to 1998.

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

                    Years Ended December 31, 1999 and 1998

            (In thousands, except ratios, share and per share data)


The Company's operating activities for the year ended December 31, 1999 resulted in net cash provided of $1,701 primarily due to net income of $1,555 adjusted for depreciation of $280, a provision for loan losses of $340, and an increase in accrued interest payable of $15, and partially offset by an increase in other assets of $252, an increase in accrued income receivable of $115, a decrease in other liabilities of $67, a provision for deferred income taxes of $26, and amortization of net unearned fees of $119. The Company's operating activities for the year ended December 31, 1998 resulted in net cash provided of $2,048 primarily due to net income of $1,517 adjusted for depreciation of $240, a provision for loan losses of $300, a decrease in other assets of $153, and increases in other liabilities and accrued interest payable of $101 and $53, respectively, and partially offset by an increase in accrued income receivable of $67, a provision for deferred income taxes of $166, and amortization of net unearned fees of $133.

The Company's cash flows from investing activities used net cash of $14,868 for the year ended December 31, 1999 compared to net cash used of $7,109 for 1998. In 1999, cash was used primarily to fund loans in the amount of $10,877, and for purchases of bank premises and equipment of $1,185. In 1998, cash was used primarily to fund loans in the amount of $4,203, and for purchases of bank premises and equipment of $1,202. Investing activities representing net proceeds from investment securities purchases, maturities and calls generated cash outflows of $3,153 in 1999 and $2,223 in 1998.

Net cash provided by financing activities for the year ended December 31, 1999 was $10,615 as compared to $9,502 for the year ended December 31, 1998. The net increase in deposits was $11,202 and $9,654 in 1999 and 1998, respectively. The Company borrowed $1,000 during 1997 under a note payable to the Federal Home Loan Bank and made principal repayments of $100 during each of 1999 and 1998. Cash dividends paid to stockholders were $519 and $502 in 1999 and 1998, respectively. During the year, the Company sold 900 shares of common stock to the Company's dividend reinvestment plan.

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

The Company's liquidity is provided by cash and due from banks, federal funds sold, investments available for sale, managing investment maturities, interest-earning deposits in other financial institutions and loan repayments. The Company's ratio of liquid assets to deposits and short-term borrowings was 22.03% as of December 31, 1999 as compared to 24.79% as of December 31, 1998. The Company sells excess funds as overnight federal funds sold to provide an immediate source of liquidity. Federal funds sold as of December 31, 1999 was $2,768 as compared to $7,359 as of December 31, 1998. Cash and due from banks of $5,362 as of December 31, 1999 was $2,039 higher when compared to the December 31, 1998 balance of $3,323. The increase in cash and due from banks was primarily related to Year 2000 cash reserve requirements. See "Year 2000" for further discussion.

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

                    Years Ended December 31, 1999 and 1998

            (In thousands, except ratios, share and per share data)


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

Interest Rates

While no single measure can completely identify the impact of changes in interest rates on net interest income, one gauge of interest rate sensitivity is to measure, over a variety of time periods, the differences in the amounts of the Company's rate-sensitive assets and rate-sensitive liabilities. These differences or "gaps" provide an indication of the extent to which net interest income may be affected by future changes in interest rates. A "positive gap" exists when rate-sensitive assets exceed rate-sensitive liabilities and indicates that a greater volume of assets than liabilities will reprice during a given period. This mismatch may enhance earnings in a rising interest rate environment and may inhibit earnings in a declining interest rate environment Conversely, when rate-sensitive liabilities exceed rate-sensitive assets, referred to as a "negative gap," it indicates that a greater volume of liabilities than assets will reprice during the period. In this case, a rising interest rate environment may inhibit earnings and a declining interest rate environment may enhance earnings. The cumulative one-year gap as of December 31, 1999 was $(54,522), representing 35.45% of total assets. This negative gap falls within the parameters set by the Company.

The following table illustrates the Company's interest rate sensitivity gap position at December 31, 1999.

                            REPRICING GAP POSITION

                                                               Repricing Period at December 31, 1999
                                                  ------------------------------------------------------------
                                                     1 Year        1-3 Years       3-5 Years       5-15 Years
                                                  ------------    ------------    ------------    ------------
ASSET/(LIABILITY):
   Cumulative interest rate sentivity gap            (54,552)        (48,106)        (20,852)         17,130

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

                    Years Ended December 31, 1999 and 1998

            (In thousands, except ratios, share and per share data)


As of December 31, 1999, the Company was liability-sensitive in periods up to five years and asset-sensitive beyond five years. The foregoing table does not necessarily indicate the impact of general interest rate movements on the Company's net interest yield, because the repricing of various categories of assets and liabilities is discretionary and is subject to competition and other pressures. As a result, various assets and liabilities indicated as repricing within the same period may in fact price at different times and at different rate levels. Management attempts to mitigate the impact of changing interest rates in several ways, one of which is to manage its interest rate-sensitivity gap. At December 31, 1999, all fluctuations fell within Company policy limitations. In addition to managing its asset/liability position, the Company has taken steps to mitigate the impact of changing interest rates by generating noninterest income through service charges, and offering products which are not interest rate-sensitive.

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

Investment securities available-for-sale as of December 31, 1999 were $21,920, an increase of $1,568 or 7.70% from $20,352 as of December 31, 1998. Investment securities held-to-maturity increased to $15,340 as of December 31, 1999 from $14,720 as of December 31, 1998, an increase of $620 or 4.21%.

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

                    Years Ended December 31, 1999 and 1998

            (In thousands, except ratios, share and per share data)

The following table presents the composition of the Company's investment portfolios as of the dates indicated.

                                                                                December 31,
                                                             -------------------------------------------------------
                                                                       1999                          1998
                                                            -------------------------    ---------------------------
                                                             Amortized        Fair        Amortized          Fair
Available-for-Sale                                             Costs         Values         Costs           Values
------------------                                          ----------     ----------    -----------       ---------
U.S. Treasury securities and obligations of U.S.
    Government corporations and agencies                    $   15,994         15,446         10,996          11,127
Obligations of states and political subdivisions                 4,192          4,158          4,199           4,343
Mortgage-backed securities - government                          2,285          2,266          4,208           4,267
Corporate securities                                               --             --             504             508
Other securities                                                    50             50            107             107
                                                            ----------      ---------      ---------       ---------
               Total available-for-sale                     $   22,521         21,920         20,014          20,352
                                                            ==========      =========      =========       =========

Held-to-Maturity
----------------
U.S. Treasury securities and obligations of U.S.
    Government corporations and agencies                    $    1,675          1,623          2,411           2,427
Obligations of states and political subdivisions                13,661         13,284         12,302          12,650
Mortgage-backed securities - private                                 4              4              7               7
                                                            ----------      ---------      ---------       ---------
               Total held-to-maturity                       $   15,340         14,911         14,720          15,084
                                                            ==========      =========      =========       =========

The following table presents the maturity distribution based on fair values and amortized costs of the investment portfolios as of the dates indicated.

                 INVESTMENT PORTFOLIO - MATURITY DISTRIBUTION

                                                                       December 31, 1999
                                                             -------------------------------------
                                                              Amortized       Fair
Available-for-Sale                                              Costs        Values        Yield
------------------                                           ----------     ---------    ---------
U.S. Treasury securities and obligations of U.S.
    Government corporations:
       Within one year                                       $    1,998         1,991       5.31%
       After one but within five years                            5,999         5,850       5.98%
       After five years through ten years                         7,997         7,605       6.49%
Obligations of states and subdivisions:
    After one but within five years                               1,709         1,718       5.26%
    After five years through ten years                            1,503         1,482       4.69%
    After ten years                                                 980           958       5.07%
Mortgage-backed securities - government                           2,285         2,266       6.58%
Other securities (1)                                                 50            50       1.25%
                                                             ----------      --------
               Total available-for-sale                      $   22,521        21,920
                                                             ==========      ========

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

                    Years Ended December 31, 1999 and 1998

            (In thousands, except ratios, share and per share data)


             INVESTMENT PORTFOLIO - MATURITY DISTRIBUTION (Cont.)

                                                                       December 31, 1999
                                                           ---------------------------------------
                                                            Amortized       Fair
Held-to-Maturity                                              Costs        Values         Yield
----------------                                           -----------   ----------    -----------
U.S. Treasury securities and obligations of U.S.
    Government corporations:
       After one but within five years                      $   1,175        1,160          5.31%
       After five years through ten years                         500          463          6.00%
Obligations of states and subdivisions:
    Within one year                                               381          382          5.81%
    After one but within five years                             3,265        3,245          5.22%
    After five years through ten years                          8,425        8,154          5.43%
    After ten years                                             1,590        1,503          4.38%
Mortgage-backed securities - private                                4            4          5.00%
                                                            ----------    --------
               Total held-to-maturity                       $  15,340       14,911
                                                            ==========    ========

_______________________

(1)  Equity securities assume a life greater than ten years.

Loan Portfolio

The Company's net loans were $100,737 as of December 31, 1999, an increase of $10,205 or 11.27% from $90,532 as of December 31, 1998.

The Company's ratio of net loans to total deposits was 73.86% as of December 31, 1999. Typically, the Company maintains a ratio of loans to deposits of between 70% and 85%. The loan portfolio primarily consists of commercial, real estate (including real estate term loans, construction loans and other loans secured by real estate), and loans to individuals for household, family and other consumer expenditures. However, the Company adjusts its mix of lending and the terms of its loan programs according to market conditions and other factors. The Company's loans are typically made to businesses and individuals located within the Company's market area, most of whom have account relationships with the Bank. There is no concentration of loans exceeding 10% of total loans which is not disclosed in the categories presented below. The Company has not made any loans to any foreign entities including governments, banks, businesses or individuals. Commercial and construction loans in the Company's portfolio are primarily variable rate loans and have little interest rate risk.

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

                    Years Ended December 31, 1999 and 1998

            (In thousands, except ratios, share and per share data)


The following table presents the composition of the Company's loan portfolio as of the dates indicated.

                                LOAN PORTFOLIO

                                                                     December 31,
                                                              -----------------------------
                                                                  1999             1998
                                                              ------------     ------------
Real estate loans:
    Residential                                                $   35,544           34,324
    Other                                                          12,378           11,307
Loans to individuals for household, family and other
    consumer expenditures                                          37,046           32,817
Commercial and industrial loans                                    16,457           12,890
All other loans                                                       491              367
                                                               ----------        ---------
               Total loans, gross                                 101,916           91,705
    Less unearned income and fees                                    (241)            (296)
                                                               ----------        ---------
               Loans, net of unearned income and fees             101,675           91,409
    Less allowance for loan losses                                   (938)            (877)
                                                               ----------        ---------
               Loans, net                                      $  100,737           90,532
                                                               ==========        =========

Commercial Loans. Commercial and industrial loans accounted for 16.15% of the Company's loan portfolio as of December 31, 1999. Such loans are generally made to provide operating lines of credit, to finance the purchase of inventory or equipment, and for other business purposes. Commercial loans are primarily made at rates that adjust with changes in the prevailing prime interest rate, are generally made for a maximum term of five years (unless they are term loans), and generally require interest payments to be made monthly. The creditworthiness of the borrower is reviewed, analyzed and evaluated on a periodic basis. Most commercial loans are collateralized with business assets such as accounts receivable, inventory and equipment. Even with substantial collateralization such as all the assets of the business and personal guarantees, commercial lending involves considerable risk of loss in the event of a business downturn or failure of the business.

Real Estate Loans. Real estate loans accounted for 47.02% of the Company's loan portfolio as of December 31, 1999. The Company makes commercial and industrial real estate term loans that are typically secured by a first deed of trust. 72.30% of the real estate loans were secured by 1-4 family residential properties and 1.96% of total real estate loans were construction loans. Real estate lending involves risk elements when there is lack of timely payment and/or a decline in the value of the collateral.

Installment Loans. Installment loans are represented by loans to individuals for household, family and other consumer expenditures. Installment loans accounted for 36.35% of the Company's loan portfolio as of December 31, 1999. Vehicle financing involves the risk that collateral will decline in value faster than the balance of the loan it secures.

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

                    Years Ended December 31, 1999 and 1998

            (In thousands, except ratios, share and per share data)

Loan Maturity and Interest Rate Sensitivity. The following table presents loan portfolio information related to maturity distribution of commercial and industrial loans and real estate construction loans based on scheduled repayments at December 31, 1999.

                                 LOAN MATURITY

                                            Due Within    Due One to      Due After
                                             One Year     Five Years     Five Years      Total
                                            ----------   ------------   ------------   ---------
Commercial and industrial loans              $ 3,263        10,526           2,668       16,457
Real estate - construction                       941            --              --          941

The following table presents the interest rate sensitivity of commercial and industrial loans and real estate construction loans maturing after one year as of December 31, 1999.

                           INTEREST RATE SENSITIVITY

Fixed interest rates                                              $   7,072
Variable interest rates                                               6,122
                                                                  ---------
     Total maturing after one year                                $  13,194
                                                                  =========

Nonperforming Assets. Interest on loans is normally accrued from the date a disbursement is made and recognized as income as it is accrued. Generally, the Company reviews any loan on which payment has not been made for 90 days for potential nonaccrual. The loan is examined and the collateral is reviewed to determine loss potential. If the loan is placed on nonaccrual, any prior accrued interest which remains unpaid is reversed. Loans on nonaccrual amounted to $48 and $45 as of December 31, 1999 and 1998, respectively. Interest income that would have been earned on nonaccrual loans if they had been current in accordance with their original terms and the recorded interest that was included in income on these loans was not significant for 1999 and 1998. There were no commitments to lend additional funds to customers whose loans were on nonaccrual at December 31, 1999.

The following tables present information with respect to the Company's nonperforming assets and accruing loans 90 days or more past due by type as of the dates indicated.

                             NONPERFORMING ASSETS

                                                                      December 31,
                                                                 ----------------------
                                                                   1999           1998
                                                                 --------       -------
Nonperforming loans - real estate loans on nonaccrual            $     48            45
Foreclosed properties                                                  --            48
                                                                 --------       -------
               Total nonperforming assets                        $     48            93
                                                                 ========       =======

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

                    Years Ended December 31, 1999 and 1998

            (In thousands, except ratios, share and per share data)

Nonperforming assets totaled $48 or 0.05% of total gross loans and foreclosed properties as of December 31, 1999, as compared to $93 or 0.10% as of December 31, 1998. The following table presents the balance of accruing loans 90 days or more past due by type as of the dates indicated.

                        ACCRUING LOANS 90 DAYS OR MORE
                               PAST DUE BY TYPE

                                                                           December 31,
                                                                     ------------------------
                                                                       1999            1998
                                                                     --------        --------
Loans 90 days or more past due by type:
    Real estate loans                                                $    230             194
    Loans to individuals                                                  112             232
    Commercial loans                                                       46              22
                                                                     --------        --------
               Total accruing loans 90 days or more past due         $    388             448
                                                                     ========        ========

Allowance for Loan Losses. The Company maintains an allowance for loan losses which it considers adequate to cover the risk of losses in the loan portfolio. The allowance is based upon management's ongoing evaluation of the quality of the loan portfolio, total outstanding and committed loans, previous charges against the allowance and current and anticipated economic conditions. The allowance is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance. The Company's management believe that as of December 31, 1999, the allowance is adequate. The amount of the provision for loan losses is a charge against earnings. Actual loan losses are charged against the allowance for loan losses.

As of December 31, 1999, the allowance for loan losses totaled $938 or 0.92% of total loans, net of unearned income and fees, as compared to $877 or 0.96% as of December 31, 1998. The provision for loan losses for the years ended December 31, 1999 and 1998 was $340 and $300, respectively. The increase in the provision during 1999 was due to an increase in the amount of actual net loan losses. Net charge-offs for the Company were $279 and $170 for the years ended December 31, 1999 and 1998, respectively. The ratio of net loan charge-offs during the period to average loans outstanding for the period was .29% and .20% for the years ended December 31, 1999 and 1998, respectively. Management evaluates the reasonableness of the allowance for loan losses on a quarterly basis and adjusts the provision as deemed necessary.

The following table presents charged off loans, provisions for loan losses, recoveries on loans previously charged off, allowance adjustments and the amount of the allowance for the dates indicated.

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

                    Years Ended December 31, 1999 and 1998

            (In thousands, except ratios, share and per share data)


                     ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

                                                                    Years Ended
                                                                    December 31,
                                                             ----------------------
                                                               1999          1998
                                                             --------      --------
Balance at beginning of year                                 $    877           747
Loan charge-offs:
    Real estate loans - residential                               (61)          (15)
    Loans to individuals for household, family
       and other consumer expenditures                           (289)         (281)
    Commercial and industrial                                    (121)           (7)
                                                              -------       -------
               Total loan charge-offs                            (471)         (303)
                                                              -------       -------
Loan recoveries:
    Real  estate loans - residential                                3             3
    Loans to individuals for household, family
       and other consumer expenditures                            162           127
    Commercial and industrial                                      27             3
                                                              -------       -------
               Total loan recoveries                              192           133
                                                              -------       -------
               Net loan charge-offs                              (279)         (170)
Provisions for loan losses                                        340           300
                                                              -------       -------
Balance at end of year                                        $   938           877
                                                              =======       =======

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

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

                    Years Ended December 31, 1999 and 1998

            (In thousands, except ratios, share and per share data)

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

                                                         December 31, 1999                  December 31, 1998
                                                  --------------------------------   -------------------------------
                                                                     Percent of                        Percent of
                                                    Allowance      Loans in Each       Allowance      Loans in Each
                                                    for Loan        Category to        for Loan        Category to
                                                     Losses         Total Loans         Losses         Total Loans
                                                  --------------  ----------------   -------------    --------------
Real estate loans:
    Residential                                     $       30             34.87%             2             37.43%
    Other                                                   62             12.15%            --             12.33%
Loans to individuals for households, family
    and other consumer expenditures                        178             36.35%           272             35.78%
Commercial and industrial loans                            175             16.15%           169             14.06%
All other loans                                             --              0.48%            --              0.40%
Unallocated                                                493                --            434                --
                                                    ----------         ----------         -----         ----------
               Totals                               $      938            100.00%           877            100.00%
                                                    ==========         ==========         =====         ==========

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

Premises and Equipment

The Company's premises and equipment grew 28.47%, primarily due to completion of a new branch built immediately outside the city limits of Lynchburg, Virginia.


Deposits

Average deposits were $132,902 for the year ended December 31, 1999, an increase of $13,879 or 11.66% from $119,023 of average deposits for the year ended December 31, 1998. As of December 31, 1999, total deposits were $136,389, representing an increase of $11,202 or 8.95% from $125,187 in total deposits as of December 31, 1998. The increase in deposits during 1999 was primarily due to increases in previously

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

                    Years Ended December 31, 1999 and 1998

            (In thousands, except ratios, share and per share data)

existing accounts as well as new accounts opened as a result of relationship changes, new products offered and the opening of the new branch.

For the year ended December 31, 1999, average demand deposits were $10,994 or 8.27% of average deposits. For the year ended December 31, 1998, average demand deposits were $10,160 or 8.54% of average deposits. Average interest-bearing deposits were $121,908 for the year ended December 31, 1999, representing an increase of $13,045 or 11.98% over the $108,863 in average interest-bearing deposits for the year ended December 31, 1998.

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

                          AVERAGE DEPOSIT INFORMATION

                                                                  Year Ended                       Year Ended
                                                              December 31, 1999                  December 31, 1998
                                                          ----------------------------   -----------------------------
                                                             Average        Average         Average         Average
                                                            Amount of         Rate         Amount of          Rate
                                                           Deposits(1)        Paid        Deposits(1)         Paid
                                                          -------------   ------------   -------------    ------------
Noninterest-bearing demand deposits                       $     10,994          N/A           10,160            N/A
Interest-bearing demand deposits                                18,186         2.84%          14,802           2.93%
Savings deposits                                                24,224         2.97%          22,931           3.07%
Certificates of deposit:
    Under $100,000                                              65,802         5.43%          59,418           5.72%
    $100,000 or more                                            13,696         5.36%          11,712           5.70%
                                                          ------------                     ---------
               Total average certificates of deposit            79,498                        71,130
                                                          ------------                     ---------
               Total average deposits                     $    132,902                       119,023
                                                          ============                     =========

________________________

(1)  Averages are daily averages.

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

                    Years Ended December 31, 1999 and 1998

            (In thousands, except ratios, share and per share data)


The following table presents the maturity schedule of certificates of deposit of $100,000 or more as of December 31, 1999.

                        CERTIFICATES OF DEPOSIT OVER $100,000

Three months or less                                                  $  1,321
Over three through six months                                            1,113
Over six through 12 months                                               6,628
Over 12 months                                                           4,599
                                                                      --------

               Total certificates of deposit over $100,000            $ 13,661
                                                                      ========

Financial Ratios

The following table presents certain financial ratios for the periods indicated.

                          RETURN ON EQUITY AND ASSETS

                                                             Years Ended
                                                             December 31,
                                                        -----------------------
                                                           1999         1998
                                                        ----------   ----------
Return on average assets                                    1.03%        1.12%
Return on average equity                                   10.10%       10.40%
Dividend payout ratio                                      33.33%       33.18%
Average equity to average assets                           10.24%       10.76%

Capital Resources

The Company's financial position at December 31, 1999 reflects liquidity and capital levels currently adequate to fund anticipated future business expansion. Capital ratios are well in excess of required regulatory minimums for a well-capitalized institution. The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, and changing competitive conditions and economic forces. The adequacy of the Company's capital is reviewed by management on an ongoing basis. Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and to absorb potential losses.

The Company's capital position continues to exceed regulatory requirements. The primary indicators relied on by bank regulators in measuring the capital position are the Tier I capital, total risk-based capital and leverage ratios. Tier I capital consists of common and qualifying preferred stockholders' equity less goodwill. Total capital consists of Tier I capital, qualifying subordinated debt and a portion of the allowance for loan losses. Risk-based capital ratios are calculated with reference to risk weighted assets. The Company's Tier I capital ratio was 14.87% at December 31, 1999, compared to 15.30% at December 31, 1998. The total capital ratio was 15.75% at December 31, 1999, compared to 16.20% at December 31, 1998.

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

                    Years Ended December 31, 1999 and 1998

            (In thousands, except ratios, share and per share data)

These ratios are in excess of the mandated minimum requirements of 4% and 8%, respectively. As of December 31, 1999, the Company met all regulatory capital ratio requirements and was considered "well capitalized" in accordance with FDICIA.

Stockholders' equity reached $15,590 at December 31, 1999 compared to $15,142 at December 31, 1998. The leverage ratio consists of Tier I capital divided by quarterly average assets. At December 31, 1999, the Company's leverage ratio was 10.47% compared to 10.66% at December 31, 1998. Each of these exceeds the required minimum leverage ratio of 4%. The dividend payout ratio was 33.33% and 33.18% in 1999 and 1998, respectively. During 1999, the Company paid dividends of $0.72 per share, up 2.86% from $0.70 per share paid in 1998.

Year 2000

The Company was cognizant of the risks posed by the Year 2000 (Y2K) issue for both our operation and our borrowers. Subsequent to December 31, 1999, we are not aware of any information that indicates a significant vendor or service provider may be unable to sell goods or provide services to the Company because of Year 2000 issues. Further, the Company has not received any notifications from borrowers or regulatory agencies to which we are subject, nor are we aware of any such information which indicates that (1) a borrower has experienced significant issues which may impact their ability to service their loan or which may impact their borrowing agreement terms or covenants or (2) significant regulatory action is being or may be taken against the Company, as a result of Year 2000 issues.

The Company has not experienced any significant disruptions to our financial or operating activities caused by failure of our computerized systems resulting from Year 2000 issues. Management does not expect Year 2000 issues to have a material adverse effect on the Company's operations or financial results in 2000.

The Company has recorded costs associated with Year 2000 issues as incurred. As of December 31, 1999, a total of $16 of costs have been incurred, of which $9 was expensed in 1999.

The Company was prepared for the millennium change and continues to successfully operate and handle the transactions of our customers subsequent to December 31, 1999.

Future Accounting Considerations

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133. SFAS No. 137 defers the effective date of SFAS No. 133 to apply to all fiscal quarters of all fiscal years beginning after June 15, 2000. It is not anticipated that SFAS No. 133 will have a material effect on the consolidated financial position, results of operations or liquidity of the Company.

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                          Consolidated Balance Sheets

                          December 31, 1999 and 1998

                       (In thousands, except share data)


                                    Assets                                               1999                1998
                                                                                  --------------         ----------
Cash and cash equivalents:
    Cash and due from banks (note 2)                                            $          5,362               3,323
    Federal funds sold                                                                     2,768               7,359
                                                                                  --------------        ------------
                   Total cash and cash equivalents                                         8,130              10,682
Securities (note 3):
    Available-for-sale, at fair value                                                     21,920              20,352
    Held-to-maturity, at amortized cost (fair value of $14,911 in 1999
       and $15,084 in 1998)                                                               15,340              14,720
Federal Reserve Bank stock, at cost (note 1(c))                                               75                  75
Federal Home Loan Bank Stock, at cost (note 1(c))                                            427                 409
Loans, net (notes 4, 9 and 10)                                                           100,737              90,532
Premises and equipment, net (note 5)                                                       4,084               3,179
Foreclosed properties                                                                         --                  48
Accrued income receivable                                                                  1,227               1,112
Other assets (notes 5 and 8)                                                               2,016               1,349
                                                                                  --------------        ------------
                   Total assets                                                 $        153,956             142,458
                                                                                  ==============        ============
                     Liabilities and Stockholders' Equity
Liabilities:
    Deposits (note 6):
       Demand                                                                             11,595              10,993
       Savings and NOW accounts                                                           43,770              39,575
       Time                                                                               81,024              74,619
                                                                                  --------------        ------------
                   Total deposits                                                        136,389             125,187

    Note payable to Federal Home Loan Bank (note 1(c))                                       800                 900
    Accrued interest payable                                                                 602                 587
    Other liabilities (note 7)                                                               575                 642
                                                                                  --------------        ------------
                   Total liabilities                                                     138,366             127,316
                                                                                  --------------        ------------
Stockholders' equity (notes 11 and 14):
    Common stock, $3 par value.  Authorized 3,000,000 shares; issued
       and outstanding 719,925 shares in 1999 and 719,025 shares in 1998                   2,160               2,157
    Capital surplus                                                                          367                 338
    Retained earnings                                                                     13,460              12,424
    Accumulated other comprehensive income (loss)                                           (397)                223
                                                                                  --------------        ------------
                   Total stockholders' equity                                             15,590              15,142
Commitments, contingencies and other matters (notes 7, 9, 10 and 11)
                                                                                  --------------        ------------
                   Total liabilities and stockholders' equity                   $        153,956             142,458
                                                                                  ==============        ============

See accompanying notes to consolidated financial statements.

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

          Consolidated Statements of Income and Comprehensive Income

                    Years Ended December 31, 1999 and 1998

                     (In thousands, except per share data)

                                                                                         1999                1998
                                                                                  --------------        ------------
Interest income:
    Interest and fees on loans                                                  $          8,657               8,011
    Interest on securities:
       U.S. Treasury                                                                         214                 229
       U.S. Government agencies                                                            1,019                 963
       Corporate                                                                             288                 214
       States and political subdivisions (tax-exempt)                                        616                 566
       Other                                                                                  39                  93
    Interest on federal funds sold                                                           289                 395
                                                                                  --------------        ------------
                   Total interest income                                                  11,122              10,471
                                                                                  --------------        ------------
Interest expense:
    Interest on deposits:
       Savings and NOW accounts                                                            1,237               1,137
       Time - other                                                                        3,573               3,398
       Time - $100,000 and over                                                              734                 667
    Other interest expense                                                                    53                  59
                                                                                  --------------        ------------
                   Total interest expense                                                  5,597               5,261
                                                                                  --------------        ------------
                   Net interest income                                                     5,525               5,210
Provision for loan losses (note 4)                                                           340                 300
                                                                                  --------------        ------------
                   Net interest income after provision for loan losses                     5,185               4,910
                                                                                  --------------        ------------
Noninterest income:
    Service charges on deposit accounts                                                      297                 263
    Net realized gain on calls and sales of securities (note 3)                                4                  10
    Commissions and fees                                                                     267                 107
    Other operating income                                                                   191                 133
                                                                                  --------------        ------------
                   Total noninterest income                                                  759                 513
                                                                                  --------------        ------------
Noninterest expense:
    Salaries and employee benefits (note 7)                                                2,096               1,847
    Occupancy expense                                                                        205                 167
    Furniture and equipment                                                                  361                 316
    Other operating expenses                                                               1,201               1,028
                                                                                  --------------        ------------
                   Total noninterest expense                                               3,863               3,358
                                                                                  --------------        ------------
                   Income before income tax expense                                        2,081               2,065
Income tax expense (note 8)                                                                  526                 548
                                                                                  --------------        ------------
                   Net income                                                              1,555               1,517
Other comprehensive income (loss), net of income tax expense (benefit):
    Net unrealized gains (losses) on securities available for sale                          (620)                 85
                                                                                  --------------        ------------
                   Comprehensive income                                         $            935               1,602
                                                                                  ==============        ============
Basic net income per share (note 1(k))                                          $           2.16                2.11
                                                                                  ==============        ============
Diluted net income per share (note 1(k))                                        $           2.14                2.09
                                                                                  ==============        ============

See accompanying notes to consolidated financial statements.

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

          Consolidated Statements of Changes in Stockholders' Equity

                    Years Ended December 31, 1999 and 1998

                (In thousands, except share and per share data)


                                                                                               Accumulated
                                                                                                 Other
                                                                                              Comprehensive
                                             Common Stock            Capital     Retained        Income
                                         ------------------------
                                          Shares       Par Value     Surplus     Earnings        (Loss)          Total
                                         ---------   ------------   ---------   ----------   ---------------   ----------
Balances, December 31, 1997               719,025     $    2,157       338        11,409               138       14,042

Net income                                    --             --        --          1,517               --         1,517
Cash dividends declared by
    Bankshares ($0.70 per share)              --             --        --           (502)              --          (502)
Change in net unrealized gains on
    available-for-sale securities,
    net of deferred income tax
    expense of $44                            --             --        --            --                 85           85
                                         ---------   ------------   ---------   ----------   ---------------   ----------
Balances, December 31, 1998               719,025          2,157       338        12,424               223       15,142

Net income                                    --             --        --          1,555               --         1,555
Cash dividends declared by
    Bankshares ($0.72 per share)              --             --        --           (519)              --          (519)
Issuance of common stock                      900              3        29           --                --            32
Change in net unrealized gains
    (losses) on available-for-sale
    securities, net of deferred
    income tax benefit of $319                --             --        --            --              (620)         (620)
                                         ---------   ------------   ---------   ----------   ---------------   ----------
Balances, December 31, 1999               719,925     $    2,160       367        13,460             (397)       15,590
                                         =========   ============   =========   ==========   ===============   ==========

See accompanying notes to consolidated financial statements.

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                     Consolidated Statements of Cash Flows

                    Years Ended December 31, 1999 and 1998

                                (In thousands)

                                                                                         1999                1998
                                                                                     ------------        ------------
Cash flows from operating activities:
    Net income                                                                      $      1,555               1,517
    Adjustments to reconcile net income to net cash provided by operating activities:
          Depreciation of bank premises and equipment                                        280                 240
          Amortization of organization costs                                                 --                   28
          Amortization of core deposit premium                                                12                  13
          Amortization of unearned fees, net                                                (119)               (133)
          Net amortization of premiums and discounts on
            securities                                                                        30                  29
          Provision for loan losses                                                          340                 300
          Provision for deferred income taxes                                                 26                (166)
          Net gain on calls and sales of securities                                           (4)                (10)
          Net gain on sale of premises and equipment                                          --                 (10)
          Net decrease (increase) in:
           Accrued income receivable                                                        (115)                (67)
            Other assets                                                                    (252)                153
          Net increase (decrease) in:
            Accrued interest payable                                                          15                  53
            Other liabilities                                                                (67)                101
                                                                                     ------------        ------------

                   Net cash provided by operating activities                               1,701               2,048
                                                                                     ------------        ------------

Cash flows from investing activities:
    Purchases of held-to-maturity securities                                              (3,380)             (5,598)
    Purchases of available-for-sale securities                                            (6,755)             (9,817)
    Proceeds from maturities and calls of held-to-maturity securities                      2,738               1,568
    Proceeds from paydowns and maturities of held-to-maturity
       mortgage-backed securities                                                              4                   4
    Proceeds from maturities and calls of available-for-sale securities                    2,322               9,617
    Proceeds from paydowns and maturities of available-for-sale
       mortgage-backed securities                                                          1,918               2,003
    Purchase of Federal Home Loan Bank stock                                                 (18)                 --
    Net increase in loans                                                                (10,877)             (4,203)
    Recoveries on loans charged off                                                          192                 133
    Purchases of bank premises and equipment                                              (1,185)             (1,202)
    Other capital expenditures                                                              (224)               (178)
    Proceeds from sale of bank premises                                                      300                 461
    Proceeds from sale and rental of foreclosed properties                                    97                 103
                                                                                     ------------        ------------
                   Net cash used in investing activities                                 (14,868)             (7,109)
                                                                                     ------------        ------------

                                                                     (Continued)

                        PINNACLE BANKSHARES CORPORATION

                                AND SUBSIDIARY

                     Consolidated Statements of Cash Flows

                    Years Ended December 31, 1999 and 1998

                                (In thousands)

                                                                                         1999                1998
                                                                                     ------------        ------------
Cash flows from financing activities:
    Net increase in demand, savings and NOW deposits                                 $      4,797               3,940
    Net increase in time deposits                                                           6,405               5,714
    Repayments of note payable to Federal Home Loan Bank                                     (100)               (100)
    Proceeds from issuance of common stock                                                     32                  --
    Cash dividends paid                                                                      (519)               (502)
                                                                                      -----------         -----------

                   Net cash provided by financing activities                               10,615               9,052
                                                                                      -----------         -----------
                   Net increase (decrease) in cash and cash equivalents                    (2,552)              3,991

Cash and cash equivalents, beginning of year                                               10,682               6,691
                                                                                      -----------         -----------

Cash and cash equivalents, end of year                                               $      8,130              10,682
                                                                                      ===========         ===========

Supplemental Disclosure of Cash Flows Information:
    Cash paid during the year for:

       Income taxes                                                                  $        459                 719
                                                                                      ===========         ===========

       Interest                                                                      $      5,582               5,250
                                                                                      ===========         ===========

    Supplemental schedule of noncash investing and financing activities:

          Transfer of loans to repossessed properties                                $        259                 187
                                                                                      ===========         ===========
          Loans charged against the allowance for loan
            losses                                                                   $        471                 303
                                                                                      ===========         ===========

          Unrealized gains (losses) on available-for-sale
            securities                                                               $       (939)                129
                                                                                      ===========         ===========

          Receivable from sale of bank premises                                      $         --                 300
                                                                                      ===========         ===========

See accompanying notes to consolidated financial statements.

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 1999 and 1998

                (In thousands, except share and per share data)



(1)  Summary of Significant Accounting Policies

     The accounting and reporting policies of Pinnacle Bankshares Corporation ("Bankshares") and its wholly-owned subsidiary, The First National Bank of Altavista (the "Bank") (collectively, the "Company"), conform to generally accepted accounting principles and general practices within the banking industry.

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

     (c)  Required Investments

          As members of the Federal Reserve and the Federal Home Loan Bank
          (FHLB) of Atlanta, the Bank is required to maintain certain minimum investments in the common stock of those entities. Required levels of investment are based upon the Bank's capital and a percentage of qualifying assets. In addition, the Bank is eligible to borrow from the FHLB with borrowings collateralized

                                      26                             (Continued)

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 1999 and 1998

                (In thousands, except share and per share data)



       by qualifying assets, primarily residential mortgage loans, and the Bank's capital stock investment in the FHLB. At December 31, 1999, the Bank's available borrowing limit was approximately $21,300. The Bank had $800 and $900 in borrowings outstanding at December 31, 1999 and 1998, respectively. The note payable, due in December 2007, is payable in annual installments of $100 and bears interest at a fixed rate of 6.13 percent.

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

       Interest related to nonaccrual loans is recognized on the cash basis. Loans are generally placed in nonaccrual status when the collection of principal and interest is 90 days or more past due, unless the obligation relates to a consumer or residential real estate loan or is both well-secured and in the process of collection.

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

                                      27                             (Continued)

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 1999 and 1998

                (In thousands, except share and per share data)



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

   (f) Bank Premises and Equipment

       Bank premises and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed by the straight-line and declining-balance methods over the estimated useful lives of the assets. Depreciable lives include 15 years for land improvements, 39 years for buildings, and 7 years for equipment, furniture and fixtures. The cost of assets retired and sold and the related accumulated depreciation are eliminated from the accounts and the resulting gains or losses are included in determining net income. Expenditures for maintenance and repairs are charged to expense as incurred, and improvements and betterments are capitalized.

   (g) Foreclosed Properties

       Foreclosed properties consists of properties acquired through foreclosure or deed in lieu of foreclosure. These properties are carried at the lower of cost or fair value less estimated selling costs. Losses from the acquisition of property in full or partial satisfaction of debt are charged against the allowance for loan losses. Subsequent write-downs, if any, are charged to expense. Gains and losses on the sales of other real estate owned are recorded in net income in the year of the sale.

   (h) Pension Plan

       On January 1, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 132, Employers' Disclosure about Pension and Other Post-retirement Benefits. SFAS No. 132 revises the Company's disclosure about pension and other post-retirement benefit plans. SFAS No. 132 does not change the method of accounting for such plans.

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

                                      28                             (Continued)

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 1999 and 1998

                (In thousands, except share and per share data)



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

   (j) Stock Options

       The Company has adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

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

                                      29                             (Continued)

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 1999 and 1998

                (In thousands, except share and per share data)

                                                   Net Income              Shares                  Per Share
       Year Ended December 31, 1999               (Numerator)          (Denominator)                Amount
       ----------------------------           -----------------     -----------------         -----------------
       Basic net income per share             $           1,555               719,649         $            2.16
                                                                                              =================
       Effect of dilutive stock options                      --                 6,228
                                              -----------------     -----------------
       Diluted net income per share           $           1,555               725,877         $            2.14
                                              =================     =================         =================

       Year Ended December 31, 1998
       ----------------------------
       Basic net income per share             $           1,517               719,025         $            2.11
                                                                                              =================
       Effect of dilutive stock options                      --                 5,260
                                              -----------------     -----------------
       Diluted net income per share           $           1,517               724,285         $            2.09
                                              =================     =================         =================

   (l) Consolidated Statements of Cash Flows

       For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks (with original maturities of three months or less), and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

   (m) Comprehensive Income

       On January 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of general purpose financial statements. SFAS No. 130 was issued to address concerns over the practice of reporting elements of comprehensive income directly in equity.

       The Company is required to classify items of "Other Comprehensive Income" (such as net unrealized gains (losses) on securities available-for-sale) by their nature in a financial statement and present the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. It does not require per share amounts of comprehensive income to be disclosed.

       In accordance with the provisions of the Statement, the Company has included Consolidated Statements of Income and Comprehensive Income in the accompanying consolidated financial statements. Comprehensive income consists of net income and net unrealized gains (losses) on securities available-for-sale. Also, accumulated other comprehensive income is included as a separate disclosure within the Consolidated Statements of Changes in Stockholders' Equity in the accompanying consolidated financial statements. The adoption of SFAS No. 130 did not have any effect on the Company's consolidated financial position, results of operation or liquidity.

                                      30                             (Continued)

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 1999 and 1998

                (In thousands, except share and per share data)



     (n) Reclassifications

         Certain reclassifications have been made to prior year's consolidated financial statements to place them on a basis comparable with the 1999 consolidated financial statements.

     (o) Use of Estimates

         In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated balance sheets and revenues and expenses for the years ended December 31, 1999 and 1998. Actual results could differ from those estimates.


(2)  Restrictions on Cash

     To comply with Federal Reserve regulations, the Bank is required to maintain certain average reserve balances. The daily average reserve requirements were approximately $709 and $661 for the weeks including December 31, 1999 and 1998, respectively.


(3)  Securities

     The amortized costs, gross unrealized gains, gross unrealized losses and fair values for securities at December 31, 1999 and 1998 are as follows:

                                                                                           1999
                                                                ----------------------------------------------------------
                                                                                   Gross           Gross
                                                                  Amortized      Unrealized     Unrealized        Fair
     Available-for-Sale                                             Costs          Gains          Losses         Values
     ------------------                                         ------------   ------------   ------------    ------------
     U.S. Treasury securities and obligations of
             U.S. Government corporations and agencies          $     15,994             --           (548)         15,446
     Obligations of states and political subdivisions                  4,192             26            (60)          4,158
     Mortgage-backed securities - government                           2,285             15            (34)          2,266
     Other securities                                                     50             --             --              50
                                                                ------------   ------------   ------------    ------------
                    Total available-for-sale                    $     22,521             41           (642)         21,920
                                                                ============   ============   ============    ============

                                      31                             (Continued)

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 1999 and 1998

                (In thousands, except share and per share data)

                                                                                         1999
                                                              ----------------------------------------------------------
                                                                                 Gross           Gross
                                                                Amortized      Unrealized     Unrealized         Fair
     Held-to-Maturity                                             Costs          Gains          Losses          Values
     ----------------                                         ------------   ------------   ------------    ------------
     U.S. Treasury securities and obligations of
        U.S. Government corporations and agencies             $      1,675             --            (52)          1,623
     Obligations of states and political subdivisions               13,661             81           (458)         13,284
     Mortgage-backed securities - private                                4             --             --               4
                                                              ------------   ------------   ------------    ------------
               Total held-to-maturity                         $     15,340             81           (510)         14,911
                                                              ============   ============   ============    ============

                                                                                         1998
                                                              ----------------------------------------------------------
                                                                                 Gross          Gross
                                                                Amortized      Unrealized     Unrealized         Fair
     Available-for-Sale                                           Costs          Gains          Losses          Values
     ------------------                                       ------------   ------------   ------------    ------------
     U.S. Treasury securities and obligations of
        U.S. Government corporations and agencies             $     10,996            138             (7)         11,127
     Obligations of states and political subdivisions                4,199            144             --           4,343
     Mortgage-backed securities - government                         4,208             61             (2)          4,267
     Corporate securities                                              504              4             --             508
     Other securities                                                  107             --             --             107
                                                              ------------   ------------   ------------    ------------
               Total available-for-sale                       $     20,014            347             (9)         20,352
                                                              ============   ============   ============    ============

     Held-to-Maturity
     ----------------
     U.S. Treasury securities and obligations of
        U.S. Government corporations and agencies             $      2,411             16             --           2,427
     Obligations of states and political subdivisions               12,302            360            (12)         12,650
     Mortgage-backed securities - private                                7             --             --               7
                                                              ------------   ------------   ------------    ------------
               Total held-to-maturity                         $     14,720            376            (12)         15,084
                                                              ============   ============   ============    ============

     The amortized costs and fair values of available-for-sale and held-to-maturity securities at December 31, 1999, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                      32                             (Continued)

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 1999 and 1998

                (In thousands, except share and per share data)

                                                                                           1999
                                                        -------------------------------------------------------------------------
                                                                 Available-for-Sale                     Held-to-Maturity
                                                        ------------------------------------   ----------------------------------
                                                              Amortized             Fair            Amortized            Fair
                                                                Costs              Values             Costs             Values
                                                        --------------------   -------------   ------------------   -------------
     Due in one year or less                            $              1,998           1,991                  381             382
     Due after one year through five years                             7,708           7,568                4,440           4,405
     Due after five years through ten years                            9,500           9,087                8,925           8,617
     Due after ten years                                               1,030           1,008                1,590           1,503
                                                        --------------------   -------------   ------------------   -------------
                                                                      20,236          19,654               15,336          14,907

     Mortgage-backed securities                                        2,285           2,266                    4               4
                                                        --------------------   -------------   ------------------   -------------

                    Totals                              $             22,521          21,920               15,340          14,911
                                                        ====================   =============   ==================   =============

     No securities were sold in 1999 or 1998. Gross gains of $4 and $10 were realized in 1999 and 1998, respectively, on calls of securities.

     Securities with amortized costs of approximately $1,473 and $2,100 (fair values of $1,465 and $2,156, respectively) as of December 31, 1999 and 1998, respectively, were pledged as collateral for public deposits.


(4)  Loans

     A summary of loans at December 31, 1999 and 1998 follows:

                                                                          1999                 1998
                                                                   ----------------     ----------------
     Real estate loans:
        Residential                                                $         35,544               34,324
        Other                                                                12,378               11,307
     Loans to individuals for household, family and other
        consumer expenditures                                                37,046               32,817

     Commercial and industrial loans                                         16,457               12,890
     All other loans                                                            491                  367
                                                                   ----------------     ----------------
                    Total loans, gross                                      101,916               91,705
        Less unearned income and fees                                          (241)                (296)
                                                                   ----------------     ----------------
                    Loans, net of unearned income and fees                  101,675               91,409
        Less allowance for loan losses                                         (938)                (877)
                                                                   ----------------     ----------------
                    Loans, net                                     $        100,737               90,532
                                                                   ================     ================

     Nonaccrual loans amounted to approximately $48 and $45 at December 31, 1999 and 1998, respectively. Interest income that would have been

                                      33                             (Continued)

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 1999 and 1998

                (In thousands, except share and per share data)



     earned on nonaccrual loans if they had been current in accordance with their original terms and the recorded interest that was included in income on these loans was not significant for 1999 and 1998. There were no commitments to lend additional funds to customers whose loans were on nonaccrual at December 31, 1999.

     In the normal course of business, the Bank has made loans to executive officers and directors. At December 31, 1999, loans to executive officers and directors were approximately $566 compared to $785 at December 31, 1998. During 1999, new loans to executive officers and directors amounted to approximately $411 and repayments amounted to approximately $630. Loans to companies in which executive officers and directors have an interest amounted to approximately $2,199 and $1,316 at December 31, 1999 and 1998, respectively. In addition, dealer loans purchased from companies owned by certain directors, and against whom the bank has recourse, amounted to approximately $126 and $174 at December 31, 1999 and 1998, respectively.

     Activity in the allowance for loan losses is summarized as follows:

                                                                     1999                  1998
                                                              -----------------     -----------------
     Balances, beginning of year                              $             877                   747
     Provision for loan losses                                              340                   300
     Loans charged off                                                     (471)                 (303)
     Loan recoveries                                                        192                   133
                                                              -----------------     -----------------
     Balances, end of year                                    $             938                   877
                                                              =================     =================

     At December 31, 1999 and 1998, the recorded investment in loans for which an impairment has been identified totaled approximately $115 and $216, respectively. The entire amounts of impaired loans of $115 and $216 related to loans with corresponding valuation allowances of approximately $66 and $91 at December 31, 1999 and 1998, respectively. The average recorded investment in impaired loans receivable during 1999 and 1998 was approximately $224 and $152. Interest income recognized on impaired loans during 1999 and 1998 was $6 and $25, including approximately $3 and $9, respectively, recognized on a cash basis.

                                      34                             (Continued)

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 1999 and 1998

                (In thousands, except share and per share data)



(5)  Premises and Equipment

     Premises and equipment were comprised of the following as of December 31, 1999 and 1998:

                                                                    1999                 1998
                                                              ----------------     ----------------
     Land improvements                                        $            364                  189
     Buildings                                                           3,172                2,528
     Equipment, furniture and fixtures                                   2,810                2,417
                                                              ----------------     ----------------
                                                                         6,346                5,134
        Less accumulated depreciation                                   (2,921)              (2,643)
                                                              ----------------     ----------------
                                                                         3,425                2,491
     Land                                                                  659                  642
     Construction-in-progress                                               --                   46
                                                              ----------------     ----------------
               Premises and equipment, net                    $          4,084                3,179
                                                              ================     ================

     Certain land acquired in connection with the construction of the Company's newest branch facility will not be used in operations and is currently listed for sale. Accordingly, the property's carrying value of $329 is included in other assets on the consolidated balance sheets. In addition, certain land improvements made during construction of the branch were subject to a cost sharing arrangement with an adjacent property owner. Pursuant to this arrangement, the Company has recorded a receivable for reimbursement of capital expenditures in the amount of $263, which is included in other assets on the consolidated balance sheet.

(6)  Deposits

     A summary of deposits at December 31, 1999 and 1998 follows:

                                                                                           1999                 1998
                                                                                      ----------------    ----------------
     Noninterest-bearing demand deposits                                              $         11,595              10,993
     Interest-bearing:
        Savings                                                                                 24,430              22,675
        NOW accounts                                                                            19,340              16,900
        Time deposits                                                                           67,363              62,535
        Time deposits greater than $100,000                                                     13,661              12,084
                                                                                      ----------------    ----------------
               Total deposits                                                         $        136,389             125,187
                                                                                      ================    ================

     At December 31, 1999, the scheduled maturity of time deposits are as follows: $60,746 in 2000; $10,016 in 2001; $3,835 in 2002; $4,602 in 2003
     and $1,825 in 2004.

                                      35                             (Continued)

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 1999 and 1998

                (In thousands, except share and per share data)



(7)  Employee Benefit Plans

     The Bank maintains a noncontributory defined benefit pension plan which covers substantially all of its employees. Benefits are computed based on employees' average final compensation and years of credited service. Pension expense amounted to approximately $141 and $108 in 1999 and 1998, respectively.

     The change in benefit obligation, change in plan assets and funded status of the pension plan at September 30, 1999 and 1998 (most recent information available) and pertinent assumptions are as follows:

                                                                                  Pension Benefits
                                                                       -------------------------------------
     Change in Benefit Obligation                                            1999                 1998
                                                                       ----------------     ----------------
     Benefit obligation at beginning of year                           $          1,921                1,659
     Service cost                                                                   118                  114
     Interest cost                                                                  144                  124
     Actuarial gain                                                                (176)                  28
     Benefits paid                                                                  (25)                  (5)
                                                                       ----------------     ----------------
                    Benefit obligation at end of year                             1,982                1,920
                                                                       ----------------     ----------------

     Change in Plan Assets
     Fair value of plan assets at beginning of year                               1,442                1,456
     Actual return on plan assets                                                   202                   (9)
     Employer contribution                                                          222                   --
     Benefit paid                                                                   (25)                  (5)
                                                                       ----------------     ----------------
                    Fair value of plan assets at end of year                      1,841                1,442
                                                                       ----------------     ----------------
                    Funded status                                                  (141)                (478)

     Unrecognized net actuarial gain                                               (386)                (139)
     Unrecognized prior service cost                                                 98                  107
                                                                       ----------------     ----------------
                    Accrued pension benefit cost, included
                     in other liabilities                              $           (429)                (510)
                                                                       ================     ================

     Weighted Average Assumptions as of December 31,                         1999                 1998
                                                                       ----------------     ----------------
     Weighted average discount rate                                                7.50%                7.50%
     Expected return on plan assets                                                9.00%                9.00%
     Rate of compensation increase                                                 5.00%                5.00%

                                      36                             (Continued)

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 1999 and 1998

                (In thousands, except share and per share data)



     The components of net pension benefit cost under the plan is summarized as follows:

                                                                        Pension Benefits
                                                              -------------------------------------
                                                                     1999                 1998
                                                              ----------------     ----------------
     Service cost                                             $            118                  114
     Interest cost                                                         144                  124
     Expected return on plan assets                                       (130)                (131)
     Net amortization (accretion)                                            9                    1
                                                              ----------------     ----------------
               Net pension benefit cost                       $            141                  108
                                                              ================     ================

     Plan assets consisted of cash equivalents, U.S. Government securities, mortgage-backed securities, corporate bonds and equities securities in a pooled pension fund administered by the Virginia Bankers Association.

     The Company also has a 401(k) plan for which the Company does not currently match employee contributions to the plan.


(8)  Income Taxes

     Total income taxes for the years ended December 31, 1999 and 1998 are allocated as follows:

                                                                     1999                 1998
                                                              ----------------     ----------------
     Income                                                   $            526                  548
     Stockholders' equity for net unrealized gains
        (losses) on available-for-sale securities
        recognized for financial reporting purposes                       (319)                  44
                                                              ----------------     ----------------
               Total income taxes                             $            207                  592
                                                              ================     ================

     Income tax expense (benefit) attributable to income before income tax expense is summarized as follows:

                                                                     1999                1998
                                                              ----------------    ----------------
     Current                                                  $            500                 714
     Deferred                                                               26                (166)
                                                              ----------------    ----------------
               Total income tax expense                       $            526                 548
                                                              ================    ================

     Included in income tax expense were tax expenses of approximately $1 and $3 for the years ended December 31, 1999 and 1998, respectively, related to net realized gains and losses on the calls of securities.

                                      37                             (Continued)

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 1999 and 1998

                (In thousands, except share and per share data)



     Reported income tax expense for the years ended December 31, 1999 and 1998 differed from the amounts computed by applying the U.S. Federal income tax rate of 34 percent to income before income tax expense as a result of the following:

                                                                              1999                 1998
                                                                        ----------------     ----------------
     Computed "expected" income tax expense                             $            708                  702
     Increase (reduction) in income tax expense
        resulting from:
          Tax-exempt interest                                                       (217)                (195)
          Disallowance of interest expense                                            34                   31
          Other, net                                                                   1                   10
                                                                        ----------------     ----------------
                    Reported income tax expense                         $            526                  548
                                                                        ================     ================

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998 are as follows:

                                                                               1999                1998
                                                                        ----------------    ----------------
     Deferred tax assets:
        Loans, principally due to allowance for loan losses             $            223                 202
        Accrued pension, due to accrual for financial
          reporting purposes in excess of actual pension
          contributions                                                              146                 173
        Loans, due to unearned fees, net                                              75                  87
        Net unrealized losses on available-for-sale securities                       204                  --
        Other                                                                         44                  27
                                                                        ----------------    ----------------
                    Total gross deferred tax assets                                  692                 489
        Less valuation allowance                                                      --                  --
                                                                        ----------------    ----------------
                    Net deferred tax assets                                          692                 489
                                                                        ----------------    ----------------

                                      38                             (Continued)

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 1999 and 1998

                (In thousands, except share and per share data)

                                                                              1999                 1998
                                                                        ----------------     ----------------
Deferred tax liabilities:
   Bank premises and equipment, due to differences
     in depreciation                                                     $           (66)                 (41)
   Prepaid expenses, due to capitalization for
     financial reporting purposes                                                     (2)                  (2)
   Net unrealized gains on available-for-sale securities                              --                 (115)
                                                                        ----------------     ----------------
               Total gross deferred tax liabilities                                  (68)                (158)
                                                                        ----------------     ----------------
               Net deferred tax assets, included in other
                 assets                                                 $            624                  331
                                                                        ================     ================

     The Bank has determined that a valuation allowance for the gross deferred tax assets is not necessary at December 31, 1999 and 1998, since realization of the entire gross deferred tax assets can be supported by the amounts of taxes paid during the carryback periods available under current tax laws.


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

                                      39                             (Continued)

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 1999 and 1998

                (In thousands, except share and per share data)



     Financial instruments whose contract amounts represent credit risk:

                                                        Contract Amounts at
                                                            December 31,
                                                       ------------------------
                                                          1999          1998
                                                       ----------    ----------
     Commitments to extend credit                      $   11,874        11,661
                                                       ==========    ==========

     Standby letters of credit                         $      185           703
                                                       ==========    ==========


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

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including bond financing and similar transactions. Unless renewed, substantially all of the Bank's credit commitments at December 31, 1999 will expire within one year. Management does not anticipate any material losses as a result of these transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.


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

                                      40                             (Continued)

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 1999 and 1998

                (In thousands, except share and per share data)



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


(11) Dividend Restrictions and Capital Requirements

     Bankshares' principal source of funds for dividend payments is dividends received from its subsidiary Bank. For the years ended December 31, 1999 and 1998, dividends from the subsidiary Bank totaled $565 and $538, respectively.

     Substantially all of Bankshares' retained earnings consists of undistributed earnings of its subsidiary Bank, which are restricted by various regulations administered by federal banking regulatory agencies. Under applicable federal laws, the Comptroller of the Currency restricts, without prior approval, the total dividend payments of the Bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits for the two preceding years. At December 31, 1999, retained net profits of the Bank which were free of such restriction approximated $2,051.

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

     Quantitative measures established by regulation to ensure capital adequacy require Bankshares and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that Bankshares and the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1999, the most recent notification from Office of the Comptroller of the Currency categorized Bankshares and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, Bankshares and the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed Bankshares and the Bank's category.

                                      41                             (Continued)

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998

                (In thousands, except share and per share data)



     Bankshares and the Bank's actual capital amounts and ratios are presented in the table below.

                                                                                                                To Be Well
                                                                                                            Capitalized Under
                                                                                 For Capital                Prompt Corrective
                                                      Actual                  Adequacy Purposes              Action Provisions
                                            -------------------------    -------------------------    ---------------------------
                                               Amount         Ratio         Amount         Ratio          Amount          Ratio
                                            -----------   -----------    -----------   -----------    -------------   -----------
     As of December 31, 1999:
        Total Capital
          (to Risk Weighted Assets):
              Bankshares consolidated       $    16,856         15.75%   $     8,561          *8.0%   $     N/A            N/A
              Bank                               16,818         15.72%         8,561          *8.0%         10,702         *10.0%
        Tier I Capital
          (to Risk Weighted Assets):
              Bankshares consolidated            15,918         14.87%         4,281          *4.0%         N/A            N/A
              Bank                               15,880         14.84%         4,281          *4.0%          6,421         * 6.0%
        Tier I Capital (Leverage)
          (to Average Assets):
              Bankshares consolidated            15,918         10.47%         6,081          *4.0%         N/A            N/A
              Bank                               15,880         10.45%         6,080          *4.0%          7,600         * 5.0%

     As of December 31, 1998:
        Total Capital
          (to Risk Weighted Assets):
              Bankshares consolidated       $    15,715         16.20%   $     7,761          *8.0%   $     N/A            N/A
              Bank                               15,708         16.19%         7,761          *8.0%          9,701         *10.0%
        Tier I Capital
          Total Capital
          (to Risk Weighted Assets):
              Bankshares consolidated            14,838         15.30%         3,880          *4.0%         N/A            N/A
              Bank                               14,831         15.29%         3,880          *4.0%          5,821         * 6.0%
        Tier I Capital (Leverage)
          (to Average Assets):
              Bankshares consolidated            14,838         10.66%         5,569          *4.0%         N/A            N/A
              Bank                               14,831         10.65%         5,568          *4.0%          6,960         * 5.0%

(12) Disclosures About Fair Value of Financial Instruments

     SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires the Company to disclose estimated fair values of its financial instruments.

     The following methods and assumptions were used to estimate the approximate fair value of each class of financial instrument for which it is practicable to estimate that value.

     (a)  Cash and Due from Banks and Federal Funds Sold

          The carrying amounts are a reasonable estimate of fair value.

* means more than

                                      42                             (Continued)

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998

                (In thousands, except share and per share data)



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

   (e) Commitments to Extend Credit and Standby Letters of Credit

       The only amounts recorded for commitments to extend credit and standby letters of credit are the deferred fees arising from these unrecognized financial instruments. These deferred fees are not deemed significant at December 31, 1999 and 1998, and as such, the related fair values have not been estimated.

   The carrying amounts and approximate fair values of the Company's financial instruments are as follows at December 31, 1999 and 1998:

                                      43                             (Continued)

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                          December 31, 1999 and 1998

                (In thousands, except share and per share data)



                                                                           December 31, 1999               December 31, 1998
                                                                    -----------------------------   -----------------------------
                                                                       Carrying       Approximate      Carrying       Approximate
                                                                        Amounts       Fair Values       Amounts       Fair Values
                                                                    -------------   -------------   -------------   -------------
     Financial assets:
        Cash and due from banks                                     $       5,362           5,362           3,323           3,323
        Federal funds sold                                                  2,768           2,768           7,359           7,359
        Securities:
          Available-for-sale                                               21,920          21,920          20,352          20,352
          Held-to-maturity                                                 15,340          14,911          14,720          15,084
        Federal Reserve Bank Stock                                             75              75              75              75
        Federal Home Loan Bank Stock                                          427             427             409             409
        Loans, net of unearned income and fees                            101,675         101,708          91,409          93,000
                                                                    -------------   -------------   -------------   -------------
               Total financial assets                               $     147,567         147,171         137,647         139,602
                                                                    =============   =============   =============   =============

     Financial liabilities:
        Deposits                                                    $     136,389         136,705         125,187         126,019
        Notes payable to Federal Home Loan
          Bank                                                                800             793             900             903
                                                                    -------------   -------------   -------------   -------------
               Total financial liabilities                          $     137,189         137,498         126,087         126,922
                                                                    =============   =============   =============   =============

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

                                      44                             (Continued)

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 1999 and 1998

                (In thousands, except share and per share data)



(13) Parent Company Financial Information

     Condensed financial information of Bankshares (Parent) is presented below:

                           Condensed Balance Sheets

                                                                                      December 31,
                                                                          -------------------------------------
                                                                                 1999                 1998
                                                                          ----------------     ----------------
     Assets
     Investment in subsidiaries, at equity                                $         15,552               15,135
     Other assets                                                                       55                   19
                                                                          ----------------     ----------------
                    Total assets                                          $         15,607               15,154
                                                                          ================     ================

     Liabilities and Stockholders' Equity

     Other liabilities                                                                  17                   12

     Stockholders' equity (notes 1 and 11):
        Common stock of $3 par value. Authorized
         3,000,000 shares; issued and outstanding 719,925
         shares in 1999 and 719,025 shares in 1998                                   2,160                2,157
        Capital surplus                                                                367                  338
        Retained earnings                                                           13,460               12,424
        Accumulated other comprehensive income (loss)                                 (397)                 223
                                                                          ----------------     ----------------

                    Total stockholders' equity                                      15,590               15,142

     Commitments, contingencies and other matters
        (notes 7, 9, 10 and 11)
                                                                          ----------------     ----------------
                    Total liabilities and stockholders' equity            $         15,607               15,154
                                                                          ================     ================

                                      45                             (Continued)

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 1999 and 1998

                (In thousands, except share and per share data)



            Condensed Statements of Income and Comprehensive Income

                                                                                           Years ended
                                                                                           December 31,
                                                                               -------------------------------------
                                                                                      1999                 1998
                                                                               ----------------     ----------------
Income
Dividends from subsidiaries (note 11)                                          $            565                  538

Expenses
Other expenses                                                                               71                   63
                                                                               ----------------     ----------------
               Income before income tax benefit and equity
                 in undistributed net income of subsidiary                                  494                  475

Applicable income tax benefit                                                                24                   12
                                                                               ----------------     ----------------
               Income before equity in undistributed net
                 income of subsidiary                                                       518                  487

Equity in undistributed net income of subsidiary                                          1,037                1,030
                                                                               ----------------     ----------------
               Net income                                                                 1,555                1,517

Equity in other comprehensive income (loss), net of income tax expense (benefit):
          Net unrealized gains (losses) on securities available-for-sale                   (620)                  85
                                                                               ----------------     ----------------
               Comprehensive income                                            $            935                1,602
                                                                               ================     ================

                                          Condensed Statements of Cash Flows

                                                                                            Years ended
                                                                                            December 31,
                                                                               -------------------------------------
                                                                                     1999                 1998
                                                                               ----------------     ----------------
Cash Flows from Operating Activities
Net income                                                                     $          1,555                1,517
Adjustments to reconcile net income to net cash provided by
   operating activities:
          Equity in undistributed net income of subsidiary                               (1,037)              (1,030)
          (Increase) decrease in other assets                                               (36)                  17
          Increase (decrease) in other liabilities                                            5                   (2)
                                                                               ----------------     ----------------
               Net cash provided by operating activities                                    487                  502
                                                                               ----------------     ----------------

Cash Flows from Financing Activities
Proceeds from issuance of common stock                                                       32                   --
Cash dividends paid                                                                        (519)                (502)
                                                                               ----------------     ----------------
               Net cash used in financing activities                                       (487)                (502)
                                                                               ----------------     ----------------
               Net increase (decrease) in cash                                 $             --                   --
                                                                               ================     ================

                                      46                             (Continued)

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 1999 and 1998

                (In thousands, except share and per share data)



(14) Stock Options

     The Company has an Incentive Stock Option Plan (the Plan) instituted on the effective date of May 1, 1997, pursuant to which the Company's Board of Directors may grant stock options to officers and key employees. The Plan authorizes grants of options to purchase up to 25,000 shares of the Company's authorized, but unissued common stock. Accordingly, 25,000 shares of authorized, but unissued common stock are reserved for use in the Plan. All stock options are granted with an exercise price equal to the stock's fair market value at the date of grant. At December 31, 1999, there were 10,000 additional shares available for grant under the Plan.

     Stock options generally have 10-year terms, vest at the rate of 20 percent per year, and become fully exercisable five years from the date of grant.

     There were no options granted during 1999 or 1998. The per share weighted average fair value of stock options granted during 1997 was $5.00 on the date of grant utilizing the Black-Scholes option-pricing model with the following weighted average assumptions:

               Expected dividend yield                      4%
               Risk-free interest rate                    6.5%
               Expected life of options             7.5 years
               Expected volatility of stock price          30%

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

                                                          1999          1998
                                                       ----------    ----------
     Net income:
       As reported                                     $   1,555        1,517
       Pro forma                                           1,545        1,507

     Basic net income per share:
       As reported                                     $    2.16         2.11
       Pro forma                                            2.15         2.10

     Diluted net income per share:
       As reported                                     $    2.14         2.09
       Pro forma                                            2.13         2.08

                                      47                             (Continued)

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 1999 and 1998

                (In thousands, except share and per share data)



     Stock option activity during the years ended December 31, 1999 and 1998 is as follows:

                                                       Number       Weighted
                                                         of          Average
                                                       Shares     Exercise Price
                                                       ------     --------------
     Granted in 1997                                   15,000         $   20
     Expired/forfeited/exercised                           --             --
                                                       ------     --------------
     Balances at December 31, 1999 and 1998            15,000         $   20
                                                       ======     ==============

     At December 31, 1999 and 1998, all options outstanding had an exercise price of $20 per share. At December 31, 1999, options for 6,000 shares were exercisable.

                         Independent Auditors' Report


The Board of Directors and Stockholders
Pinnacle Bankshares Corporation:


We have audited the accompanying consolidated balance sheets of Pinnacle Bankshares Corporation and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pinnacle Bankshares Corporation and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                KPMG LLP

Roanoke, Virginia
January 24, 2000

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY
                            Directors and Officers

Directors
---------

Pinnacle Bankshares Corporation
The First National Bank of Altavista

A. Willard Arthur                   James P. Kent, Jr.
Alvah P. Bohannon, III              Warren G. Lowder
James E. Burton, IV                 Percy O. Moore
John P. Erb                         Herman P. Rogers, Jr.
Robert L. Finch                     Carroll E. Shelton
Robert H. Gilliam, Jr.              John L. Waller
R. B. Hancock, Jr.


Officers
--------

Pinnacle Bankshares Corporation

Robert H. Gilliam, Jr.              President & Chief Executive Officer
Carroll E. Shelton                  Vice President
Dawn P. Crusinberry                 Secretary, Treasurer & Chief Financial
                                     Officer


Officers and Managers
---------------------

The First National Bank of Altavista

Robert H. Gilliam, Jr.              President, Chief Executive Officer & Trust
                                     Officer
Carroll E. Shelton                  Senior Vice President & Chief Lending
                                     Officer
Dawn P. Crusinberry                 Vice President, Cashier & Chief Financial
                                     Officer
Betty S. Adkins                     Vice President & Deposit Services Manager
Lucy H. Johnson                     Vice President & Data Processing Manager
Danny R. Wilson                     Vice President & Mortgage Lending Manager
Pamela R. Adams                     Vice President & Real Estate Loan Officer
Ronald C. Clay                      Assistant Vice President & Recovery Manager
Tony J. Bowling                     Assistant Vice President, Network
                                     Administrator & Security Officer
Daniel R. Wheeler                   Assistant Vice President & Dealer Finance
                                     Manager
Shawn D. Stone                      Assistant Vice President & Branch Manager
Harry P. Umberger                   Assistant Vice President & Branch Manager
Cynthia W. Dunnavant                Loan Officer, Assistant Branch Manager &
                                     Compliance Officer
John Mark Cook                      Loan Officer & Assistant Branch Manager
Brenda M. Eades                     Real Estate Loan Officer
Tarry R. Pribble                    Collection Manager
Cynthia I. Gibson                   Bookkeeping Manager

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                                Bank Locations









                                   ALTAVISTA

                                  MAIN OFFICE
                               622 Broad Street
                          Altavista, Virginia  24517
                          Telephone:  (804) 369-3000



                                  VISTA BRANCH
                              1301 N. Main Street
                          Altavista, Virginia  24517
                          Telephone:  (804) 369-3001



                                   LYNCHBURG

                                AIRPORT BRANCH
                               14580 Wards Road
                          Lynchburg, Virginia  24502
                          Telephone:  (804) 237-3788


                            FIRST NATIONAL MORTGAGE
                         Route 221, Graves Mill Center
                            Forest, Virginia  24551
                           Telephone:  (804) 385-8494

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                            Shareholder Information

Annual Meeting
--------------

The 2000 Annual Meeting of Shareholders will be held on April 11, 2000, at 11:30 a.m. at the Fellowship Hall of Altavista Presbyterian Church, located at 707 Broad Street, Altavista, Virginia.

Market for Common Equity and Related Stockholder Matters
--------------------------------------------------------

The Company's Common Stock is quoted on the OTC Bulletin Board. The following table below presents the high and low bid prices per share of the Common Stock and dividend information of the Company for the quarters presented. The high and low bid prices of the Common Stock do not include retail markups, markdowns or commissions and may not represent actual transactions.

                                                      1999                                           1998
                                   -------------------------------------------    -------------------------------------------
                                        High           Low          Dividends          High           Low          Dividends
                                   ------------   ------------    ------------    ------------   ------------    ------------
First Quarter                            $34.50         $33.25           $0.18          $27.00         $26.00           $0.17

Second Quarter                           $34.00         $34.00           $0.18          $33.00         $28.50           $0.17

Third Quarter                            $35.00         $33.50           $0.18          $35.00         $29.50           $0.18

Fourth Quarter                           $35.00         $34.50           $0.18          $35.00         $32.38           $0.18

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

On January 24, 2000, there were approximately 383 Stockholders of record of the Common Stock.

Requests for Information
------------------------

Requests for information about the Company should be directed to Dawn P. Crusinberry, Secretary, Treasurer and Chief Financial Officer, P.O. Box 29, Altavista, Virginia 24517, telephone (804) 369-3000. A copy of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999, will be furnished without charge to shareholders upon request after March 31, 2000.

Shareholders seeking information regarding lost certificates and dividends should contact Registrar and Transfer Company in Cranford, New Jersey, telephone
(800) 368-5948.  Please submit address changes in writing to:

                        Registrar and Transfer Company
                         Investor Relations Department
                               10 Commerce Drive
                       Cranford, New Jersey  07016-9982