Form 10KSB40, Exhibit 13
period 2000-12-31
PINNACLE BANKSHARES CORP
filed 2001-03-21
CIK 1031233

                        PINNACLE BANKSHARES CORPORATION

                                     2000

                                 Annual Report

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                               Table of Contents

                          December 31, 2000 and 1999

                                                                            Page
Selected Historical Consolidated Financial Information....................     1

President's Letter........................................................     2

Management's Discussion and Analysis of Financial Condition
 and Results of Operations................................................     4

Consolidated Balance Sheets...............................................    22

Consolidated Statements of Income and Comprehensive Income................    23

Consolidated Statements of Changes in Stockholders' Equity................    24

Consolidated Statements of Cash Flows.....................................    25

Notes to Consolidated Financial Statements................................    27

Independent Auditors' Report..............................................    51

Directors and Officers....................................................    52

Bank Locations............................................................    53

Shareholder Information...................................................    54

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY
            Selected Historical Consolidated Financial Information (In thousands, except ratios, share and per share data)

                                                                              Years Ended December 31,
                                                     -------------------------------------------------------------------------
                                                        2000            1999            1998            1997            1996
                                                     ---------      ------------   --------------   -----------     ----------
Income Statement Data:
      Net interest income                        $     6,427           5,525           5,210           5,228           4,749
      Provision for loan losses                          360             340             300             350             205
      Noninterest income                               1,041             759             513             406             378
      Noninterest expenses                             4,713           3,863           3,358           2,905           2,764
      Income tax expense                                 637             526             548             662             573
      Net income                                       1,758           1,555           1,517           1,717           1,585

Per Share Data (1):
      Basic net income                                  1.22            1.08            1.06            1.20            1.10
      Diluted net income                                1.21            1.07            1.05            1.20            1.10
      Cash dividends                                    0.39            0.36            0.35            0.34            0.30
      Book value                                       11.97           10.83           10.53            9.77            8.80

Balance Sheet Data:
      Assets                                         179,736         153,956         142,458         131,650         124,951
      Loans, net of unearned income and
        fees and allowance for loan losses           118,962         100,737          90,532          86,816          79,842
      Total investment securities                     39,426          37,260          35,072          32,740          35,766
      Deposits                                       160,593         136,389         125,187         115,533         111,204
      Stockholders' equity                            17,300          15,590          15,142          14,042          12,657
      Basic average shares outstanding (1)         1,442,422       1,439,298       1,438,050       1,438,050       1,438,050
      Diluted average shares outstanding (1)       1,451,261       1,451,754       1,448,570       1,439,156       1,438,050

Performance Ratios:
      Return on average assets                          1.07%           1.03%           1.12%           1.35%           1.30%
      Return on average equity                         10.62%          10.10%          10.40%          12.86%          13.01%
      Dividend payout                                  31.97%          33.33%          33.18%          28.03%          26.93%

Asset Quality Ratios:
      Allowance for loan losses to total
        loans, net of unearned income and
        fees                                            0.89%           0.92%           0.96%           0.85%           0.84%
      Net charge-offs to average loans,
        net of unearned income and fees                 0.21%           0.29%           0.20%           0.33%           0.20%

Capital Ratios:
      Leverage                                          9.43%          10.47%          10.66%          10.65%          10.14%
      Risk-based:
        Tier 1 capital                                 13.30%          14.87%          15.30%          15.40%          15.79%
        Total capital                                  14.15%          15.75%          16.20%          16.24%          16.63%
      Average equity to average assets                 10.11%          10.24%          10.76%          10.50%          10.01%

______________________________

(1) On May 19, 2000, the Company's Board of Directors authorized a 2-for-1 stock split effected in the form of a 100 percent stock dividend paid on June 16, 2000 to the stockholders of record at the close of business on May 19, 2000 of the Company's $3 par value common stock. All references to prior-period average shares outstanding, net income per share, cash dividends per share, book value per share, stock option data, and market price per share contained elsewhere in this annual report have been retroactively adjusted to reflect the impact of the approved stock split effected in the form of a dividend.

                                    [LOGO]


TO OUR SHAREHOLDERS, CUSTOMERS AND FRIENDS:


It is a pleasure to report to you on another positive year for your Company. Substantial increases were realized in assets and income in 2000, with both being enhanced through our acquisition of two former branch offices of One Valley Bank in Lynchburg.

Net income for 2000 was $1,758,000, a 13.05% increase over net income in 1999. Basic net income per share was $1.22. Return on average assets was 1.07% in 2000 and return on average equity was 10.62%.

Total assets of the Company at year-end 2000 were $179,736,000, representing an increase for the year of 16.75%. Deposits grew by $24,204,000 to end the year at $160,593,000, while net loans were up $18,225,000 during 2000, amounting to $118,962,000 as of December 31, 2000.

A 2-for-1 stock split effected in the form of a 100% stock dividend was paid June 16, 2000. On a post split equivalent basis, cash dividends paid in 2000 were $0.39 per share, an 8.33% increase over the $0.36 per share paid in 1999. 2000 marks the twenty-fourth consecutive year of an increase in cash dividend payments.

Stockholders' equity as of December 31, 2000 was $17,300,000, an increase of 10.97% for the year. Book value per share was $11.97 as of the end of 2000. Average equity to average assets for the year was 10.11% and the Company continues to be "well capitalized" by all standard measurements.

In association with its acquisition by BB&T in 2000, One Valley Bank was required to divest a certain amount of assets in the Lynchburg market. In April 2000, First National Bank was advised of being the successful bidder for purchase of two branch offices, one a conventional branch on Old Forest Road and the other located within the Kroger store on Timberlake Road.

Planning for and execution of the conversion of acquired accounts was a major undertaking and significant challenge for us and consumed much of our time and energy in 2000. In the closing on August 11, First National Bank acquired 3,819 deposit accounts totaling $23,691,000 and 320 loan accounts totaling $3,964,000, along with certain fixtures and equipment and the Old Forest Road real estate. The One Valley employees of the two branch offices joined the First National staff at the time of the closing.

Lucy Johnson, Vice President of First National Bank, deserves much of the credit for the success of the conversion and we are all indebted to her for her Herculean effort and for her commitment and dedication to this operation.

The resignation in July of Dawn Crusinberry as Chief Financial Officer of both the holding company and the Bank to relocate to California with her family was a major loss for us. Dawn was conscientious and diligent in carrying out her responsibilities and was the first member of the senior management team to leave the Company in many years. We were fortunate to have Bryan Lemley, who joined the Bank in March as Internal Auditor, step in to the chief financial officer role upon Dawn's departure. Bryan has responded well to the challenges presented in learning his new role.

A significant step forward for our Company occurred in 2000 with the creation of a dedicated human resources function and the employment in November of Judith Clements as Vice President and Director of Human Resources. With our now having seventy-seven full-time staff members, it was clearly time for such a step to be taken. Judi brings a wealth of knowledge and experience to us and has quickly proven to be a valuable member of our senior management team.

We continue to evaluate our management and organizational structure in an attempt to identify needed roles and responsibilities for the most efficient and effective operation of our Company today and in the future.

First National Bank is part of a consortium of Virginia community banks which has formed a company, Bankers Insurance, LLC, that will enable the owner banks to offer property and casualty and life and health insurance products to our customers. This program is in its infancy today, but, as it gains momentum, will facilitate our becoming more of a complete financial services company. Additionally, we are pursuing Internet banking in anticipation of offering our customer base at an appropriate time the ability to conduct banking business over the Internet.

After operating within the confines of the Town of Altavista for over ninety years, in the short span of two years, First National Bank has established and acquired a total of four offices in the Lynchburg market. We are not compelled to continue to consider appropriate opportunities for further expansion. As you can see, the future for our Company promises to be exciting.

We remain appreciative of your allowing us to be your Bank and welcome any opportunity to be of service to you. We look forward to your participation in our annual meeting which is scheduled to take place at 11:30 a.m., Tuesday, April 10, in the Fellowship Hall of Altavista Presbyterian Church, 707 Broad Street, Altavista, Virginia.

Thank you for your support.



                                           Robert H. Gilliam, Jr.
                                           President and Chief Executive Officer

February 28, 2001

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

                    Years Ended December 31, 2000 and 1999

            (In thousands, except ratios, share and per share data)


Management's Discussion and Analysis (Dollar amounts in 000's)

The following is management's discussion and analysis of the financial condition and results of operations of the Company as of and for the years ended December 31, 2000 and 1999. The discussion should be read in conjunction with the Company's consolidated financial statements and notes thereto.

Overview

Total assets at December 31, 2000 were $179,736, up 16.75 percent from $153,956 at December 31, 1999. The principal components of the Company's assets at the end of the year were $12,352 in cash and cash equivalents, $39,426 in securities and $118,962 in net loans. During the year ended December 31, 2000, gross loans increased 18.00 percent or $18,347. The Company's lending activities are a principal source of income.

Total liabilities at December 31, 2000 were $162,436, up 17.40 percent from $138,366 at December 31, 1999, with the increase reflective of a rise in total deposits of $24,204 or 17.75 percent. Noninterest-bearing demand deposits increased $2,813 or 24.26 percent and represented 8.97 percent of total deposits at December 31, 2000. The Company's deposits are provided by individuals and businesses located within the communities served.

Total stockholders' equity at December 31, 2000 was $17,300, compared to $15,590 at December 31, 1999.

The Company had net income of $1,758 for the year ended December 31, 2000, compared to net income of $1,555 for the year ended December 31, 1999, an increase of 13.05 percent.

Profitability as measured by the Company's return on average assets (ROA) was
1.07 percent in 2000, up from 1.03 percent in 1999. Another key indicator of performance, the return on average equity (ROE), was 10.62 percent for 2000, compared to 10.10 percent for 1999.

Results of Operations

Net Interest Income. Net interest income represents the principal source of earnings for the Company. Net interest income is the amount by which interest and fees generated from loans, securities and other interest-earning assets exceed the interest expense associated with funding those assets. Changes in the amounts and mix of interest-earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income. Changes in the interest rate environment and the Company's cost of funds also affect net interest income.

The net interest margin increased from 4.08 percent for the year ended December 31, 1999, to 4.42 percent for the year ended December 31, 2000. Net interest income was $6,427 ($6,755 on a tax-equivalent basis) for the year ended December 31, 2000, and is attributable to interest income from loans, federal funds sold and securities exceeding the cost associated with interest paid on deposits and note payable. The increase in

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

                    Years Ended December 31, 2000 and 1999

            (In thousands, except ratios, share and per share data)


the interest rate spread is a result of the rising interest rate environment and assets repricing at higher rates faster than corresponding interest-bearing liabilities. Although the Bank's cost of funds was 0.13 percent higher than the same period in 1999, a higher interest rate environment contributed to an increase in the yield on loans and investments for the year ended December 31, 2000, compared to the year ended December 31, 1999.

The following table presents the major categories of interest-earning assets, interest-earning liabilities and stockholders' equity with corresponding average balances, related interest income or interest expense and resulting yield and rates for the periods indicated.

                        ANALYSIS OF NET INTEREST INCOME

                                                                           Years Ended December 31,
                                                    --------------------------------------------------------------------
                                                                   2000                               1999
                                                    ---------------------------------  ---------------------------------
                                                                 Interest     Rate                  Interest     Rate
                                                     Average      Income/   Earned/     Average      Income/    Earned/
 Assets                                             Balance(1)    Expense     Paid     Balance(1)    Expense     Paid
                                                    -----------  --------   ---------  ---------    --------    --------
Interest-earning assets:
    Loans (2)(3)                                  $  110,684      10,205        9.22%    96,735       8,657        8.95%
    Investment securities:
       Taxable                                        24,872       1,601        6.44%    25,083       1,557        6.21%
       Tax-exempt (4)                                 12,954         939        7.25%    12,907         825        6.39%
    Interest-earning deposits                             70           4        5.71%        52           3        5.77%
    Federal funds sold                                 4,420         276        6.24%     5,922         289        4.88%
                                                    --------     -------               --------     -------
          Total interest-earning assets              153,000      13,025        8.51%   140,699      11,331        8.05%
Other assets:
    Allowance for loan losses                         (1,020)                              (921)
    Cash and due from banks                            3,483                              2,109
    Other assets, net                                  8,201                              8,577
                                                    --------                           --------
          Total assets                            $  163,664                            150,464
                                                    ========                           ========
      Liabilities and Stockholders' Equity
Interest-bearing liabilities:
    Savings and NOW                               $   44,543       1,355        3.04%    42,410       1,237        2.92%
    Time                                              87,862       4,834        5.50%    79,498       4,307        5.42%
    Other borrowings                                   1,248          81        6.49%       860          53        6.16%
                                                    -----------  -------               --------     -------
          Total interest-bearing liabilities         133,653       6,270        4.69%   122,768       5,597        4.56%
Noninterest-bearing liabilities:
    Demand deposits                                   12,065                             10,994
    Other liabilities                                  1,395                              1,299
                                                    --------                           --------
          Total liabilities                          147,113                            135,061

Stockholders' equity                                  16,551                             15,403
                                                    --------                           --------
                   Total liabilities and
                     stockholders' equity         $  163,664                            150,464
                                                    ========     -------               ========     -------
Net interest income                                               6,755                              5,734
                                                                 =======                            =======
Net interest margin (5)                                                        4.42%                              4.08%
                                                                            =========                           =======

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

                    Years Ended December 31, 2000 and 1999

            (In thousands, except ratios, share and per share data)


________________________

(1)  Averages are daily averages.

(2) Loan interest income includes late charges and accretion of loan fees of $258 and $278 for 2000 and 1999, respectively.

(3) For the purpose of these computations, nonaccrual loans are included in average loans.

(4) Tax-exempt income from investment securities is presented on a tax-equivalent basis assuming a 34 percent U.S. Federal tax rate for 2000 and 1999.

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

                             RATE/VOLUME ANALYSIS


                                                                            Years Ended December 31,
                                                   ---------------------------------------------------------------------
                                                          2000 compared to 1999             1999 compared to 1998
                                                           Increase (Decrease)               Increase (Decrease)
                                                   ---------------------------------  ----------------------------------
                                                     Volume      Rate         Net       Volume       Rate         Net
                                                   ---------- ----------  ----------  ----------- ----------- ----------
Interest earned on interest-earning assets:
   Loans (1)                                       $  1,280       268        1,548        858        (212)         646
   Investment securities:
       Taxable                                          (13)       57           44        137         (76)          61
       Tax-exempt (2)                                     3       111          114         90         (23)          67

   Interest-earning deposits                              1        --            1         --          --           --
   Federal funds sold                                   (84)       71          (13)       (75)        (31)        (106)
                                                   --------   -------     --------    -------     -------     --------

                   Total interest earned on
                     interest-earning assets          1,187       507        1,694      1,010        (342)         668
                                                   --------   -------     --------    -------     -------     --------

Interest paid on interest-bearing liabilities:
   Savings and NOW                                       64        54          118        134         (34)         100
   Time                                                 461        66          527        430        (188)         242
   Other borrowings                                      25         3           28         (6)         --           (6)
                                                   --------   -------     --------    -------     -------     --------
                   Total interest paid on
                     interest-bearing                   550       123          673        558        (222)         336
                                                   --------   -------     --------    -------     -------     --------
                   Change in net interest
                     income                        $    637       384        1,021        452        (120)         332
                                                   ========   =======     ========    =======     =======     ========


________________________

(1) Nonaccrual loans are included in the average loan totals used in the calculation of this table.

(2) Tax-exempt income from investment securities is presented on a tax equivalent basis assuming a 34 percent U.S. Federal tax rate for 2000 and 1999.

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

                    Years Ended December 31, 2000 and 1999

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

The provisions for loan losses for the years ended December 31, 2000 and 1999 were $360 and $340, respectively. See "Allowance for Loan Losses" for further discussion.

Noninterest Income. Total noninterest income for the year ended December 31, 2000 increased $282, or 37.15 percent to $1,041 from $759 in 1999. The Company's principal source of noninterest income is service charges and fees on deposit accounts, particularly transaction accounts, and fees from other bank products. The increase in 2000 is attributed to noninterest income generated from the first full year of operation of the Airport branch, as well as the acquisition of two additional branches during 2000. Finance charges on the Business Manager Receivables Financing Program was another source of the increase. Fees from this program increased $105 for the year ended December 31, 2000, compared to 1999.

Noninterest Expense. Total noninterest expense for the year ended December 31, 2000 increased $850 or 22.00 percent to $4,713 from $3,863 in 1999. The increase in noninterest expense is attributed to the effect of overall growth of the Company on personnel expenses, fixed asset costs associated with bank premises additions and other operating expenses. As noted previously, the Company has added three new branches to its operations since June 1999.

Income Tax Expense. Applicable income taxes on 2000 earnings amounted to $637, resulting in an effective tax rate of 26.60 percent compared to $526, or 25.28 percent, in 1999. The effective tax rate for 2000 is higher primarily because the level of pretax income for 2000 was higher than 1999; however, the level of tax-exempt interest income for 2000 was comparable to 1999.

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

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

                    Years Ended December 31, 2000 and 1999

           (In thousands, except ratios, share and per share data)

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

The Company's operating activities for the year ended December 31, 2000 resulted in net cash provided of $1,961 primarily due to net income of $1,758 adjusted for depreciation of $354, a provision for loan losses of $360, and an increase in accrued interest payable of $124, and partially offset by an increase in other assets of $210, an increase in accrued income receivable of $203, a decrease in other liabilities of $158, a deferred income tax benefit of $16, and amortization of unearned fees, net of $93. The Company's operating activities for the year ended December 31, 1999 resulted in net cash provided of $1,701 primarily due to net income of $1,555 adjusted for depreciation of $280, a provision for loan losses of $340, and an increase in accrued interest payable of $15, and partially offset by an increase in other assets of $252, an increase in accrued income receivable of $115, a decrease in other liabilities of $67, a provision for deferred income taxes of $26, and amortization of unearned fees, net of $119.

The Company's cash flows from investing activities used net cash of $20,752 for the year ended December 31, 2000 compared to net cash used of $14,868 for 1999. In 2000, cash was used primarily to fund loan and loan participation purchases and the net increase in loans to customers in the aggregate amount of $19,210, partially offset by collections on loan participations of $476, and for purchases of bank premises and equipment of $637. In 1999, cash was used primarily to fund loans in the amount of $10,877, and for purchases of bank premises and equipment of $1,185. Investing activities representing net proceeds from investment securities purchases, maturities and calls generated cash outflows of $1,508 in 2000 and $3,153 in 1999.

Net cash provided by financing activities for the year ended December 31, 2000 was $23,013 as compared to $10,615 for the year ended December 31, 1999. As a result of the acquisition of two branches in the current year, the Company assumed deposits, net of premium paid, of $23,089 in addition to the net increase in deposits of $513 and $11,202 in 2000 and 1999, respectively. The Company borrowed $1,000 during 1997 under a note payable to the Federal Home Loan Bank and made principal repayments of $100 during each of 2000 and 1999. Cash dividends paid to stockholders were $555 and $519 in 2000 and 1999, respectively. During 2000 and 1999, the Company sold 2,303 and 1,800 shares of common stock to the Company's dividend reinvestment plan, respectively. During 2000, a former employee exercised options to purchase 3,000 shares of common stock.

Liquidity. Liquidity measures the ability of the Company to meet its maturing obligations and existing commitments, to withstand fluctuations in deposit levels, to fund its operations, and to provide for

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

                    Years Ended December 31, 2000 and 1999

           (In thousands, except ratios, share and per share data)

customers' credit needs. Liquidity represents an institution's ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds from alternative funding sources.

The Company's liquidity is provided by cash and due from banks, federal funds sold, investments available-for-sale, managing investment maturities, interest-earning deposits in other financial institutions and loan repayments. The Company's ratio of liquid assets to deposits and short-term borrowings was
22.76 percent as of December 31, 2000 as compared to 22.03 percent as of December 31, 1999. The Company sells excess funds as overnight federal funds sold to provide an immediate source of liquidity. Federal funds sold as of December 31, 2000 was $6,784 as compared to $2,768 as of December 31, 1999. The increase in federal funds sold was primarily related to excess cash received as a result of the acquisition of two branches in the current year. Cash and due from banks of $5,568 as of December 31, 2000 was $206 higher when compared to the December 31, 1999 balance of $5,362.

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

Interest Rates

While no single measure can completely identify the impact of changes in interest rates on net interest income, one gauge of interest rate sensitivity is to measure, over a variety of time periods, the differences in the amounts of the Company's rate-sensitive assets and rate-sensitive liabilities. These differences or "gaps" provide an indication of the extent to which net interest income may be affected by future changes in interest rates. A "positive gap" exists when rate-sensitive assets exceed rate-sensitive liabilities and indicates that a greater volume of assets than liabilities will reprice during a given period. This mismatch may enhance earnings in a rising interest rate environment and may inhibit earnings in a declining interest rate environment Conversely, when rate-sensitive liabilities exceed rate-sensitive assets, referred to as a "negative gap," it indicates that a greater volume of liabilities than assets will reprice during the period. In this case, a rising interest rate environment may inhibit earnings and a declining interest rate environment may enhance earnings. The cumulative one-year gap as of December 31, 2000 was $(41,235), representing 22.94 percent of total assets. This negative gap falls within the parameters set by the Company.

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

                    Years Ended December 31, 2000 and 1999

           (In thousands, except ratios, share and per share data)


The following table illustrates the Company's interest rate sensitivity gap position at December 31, 2000.

                            REPRICING GAP POSITION

                                                                  Repricing Period at December 31, 2000
                                                       -----------------------------------------------------------

                                                            1 Year       1-3 Years       3-5 Years     5-15 Years
                                                        -------------  -------------   -------------  -------------
ASSET/(LIABILITY):
 Cumulative interest rate sensitivity gap               $    (41,235)    (35,202)        (14,702)        18,784

As of December 31, 2000, the Company was liability-sensitive in periods up to five years and asset-sensitive beyond five years. The foregoing table does not necessarily indicate the impact of general interest rate movements on the Company's net interest yield, because the repricing of various categories of assets and liabilities is discretionary and is subject to competition and other pressures. As a result, various assets and liabilities indicated as repricing within the same period may in fact price at different times and at different rate levels. Management attempts to mitigate the impact of changing interest rates in several ways, one of which is to manage its interest rate-sensitivity gap. At December 31, 2000, all fluctuations fell within Company policy limitations. In addition to managing its asset/liability position, the Company has taken steps to mitigate the impact of changing interest rates by generating noninterest income through service charges, and offering products which are not interest rate-sensitive.

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

Investment securities available-for-sale as of December 31, 2000 were $24,197, an increase of $2,277 or 10.39 percent from $21,920 as of December 31, 1999. Investment securities held-to-maturity decreased to $15,229 as of December 31, 2000 from $15,340 as of December 31, 1999, a decrease of $111 or 0.72 percent.

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

                    Years Ended December 31, 2000 and 1999

           (In thousands, except ratios, share and per share data)



The following table presents the composition of the Company's investment portfolios as of the dates indicated.

                                                                                    December 31,
                                                             -----------------------------------------------------------
                                                                         2000                          1999
                                                             ----------------------------  -----------------------------
                                                               Amortized        Fair         Amortized         Fair
Available-for-Sale                                               Costs         Values          Costs          Values
------------------                                           ------------- -------------   -------------   -------------
U.S. Treasury securities and obligations of U.S.
    Government corporations and agencies                    $    14,958        14,906         15,994          15,446
Obligations of states and political subdivisions                  5,131         5,197          4,192           4,158
Corporate securities                                              2,476         2,511             --              --
Mortgage-backed securities - government                           1,515         1,533          2,285           2,266
Other securities                                                     50            50             50              50
                                                            -----------    ----------      ---------       ---------

                   Total available-for-sale                 $    24,130        24,197         22,521          21,920
                                                            ===========    ==========      =========       =========
Held-to-Maturity
----------------

U.S. Treasury securities and obligations of U.S.
    Government corporations and agencies                    $     1,675         1,668          1,675           1,623
Obligations of states and political subdivisions                 13,553        13,580         13,661          13,284
Mortgage-backed securities - private                                  1             1              4               4
                                                            -----------    ----------      ---------       ---------

                   Total held-to-maturity                   $    15,229        15,249         15,340          14,911
                                                            ===========    ==========      =========       =========





The following table presents the maturity distribution based on fair values and amortized costs of the investment portfolios as of the dates indicated.

              INVESTMENT PORTFOLIO - MATURITY DISTRIBUTION

                                                                                        December 31, 2000
                                                                           -------------------------------------------

                                                                             Amortized         Fair
Available-for-Sale                                                             Costs          Values         Yield
------------------                                                         -------------  -------------  -------------
U.S. Treasury securities and obligations of U.S.
    Government corporations:
       Within one year                                                      $       500           500         5.43%
       After one but within five years                                            8,961         8,991         6.26%
       After five years through ten years                                         5,497         5,415         6.58%
Obligations of states and subdivisions:
    Within one year                                                                 200           201         9.01%
    After one but within five years                                               2,933         2,959         7.42%
    After five years through ten years                                            1,531         1,555         7.05%
    After ten years                                                                 467           482         7.89%

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

                    Years Ended December 31, 2000 and 1999

            (In thousands, except ratios, share and per share data)


             INVESTMENT PORTFOLIO - MATURITY DISTRIBUTION (Cont.)

                                                                                          December 31, 2000
                                                                            -----------------------------------------
                                                                             Amortized         Fair
Available-for-Sale (continued)                                                 Costs          Values         Yield
------------------                                                          -----------      ---------    -----------
Corporate securities:
    After one but within five years                                         $     1,992          2,021         7.18%
    After five years through ten years                                              484            490         7.00%
Mortgage-backed securities - government                                           1,515          1,533         7.23%
Other securities (1)                                                                 50             50         1.25%
                                                                            -----------      ---------

               Total available-for-sale                                     $    24,130         24,197
                                                                            ===========      =========
Held-to-Maturity
----------------

U.S. Treasury securities and obligations of U.S.
    Government corporations:
       Within one year                                                      $     1,000            999         9.98%
       After one but within five years                                              175            176         7.11%
       After five years through ten years                                           500            493         6.00%
Obligations of states and subdivisions:
    Within one year                                                                 911            918         6.74%
    After one but within five years                                               4,608          4,615         6.85%
    After five years through ten years                                            7,544          7,567         6.73%
    After ten years                                                                 490            480         6.59%
Mortgage-backed securities - private                                                  1              1         5.37%
                                                                            -----------     ----------

               Total held-to-maturity                                       $    15,229         15,249
                                                                            ===========     ==========


--------------------------

(1)  Equity securities assume a life greater than ten years.

Loan Portfolio

The Company's net loans were $118,962 as of December 31, 2000, an increase of $18,225 or 18.10 percent from $100,737 as of December 31, 1999. This increase resulted from the purchase of two branches during 2000 as well as the purchase of a $5 million loan participation.

The Company's ratio of net loans to total deposits was 74.08 percent as of December 31, 2000. Typically, the Company maintains a ratio of loans to deposits of between 70 percent and 85 percent. The loan portfolio primarily consists of commercial, real estate (including real estate term loans, construction loans and other loans secured by real estate), and loans to individuals for household, family and other consumer expenditures. However, the Company adjusts its mix of lending and the terms of its loan programs according to market conditions and other factors. The Company's loans are typically made to businesses and

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                     Management's Discussion and Analysis
                 Financial Condition and Results of Operation

                    Years Ended December 31, 2000 and 1999

            (In thousands, except ratios, share and per share data)

individuals located within the Company's market area, most of whom have account relationships with the Bank. There is no concentration of loans exceeding 10 percent of total loans which is not disclosed in the categories presented below. The Company has not made any loans to any foreign entities including governments, banks, businesses or individuals. Commercial and construction loans in the Company's portfolio are primarily variable rate loans and have little interest rate risk.

The following table presents the composition of the Company's loan portfolio as of the dates indicated.

                                   LOAN PORTFOLIO

                                                                                                 December 31,
                                                                                         ------------------------------
                                                                                             2000              1999
                                                                                         -------------     ------------
Real estate loans:
    Residential                                                                          $      45,337          35,544
    Other                                                                                       14,427          12,378
Loans to individuals for household, family and other
    consumer expenditures                                                                       43,100          37,046
Commercial and industrial loans                                                                 17,051          16,457
All other loans                                                                                    348             491
                                                                                         -------------     -----------

            Total loans, gross                                                                 120,263         101,916
    Less unearned income and fees                                                                 (232)           (241)
                                                                                         -------------     -----------
            Loans, net of unearned income and fees                                             120,031         101,675

    Less allowance for loan losses                                                              (1,069)           (938)
                                                                                         -------------     -----------

            Loans, net                                                                   $     118,962         100,737
                                                                                         =============     ===========

Commercial Loans. Commercial and industrial loans accounted for 14.18 percent of the Company's loan portfolio as of December 31, 2000. Such loans are generally made to provide operating lines of credit, to finance the purchase of inventory or equipment, and for other business purposes. Commercial loans are primarily made at rates that adjust with changes in the prevailing prime interest rate, are generally made for a maximum term of five years (unless they are term loans), and generally require interest payments to be made monthly. The creditworthiness of the borrower is reviewed, analyzed and evaluated on a periodic basis. Most commercial loans are collateralized with business assets such as accounts receivable, inventory and equipment. Even with substantial collateralization such as all the assets of the business and personal guarantees, commercial lending involves considerable risk of loss in the event of a business downturn or failure of the business.

Real Estate Loans. Real estate loans accounted for 49.69 percent of the Company's loan portfolio as of December 31, 2000. The Company makes commercial and industrial real estate term loans that are typically secured by a first deed of trust. 75.86 percent of the real estate loans were secured by 1-4 family residential

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

                    Years Ended December 31, 2000 and 1999

            (In thousands, except ratios, share and per share data)


properties and 4.81 percent of total real estate loans were construction loans. Real estate lending involves risk elements when there is lack of timely payment and/or a decline in the value of the collateral.

Installment Loans. Installment loans are represented by loans to individuals for household, family and other consumer expenditures. Installment loans accounted for 35.84 percent of the Company's loan portfolio as of December 31, 2000. Vehicle financing involves the risk that collateral will decline in value faster than the balance of the loan it secures.

Loan Maturity and Interest Rate Sensitivity. The following table presents loan portfolio information related to maturity distribution of commercial and industrial loans and real estate construction loans based on scheduled repayments at December 31, 2000.

                                 LOAN MATURITY

                                   Due Within     Due One to     Due After
                                    One Year      Five Years     Five Years        Total
                                  -------------  -------------  -------------   -------------
Commercial and industrial loans   $    3,565         11,472          2,014         17,051
Real estate - construction             2,871             --             --          2,871

The following table presents the interest rate sensitivity of commercial and industrial loans and real estate construction loans maturing after one year as of December 31, 2000.


                              INTEREST RATE SENSITIVITY

Fixed interest rates                                    $      7,510
Variable interest rates                                        5,976
                                                      --------------
          Total maturing after one year                 $     13,486
                                                      ==============

Nonperforming Assets. Interest on loans is normally accrued from the date a disbursement is made and recognized as income as it is accrued. Generally, the Company reviews any loan on which payment has not been made for 90 days for potential nonaccrual. The loan is examined and the collateral is reviewed to determine loss potential. If the loan is placed on nonaccrual, any prior accrued interest which remains unpaid is reversed. Loans on nonaccrual amounted to $142 and $48 as of December 31, 2000 and 1999, respectively. Interest income that would have been earned on nonaccrual loans if they had been current in accordance with their original terms and the recorded interest that was included in income on these loans was not significant for 2000 and 1999. There were no commitments to lend additional funds to customers whose loans were on nonaccrual at December 31, 2000.

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

                    Years Ended December 31, 2000 and 1999

            (In thousands, except ratios, share and per share data)


The following tables present information with respect to the Company's nonperforming assets and accruing loans 90 days or more past due by type as of the dates indicated.

                                NONPERFORMING ASSETS


                                                             December 31,
                                                 -------------------------------
                                                       2000            1999
                                                 ---------------  --------------
Nonperforming loans                              $        142              48
Foreclosed properties                                      --              --
                                                 ---------------  --------------
                Total nonperforming assets       $        142              48
                                                 ===============  ==============

Nonperforming assets totaled $142 or 0.12 percent of total gross loans and foreclosed properties as of December 31, 2000, as compared to $48 or 0.05 percent as of December 31, 1999. The following table presents the balance of accruing loans 90 days or more past due by type as of the dates indicated.

                        ACCRUING LOANS 90 DAYS OR MORE
                               PAST DUE BY TYPE

                                                                            December 31,
                                                                 -------------------------------
                                                                       2000            1999
                                                                 ---------------  --------------
Loans 90 days or more past due by type:
  Real estate loans                                                $       479             230
  Loans to individuals                                                     168             112
  Commercial loans                                                          14              46
                                                                 -------------    ------------
               Total accruing loans 90 days or more past due       $       661             388
                                                                 =============    ============


Allowance for Loan Losses. The Company maintains an allowance for loan losses which it considers adequate to cover the risk of losses in the loan portfolio. The allowance is based upon management's ongoing evaluation of the quality of the loan portfolio, total outstanding and committed loans, previous charges against the allowance and current and anticipated economic conditions. The allowance is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance. The Company's management believe that as of December 31, 2000, the allowance is adequate. The amount of the provision for loan losses is a charge against earnings. Actual loan losses are charged against the allowance for loan losses.

As of December 31, 2000, the allowance for loan losses totaled $1,069 or 0.89 percent of total loans, net of unearned income and fees, as compared to $938 or
0.92 percent as of December 31, 1999. The provision for loan losses for the years ended December 31, 2000 and 1999 was $360 and $340, respectively. Net charge-offs for the Company were $229 and $279 for the years ended December 31, 2000 and 1999, respectively.

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

                    Years Ended December 31, 2000 and 1999

            (In thousands, except ratios, share and per share data)


The ratio of net loan charge-offs during the period to average loans outstanding for the period was 0.21 percent and 0.29 percent for the years ended December 31, 2000 and 1999, respectively. Management evaluates the reasonableness of the allowance for loan losses on a quarterly basis and adjusts the provision as deemed necessary.

The following table presents charged off loans, provisions for loan losses, recoveries on loans previously charged off, allowance adjustments and the amount of the allowance for the dates indicated.

                     ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

                                                          Years Ended
                                                          December 31,
                                                   -------------------------
                                                     2000             1999
                                                   --------          -------
Balance at beginning of year                       $    938              877

Loan charge-offs:
  Real estate loans - residential                        --              (61)
  Loans to individuals for household, family
    and other consumer expenditures                    (356)            (289)
  Commercial and industrial                              --             (121)
                                                   --------          -------
               Total loan charge-offs                  (356)            (471)
                                                   --------          -------
Loan recoveries:
  Real estate loans - residential                        --                3
  Loans to individuals for household, family
    and other consumer expenditures                     127              162
  Commercial and industrial                              --               27
                                                   --------          -------
               Total loan recoveries                    127              192
                                                   --------          -------

               Net loan charge-offs                    (229)            (279)

Provisions for loan losses                              360              340
                                                   --------          -------
Balance at end of year                             $  1,069              938
                                                   ========          =======

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

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

                    Years Ended December 31, 2000 and 1999

            (In thousands, except ratios, share and per share data)

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

                                                            December 31, 2000                  December 31, 1999
                                                     --------------------------------   ---------------------------------
                                                                       Percent of                         Percent of
                                                       Allowance      Loans in Each       Allowance      Loans in Each
                                                       for Loan        Category to        for Loan        Category to
                                                        Losses         Total Loans         Losses         Total Loans
                                                     --------------  ----------------   --------------  -----------------
Real estate loans:
  Residential                                      $        181               37.70%            30               34.87%
  Other                                                      28               12.00%            62               12.15%
Loans to individuals for households, family
  and other consumer expenditures                           291               35.84%           178               36.35%
Commercial and industrial loans                             349               14.18%           175               16.15%
All other loans                                              --                0.28%            --                0.48%
Unallocated                                                 220                   --           493                  --
                                                   ----------------  ----------------   --------------  ----------------
                   Totals                          $      1,069              100.00%           938              100.00%
                                                   ================  ================   ==============  ================

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

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

                    Years Ended December 31, 2000 and 1999

            (In thousands, except ratios, share and per share data)

Premises and Equipment

The Company's premises and equipment grew 6.93 percent, primarily due to completion of a new branch built immediately outside the city limits of Lynchburg, Virginia during 1999, the acquisition of two additional branches during 2000, and the development of a bankwide area network.

Deposits

Average deposits were $144,470 for the year ended December 31, 2000, an increase of $11,568 or 8.70 percent from $132,902 of average deposits for the year ended December 31, 1999. As of December 31, 2000, total deposits were $160,593, representing an increase of $24,204 or 17.75 percent from $136,389 in total deposits as of December 31, 1999. The increase in deposits during 2000 was primarily due to increases in previously existing accounts as well as new accounts opened as a result of relationship changes, new products offered and the acquisition of two new branches.

For the year ended December 31, 2000, average noninterest-bearing demand deposits were $12,065 or 8.35 percent of average deposits. For the year ended December 31, 1999, average demand deposits were $10,994 or 8.27 percent of average deposits. Average interest-bearing deposits were $132,405 for the year ended December 31, 2000, representing an increase of $10,497 or 8.61 percent over the $121,908 in average interest-bearing deposits for the year ended December 31, 1999.

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

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

                    Years Ended December 31, 2000 and 1999

            (In thousands, except ratios, share and per share data)

                          AVERAGE DEPOSIT INFORMATION

                                                                    Year Ended                     Year Ended
                                                                 December 31, 2000              December 31, 1999
                                                            -----------------------------  -----------------------------
                                                              Average         Average        i         Average
                                                             Amount of          Rate        Amount of          Rate
                                                            Deposits(1)         Paid       Deposits(1)         Paid
                                                            -------------   -------------  -------------   -------------
Noninterest-bearing demand deposits                      $     12,065               N/A       10,994               N/A
Interest-bearing demand deposits                               19,133              2.74%      18,186              2.84%
Savings deposits                                               25,410              3.14%      24,224              2.97%



                          AVERAGE DEPOSIT INFORMATION

                                                                    Year Ended                     Year Ended
                                                                 December 31, 2000              December 31, 1999
                                                            -----------------------------  -----------------------------
                                                              Average         Average        Average         Average
                                                             Amount of         Rate         Amount of         Rate
                                                            Deposits(1)        Paid         Deposits(1)       Paid
                                                            -------------   -------------  -------------   -------------
Certificates of deposit:
    Under $100,000                                       $     72,061          5.51%          65,802          5.43%
    $100,000 or more                                           15,801          5.79%          13,696          5.36%
                                                         ------------                   ------------
                 Total average certificates of deposit         87,862                         79,498
                                                         ------------                   ------------
                 Total average deposits                  $    144,470                        132,902
                                                         ============                   ============

_________________________________

(1)  Averages are daily averages.

The following table presents the maturity schedule of certificates of deposit of $100,000 or more as of December 31, 2000.

                        CERTIFICATES OF DEPOSIT OVER $100,000

Three months or less                                               $      2,503
Over three through six months                                             1,830
Over six through 12 months                                                6,384
Over 12 months                                                            8,082
                                                                   ------------
                   Total certificates of deposit over $100,000     $     18,799
                                                                   ============

Financial Ratios

The following table presents certain financial ratios for the periods indicated.

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

                    Years Ended December 31, 2000 and 1999

            (In thousands, except ratios, share and per share data)

                          RETURN ON EQUITY AND ASSETS

                                                           Years Ended
                                                           December 31,
                                                -------------------------------
                                                        2000            1999
                                                ---------------  --------------
Return on average assets                                 1.07%           1.03%
Return on average equity                                10.62%          10.10%
Dividend payout ratio                                   31.97%          33.33%
Average equity to average assets                        10.11%          10.24%

Capital Resources

The Company's financial position at December 31, 2000 reflects liquidity and capital levels currently adequate to fund anticipated future business expansion. Capital ratios are well in excess of required regulatory minimums for a well-capitalized institution. The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, and changing competitive conditions and economic forces. The adequacy of the Company's capital is reviewed by management on an ongoing basis. Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and to absorb potential losses.

The Company's capital position continues to exceed regulatory requirements. The primary indicators relied on by bank regulators in measuring the capital position are the Tier I capital, total risk-based capital and leverage ratios. Tier I capital consists of common and qualifying preferred stockholders' equity less goodwill. Total capital consists of Tier I capital, qualifying subordinated debt and a portion of the allowance for loan losses. Risk-based capital ratios are calculated with reference to risk weighted assets. The Company's Tier I capital ratio was 13.30 percent at December 31, 2000, compared to 14.87 percent at December 31, 1999. The total capital ratio was 14.15 percent at December 31, 2000, compared to 15.75 percent at December 31, 1999.

These ratios are in excess of the mandated minimum requirements of 4 percent and 8 percent, respectively. As of December 31, 2000, the Company met all regulatory capital ratio requirements and was considered "well capitalized" in accordance with FDICIA.

Stockholders' equity reached $17,300 at December 31, 2000 compared to $15,590 at December 31, 1999. The leverage ratio consists of Tier I capital divided by quarterly average assets. At December 31, 2000, the Company's leverage ratio was
9.43 percent compared to 10.47 percent at December 31, 1999. Each of these exceeds the required minimum leverage ratio of 3 percent. The dividend payout ratio was 31.97 percent and 33.33 percent in 2000 and 1999, respectively. During 2000, the Company paid dividends of $0.39 per share, up 8.33 percent from $0.36 per share paid in 1999.

On May 19, 2000, the Company's Board of Directors authorized a 2-for-1 stock split effected in the form of a 100 percent stock dividend paid on June 16, 2000 to the stockholders of record at the close of business on

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

                    Years Ended December 31, 2000 and 1999

            (In thousands, except ratios, share and per share data)



May 19, 2000 of the Company's $3 par value common stock. As a result of the split, 720,670 additional shares were issued and retained earnings were reduced by $2,162. All references to prior-period average shares outstanding, net income per share, cash dividends per share, book value per share, stock option data, and market price per share contained elsewhere in this annual report have been retroactively adjusted to reflect the impact of the approved stock split effected in the form of a dividend.

New Accounting Standards

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133. SFAS No. 137 deferred the effective date of SFAS No. 133 to apply to all fiscal quarters of all fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133. SFAS No. 138 amends SFAS No. 133 for a limited number of issues that have caused application difficulties. The adoption of SFAS No. 133, as amended, as of January 1, 2001, did not have a material effect on the financial position, results of operations or liquidity of the Company.

SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement No. 125, supercedes and replaces the guidance in SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of the provisions of SFAS No. 125 without reconsideration. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities that occur after March 31, 2001, and for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. Disclosures about securitization and collateral accepted need not be reported for periods ending on or before December 15, 2000 for which financial statements are presented for comparative purposes. Management believes the adoption of SFAS No. 140 will not have a significant effect on the Company's consolidated financial statements.

As of December 31, 2000, there are no other new accounting standards issued, but not yet adopted by the Company, which are expected to be applicable to the Company's financial position, operating results or financial statement disclosures.

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                          Consolidated Balance Sheets

                          December 31, 2000 and 1999

                       (In thousands, except share data)


                                Assets                                                   2000                1999
                                                                                      ----------          ----------

Cash and cash equivalents:
    Cash and due from banks (note 2)                                                  $    5,568               5,362
    Federal funds sold                                                                     6,784               2,768
                                                                                      ----------          ----------
                   Total cash and cash equivalents                                        12,352               8,130

Securities (note 3):
    Available-for-sale, at fair value                                                     24,197              21,920
    Held-to-maturity, at amortized cost (fair value of $15,249 in 2000
       and $14,911 in 1999)                                                               15,229              15,340
Federal Reserve Bank stock, at cost (note 1(c))                                               75                  75
Federal Home Loan Bank Stock, at cost (note 1(c))                                            427                 427
Loans, net (notes 4, 9, 10 and 15)                                                       118,962             100,737
Premises and equipment, net (notes 5 and 15)                                               4,367               4,084
Accrued income receivable                                                                  1,430               1,227
Other assets (notes 5, 8 and 15)                                                           2,697               2,016
                                                                                      ----------          ----------
                   Total assets                                                       $  179,736             153,956
                                                                                      ==========          ==========

                     Liabilities and Stockholders' Equity
Liabilities:
    Deposits (notes 6 and 15):
       Demand                                                                             14,408              11,595
       Savings and NOW accounts                                                           52,067              43,770
       Time                                                                               94,118              81,024
                                                                                      ----------          ----------
                   Total deposits                                                        160,593             136,389

    Note payable to Federal Home Loan Bank (note 1(c))                                       700                 800
    Accrued interest payable                                                                 726                 602
    Other liabilities (note 7)                                                               417                 575
                                                                                      ----------          ----------
                   Total liabilities                                                     162,436             138,366
                                                                                      ----------          ----------
Stockholders' equity (notes 11, 14 and 16):
    Common stock, $3 par value.  Authorized 3,000,000 shares; issued
       and outstanding 1,445,153 in 2000 and 719,925 shares in 1999                        4,335               2,160
    Capital surplus                                                                          420                 367
    Retained earnings                                                                     12,501              13,460
    Accumulated other comprehensive income (loss)                                             44                (397)
                                                                                      ----------          ----------
                   Total stockholders' equity                                             17,300              15,590

Commitments, contingencies and other matters (notes 7, 9, 10 and 11)                  ----------          ----------

                   Total liabilities and stockholders' equity                         $  179,736             153,956
                                                                                      ==========          ==========

See accompanying notes to consolidated financial statements.

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

          Consolidated Statements of Income and Comprehensive Income

                    Years Ended December 31, 2000 and 1999

                     (In thousands, except per share data)

                                                                                         2000                1999
                                                                                 -----------------    -----------------
Interest income:
    Interest and fees on loans                                                  $         10,196               8,657
    Interest on securities:
       U.S. Treasury                                                                         200                 214
       U.S. Government agencies                                                            1,007               1,019
       Corporate                                                                             356                 288
       States and political subdivisions (tax-exempt)                                        620                 616
       Other                                                                                  42                  39
    Interest on federal funds sold                                                           276                 289
                                                                                 -----------------    -----------------
                   Total interest income                                                  12,697              11,122
                                                                                 -----------------    -----------------
Interest expense:
    Interest on deposits:
       Savings and NOW accounts                                                            1,355               1,237
       Time - other                                                                        3,919               3,573
       Time - $100,000 and over                                                              915                 734
    Other interest expense                                                                    81                  53
                                                                                 -----------------    -----------------
                   Total interest expense                                                  6,270               5,597
                                                                                 -----------------    -----------------
                   Net interest income                                                     6,427               5,525
Provision for loan losses (note 4)                                                           360                 340
                                                                                 -----------------    -----------------
                   Net interest income after provision for loan losses                     6,067               5,185
                                                                                 -----------------    -----------------
Noninterest income:
    Service charges on deposit accounts                                                      477                 297
    Net realized gain on calls and sales of securities (note 3)                                2                   4
    Commissions and fees                                                                     357                 267
    Other operating income                                                                   205                 191
                                                                                 -----------------    -----------------
                   Total noninterest income                                                1,041                 759
                                                                                 -----------------    -----------------
Noninterest expense:
    Salaries and employee benefits (note 7)                                                2,479               2,096
    Occupancy expense                                                                        261                 205
    Furniture and equipment                                                                  461                 361
    Other operating expenses                                                               1,512               1,201
                                                                                 -----------------    -----------------
                   Total noninterest expense                                               4,713               3,863
                                                                                 -----------------    -----------------
                   Income before income tax expense                                        2,395               2,081
Income tax expense (note 8)                                                                  637                 526
                                                                                 -----------------    -----------------
                   Net income                                                              1,758               1,555
                                                                                 -----------------    -----------------
Other comprehensive income (loss), net of income tax expense (benefit):
    Net unrealized gains (losses) on securities available-for-sale                           441                (620)
                                                                                 -----------------    -----------------
                   Comprehensive income                                         $          2,199                 935
                                                                                 =================    =================
Basic net income per share (note 1(l))                                          $           1.22                1.08
                                                                                 =================    =================
Diluted net income per share (note 1(l))                                        $           1.21                1.07
                                                                                 =================    =================

See accompanying notes to consolidated financial statements.

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

          Consolidated Statements of Changes in Stockholders' Equity

                    Years Ended December 31, 2000 and 1999

                (In thousands, except share and per share data)

                                                                                                            Accumulated
                                                                                                               Other
                                                                                                            Comprehensive
                                            Common Stock                      Capital       Retained          Income
                                            -------------------------
                                              Shares        Par Value         Surplus       Earnings          (Loss)           Total
                                            --------        ---------         -------       --------        -------------    -------
Balances, December 31, 1998                  719,025       $   2,157            338           12,424            223          15,142

Net income                                        --              --             --            1,555             --           1,555
Cash dividends declared by
  Bankshares ($0.36 per share)                    --              --             --             (519)            --            (519)
Issuance of common stock                         900               3             29               --             --              32
Change in net unrealized gains
  (losses) on available-for-sale
  securities, net of deferred
  income tax benefit of $319                      --              --             --               --           (620)           (620)
                                          ----------       ---------      ---------        ---------       --------       ---------
Balances, December 31, 1999                  719,925           2,160            367           13,460           (397)         15,590
Net income                                        --              --             --            1,758             --           1,758
Cash dividends declared by
  Bankshares ($0.39 per share)                    --              --             --             (555)            --            (555)
Issuance of common stock                       1,558               4             32               --             --              36
Stock split effected in the form of
  a 100% stock dividend (note 16)            720,670           2,162             --           (2,162)            --              --
Exercise of employee stock
  options ($10.00 per share)                   3,000               9             21               --             --              30
Change in net unrealized gains
  (losses) on available-for-sale
  securities, net of deferred
  income tax expense of $227                      --              --             --               --            441             441
                                          ----------       ---------      ---------        ---------       --------       ---------
Balances, December 31, 2000                1,445,153       $   4,335            420           12,501             44          17,300
                                          ==========       =========      =========        =========       ========       =========

See accompanying notes to consolidated financial statements.

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                     Consolidated Statements of Cash Flows

                    Years Ended December 31, 2000 and 1999

                                (In thousands)

                                                                                       2000               1999
                                                                                     --------           --------
Cash flows from operating activities:
    Net income                                                                       $  1,758              1,555
    Adjustments to reconcile net income to net cash provided by operating activities:
          Depreciation of bank premises and equipment                                     354                280
          Amortization of core deposit premium and goodwill                                35                 12
          Amortization of unearned fees, net                                              (93)              (119)
          Net amortization of premiums and discounts on
            securities                                                                     12                 30
          Provision for loan losses                                                       360                340
          Provision for deferred income taxes                                             (16)                26
          Net gain on calls of securities                                                  (2)                (4)
          Net decrease (increase) in:
            Accrued income receivable                                                    (203)              (115)
            Other assets                                                                 (210)              (252)
          Net increase (decrease) in:
            Accrued interest payable                                                      124                 15
            Other liabilities                                                            (158)               (67)
                                                                                     --------           --------
                   Net cash provided by operating activities                            1,961              1,701
                                                                                     --------           --------

Cash flows from investing activities:
    Purchases of held-to-maturity securities                                             (660)            (3,380)
    Purchases of available-for-sale securities                                         (5,471)            (6,755)
    Proceeds from maturities and calls of held-to-maturity securities                     750              2,738
    Proceeds from paydowns and maturities of held-to-maturity
       mortgage-backed securities                                                           2                  4
    Proceeds from maturities and calls of available-for-sale securities                 3,100              2,322
    Proceeds from paydowns and maturities of available-for-sale
       mortgage-backed securities                                                         771              1,918
    Purchase of Federal Home Loan Bank stock                                               --                (18)
    Purchase of loans                                                                  (3,964)                --
    Purchase of loan participations                                                    (5,050)                --
    Collections on loan participations                                                    476                 --
    Net increase in loans made to customers                                           (10,196)           (10,877)
    Recoveries on loans charged off                                                       127                192
    Purchases of bank premises and equipment                                             (637)            (1,185)
    Other capital expenditures                                                             --               (224)
    Proceeds from sale of bank premises                                                    --                300
    Proceeds from sale and rental of foreclosed properties                                 --                 97
                                                                                     --------           --------
                   Net cash used in investing activities                              (20,752)           (14,868)
                                                                                     --------           --------

                                                                 (Continued)
                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                     Consolidated Statements of Cash Flows

                    Years Ended December 31, 2000 and 1999

                                (In thousands)


                                                                             2000            1999
                                                                         ------------     ----------
Cash flows from financing activities:
    Deposits assumed, net of premium                                         $ 23,089          --
    Net increase in demand, savings and NOW deposits                            8,133       4,797
    Net increase (decrease) in time deposits                                   (7,620)      6,405
    Repayments of note payable to Federal Home Loan Bank                         (100)       (100)
    Proceeds from issuance of common stock                                         36          32
    Cash dividends paid                                                          (555)       (519)
    Proceeds from exercise of employee stock options                               30          --
                                                                         ------------    --------
                 Net cash provided by financing activities                     23,013      10,615
                                                                         ------------    --------
Net increase (decrease) in cash and cash equivalents                            4,222      (2,552)

Cash and cash equivalents, beginning of year                                    8,130      10,682
                                                                         ------------    --------
Cash and cash equivalents, end of year                                       $ 12,352       8,130
                                                                         ============    ========
Supplemental Disclosure of Cash Flows Information:
    Cash paid during the year for:

       Income taxes                                                          $    535         459
                                                                         ============    ========
       Interest                                                              $  6,146       5,582
                                                                         ============    ========
    Supplemental schedule of noncash investing and
       financing activities:

          Transfer of loans to repossessed properties                        $    115         259
                                                                         ============    ========
          Loans charged against the allowance for loan
            losses                                                           $    356         471
                                                                         ============    ========
          Unrealized gains (losses) on available-for-sale
            securities                                                       $    668        (939)
                                                                         ============    ========

See accompanying notes to consolidated financial statements

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 2000 and 1999

                (In thousands, except share and per share data)


(1)    Summary of Significant Accounting Policies

       The accounting and reporting policies of Pinnacle Bankshares Corporation ("Bankshares") and its wholly-owned subsidiary, The First National Bank of Altavista (the "Bank") (collectively, the "Company"), conform to accounting principles generally accepted in the United States of America and general practices within the banking industry.

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

       (c)    Required Investments

              As members of the Federal Reserve and the Federal Home Loan Bank
              (FHLB) of Atlanta, the Bank is required to maintain certain minimum investments in the common stock of those entities. Required levels of investment are based upon the Bank's capital and a percentage of

                                                                     (Continued)

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 2000 and 1999

                (In thousands, except share and per share data)

              qualifying assets. In addition, the Bank is eligible to borrow from the FHLB with borrowings collateralized by qualifying assets, primarily residential mortgage loans, and the Bank's capital stock investment in the FHLB. At December 31, 2000, the Bank's available borrowing limit was approximately $27,479. The Bank had $700 and $800 in borrowings outstanding at December 31, 2000 and 1999, respectively. The note payable, due in December 2007, is payable in annual installments of $100 and bears interest at a fixed rate of 6.13 percent.

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

                          December 31, 2000 and 1999

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

       (h)    Intangible Assets

              Included in other assets are intangible assets of $637 and $69 at December 31, 2000 and 1999, respectively. These intangible assets are being amortized on a straight-line basis over a fifteen-year period (see also note 15).

                                                                     (Continued)

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 2000 and 1999

                (In thousands, except share and per share data)


       (i)    Pension Plan

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

       (j)    Income Taxes

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

       (k)    Stock Options

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

       (l)    Net Income Per Share

              Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

                                                                     (Continued)

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 2000 and 1999

                (In thousands, except share and per share data)

              The following is a reconciliation of the numerators and denominators of the basic and diluted EPS computations for the periods indicated (see also note 16):

                                                                Net Income            Shares            Per Share
              Year Ended December 31, 2000                     (Numerator)        (Denominator)          Amount
              ----------------------------                     -----------        -------------         ---------
              Basic net income per share                         $  1,758            1,442,422           $   1.22
              Effect of dilutive stock options                         --                8,839
                                                                 --------           ----------           ========
              Diluted net income per share                       $  1,758            1,451,261           $   1.21
                                                                 ========           ==========           ========
              Year Ended December 31, 1999
              ----------------------------

              Basic net income per share                         $  1,555            1,439,298           $   1.08
              Effect of dilutive stock options                         --               12,456
                                                                 --------           ----------           ========
              Diluted net income per share                       $  1,555            1,451,754           $   1.07
                                                                 ========           ==========           ========

       (m)    Consolidated Statements of Cash Flows

              For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks (with original maturities of three months or less), and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

       (n)    Comprehensive Income

              SFAS No. 130, Reporting Comprehensive Income, requires the Company to classify items of "Other Comprehensive Income" (such as net unrealized gains (losses) on securities available-for-sale) by their nature in a financial statement and present the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. It does not require per share amounts of comprehensive income to be disclosed.

              In accordance with the provisions of the Statement, the Company has included Consolidated Statements of Income and Comprehensive Income in the accompanying consolidated financial statements. Comprehensive income consists of net income and net unrealized gains (losses) on securities available-for-sale. Also, accumulated other comprehensive income (loss) is included as a separate disclosure within the Consolidated Statements of Changes in Stockholders' Equity in the accompanying consolidated financial statements.

                                                                     (Continued)

                        PINNACLE BANKSHARE CORPORATION
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 2000 and 1999

                (In thousands, except share and per share data)

     (o)  Use of Estimates

          In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated balance sheets and revenues and expenses for the years ended December 31, 2000 and 1999. Actual results could differ from those estimates.

(2)  Restrictions on Cash

     To comply with Federal Reserve regulations, the Bank is required to maintain certain average reserve balances. The daily average reserve requirements were approximately $818 and $709 for the weeks including December 31, 2000 and 1999, respectively.

(3)  Securities

     The amortized costs, gross unrealized gains, gross unrealized losses and fair values for securities at December 31, 2000 and 1999 are as follows:

                                                                               2000
                                                      --------------------------------------------------------
                                                                         Gross          Gross
                                                      Amortized        Unrealized     Unrealized         Fair
Available-for-Sale                                      Costs            Gains          Losses          Values
------------------                                   -----------       ----------     ----------        ------
U.S. Treasury securities and obligations of
  U.S. Government corporations and agencies          $    14,958           74           (126)           14,906
Obligations of states and political subdivisions           5,131           69             (3)            5,197
Corporate securities                                       2,476           35             --             2,511
Mortgage-backed securities - government                    1,515           19             (1)            1,533
Other securities                                              50           --             --                50
                                                     -----------       ----------     ----------        ------

               Total available-for-sale              $    24,130              197          (130)        24,197
                                                     ===========       ==========     ==========        ======

                                                                     (Continued)

                        PINNACLE BANKSHARE CORPORATION
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 2000 and 1999

                (In thousands, except share and per share data)


                                                                                    2000
                                                     -------------------------------------------------------------------
                                                                           Gross             Gross
                                                      Amortized          Unrealized        Unrealized           Fair
Held-to-Maturity                                        Costs              Gains             Losses            Values
----------------                                     -----------         ----------        ----------          ------
U.S. Treasury securities and obligations of
  U.S. Government corporations and agencies          $      1,675                  1                (8)            1,668
Obligations of states and political subdivisions           13,553                137              (110)           13,580
Mortgage-backed securities - private                            1                 --                --                 1
                                                     ------------       ------------      ------------      ------------
               Total held-to-maturity                $     15,229                138              (118)           15,249
                                                     ============       ============      ============      ============

                                                                                    1999
                                                     -------------------------------------------------------------------
                                                                           Gross             Gross
                                                      Amortized          Unrealized        Unrealized           Fair
Available-for-Sale                                      Costs              Gains             Losses            Values
----------------                                     -----------         ----------        ----------          ------
U.S. Treasury securities and obligations of
  U.S. Government corporations and agencies          $     15,994                 --              (548)           15,446
Obligations of states and political subdivisions            4,192                 26               (60)            4,158
Mortgage-backed securities - government                     2,285                 15               (34)            2,266
Other securities                                               50                 --                --                50
                                                     ------------       ------------      ------------      ------------
               Total available-for-sale              $     22,521                 41              (642)           21,920
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
                                                     ============       ============      ============      ============


The amortized costs and fair values of available-for-sale and held-to-maturity securities at December 31, 2000, by contractual maturity, are shown below. Expected maturities may differ from

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                  Notes to consolidated Financial Statements

                          December 31, 2000 and 1999

                (In thousands, except share and per share data)


     contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                  2000
                                                     --------------------------------------------------------------
                                                          Available-for-Sale                 Held-to-Maturity
                                                     ----------------------------     -----------------------------
                                                      Amortized          Fair          Amortized           Fair
                                                        Costs           Values           Costs            Values
                                                     ------------    ------------     ------------     ------------
     Due in one year or less                         $        700             701            1,911            1,917
     Due after one year through five years                 13,886          13,971            4,783            4,791
     Due after five years through ten years                 7,512           7,460            8,044            8,060
     Due after ten years                                      517             532              490              480
                                                     ------------    ------------     ------------     ------------
                                                           22,615          22,664           15,228           15,248
     Mortgage-backed securities                             1,515           1,533                1                1
                                                     ------------    ------------     ------------     ------------

               Totals                                $     24,130          24,197           15,229           15,249
                                                     ============    ============     ============     ============


     No securities were sold in 2000 or 1999. Gross gains of $2 and $4 were realized in 2000 and 1999, respectively, on calls of securities.

     Securities with amortized costs of approximately $1,072 and $1,473 (fair values of $1,078 and $1,465, respectively) as of December 31, 2000 and 1999, respectively, were pledged as collateral for public deposits.

(4)  Loans

     A summary of loans at December 31, 2000 and 1999 follows:

                                                                                     2000                 1999
                                                                               --------------         ------------
     Real estate loans:
         Residential                                                           $        45,337              35,544
         Other                                                                          14,427              12,378
     Loans to individuals for household, family and other
         consumer expenditures                                                          43,100              37,046
     Commercial and industrial loans                                                    17,051              16,457
     All other loans                                                                       348                 491
                                                                               ---------------     ---------------
               Total loans, gross                                                      120,263             101,916
         Less unearned income and fees                                                    (232)               (241)
                                                                               ---------------     ---------------
               Loans, net of unearned income and fees                                  120,031             101,675
         Less allowance for loan losses                                                 (1,069)               (938)
                                                                               ---------------     ---------------

               Loans, net                                                      $       118,962             100,737
                                                                               ===============     ===============

                                                                     (Continued)

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                  Notes to consolidated Financial Statements

                          December 31, 2000 and 1999

                (In thousands, except share and per share data)

     Nonaccrual loans amounted to approximately $142 and $48 at December 31, 2000 and 1999, respectively. Interest income that would have been earned on nonaccrual loans if they had been current in accordance with their original terms and the recorded interest that was included in income on these loans was not significant for 2000 and 1999. There were no commitments to lend additional funds to customers whose loans were on nonaccrual at December 31, 2000.

     In the normal course of business, the Bank has made loans to executive officers and directors. At December 31, 2000, loans to executive officers and directors were approximately $609 compared to $566 at December 31, 1999. During 2000, new loans to executive officers and directors amounted to approximately $167 and repayments amounted to approximately $124. Loans to companies in which executive officers and directors have an interest amounted to approximately $1,647 and $2,199 at December 31, 2000 and 1999, respectively. In addition, dealer loans purchased from companies owned by certain directors, and against whom the bank has recourse, amounted to approximately $19 and $126 at December 31, 2000 and 1999, respectively.

     Activity in the allowance for loan losses for the years ended December 31, 2000 and 1999 is summarized as follows:

                                                      2000              1999
                                                    --------          ---------
     Balances at beginning of year                  $    938                877
     Provision for loan losses                           360                340
     Loans charged off                                  (356)              (471)
     Loan recoveries                                     127                192
                                                    --------           --------

     Balances at end of year                        $  1,069                938
                                                    ========           ========

     At December 31, 2000 and 1999, the recorded investment in loans for which an impairment has been identified totaled approximately $216 and $115, respectively. The entire amounts of impaired loans of $216 and $115 related to loans with corresponding valuation allowances of approximately $92 and $66 at December 31, 2000 and 1999, respectively. The average recorded investment in impaired loans receivable during 2000 and 1999 was approximately $114 and $224, respectively. Interest income recognized on impaired loans during 2000 and 1999 was $17 and $6, respectively, including approximately $5 and $3, respectively, recognized on a cash basis.

                                                                     (Continued)

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                  Notes to consolidated Financial Statements

                          December 31, 2000 and 1999

                (In thousands, except share and per share data)


(5)  Premises and Equipment

     Premises and equipment were comprised of the following as of December 31, 2000 and 1999:

                                                                                  2000                 1999
                                                                               ----------           ---------
     Land improvements                                                         $      364                 364
     Buildings                                                                      3,339               3,172
     Equipment, furniture and fixtures                                              3,212               2,810
                                                                               ----------           ---------
                                                                                    6,915               6,346
          Less accumulated depreciation                                            (3,275)             (2,921)
                                                                               ----------           ---------
                                                                                    3,640               3,425

     Land                                                                             727                 659
                                                                               ----------           ---------
                   Premises and equipment, net                                 $    4,367               4,084
                                                                               ==========           =========

     Certain land acquired in connection with the construction of the Company's Airport branch facility will not be used in operations and is currently listed for sale. Accordingly, the property's carrying value of $329 is included in other assets on the consolidated balance sheets. In addition, certain land improvements made during construction of the branch were subject to a cost sharing arrangement with an adjacent property owner. Pursuant to this arrangement, the Company recorded a receivable for reimbursement of capital expenditures in the amount of $263, which was included in other assets on the consolidated balance sheet as of December 31, 1999. This receivable was collected during 2000.

(6)  Deposits

     A summary of deposits at December 31, 2000 and 1999 follows:

                                                                                  2000               1999
                                                                              -----------        -----------
     Noninterest-bearing demand deposits                                      $   14,408              11,595
     Interest-bearing:
          Savings                                                                 31,381              24,430
          NOW accounts                                                            20,686              19,340
          Time deposits                                                           82,328              67,363
          Time deposits greater than $100,000                                     11,790              13,661
                                                                              ----------         -----------

                   Total interest-bearing deposits                               146,185             124,794
                                                                              ----------          ----------

                   Total deposits                                             $  160,593             136,389
                                                                              ==========          ==========

                                                                     (Continued)

                       PINNANCLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 2000 and 1999

                (In thousands, except share and per share data)


       At December 31, 2000, the scheduled maturity of time deposits are as follows: $56,461 in 2001; $24,058 in 2002; $6,439 in 2003; $1,629 in
       2004, and $5,531 in 2005.

(7)    Employee Benefit Plans

       The Bank maintains a noncontributory defined benefit pension plan which covers substantially all of its employees. Benefits are computed based on employees' average final compensation and years of credited service. Pension expense amounted to approximately $99 and $141 in 2000 and 1999, respectively.

       The change in benefit obligation, change in plan assets and funded status of the pension plan at September 30, 2000 and 1999 (most recent information available) and pertinent assumptions are as follows:

                                                                                      Pension Benefits
                                                                             --------------------------------
       Change in Benefit Obligation                                               2000                1999
                                                                             ------------       -------------
       Benefit obligation at beginning of year                            $         1,982               1,921
       Service cost                                                                   117                 118
       Interest cost                                                                  148                 144
       Actuarial (gain) loss                                                          208                (176)
       Benefits paid                                                                  (54)                (25)
                                                                             ------------       -------------
                          Benefit obligation at end of year                         2,401               1,982
                                                                             ------------       -------------
       Change in Plan Assets
       Fair value of plan assets at beginning of year                               1,841               1,442
       Actual return on plan assets                                                   309                 202
       Employer contribution                                                          251                 222
       Benefit paid                                                                   (54)                (25)
                                                                             ------------       -------------
                          Fair value of plan assets at end of year                  2,347               1,841
                                                                             ------------       -------------
                          Funded status                                               (54)               (141)

       Unrecognized net actuarial gain                                               (312)               (386)
       Unrecognized prior service cost                                                 89                  98
                                                                             ------------       -------------
                          Accrued pension benefit cost, included
                            in other liabilities                         $           (277)               (429)
                                                                             ============       =============

                                                                     (Continued)

                       PINNANCLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 2000 and 1999

                (In thousands, except share and per share data)


       Weighted Average Assumptions as of December 31,                            2000                1999
                                                                            -----------------   -----------------
       Weighted average discount rate                                                  7.50%               7.50%
       Expected return on plan assets                                                  9.00%               9.00%
       Rate of compensation increase                                                   5.00%               5.00%

       The components of net pension benefit cost under the plan for the years ended December 31, 2000 and 1999 is summarized as follows:

                                                                                      Pension Benefits
                                                                            ---------------------------------
                                                                                  2000                1999
                                                                            -------------       -------------
       Service cost                                                       $           117                 118
       Interest cost                                                                  148                 144
       Expected return on plan assets                                                (165)               (130)
       Net amortization                                                                 9                   9
       Recognized net actuarial gain                                                  (10)                 --
                                                                            -------------       -------------
                   Net pension benefit cost                               $            99                 141
                                                                            =============       =============

       Plan assets consisted of cash equivalents, U.S. Government securities, mortgage-backed securities, corporate bonds and equities securities in a pooled pension fund administered by the Virginia Bankers Association.

       The Company also has a 401(k) plan for which the Company does not currently match employee contributions to the plan.

(8)    Income Taxes

       Total income taxes for the years ended December 31, 2000 and 1999 are allocated as follows:

                                                                                  2000                1999
                                                                           --------------        ------------
       Income                                                             $           637                 526
       Stockholders' equity for net unrealized gains
           (losses) on available-for-sale securities
           recognized for financial reporting purposes                                227                (319)
                                                                           --------------        ------------
                          Total income taxes                              $           864                 207
                                                                           ==============        ============

                                                                     (Continued)

                       PINNANCLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 2000 and 1999

                (In thousands, except share and per share data)



       Income tax expense (benefit) attributable to income before income tax expense for the years ended December 31, 2000 and 1999 is summarized as follows:

                                                                                  2000                1999
                                                                            ----------------    ----------------
       Current                                                            $              653                 500
       Deferred                                                                          (16)                 26
                                                                            ----------------    ----------------
                   Total income tax expense                              $               637                 526
                                                                            ================    ================

       Included in income tax expense were tax expenses of approximately $1 for each of the years ended December 31, 2000 and 1999, related to net realized gains and losses on the calls of securities.

       Reported income tax expense for the years ended December 31, 2000 and 1999 differed from the amounts computed by applying the U.S. Federal income tax rate of 34 percent to income before income tax expense as a result of the following:

                                                                                  2000                1999
                                                                            -------------       -------------
       Computed "expected" income tax expense                             $           814                 708
       Increase (reduction) in income tax expense
           resulting from:
              Tax-exempt interest                                                    (217)               (217)
              Disallowance of interest expense                                         35                  34
              Other, net                                                                5                   1
                                                                            -------------       -------------
                          Reported income tax expense                    $            637                 526
                                                                            =============       =============

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2000 and 1999 are as follows

                                                                                  2000                1999
                                                                         ---------------       --------------
       Deferred tax assets:
           Loans, principally due to allowance for loan losses           $            273                 223
           Accrued pension, due to accrual for financial
              reporting purposes in excess of actual pension
              contributions                                                           138                 146
           Loans, due to unearned fees, net                                            62                  75
           Net unrealized losses on available-for-sale securities                      --                 204
           Other                                                                       53                  44
                                                                         ----------------       -------------
                          Total gross deferred tax assets                             526                 692
           Less valuation allowance                                                    --                  --
                                                                         ----------------       -------------
                          Net deferred tax assets                                     526                 692
                                                                         ----------------       -------------

                                                                     (Continued)

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 2000 and 1999

                (In thousands, except share and per share data)

                                                                                      2000                 1999
                                                                                ----------------      --------------
     Deferred tax liabilities:
         Bank premises and equipment, due to differences
            in depreciation                                                     $            (90)                (66)
         Prepaid expenses, due to capitalization for
            financial reporting purposes                                                      --                  (2)
         Net unrealized gains on available-for-sale securities                               (23)                 --
                                                                                ----------------      --------------
                        Total gross deferred tax liabilities                                (113)                (68)
                                                                                ----------------      --------------
                        Net deferred tax asset, included in other
                          assets                                                $            413                 624
                                                                                ================      ==============

     The Bank has determined that a valuation allowance for the gross deferred tax assets is not necessary at December 31, 2000 and 1999, since realization of the entire gross deferred tax assets can be supported by the amounts of taxes paid during the carryback periods available under current tax laws.

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

                          December 31, 2000 and 1999

                (In thousands, except share and per share data)

       Financial instruments whose contract amounts represent credit risk:

                                                       Contract Amounts at
                                                          December 31,
                                                  ----------------------------
                                                     2000              1999
                                                  ----------       -----------
     Commitments to extend credit                 $  17,361             11,874

     Standby letters of credit                    $      71                185


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

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including bond financing and similar transactions. Unless renewed, substantially all of the Bank's credit commitments at December 31, 2000 will expire within one year. Management does not anticipate any material losses as a result of these transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

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

                          December 31, 2000 and 1999

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

(11) Dividend Restrictions and Capital Requirements

     Bankshares' principal source of funds for dividend payments is dividends received from its subsidiary Bank. For the years ended December 31, 2000 and 1999, dividends from the subsidiary Bank totaled $602 and $565, respectively.

     Substantially all of Bankshares' retained earnings consists of undistributed earnings of its subsidiary Bank, which are restricted by various regulations administered by federal banking regulatory agencies. Under applicable federal laws, the Comptroller of the Currency restricts, without prior approval, the total dividend payments of the Bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits for the two preceding years. At December 31, 2000, retained net profits of the Bank which were free of such restriction approximated $77.

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

     Quantitative measures established by regulation to ensure capital adequacy require Bankshares and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000, that Bankshares and the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 2000, the most recent notification from Office of the Comptroller of the Currency categorized Bankshares and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, Bankshares and the Bank must maintain

                                                                     (Continued)

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 2000 and 1999

                (In thousands, except share and per share data)

     minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed Bankshares and the Bank's category.

     Bankshares and the Bank's actual capital amounts and ratios are presented in the table below.

                                                                                                    To Be Well
                                                                                                 Capitalized Under
                                                                          For Capital            Prompt Corrective
                                                 Actual                Adequacy Purposes         Action Provisions
                                        ------------------------   -------------------------   ---------------------
                                          Amount         Ratio         Amount       Ratio       Amount       Ratio
                                        ----------     ---------   ------------  -----------   ---------    --------
     As of December 31, 2000:
         Total Capital
            (to Risk Weighted Assets):
               Bankshares consolidated  $  17,688         14.15%   $    9,998       >8.0%     $   N/A           N/A
               Bank                        17,573         13.67%       10,284       >8.0%      12,855         >10.0%
         Tier I Capital
            (to Risk Weighted Assets):
               Bankshares consolidated     16,619         13.30%        4,999       >4.0%         N/A           N/A
               Bank                        16,504         12.84%        5,142       >4.0%       7,713          >6.0%
         Tier I Capital (Leverage)
            (to Average Assets):
               Bankshares consolidated     16,619          9.43%        5,287       >3.0%         N/A           N/A
               Bank                        16,504          9.37%        5,287       >3.0%       8,811          >5.0%

     As of December 31, 1999:
         Total Capital
            (to Risk Weighted Assets):
               Bankshares consolidated  $  16,856         15.75%   $    8,561       >8.0%     $   N/A           N/A
               Bank                        16,818         15.72%        8,561       >8.0%      10,702         >10.0%
         Tier I Capital
            (to Risk Weighted Assets):
               Bankshares consolidated     15,918         14.87%        4,281       >4.0%         N/A           N/A
               Bank                        15,880         14.84%        4,281       >4.0%       6,421          >6.0%
         Tier I Capital (Leverage)
            (to Average Assets):
               Bankshares consolidated     15,918         10.47%        4,561       >3.0%         N/A           N/A
               Bank                        15,880         10.45%        4,560       >3.0%       7,600          >5.0%

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

                                                                     (Continued)

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 2000 and 1999

                (In thousands, except share and per share data)


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

(e)    Commitments to Extend Credit and Standby Letters of Credit

       The only amounts recorded for commitments to extend credit and standby letters of credit are the deferred fees arising from these unrecognized financial instruments. These deferred fees are not

                                                                     (Continued)

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 2000 and 1999

                (In thousands, except share and per share data)

       deemed significant at December 31, 2000 and 1999, and as such, the related fair values have not been estimated.

The carrying amounts and approximate fair values of the Company's financial instruments are as follows at December 31, 2000 and 1999:

                                                       December 31, 2000                 December 31, 1999
                                               ------------------------------   ------------------------------
                                                   Carrying       Approximate       Carrying       Approximate
                                                   Amounts        Fair Values       Amounts        Fair Values
                                               ------------       -----------   ------------       -----------
Financial assets:
    Cash and due from banks                   $       5,568           5,568            5,362            5,362
    Federal funds sold                                6,784           6,784            2,768            2,768
    Securities:
       Available-for-sale                            24,197          24,197           21,920           21,920
       Held-to-maturity                              15,229          15,249           15,340           14,911
    Federal Reserve Bank Stock                           75              75               75               75
    Federal Home Loan Bank Stock                        427             427              427              427
    Loans, net of unearned income and fees          120,031         117,874          101,675          101,708
                                               ------------       -----------   ------------       -----------
               Total financial assets         $     172,311         170,174          147,567          147,171
                                               ============       ===========   ============       ===========
Financial liabilities:
    Deposits                                  $     160,593         160,820          136,389          136,705
    Notes payable to Federal Home Loan
       Bank                                             700             698              800              793
                                               ------------       -----------   ------------       -----------
               Total financial liabilities    $     161,293         161,518          137,189          137,498
                                               ============       ===========   ============       ===========


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

                          December 31, 2000 and 1999

                (In thousands, except share and per share data)

       tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(13)   Parent Company Financial Information

       Condensed financial information of Bankshares (Parent) is presented below:

                           Condensed Balance Sheets

                                                                                        December 31,
                                                                           -------------------------------------
                                                                                  2000                1999
                                                                           ------------------   ----------------
Assets

Cash due from subsidiary                                                  $            66                  --
Investment in subsidiary, at equity                                                17,186              15,552
Other assets                                                                           64                  55
                                                                           ------------------   ----------------
                   Total assets                                           $        17,316              15,607
                                                                           ==================   ================
Liabilities and Stockholders' Equity

Other liabilities                                                                      16                  17

Stockholders' equity (notes 11, 14 and 16):
    Common stock of $3 par value.  Authorized
       3,000,000 shares; issued and outstanding 1,445,153
       shares in 2000 and 719,925 shares in 1999                                    4,335               2,160
    Capital surplus                                                                   420                 367
    Retained earnings                                                              12,501              13,460
    Accumulated other comprehensive income (loss)                                      44                (397)
                                                                           ------------------   ----------------

                   Total stockholders' equity                                      17,300              15,590

Commitments, contingencies and other matters
    (notes 7, 9, 10 and 11)
                                                                           ------------------   ----------------

                   Total liabilities and stockholders' equity             $        17,316              15,607
                                                                           ==================   ================

                                                                     (Continued)

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                  Notes to consolidated Financial Statements

                          December 31, 2000 and 1999

                (In thousand, except share and per share data)


            Condensed Statements of Income and Comprehensive Income

                                                                                      Years ended
                                                                                      December 31,
                                                                          -----------------------------------
                                                                               2000                1999
                                                                          ---------------      --------------
Income

Dividends from subsidiary (note 11)                                       $           602                 565
Expenses

Other expenses                                                                         55                  71
                                                                          ---------------      --------------

                   Income before income tax benefit and equity
                     in undistributed net income of subsidiary                        547                 494

Applicable income tax benefit                                                          18                  24
                                                                          ---------------      --------------

                   Income before equity in undistributed net
                     income of subsidiary                                             565                 518

Equity in undistributed net income of subsidiary                                    1,193               1,037
                                                                          ---------------      --------------

                   Net income                                                       1,758               1,555
                                                                          ---------------      --------------

Equity in other comprehensive income (loss), net of income tax expense (benefit):

       Net unrealized gains (losses) on securities available-for-sale                 441                (620)
                                                                          ---------------      --------------

                   Comprehensive income                                   $         2,199                 935
                                                                          ===============      ==============

                                                                     (Continued)

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                  Notes to consolidated Financial Statements

                          December 31, 2000 and 1999

                (In thousand, except share and per share data)


                      Condensed Statements of Cash Flows

                                                                                      Years ended
                                                                                      December 31,
                                                                          -----------------------------------
                                                                               2000                1999
                                                                          ---------------      --------------
Cash Flows from Operating Activities

Net income                                                                $         1,758               1,555
Adjustments to reconcile net income to net cash provided by
    operating activities:
       Equity in undistributed net income of subsidiary                            (1,193)             (1,037)
       Increase in other assets                                                        (9)                (36)
       Increase (decrease) in other liabilities                                        (1)                  5
                                                                          ---------------      --------------

                   Net cash provided by operating activities                          555                 487
                                                                          ---------------      --------------

Cash Flows from Financing Activities

Proceeds from issuance of common stock                                                 36                  32
Cash dividends paid                                                                  (555)               (519)
Proceeds from exercise of employee stock options                                       30                  --
                                                                          ---------------      --------------

                   Net cash used in financing activities                             (489)               (487)
                                                                          ---------------      --------------

Net increase in cash                                                                   66                  --

Cash due from subsidiary, beginning of year                                            --                  --
                                                                          ---------------      --------------

Cash due from subsidiary, end of year                                     $            66                  --
                                                                          ===============      ==============

(14) Stock Options

     The Company has an Incentive Stock Option Plan (the Plan) instituted on the effective date of May 1, 1997, pursuant to which the Company's Board of Directors may grant stock options to officers and key employees. The Plan authorizes grants of options to purchase up to 50,000 shares of the Company's authorized, but unissued common stock. Accordingly, 50,000 shares of authorized, but unissued common stock are reserved for use in the Plan. All stock options are granted with an exercise price equal to the stock's fair market value at the date of grant. At December 31, 2000, there were 22,000 additional shares available for grant under the Plan.

                                                                     (Continued)

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 2000 and 1999

                (In thousands, except share and per share data)



       Stock options generally have 10-year terms, vest at the rate of 20 percent per year, and become fully exercisable five years from the date of grant.

       There were no options granted during 2000 or 1999. The per share weighted average fair value of stock options granted during 1997 was $2.50 on the date of grant utilizing the Black-Scholes option-pricing model with the following weighted average assumptions:

                Expected dividend yield                           4%
                Risk-free interest rate                         6.5%
                Expected life of options                        7.5 years
                Expected volatility of stock price               30%

       As previously mentioned, the Company applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value of its stock options at the grant date under SFAS No. 123, the Company's net income, basic net income per share and diluted net income per share would have decreased to the pro forma amounts for the years ended December 31, 2000 and 1999 indicated below:


                                                     2000             1999
                                                     ----             ----
       Net income:
           As reported                              $ 1,758           1,555
           Pro forma                                  1,749           1,545
       Basic net income per share:
           As reported                              $  1.22            1.08
           Pro forma                                   1.21            1.08
       Diluted net income per share:
           As reported                              $  1.21            1.07
           Pro forma                                   1.21            1.07

       Stock option activity during the years
       ended December 31, 2000 and 1999 is as
       follows:

                                                     Number         Weighted
                                                       of            Average
                                                    Shares       Exercise Price
                                                    ------       --------------
       Balance at December 31, 1998                 30,000              $10

       Expired/forfeited/exercised                      --               --
                                                    ------

       Balance at December 31, 1999                 30,000              $10


                                                                     (Continued)

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 2000 and 1999

                (In thousands, except share and per share data)

                                              Number             Weighted
                                                of               Average
                                             Shares          Exercise Price
                                        -----------          --------------
Expired                                         --                   --
Forfeited                                    (2,000)                 --
Exercised                                    (3,000)               $ 10
                                        -----------
Balance at December 31, 2000                 25,000                $ 10
                                        ===========

       At December 31, 2000 and 1999, all options outstanding had an exercise price of $10 per share. At December 31, 2000, options for 15,000 shares were exercisable.

(15)   Acquisition of Branches

       On May 5, 2000, the Company entered into a Purchase and Assumption Agreement with One Valley Bank, Central Virginia, N.A. ("One Valley") under which One Valley sold to the Company two branches in the Lynchburg, Virginia area. Under this transaction, the Company purchased the assets, including loans of approximately $3,964 and fixed assets of approximately $283, and assumed the depository liabilities, approximating $23,691, of the two branches and received cash approximating $18,902. In addition, an intangible asset approximating $602 has been recognized which is being amortized over a fifteen-year period using the straight-line method. This transaction was consummated at the close of business on August 11, 2000. The acquisition was accounted for using the purchase method of accounting.

(16)   Stock Split

       On May 19, 2000, the Company's Board of Directors authorized a 2-for-1 stock split effected in the form of a 100 percent stock dividend paid on June 16, 2000 to the stockholders of record at the close of business on May 19, 2000 of the Company's $3 par value common stock. As a result of the split, 720,670 additional shares were issued and retained earnings were reduced by $2,162. All references to prior-period average shares outstanding, net income per share, cash dividends per share, book value per share, stock option data, and market price per share contained elsewhere in this annual report have been retroactively adjusted to reflect the impact of the approved stock split effected in the form of a dividend.

                         Independent Auditors' Report


The Board of Directors and Stockholders
Pinnacle Bankshares Corporation:


We have audited the accompanying consolidated balance sheets of Pinnacle Bankshares Corporation and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pinnacle Bankshares Corporation and subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


                                   /s/ KPMG LLP

Roanoke, Virginia
February 6, 2001

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                            Directors and Officers

Directors
---------
Pinnacle Bankshares Corporation
The First National Bank of Altavista

A. Willard Arthur                                 James P. Kent, Jr.
Alvah P. Bohannon, III                            Warren G. Lowder
James E. Burton, IV                               Percy O. Moore
John P. Erb                                       Herman P. Rogers, Jr.
Robert H. Gilliam, Jr.                            Carroll E. Shelton
R. B. Hancock, Jr.                                John L. Waller


Officers
--------

Pinnacle Bankshares Corporation

Robert H. Gilliam, Jr.                            President & Chief Executive Officer
Carroll E. Shelton                                Vice President
Bryan M. Lemley                                   Secretary, Treasurer & Chief Financial Officer

Officers and Managers
---------------------

The First National Bank of Altavista

Robert H. Gilliam, Jr.                            President, Chief Executive Officer & Trust Officer
Carroll E. Shelton                                Senior Vice President & Chief Lending Officer
Bryan M. Lemley                                   Vice President, Cashier & Chief Financial Officer
Betty S. Adkins                                   Vice President & Deposit Services Manager
Lucy H. Johnson                                   Vice President & Data Processing Manager
Pamela R. Adams                                   Vice President & Real Estate Loan Officer
Judith A. Clements                                Vice President & Director of Human Resources
Ronald C. Clay                                    Assistant Vice President & Recovery Manager
Tony J. Bowling                                   Assistant Vice President, Network Administrator &
                                                    Security Officer

Daniel R. Wheeler                                 Assistant Vice President & Dealer Finance Manager
Cecilia L. Doyle                                  Assistant Vice President & Loan Administration
                                                    Officer
Tarry R. Pribble                                  Assistance Vice President & Collection Manager
Shawn D. Stone                                    Assistant Vice President & Branch Manager
Harry P. Umberger                                 Assistant Vice President & Branch Manager
Lois M. Griffin                                   Assistant Vice President & Branch Manager
Marian E. Marshall                                Assistant Vice President & Branch Manager
Cynthia W. Dunnavant                              Loan Officer, Assistant Branch Manager &
                                                    Compliance Officer
John Mark Cook                                    Loan Officer & Assistant Branch Manager
Brenda M. Eades                                   Real Estate Loan Officer
Cynthia I. Gibson                                 Bookkeeping Manager

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                                Bank Locations

                                   ALTAVISTA

                                  MAIN OFFICE
                               622 Broad Street
                           Altavista, Virginia 24517
                           Telephone: (804) 369-3000


                                 VISTA OFFICE
                              1301 N. Main Street
                           Altavista, Virginia 24517
                           Telephone: (804) 369-3001


                                   LYNCHBURG

                                AIRPORT OFFICE
                               14580 Wards Road
                           Lynchburg, Virginia 24502
                           Telephone: (804) 237-3788


                            BROOKVILLE PLAZA OFFICE
                             7805 Timberlake Road
                           Lynchburg, Virginia 24502
                           Telephone: (804) 237-7936


                            OLD FOREST ROAD OFFICE
                             3309 Old Forest Road
                           Lynchburg, Virginia 24501
                           Telephone: (804) 385-4432


                                    FOREST

                            FIRST NATIONAL MORTGAGE
                         Route 221, Graves Mill Center
                            Forest, Virginia 24551
                           Telephone: (804) 385-8494

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                            Shareholder Information



Annual Meeting
--------------

The 2001 Annual Meeting of Shareholders will be held on April 10, 2001, at 11:30 a.m. at the Fellowship Hall of Altavista Presbyterian Church, located at 707 Broad Street, Altavista, Virginia.

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

                                            2000                                      1999
                           ----------------------------------------    ---------------------------------------
                              High          Low         Dividends         High          Low        Dividends
                           ------------  -----------   ------------    -----------   -----------  ------------
First Quarter                   $17.00       $16.50          $0.09         $17.25        $16.63         $0.09

Second Quarter                  $17.00       $13.50          $0.10         $17.00        $17.00         $0.09

Third Quarter                   $14.63       $13.63          $0.10         $17.50        $16.75         $0.09

Fourth Quarter                  $18.75       $10.25          $0.10         $17.50        $17.25         $0.09

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

On February 23, 2001, there were approximately 391 Stockholders of record of the Common Stock.

Requests for Information
------------------------

Requests for information about the Company should be directed to Bryan M. Lemley, Secretary, Treasurer and Chief Financial Officer, P.O. Box 29, Altavista, Virginia 24517, telephone (804) 369-3000. A copy of the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000, will be furnished without charge to shareholders upon request after March 31, 2001.

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