Form 10KSB40, Exhibit 13
period 2001-12-31
PINNACLE BANKSHARES CORP
filed 2002-03-27
CIK 1031233

                                                                      Exhibit 13

                         PINNACLE BANKSHARES CORPORATION

                                      2001

                                  Annual Report

                        PINNACLE BANKSHARES CORPORATION
                                AND SUBSIDIARY


                               Table of Contents


                                                                           Page
Selected Consolidated Financial Information .............................    1

President's Letter ......................................................    2

Management's Discussion and Analysis of Financial Condition
   and Results of Operations ............................................    4

Consolidated Balance Sheets .............................................   22

Consolidated Statements of Income and Comprehensive Income ..............   23

Consolidated Statements of Changes in Stockholders' Equity ..............   24

Consolidated Statements of Cash Flows ...................................   25

Notes to Consolidated Financial Statements ..............................   27

Independent Auditors' Report ............................................   50

Directors and Officers ..................................................   51

Office Locations.........................................................   52

Shareholder Information .................................................   53

                 PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                  Selected Consolidated Financial Information

            (In thousands, except ratios, share and per share data)

                                                                Years Ended December 31,
                                            ----------------------------------------------------------------
                                                2001         2000         1999         1998          1997
                                            -----------   ----------   ----------   ----------    ----------
Income Statement Data:
   Net interest income                     $    6,100        6,260        5,392        5,073         5,096
   Provision for loan losses                      380          360          340          300           350
   Noninterest income                           1,632        1,208          892          650           538
   Noninterest expenses                         5,401        4,713        3,863        3,358         2,905
   Income tax expense                             488          637          526          548           662
   Net income                                   1,463        1,758        1,555        1,517         1,717

Per Share Data:
   Basic net income                        $     1.01         1.22         1.08         1.06          1.20
   Diluted net income                            1.00         1.21         1.07         1.05          1.20
   Cash dividends                                0.40         0.39         0.36         0.35          0.34
   Book value                                   12.72        11.97        10.83        10.53          9.77

Weighted-Average Shares Outstanding:
   Basic                                    1,449,681    1,442,422    1,439,298    1,438,050     1,438,050
   Diluted                                  1,456,905    1,451,261    1,451,754    1,448,570     1,439,156

Balance Sheet Data:
   Assets                                  $  199,966      179,736      153,956      142,458       131,650
   Loans, net                                 122,502      118,962      100,737       90,532        86,816
   Securities                                  45,070       39,426       37,260       35,072        32,740
   Cash and cash equivalents                   24,183       12,352        8,130       10,682         6,691
   Deposits                                   179,841      160,593      136,389      125,187       115,533
   Stockholders' equity                        18,460       17,300       15,590       15,142        14,042

Performance Ratios:
   Return on average assets                      0.77%        1.07%        1.03%        1.12%         1.35%
   Return on average equity                      8.18%       10.62%       10.10%       10.40%        12.86%
   Dividend payout                              39.60%       31.97%       33.33%       33.18%        28.03%

Asset Quality Ratios:
   Allowance for loan losses to total
     loans, net of unearned income and
     fees                                        0.95%        0.89%        0.92%        0.96%         0.85%
   Net charge-offs to average loans,
     net of unearned income and fees             0.22%        0.21%        0.29%        0.20%         0.33%

Capital Ratios:
   Leverage                                      8.92%        9.43%       10.47%       10.66%        10.65%
   Risk-based:
     Tier 1 capital                             12.28%       13.30%       14.87%       15.30%        15.40%
     Total capital                              13.10%       14.15%       15.75%       16.20%        16.24%
   Average equity to average assets              9.37%       10.11%       10.24%       10.76%        10.50%

_______________________________

Certain reclassifications of prior year amounts have been made to conform with the current year presentation.

TO OUR SHAREHOLDERS, CUSTOMERS and FRIENDS:

It is a pleasure to provide a report to you on the performance of your Company for 2001.

A declining economy and a free-falling interest rate environment served to negatively impact the financial performance of Pinnacle Bankshares in 2001. Plant closings and other workforce reductions characterized the Altavista economy in 2001, while nationally, Real Gross Domestic Product was negative in the third quarter of 2001 for the first time in over ten years and was near zero for the full year. In an effort to stimulate the economy, the Federal Reserve initiated eleven interest rate cuts in the course of the year. To illustrate the precipitous decline in interest rates, the federal funds rate, the rate paid among banks for excess overnight reserves, which was 6.00% at the beginning of the year, declined to 1.75% by the end of the year. The prime lending rate was 9.50% as we entered 2001 and was 4.75% as we ended the year.

Following the closing on our purchase of the two One Valley Bank Lynchburg branches in August 2000, the dynamics of our balance sheet during 2001 were such that our assets repriced at a much faster rate than did our liabilities. As a result, our net interest margin, the return on our loans and investments less our cost of deposits, declined throughout the year. Our compressed net interest margin, driven primarily by rapidly declining loan and investment yields, translated directly into lower financial returns for Pinnacle Bankshares for 2001.

Net income for 2001 was $1,463,000, a 16.78% decline from 2000 net income of $1,758,000. Return on average assets was 0.77% for 2001, while return on average equity was 8.18%.

Total assets of the Company did grow by more than $20,000,000 for the year and ended the year at just under $200,000,000. Deposits grew 11.99% in 2001 to $179,841,000. On the other hand, the loan portfolio, reflecting weakness in the economy, grew only 2.98%, with net loans amounting to $122,502,000 at the end of 2001.

Stockholders' equity as of December 31, 2001 was $18,460,000, an increase of 6.71% for the year. Book value per share was $12.72 as of the end of 2001. Average equity to average assets for the year was 9.37% and the Company continues to be "well capitalized" by all standard measurements. The cash dividend rate for 2001 was $0.40 per share and represented a dividend payout ratio of 39.60%.

Two significant enhancements in how First National Bank's customers access their accounts and retrieve account information were realized in 2001. First National Bank owns four ATMs, with one being in the City of Lynchburg and three in Campbell County. Through a cooperative arrangement with QUIK-E Food Stores, First National depositors can now make cash withdrawals from their accounts free of charge at ATMs under the First National Bank name in nine QUIK-E convenience markets. These nine QUIK-E stores include locations in the City of Lynchburg, Amherst County, Appomattox County, Bedford County and Campbell County.

1st Access is a new 24 hour telephone banking service introduced in 2001 that allows First National customers to access a variety of information on their deposit and loan accounts and to transfer funds among accounts. 1(st) Access is offered free of charge and is making steady gains in customer receptiveness, already handling approximately 8,000 calls per month.

2001 saw the further development of First National Bank's management team. Key roles were filled in the areas of branch administration, loan administration, commercial lending and mortgage lending. The depth and breadth of banking knowledge and experience represented by current bank management is indeed impressive. The management team is challenged and motivated to lead the organization forward.

First National Bank is fortunate to have expanded and diversified its market area. 23% of the Bank's deposits are now based in the Lynchburg offices. Altavista continues to afford an attractive environment in which to do business. It would appear, however, that current opportunities for additional growth reside in the Lynchburg market. Your board and management have a willingness to consider and evaluate such opportunities that have the potential for adding value to your Company.

Planning and staff development are critical elements in ensuring future success. Products, services and delivery systems are being analyzed with an eye toward what it will take to be a competitive financial services company tomorrow. Having the right products and services will not produce results without having a well-trained, highly motivated staff to sell, process and deliver the business. We are committed to producing the elements necessary for the future well-being of your Company.

We remain appreciative of your allowing us to be your Bank and welcome any opportunity to be of service to you. We look forward to your participation in our annual meeting which is scheduled to take place at 11:30 a.m., Tuesday, April 9, in the Fellowship Hall of Altavista Presbyterian Church, 707 Broad Street, Altavista, Virginia.

Thank you for your support.

                                     Robert H. Gilliam, Jr.
                                     President and Chief Executive Officer

February 22, 2002

                 PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                     Years Ended December 31, 2001 and 2000

             (In thousands, except ratios, share and per share data)

Management's Discussion and Analysis (Dollar amounts in 000's)

The following is management's discussion and analysis of the financial condition and results of operations of the Company as of and for the years ended December 31, 2001 and 2000. The discussion should be read in conjunction with the Company's consolidated financial statements and notes thereto.

Overview

Total assets at December 31, 2001 were $199,966, up 11.26% from $179,736 at December 31, 2000. The principal components of the Company's assets at the end of the year were $24,183 in cash and cash equivalents, $45,070 in securities and $122,502 in net loans. During the year ended December 31, 2001, gross loans increased 2.98% or $3,580. The Company's lending activities are a principal source of income.

Total liabilities at December 31, 2001 were $181,506, up 11.74% from $162,436 at December 31, 2000, with the increase reflective of a rise in total deposits of $19,248 or 11.99%. Noninterest-bearing demand deposits increased $154 or 1.07% and represented 8.10% of total deposits at December 31, 2001, compared to 8.97% at December 31, 2000. The Company's deposits are provided by individuals and businesses located within the communities served.

Total stockholders' equity at December 31, 2001 was $18,460 compared to $17,300 at December 31, 2000.

The Company had net income of $1,463 for the year ended December 31, 2001, compared to net income of $1,758 for the year ended December 31, 2000, a decrease of 16.78%.

Profitability as measured by the Company's return on average assets (ROA) was 0.77% in 2001, down from 1.07% in 2000. Another key indicator of performance, the return on average equity (ROE), was 8.18% for 2001, compared to 10.62% for 2000.

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

The net interest margin decreased from 4.30% for the year ended December 31, 2000, to 3.56% for the year ended December 31, 2001. Net interest income was $6,100 ($6,416 on a tax-equivalent basis) for the year ended December 31, 2001, and is attributable to interest income from loans, federal funds sold and securities exceeding the cost associated with interest paid on deposits and other borrowings. The decrease in the interest rate spread is a result of the falling interest rate environment and assets repricing at lower rates faster than corresponding interest-bearing liabilities. The Bank's yield on interest-earning assets for the year ended December 31, 2001 was 0.80% lower than the year ended December 31, 2000 due to the lower interest rate environment in 2001, which also contributed to a decrease in the cost of funds in 2001 of 0.09% compared to the same period in 2000.

                 PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                     Years Ended December 31, 2001 and 2000

            (In thousands, except ratios, share and per share data)

The following table presents the major categories of interest-earning assets, interest-earning liabilities and stockholders' equity with corresponding average balances, related interest income or interest expense and resulting yield and rates for the periods indicated.

               ANALYSIS OF NET INTEREST INCOME

                                                                            Years Ended December 31,
                                                     -----------------------------------------------------------------
                                                                     2001                             2000
                                                     ---------------------------------  ------------------------------
                                                                    Interest    Rate                 Interest   Rate
                                                      Average       Income/    Earned/   Average     Income/   Earned/
               Assets                                Balance(1)     Expense     Paid    Balance(1)   Expense    Paid
                                                     ----------    ---------  --------  ----------  --------- --------
Interest-earning assets:
   Loans (2)(3)                                     $ 121,587      10,368     8.53%     110,684     10,029     9.06%
   Investment securities:
      Taxable                                          26,525       1,690     6.37%      24,872      1,601     6.44%
      Tax-exempt (4)                                   12,852         929     7.23%      12,954        939     7.25%
   Interest-earning deposits                               76           3     3.95%          70          4     5.71%
   Federal funds sold                                  19,007         689     3.62%       4,420        276     6.24%
                                                     ----------   ---------            ----------  ---------
               Total interest-earning assets          180,047      13,679     7.60%     153,000     12,849     8.40%
Other assets:
   Allowance for loan losses                           (1,142)                           (1,020)
   Cash and due from banks                              3,901                             3,483
   Other assets, net                                    8,062                             8,201
                                                     ----------                        ----------
               Total assets                         $ 190,868                           163,664
                                                     ==========                        ==========
    Liabilities and Stockholders' Equity
Interest-bearing liabilities:
   Savings and NOW                                  $  55,226       1,390     2.52%      44,543      1,355     3.04%
   Time                                               102,040       5,832     5.72%      87,862      4,834     5.50%
   Other borrowings                                       662          41     6.19%       1,248         81     6.49%
                                                     ----------   ---------            ----------  ---------
               Total interest-bearing liabilities     157,928       7,263     4.60%     133,653      6,270     4.69%
Noninterest-bearing liabilities:
   Demand deposits                                     13,689                            12,065
   Other liabilities                                    1,364                             1,395
                                                     ----------                        ----------
               Total liabilities                      172,981                           147,113
Stockholders' equity                                   17,887                            16,551
                                                     ----------                        ----------
               Total liabilities and
                 stockholders' equity               $ 190,868                           163,664
                                                     ==========   ---------            ==========  ---------
Net interest income                                              $   6,416                           6,579
                                                                  =========                        =========
Net interest margin (5)                                                       3.56%                            4.30%
                                                                             ========                        =========
Net interest spread (6)                                                       3.00%                            3.71%
                                                                             ========                        =========

_______________________________

(1) Averages are daily averages.
(2) Loan interest income includes accretion of loan fees of $156 and $91 for 2001 and 2000, respectively.
(3) For the purpose of these computations, nonaccrual loans are included in average loans.
(4) Tax-exempt income from investment securities is presented on a tax-equivalent basis assuming a 34% U.S. Federal tax rate for 2001 and 2000.
(5) The net interest margin is calculated by dividing net interest income by average total interest-earning assets.
(6) The net interest spread is calculated by subtracting the interest rate paid on interest-bearing liabilities from the interest rate earned on interest-earning assets.

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                Financial Condition and Results of Operations

                    Years Ended December 31, 2001 and 2000

            (In thousands, except ratios, share and per share data)

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

                             RATE/VOLUME ANALYSIS

                                                                  Years ended December 31,
                                                ----------------------------------------------------------
                                                    2001 compared to 2000         2000 compared to 1999
                                                     Increase (decrease)           Increase (decrease)
                                                ---------------------------    ---------------------------

                                                  Volume    Rate       Net     Volume     Rate      Net
                                                --------- --------- --------- --------- --------- --------
Interest earned on interest-earning assets:
   Loans (1)                                   $     814    (475)      339      1,280      268     1,548
   Investment securities:
     Taxable                                         167     (78)       89        (13)      57        44
     Tax-exempt (2)                                   (7)     (3)      (10)         3      111       114
   Interest-earning deposits                          --      (1)       (1)         1       --         1
   Federal funds sold                                473     (60)      413        (84)      71       (13)
                                                --------- --------- --------- --------- --------- --------
        Total interest earned on
          interest-earning assets                  1,447    (617)      830      1,187      507     1,694
                                                --------- --------- --------- --------- --------- --------

Interest paid on interest-bearing liabilities:
   Savings and NOW                                   122     (87)       35         64       54       118
   Time                                              800     198       998        461       66       527
   Other borrowings                                  (36)     (4)      (40)        25        3        28
                                                --------- --------- --------- --------- --------- --------
        Total interest paid on
          interest-bearing liabilities               886     107       993        550      123       673
                                                --------- --------- --------- --------- --------- --------
        Change in net interest
          income                               $     561    (724)     (163)       637      384     1,021
                                                ========= ========= ========= ========= ========= ========

---------------------------------

(1) Nonaccrual loans are included in the average loan totals used in the calculation of this table.
(2) Tax-exempt income from investment securities is presented on a tax equivalent basis assuming a 34% U.S. Federal tax rate for 2001 and 2000.

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

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                Financial Condition and Results of Operations

                    Years Ended December 31, 2001 and 2000

            (In thousands, except ratios, share and per share data)

examiners may require the Company to recognize additions to the allowance based upon their judgment about information available to them at the time of their examinations.

The provisions for loan losses for the years ended December 31, 2001 and 2000 were $380 and $360, respectively. See "Allowance for Loan Losses" for further discussion.

Noninterest Income. Total noninterest income for the year ended December 31, 2001 increased $424, or 35.10% to $1,632 from $1,208 in 2000. The Company's principal source of noninterest income is service charges and fees on deposit accounts, particularly transaction accounts, late fees on loans, and fees from other bank products. The increase in 2001 is attributed to noninterest income generated from the first full year of operation of the two additional branches acquired in 2000. Fees on the sales of mortgage loans was another source of the increase in noninterest income. Fees from these sales increased $164 for the year ended December 31, 2001, compared to 2000.

Noninterest Expense. Total noninterest expense for the year ended December 31, 2001 increased $688 or 14.60% to $5,401 from $4,713 in 2000. The increase in noninterest expense is attributed to the effect of overall growth of the Company on personnel expenses, fixed asset costs associated with bank premises additions and other operating expenses. The Company has added three new branches to its operations since June 1999.

Income Tax Expense. Applicable income taxes on 2001 earnings amounted to $488, resulting in an effective tax rate of 25.01% compared to $637, or 26.60%, in 2000. The effective tax rate for 2001 is lower primarily because the level of pretax income for 2001 was lower than 2000; however, the level of tax-exempt interest income for 2001 was comparable to 2000.

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

The Company's operating activities for the year ended December 31, 2001 resulted in net cash provided of $2,630 primarily due to net income of $1,463 adjusted for depreciation of $394, a provision for loan losses of $380, a decrease in accrued income receivable of $293, and a decrease in other assets of $251, and partially offset by amortization of unearned fees, net of $156, a decrease in accrued interest payable of $30, a decrease in other liabilities of $48 and a deferred income tax benefit of $21. The Company's operating activities for the year ended December 31, 2000 resulted in net cash provided of $1,961 primarily due to net income of $1,758 adjusted for depreciation of $354, a provision for loan losses of $360, and an increase in accrued interest payable of $124, and partially offset by an increase in other assets of $210, an increase in accrued income receivable of $203, a decrease in other liabilities of $158, a deferred income tax benefit of $16, and amortization of unearned fees, net of $93.

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                Financial Condition and Results of Operations

                    Years Ended December 31, 2001 and 2000

            (In thousands, except ratios, share and per share data)

The Company's cash flows from investing activities used net cash of $9,445 for the year ended December 31, 2001 compared to net cash used of $20,752 for 2000. In 2001, cash was used primarily to fund loan participation purchases and the net increase in loans to customers in the aggregate amount of $5,902, partially offset by collections on loan participations of $1,899, and for purchases of bank premises and equipment of $217. In 2000, cash was used primarily to fund loan and loan participation purchases and the net increase in loans to customers in the aggregate amount of $19,210, partially offset by collections on loan participations of $476, and for purchases of bank premises and equipment of $637. Investing activities representing net proceeds from investment securities purchases, maturities and calls generated cash outflows of $7,198 in 2001 compared to $1,508 in 2000.

Net cash provided by financing activities for the year ended December 31, 2001 was $18,646 compared to $23,013 for the year ended December 31, 2000. The net increase in deposits totaled $19,248 in 2001 compared to $23,602 in 2000. The increase in deposits resulted from the acquisition of two branches in 2000, wherein the Company assumed deposits, net of premium paid, of $23,089. The Company borrowed $1,000 during 1997 under a note payable to the Federal Home Loan Bank and made principal repayments of $100 during each of 2001 and 2000. Cash dividends paid to stockholders were $579 and $555 in 2001 and 2000, respectively. During 2001 and 2000, the Company sold 5,813 and 2,303 (post stock split) shares of common stock to the Company's dividend reinvestment plan, respectively. During 2000, a former employee exercised options to purchase 3,000 shares of common stock. There were no options exercised in 2001.

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

The Company's liquidity is provided by cash and due from banks, federal funds sold, investments available-for-sale, managing investment maturities, interest-earning deposits in other financial institutions and loan repayments. The Company's ratio of liquid assets to deposits and short-term borrowings was 31.41% as of December 31, 2001 as compared to 22.76% as of December 31, 2000. The Company sells excess funds as overnight federal funds sold to provide an immediate source of liquidity. Federal funds sold as of December 31, 2001 was $19,094 compared to $6,784 as of December 31, 2000. The increase in federal funds sold in 2001 was primarily related to excess cash received as a result of increased deposits in 2001. Cash and due from banks of $5,089 as of December 31, 2001 was $479 lower when compared to the December 31, 2000 balance of $5,568.

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

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                Financial Condition and Results of Operations

                    Years Ended December 31, 2001 and 2000

            (In thousands, except ratios, share and per share data)

Interest Rates

While no single measure can completely identify the impact of changes in interest rates on net interest income, one gauge of interest rate sensitivity is to measure, over a variety of time periods, the differences in the amounts of the Company's rate-sensitive assets and rate-sensitive liabilities. These differences or "gaps" provide an indication of the extent to which net interest income may be affected by future changes in interest rates. A "positive gap" exists when rate-sensitive assets exceed rate-sensitive liabilities and indicates that a greater volume of assets than liabilities will reprice during a given period. This mismatch may enhance earnings in a rising interest rate environment and may inhibit earnings in a declining interest rate environment Conversely, when rate-sensitive liabilities exceed rate-sensitive assets, referred to as a "negative gap," it indicates that a greater volume of liabilities than assets will reprice during the period. In this case, a rising interest rate environment may inhibit earnings and a declining interest rate environment may enhance earnings. The cumulative one-year gap as of December 31, 2001 was $(41,103), representing 20.55% of total assets. This negative gap falls within the parameters set by the Company.

The following table illustrates the Company's interest rate sensitivity gap position at December 31, 2001.

                             REPRICING GAP POSITION


                                                        Repricing period at December 31, 2001
                                                ---------------------------------------------------
                                                  1 Year     1-3 Years     3-5 Years    5-15 Years
                                                ---------- ------------- ------------- ------------
ASSET/(LIABILITY):
   Cumulative interest rate sensitivity gap    $ (41,103)     (22,910)      (4,191)        20,492

As of December 31, 2001, the Company was liability-sensitive in periods up to five years and asset-sensitive beyond five years. The foregoing table does not necessarily indicate the impact of general interest rate movements on the Company's net interest yield, because the repricing of various categories of assets and liabilities is discretionary and is subject to competition and other pressures. As a result, various assets and liabilities indicated as repricing within the same period may in fact price at different times and at different rate levels. Management attempts to mitigate the impact of changing interest rates in several ways, one of which is to manage its interest rate-sensitivity gap. At December 31, 2001, all fluctuations fell within Company policy limitations. In addition to managing its asset/liability position, the Company has taken steps to mitigate the impact of changing interest rates by generating noninterest income through service charges, and offering products which are not interest rate-sensitive.

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

                PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                Financial Condition and Results of Operations

                    Years Ended December 31, 2001 and 2000

            (In thousands, except ratios, share and per share data)

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

Investment securities available-for-sale as of December 31, 2001 were $32,311, an increase of $8,114 or 33.53% from $24,197 as of December 31, 2000. Investment securities held-to-maturity decreased to $12,759 as of December 31, 2001 from $15,229 as of December 31, 2000, a decrease of $2,470 or 16.22%.

The following table presents the composition of the Company's investment portfolios as of the dates indicated.

                                                                     December 31,
                                                   -------------------------------------------------
                                                             2001                     2000
                                                   ----------------------  -------------------------
                                                    Amortized      Fair      Amortized        Fair
Available-for-Sale                                    Costs       Values       Costs         Values
                                                   -----------  ---------  -------------  ----------
U.S. Treasury securities and obligations of U.S.
   Government corporations and agencies            $  6,476        6,662      14,958         14,906
Obligations of states and political subdivisions      6,982        7,071       5,131          5,197
Corporate securities                                  5,294        5,425       2,476          2,511
Mortgage-backed securities - government              13,140       13,103       1,515          1,533
Other securities                                         50           50          50             50
                                                    ---------    ---------   ---------      ---------
               Total available-for-sale            $ 31,942       32,311      24,130         24,197
                                                    =========    =========   =========      =========
Held-to-Maturity

U.S. Treasury securities and obligations of U.S.
   Government corporations and agencies            $    175          177       1,675          1,668
Obligations of states and political subdivisions     12,584       12,855      13,553         13,580
Mortgage-backed securities - private                     --           --           1              1
                                                    ---------    ---------   ---------      ---------
               Total held-to-maturity              $ 12,759       13,032      15,229         15,249
                                                    =========    =========   =========      =========

                 PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                     Years Ended December 31, 2001 and 2000

            (In thousands, except ratios, share and per share data)

The following table presents the maturity distribution based on fair values and amortized costs of the investment portfolios as of the dates indicated.

                  INVESTMENT PORTFOLIO - MATURITY DISTRIBUTION

                                                               December 31, 2001
                                                    --------------------------------------
                                                     Amortized      Fair
Available-for-Sale                                     Costs       Values         Yield
                                                    -----------  -----------   -----------
U.S. Treasury securities and obligations of U.S.
   Government corporations:
      After one but within five years               $    5,976        6,159        6.24%
      After five years through ten years                   500          503        6.19%
Obligations of states and subdivisions:
   After one but within five years                       3,040        3,107        6.61%
   After five years through ten years                    2,896        2,930        6.71%
   After ten years                                       1,046        1,034        7.00%
Corporate securities:
   After one but within five years                       5,294        5,425        6.64%
Mortgage-backed securities - government                 13,140       13,103        6.08%
Other securities (1)                                        50           50           --
                                                    -----------  -----------
                 Total available-for-sale          $    31,942       32,311
                                                    ===========  ===========
Held-to-Maturity

U.S. Treasury securities and obligations of U.S.
   Government corporations:
      After one but within five years              $       175          177        6.77%
Obligations of states and subdivisions:
   Within one year                                       1,069        1,082        7.15%
   After one but within five years                       5,792        5,930        6.59%
   After five years through ten years                    5,723        5,843        6.78%
                                                    -----------  -----------
                 Total held-to-maturity            $    12,759       13,032
                                                    ===========  ===========

-----------------------------------------
(1) Equity securities assume a life greater than ten years.

Loan Portfolio

The Company's net loans were $122,502 as of December 31, 2001, an increase of $3,540 or 2.98% from $118,962 as of December 31, 2000. This increase resulted primarily from the purchase of a $4,508 loan participation during 2001.

The Company's ratio of net loans to total deposits was 68.12% as of December 31, 2001 compared to 74.08% as of December 31, 2000. Typically, the Company maintains a ratio of loans to deposits of between 65% and 80%. The loan portfolio primarily consists of commercial, real estate (including real estate term loans, construction loans and other loans secured by real estate), and loans to individuals for household, family and other consumer expenditures. However, the Company adjusts its mix of lending and the terms of its loan programs according to

                 PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                     Years Ended December 31, 2001 and 2000

            (In thousands, except ratios, share and per share data)

market conditions and other factors. The Company's loans are typically made to businesses and individuals located within the Company's market area, most of whom have account relationships with the Bank. There is no concentration of loans exceeding 10% of total loans which is not disclosed in the categories presented below. The Company has not made any loans to any foreign entities including governments, banks, businesses or individuals. Commercial and construction loans in the Company's portfolio are primarily variable rate loans and have little interest rate risk.

The following table presents the composition of the Company's loan portfolio as of the dates indicated.

                                 LOAN PORTFOLIO

                                                               December 31,
                                                           ---------------------
                                                              2001       2000
                                                           ---------- ----------
Real estate loans:
   Residential                                            $   48,169     45,337
   Other                                                      13,273     14,427
Loans to individuals for household, family and other
   consumer expenditures                                      44,527     43,100
Commercial and industrial loans                               17,614     17,051
All other loans                                                  260        348
                                                           ---------- ----------
                Total loans, gross                           123,843    120,263

Less unearned income and fees                                   (165)      (232)
                                                           ---------- ----------
                Loans, net of unearned income and fees       123,678    120,031

Less allowance for loan losses                                (1,176)    (1,069)
                                                           ---------- ----------
                Loans, net                                $  122,502    118,962
                                                           ========== ==========

Commercial Loans. Commercial and industrial loans accounted for 14.22% of the Company's loan portfolio as of December 31, 2001 compared to 14.18% as of December 31, 2000. Such loans are generally made to provide operating lines of credit, to finance the purchase of inventory or equipment, and for other business purposes. Commercial loans are primarily made at rates that adjust with changes in the prevailing prime interest rate, are generally made for a maximum term of five years (unless they are term loans), and generally require interest payments to be made monthly. The creditworthiness of these borrowers is reviewed, analyzed and evaluated on a periodic basis. Most commercial loans are collateralized with business assets such as accounts receivable, inventory and equipment. Even with substantial collateralization such as all of the assets of the business and personal guarantees, commercial lending involves considerable risk of loss in the event of a business downturn or failure of the business.

Real Estate Loans. Real estate loans accounted for 49.61% of the Company's loan portfolio as of December 31, 2001 compared to 49.69% as of December 31, 2000. The Company makes commercial and industrial real estate term loans that are typically secured by a first deed of trust. As of December 31, 2001, 78.40% of the real estate loans were secured by 1-4 family residential properties compared to 75.86% at December 31, 2000, and 7.73% of

                 PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                     Years Ended December 31, 2001 and 2000

            (In thousands, except ratios, share and per share data)

total real estate loans were construction loans at December 31, 2001 compared to 4.81% at December 31, 2000. Real estate lending involves risk elements when there is lack of timely payment and/or a decline in the value of the collateral.

Installment Loans. Installment loans are represented by loans to individuals for household, family and other consumer expenditures. Installment loans accounted for 35.95% of the Company's loan portfolio as of December 31, 2001 compared to 35.84% as of December 31, 2000.

Loan Maturity and Interest Rate Sensitivity. The following table presents loan portfolio information related to maturity distribution of commercial and industrial loans and real estate construction loans based on scheduled repayments at December 31, 2001.

                                  LOAN MATURITY

                                    Due Within   Due One to   Due After
                                     One Year    Five Years   Five Years    Total
                                   ------------  -----------  -----------  -------
Commercial and industrial loans   $      4,339       11,751       1,524    17,614
Real estate - construction               4,749           --          --     4,749

The following table presents the interest rate sensitivity of commercial and industrial loans and real estate construction loans maturing after one year as of December 31, 2001.

                            INTEREST RATE SENSITIVITY

Fixed interest rates                                                  $   7,583
Variable interest rates                                                   5,692
                                                                       --------
               Total maturing after one year                          $  13,275
                                                                       ========

Nonperforming Assets. Interest on loans is normally accrued from the date a disbursement is made and recognized as income as it is accrued. Generally, the Company reviews any loan on which payment has not been made for 90 days for potential nonaccrual. The loan is examined and the collateral is reviewed to determine loss potential. If the loan is placed on nonaccrual, any prior accrued interest which remains unpaid is reversed. Loans on nonaccrual amounted to $302 and $142 as of December 31, 2001 and 2000, respectively. Interest income that would have been earned on nonaccrual loans if they had been current in accordance with their original terms and the recorded interest that was included in income on these loans was not significant for 2001 and 2000. There were no commitments to lend additional funds to customers whose loans were on nonaccrual status at December 31, 2001.

                 PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                     Years Ended December 31, 2001 and 2000

            (In thousands, except ratios, share and per share data)

The following tables present information with respect to the Company's nonperforming assets and accruing loans 90 days or more past due by type as of the dates indicated.

                              NONPERFORMING ASSETS

                                                              December 31,
                                                          ---------------------
                                                             2001       2000
                                                          ---------- ----------
Nonperforming loans                                      $      302        142
Foreclosed properties                                            --         --
                                                          ---------- ----------
           Total nonperforming assets                    $      302        142
                                                          ========== ==========

Nonperforming assets totaled $302 or 0.24% of total gross loans as of December 31, 2001, compared to $142 or 0.12% as of December 31, 2000. The following table presents the balance of accruing loans 90 days or more past due by type as of the dates indicated.

                         ACCRUING LOANS 90 DAYS OR MORE
                                PAST DUE BY TYPE

                                                               December 31,
                                                          ---------------------
                                                             2001       2000
                                                          ---------- ----------
Loans 90 days or more past due by type:
   Real estate loans                                     $      150        479
   Loans to individuals                                         110        168
   Commercial loans                                             172         14
                                                          ---------- ----------
           Total accruing loans 90 days or more past due $      432        661
                                                          ========== ==========

Allowance for Loan Losses. The Company maintains an allowance for loan losses which it considers adequate to cover the risk of losses in the loan portfolio. The allowance is based upon management's ongoing evaluation of the quality of the loan portfolio, total outstanding and committed loans, previous charges against the allowance and current and anticipated economic conditions. The allowance is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance. The Company's management believes that as of December 31, 2001 and 2000, the allowance is adequate. The amount of the provision for loan losses is a charge against earnings. Actual loan losses are charged against the allowance for loan losses.

As of December 31, 2001, the allowance for loan losses totaled $1,176 or 0.95% of total loans, net of unearned income and fees, compared to $1,069 or 0.89% as of December 31, 2000. The provision for loan losses for the years ended December 31, 2001 and 2000 was $380 and $360, respectively. Net charge-offs for the Company were $273 and $229 for the years ended December 31, 2001 and 2000, respectively. The ratio of net loan charge offs during the period to average loans outstanding for the period was 0.22% and 0.21% for the years ended December 31, 2001 and 2000, respectively. Management evaluates the reasonableness of the allowance for loan losses on a quarterly basis and adjusts the provision as deemed necessary.

                 PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                     Years Ended December 31, 2001 and 2000

            (In thousands, except ratios, share and per share data)

The following table presents charged off loans, provisions for loan losses, recoveries on loans previously charged off, allowance adjustments and the amount of the allowance for the dates indicated.

                      ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

                                                               Years Ended
                                                               December 31,
                                                          ---------------------
                                                             2001       2000
                                                          ---------- ----------
Balance at beginning of year                             $    1,069        938

Loan charge-offs:
   Real estate loans - residential                              (18)        --
   Loans to individuals for household, family
      and other consumer expenditures                          (399)      (356)
                                                          ---------- ----------
             Total loan charge-offs                            (417)      (356)
                                                          ---------- ----------
Loan recoveries:
   Loans to individuals for household, family
      and other consumer expenditures                           144        127
                                                          ---------- ----------
         Net loan charge-offs                                  (273)      (229)

Provisions for loan losses                                      380        360
                                                          ---------- ----------
Balance at end of year                                   $    1,176      1,069
                                                          ========== ==========

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

                     Years Ended December 31, 2001 and 2000

            (In thousands, except ratios, share and per share data)

The following table presents the allocation of the allowance for loan losses as of the dates indicated. Notwithstanding these allocations, the entire allowance for loan losses is available to absorb charge-offs in any category of loans.

                                                   December 31, 2001              December 31, 2000
                                               ---------------------------   ----------------------------
                                                              Percent of                     Percent of
                                                Allowance    Loans in Each    Allowance     Loans in Each
                                                for Loan      Category to     for Loan       Category to
                                                 Losses       Total Loans      Losses        Total Loans
                                               -----------   -------------   -----------    -------------
Real estate loans:
  Residential                                 $      95            38.90%          181            37.70%
  Other                                             152            10.72%           28            12.00%
Loans to individuals for households, family
  and other consumer expenditures                   206            35.95%          291            35.84%
Commercial and industrial loans                     651            14.22%          349            14.18%
All other loans                                      --             0.21%           --             0.28%
Unallocated                                          72               --           220               --
                                               -----------   -------------   -----------    -------------
             Totals                           $   1,176           100.00%        1,069           100.00%
                                               ===========   =============   ===========    =============

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

Bank Premises and Equipment

Bank premises and equipment decreased 4.05% in 2001 compared to an increase of 6.93% in 2000 due to additional depreciation charges associated with the new branches added in the prior year. The increase in 2000 was primarily due to completion of a new branch built immediately outside the city limits of Lynchburg, Virginia during 1999, the acquisition of two additional branches during 2000, and the development of a bankwide area network.

Deposits

Average deposits were $170,955 for the year ended December 31, 2001, an increase of $26,485 or 18.33% from $144,470 of average deposits for the year ended December 31, 2000. As of December 31, 2001, total deposits were $179,841, representing an increase of $19,248 or 11.99% from $160,593 in total deposits as of December 31, 2000. The increase in deposits during 2001 was primarily due to increases in previously existing accounts, as well as new accounts opened as a result of relationship changes, new products offered and more favorable pricing of certificates of deposit during 2001.

                 PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                     Years Ended December 31, 2001 and 2000

            (In thousands, except ratios, share and per share data)

For the year ended December 31, 2001, average noninterest-bearing demand deposits were $13,689 or 8.00% of average deposits. For the year ended
December 31, 2000, average noninterest-bearing demand deposits were $12,065 or 8.35% of average deposits. Average interest-bearing deposits were $157,266 for the year ended December 31, 2001, representing an increase of $24,861 or 18.78% over the $132,405 in average interest-bearing deposits for the year ended December 31, 2000.

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

                          AVERAGE DEPOSIT INFORMATION

                                                              Year Ended                 Year Ended
                                                           December 31, 2001          December 31, 2000
                                                       --------------------------  ------------------------
                                                       Average        Average       Average        Average
                                                       Amount of       Rate         Amount of       Rate
                                                       Deposits(1)     Paid         Deposits(1)     Paid
                                                      ------------  -------------  -----------   ----------
Noninterest-bearing demand deposits                  $    13,689       N/A            12,065        N/A
Interest-bearing demand deposits                          21,329       2.18%          19,133        2.74%
Savings deposits                                          33,897       2.73%          25,410        3.14%
Certificates of deposit:
   Under $100,000                                         80,323       5.83%          72,061        5.44%
   $100,000 and over                                      21,717       5.30%          15,801        5.79%
                                                      ------------                 ------------
            Total average certificates of deposit        102,040                      87,862
                                                      ------------                 ------------
            Total average deposits                   $   170,955                     144,470
                                                      ============                 ============

--------------------------------
(1) Averages are daily averages.

                 PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                     Years Ended December 31, 2001 and 2000

            (In thousands, except ratios, share and per share data)

The following table presents the maturity schedule of certificates of deposit of $100,000 and over as of December 31, 2001.

                 CERTIFICATES OF DEPOSIT OF $100,000 AND OVER

Three months or less                                                  $  5,339
Over three through six months                                            3,226
Over six through 12 months                                               5,907
Over 12 months                                                           8,254
                                                                       --------
               Total certificates of deposit of $100,000 and over     $ 22,726
                                                                       ========

Financial Ratios

The following table presents certain financial ratios for the periods indicated.

                      RETURN ON EQUITY AND ASSETS

                                                                Years Ended
                                                                December 31,
                                                           --------------------
                                                              2001       2000
                                                           ----------- --------
Return on average assets                                   $ 0.77%       1.07%
Return on average equity                                     8.18%      10.62%
Dividend payout ratio                                       39.60%      31.97%
Average equity to average assets                             9.37%      10.11%

Capital Resources

The Company's financial position at December 31, 2001 reflects liquidity and capital levels currently adequate to fund anticipated future business expansion. Capital ratios are well in excess of required regulatory minimums for a "well-capitalized" institution. The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, and changing competitive conditions and economic forces. The adequacy of the Company's capital is reviewed by management on an ongoing basis. Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and to absorb potential losses.

The Company's capital position continues to exceed regulatory requirements. The primary indicators relied on by bank regulators in measuring the capital position are the Tier I capital, total risk-based capital and leverage ratios. Tier I capital consists of common and qualifying preferred stockholders' equity less goodwill. Total capital consists of Tier I capital, qualifying subordinated debt and a portion of the allowance for loan losses. Risk-based capital ratios are calculated with reference to risk weighted assets. The Company's Tier I capital ratio was 12.28% at December 31, 2001, compared to 13.30% at December 31, 2000. The total capital ratio was 13.10% at December 31, 2001, compared to 14.15% at December 31, 2000.

These ratios are in excess of the mandated minimum requirements of 4% and 8%, respectively. As of December 31, 2001 and 2000, the Company met all regulatory capital ratio requirements and was considered "well capitalized" in accordance with FDICIA.

                 PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                     Years Ended December 31, 2001 and 2000

            (In thousands, except ratios, share and per share data)

Stockholders' equity reached $18,460 at December 31, 2001 compared to $17,300 at December 31, 2000. The leverage ratio consists of Tier I capital divided by quarterly average assets. At December 31, 2001, the Company's leverage ratio was 8.92% compared to 9.43% at December 31, 2000. Each of these exceeds the required minimum leverage ratio of 4%. The dividend payout ratio was 39.60% and 31.97% in 2001 and 2000, respectively. During 2001, the Company paid dividends of $0.40 per share, up 2.56% from $0.39 per share paid in 2000.

On May 19, 2000, the Company's Board of Directors authorized a 2-for-1 stock split effected in the form of a 100% stock dividend paid on June 16, 2000 to the stockholders of record at the close of business on May 19, 2000 of the Company's $3 par value common stock. As a result of the split, 720,670 additional shares were issued and retained earnings were reduced by $2,162 in 2000.

New Accounting Standards

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Acti`vities - Deferral of the Effective Date of FASB Statement No. 133. SFAS No. 137 deferred the effective date of SFAS No. 133 to apply to all fiscal quarters of all fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133. SFAS No. 138 amends SFAS No. 133 for a limited number of issues that have caused application difficulties. The adoption of SFAS No. 133, as amended, as of January 1, 2001, did not have any effect on the financial position, results of operations or liquidity of the Company.

In September 2000, the FASB issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement No. 125. SFAS No. 140 supercedes and replaces the guidance in SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of the provisions of SFAS No. 125 without reconsideration. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities that occur after March 31, 2001, and for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. Disclosures about securitization and collateral accepted need not be reported for periods ending on or before December 15, 2000 for which financial statements are presented for comparative purposes. The adoption of SFAS No. 140 did not have a significant effect on the Company's consolidated financial statements.

In July 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires the use of the purchase method of accounting for all business combinations. The use of the pooling-of-interests method is prohibited for business combinations initiated after June 30, 2001. SFAS No. 142 adopts a more aggregate view of goodwill and bases the accounting for goodwill on the units of the combined entity into which an acquired entity is integrated. Furthermore, goodwill and other

                 PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                     Years Ended December 31, 2001 and 2000

            (In thousands, except ratios, share and per share data)

intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment using specific guidelines under SFAS No. 142. The provisions of SFAS No. 142 are required to be applied starting with fiscal years beginning after December 15, 2001. Goodwill and some intangibles assets will not decrease in the same manner under previous standards which could lead to more volatility in reported income because impairment losses, if any, are likely to occur irregularly and in varying amounts. SFAS No. 142 does not change, however, the accounting prescribed in SFAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions (paragraphs 4-7). The FASB affirmed in an Action Alert "that paragraph 5 of FASB Statement No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, applies to all acquisitions of financial institutions (or branches thereof), whether 'troubled' or not, in which the fair value of liabilities assumed exceeds the fair value of tangible and intangible assets acquired." As a result, the Company will continue to amortize its intangible assets related to branch acquisitions as they meet the requirements of SFAS No. 72. The Company notes that the FASB has decided to undertake a limited-scope project to reconsider part of the guidance, specifically paragraphs 5 and 6, of SFAS No. 72.

In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) normal use of the asset.

SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expense. If the obligation is settled for other than the carrying amount of the liability, an entity would recognize a gain or loss on settlement.

SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 is not expected to have a material effect on the financial position, results of operations or liquidity of the Company.

In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of; however, it retains many of the fundamental provisions of that Statement.

SFAS No. 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. However, it retains the requirement in APB No. 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. By broadening the presentation of discontinued operations to include more disposal transactions, the FASB has enhanced managements ability to provide information that helps financial statement users to assess the effects of a disposal transaction on the ongoing operations of an entity.

                 PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                    Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                     Years Ended December 31, 2001 and 2000

            (In thousands, except ratios, share and per share data)

SFAS No. 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. Early application is encouraged. The provisions of SFAS No. 144 generally are to be applied prospectively. The adoption of SFAS No. 144, as of January 1, 2002, did not have any effect on the financial position, results of operations or liquidity of the Company.

As of December 31, 2001, there are no other new accounting standards issued, but not yet adopted by the Company, which are expected to be applicable to the Company's financial position, operating results or financial statement disclosures.

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY
                           Consolidated Balance Sheets
                           December 31, 2001 and 2000

                        (In thousands, except share data)


                              Assets                                           2001          2000
                                                                           -----------   -----------
Cash and cash equivalents:
  Cash and due from banks (note 2)                                        $    5,089         5,568
  Federal funds sold                                                          19,094         6,784
                                                                           -----------   -----------

                 Total cash and cash equivalents                              24,183        12,352

Securities (note 3):
  Available-for-sale, at fair value                                           32,311        24,197
  Held-to-maturity, at amortized cost (fair value of $13,032 in 2001
    and $15,249 in 2000)                                                      12,759        15,229
Federal Reserve Bank stock, at cost (note 1(c))                                   75            75
Federal Home Loan Bank Stock, at cost (note 1(c))                                440           427
Loans, net (notes 4, 9, 10 and 15)                                           122,502       118,962
Bank premises and equipment, net (notes 5 and 15)                              4,190         4,367
Accrued income receivable                                                      1,137         1,430
Other assets (notes 5, 8 and 15)                                               2,369         2,697
                                                                           -----------   -----------
                  Total assets                                            $  199,966       179,736
                                                                           ===========   ===========

                   Liabilities and Stockholders' Equity

Liabilities:
  Deposits (notes 6 and 15):
    Demand                                                                $   14,562        14,408
    Savings and NOW accounts                                                  59,272        52,067
    Time                                                                     106,007        94,118
                                                                           -----------   -----------

                Total deposits                                               179,841       160,593

Note payable to Federal Home Loan Bank (note 1(c))                               600           700
Accrued interest payable                                                         696           726
Other liabilities (note 7)                                                       369           417
                                                                           -----------   -----------
                Total liabilities                                            181,506       162,436
                                                                           -----------   -----------

Stockholders' equity (notes 11 and 14):
  Common stock, $3 par value. Authorized 3,000,000 shares; issued
    and outstanding 1,450,966 in 2001 and 1,445,153 in 2000                    4,353         4,335
  Capital surplus                                                                479           420
  Retained earnings                                                           13,385        12,501
  Accumulated other comprehensive income                                         243            44
                                                                           -----------   -----------

                 Total stockholders' equity                                   18,460        17,300

Commitments, contingencies and other matters (notes 9, 10 and 11)          -----------   -----------
                 Total liabilities and stockholders' equity               $  199,966       179,736
                                                                           ===========   ===========

See accompanying notes to consolidated financial statements.

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

           Consolidated Statements of Income and Comprehensive Income

                     Years Ended December 31, 2001 and 2000

                      (In thousands, except per share data)

                                                                            2001           2000
                                                                        ------------   ------------
Interest income:
   Interest and fees on loans                                          $      10,368        10,029
   Interest on securities:
      U.S. Treasury                                                               79           200
      U.S. Government agencies                                                   878         1,007
      Corporate                                                                  288            31
      States and political subdivisions (taxable)                                409           325
      States and political subdivisions (tax-exempt)                             613           620
      Other                                                                       39            42
Interest on federal funds sold                                                   689           276
                                                                         ------------  ------------
               Total interest income                                          13,363        12,530
                                                                         ------------  ------------
Interest expense:
   Interest on deposits:
      Savings and NOW accounts                                                 1,390         1,355
      Time - other                                                             4,682         3,919
      Time - $100,000 and over                                                 1,150           915
   Other interest expense                                                         41            81
                                                                         ------------  ------------
                  Total interest expense                                       7,263         6,270
                                                                         ------------  ------------
                  Net interest income                                          6,100         6,260

Provision for loan losses (note 4)                                               380           360
                                                                         ------------  ------------
                  Net interest income after provision for loan losses          5,720         5,900
                                                                         ------------  ------------
Noninterest income:
  Service charges on deposit accounts                                            646           477
  Net realized gain on securities (note 3)                                         3             2
  Commissions and fees                                                           333           335
  Fees on sales of mortgage loans                                                354           190
  Other operating income                                                         296           204
                                                                         ------------  ------------
                Total noninterest income                                       1,632         1,208
                                                                         ------------  ------------
Noninterest expense:
  Salaries and employee benefits (note 7)                                      2,887         2,479
  Occupancy expense                                                              332           261
  Furniture and equipment                                                        522           461
  Office supplies and printing                                                   158           144
  Other operating expenses                                                     1,502         1,368
                                                                         ------------  ------------
                Total noninterest expense                                      5,401         4,713
                                                                         ------------  ------------
                Income before income tax expense                               1,951         2,395
Income tax expense (note 8)                                                      488           637
                                                                         ------------  ------------
                Net income                                                     1,463         1,758
                                                                         ------------  ------------
Other comprehensive income, net of income tax expense:
  Net unrealized gains on securities available-for-sale                          199           441
                                                                         ------------  ------------
                Comprehensive income                                    $      1,662         2,199
                                                                         ============  ============
Basic net income per share (note 1(l))                                  $       1.01          1.22
                                                                         ============  ============
Diluted net income per share (note 1(l))                                $       1.00          1.21
                                                                         ============  ============

                                      23

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

           Consolidated Statements of Changes in Stockholders' Equity

                     Years Ended December 31, 2001 and 2000

             (In thousands, except ratios, share and per share data)


                                                                                   Accumulated
                                                                                      Other
                                              Common Stock                        Comprehensive
                                       ----------------------  Capital  Retained      Income
                                         Shares     Par Value  Surplus  Earnings      (Loss)       Total
                                       ----------  ----------  ------- ---------- -------------  -----------
Balances, December 31, 1999              719,925  $   2,160      367     13,460         (397)       15,590

Net income                                    --         --       --      1,758           --         1,758
Cash dividends declared by
  Bankshares ($0.39 per share)                --         --       --       (555)          --          (555)
Issuance of common stock                   1,558          4       32         --           --            36
Stock split effected in the form of
  a 100% stock dividend (note 16)        720,670      2,162       --     (2,162)          --            --
Exercise of employee stock
  options ($10.00 per share)               3,000          9       21         --           --            30
Change in net unrealized gains
  (losses) on available-for-sale
  securities, net of deferred
  income tax expense of $227                  --         --       --         --          441           441
                                      -----------  ----------  ------- ---------- -------------  -----------
Balances, December 31, 2000            1,445,153      4,335      420     12,501           44        17,300

Net income                                    --         --       --      1,463           --         1,463
Cash dividends declared by
  Bankshares ($0.40 per share)                --         --       --       (579)          --          (579)
Issuance of common stock                   5,813         18       59         --           --            77
Change in net unrealized gains
  on available-for-sale
  securities, net of deferred
  income tax expense of $103                  --         --       --         --          199           199
                                      -----------  ----------  ------- ---------- -------------  -----------
Balances, December 31, 2001            1,450,966  $   4,353      479     13,385          243        18,460
                                      ===========  ==========  ======= ========== =============  ===========

See accompanying notes to consolidated financial statements.

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                     Years Ended December 31, 2001 and 2000

                                 (In thousands)

                                                                             2001          2000
                                                                         -----------   -----------
Cash flows from operating activities:
  Net income                                                            $   1,463         1,758
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation of bank premises and equipment                              394           354
     Amortization of intangible assets                                         51            35
     Amortization of unearned fees, net                                      (156)          (93)
     Loss on sale of foreclosed properties                                     16            --
     Net amortization of premiums and discounts on
      securities                                                               40            12
     Provision for loan losses                                                380           360
     Provision for deferred income taxes                                      (21)          (16)
     Net realized gain on securities                                           (3)           (2)
     Net decrease (increase) in:
       Accrued income receivable                                              293          (203)
       Other assets                                                           251          (210)
     Net increase (decrease) in:
       Accrued interest payable                                               (30)          124
       Other liabilities                                                      (48)         (158)
                                                                         -----------   -----------
         Net cash provided by operating activities                          2,630         1,961
                                                                         -----------   -----------
Cash flows from investing activities:
  Purchases of held-to-maturity securities                                     --          (660)
  Purchases of available-for-sale securities                               (8,602)       (5,471)
  Purchases of available-for-sale mortgaged-backed securities             (13,856)           --
  Proceeds from maturities and calls of held-to-maturity securities         2,452           750
  Proceeds from paydowns and maturities of held-to-maturity
   mortgage-backed securities                                                   1             2
  Proceeds from maturities and calls of available-for-sale securities      12,425         3,100
  Proceeds from sale of available-for-sale mortgage-backed securities         382            --
  Proceeds from paydowns and maturities of available-for-sale
   mortgage-backed securities                                               1,819           771
  Purchase of Federal Home Loan Bank stock                                    (13)           --
  Purchase of loans                                                            --        (3,964)
  Purchase of loan participations                                          (4,508)       (5,050)
  Collections on loan participations                                        1,899           476
  Net increase in loans made to customers                                  (1,394)      (10,196)
  Recoveries on loans charged off                                             144           127
  Purchases of bank premises and equipment                                   (217)         (637)
  Proceeds from sale and rental of foreclosed properties, net                  23            --
                                                                         -----------   -----------
         Net cash used in investing activities                             (9,445)      (20,752)
                                                                         -----------   -----------

                                      25                            (Continued)

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                      Years Ended December 31, 2001 and 2000

                                   (In thousands)

                                                              2001     2000
                                                           --------- ---------

Cash flows from financing activities:
   Deposits assumed, net of premium                       $     --     23,089
   Net increase in demand, savings and NOW deposits          7,359      8,133
   Net increase (decrease) in time deposits                 11,889     (7,620)
   Repayments of note payable to Federal Home Loan Bank       (100)      (100)
   Proceeds from issuance of common stock                       77         36
   Cash dividends paid                                        (579)      (555)
   Proceeds from exercise of employee stock options             --         30
                                                           --------- ---------

              Net cash provided by financing activities     18,646     23,013
                                                           --------- ---------
Net increase in cash and cash equivalents                   11,831      4,222

Cash and cash equivalents, beginning of year                12,352      8,130
                                                           --------- ---------
Cash and cash equivalents, end of year                    $ 24,183     12,352
                                                           ========= =========
Supplemental disclosure of cash flows information:
   Cash paid during the year for:
     Income taxes                                         $    570        535
                                                           ========= =========
     Interest                                             $  7,293      6,146
                                                           ========= =========
   Supplemental schedule of noncash investing and
     financing activities:
       Transfer of loans to repossessed properties        $     95        115
                                                           ========= =========
       Loans charged against the allowance for loan
          losses                                          $    417        356
                                                           ========= =========
       Unrealized gains on available-for-sale
          securities                                      $    302        668
                                                           ========= =========

See accompanying notes to consolidated financial statements.

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000

                 (In thousands, except share and per share data)

(1)  Summary of Significant Accounting Policies

     The accounting and reporting policies of Pinnacle Bankshares Corporation (Bankshares) and its wholly owned subsidiary, The First National Bank of Altavista (the Bank) (collectively, the Company), conform to accounting principles generally accepted in the United States of America and general practices within the banking industry.

     The following is a summary of the more significant accounting policies:

     (a)  Consolidation

          The consolidated financial statements include the accounts of Pinnacle Bankshares Corporation and its wholly owned subsidiary. All material intercompany balances and transactions have been eliminated.

     (b)  Securities

          The Bank classifies its securities in three categories: (1) debt securities that the Bank has the positive intent and ability to hold to maturity are classified as "held-to-maturity securities" and reported at amortized cost; (2) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as "trading securities" and reported at fair value, with unrealized gains and losses included in net income; and (3) debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as "available-for-sale securities" and reported at fair value, with unrealized gains and losses excluded from net income and reported in accumulated other comprehensive income, a separate component of stockholders' equity. Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts on a basis which approximates the level yield method. The Bank does not maintain trading account securities. Gains or losses on disposition are based on the net proceeds and adjusted carrying values of the securities called or sold, using the specific identification method. A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to net income, resulting in the establishment of a new cost basis for the security.

     (c)  Required Investments and Note Payable to FHLB

          As members of the Federal Reserve and the Federal Home Loan Bank
          (FHLB) of Atlanta, the Bank is required to maintain certain minimum investments in the common stock of those entities. Required levels of investment are based upon the Bank's capital and a percentage of qualifying assets. In addition, the Bank is eligible to borrow from the FHLB with borrowings collateralized by qualifying assets, primarily residential mortgage loans, and the Bank's capital stock investment in the FHLB. At December 31, 2001, the Bank's available borrowing limit was approximately $27,945. The Bank had $600 and $700 in borrowings outstanding at December 31, 2001 and 2000, respectively. The note payable, due in December 2007, is payable in annual installments of $100 and bears interest at a fixed rate of 6.13%.

                                       27                           (Continued)

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000

                 (In thousands, except share and per share data)

     (d)  Loans and Allowance for Loan Losses

          Loans are stated at the amount of unpaid principal, reduced by unearned income and fees on loans, and an allowance for loan losses. Income is recognized over the terms of the loans using methods which approximate the level yield method. The allowance for loan losses is a valuation allowance consisting of the cumulative effect of the provision for loan losses, plus any amounts recovered on loans previously charged off, minus loans charged off. The provision for loan losses charged to operating expenses is the amount necessary in management's judgment to maintain the allowance for loan losses at a level it believes sufficient to cover losses in the collection of the Bank's loans. Management determines the adequacy of the allowance based upon reviews of individual credits, recent loss experience, delinquencies, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. Loans are charged against the allowance for loan losses when management believes the collectibility of the principal is unlikely. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examinations.

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

                                       28                           (Continued)

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000

                 (In thousands, except share and per share data)

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

     (h)  Intangible Assets

          Included in other assets are intangible assets of $586 and $637 at December 31, 2001 and 2000, respectively. These intangible assets are being amortized on a straight-line basis over a fifteen-year period (see also note 15).

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

                                       29                           (Continued)

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000

                 (In thousands, except share and per share data)

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

     (l)  Net Income Per Share

          Basic net income per share excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted net income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

          The following is a reconciliation of the numerators and denominators of the basic and diluted net income per share computations for the periods indicated:

                                        Net Income      Shares         Per Share
Year Ended December 31, 2001           (Numerator)   (Denominator)      Amount
                                      ------------   -------------    -----------
Basic net income per share           $      1,463       1,449,681    $     1.01
                                                                      ===========
Effect of dilutive stock options               --           7,224
                                      ------------   -------------
Diluted net income per share         $      1,463       1,456,905    $     1.00
                                      ============   =============    ===========
Year Ended December 31, 2000

Basic net income per share           $      1,758       1,442,422    $     1.22
                                                                      ===========
Effect of dilutive stock options              --            8,839
                                      ------------   -------------    ===========
Diluted net income per share         $      1,758       1,451,261    $     1.21
                                      ============   =============    ===========

     (m)  Consolidated Statements of Cash Flows

          For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks (with original maturities of three months or less), and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

     (n)  Comprehensive Income

          SFAS No. 130, Reporting Comprehensive Income, requires the Company to classify items of "Other Comprehensive Income" (such as net unrealized gains (losses) on available-for-sale securities) by their nature in a financial statement and present the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a

                                       30                           (Continued)

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000

                 (In thousands, except share and per share data)

          statement of financial position. The Statement does not require per share amounts of comprehensive income to be disclosed.

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

     (o)  Use of Estimates

          In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated balance sheets and revenues and expenses for the years ended December 31, 2001 and 2000. Actual results could differ from those estimates.

     (p)  Reclassifications

          Certain reclassifications of prior year amounts have been made to conform with the current year presentation.

(2)  Restrictions on Cash

     To comply with Federal Reserve regulations, the Bank is required to maintain certain average reserve balances. The daily average reserve requirements were approximately $950 and $818 for the weeks including December 31, 2001 and 2000, respectively.

(3)  Securities

     The amortized costs, gross unrealized gains, gross unrealized losses and fair values for securities at December 31, 2001 and 2000 are as follows:

                                                                      2001
                                                   -------------------------------------------
                                                                Gross       Gross
                                                   Amortized  Unrealized  Unrealized    Fair
Available-for-Sale                                   Costs      Gains       Losses     Values
                                                   ---------- ---------- ----------- ---------
U.S. Treasury securities and obligations of
  U.S. Government corporations and agencies       $    6,476       187         (1)      6,662
Obligations of states and political subdivisions       6,982       118        (29)      7,071
Corporate securities                                   5,294       167        (36)      5,425
Mortgage-backed securities - government               13,140        48        (85)     13,103
Other securities                                          50        --         --          50
                                                   ---------- ---------- ----------- ---------
              Total available-for-sale            $   31,942       520       (151)     32,311
                                                   ========== ========== =========== =========

                                      31                             (Continued)

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000

                 (In thousands, except share and per share data)


                                                                       2001
                                                   --------------------------------------------
                                                                  Gross       Gross
                                                   Amortized   Unrealized   Unrealized   Fair
Held-to-Maturity                                     Costs        Gains       Losses    Values
                                                   ---------- ----------- ------------ --------
U.S. Treasury securities and obligations of
   U.S. Government corporations and agencies      $      175        2           --         177
Obligations of states and political subdivisions      12,584      286          (15)     12,855
                                                   ---------- ----------- ------------ --------
               Total held-to-maturity             $   12,759      288          (15)     13,032
                                                   ========== =========== ============ ========

                                                                        2000
                                                   --------------------------------------------
                                                                  Gross       Gross
                                                   Amortized   Unrealized   Unrealized   Fair
Available-for-Sale                                 Costs          Gains       Losses    Values
                                                   ---------- ----------- ------------ --------
U.S. Treasury securities and obligations of
   U.S. Government corporations and agencies      $   14,958       74         (126)     14,906
Obligations of states and political subdivisions       5,131       69           (3)      5,197
Corporate securities                                   2,476       35           --       2,511
Mortgage-backed securities - government                1,515       19           (1)      1,533
Other securities                                          50       --           --          50
                                                   ---------- ----------- ------------ --------
               Total available-for-sale           $   24,130      197         (130)     24,197
                                                   ========== =========== ============ ========
Held-to-Maturity

U.S. Treasury securities and obligations of
   U.S. Government corporations and agencies      $    1,675        1           (8)      1,668
Obligations of states and political subdivisions      13,553      137         (110)     13,580
Mortgage-backed securities - private                       1       --           --           1
                                                   ---------- ----------- ------------ --------
               Total held-to-maturity             $   15,229      138         (118)     15,249
                                                   ========== =========== ============ ========

The amortized costs and fair values of available-for-sale and held-to-maturity securities at December 31, 2001, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                      32                             (Continued)

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000

                 (In thousands, except share and per share data)

                                                             2001
                                         ----------------------------------------------
                                           Available-for-Sale       Held-to-Maturity
                                         ----------------------  ----------------------
                                           Amortized     Fair     Amortized    Fair
                                             Costs      Values      Costs     Values
                                         ------------ ----------- ----------- ---------
Due in one year or less                 $         --         --      1,069      1,082
Due after one year through five years         14,310     14,691      5,967      6,107
Due after five years through ten years         3,396      3,433      5,723      5,843
Due after ten years                            1,096      1,084         --         --
                                         ------------ ----------- ----------- ---------

                                              18,802     19,208     12,759     13,032

Mortgage-backed securities                    13,140     13,103        --          --
                                         ------------ ----------- ----------- ---------
                Totals                  $     31,942     32,311     12,759     13,032
                                         ============ =========== =========== =========

     Gross gains of $3 were realized in 2001 from sale of available-for-sale securities, and gross gains of $2 were realized in 2000 on calls of securities. Securities with amortized costs of approximately $2,065 and $1,072 (fair values of $2,105 and $1,078, respectively) as of December 31, 2001 and 2000, respectively, were pledged as collateral for public deposits.

(4)  Loans

     A summary of loans at December 31, 2001 and 2000 follows:


                                                           2001        2000
                                                        ----------  ----------
Real estate loans:
  Residential                                          $   48,169      45,337
  Other                                                    13,273      14,427
Loans to individuals for household, family and other
  consumer expenditures                                    44,527      43,100
Commercial and industrial loans                            17,614      17,051
All other loans                                               260         348
                                                        ----------  ----------
               Total loans, gross                         123,843     120,263

Less unearned income and fees                                (165)       (232)
                                                        ----------  ----------
               Loans, net of unearned income and fees     123,678     120,031

Less allowance for loan losses                             (1,176)     (1,069)
                                                        ----------  ----------
               Loans, net                              $  122,502     118,962
                                                        ==========  ==========

                                      33                            (Continued)

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000

                 (In thousands, except share and per share data)

Nonaccrual loans amounted to approximately $302 and $142 at December 31, 2001 and 2000, respectively. Interest income that would have been earned on nonaccrual loans if they had been current in accordance with their original terms and the recorded interest that was included in income on these loans was not significant for 2001 and 2000. There were no commitments to lend additional funds to customers whose loans were on nonaccrual status at December 31, 2001.

In the normal course of business, the Bank has made loans to executive officers and directors. At December 31, 2001, loans to executive officers and directors were approximately $679 compared to $609 at December 31, 2000. During 2001, new loans to executive officers and directors amounted to approximately $583 and repayments amounted to approximately $513. Loans to companies in which executive officers and directors have an interest amounted to approximately $1,626 and $1,647 at December 31, 2001 and 2000, respectively. In addition, dealer loans purchased from companies owned by certain directors, and against whom the bank has recourse, amounted to approximately $19 at December 31, 2000.

Activity in the allowance for loan losses for the years ended December 31, 2001 and 2000 is summarized as follows:

                                                   2001         2000
                                                -----------  -----------
Balances at beginning of year                  $    1,069         938
Provision for loan losses                             380         360
Loans charged off                                    (417)       (356)
Loan recoveries                                       144         127
                                                -----------  -----------
Balances at end of year                        $    1,176       1,069
                                                ===========  ===========

At December 31, 2001 and 2000, the recorded investment in loans for which an impairment has been identified totaled approximately $302 and $216, respectively, with corresponding valuation allowances of approximately $44 and $92, respectively. The average recorded investment in impaired loans receivable during 2001 and 2000 was approximately $265 and $114, respectively. Interest income recognized on a cash basis on impaired loans during 2001 and 2000 was approximately $12 and $5, respectively.

                                      34                             (Continued)

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000

                 (In thousands, except share and per share data)

(5)  Bank Premises and Equipment

     Bank premises and equipment were comprised of the following as of December 31, 2001 and 2000:

                                                2001           2000
                                             -----------    -----------
Land improvements                           $      364            364
Buildings                                        3,339          3,339
Equipment, furniture and fixtures                3,429          3,212
                                             -----------    -----------

                                                 7,132          6,915

   Less accumulated depreciation                (3,669)        (3,275)
                                             -----------    -----------
                                                 3,463          3,640

Land                                               727            727
                                             -----------    -----------
         Bank premises and equipment, net   $    4,190          4,367
                                             ===========    ===========

     Certain land acquired in connection with the construction of the Company's Airport branch facility will not be used in operations and is currently listed for sale. Accordingly, the property's carrying value of $329 is included in other assets on the consolidated balance sheets. In addition, certain land improvements made during construction of the branch were subject to a cost sharing arrangement with an adjacent property owner. Pursuant to this arrangement, the Company recorded a receivable for reimbursement of capital expenditures in the amount of $263 as of December 31, 1999, which was collected during 2000.

(6)  Deposits

     A summary of deposits at December 31, 2001 and 2000 follows:

                                                 2001           2000
                                             -----------    -----------
Noninterest-bearing demand deposits         $    14,562        14,408
Interest-bearing:
   Savings                                       34,706        31,381
   NOW accounts                                  24,566        20,686
   Time deposits                                 83,281        75,319
   Time deposits - $100,000 and over             22,726        18,799
                                             -----------    -----------
         Total interest-bearing deposits        165,279       146,185
                                             -----------    -----------
         Total deposits                     $   179,841       160,593
                                             ===========    ===========

     At December 31, 2001, the scheduled maturity of time deposits are as follows: $74,344 in 2002; $21,065 in 2003; $2,586 in 2004; $8,010 in
     2005; and $2 in 2006.

                                      35                    (Continued)

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000

                 (In thousands, except share and per share data)

(7)  Employee Benefit Plans

     The Bank maintains a noncontributory defined benefit pension plan which covers substantially all of its employees. Benefits are computed based on employees' average final compensation and years of credited service. Pension expense amounted to approximately $130 and $99 in 2001 and 2000, respectively.

     The change in benefit obligation, change in plan assets and funded status of the pension plan at September 30, 2001 and 2000 (most recent information available) and pertinent assumptions are as follows:

                                                                 Pension Benefits
                                                        ----------------------------------
Change in Benefit Obligation                                 2001                2000
                                                        ----------------  ----------------
Benefit obligation at beginning of year                $        2,401            1,982
Service cost                                                      150               117
Interest cost                                                     180               148
Actuarial (gain) loss                                             (58)              208
Benefits paid                                                     (32)              (54)
                                                        ----------------  ----------------
         Benefit obligation at end of year                      2,641             2,401
                                                        ----------------  ----------------

Change in Plan Assets

Fair value of plan assets at beginning of year                  2,347             1,841
Actual return on plan assets                                     (329)              309
Employer contribution                                             204               251
Benefit paid                                                      (32)              (54)
                                                        ----------------  ----------------
        Fair value of plan assets at end of year                2,190             2,347
                                                        ----------------  ----------------

        Funded status                                            (451)              (54)

Unrecognized net actuarial (gain) loss                            169              (312)
Unrecognized prior service cost                                    80                89
                                                        ----------------  ----------------
         Accrued pension benefit cost, included
            in other liabilities                       $         (202)             (277)
                                                        ================  ================
                                                                  Pension Benefits
                                                        ----------------------------------
Weighted Average Assumptions as of December 31:               2001               2000
                                                        ----------------   ---------------
Weighted average discount rate                                   7.50%             7.50%
Expected return on plan assets                                   9.00%             9.00%
Rate of compensation increase                                    5.00%             5.00%

                                      36                            (Continued)

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000

                 (In thousands, except share and per share data)

     The components of net pension benefit cost under the plan for the years ended December 31, 2001 and 2000 is summarized as follows:

                                                                  Pension Benefits
                                                       --------------------------------------
                                                               2001                 2000
                                                       -----------------     ----------------
Service cost                                          $          150                   117
Interest cost                                                    181                   148
Expected return on plan assets                                  (206)                 (165)
Net amortization                                                   9                     9
Recognized net actuarial gain                                     (4)                  (10)
                                                       -----------------     ----------------
        Net pension benefit cost                      $          130                    99
                                                       =================     ================

     Plan assets consisted of cash equivalents, U.S. Government securities, mortgage-backed securities, corporate bonds and equities securities in a pooled pension fund administered by the Virginia Bankers Association.

     The Company also has a 401(k) plan for which the Company does not currently match employee contributions to the plan.

(8)  Income Taxes

     Total income taxes for the years ended December 31, 2001 and 2000 are allocated as follows:

                                                               2001                 2000
                                                        ----------------     ----------------
Income                                                 $         488                   637
Stockholders' equity for net unrealized gains
on available-for-sale securities recognized
for financial reporting purposes                                 103                   227
                                                        ----------------     ----------------
          Total income taxes                           $         591                   864
                                                        ================     ================

     Income tax expense (benefit) attributable to income before income tax expense for the years ended December 31, 2001 and 2000 is summarized as follows:

                                                               2001                 2000
                                                       -----------------     ----------------
Current                                               $          509                   653
Deferred                                                         (21)                  (16)
                                                       -----------------     ----------------
        Total income tax expense                      $          488                   637
                                                       =================     ================

     Included in income tax expense were tax expenses of approximately $1 for each of the years ended December 31, 2001 and 2000, related to net realized gains on securities.

                                      37                            (Continued)

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000

                 (In thousands, except share and per share data)

     Reported income tax expense for the years ended December 31, 2001 and 2000 differed from the amounts computed by applying the U.S. Federal income tax rate of 34 % to income before income tax expense as a result of the following:


                                                              2001                 2000
                                                          ----------------  ----------------

Computed "expected" income tax expense                   $           663                814
Increase (reduction) in income tax expense
   resulting from:
      Tax-exempt interest                                           (213)              (217)
      Disallowance of interest expense                                34                 35
      Other, net                                                       4                  5
                                                          ----------------  ----------------
         Reported income tax expense                     $           488                637
                                                          ================  ================

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2001 and 2000 are as follows


                                                                 2001              2000
                                                          ----------------  ------------------

Deferred tax assets:
   Loans, principally due to allowance for loan losses   $         304                  273
   Accrued pension, due to accrual for financial
      Reporting purposes in excess of actual pension
      Contributions                                                138                  138
   Loans, due to unearned fees, net                                 58                   62
   Other                                                            57                   53
                                                          ----------------  ------------------
         Total gross deferred tax assets                           557                  526

   Less valuation allowance                                         --                   --
                                                          ----------------  ------------------
         Net deferred tax assets                                   557                  526
                                                          ----------------  ------------------
Deferred tax liabilities:
   Bank premises and equipment, due to differences
      in depreciation                                             (100)                 (90)
   Net unrealized gains on available-for-sale securities          (126)                 (23)
                                                          ----------------  ------------------
         Total gross deferred tax liabilities                     (226)                (113)
                                                          ----------------  ------------------

         Net deferred tax asset, included in other
assets                                                   $         331                  413
                                                          ================  ==================

     The Bank has determined that a valuation allowance for the gross deferred tax assets is not necessary at December 31, 2001 and 2000, since realization of the entire gross deferred tax assets can be supported by the amounts of taxes paid during the carryback periods available under current tax laws.

                                      38                            (Continued)

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000

                 (In thousands, except share and per share data)

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

     Financial instruments whose contract amounts represent credit risk:

                                                                   Contract Amounts at
                                                                       December 31,
                                                           ------------------------------------
                                                                 2001              2000
                                                           -----------------  -----------------

Commitments to extend credit                             $           22,234            17,361
                                                           ==================  ================
Standby letters of credit                                $              100                71
                                                           ==================  ================

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

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including bond financing and similar transactions. Unless renewed, substantially all of the Bank's credit commitments at December 31, 2001 will expire within one year. Management does not anticipate any material losses as a result of these transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

                                      39                            (Continued)

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000

                 (In thousands, except share and per share data)

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

(11) Dividend Restrictions and Capital Requirements

     Bankshares' principal source of funds for dividend payments is dividends received from its subsidiary Bank. For the years ended December 31, 2001 and 2000, dividends from the subsidiary Bank totaled $535 and $602, respectively.

     Substantially all of Bankshares' retained earnings consists of undistributed earnings of its subsidiary Bank, which are restricted by various regulations administered by federal banking regulatory agencies. Under applicable federal laws, the Comptroller of the Currency restricts, without prior approval, the total dividend payments of the Bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits for the two preceding years. At December 31, 2001, retained net profits of the Bank which were free of such restriction approximated $2,157.

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

     Quantitative measures established by regulation to ensure capital adequacy require Bankshares and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average

                                      40                            (Continued)

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000

                 (In thousands, except share and per share data)

     assets (as defined). Management believes, as of December 31, 2001, that Bankshares and the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 2001, the most recent notification from Office of the Comptroller of the Currency categorized Bankshares and the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized," Bankshares and the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed Bankshares and the Bank's category.

     Bankshares and the Bank's actual capital amounts and ratios are presented in the table below.

                                                                                           To Be "Well
                                                                                          Capitalized" Under
                                                                     For Capital          Prompt Corrective
                                           Actual                 Adequacy Purposes        Action Provisions
                                    ---------------------    -------------------------  ----------------------
                                      Amount      Ratio        Amount         Ratio       Amount      Ratio
                                    ----------  ---------    ----------     ----------  ---------   ----------
As of December 31, 2001:
   Total Capital
      (to Risk Weighted Assets):
         Bankshares consolidated    $  18,460     13.10%    $  11,486        >8.0%      $  N/A        N/A
         Bank                          18,695     13.03%       11,478        >8.0%         14,348     >10.0%
   Tier I Capital
      (to Risk Weighted Assets):
         Bankshares consolidated       17,632     12.28%        5,743        >4.0%         N/A        N/A
         Bank                          17,519     12.21%        5,739        >4.0%         8,609      >6.0%
   Tier I Capital (Leverage)
      (to Average Assets):
         Bankshares consolidated       17,632      8.92%        7,909        >4.0%         N/A        N/A
         Bank                          17,519      8.86%        7,909        >4.0%         9,887      >5.0%

As of December 31, 2000:
   Total Capital
      (to Risk Weighted Assets):
         Bankshares consolidated    $  17,688     14.15%    $   9,998        >8.0%     $   N/A        N/A
         Bank                          17,573     13.67%       10,284        >8.0%         12,855     >10.0%
   Tier I Capital
      (to Risk Weighted Assets):
         Bankshares consolidated       16,619     13.30%        4,999        >4.0%         N/A        N/A
         Bank                          16,504     12.84%        5,142        >4.0%         7,713      >6.0%
   Tier I Capital (Leverage)
      (to Average Assets):
         Bankshares consolidated       16,619      9.43%        5,287        >4.0%         N/A        N/A
         Bank                          16,504      9.37%        5,287        >4.0%         8,811      >5.0%

                                     41                             (Continued)

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000

                 (In thousands, except share and per share data)

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

     (e)  Commitments to Extend Credit and Standby Letters of Credit

          The only amounts recorded for commitments to extend credit and standby letters of credit are the deferred fees arising from these unrecognized financial instruments. These deferred fees are not deemed significant at December 31, 2001 and 2000, and as such, the related fair values have not been estimated.

                                     42                             (Continued)

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000

                 (In thousands, except share and per share data)

     The carrying amounts and approximate fair values of the Company's financial instruments are as follows at December 31, 2001 and 2000:

                                              December 31, 2001           December 31, 2000
                                         --------------------------  ------------------------
                                            Carrying   Approximate    Carrying   Approximate
                                            Amounts    Fair Values    Amounts    Fair Values
                                         ------------ -------------  ---------- -------------
Financial assets:
   Cash and due from banks               $    5,089        5,089        5,568        5,568
   Federal funds sold                        19,094       19,094        6,784        6,784
   Securities:
      Available-for-sale                     32,311       32,311       24,197       24,197
      Held-to-maturity                       12,759       13,032       15,229       15,249
   Federal Reserve Bank Stock                    75           75           75           75
   Federal Home Loan Bank Stock                 440          440          427          427
   Loans, net of unearned income and
      fees                                  123,678      126,168      120,031      117,874
                                         ------------ -------------  ---------- -------------
         Total financial assets          $  193,446      196,209      172,311      170,174
                                         ============ =============  ========== =============
Financial liabilities:
   Deposits                              $  179,841      182,990      160,593      160,820
   Notes payable to Federal Home Loan
      Bank                                      600          618          700          698
                                         ------------ -------------  ---------- -------------
         Total financial liabilities     $  180,441      183,608      161,293      161,518
                                         ============ =============  ========== =============

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

                           December 31, 2001 and 2000

                 (In thousands, except share and per share data)

(13) Parent Company Financial Information

     Condensed financial information of Bankshares (Parent) is presented below:

                              Condensed Balance Sheets

                                                                December 31,
                                                        ---------------------------
                                                            2001           2000
                                                        -------------  ------------
Assets

Cash due from subsidiary                               $         49             66
Investment in subsidiary, at equity                          18,348         17,186
Other assets                                                     80             64
                                                        -------------   -----------
      Total assets                                     $     18,477         17,316
                                                        =============   ===========
Liabilities and Stockholders' Equity

Other liabilities                                      $         17            16

Stockholders' equity (notes 11 and 14):
  Common stock of $3 par value. Authorized
    3,000,000 shares; issued and outstanding 1,450,966
    shares in 2001 and 1,445,153 shares in 2000               4,353          4,335
  Capital surplus                                               479            420
  Retained earnings                                          13,385         12,501
  Accumulated other comprehensive income                        243             44
                                                        -------------   -----------
      Total stockholders' equity                             18,460         17,300

Commitments, contingencies and other matters
  (notes 9, 10 and 11)
                                                        -------------   -----------

      Total liabilities and stockholders' equity       $     18,477         17,316
                                                        =============   ===========

                                     44                             (Continued)

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000

                 (In thousands, except share and per share data)

             Condensed Statements of Income and Comprehensive Income

                                                             Years ended
                                                             December 31,
                                                      -------------------------
                                                         2001          2000
                                                      -----------   -----------
Income

Dividends from subsidiary (note 11)                  $      535           602

Expenses

Other expenses                                               53            55
                                                      -----------   -----------

         Income before income tax benefit and equity
            in undistributed net income of subsidiary       482           547

Applicable income tax benefit                                18            18
                                                      -----------   -----------

         Income before equity in undistributed net
            income of subsidiary                            500           565

Equity in undistributed net income of subsidiary            963         1,193
                                                      -----------   -----------

         Net income                                       1,463         1,758
                                                      -----------   -----------

Equity in other comprehensive income, net of income
   tax expense:
   Net unrealized gains on securities
      available-for-sale                                    199           441
                                                      -----------   -----------
         Comprehensive income                        $    1,662         2,199
                                                      ===========   ===========

                                     45                             (Continued)

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000

                 (In thousands, except share and per share data)

                       Condensed Statements of Cash Flows

                                                              Years ended
                                                             December 31,
                                                      -------------------------
                                                         2001          2000
                                                      -----------   -----------
Cash Flows from Operating Activities

Net income                                           $    1,463         1,758
Adjustments to reconcile net income to net
   cash provided by operating activities:
      Equity in undistributed net income of
         subsidiary                                        (963)       (1,193)
      Increase in other assets                              (16)           (9)
      Increase (decrease) in other liabilities                1            (1)
                                                      -----------   -----------

         Net cash provided by operating activities          485           555
                                                      -----------   -----------
Cash Flows from Financing Activities

Proceeds from issuance of common stock                       77            36
Cash dividends paid                                        (579)         (555)
Proceeds from exercise of employee stock options             --            30
                                                      -----------   -----------

         Net cash used in financing activities             (502)         (489)
                                                      -----------   -----------
Net increase (decrease) in cash                             (17)           66

Cash due from subsidiary, beginning of year                  66            --
                                                      -----------   -----------

Cash due from subsidiary, end of year                $       49            66
                                                      ===========   ===========

(14) Stock Options

     The Company has an Incentive Stock Option Plan (the Plan) instituted on the effective date of May 1, 1997, pursuant to which the Company's Board of Directors may grant stock options to officers and key employees. The Plan authorizes grants of options to purchase up to 50,000 shares of the Company's authorized, but unissued common stock. Accordingly, 50,000 shares of authorized, but unissued common stock are reserved for use in the Plan. All stock options are granted with an exercise price equal to the stock's fair market value at the date of grant. At December 31, 2001, there were 13,500 additional shares available for grant under the Plan.

     Stock options generally have 10-year terms, vest at the rate of 20% per year, and become fully exercisable five years from the date of grant.

                                     46                             (Continued)

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000

                 (In thousands, except share and per share data)

     During 2001, options for 11,500 shares were granted to employees with an exercise price of $14 per share. In 2000, there were no options granted. The per share weighted average fair value of stock options granted during 2001 was $3.60 on the date of grant utilizing the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                               Granted in 2001
                                                              ------------------

Expected dividend yield                                                      4%
Risk-free interest rate                                                    5.0%
Expected life of options                                              9.5 years
Expected volatility of stock price                                          29%

     As previously mentioned, the Company applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value of its stock options at the grant date under SFAS No. 123, the Company's net income, basic net income per share and diluted net income per share would have decreased to the pro forma amounts for the years ended December 31, 2001 and 2000 indicated below:

                                                          2001            2000
                                                      -------------   -------------
Net income:
   As reported                                       $       1,463           1,758
   Pro forma                                                 1,450           1,749

Basic net income per share:
   As reported                                       $        1.01            1.22
   Pro forma                                                  1.00            1.21

Diluted net income per share:
   As reported                                       $        1.00            1.21
   Pro forma                                                  1.00            1.21


                                     47                             (Continued)

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000

                 (In thousands, except share and per share data)

     Stock option activity during the years ended December 31, 2001 and 2000 is as follows:

                                                 Number           Weighted
                                                   of              Average
                                                 Shares         Exercise Price
                                            ----------------   ----------------

Balance at December 31, 1999                        30,000          $10.00

Expired                                                 --            --
Forfeited                                           (2,000)           --
Exercised                                           (3,000)         $10.00
                                            ----------------

Balance at December 31, 2000                        25,000          $10.00

Expired/forfeited/exercised                             --            --
Granted                                             11,500          $14.00
                                            ----------------

Balance at December 31, 2001                        36,500          $11.26
                                            ================

     At December 31, 2001, options for 20,000 shares were exercisable at an exercise price of $10 per share.

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

(16) Stock Split

     On May 19, 2000, the Company's Board of Directors authorized a 2-for-1 stock split effected in the form of a 100% stock dividend paid on June 16, 2000 to the stockholders of record at the close of business on May 19, 2000 of the Company's $3 par value common stock. As a result of the split, 720,670 additional shares were issued and retained earnings were reduced by $2,162 in 2000.

(17) New Accounting Standards

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain

                                     48                             (Continued)

                         PINNACLE BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000

                 (In thousands, except share and per share data)

derivative instruments embedded in other contracts, and for hedging activities. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133. SFAS No. 137 deferred the effective date of SFAS No. 133 to apply to all fiscal quarters of all fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No.
133. SFAS No. 138 amends SFAS No. 133 for a limited number of issues that have caused application difficulties. The adoption of SFAS No. 133, as amended, as of January 1, 2001, did not have any effect on the financial position, results of operations or liquidity of the Company.

The Company has also adopted Staff Accounting Bulletin (SAB) No. 102, Selected Loan Loss Allowance Methodology and Documentation Issues, in 2001.

                          Independent Auditors' Report

The Board of Directors and Stockholders
Pinnacle Bankshares Corporation:

We have audited the accompanying consolidated balance sheets of Pinnacle Bankshares Corporation and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pinnacle Bankshares Corporation and subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

                                 /s/ KPMG LLP

Roanoke, Virginia
January 25, 2002

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

Officers and Managers
---------------------

The First National Bank of Altavista

Robert H. Gilliam, Jr.                     President, Chief Executive Officer & Trust Officer
Carroll E. Shelton                         Senior Vice President & Chief Lending Officer
Bryan M. Lemley                            Vice President, Cashier & Chief Financial Officer
William J. Sydnor, II                      Vice President & Branch Administration Officer
Betty S. Adkins                            Vice President & Deposit Services Manager
Lucy H. Johnson                            Vice President & Data Processing Manager
Judith A. Clements                         Vice President & Director of Human Resources
Frank R. Chrzanowski                       Vice President & Mortgage Division Manager
Pamela R. Adams                            Vice President & Mortgage Operations Manager
Cecilia L. Doyle                           Vice President & Loan Administration Officer
Thomas R. Burnett, Jr.                     Vice President & Commercial Lending Officer
Ronald C. Clay                             Assistant Vice President & Recovery Manager
Tarry R. Pribble                           Assistant Vice President & Collection Manager
Tony J. Bowling                            Assistant Vice President, Network Administrator &
                                              Security Officer
Marian E. Marshall                         Assistant Vice President & Branch Manager
Daniel R. Wheeler                          Assistant Vice President & Branch Manager
Shawn D. Stone                             Assistant Vice President & Branch Manager
Cynthia V. Dunnavant                       Loan Officer, Assistant Branch Manager, Compliance
                                              & Bank Secrecy Act Officer
J. Mark Cook                               Loan Officer & Assistant Branch Manager
Terri C. Harris                            Loan Officer & Dealer Finance Manager
Brenda M. Eades                            Real Estate Loan Officer
Doris N. Trent                             Loan Officer
Cynthia I. Gibson                          Bookkeeping Manager
Barbara H. Caldwell                        Deposit Administration Manager
Marion E. Clark                            Loan Administration Manager

                 PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                                Office Locations

                                    ALTAVISTA

                                  MAIN OFFICE
                                622 Broad Street
                            Altavista, Virginia 24517
                            Telephone: (434) 369-3000

                                  VISTA OFFICE
                              1301 N. Main Street
                            Altavista, Virginia 24517
                            Telephone: (434) 369-3001

                                    LYNCHBURG

                                 AIRPORT OFFICE
                                14580 Wards Road
                            Lynchburg, Virginia 24502
                            Telephone: (434) 237-3788

                            BROOKVILLE PLAZA OFFICE
                              7805 Timberlake Road
                            Lynchburg, Virginia 24502
                            Telephone: (434) 237-7936

                             OLD FOREST ROAD OFFICE
                              3309 Old Forest Road
                            Lynchburg, Virginia 24501
                            Telephone: (434) 385-4432

                                     FOREST

                            FIRST NATIONAL MORTGAGE
                          Route 221, Graves Mill Center
                             Forest, Virginia 24551
                            Telephone: (434) 385-8494

                 PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

                            Shareholder Information

Annual Meeting
--------------

The 2002 Annual Meeting of Shareholders will be held on April 9, 2002, at 11:30 a.m. at the Fellowship Hall of Altavista Presbyterian Church, located at 707 Broad Street, Altavista, Virginia.

Market for Common Equity and Related Stockholder Matters
----------------------------------------------------------------------

The Company's Common Stock is quoted on the OTC Bulletin Board. The following table below presents the high and low bid prices per share of the Common Stock and dividend information of the Company for the quarters presented. The high and low bid prices of the Common Stock do not include retail markups, markdowns or commissions and may not represent actual transactions.

                          2001                               2000
              --------------------------------  -------------------------------
                High      Low        Dividends    High       Low      Dividends
              ---------  ---------   ---------   --------   --------  ---------

First Quarter    $18.00   $12.125       $0.10      $17.00     $16.50     $0.09

Second Quarter   $14.00    $12.00       $0.10      $17.00     $13.50     $0.10

Third Quarter    $15.25    $13.00       $0.10      $14.63     $13.63     $0.10

Fourth Quarter   $14.00    $13.25       $0.10      $18.75     $10.25     $0.10

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

As of December 31, 2001, there were approximately 400 Shareholders of record of the Common Stock.

Requests for Information
------------------------

Requests for information about the Company should be directed to Bryan M. Lemley, Secretary, Treasurer and Chief Financial Officer, P.O. Box 29, Altavista, Virginia 24517, telephone (434) 369-3000. A copy of the Company's Annual Report on Form 10-KSB for the year ended December 31, 2001, will be furnished without charge to shareholders upon request after March 31, 2002.

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