Form 10KSB, Exhibit 13
period 2002-12-31
PINNACLE BANKSHARES CORP
filed 2003-03-25
CIK 1031233

EXHIBIT 13

PINNACLE BANKSHARES CORPORATION

2002 Annual Report

 [PHOTO]

Front Row: Herman P. Rogers, Jr., Percy O. Moore, James P. Kent, Jr., Carroll E. Shelton, William F. Overacre
Back Row: Robert H. Gilliam Jr., James E. Burton, IV, John P. Erb, A. Willard Arthur, John L. Waller, R.B. Hancock, Jr.

BOARD OF DIRECTORS

A. Willard Arthur	Warren G. Lowder
Chairman and Secretary	Vice President
Marvin V. Templeton & Sons, Inc.	Classic Design Furnishings, Inc.

James E. Burton, IV	Percy O. Moore
Vice President, Operations	Retired
Marvin V. Templeton & Sons, Inc.	Customer Service Supervisor

John P. Erb	William F. Overacre
Assistant Superintendent	President & Owner
Campbell County Schools	Overacre, Inc. d/b/a RE/MAX 1st Olympic

Robert H. Gilliam, Jr.	Herman P. Rogers, Jr.
President & CEO	Plant Manager
The First National Bank of Altavista	BGF Industries, Inc.
Pinnacle Bankshares Corporation

R. B. Hancock Jr.	Carroll E. Shelton
President & Owner	Senior Vice President
R.B.H., Inc. d/b/a Napa Auto Parts	The First National Bank of Altavista
Pinnacle Bankshares Corporation

James P. Kent, Jr.	John L. Waller
Partner	Owner & Operator
Kent & Kent	Waller Farms, Inc.

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Officers
Pinnacle Bankshares Corporation
Robert H. Gilliam, Jr.	President & Chief Executive Officer
Carroll E. Shelton	Vice President
Bryan M. Lemley	Secretary, Treasurer & Chief Financial Officer
Officers and Managers
The First National Bank of Altavista
Robert H. Gilliam, Jr.	President, Chief Executive Officer & Trust Officer
Carroll E. Shelton	Senior Vice President & Chief Lending Officer
Bryan M. Lemley	Vice President, Cashier & Chief Financial Officer
William J. Sydnor, II	Vice President & Branch Administration Officer
Betty S. Adkins	Vice President & Deposit Services Manager
Lucy H. Johnson	Vice President & Data Processing Manager
Judith A. Clements	Vice President & Director of Human Resources
Frank R. Chrzanowski	Vice President & Mortgage Division Manager
Pamela R. Adams	Vice President & Mortgage Operations Manager
Cecilia L. Doyle	Vice President & Loan Administration Officer
Thomas R. Burnett, Jr.	Vice President & Commercial Lending Officer
Aubrey H. Hall, III	Vice President & Business Development Officer
Albert N. Fariss	Assistant Vice President & Facilities/Purchasing Manager
Ronald C. Clay	Assistant Vice President & Recovery Manager
Brenda M. Eades	Assistant Vice President & Real Estate Loan Officer
Tarry R. Pribble	Assistant Vice President & Collection Manager
Tony J. Bowling	Assistant Vice President, Network Administrator & Security Officer
Marian E. Marshall	Assistant Vice President & Branch Manager
Daniel R. Wheeler	Assistant Vice President & Branch Manager
Shawn D. Stone	Assistant Vice President & Branch Manager
Cynthia V. Dunnavant	Loan Officer, Assistant Branch Manager, Compliance & Bank Secrecy Act Officer
J. Mark Cook	Loan Officer & Assistant Branch Manager
Terri C. Harris	Loan Officer & Dealer Finance Manager
Doris N. Trent	Loan Officer
Vicki G. Greer	Internal Auditor
Cynthia I. Gibson	Bookkeeping Manager
Barbara H. Caldwell	Deposit Administration Manager
Marion E. Clark	Loan Administration Manager

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Office Locations

ALTAVISTA

MAIN OFFICE

622 Broad Street

Altavista, Virginia 24517

Telephone: (434) 369-3000

VISTA OFFICE

1301 N. Main Street

Altavista, Virginia 24517

Telephone: (434) 369-3001

LYNCHBURG

AIRPORT OFFICE

14580 Wards Road

Lynchburg, Virginia 24502

Telephone: (434) 237-3788

BROOKVILLE PLAZA OFFICE

7805 Timberlake Road

Lynchburg, Virginia 24502

Telephone: (434) 237-7936

OLD FOREST ROAD OFFICE

3309 Old Forest Road

Lynchburg, Virginia 24501

Telephone: (434) 385-4432

FOREST

FIRST NATIONAL MORTGAGE

Route 221, Graves Mill Center

Forest, Virginia 24551

Telephone: (434) 385-8494

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Selected Consolidated Financial Information

(In thousands, except ratios, share and per share data)

	Years ended December 31,
	2002	2001	2000	1999	1998
Income Statement Data:
Net interest income	$7,096	6,100	6,260	5,392	5,073
Provision for loan losses	429	380	360	340	300
Noninterest income	1,756	1,632	1,208	892	650
Noninterest expenses	5,814	5,401	4,713	3,863	3,358
Income tax expense	723	488	637	526	548
Net income	1,886	1,463	1,758	1,555	1,517

Per Share Data:
Basic net income	$1.30	1.01	1.22	1.08	1.06
Diluted net income	1.29	1.00	1.21	1.07	1.05
Cash dividends	0.41	0.40	0.39	0.36	0.35
Book value	14.02	12.72	11.97	10.83	10.53

Weighted-Average Shares Outstanding:
Basic	1,453,013	1,449,681	1,442,422	1,439,298	1,438,050
Diluted	1,461,300	1,456,905	1,451,261	1,451,754	1,448,570

Balance Sheet Data:
Assets	$199,899	199,966	179,736	153,956	142,458
Loans, net	129,999	122,502	118,962	100,737	90,532
Securities	42,731	45,070	39,426	37,260	35,072
Cash and cash equivalents	19,963	24,183	12,352	8,130	10,682
Deposits	178,243	179,841	160,593	136,389	125,187
Stockholders’ equity	20,372	18,460	17,300	15,590	15,142

Performance Ratios:
Return on average assets	0.94%	0.77%	1.07%	1.03%	1.12%
Return on average equity	9.79%	8.18%	10.62%	10.10%	10.40%
Dividend payout	31.54%	39.60%	31.97%	33.33%	33.18%

Asset Quality Ratios:
Allowance for loan losses to total loans, net of unearned income and fees	0.99%	0.95%	0.89%	0.92%	0.96%
Net charge-offs to average loans, net of unearned income and fees	0.24%	0.22%	0.21%	0.29%	0.20%

Capital Ratios:
Leverage	9.44%	8.92%	9.43%	10.47%	10.66%
Risk-based:
Tier 1 capital	12.37%	12.28%	13.30%	14.87%	15.30%
Total capital	13.21%	13.10%	14.15%	15.75%	16.20%
Average equity to average assets	9.62%	9.37%	10.11%	10.24%	10.76%

TO OUR SHAREHOLDERS, CUSTOMERS AND FRIENDS:

The financial performance of Pinnacle Bankshares, the parent company for The First National Bank of Altavista, showed marked improvement for 2002 when compared with 2001. Net income increased 28.91% in 2002 to $1,886,000, an all-time high for the Company. On the other hand, returns on assets and equity in 2002 fell short of levels achieved in 2000. Return on average assets was 0.94% for 2002, while return on average equity was 9.79%.

As reported to you previously, in the course of the dramatic decline in interest rates in 2001 our loans and investments repriced more rapidly than did our deposits. The repricing of a large portion of our liabilities in 2002 resulted in a reduction in our cost of funds and was primarily responsible for the improvement in earnings for the year. Whereby our net interest income declined from 2000 to 2001, 2002 saw an increase in net interest income of 16.33%.

With lower deposit pricing occurring in 2002, it was difficult to attract new deposits and even maintaining existing deposit levels was a challenge. Total deposits fell 0.89% for 2002 and ended the year at $178,243,000. In spite of the stagnant economy, net loans outstanding grew by 6.12% and amounted to $129,999,000 at the end of 2002. Expansion of our market area and the addition of an experienced commercial lender to our staff helped enable us to expand our loan portfolio. Total assets remained virtually unchanged at just under $200,000,000.

Stockholders’ equity as of December 31, 2002 was $20,372,000, an increase of 10.36% for the year. Book value per share was $14.02 as of the end of 2002. Average equity to average assets for the year was 9.62% and the Company continues to be “well capitalized” by all standard measurements. The cash dividend rate increased to $0.41 per share in 2002 from $0.40 per share in 2001 and the dividend payout ratio for 2002 was 31.54%.

The Bank evaluated its personal checking account offerings in 2002 and as a result revamped and streamlined these offerings to make them more easily understood by the consumer and more easily sold by the Bank’s staff. A new “no service charge” account coupled with “Overdraft Privilege” was introduced in December. “Overdraft Privilege” provides for the payment of insufficient funds items, within limits and at a fee, rather than automatically returning such items. This service, which has been well received, is offered as a convenience to our customers and serves as a source of additional income for the Bank.

The Board of Directors and senior management collectively spent a great deal of time and effort in 2002 toward the development of a strategic plan. This plan will serve as a guide in the management of the future direction of your Company. The first obvious result of the plan is the pursuit of a site for a new retail branch operation within the greater Lynchburg market. Acquisition and development of a site is anticipated in 2003.

William F. Overacre, President and owner of Overacre, Inc. doing business as RE/MAX lst Olympic, was newly elected to the boards of Pinnacle and First National in 2002. 2002 also saw the end of service on our boards for Alvah Bohannon who has moved out of the area. Mr. Bohannon provided diligent and faithful service to this Company over a span of seventeen years. His lasting contributions are appreciated and his participation in the affairs of our Company is missed.

Your board and management are dedicated to enhancing the value of your investment in this Company. Thank you for your ongoing support of our efforts and for the business you share with First National Bank.

We look forward to the pleasure of your participation in our annual meeting which is scheduled to take place at 11:30 a.m., Tuesday, April 8, 2003 in the Fellowship Hall of Altavista Presbyterian Church, 707 Broad Street, Altavista, Virginia.

/s/ Robert H. Gilliam, Jr. Robert H. Gilliam, Jr. President and Chief Executive Officer

February 26, 2003

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

Years ended December 31, 2002 and 2001

(In thousands, except ratios, share and per share data)

Management’s Discussion and Analysis

The following discussion is qualified in its entirety by the more detailed information and the consolidated financial statements and accompanying notes appearing elsewhere in this Annual Report. In addition to the historical information contained herein, this Annual Report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of management, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “may,” “will” or similar expressions. Although we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these plans, intentions, or expectations will be achieved. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and actual results, performance or achievements could differ materially from those contemplated. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates; general economic conditions; the legislative/regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System; the quality or composition of the loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in our market area; and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements contained herein, and you should not place undue reliance on such statements, which reflect our position as of the date of this report.

Pinnacle Bankshares Corporation, a Virginia corporation (Bankshares), was organized in 1997 and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Bankshares is headquartered in Altavista, Virginia. Bankshares conducts all of its business activities through the branch offices of its wholly owned subsidiary bank, The First National Bank of Altavista (the Bank). Bankshares exists primarily for the purpose of holding the stock of its subsidiary, the Bank, and of such other subsidiaries as it may acquire or establish.

The following discussion supplements and provides information about the major components of the results of operations and financial condition, liquidity and capital resources of Bankshares and its subsidiary (collectively the Company). This discussion and analysis should be read in conjunction with the Company’s consolidated financial statements and accompanying notes.

Overview

Total assets at December 31, 2002 were $199,899, down 0.03% from $199,966 at December 31, 2001. The principal components of the Company’s assets at the end of the year were $19,963 in cash and cash equivalents, $42,731 in securities and $129,999 in net loans. During the year ended December 31, 2002, gross loans increased 6.14% or $7,599. The Company’s lending activities are a principal source of income.

Total liabilities at December 31, 2002 were $179,527, down 1.09% from $181,506 at December 31, 2001, with the decrease reflective of a slight decrease in total deposits of $1,598 or 0.89%. Noninterest-bearing demand deposits decreased $94 or 0.65% and represented 8.12% of total deposits at December 31, 2002, compared to 8.10% at December 31, 2001. Time deposits represented the largest portion of the decrease in deposits with a decrease of $1,916 or 1.81% at December 31, 2002. The Company’s deposits are provided by individuals and businesses located within the communities served.

Total stockholders’ equity at December 31, 2002 was $20,372 compared to $18,460 at December 31, 2001.

The Company had net income of $1,886 for the year ended December 31, 2002, compared to net income of $1,463 for the year ended December 31, 2001, an increase of 28.91%.

Profitability as measured by the Company’s return on average assets (ROA) was 0.94% in 2002, up from 0.77% in 2001. Another key indicator of performance, the return on average equity (ROE), was 9.79% for 2002, compared to 8.18% for 2001.

Results of Operations

Net Interest Income. Net interest income represents the principal source of earnings for the Company. Net interest income is the amount by which interest and fees generated from loans, securities and other interest-earning assets exceed the interest expense associated with funding those assets. Changes in the amounts and mix of interest-earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income. Changes in the interest rate environment and the Company’s cost of funds also affect net interest income.

The net interest spread increased to 3.51% for the year ended December 31, 2002 from 3.00% for the year ended December 31, 2001. Net interest income was $7,096 ($7,354 on a tax-equivalent basis) for the year ended December 31, 2002, compared to $6,100 ($6,416 on a tax-equivalent basis) for the year ended December 31, 2001, and is attributable to interest income from loans, federal funds sold and securities exceeding the cost associated with interest paid on deposits and other borrowings. In the course of the dramatic decline in interest rates in 2001, our loans and investments repriced at lower rates more rapidly than did our deposits during 2001. The increase in the interest rate spread in 2002 is due primarily to the repricing of a large portion of our interest-bearing liabilities resulting in a reduction in our cost of funds. The Bank’s yield on interest-earning assets for the year ended December 31, 2002 was 1.08% lower than the year ended December 31, 2001 due to the lower interest rate environment in 2002; however, the Bank’s cost of funds rate on interest-bearing liabilities in 2002 was 1.59% lower compared to the same period in 2001.

The following table presents the major categories of interest-earning assets, interest-earning liabilities and stockholders’ equity with corresponding average balances, related interest income or interest expense and resulting yield and rates for the periods indicated.

ANALYSIS OF NET INTEREST INCOME

	Years ended December 31,
	2002			2001
	Average balance(1)	Interest income/ expense	Rate earned/ paid	Average balance(1)	Interest income/ expense	Rate earned/ paid
Assets
Interest-earning assets:
Loans (2)(3)	$130,233	9,315	7.15%	121,587	10,368	8.53%
Investment securities:
Taxable	33,302	1,949	5.85%	26,525	1,690	6.37%
Tax-exempt (4)	11,912	828	6.95%	12,852	929	7.23%
Interest-earning deposits	73	1	1.37%	76	3	3.95%
Federal funds sold	13,452	221	1.64%	19,007	689	3.62%

Total interest-earning assets	188,972	12,314	6.52%	180,047	13,679	7.60%
Other assets:
Allowance for loan losses	(1,219)			(1,142)
Cash and due from banks	4,419			3,901
Other assets, net	7,949			8,062

Total assets	$200,121			190,868

ANALYSIS OF NET INTEREST INCOME, Continued

	Years ended December 31,
	2002			2001
	Average balance(1)	Interest income/expense	Rate earned/paid	Average balance(1)	Interest income/expense	Rate earned/paid
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Savings and NOW	$59,905	676	1.13%	55,226	1,390	2.52%
Time	104,240	4,249	4.08%	102,040	5,832	5.72%
Other borrowings	560	35	6.25%	662	41	6.19%

Total interest-bearing liabilities	164,705	4,960	3.01%	157,928	7,263	4.60%
Noninterest-bearing liabilities:
Demand deposits	15,087			13,689
Other liabilities	1,071			1,364

Total liabilities	180,863			172,981
Stockholders’ equity	19,258			17,887

Total liabilities and stockholders’ equity	$200,121			190,868

Net interest income		$7,354			$6,416

Net interest margin (5)			3.89%			3.56%

Net interest spread (6)			3.51%			3.00%

(1)	Averages are daily averages.
(2)	Loan interest income includes accretion of loan fees of $40 and $156 for 2002 and 2001, respectively.
(3)	For the purpose of these computations, nonaccrual loans are included in average loans.
(4)	Tax-exempt income from investment securities is presented on a tax-equivalent basis assuming a 34% U.S. Federal tax rate for 2002 and 2001.
(5)	The net interest margin is calculated by dividing net interest income by average total interest-earning assets.
(6)	The net interest spread is calculated by subtracting the interest rate paid on interest-bearing liabilities from the interest rate earned on interest-earning assets.

As discussed above, the Company’s net interest income is affected by the change in the amounts and mix of interest-earning assets and interest-bearing liabilities, referred to as “volume change,” as well as by changes in yields earned on interest-earning assets and rates paid on deposits and other borrowed funds, referred to as “rate change.” The following table presents, for the periods indicated, a summary of changes in interest income and interest expense for the major categories of interest-earning assets and interest-bearing liabilities and the amounts of change attributable to variations in volumes and rates.

RATE/VOLUME ANALYSIS

	Years ended December 31,
	2002 compared to 2001 Increase (decrease)			2001 compared to 2000 Increase (decrease)
	Volume	Rate	Net	Volume	Rate	Net
Interest earned on interest-earning assets:
Loans (1)	$449	(1,502)	(1,053)	814	(475)	339
Investment securities:
Taxable	342	(83)	259	167	(78)	89
Tax-exempt (2)	(66)	(35)	(101)	(7)	(3)	(10)
Interest-earning deposits	—	(2)	(2)	—	(1)	(1)
Federal funds sold	(163)	(305)	(468)	473	(60)	413

Total interest earned on interest-earning assets	562	(1,927)	(1,365)	1,447	(617)	830

Interest paid on interest-bearing liabilities:
Savings and NOW	129	(843)	(714)	122	(87)	35
Time	128	(1,711)	(1,583)	800	198	998
Other borrowings	(6)	—	(6)	(36)	(4)	(40)

Total interest paid on interest-bearing liabilities	251	(2,554)	(2,303)	886	107	993

Change in net interest income	$311	627	938	561	(724)	(163)

(1)	Nonaccrual loans are included in the average loan totals used in the calculation of this table.
(2)	Tax-exempt income from investment securities is presented on a tax equivalent basis assuming a 34% U.S. Federal tax rate for 2002 and 2001.

Provision for Loan Losses. The provision for loan losses is based upon the Company’s evaluation of the quality of the loan portfolio, total outstanding and committed loans, previous loan losses and current and anticipated economic conditions. The amount of the provision for loan losses is a charge against earnings. Actual loan losses are charges against the allowance for loan losses.

The Company’s allowance for loan losses is typically maintained at a level deemed adequate to provide for known and inherent losses in the loan portfolio. No assurance can be given that unforeseen adverse economic conditions or other circumstances will not result in increased provisions in the future. Additionally, regulatory examiners may require the Company to recognize additions to the allowance based upon their judgment about information available to them at the time of their examinations.

The provisions for loan losses for the years ended December 31, 2002 and 2001 were $429 and $380, respectively. See “Allowance for Loan Losses” for further discussion.

Noninterest Income. Total noninterest income for the year ended December 31, 2001 increased $124, or 7.60% to $1,756 from $1,632 in 2001. The Company’s principal source of noninterest income is service charges and fees on deposit accounts, particularly transaction accounts, fees on sales of mortgage loans, and fees from other bank products. The increase in 2002 is attributed to fees on the sales of mortgage loans. Fees from these sales increased $62 for the year ended December 31, 2002, compared to 2001.

Noninterest Expense. Total noninterest expense for the year ended December 31, 2002 increased $413 or 7.65% to $5,814 from $5,401 in 2001. The increase in noninterest expense is attributed to the effect of overall growth of the Company on personnel expenses, fixed asset costs associated with bank premises additions and other operating expenses. The Company has added three new branches to its operations since June 1999.

Income Tax Expense. Applicable income taxes on 2002 earnings amounted to $723, resulting in an effective tax rate of 27.71% compared to $488, or 25.01%, in 2001. The effective tax rate for 2002 is higher primarily because the level of pretax income for 2002 was higher than 2001; however, the level of tax-exempt interest income for 2002 was lower compared to 2001.

Liquidity and Asset/Liability Management

Effective asset/liability management includes maintaining adequate liquidity and minimizing the impact of future interest rate changes on net interest income. The responsibility for monitoring the Company’s liquidity and the sensitivity of its interest-earning assets and interest-bearing liabilities lies with the Asset Liability Committee of the Bank which meets at least quarterly to review liquidity and the adequacy of funding sources.

Cash Flows. The Company derives cash flows from its operating, investing and financing activities. Cash flows of the Company are primarily used to fund loans and securities and are provided by the deposits and borrowings of the Company.

The Company’s operating activities for the year ended December 31, 2002 resulted in net cash provided of $3,054 primarily due to net income of $1,886 adjusted for depreciation of $400, a provision for loan losses of $429, a decrease in accrued income receivable of $118, and a decrease in other assets of $481, and partially offset by amortization of unearned fees, net of $40, a decrease in accrued interest payable of $200, a decrease in other liabilities of $81 and a deferred income tax benefit of $11. The Company’s operating activities for the year ended December 31, 2001 resulted in net cash provided of $2,630 primarily due to net income of $1,463 adjusted for depreciation of $394, a provision for loan losses of $380, a decrease in accrued income receivable of $293, and a decrease in other assets of $251, and partially offset by amortization of unearned fees, net of $156, a decrease in accrued interest payable of $30, a decrease in other liabilities of $48 and a deferred income tax benefit of $21.

The Company’s cash flows from investing activities used net cash of $5,011 for the year ended December 31, 2002 compared to net cash used of $9,445 for 2001. In 2002, cash was used primarily to fund the net increase in loans to customers in the aggregate amount of $10,269, partially offset by collections on loan participations of $2,216, and for purchases of bank premises and equipment of $116. In 2001, cash was used primarily to fund loan participation purchases and the net increase in loans to customers in the aggregate amount of $5,902, partially offset by collections on loan participations of $1,899, and for purchases of bank premises and equipment of $217. Investing activities representing net proceeds from investment securities purchases, maturities, paydowns and calls generated cash inflows of $3,173 in 2002 compared to cash outflows of $5,379 in 2001.

Net cash used in financing activities for the year ended December 31, 2002 totaled $2,263 compared to net cash provided by financing activities of $18,646 for the year ended December 31, 2001. The net decrease in deposits totaled $1,598 in 2002 compared to an increase of $19,248 in 2001. The Company borrowed $1,000 during 1997 under a note payable to the Federal Home Loan Bank and made principal repayments of $100 during each of 2002 and 2001. Cash dividends paid to stockholders were $596 and $579 in 2002 and 2001, respectively. During 2002 and 2001, the Company sold 2,237 and 5,813 shares of common stock to the Company’s dividend reinvestment plan, respectively.

Liquidity. Liquidity measures the ability of the Company to meet its maturing obligations and existing commitments, to withstand fluctuations in deposit levels, to fund its operations, and to provide for customers’ credit needs. Liquidity represents an institution’s ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds from alternative funding sources.

The Company’s liquidity is provided by cash and due from banks, federal funds sold, investments available-for-sale, managing investment maturities, interest-earning deposits in other financial institutions and loan repayments. The Company’s ratio of liquid assets to deposits and short-term borrowings was 29.24% as of December 31, 2002 as compared to 31.41% as of December 31, 2001. The Company sells excess funds as overnight federal funds sold to provide an immediate source of liquidity. Federal funds sold as of December 31, 2002 was $15,447 compared to $19,094 as of December 31, 2001. The decrease in federal funds sold in 2002 was primarily related to the net increase in loans made to customers and the net decrease in deposits in 2002.

Cash and due from banks of $4,516 as of December 31, 2002 was $573 lower when compared to the December 31, 2001 balance of $5,089.

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

As a result of the Company’s management of liquid assets and the ability to generate liquidity through alternative funding sources, management believes that the Company maintains overall liquidity which is sufficient to satisfy its depositors’ requirements and to meet customers’ credit needs. Additional sources of liquidity available to the Company include its capacity to borrow funds through correspondent banks and the Federal Home Loan Bank.

Interest Rates

While no single measure can completely identify the impact of changes in interest rates on net interest income, one gauge of interest rate sensitivity is to measure, over a variety of time periods, the differences in the amounts of the Company’s rate-sensitive assets and rate-sensitive liabilities. These differences or “gaps” provide an indication of the extent to which net interest income may be affected by future changes in interest rates. A “positive gap” exists when rate-sensitive assets exceed rate-sensitive liabilities and indicates that a greater volume of assets than liabilities will reprice during a given period. This mismatch may enhance earnings in a rising interest rate environment and may inhibit earnings in a declining interest rate environment Conversely, when rate-sensitive liabilities exceed rate-sensitive assets, referred to as a “negative gap,” it indicates that a greater volume of liabilities than assets will reprice during the period. In this case, a rising interest rate environment may inhibit earnings and a declining interest rate environment may enhance earnings. The cumulative one-year gap as of December 31, 2002 was $38,264, representing 19.14% of total assets. This negative gap falls within the parameters set by the Company.

The following table illustrates the Company’s interest rate sensitivity gap position at December 31, 2002.

REPRICING GAP POSITION

	Repricing period at December 31, 2002
	1 year	1-3 years	3-5 years	5-15 years
ASSET/(LIABILITY):
Cumulative interest rate sensitivity gap	$(38,264)	(14,242)	(372)	42,037

As of December 31, 2002, the Company was liability-sensitive in periods up to five years and asset-sensitive beyond five years. The foregoing table does not necessarily indicate the impact of general interest rate movements on the Company’s net interest yield, because the repricing of various categories of assets and liabilities is discretionary and is subject to competition and other pressures. As a result, various assets and liabilities indicated as repricing within the same period may in fact price at different times and at different rate levels. Management attempts to mitigate the impact of changing interest rates in several ways, one of which is to manage its interest rate-sensitivity gap. At December 31, 2002, all fluctuations fell within Company policy limitations. In addition to managing its asset/liability position, the Company has taken steps to mitigate the impact of changing interest rates by generating noninterest income through service charges, and offering products which are not interest rate-sensitive.

Effects of Inflation

The effect of changing prices on financial institutions is typically different from other industries as the Company’s assets and liabilities are monetary in nature. Interest rates are significantly impacted by inflation, but neither the timing nor the magnitude of the changes are directly related to price level indices. Impacts of inflation on interest rates, loan demand and deposits are reflected in the consolidated financial statements.

Investment Portfolio

The Company’s investment portfolio is used primarily for investment income and secondarily for liquidity purposes. The Company invests funds not used for capital expenditures or lending purposes in securities of the U.S. Government and its agencies, mortgage-backed securities, and taxable and tax-exempt municipal bonds, corporate securities or certificates of deposit. Obligations of the U.S. Government and its agencies include treasury notes and callable or noncallable agency bonds. Mortgage-backed securities include collateralized mortgage obligations and mortgage-backed security pools. The collateralized mortgage obligations in the Company’s investment securities portfolio are “low risk” as defined by applicable bank regulations and are diverse as to collateral and interest rates of the underlying mortgages. The mortgage-backed securities are diverse as to interest rates and guarantors. The Company does not invest in derivatives or other high-risk type securities.

Investment securities available-for-sale as of December 31, 2002 were $32,158, a decrease of $153 or 0.47% from $32,311 as of December 31, 2001. Investment securities held-to-maturity decreased to $10,573 as of December 31, 2002 from $12,759 as of December 31, 2001, a decrease of $2,186 or 17.13%.

The following table presents the composition of the Company’s investment portfolios as of the dates indicated.

	December 31,
	2002		2001
Available-for-Sale	Amortized costs	Fair values	Amortized costs	Fair values
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$4,484	4,602	6,476	6,662
Obligations of states and political subdivisions	6,732	7,085	6,982	7,071
Corporate securities	8,590	8,944	5,294	5,425
Mortgage-backed securities—government	11,038	11,477	13,140	13,103
Other securities	50	50	50	50

Total available-for-sale	$30,894	32,158	31,942	32,311

	December 31,
	2002		2001
Held-to-Maturity	Amortized costs	Fair values	Amortized costs	Fair values
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$56	57	175	177
Obligations of states and political subdivisions	10,517	11,182	12,584	12,855

Total held-to-maturity	$10,573	11,239	12,759	13,032

The following table presents the maturity distribution based on fair values and amortized costs of the investment portfolios as of the dates indicated.

INVESTMENT PORTFOLIO – MATURITY DISTRIBUTION

	December 31, 2002
Available-for-Sale	Amortized Costs	Fair Values	Yield
U.S. Treasury securities and obligations of U.S.
Government corporations:
Within one year	$1,996	2,044	6.29%
After one but within five years	1,994	2,053	5.40%
After five years through ten years	494	505	5.99%
Obligations of states and subdivisions:
Within one year	885	895	6.45%
After one but within five years	3,678	3,873	6.31%
After five years through ten years	1,854	1,982	6.68%
After ten years	315	335	6.89%
Corporate securities:
Within one year	500	501	6.22%
After one but within five years	8,090	8,443	5.93%
Mortgage-backed securities—government	11,038	11,477	5.65%
Other securities (1)	50	50	—

Total available-for-sale	$30,894	32,158

Held-to-Maturity
U.S. Treasury securities and obligations of U.S.
Government corporations:
After one but within five years	$56	57	7.09%
Obligations of states and subdivisions:
Within one year	937	950	7.36%
After one but within five years	7,453	7,929	6.65%
After five years through ten years	2,127	2,303	7.15%

Total held-to-maturity	$10,573	11,239

(1)	Equity securities assume a life greater than ten years.

Loan Portfolio

The Company’s net loans were $129,999 as of December 31, 2002, an increase of $7,497 or 6.12% from $122,502 as of December 31, 2001. This increase resulted primarily from increased volume of loan originations during 2002 due to the lower interest rate environment.

The Company’s ratio of net loans to total deposits was 72.93% as of December 31, 2002 compared to 68.12% as of December 31, 2001. Typically, the Company maintains a ratio of loans to deposits of between 65% and 80%. The loan portfolio primarily consists of commercial, real estate (including real estate term loans, construction loans and other loans secured by real estate), and loans to individuals for household, family and other consumer expenditures. However, the Company adjusts its mix of lending and the terms of its loan programs according to market conditions and other factors. The Company’s loans are typically made to businesses and individuals located within the Company’s market area, most of whom have account relationships with the Bank. There is no concentration of loans exceeding 10% of total loans which is not disclosed in the categories presented below. The Company has not made any loans to any foreign entities including governments, banks, businesses or individuals. Commercial and construction loans in the Company’s portfolio are primarily variable rate loans and have little interest rate risk.

The following table presents the composition of the Company’s loan portfolio as of the dates indicated.

LOAN PORTFOLIO

	December 31,
	2002	2001
Real estate loans:
Residential	$51,134	48,169
Other	18,542	13,273
Loans to individuals for household, family and other consumer expenditures	44,948	44,527
Commercial and industrial loans	16,672	17,614
All other loans	146	260

Total loans, gross	131,442	123,843
Less unearned income and fees	(145)	(165)

Loans, net of unearned income and fees	131,297	123,678
Less allowance for loan losses	(1,298)	(1,176)

Loans, net	$129,999	122,502

Commercial Loans. Commercial and industrial loans accounted for 12.68% of the Company’s loan portfolio as of December 31, 2002 compared to 14.22% as of December 31, 2001. Such loans are generally made to provide operating lines of credit, to finance the purchase of inventory or equipment, and for other business purposes. Commercial loans are primarily made at rates that adjust with changes in the prevailing prime interest rate, are generally made for a maximum term of five years (unless they are term loans), and generally require interest payments to be made monthly. The creditworthiness of these borrowers is reviewed, analyzed and evaluated on a periodic basis. Most commercial loans are collateralized with business assets such as accounts receivable, inventory and equipment. Even with substantial collateralization such as all of the assets of the business and personal guarantees, commercial lending involves considerable risk of loss in the event of a business downturn or failure of the business.

Real Estate Loans. Real estate loans accounted for 53.01% of the Company’s loan portfolio as of December 31, 2002 compared to 49.61% as of December 31, 2001. The Company makes commercial and industrial real estate term loans that are typically secured by a first deed of trust. As of December 31, 2002, 73.39% of the real estate loans were secured by 1-4 family residential properties compared to 78.40% at December 31, 2001, and 3.98% of total real estate loans were construction loans at December 31, 2002 compared to 7.73% at December 31, 2001. Real estate lending involves risk elements when there is lack of timely payment and/or a decline in the value of the collateral.

Installment Loans. Installment loans are represented by loans to individuals for household, family and other consumer expenditures. Installment loans accounted for 34.20% of the Company’s loan portfolio as of December 31, 2002 compared to 35.95% as of December 31, 2001.

Loan Maturity and Interest Rate Sensitivity. The following table presents loan portfolio information related to maturity distribution of commercial and industrial loans and real estate construction loans based on scheduled repayments at December 31, 2002.

LOAN MATURITY

	Due within one year	Due one to five years	Due after five years	Total
Commercial and industrial loans	$9,776	5,816	1,080	16,672
Real estate – construction	2,773	—	—	2,773

The following table presents the interest rate sensitivity of commercial and industrial loans and real estate construction loans maturing after one year as of December 31, 2002.

INTEREST RATE SENSITIVITY

Fixed interest rates	$2,602
Variable interest rates	4,294

Total maturing after one year	$6,896

Nonperforming Assets. Interest on loans is normally accrued from the date a disbursement is made and recognized as income as it is accrued. Generally, the Company reviews any loan on which payment has not been made for 90 days for potential nonaccrual. The loan is examined and the collateral is reviewed to determine loss potential. If the loan is placed on nonaccrual, any prior accrued interest which remains unpaid is reversed. Loans on nonaccrual amounted to $347 and $302 as of December 31, 2002 and 2001, respectively. Interest income that would have been earned on nonaccrual loans if they had been current in accordance with their original terms and the recorded interest that was included in income on these loans was not significant for 2002 and 2001. There were no commitments to lend additional funds to customers whose loans were on nonaccrual status at December 31, 2002.

The following tables present information with respect to the Company’s nonperforming assets and accruing loans 90 days or more past due by type as of the dates indicated.

NONPERFORMING ASSETS

	December 31,
	2002	2001
Nonperforming loans	$347	302
Foreclosed properties	—	—

Total nonperforming assets	$347	302

Nonperforming assets totaled $347 or 0.26% of total gross loans as of December 31, 2002, compared to $302 or 0.24% as of December 31, 2001. The following table presents the balance of accruing loans 90 days or more past due by type as of the dates indicated.

ACCRUING LOANS 90 DAYS OR MORE

PAST DUE BY TYPE

	December 31,
	2002	2001
Loans 90 days or more past due by type:
Real estate loans	$227	150
Loans to individuals	104	110
Commercial loans	24	172

Total accruing loans 90 days or more past due	$355	432

Allowance for Loan Losses. The Company maintains an allowance for loan losses which it considers adequate to cover the risk of losses in the loan portfolio. The allowance is based upon management’s ongoing evaluation of the quality of the loan portfolio, total outstanding and committed loans, previous charges against the allowance and current and anticipated economic conditions. The allowance is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance. The Company’s management believes that as of December 31, 2002 and 2001, the allowance is adequate. The amount of the provision for loan losses is a charge against earnings. Actual loan losses are charged against the allowance for loan losses.

As of December 31, 2002, the allowance for loan losses totaled $1,298 or 0.99% of total loans, net of unearned income and fees, compared to $1,176 or 0.95% as of December 31, 2001. The provision for loan losses for the years ended December 31, 2002 and 2001 was $429 and $380, respectively. Net charge-offs for the Company were $307 and $273 for the years ended December 31, 2002 and 2001, respectively. The ratio of net loan charge-

offs during the period to average loans outstanding for the period was 0.24% and 0.22% for the years ended December 31, 2002 and 2001, respectively. Management evaluates the reasonableness of the allowance for loan losses on a quarterly basis and adjusts the provision as deemed necessary.

The following table presents charged off loans, provisions for loan losses, recoveries on loans previously charged off, allowance adjustments and the amount of the allowance for the dates indicated.

ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

	Years ended December 31,
	2002	2001
Balance at beginning of year	$1,176	1,069
Loan charge-offs:
Real estate loans – residential	—	(18)
Real estate loans – commercial	(37)	—
Commercial and industrial loans	(20)	—
Loans to individuals for household, family and other consumer expenditures	(360)	(399)

Total loan charge-offs	(417)	(417)

Loan recoveries:
Loans to individuals for household, family and other consumer expenditures	110	144

Net loan charge-offs	(307)	(273)
Provisions for loan losses	429	380

Balance at end of year	$1,298	1,176

The primary risk element considered by management with respect to each installment and conventional real estate loan is lack of timely payment and the value of the collateral. The primary risk elements with respect to real estate construction loans are fluctuations in real estate values in the Company’s market areas, inaccurate estimates of construction costs, fluctuations in interest rates, the availability of conventional financing, the demand for housing in the Company’s market area and general economic conditions. The primary risk elements with respect to commercial loans are the financial condition of the borrower, general economic conditions in the Company’s market area, the sufficiency of collateral, the timeliness of payment and, with respect to adjustable rate loans, interest rate fluctuations. Management has a policy of requesting and reviewing annual financial statements from its commercial loan customers and periodically reviews the existence of collateral and its value. Management also has a reporting system that monitors all past due loans and has adopted policies to pursue its creditor’s rights in order to preserve the Company’s position.

Loans are charged against the allowance when, in management’s opinion, they are deemed uncollectible, although the Bank continues to aggressively pursue collection. Although management believes that the allowance for loan losses is adequate to absorb losses as they arise, there can be no assurance that (i) the Company will not sustain losses in any given period which could be substantial in relation to the size of the allowance for loan losses, (ii), the Company’s level of nonperforming loans will not increase, (iii) the Company will not be required to make significant additional provisions to its allowance for loan losses, or (iv) the level of net charge-offs will not increase and possibly exceed applicable reserves.

The following table presents the allocation of the allowance for loan losses as of the dates indicated. Notwithstanding these allocations, the entire allowance for loan losses is available to absorb charge-offs in any category of loans.

	December 31, 2002		December 31, 2001
	Allowance for loan losses	Percent of loans in each category to total loans	Allowance for loan losses	Percent of loans in each category to total loans
Real estate loans:
Residential	$137	38.90%	95	38.90%
Other	133	14.11%	152	10.72%
Loans to individuals for household, family and other consumer expenditures	210	34.20%	206	35.95%
Commercial and industrial loans	721	12.68%	651	14.22%
All other loans	—	0.11%	—	0.21%
Unallocated	97	—	72	—

Totals	$1,298	100.00%	1,176	100.00%

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

Bank Premises and Equipment

Bank premises and equipment decreased 6.78% in 2002 compared to a decrease of 4.05% in 2001 due to depreciation charges, partially offset by purchases of bank premises and equipment.

Deposits

Average deposits were $179,232 for the year ended December 31, 2002, an increase of $8,277 or 4.84% from $170,955 of average deposits for the year ended December 31, 2001. As of December 31, 2002, total deposits were $178,243 representing a decrease of $1,598 or 0.89% from $179,841 in total deposits as of December 31, 2001. The change in deposits during 2002 was primarily due to changes in previously existing accounts, as well as new accounts opened as a result of relationship changes, new products offered and more favorable pricing of certificates of deposit during 2002.

For the year ended December 31, 2002, average noninterest-bearing demand deposits were $15,087 or 8.42% of average deposits. For the year ended December 31, 2001, average noninterest-bearing demand deposits were $13,689 or 8.00% of average deposits. Average interest-bearing deposits were $164,145 for the year ended December 31, 2002, representing an increase of $6,879 or 4.37% over the $157,266 in average interest-bearing deposits for the year ended December 31, 2001.

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

The following table presents the Company’s average deposits and the average rate paid for each category of deposits for the periods indicated.

AVERAGE DEPOSIT INFORMATION

	Year ended December 31, 2002		Year ended December 31, 2001
	Average amount of deposits(1)	Average rate paid	Average amount of deposits(1)	Average rate paid
Noninterest-bearing demand deposits	$15,087	N/A	13,689	N/A
Interest-bearing demand deposits	24,910	1.00%	21,329	2.18%
Savings deposits	34,995	1.21%	33,897	2.73%
Time deposits:
Under $100,000	81,204	4.99%	80,323	5.83%
$100,000 and over	23,036	3.80%	21,717	5.30%

Total average time deposits	104,240		102,040

Total average deposits	$179,232		170,955

(1)	Averages are daily averages.

The following table presents the maturity schedule of time certificates of deposit of $100,000 and over and other time deposits of $100,000 and over as of December 31, 2002.

TIME DEPOSITS OF $100,000 AND OVER

	Certificates of deposit	Other time deposits	Total
Three months or less	$5,006	161	5,167
Over three through six months	2,147	1,525	3,672
Over six through 12 months	6,200	363	6,563
Over 12 months	5,438	2,919	8,357

Total time deposits of $100,000 and over	$18,791	4,968	23,759

Financial Ratios

The following table presents certain financial ratios for the periods indicated.

RETURN ON EQUITY AND ASSETS

	Years ended December 31,
	2002	2001
Return on average assets	0.94%	0.77%
Return on average equity	9.79%	8.18%
Dividend payout ratio	31.54%	39.60%
Average equity to average assets	9.62%	9.37%

Capital Resources

The Company’s financial position at December 31, 2002 reflects liquidity and capital levels currently adequate to fund anticipated future business expansion. Capital ratios are well in excess of required regulatory minimums for a “well-capitalized” institution. The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, and changing competitive conditions and economic forces. The adequacy of the Company’s capital is reviewed by management on an ongoing basis. Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and to absorb potential losses.

The Company’s capital position continues to exceed regulatory requirements. The primary indicators relied on by bank regulators in measuring the capital position are the Tier I capital, total risk-based capital and leverage ratios. Tier I capital consists of common and qualifying preferred stockholders’ equity less goodwill. Total capital consists of Tier I capital, qualifying subordinated debt and a portion of the allowance for loan losses. Risk-based capital ratios are calculated with reference to risk weighted assets. The Company’s Tier I capital ratio was

12.37% at December 31, 2002, compared to 12.28% at December 31, 2001. The total capital ratio was 13.21% at December 31, 2002, compared to 13.10% at December 31, 2001.

These ratios are in excess of the mandated minimum requirements of 4% and 8%, respectively. As of December 31, 2002 and 2001, the Company met all regulatory capital ratio requirements and was considered “well capitalized” in accordance with FDICIA.

Stockholders’ equity reached $20,372 at December 31, 2002 compared to $18,460 at December 31, 2001. The leverage ratio consists of Tier I capital divided by quarterly average assets. At December 31, 2002, the Company’s leverage ratio was 9.44% compared to 8.92% at December 31, 2001. Each of these exceeds the required minimum leverage ratio of 4%. The dividend payout ratio was 31.54% and 39.60% in 2002 and 2001, respectively. During 2002, the Company paid dividends of $0.41 per share, up 2.50% from $0.40 per share paid in 2001.

Critical Accounting Policies

Certain critical accounting policies affect the more significant judgments and estimates used in the preparation of the consolidated financial statements. The Company’s single most critical accounting policy relates to the Company’s allowance for loan losses, which reflects the estimated losses resulting from the inability of the Company’s borrowers to make required loan payments. If the financial condition of the Company’s borrowers were to deteriorate, resulting in an impairment of their ability to make payments, the Company’s estimates would be updated, and additional provisions for loan losses may be required. Further discussion of the estimates used in determining the allowance for loan losses is contained in the discussion on “Allowance for Loan Losses” on page 15 and “Loans and Allowance for Loan Losses” on page 27 of this Annual Report.

New Accounting Standards

In August 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) normal use of the asset.

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

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections, which rescinds both SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. SFAS No. 145 amends SFAS No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions.

The provisions of SFAS No. 145 related to the rescission of SFAS No. 4 must be applied in fiscal years beginning after May 15, 2002. The provisions of SFAS No. 145 related to SFAS No. 13 are effective for transactions occurring after May 15, 2002. All other provisions of SFAS No. 145 will be effective for financial statements issued on or after May 15, 2002. The adoption of SFAS No. 145 is not expected to have a material effect on the financial position, results of operations or liquidity of the Company.

In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). The principal difference between SFAS No. 146 and Issue No. 94-3 relates to the recognition of a liability for a cost associated with an exit or disposal activity. SFAS No. 146 requires that a liability be recognized for those costs only when the liability is incurred, that is, when it meets the definition of a liability in the FASB’s conceptual framework. In contrast, under Issue 94-3, a company recognized a liability for an exit cost when it committed to an exit plan. SFAS No. 146 also establishes fair value as the objective for initial measurement of liabilities related to exit or disposal activities.

The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 is not expected to have a material effect on the financial position, results of operations or liquidity of the Company.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of FASB Statement No. 123. This Statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

The application of the transition provisions of SFAS No. 148 is effective for fiscal years ending after December 15, 2002. The application of the disclosure requirements is effective for financial reports for interim periods beginning after December 15, 2002.

In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. This Interpretation does not prescribe a specific approach for subsequently measuring the guarantor’s recognized liability over the term of the related guarantee. This Interpretation also incorporates, without change, the guidance in FASB Interpretation No. 34, Disclosure of Indirect Guarantees of Indebtedness of Others, which is being superseded.

The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year end. Management is currently evaluating the impact of this Interpretation on the financial position, results of operations and liquidity of the Company.

As of December 31, 2002, there are no other new accounting standards issued, but not yet adopted by the Company, which are expected to be applicable to the Company’s financial position, operating results or financial statement disclosures.

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2002 and 2001

(In thousands, except share data)

	2002	2001
Assets
Cash and cash equivalents:
Cash and due from banks (note 2)	$4,516	5,089
Federal funds sold	15,447	19,094

Total cash and cash equivalents	19,963	24,183
Securities (note 3):
Available-for-sale, at fair value	32,158	32,311
Held-to-maturity, at amortized cost (fair value of $11,239 in 2002 and $13,032 in 2001)	10,573	12,759
Federal Reserve Bank stock, at cost (note 1(c))	75	75
Federal Home Loan Bank stock, at cost (note 1(c))	565	440
Loans, net (notes 4, 9 and 10)	129,999	122,502
Bank premises and equipment, net (note 5)	3,906	4,190
Accrued income receivable	1,019	1,137
Other assets (notes 5, 8 and 15)	1,641	2,369

Total assets	$199,899	199,966

Liabilities and Stockholders’ Equity
Liabilities:
Deposits (note 6):
Demand	$14,468	14,562
Savings and NOW accounts	59,684	59,272
Time	104,091	106,007

Total deposits	178,243	179,841
Note payable to Federal Home Loan Bank (note 1(c))	500	600
Accrued interest payable	496	696
Other liabilities (note 7)	288	369

Total liabilities	179,527	181,506

Stockholders’ equity (notes 11 and 14):
Common stock, $3 par value. Authorized 3,000,000 shares; issued and outstanding 1,453,203 in 2002 and 1,450,966 in 2001	4,360	4,353
Capital surplus	503	479
Retained earnings	14,675	13,385
Accumulated other comprehensive income, net	834	243

Total stockholders’ equity	20,372	18,460
Commitments, contingencies and other matters (notes 9, 10 and 11)

Total liabilities and stockholders’ equity	$199,899	199,966

See accompanying notes to consolidated financial statements.

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Consolidated Statements of Income

Years ended December 31, 2002 and 2001

(In thousands, except per share data)

	2002	2001
Interest income:
Interest and fees on loans	$9,315	10,368
Interest on securities:
U.S. Treasury	64	79
U.S. Government agencies	1,027	878
Corporate	446	288
States and political subdivisions (taxable)	402	409
States and political subdivisions (tax-exempt)	547	613
Other	34	39
Interest on federal funds sold	221	689

Total interest income	12,056	13,363

Interest expense:
Interest on deposits:
Savings and NOW accounts	676	1,390
Time – under $100,000	3,373	4,682
Time – $100,000 and over	876	1,150
Other interest expense	35	41

Total interest expense	4,960	7,263

Net interest income	7,096	6,100
Provision for loan losses (note 4)	429	380

Net interest income after provision for loan losses	6,667	5,720

Noninterest income:
Service charges on deposit accounts	747	646
Net realized gain on securities (note 3)	2	3
Commissions and fees	220	333
Fees on sales of mortgage loans	416	354
Other operating income	371	296

Total noninterest income	1,756	1,632

Noninterest expense:
Salaries and employee benefits (note 7)	3,303	2,887
Occupancy expense	312	332
Furniture and equipment	547	522
Office supplies and printing	142	158
Other operating expenses	1,510	1,502

Total noninterest expense	5,814	5,401

Income before income tax expense	2,609	1,951
Income tax expense (note 8)	723	488

Net income	$1,886	1,463

Basic net income per share (note 1(m))	$1.30	1.01

Diluted net income per share (note 1(m))	$1.29	1.00

See accompanying notes to consolidated financial statements.

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders’ Equity

and Comprehensive Income

Years ended December 31, 2002 and 2001

(In thousands, except share and per share data)

	Common Stock		Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income	Total
	Shares	Par Value
Balances, December 31, 2000	1,445,153	$4,335	420	12,501	44	17,300
Net income	—	—	—	1,463	—	1,463
Change in net unrealized gains on available-for-sale securities, net of deferred income tax expense of $103	—	—	—	—	199	199

Comprehensive income						1,662

Cash dividends declared by Bankshares ($0.40 per share)	—	—	—	(579)	—	(579)
Issuance of common stock – dividend reinvestment plan	5,813	18	59	—	—	77

Balances, December 31, 2001	1,450,966	4,353	479	13,385	243	18,460
Net income	—	—	—	1,886	—	1,886
Change in net unrealized gains on available-for-sale securities, net of deferred income tax expense of $304	—	—	—	—	591	591

Comprehensive income						2,477

Cash dividends declared by Bankshares ($0.41 per share)	—	—	—	(596)	—	(596)
Issuance of common stock – dividend reinvestment plan	2,237	7	24	—	—	31

Balances, December 31, 2002	1,453,203	$4,360	503	14,675	834	20,372

See accompanying notes to consolidated financial statements.

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years ended December 31, 2002 and 2001

(In thousands)

	2002	2001
Cash flows from operating activities:
Net income	$1,886	1,463
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of bank premises and equipment	400	394
Amortization of intangible assets	11	51
Amortization of unearned fees, net	(40)	(156)
Loss on sale of foreclosed properties	—	16
Net amortization of premiums and discounts on securities	63	40
Provision for loan losses	429	380
Provision for deferred income taxes	(11)	(21)
Net realized gain on securities	(2)	(3)
Net decrease (increase) in:
Accrued income receivable	118	293
Other assets	481	251
Net increase (decrease) in:
Accrued interest payable	(200)	(30)
Other liabilities	(81)	(48)

Net cash provided by operating activities	3,054	2,630

Cash flows from investing activities:
Purchases of available-for-sale securities	(6,055)	(8,602)
Purchases of available-for-sale mortgaged-backed securities	(2,546)	(13,856)
Proceeds from maturities and calls of held-to-maturity securities	2,166	2,452
Proceeds from paydowns and maturities of held-to-maturity mortgage-backed securities	—	1
Proceeds from maturities and calls of available-for-sale securities	4,998	12,425
Proceeds from sale of available-for-sale mortgage-backed securities	—	382
Proceeds from paydowns and maturities of available-for-sale mortgage-backed securities	4,610	1,819
Purchase of Federal Home Loan Bank stock	(125)	(13)
Purchase of loan participations	—	(4,508)
Collections on loan participations	2,216	1,899
Net increase in loans made to customers	(10,269)	(1,394)
Recoveries on loans charged off	110	144
Purchases of bank premises and equipment	(116)	(217)
Proceeds from sale and rental of foreclosed properties, net	—	23

Net cash used in investing activities	(5,011)	(9,445)

(Continued)

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years ended December 31, 2002 and 2001

(In thousands)

	2002	2001
Cash flows from financing activities:
Net increase in demand, savings and NOW deposits	$318	7,359
Net increase (decrease) in time deposits	(1,916)	11,889
Repayments of note payable to Federal Home Loan Bank	(100)	(100)
Proceeds from issuance of common stock to dividend reinvestment plan	31	77
Cash dividends paid	(596)	(579)

Net cash provided by (used in) financing activities	(2,263)	18,646

Net increase (decrease) in cash and cash equivalents	(4,220)	11,831
Cash and cash equivalents, beginning of year	24,183	12,352

Cash and cash equivalents, end of year	$19,963	24,183

Supplemental disclosure of cash flows information:
Cash paid during the year for:
Income taxes	$670	570
Interest	5,160	7,293
Supplemental schedule of noncash investing and financing activities:
Transfer of loans to repossessed properties	$57	95
Loans charged against the allowance for loan losses	417	417
Unrealized gains on available-for-sale securities	895	302

See accompanying notes to consolidated financial statements.

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2002 and 2001

(In thousands, except share and per share data)

(1)	Summary of Significant Accounting Policies and Practices

Pinnacle Bankshares Corporation, a Virginia corporation (Bankshares), was organized in 1997 and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Bankshares is headquartered in Altavista, Virginia. Bankshares conducts all of its business activities through the branch offices of its wholly owned subsidiary bank, The First National Bank of Altavista (the Bank). Bankshares exists primarily for the purpose of holding the stock of its subsidiary, the Bank, and of such other subsidiaries as it may acquire or establish. The Company has a single reportable segment for purposes of segment reporting. Also see note 10.

The accounting and reporting policies of Bankshares and its wholly owned subsidiary (collectively, the Company), conform to accounting principles generally accepted in the United States of America and general practices within the banking industry. The following is a summary of the more significant accounting policies and practices:

(a)	Consolidation

The consolidated financial statements include the accounts of Pinnacle Bankshares Corporation and its wholly owned subsidiary. All material intercompany balances and transactions have been eliminated.

(b)	Securities

The Bank classifies its securities in three categories: (1) debt securities that the Bank has the positive intent and ability to hold to maturity are classified as “held-to-maturity securities” and reported at amortized cost; (2) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as “trading securities” and reported at fair value, with unrealized gains and losses included in net income; and (3) debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as “available-for-sale securities” and reported at fair value, with unrealized gains and losses excluded from net income and reported in accumulated other comprehensive income, a separate component of stockholders’ equity. Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts on a basis which approximates the level yield method. The Bank does not maintain trading account securities. Gains or losses on disposition are based on the net proceeds and adjusted carrying values of the securities called or sold, using the specific identification method. A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to net income, resulting in the establishment of a new cost basis for the security.

(c)	Required Investments and Note Payable to FHLB

As members of the Federal Reserve Bank (FRB) and the Federal Home Loan Bank (FHLB) of Atlanta, the Bank is required to maintain certain minimum investments in the common stock of the FRB and FHLB, which are carried at cost. Required levels of investment are based upon the Bank’s capital and a percentage of qualifying assets.

In addition, the Bank is eligible to borrow from the FHLB with borrowings collateralized by qualifying assets, primarily residential mortgage loans, and the Bank’s capital stock investment in the FHLB. At December 31, 2002, the Bank’s available borrowing limit was approximately $31,569.

The Bank had $500 and $600 in borrowings outstanding at December 31, 2002 and 2001, respectively. The note payable, due in December 2007, is payable in annual installments of $100 and bears interest at a fixed rate of 6.13%. Maturities of the note payable for each of the five years subsequent to December 31, 2002 are as follows: $100 in 2003; $100 in 2004; $100 in 2005; $100 in 2006; and $100 in 2007.

(d)	Loans and Allowance for Loan Losses

Loans are stated at the amount of unpaid principal, reduced by unearned income and fees on loans, and an allowance for loan losses. Income is recognized over the terms of the loans using methods which approximate the level yield method. The allowance for loan losses is a valuation allowance consisting of the cumulative effect of the provision for loan losses, plus any amounts recovered on loans previously charged off, minus loans charged off. The provision for loan losses charged to operating expenses is the amount necessary in management’s judgment to maintain the allowance for loan losses at a level it believes sufficient to cover losses in the collection of the Bank’s loans. Management determines the adequacy of the allowance based upon reviews of individual credits, recent loss experience, delinquencies, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. Loans are charged against the allowance for loan losses when management believes the collectibility of the principal is unlikely. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examinations.

Interest related to nonaccrual loans is recognized on the cash basis. Loans are generally placed in nonaccrual status when the collection of principal and interest is 90 days or more past due, unless the obligation relates to a consumer or residential real estate loan or is both well-secured and in the process of collection.

Impaired loans are required to be presented in the financial statements at the present value of the expected future cash flows or at the fair value of the loan’s collateral. Homogeneous loans such as real estate mortgage loans, individual consumer loans, home equity loans and bankcard loans are evaluated collectively for impairment. Management, considering current information and events regarding the borrowers ability to repay their obligations, considers a loan to be impaired when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. Cash receipts on impaired loans receivable are applied first to reduce interest on such loans to the extent of interest contractually due and any remaining amounts are applied to principal.

(e)	Loan Origination and Commitment Fees and Certain Related Direct Costs

Loan origination and commitment fees and certain direct loan origination costs charged by the Bank are deferred and the net amount amortized as an adjustment of the related loan’s yield. The Bank is amortizing these net amounts over the contractual life of the related loans or, in the case of demand loans, over the estimated life. Net fees related to standby letters of credit are recognized over the commitment period.

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

Foreclosed properties consists of properties acquired through foreclosure or deed in lieu of foreclosure. These properties are carried at the lower of cost or fair value less estimated costs to sell. Losses from the acquisition of property in full or partial satisfaction of loans are charged against the allowance for loan losses. Subsequent write-downs, if any, are charged to expense. Gains and losses on the sales of foreclosed properties are included in determining net income in the year of the sale.

(h)	Impairment or Disposal of Long-Lived Assets

The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used, such as bank premises and equipment, is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of, such as foreclosed properties, are reported at the lower of the carrying amount or fair value less costs to sell.

The Company adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not affect the Company’s consolidated financial statements. Prior to the adoption of SFAS No. 144, the Company accounted for long-lived assets in accordance with SFAS No. 121, Accounting for Impairment of Long-Lived and for Long-Lived Assets to be Disposed Of.

(i)	Reclassified Goodwill

In October 2002, the FASB issued SFAS No. 147, Acquisitions of Certain Financial Institutions, an amendment of SFAS No. 72 and 144 and FASB Interpretation No. 9. SFAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, and FASB Interpretation No. 9, Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method, provided interpretive guidance on the application of the purchase method to acquisitions of financial institutions. Except for transactions between two or more mutual enterprises, SFAS No. 147 removes acquisitions of financial institutions from the scope of both SFAS No. 72 and Interpretation No. 9 and requires that those transactions be accounted for in accordance with SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. Thus, the requirement in paragraph 5 of SFAS No. 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset no longer applies to acquisitions within the scope of SFAS No. 147. In addition, SFAS No. 147 amends SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that SFAS No. 144 requires for other long-lived assets that are held and used.

The provisions of SFAS No. 147 that relate to the application of the purchase method of accounting apply to all acquisitions of financial institutions, except transactions between two or more mutual enterprises. The provisions of this Statement that relate to the application of SFAS No. 144 apply to certain long-term customer-relationship intangible assets recognized in an acquisition of a financial institution, including those acquired in transactions between mutual enterprises. This Statement clarifies that a branch acquisition that meets the definition of a business should be accounted for as a business combination, whereas a branch acquisition that does not should be accounted for as an acquisition of net assets that does not result in the recognition of goodwill.

Paragraph 5 of SFAS No. 147, which relates to the application of the purchase method of accounting, is effective for acquisitions on or after October 1, 2002. The provisions in paragraph 6 related to accounting for the impairment or disposal of certain long-term customer-relationship intangible assets are effective on October 1, 2002. Transition provisions for previously recognized unidentifiable intangible assets in paragraph 8-14 are effective on October 1, 2002, with earlier application permitted.

The adoption of SFAS No. 147 as of October 1, 2002 had an impact on the Company’s consolidated financial statements because certain previous branch acquisitions met the definition of a business under criteria in Emerging Issues Task Force (EITF) Issue No. 98-3, Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or a Business. Accordingly, the carrying amount of the intangible assets related to certain previous branch acquisitions were reclassified to goodwill and are no longer being amortized over the assets’ remaining useful lives after October 1, 2002. The Company also retroactively restated its operating results for the first three quarters of 2002 to reverse amortization expense back to the beginning of 2002, and evaluated the reclassified goodwill for impairment as of October 1, 2002 in accordance with the provisions of SFAS No. 142.

In connection with SFAS No. 142’s transitional goodwill impairment evaluation, the Company performed an assessment of whether there was an indication that reclassified goodwill was impaired as of the date of adoption. Based on the Company’s assessment, it was not required to recognize any transitional impairment loss as a cumulative effect of a change in accounting principle in the Company’s 2002 consolidated statement of income.

Prior to January 1, 2002, intangible assets were amortized on a straight-line basis over 15 years (see also note 15).

(j)	Pension Plan

The Bank maintains a noncontributory defined benefit pension plan which covers substantially all of its employees. The net periodic pension expense includes a service cost component, interest on the projected benefit obligation, a component reflecting the actual return on plan assets, the effect of deferring and amortizing certain actuarial gains and losses, and the amortization of any unrecognized net transition obligation on a straight-line basis over the average remaining service period of employees expected to receive benefits under the plan. The Bank’s funding policy is to make annual contributions in amounts necessary to satisfy the Internal Revenue Service’s funding standards and to the extent that they are tax deductible.

(k)	Income Taxes

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

(l)	Stock Options

The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25, to account for its fixed plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123, as amended by SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, an amendment of FASB Statement No. 123.

No compensation cost has been recognized for the Company’s stock options in the accompanying consolidated financial statements. Had the Company determined compensation cost based on the fair value of its stock options at the grant date under SFAS No. 123, the Company’s net income, basic net income per share and diluted net income per share would have decreased to the pro forma amounts for the years ended December 31, 2002 and 2001 indicated below:

	2002	2001
Net income, as reported
	$1,886	1,463
Deduct: Total stock-based employee compensation expense determined under SFAS No. 123, net of related tax effects	(7)	(13)

Pro forma net income	$1,879	1,450

Basic net income per share:
As reported	$1.30	1.01
Pro forma	1.29	1.00
Diluted net income per share:
As reported	$1.29	1.00
Pro forma	1.29	1.00

(m)	Net Income Per Share

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

The following is a reconciliation of the numerators and denominators of the basic and diluted net income per share computations for the periods indicated:

Year ended December 31, 2002	Net income (numerator)	Shares (denominator)	Per share amount

Basic net income per share	$1,886	1,453,013	$1.30

Effect of dilutive stock options	—	8,287

Diluted net income per share	$1,886	1,461,300	$1.29

Year ended December 31, 2001	Net income (numerator)	Shares (denominator)	Per share amount
Basic net income per share	$1,463	1,449,681	$1.01

Effect of dilutive stock options	—	7,224

Diluted net income per share	$1,463	1,456,905	$1.00

(n)	Consolidated Statements of Cash Flows

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks (with original maturities of three months or less), and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

(o)	Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income, requires the Company to classify items of “Other Comprehensive Income” (such as net unrealized gains (losses) on available-for-sale securities) by their nature in a financial statement and present the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Company’s comprehensive income consists of net income and net unrealized gains (losses) on securities available-for-sale, net of income taxes.

Effective in 2002, the Company changed its method of presentation concerning comprehensive income. Prior to 2002, comprehensive income was reflected as part of the consolidated statement of income and comprehensive income. Comprehensive income is now presented as a separate component of the Company’s consolidated statement of changes in stockholders’ equity and comprehensive income. Reclassification of prior year amounts have been made to conform with the current year presentation.

(p)	Use of Estimates

In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated balance sheets and revenues and expenses for the years ended December 31, 2002 and 2001. Actual results could differ from those estimates.

(2)	Restrictions on Cash

To comply with Federal Reserve regulations, the Bank is required to maintain certain average reserve balances. The daily average reserve requirements were approximately $1,033 and $950 for the weeks including December 31, 2002 and 2001, respectively.

(3)	Securities

The amortized costs, gross unrealized gains, gross unrealized losses and fair values for securities at December 31, 2002 and 2001 are as follows:

	2002
	Amortized costs	Gross unrealized gains	Gross unrealized losses	Fair values
Available-for-Sale
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$4,484	118	—	4,602
Obligations of states and political subdivisions	6,732	353	—	7,085
Corporate securities	8,590	372	(18)	8,944
Mortgage-backed securities – government	11,038	439	—	11,477
Other securities	50	—	—	50

Total available-for-sale	$30,894	1,282	(18)	32,158

	Amortized costs	Gross unrealized gains	Gross unrealized losses	Fair values
Held-to-Maturity
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$56	1	—	57
Obligations of states and political subdivisions	10,517	665	—	11,182

Total held-to-maturity	$10,573	666	—	11,239

	2001
	Amortized costs	Gross unrealized gains	Gross unrealized losses	Fair values
Available-for-Sale
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$6,476	187	(1)	6,662
Obligations of states and political subdivisions	6,982	118	(29)	7,071
Corporate securities	5,294	167	(36)	5,425
Mortgage-backed securities – government	13,140	48	(85)	13,103
Other securities	50	—	—	50

Total available-for-sale	$31,942	520	(151)	32,311

	2001
	Amortized costs	Gross unrealized gains	Gross unrealized losses	Fair values
Held-to-Maturity
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$175	2	—	177
Obligations of states and political subdivisions	12,584	286	(15)	12,855

Total held-to-maturity	$12,759	288	(15)	13,032

The amortized costs and fair values of available-for-sale and held-to-maturity securities at December 31, 2002, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	2002
	Available-for-Sale		Held-to-Maturity
	Amortized costs	Fair values	Amortized costs	Fair values
Due in one year or less	$3,381	3,440	937	950
Due after one year through five years	13,129	13,702	5,883	6,232
Due after five years through ten years	2,703	2,862	3,753	4,057
Due after ten years	643	677	—	—

	19,856	20,681	10,573	11,239
Mortgage-backed securities	11,038	11,477	—	—

Totals	$30,894	32,158	10,573	11,239

Gross gains of $2 and $3 were realized in 2002 and 2001, respectively, from sale of available-for-sale securities.

Securities with amortized costs of approximately $2,686 and $2,065 (fair values of $2,844 and $2,105, respectively) as of December 31, 2002 and 2001, respectively, were pledged as collateral for public deposits.

(4)	Loans

A summary of loans at December 31, 2002 and 2001 follows:

	2002	2001
Real estate loans:
Residential	$51,134	48,169
Other	18,542	13,273
Loans to individuals for household, family and other consumer expenditures	44,948	44,527
Commercial and industrial loans	11,734	17,614
All other loans	5,084	260

Total loans, gross	131,442	123,843
Less unearned income and fees	(145)	(165)

Loans, net of unearned income and fees	131,297	123,678
Less allowance for loan losses	(1,298)	(1,176)

Loans, net	$129,999	122,502

Nonaccrual loans amounted to approximately $347 and $302 at December 31, 2002 and 2001, respectively. Interest income that would have been earned on nonaccrual loans if they had been current in accordance with their original terms and the recorded interest that was included in income on these loans was not significant for 2002 and 2001. There were no commitments to lend additional funds to customers whose loans were on nonaccrual status at December 31, 2002.

In the normal course of business, the Bank has made loans to executive officers and directors. At December 31, 2002, loans to executive officers and directors were approximately $937 compared to $679 at December 31, 2001. During 2002, new loans to executive officers and directors amounted to approximately $583 and repayments amounted to approximately $325. Loans to companies in which executive officers and directors have an interest amounted to approximately $1,542 and $1,626 at December 31, 2002 and 2001, respectively.

Activity in the allowance for loan losses for the years ended December 31, 2002 and 2001 is summarized as follows:

	2002	2001
Balances at beginning of year	$1,176	1,069
Provision for loan losses	429	380
Loans charged off	(417)	(417)
Loan recoveries	110	144

Balances at end of year	$1,298	1,176

At December 31, 2002 and 2001, the recorded investment in loans for which an impairment has been identified totaled approximately $347 and $302, respectively, with corresponding valuation allowances of approximately $49 and $44, respectively. The average recorded investment in impaired loans receivable during 2002 and 2001 was approximately $258 and $265, respectively. Interest income recognized on a cash basis on impaired loans during 2002 and 2001 was approximately $17 and $12, respectively.

(5)	Bank Premises and Equipment

Bank premises and equipment, net were comprised of the following as of December 31, 2002 and 2001:

	2002	2001
Land improvements	$376	364
Buildings	3,347	3,339
Equipment, furniture and fixtures	3,525	3,429

	7,248	7,132
Less accumulated depreciation	(4,069)	(3,669)

	3,179	3,463
Land	727	727

Bank premises and equipment, net	$3,906	4,190

Certain land acquired in connection with the construction of the Company’s Airport branch facility will not be used in operations and is currently listed for sale. Accordingly, the property’s carrying value of $329 is included in other assets on the consolidated balance sheets.

(6)	Deposits

A summary of deposits at December 31, 2002 and 2001 follows:

	2002	2001
Noninterest-bearing demand deposits	$14,468	14,562
Interest-bearing:
Savings	33,236	34,706
NOW accounts	26,448	24,566
Time deposits — under $100,000	80,332	83,281
Time deposits — $100,000 and over	23,759	22,726

Total interest-bearing deposits	163,775	165,279

Total deposits	$178,243	179,841

At December 31, 2002, the scheduled maturity of time deposits are as follows: $27,397 in 2003; $42,691 in 2004; $13,835 in 2005; $9,295 in 2006; and $10,873 in 2007.

(7)	Employee Benefit Plans

The Bank maintains a noncontributory defined benefit pension plan which covers substantially all of its employees. Benefits are computed based on employees’ average final compensation and years of credited service. Pension expense amounted to approximately $183 and $130 in 2002 and 2001, respectively.

The change in benefit obligation, change in plan assets and funded status of the pension plan at September 30, 2002 and 2001 (most recent information available) and pertinent assumptions are as follows:

	Pension Benefits
	2002	2001
Change in Benefit Obligation
Benefit obligation at beginning of year	$2,641	2,401
Service cost	164	150
Interest cost	198	181
Actuarial (gain) loss	267	(59)
Benefits paid	(14)	(32)

Benefit obligation at end of year	3,256	2,641

Change in Plan Assets
Fair value of plan assets at beginning of year	2,190	2,347
Actual return on plan assets	(162)	(329)
Employer contribution	252	204
Benefit paid	(14)	(32)

Fair value of plan assets at end of year	2,266	2,190

Funded status	(990)	(451)
Unrecognized net actuarial loss	786	169
Unrecognized prior service cost	71	80

Accrued pension benefit cost, included in other liabilities	$(133)	(202)

	Pension Benefits
	2002	2001
Weighted Average Assumptions as of December 31:
Weighted average discount rate	6.75%	7.50%
Expected return on plan assets	9.00%	9.00%
Rate of compensation increase	5.00%	5.00%

The components of net pension benefit cost under the plan for the years ended December 31, 2002 and 2001 is summarized as follows:

	Pension Benefits
	2002	2001
Service cost	$164	150
Interest cost	198	181
Expected return on plan assets	(188)	(206)
Net amortization	9	9
Recognized net actuarial gain	—	(4)

Net pension benefit cost	$183	130

Plan assets consisted of cash equivalents, U.S. Government securities, mortgage-backed securities, corporate bonds and equities securities in a pooled pension fund administered by the Virginia Bankers Association.

The Company also has a 401(k) plan for which the Company does not currently match employee contributions to the plan.

(8)	Income Taxes

Total income taxes for the years ended December 31, 2002 and 2001 are allocated as follows:

	2002	2001
Income	$723	488
Stockholders’ equity for net unrealized gains on available-for-sale securities recognized for financial reporting purposes	304	103

Total income taxes	$1,027	591

Income tax expense (benefit) attributable to income before income tax expense for the years ended December 31, 2002 and 2001 is summarized as follows:

	2002	2001
Current	$734	509
Deferred	(11)	(21)

Total income tax expense	$723	488

Included in income tax expense were tax expenses of approximately $1 for each of the years ended December 31, 2002 and 2001, related to net realized gains on securities.

Reported income tax expense for the years ended December 31, 2002 and 2001 differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to income before income tax expense as a result of the following:

	2002	2001
Computed “expected” income tax expense	$887	663
Increase (reduction) in income tax expense resulting from:
Tax-exempt interest	(189)	(213)
Disallowance of interest expense	20	34
Other, net	5	4

Reported income tax expense	$723	488

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2002 and 2001 are as follows

	2002	2001
Deferred tax assets:
Loans, principally due to allowance for loan losses	$332	304
Accrued pension, due to accrual for financial reporting purposes in excess of actual pension contributions	131	138
Loans, due to unearned fees, net	55	58
Other	52	57

Total gross deferred tax assets	570	557

Deferred tax liabilities:
Bank premises and equipment, due to differences in depreciation	(97)	(100)
Net unrealized gains on available-for-sale securities	(430)	(126)
Other	(5)	—

Total gross deferred tax liabilities	(532)	(226)

Net deferred tax asset, included in other assets	$38	331

The Bank has determined that a valuation allowance for the gross deferred tax assets is not necessary at December 31, 2002 and 2001, since realization of the entire gross deferred tax assets can be supported by the amounts of taxes paid during the carryback periods available under current tax laws.

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

Credit risk is defined as the possibility of sustaining a loss because the other parties to a financial instrument fail to perform in accordance with the terms of the contract. The Bank’s maximum exposure to credit loss under commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

The Bank requires collateral to support financial instruments when it is deemed necessary. The Bank evaluates such customers’ creditworthiness on a case-by-case basis. The amount of collateral obtained upon extension of credit is based on management’s credit evaluation of the counterparty. Collateral may include deposits held in financial institutions, U.S. Treasury securities, other marketable securities, real estate, accounts receivable, inventory, and property, plant and equipment.

Financial instruments whose contract amounts represent credit risk:

	Contract amounts at December 31,
	2002	2001
Commitments to extend credit	$30,575	22,234

Standby letters of credit	$73	100

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

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including bond financing and similar transactions. Unless renewed, substantially all of the Bank’s credit commitments at December 31, 2002 will expire within one year. Management does not anticipate any material losses as a result of these transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

(10)	Concentrations of Credit Risk

The Bank grants commercial, residential, consumer and agribusiness loans to customers primarily in the central Virginia area. The Bank has a diversified loan portfolio which is not dependent upon any particular economic sector. As a whole, the portfolio could be affected by general economic conditions in the central Virginia region.

The Bank’s commercial loan portfolio is diversified, with no significant concentrations of credit. The real estate loan portfolio consists principally of 1-4 family residential property. The installment loan portfolio consists of consumer loans primarily for automobiles and other personal property. Overall, the Bank’s loan portfolio is not concentrated within a single industry or group of industries, the loss of any one or more of which would generate a materially adverse impact on the business of the Bank.

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

(11)	Dividend Restrictions and Capital Requirements

Bankshares’ principal source of funds for dividend payments is dividends received from its subsidiary Bank. For the years ended December 31, 2002 and 2001, dividends from the subsidiary Bank totaled $580 and $535, respectively.

Substantially all of Bankshares’ retained earnings consists of undistributed earnings of its subsidiary Bank, which are restricted by various regulations administered by federal banking regulatory agencies. Under applicable federal laws, the Comptroller of the Currency restricts, without prior approval, the total dividend payments of the Bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits for the two preceding years. At December 31, 2002, retained net profits of the Bank which were free of such restriction approximated $2,306.

Bankshares and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Bankshares’ consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Bankshares and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Bankshares and the Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Bankshares and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002, that Bankshares and the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2002, the most recent notification from Office of the Comptroller of the Currency categorized Bankshares and the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized,” Bankshares and the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed Bankshares and the Bank’s category.

Bankshares and the Bank’s actual capital amounts and ratios are presented in the table below.

	Actual		For Capital Adequacy Purposes		To Be “Well Capitalized” Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2002:
Total Capital (to Risk Weighted Assets):
Bankshares consolidated	$20,372	13.21%	$12,269	8.0%	N/A	N/A
Bank	20,175	13.16%	12,265	8.0%	15,331	10.0%
Tier I Capital (to Risk Weighted Assets):
Bankshares consolidated	18,968	12.37%	6,135	4.0%	N/A	N/A
Bank	18,877	12.31%	6,133	4.0%	9,199	6.0%
Tier I Capital (Leverage) (to Average Assets):
Bankshares consolidated	18,968	9.44%	8,035	4.0%	N/A	N/A
Bank	18,877	9.40%	8,035	4.0%	10,044	5.0%

					To Be “Well
					Capitalized” Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2001:
Total Capital
(to Risk Weighted Assets):
Bankshares consolidated	$18,460	13.10%	$11,486	8.0%	$	N/A	N/A
Bank	18,695	13.03%	11,478	8.0%		14,348	10.0%
Tier I Capital
(to Risk Weighted Assets):
Bankshares consolidated	17,632	12.28%	5,743	4.0%		N/A	N/A
Bank	17,519	12.21%	5,739	4.0%		8,609	6.0%
Tier I Capital (Leverage)
(to Average Assets):
Bankshares consolidated	17,632	8.92%	7,909	4.0%		N/A	N/A
Bank	17,519	8.86%	7,909	4.0%		9,887	5.0%

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

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, real estate – residential, real estate – other, loans to individuals and other loans. Each loan category is further segmented into fixed and adjustable rate interest terms.

The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan as well as estimates for prepayments. The estimate of maturity is based on the Company’s historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions.

(d)	Deposits and Note Payable to Federal Home Loan Bank

The fair value of demand deposits, NOW accounts, and savings deposits is the amount payable on demand. The fair value of fixed maturity time deposits, certificates of deposit and the note payable to the Federal Home Loan Bank is estimated using the rates currently offered for deposits or borrowings of similar remaining maturities.

(e)	Commitments to Extend Credit and Standby Letters of Credit

The only amounts recorded for commitments to extend credit and standby letters of credit are the deferred fees arising from these unrecognized financial instruments. These deferred fees are not deemed significant at December 31, 2002 and 2001, and as such, the related fair values have not been estimated.

The carrying amounts and approximate fair values of the Company’s financial instruments are as follows at December 31, 2002 and 2001:

	2002		2001
	Carrying	Approximate	Carrying	Approximate
	amounts	fair values	amounts	fair values
Financial assets:
Cash and due from banks	$4,516	4,516	5,089	5,089
Federal funds sold	15,447	15,447	19,094	19,094
Securities:
Available-for-sale	32,158	32,158	32,311	32,311
Held-to-maturity	10,573	11,239	12,759	13,032
Federal Reserve Bank Stock	75	75	75	75
Federal Home Loan Bank Stock	565	565	440	440
Loans, net of unearned income and fees	131,297	133,965	123,678	126,168

Total financial assets	$194,631	197,965	193,446	196,209

Financial liabilities:
Deposits	$178,243	184,732	179,841	182,990
Note payable to Federal Home Loan Bank	500	589	600	618

Total financial liabilities	$178,743	185,321	180,441	183,608

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

(13)	Parent Company Financial Information

Condensed financial information of Bankshares (Parent) is presented below:

Condensed Balance Sheets

	December 31,
	2002	2001
Assets
Cash due from subsidiary	$8	49
Investment in subsidiary, at equity	20,281	18,348
Other assets	100	80

Total assets	$20,389	18,477

Condensed Balance Sheets, Continued

	December 31,
	2002	2001
Liabilities and Stockholders’ Equity
Other liabilities	$17	17

Stockholders’ equity (notes 11 and 14):
Common stock of $3 par value. Authorized 3,000,000 shares; issued and outstanding 1,453,203 shares in 2002 and 1,450,966 shares in 2001	4,360	4,353
Capital surplus	503	479
Retained earnings	14,675	13,385
Accumulated other comprehensive income, net	834	243

Total stockholders’ equity	20,372	18,460
Commitments, contingencies and other matters (notes 9, 10 and 11)

Total liabilities and stockholders’ equity	$20,389	18,477

Condensed Statements of Income

	Years ended December 31,
	2002	2001
Income:
Dividends from subsidiary (note 11)	$580	535
Expenses:
Other expenses	55	53

Income before income tax benefit and equity in undistributed net income of subsidiary	525	482
Applicable income tax benefit	19	18

Income before equity in undistributed net income of subsidiary	544	500
Equity in undistributed net income of subsidiary	1,342	963

Net income	$1,886	1,463

Condensed Statements of Cash Flows

	Years ended December 31,
	2002	2001
Cash flows from operating activities:
Net income	$1,886	1,463
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiary	(1,342)	(963)
Increase in other assets	(20)	(16)
Increase in other liabilities	—	1

Net cash provided by operating activities	524	485

Cash flows from financing activities:
Proceeds from issuance of common stock	31	77
Cash dividends paid	(596)	(579)

Net cash used in financing activities	(565)	(502)

Net decrease in cash due from subsidiary	(41)	(17)
Cash due from subsidiary, beginning of year	49	66

Cash due from subsidiary, end of year	$8	49

(14)	Stock Options

The Company has an Incentive Stock Option Plan (the Plan) instituted on the effective date of May 1, 1997, pursuant to which the Company’s Board of Directors may grant stock options to officers and key employees. The Plan authorizes grants of options to purchase up to 50,000 shares of the Company’s authorized, but unissued common stock. Accordingly, 50,000 shares of authorized, but unissued common stock are reserved for use in the Plan. All stock options are granted with an exercise price equal to the stock’s fair market value at the date of grant. At December 31, 2002, there were 5,000 additional shares available for grant under the Plan.

Stock options generally have 10-year terms, vest at the rate of 20% per year, and become fully exercisable five years from the date of grant.

During 2002, options for 8,500 shares were granted to employees with an exercise price of $14.75 per share. During 2001, options for 11,500 shares were granted to employees with an exercise price of $14 per share. The per share weighted average fair value of stock options granted during 2002 and 2001 was $2.57 and $3.60, respectively, on the date of grant utilizing the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Granted in 2002	Granted in 2001
Expected dividend yield	4%	4%
Risk-free interest rate	4.12%	5.0%
Expected life of options	10 years	9.5 years
Expected volatility of stock price	25%	29%

Stock option activity during the years ended December 31, 2002 and 2001 is as follows:

	Number of shares	Weighted average exercise price

Balance at December 31, 2000	25,000	$10.00
Expired/forfeited/exercised	—	—
Granted	11,500	$14.00

Balance at December 31, 2001	36,500	$11.26
Expired/forfeited/exercised	—	—
Granted	8,500	$14.75

Balance at December 31, 2002	45,000	$11.92

At December 31, 2002, options for 25,000 shares were exercisable at an exercise price of $10.00 per share and options for 2,300 shares were exercisable at an exercise price of $14.00 per share.

(15)	Reclassified Goodwill and Other Intangible Assets

Amortization expense related to reclassified goodwill and other intangible assets was $51 in 2001. The following table reconciles previously reported net income as if the provisions of SFAS No. 142 were in effect for the year ended December 31, 2001:

Reported net income	$1,463
Add back reclassified goodwill amortization	40
Deduct related income tax effects	(14)

Adjusted net income	$1,489

Included in other assets is reclassified goodwill of $539 as of December 31, 2002 and 2001, and other amortizing intangible assets of $35 and $46 as of December 31, 2002 and 2001, respectively. There was no change in the carrying amount of reclassified goodwill of $539 for the year ended December 31, 2002.

(16)	Quarterly Results of Operations (Unaudited)

As discussed in note 1(i), the Company has retroactively restated its operating results for the first three quarters of 2002 to reverse amortization expense related to reclassified goodwill back to the beginning of 2002, in accordance with SFAS No. 147. The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 2002 (as restated) and 2001:

	2002
	First quarter	Second quarter	Third quarter	Fourth quarter

Income statement data:
Interest income	$3,080	3,094	2,999	2,883
Interest expense	1,398	1,234	1,183	1,145

Net interest income	1,682	1,860	1,816	1,738
Provision for loan losses	105	105	105	114
Noninterest income	422	434	401	499
Noninterest expense	1,439	1,467	1,479	1,429
Income tax expense	151	194	171	207

Net income	$409	528	462	487

Per share data:
Basic net income per share	$0.28	0.36	0.32	0.34
Diluted net income per share	0.28	0.36	0.32	0.33
Cash dividends per share	0.10	0.10	0.10	0.11
Book value per share	12.80	13.35	13.82	14.02

	2001
	First quarter	Second quarter	Third quarter	Fourth quarter

Income statement data:
Interest income	$3,404	3,395	3,367	3,197
Interest expense	1,863	1,903	1,841	1,656

Net interest income	1,541	1,492	1,526	1,541
Provision for loan losses	90	90	90	110
Noninterest income	389	407	382	454
Noninterest expense	1,348	1,334	1,355	1,364
Income tax expense	132	127	124	105

Net income	$360	348	339	416

Per share data:
Basic net income per share	$0.25	0.24	0.23	0.29
Diluted net income per share	0.25	0.24	0.23	0.29
Cash dividends per share	0.10	0.10	0.10	0.10
Book value per share	12.28	12.41	12.73	12.72

Independent Auditors’ Report

The Board of Directors and Stockholders

Pinnacle Bankshares Corporation:

We have audited the accompanying consolidated balance sheets of Pinnacle Bankshares Corporation and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pinnacle Bankshares Corporation and subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 1(i) to the consolidated financial statements, the Company changed its method of accounting for reclassified goodwill in 2002.

/s/ KPMG LLP

Roanoke, Virginia

January 31, 2003

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Shareholder Information

Annual Meeting

The 2003 Annual Meeting of Shareholders will be held on April 8, 2003, at 11:30 a.m. at the Fellowship Hall of Altavista Presbyterian Church, located at 707 Broad Street, Altavista, Virginia.

Market for Common Equity and Related Stockholder Matters

The Company’s Common Stock is quoted on the OTC Bulletin Board. The following table below presents the high and low bid prices per share of the Common Stock and dividend information of the Company for the quarters presented. The high and low bid prices of the Common Stock do not include retail markups, markdowns or commissions and may not represent actual transactions.

	2002			2001
	High	Low	Dividends	High	Low	Dividends
First Quarter	$14.25	$13.25	$0.10	$18.00	$12.125	$0.10
Second Quarter	$15.20	$13.75	$0.10	$14.00	$12.00	$0.10
Third Quarter	$15.00	$14.55	$0.10	$15.25	$13.00	$0.10
Fourth Quarter	$16.00	$14.82	$0.11	$14.00	$13.25	$0.10

Each share of Common Stock is entitled to participate equally in dividends, which are payable as and when determined by the Board of Directors after consideration of the earnings, general economic conditions, the financial condition of the business and other factors as might be appropriate. The Company’s ability to pay dividends is dependent upon its receipt of dividends from its subsidiary. National banks may use only capital surplus that represents retained earnings, not paid-in capital, when calculating permissible dividends.

As of December 31, 2002, there were approximately 408 Shareholders of record of the Common Stock.

Requests for Information

Requests for information about the Company should be directed to Bryan M. Lemley, Secretary, Treasurer and Chief Financial Officer, P.O. Box 29, Altavista, Virginia 24517, telephone (434) 369-3000. A copy of the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002, will be furnished without charge to shareholders upon request after March 31, 2003.

Shareholders seeking information regarding lost certificates and dividends should contact Registrar and Transfer Company in Cranford, New Jersey, telephone (800) 368-5948. Please submit address changes in writing to:

Registrar and Transfer Company

Investor Relations Department

10 Commerce Drive

Cranford, New Jersey 07016-9982

[LOGO OF PINNACLE BANKSHARES CORPORATION]

622 Broad Street
Post Office Box 29
Altavista, Virginia 24517

(434) 369-3000