Form 10KSB, Exhibit 13
period 2003-12-31
PINNACLE BANKSHARES CORP
filed 2004-03-17
CIK 1031233

Exhibit 13

PINNACLE BANKSHARES CORPORATION

2003 Annual Report

[Photo of Board of Directors]

Front Row: Robert H. Gilliam Jr., Percy O. Moore, John P. Erb, R.B. Hancock, Jr., and John L. Waller

Back Row: Michael E. Watson, Carroll E. Shelton, Herman P. Rogers, Jr., James E. Burton, IV, James P. Kent, Jr., A. Willard Arthur, and William F. Overacre

BOARD OF DIRECTORS

A. Willard Arthur Chairman and Secretary Marvin V. Templeton & Sons, Inc.	Percy O. Moore Retired Customer Service Supervisor

James E. Burton, IV Vice President, Operations Marvin V. Templeton & Sons, Inc.	William F. Overacre President & Owner Overacre, Inc. d/b/a RE/MAX 1st Olympic

John P. Erb Assistant Superintendent Campbell County Schools	Herman P. Rogers, Jr. Vice President of Manufacturing BGF Industries, Inc.

Robert H. Gilliam, Jr. President & CEO The First National Bank of Altavista Pinnacle Bankshares Corporation	Carroll E. Shelton Senior Vice President The First National Bank of Altavista Pinnacle Bankshares Corporation

R. B. Hancock Jr. President & Owner R.B.H., Inc. d/b/a Napa Auto Parts	John L. Waller Owner & Operator Waller Farms, Inc.

James P. Kent, Jr. Partner Kent & Kent, P.C.	Michael E. Watson Financial Manager Flippin, Bruce & Porter, Inc.

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Officers

Pinnacle Bankshares Corporation

Robert H. Gilliam, Jr.	President & Chief Executive Officer
Carroll E. Shelton	Vice President
Bryan M. Lemley	Secretary, Treasurer & Chief Financial Officer

Officers and Managers

The First National Bank of Altavista

Robert H. Gilliam, Jr.	President, Chief Executive Officer & Trust Officer
Carroll E. Shelton	Senior Vice President & Chief Lending Officer
Bryan M. Lemley	Vice President, Cashier & Chief Financial Officer
William J. Sydnor, II	Vice President & Branch Administration Officer
Betty S. Adkins	Vice President & Deposit Services Manager
Lucy H. Johnson	Vice President & Data Processing Manager
Judith A. Clements	Vice President & Director of Human Resources
Frank R. Chrzanowski	Vice President & Mortgage Division Manager
Pamela R. Adams	Vice President & Mortgage Operations Manager
Cecilia L. Doyle	Vice President & Loan Administration Officer
Thomas R. Burnett, Jr.	Vice President & Commercial Lending Officer
Aubrey H. Hall, III	Vice President & Business Development Officer
Terry A. Brizendine	Assistant Vice President & Investment Consultant
Albert N. Fariss	Assistant Vice President & Facilities/Purchasing Manager
Ronald C. Clay	Assistant Vice President & Recovery Manager
Brenda M. Eades	Assistant Vice President & Real Estate Loan Officer
Tarry R. Pribble	Assistant Vice President & Collection Manager
Tony J. Bowling	Assistant Vice President, Network Administrator & Security Officer
Marian E. Marshall	Assistant Vice President & Branch Manager
Daniel R. Wheeler	Assistant Vice President & Branch Manager
Shawn D. Stone	Assistant Vice President & Branch Manager
Cynthia V. Dunnavant	Loan Officer, Assistant Branch Manager, Compliance & Bank Secrecy Act Officer
J. Mark Cook	Loan Officer & Assistant Branch Manager
Terri C. Harris	Loan Officer & Dealer Finance Manager
Doris N. Trent	Loan Officer
Vicki G. Greer	Internal Auditor
Cynthia I. Gibson	Bookkeeping Manager
Barbara H. Caldwell	Deposit Administration Manager
Marion E. Clark	Loan Administration Manager

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Office Locations

ALTAVISTA

MAIN OFFICE

622 Broad Street

Altavista, Virginia 24517

Telephone: (434) 369-3000

VISTA OFFICE

1301 N. Main Street

Altavista, Virginia 24517

Telephone: (434) 369-3001

LYNCHBURG

AIRPORT OFFICE

14580 Wards Road

Lynchburg, Virginia 24502

Telephone: (434) 237-3788

BROOKVILLE PLAZA OFFICE

7805 Timberlake Road

Lynchburg, Virginia 24502

Telephone: (434) 237-7936

OLD FOREST ROAD OFFICE

3309 Old Forest Road

Lynchburg, Virginia 24501

Telephone: (434) 385-4432

FOREST

FIRST NATIONAL MORTGAGE

Route 221, Graves Mill Center

Forest, Virginia 24551

Telephone: (434) 385-8494

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Selected Consolidated Financial Information

(In thousands, except ratios, share and per share data)

	Years ended December 31,
	2003	2002	2001	2000	1999
Income Statement Data:
Net interest income	$7,083	7,096	6,100	6,260	5,392
Provision for loan losses	470	429	380	360	340
Noninterest income	2,578	1,756	1,632	1,208	892
Noninterest expenses	6,738	5,814	5,401	4,713	3,863
Income tax expense	681	723	488	637	526
Net income	1,772	1,886	1,463	1,758	1,555

Per Share Data:
Basic net income	$1.22	1.30	1.01	1.22	1.08
Diluted net income	1.21	1.29	1.00	1.21	1.07
Cash dividends	0.44	0.41	0.40	0.39	0.36
Book value	14.71	14.02	12.72	11.97	10.83

Weighted-Average Shares Outstanding:
Basic	1,455,530	1,453,013	1,449,681	1,442,422	1,439,298
Diluted	1,469,739	1,461,300	1,456,905	1,451,261	1,451,754

Balance Sheet Data:
Assets	$206,344	199,899	199,966	179,736	153,956
Loans, net	147,883	129,999	122,502	118,962	100,737
Securities	37,108	42,731	45,070	39,426	37,260
Cash and cash equivalents	13,766	19,963	24,183	12,352	8,130
Deposits	183,865	178,243	179,841	160,593	136,389
Stockholders’ equity	21,435	20,372	18,460	17,300	15,590

Performance Ratios:
Return on average assets	0.87%	0.94%	0.77%	1.07%	1.03%
Return on average equity	8.51%	9.79%	8.18%	10.62%	10.10%
Dividend payout	36.07%	31.54%	39.60%	31.97%	33.33%

Asset Quality Ratios:
Allowance for loan losses to total loans, net of unearned income and fees	1.02%	0.99%	0.95%	0.89%	0.92%
Net charge-offs to average loans, net of unearned income and fees	0.16%	0.24%	0.22%	0.21%	0.29%

Capital Ratios:
Leverage	9.79%	9.44%	8.92%	9.43%	10.47%
Risk-based:
Tier 1 capital	11.57%	12.37%	12.28%	13.30%	14.87%
Total capital	12.45%	13.21%	13.10%	14.15%	15.75%
Average equity to average assets	10.20%	9.62%	9.37%	10.11%	10.24%

TO OUR SHAREHOLDERS, CUSTOMERS AND FRIENDS:

Any year generally presents its unique set of challenges and opportunities and 2003 was no exception. For the most part, Pinnacle Bankshares and First National Bank successfully met challenges confronted and took advantage of opportunities created in 2003.

The continued historically low interest rate environment and less than ideal economic conditions challenged our income and growth in 2003. Our net interest margin, which provides the impetus for our financial performance, declined for the year, impacted by low interest rate levels that prevailed throughout the year. Even though we deployed a significant amount of cash assets into higher yielding loans in 2003, net interest income was flat when compared with 2002.

Resulting net income for 2003 was $1,772,000, a 6.04% decline from net income of $1,886,000 in 2002. For 2003, return on average assets was 0.87% and return on average equity was 8.51%. Total deposits grew a modest 3.15% and total assets grew 3.22% in 2003, ending the year at $183,865,000 and $206,344,000 respectively.

A bright spot of your Company’s balance sheet for 2003 was growth of 13.76% in net loans outstanding, with the loan portfolio amounting to $147,883,000 at year-end. As interest rates may rise in the future, net new loan bookings of $17,884,000 achieved in 2003 should help drive an increase in net interest income.

Stockholders’ equity as of December 31, 2003 was $21,435,000, an increase of 5.22% for the year. Book value per share grew to $14.71 as of the end of 2003 and average equity to average assets for the year was 10.20%. The cash dividend rate increased to $ 0.44 per share in 2003 from $0.41 per share in 2002 and the dividend payout ratio for 2003 was 36.07%. 2003 marked the 27th consecutive year of an increase in the cash dividend rate.

First National Bank created opportunities in 2003 to generate new sources of noninterest income. A principal initiative was establishment of First National Securities as a vehicle to offer full service investment and annuity products to First National clients. These products are made available through BI Investments, LLC, a broker/dealer owned by a consortium of twenty-eight Virginia community banks of which First National Bank is one. First National was recognized in 2003 as having the most successful start-up platform annuity sales program among all of the owner banks of BI Investments. Terry Brizendine has joined First National as our dedicated Investment Consultant for delivery of a full array of investment products.

In addition, fee income from the bank’s “Overdraft Privilege” service, instituted in December 2002, contributed substantially to the increase in noninterest income realized in 2003.

A major accomplishment for your Company in 2003 was acquisition of property in Forest, across Route 221 from the intersection of Perrowville Road, for establishment of a new full service branch. Our application for authorization for the branch has been approved by the Comptroller of the Currency, our primary regulator. Building design and plans are complete and our site plan has received approval by Bedford County. We are poised to begin construction and are excited about being in business at this location sometime in the second half of 2004.

We are committed to identifying and implementing an Internet Banking solution in 2004 to provide our customers a further option for delivery of products and services. Our objective is to have an Internet Banking product operational by time of the opening of the new Forest Branch. During 2004 we will also be incorporating additional technological advances in our data processing area, including check imaging.

The service of Percy O. Moore as a Director of First National Bank and Pinnacle Bankshares is coming to a close in 2004. Percy’s strong convictions and interest in the well-being of all constituencies of our Company has been a stabilizing influence over his fifteen years as a member of our boards. We are indebted to Percy for his contributions to the Bank and Holding Company.

The focus of your board and management is on increasing the franchise value of your Company. We look forward to reporting to you on the continued progress toward that goal.

You are welcome to participate in our annual meeting which is scheduled to take place at 11:30 a.m., Tuesday, April 13, 2004 in the Fellowship Hall of Altavista Presbyterian Church, 707 Broad Street, Altavista, Virginia.

Thank you for the business you share with First National Bank and for the support you provide to Pinnacle Bankshares as stockholders. Both are important to us and are much appreciated.

/s/ Robert H. Gilliam, Jr.
Robert H. Gilliam, Jr.
President and Chief Executive Officer

February 26, 2004

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

Years ended December 31, 2003 and 2002

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

The Bank was organized as a national bank in 1908 and commenced its general banking operations in December of that year, providing services to commercial and agricultural businesses and individuals in the Altavista area. With an emphasis on personal service, the Bank today offers a broad range of commercial and retail banking products and services including checking, savings and time deposits, individual retirement accounts, merchant bankcard processing, residential and commercial mortgages, home equity loans, consumer installment loans, agricultural loans, investment loans, small business loans, commercial lines of credit and letters of credit. The Bank also offers a full range of investment and annuity products through its association with BI Investments, LLC and Bankers Insurance, LLC. Bankers Insurance, LLC, formed by the Virginia Bankers Association (VBA), is a consortium of over sixty banks that pool funds to acquire insurance agencies for the purpose of providing insurance products to their community bank customers. BI Investments, LLC, also formed by the VBA, is a consortium of over 25 community banks that pool funds to offer registered brokerage and investment services.

The following discussion supplements and provides information about the major components of the results of operations and financial condition, liquidity and capital resources of Bankshares and its subsidiary (collectively, the Company). This discussion and analysis should be read in conjunction with the Company’s consolidated financial statements and accompanying notes.

Executive Summary

The Company serves a trade area consisting primarily of Campbell County, northern Pittsylvania County, eastern Bedford County, and the city of Lynchburg from facilities located in the town of Altavista and the city of Lynchburg, Virginia. Customer service and convenient banking are important to the Company’s success. To that end, the Company has continued to expand its geographic footprint to better serve its customers and thereby improve the Company’s results. In October 1998, the Company opened a mortgage loan production office in Forest, Virginia. In addition, in June 1999 the Company opened the Airport facility, located just outside the Lynchburg city limits. In August 2000, the Company opened the Old Forest Road facility, located on Old Forest Road in Lynchburg, and the Brookville Plaza facility, located on Timberlake Road in Lynchburg. The Company opened these offices to better serve the Lynchburg and northern Campbell County areas. The Company plans to open a new facility located in Forest, Virginia in the second half of 2004 to better serve northeastern Bedford County.

The Company operates in a well-diversified industrial economic region that does not depend upon one or a few types of commerce. Two industries that have been affected in the area are the textile and furniture industry. Cheaper production costs overseas has led to job layoffs and a few plant closings in the immediate area but has not affected the Company’s overall profitability.

The Company earns revenues on the interest margin between the interest it charges on loans it makes to customers and interest received on the Company’s securities portfolio net of the interest it pays on deposits to customers and on its borrowings. The Company also earns revenues on service charges on deposit and loan products, gains on securities that are called or sold, fees on sales of mortgages, and other noninterest income items including but not limited to overdraft fees, safe deposit box rentals, and automated teller machine surcharges. The low interest rate environment in 2003 tightened net interest margins, causing the Company to evaluate and implement methods of increasing noninterest income with new products and revising service fee schedules. The Company’s revenue generating activities along with the expenses associated with this revenue are outlined in the consolidated statements of income and accompanying notes along with the Results of Operations section of the management’s discussion and analysis contained herein.

The Company generates cash through its operating, investing and financing activities. The generation of cash flows is outlined more fully in the consolidated statements of cash flows and accompanying notes and the Liquidity and Asset/Liability section of the management’s discussion and analysis contained herein.

The Company experienced substantial growth in its loan portfolio and modest growth overall in 2003. The overall growth of the Company is outlined in the consolidated balance sheets and accompanying notes and the Investment Portfolio, Loan Portfolio, Bank Premises and Equipment, Deposits and Capital Resources sections of the management’s discussion and analysis contained herein.

The Company looks to continue growing in 2004 with the addition of a new Forest, Virginia branch facility scheduled to open in the second half of 2004. While growing, the Company is striving to become more efficient by installing new reporting and imaging systems to be used by all employees. The Bank is also reviewing innovative products such as Internet banking and Internet bill pay that will enhance our service to customers.

Overview of 2003 and 2002

Total assets at December 31, 2003 were $206,344, up 3.22% from $199,899 at December 31, 2002. The principal components of the Company’s assets at the end of the year were $13,766 in cash and cash equivalents, $37,108 in securities and $147,883 in net loans. During the year ended December 31, 2003, gross loans increased 13.74% or $18,054. The Company’s lending activities are a principal source of income.

Total liabilities at December 31, 2003 were $184,909, up 3.00% from $179,527 at December 31, 2002, with the increase reflective of an increase in total deposits of $5,622 or 3.15%. Noninterest-bearing demand deposits represented the largest portion of the increase in deposits with an increase of $2,220 or 15.34% and represented 9.08% of total deposits at December 31, 2003, compared to 8.12% at December 31, 2002. Time deposits increased slightly with an increase of $438 or 0.42% at December 31, 2003. The Company’s deposits are provided by individuals and businesses located within the communities served.

Total stockholders’ equity at December 31, 2003 was $21,435 compared to $20,372 at December 31, 2002.

The Company had net income of $1,772 for the year ended December 31, 2003, compared to net income of $1,886 for the year ended December 31, 2002, a decrease of 6.04%.

Profitability as measured by the Company’s return on average assets (ROA) was 0.87% in 2003, down from 0.94% in 2002. Another key indicator of performance, the return on average equity (ROE), was 8.51% for 2003, compared to 9.79% for 2002.

Results of Operations

Net Interest Income. Net interest income represents the principal source of earnings for the Company. Net interest income is the amount by which interest and fees generated from loans, securities and other interest-earning assets exceed the interest expense associated with funding those assets. Changes in the amounts and mix of interest-earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income. Changes in the interest rate environment and the Company’s cost of funds also affect net interest income. As shown in the table on page 9, low interest rates were the key factor in decreases in both interest earned and interest paid by the Company in 2003.

The net interest spread decreased to 3.44% for the year ended December 31, 2003 from 3.51% for the year ended December 31, 2002, and is attributable to interest income from loans, federal funds sold and securities exceeding the cost associated with interest paid on deposits and other borrowings. Net interest income was $7,083 ($7,301 on a tax-equivalent basis) for the year ended December 31, 2003. This represents a decrease from $7,096 ($7,354 on a tax-equivalent basis) for the year ended December 31, 2002. This decrease is due to lower interest rates in 2003. In 2003, the Company’s loans and investments repriced at lower rates more rapidly than did our deposits, therefore decreasing our interest rate spread. The Company’s yield on interest-earning assets for the year ended December 31, 2003 was 0.69% lower than the year ended December 31, 2002 due to the lower interest rate environment in 2003; but the Company’s cost of funds rate on interest-bearing liabilities in 2003 was 0.62% lower compared to the same period in 2002.

The Company’s net interest margin also decreased in 2003 from 2002 levels. The Company has combated this trend by product pricing strategies. Many economic forecasts of interest rates for 2004 predict that interest rates will remain flat in the immediate future. While there is no guarantee rates will remain flat in 2004, the Company’s asset liability gap ratio is positioned to take advantage of the predicted rate atmosphere. Please see “Interest Rates” on page 12. The Company has also mitigated the lower net interest margin by boosting its noninterest income via new revenue generating products such as the overdraft privilege program.

The following table presents the major categories of interest-earning assets, interest-earning liabilities and stockholders’ equity with corresponding average balances, related interest income or interest expense and resulting yield and rates for the periods indicated.

ANALYSIS OF NET INTEREST INCOME

	Years ended December 31,
	2003			2002
	Average balance(1)	Interest income/ expense	Rate earned/ paid	Average balance(1)	Interest income/ expense	Rate earned/ paid
Assets
Interest-earning assets:
Loans (2)(3)	$142,214	8,919	6.27%	130,233	9,315	7.15%
Investment securities:
Taxable	26,579	1,487	5.59%	33,302	1,949	5.85%
Tax-exempt (4)	10,641	727	6.83%	11,912	828	6.95%
Interest-earning deposits	56	1	1.79%	73	1	1.37%
Federal funds sold	13,939	146	1.05%	13,452	221	1.64%

Total interest-earning assets	193,429	11,280	5.83%	188,972	12,314	6.52%

Other assets:
Allowance for loan losses	(1,416)			(1,219)
Cash and due from banks	4,213			4,419
Other assets, net	8,000			7,949

Total assets	$204,226			200,121

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Savings and NOW	$61,183	576	0.94%	59,905	676	1.13%
Time	104,629	3,377	3.23%	104,240	4,249	4.08%
Other borrowings	460	26	5.65%	560	35	6.25%

Total interest-bearing liabilities	166,272	3,979	2.39%	164,705	4,960	3.01%
Noninterest-bearing liabilities:
Demand deposits	16,236			15,087
Other liabilities	895			1,071

Total liabilities	183,403			180,863

Stockholders’ equity	20,823			19,258

Total liabilities and stockholders’ equity	$204,226			200,121

Net interest income		$7,301			$7,354

Net interest margin (5)			3.77%			3.89%

Net interest spread (6)			3.44%			3.51%

(1)	Averages are daily averages.
(2)	Loan interest income includes accretion of loan fees of $57 and $40 for 2003 and 2002, respectively.
(3)	For the purpose of these computations, nonaccrual loans are included in average loans.
(4)	Tax-exempt income from investment securities is presented on a tax-equivalent basis assuming a 34% U.S. Federal tax rate for 2003 and 2002.
(5)	The net interest margin is calculated by dividing net interest income by average total interest-earning assets.
(6)	The net interest spread is calculated by subtracting the interest rate paid on interest-bearing liabilities from the interest rate earned on interest-earning assets.

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

RATE/VOLUME ANALYSIS

	Years ended December 31,
	2003 compared to 2002 Increase (decrease)			2002 compared to 2001 Increase (decrease)
	Volume	Rate	Net	Volume	Rate	Net
Interest earned on interest-earning assets:
Loans (1)	$1,128	(1,524)	(396)	449	(1,502)	(1,053)
Investment securities:
Taxable	(393)	(69)	(462)	342	(83)	259
Tax-exempt (2)	(87)	(14)	(101)	(66)	(35)	(101)
Interest-earning deposits	—	—	—	—	(2)	(2)
Federal funds sold	8	(83)	(75)	(163)	(305)	(468)

Total interest earned on interest-earning assets	656	(1,690)	(1,034)	562	(1,927)	(1,365)

Interest paid on interest-bearing liabilities:
Savings and NOW	15	(115)	(100)	129	(843)	(714)
Time	16	(888)	(872)	128	(1,711)	(1,583)
Other borrowings	(6)	(3)	(9)	(6)	—	(6)

Total interest paid on interest-bearing liabilities	25	(1,006)	(981)	251	(2,554)	(2,303)

Change in net interest income	$631	(684)	(53)	311	627	938

(1)	Nonaccrual loans are included in the average loan totals used in the calculation of this table.
(2)	Tax-exempt income from investment securities is presented on a tax equivalent basis assuming a 34% U.S. Federal tax rate for 2003 and 2002.

Provision for Loan Losses. The provision for loan losses is based upon the Company’s evaluation of the quality of the loan portfolio, total outstanding and committed loans, previous loan losses and current and anticipated economic conditions. The amount of the provision for loan losses is a charge against earnings. Actual loan losses are charges against the allowance for loan losses.

The Company’s allowance for loan losses is typically maintained at a level deemed by management to be adequate to provide for known and inherent losses in the loan portfolio. The Company cannot assure that unforeseen adverse economic conditions or other circumstances will not result in increased provisions in the future. Additionally, regulatory examiners may require the Company to recognize additions to the allowance based upon their judgment about information available to them at the time of their examinations.

The provisions for loan losses for the years ended December 31, 2003 and 2002 were $470 and $429, respectively. See “Allowance for Loan Losses” for further discussion.

Noninterest Income. Total noninterest income for the year ended December 31, 2003 increased $822, or 46.81% to $2,578 from $1,756 in 2002. The Company’s principal source of noninterest income is service charges and fees on deposit accounts, particularly transaction accounts, fees on sales of mortgage loans, and fees from other bank products. The increase in 2003 is attributed to increases in service charges on deposit accounts and fees on the sales of mortgage loans. Service charges increased 75.90% due to the installation of an overdraft privilege program in December 2002. Fees from the sales of mortgage loans increased $73 for the year ended December 31, 2003, compared to 2002 resulting from loan origination growth experienced during 2003. The primary source of the increase in other income is investment sales commissions of $41. The Company earned no revenues from investment sales commissions in 2002.

Noninterest Expense. Total noninterest expense for the year ended December 31, 2003 increased $924 or 15.89% to $6,738 from $5,814 in 2002. The increase in noninterest expense is attributed to the effect of overall growth of the Company on personnel expenses, fixed asset costs associated with bank premises additions and other operating expenses. The Company has added three new branches to its operations since June 1999. The increase in other expense is primarily due from fees associated with the overdraft privilege program of $197.

Income Tax Expense. Applicable income taxes on 2003 earnings amounted to $681, resulting in an effective tax rate of 27.76% compared to $723, or 27.71%, in 2002. The effective tax rate for 2003 is slightly higher primarily because the level of tax-exempt interest income for 2003 was lower compared to 2002.

Liquidity and Asset/Liability Management

Effective asset/liability management includes maintaining adequate liquidity and minimizing the impact of future interest rate changes on net interest income. The responsibility for monitoring the Company’s liquidity and the sensitivity of its interest-earning assets and interest-bearing liabilities lies with the Asset Liability Committee of the Bank, which meets at least quarterly to review liquidity and the adequacy of funding sources.

Cash Flows. The Company derives cash flows from its operating, investing and financing activities. Cash flows of the Company are primarily used to fund loans and securities and are provided primarily by the deposits and borrowings of the Company.

The Company’s operating activities for the year ended December 31, 2003 resulted in net cash provided of $2,693, compared to net cash from operating activities of $3,054 in 2002. The overall decrease is primarily attributable to cash paid for noninterest expenses of $6,385 that was $901 higher than 2002 primarily due to the Company’s personnel expenses associated with its continued growth and costs associated with the Company’s overdraft privilege program. Also, during 2003 the Company entered into an agreement to originate and sell mortgage loans that resulted in a net use of cash from operating activities of $53. In addition, the Company’s cash paid for income taxes totaled $835 in 2003 compared to $670 in 2002. Partially offsetting the uses of cash from operating activities described above was the Company’s net interest received of $7,136 which was $99 higher than net interest received in 2002 as a result of timing differences in the payment and collection of interest amounts. Additionally, the Company received $2,830 in cash from noninterest income in 2003 that was $659 higher than the noninterest income amount received in 2002. The increase in noninterest income received in 2003 is primarily attributable to proceeds from the sale of land held for resale, fees from sales of mortgage loans as a result of continued loan growth and fees received from other Company programs including the overdraft privilege program. Management expects any changes in the Company’s cash provided by operating activities to be offset through continued expansion of the Company’s loan origination programs, changes in deposit pricing strategies and continued focus on improving the efficiency of the Company’s operations.

The Company’s investing activities for the year ended December 31, 2003 resulted in net cash used of $13,843, compared to net cash used in investing activities of $5,011 in 2002. The overall increase is primarily attributable to a $9,891 increase in cash used to make loans to customers as the Company increased its gross loans by 13.74%. The Company expects to continue to increase its loan portfolio in 2004, although not at the rate of increase experienced in 2003. The Company also experienced more paydowns and maturities of available-for-sale mortgage-backed securities due to the declining interest rate environment in 2003. The Company expects a slightly lower volume of paydowns in available-for-sale mortgage-backed securities in 2004.

The Company’s financing activities for the year ended December 31, 2003 resulted in net cash provided of $4,953, compared to net cash used in financing activities of $2,263 in 2002. The overall increase in net cash provided is primarily attributable to the net increase in demand, saving and NOW deposits. The Company was successful in attracting noninterest bearing and low interest deposits in 2003 and is striving to continue this trend in 2004, as well as growing its overall deposit portfolio.

Please see our consolidated statements of cash flows on pages 25 and 26 for more detailed information.

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

The Company’s liquidity is provided by cash and due from banks, federal funds sold, investments available-for-sale, managing investment maturities, interest-earning deposits in other financial institutions and loan repayments. The Company’s ratio of liquid assets to deposits and short-term borrowings was 22.33% as of December 31, 2003 as compared to 29.24% as of December 31, 2002. The Company sells excess funds as overnight federal funds sold to provide an immediate source of liquidity. Federal funds sold as of December 31, 2003 was $9,799 compared to $15,447 as of December 31, 2002. The decrease in federal funds sold in 2003 was primarily related to the net increase in loans made to customers in 2003. Cash and due from banks of $3,967 as of December 31, 2003 was $549 lower when compared to the December 31, 2002 balance of $4,516.

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

The Company obtains sources of funds through growth in deposits, scheduled payments and prepayments from the loan and investment portfolio, retained earnings growth, and may purchase or borrow funds through the Federal Reserve’s discount window. The Company also has the ability to borrow funds through three correspondent banking relationships. The Company uses its funds to fund loan and investment growth, i.e., make loans and buy investment securities.

Interest Rates

While no single measure can completely identify the impact of changes in interest rates on net interest income, one gauge of interest rate sensitivity is to measure, over a variety of time periods, the differences in the amounts of the Company’s rate-sensitive assets and rate-sensitive liabilities. These differences or “gaps” provide an indication of the extent to which net interest income may be affected by future changes in interest rates. A “positive gap” exists when rate-sensitive assets exceed rate-sensitive liabilities and indicates that a greater volume of assets than liabilities will reprice during a given period. This mismatch may enhance earnings in a rising interest rate environment and may inhibit earnings in a declining interest rate environment. Conversely, when rate-sensitive liabilities exceed rate-sensitive assets, referred to as a “negative gap,” it indicates that a greater volume of liabilities than assets will reprice during the period. In this case, a rising interest rate environment may inhibit earnings and a declining interest rate environment may enhance earnings. The cumulative one-year gap as of December 31, 2003 was $(10,438), representing 5.06% of total assets. This negative gap falls within the parameters set by the Company.

The following table illustrates the Company’s interest rate sensitivity gap position at December 31, 2003.

REPRICING GAP POSITION

	Repricing period at December 31, 2003
	1 year	1-3 years	3-5 years	5-15 years
ASSET/(LIABILITY):
Cumulative interest rate sensitivity gap	$(10,438)	11,023	12,873	27,054

As of December 31, 2003, the Company was liability-sensitive for one year and asset-sensitive beyond one year. The foregoing table does not necessarily indicate the impact of general interest rate movements on the Company’s net interest yield, because the repricing of various categories of assets and liabilities is discretionary and is subject to competition and other pressures. As a result, various assets and liabilities indicated as repricing within the same period may in fact price at different times and at different rate levels. Management attempts to mitigate the impact of changing interest rates in several ways, one of which is to manage its interest rate-sensitivity gap through pricing strategies. Another way to mitigate this risk is by enhancing of noninterest income. The Company has made great strides in this area increasing noninterest income by 46.81% due mainly to the introduction of the overdraft privilege program started in December 2002. At December 31, 2003, all fluctuations fell within Company policy limitations.

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

Investment securities available-for-sale as of December 31, 2003 were $27,289, a decrease of $4,869 or 15.14% from $32,158 as of December 31, 2002. Investment securities held-to-maturity decreased to $9,819 as of December 31, 2003 from $10,573 as of December 31, 2002, a decrease of $754 or 7.13%.

The following table presents the composition of the Company’s investment portfolios as of the dates indicated.

	December 31,
	2003		2002
	Amortized costs	Fair values	Amortized costs	Fair values
Available-for-Sale
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$3,168	3,230	4,484	4,602
Obligations of states and political subdivisions	7,043	7,355	6,732	7,085
Corporate securities	9,607	10,060	8,590	8,944
Mortgage-backed securities – government	6,370	6,594	11,038	11,477
Other securities	50	50	50	50

Total available-for-sale	$26,238	27,289	30,894	32,158

	December 31,
	2003		2002
	Amortized costs	Fair values	Amortized costs	Fair values
Held-to-Maturity
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$56	56	56	57
Obligations of states and political subdivisions	9,763	10,290	10,517	11,182

Total held-to-maturity	$9,819	10,346	10,573	11,239

The following table presents the maturity distribution based on fair values and amortized costs of the investment portfolios as of the dates indicated.

INVESTMENT PORTFOLIO – MATURITY DISTRIBUTION

	December 31, 2003
	Amortized Costs	Fair Values	Yield
Available-for-Sale

U.S. Treasury securities and obligations of U.S. Government corporations:
Within one year	$496	522	7.00%
After one but within five years	1,700	1,719	3.75%
After five years through ten years	972	989	4.96%
Obligations of states and subdivisions:
After one but within five years	3,090	3,243	4.81%
After five years through ten years	2,693	2,818	5.17%
After ten years	1,260	1,294	4.05%
Corporate securities:
Within one year	500	522	7.05%
After one but within five years	9,107	9,538	5.36%
Mortgage-backed securities – government	6,370	6,594	5.30%
Other securities (1)	50	50	—

Total available-for-sale	$26,238	27,289

Held-to-Maturity

U.S. Treasury securities and obligations of U.S. Government corporations:
Within one year	$56	56	6.94%
Obligations of states and subdivisions:
Within one year	821	840	5.71%
After one but within five years	7,242	7,587	5.05%
After five years through ten years	1,700	1,863	4.82%

Total held-to-maturity	$9,819	10,346

(1)	Equity securities assume a life greater than ten years.

Loan Portfolio

The Company’s net loans were $147,883 as of December 31, 2003, an increase of $17,884 or 13.76% from $129,999 as of December 31, 2002. This increase resulted primarily from increased volume of loan originations during 2003 due to the lower interest rate environment and the hiring of an additional loan officer.

The Company’s ratio of net loans to total deposits was 80.43% as of December 31, 2003 compared to 72.93% as of December 31, 2002. Typically, the Company maintains a ratio of loans to deposits of between 65% and 85%. The loan portfolio primarily consists of commercial, real estate (including real estate term loans, construction loans and other loans secured by real estate), and loans to individuals for household, family and other consumer expenditures. However, the Company adjusts its mix of lending and the terms of its loan programs according to market conditions and other factors. The Company’s loans are typically made to businesses and individuals located within the Company’s market area, most of whom have account relationships with the Bank. There is no concentration of loans exceeding 10% of total loans which is not disclosed in the categories presented below. The Company has not made any loans to any foreign entities including governments, banks, businesses or individuals. Commercial and construction loans in the Company’s portfolio are primarily variable rate loans and have little interest rate risk.

The following table presents the composition of the Company’s loan portfolio as of the dates indicated.

LOAN PORTFOLIO

	December 31,
	2003	2002
Real estate loans:
Residential	$52,264	51,134
Other	34,697	18,542
Loans to individuals for household, family and other consumer expenditures	44,367	44,948
Commercial and industrial loans	17,635	16,672
All other loans	533	146

Total loans, gross	149,496	131,442
Less unearned income and fees	(85)	(145)

Loans, net of unearned income and fees	149,411	131,297
Less allowance for loan losses	(1,528)	(1,298)

Loans, net	$147,883	129,999

Commercial Loans. Commercial and industrial loans accounted for 11.80% of the Company’s loan portfolio as of December 31, 2003 compared to 12.68% as of December 31, 2002. Such loans are generally made to provide operating lines of credit, to finance the purchase of inventory or equipment, and for other business purposes. Commercial loans are primarily made at rates that adjust with changes in the prevailing prime interest rate, are generally made for a maximum term of five years (unless they are term loans), and generally require interest payments to be made monthly. The creditworthiness of these borrowers is reviewed, analyzed and evaluated on a periodic basis. Most commercial loans are collateralized with business assets such as accounts receivable, inventory and equipment. Even with substantial collateralization such as all of the assets of the business and personal guarantees, commercial lending involves considerable risk of loss in the event of a business downturn or failure of the business.

Real Estate Loans. Real estate loans accounted for 58.17% of the Company’s loan portfolio as of December 31, 2003 compared to 53.01% as of December 31, 2002. The Company makes commercial and industrial real estate term loans that are typically secured by a first deed of trust. As of December 31, 2003, 60.10% of the real estate loans were secured by 1-4 family residential properties compared to 73.39% at December 31, 2002, and 2.14% of total real estate loans were construction loans at December 31, 2003 compared to 3.98% at December 31, 2002. Real estate lending involves risk elements when there is lack of timely payment and/or a decline in the value of the collateral.

Installment Loans. Installment loans are represented by loans to individuals for household, family and other consumer expenditures. Installment loans accounted for 29.68% of the Company’s loan portfolio as of December 31, 2003 compared to 34.20% as of December 31, 2002.

Mortgage Loan Production Office. The mortgage loan production office makes mortgage loans and refinances existing mortgage loans. The production office sells the these loans on the secondary market through the Federal National Mortgage Association and other mortgage brokers. The office does not buy loans on the secondary market. The mortgage loan production office does service loans that are held in its loan portfolio and not sold in the secondary market.

Loan Maturity and Interest Rate Sensitivity. The following table presents loan portfolio information related to maturity distribution of commercial and industrial loans and real estate construction loans based on scheduled repayments at December 31, 2003.

LOAN MATURITY

	Due within one year	Due one to five years	Due after five years	Total
Commercial and industrial loans	$1,755	10,716	5,164	17,635
Real estate – construction	1,720	130	8	1,858

The following table presents the interest rate sensitivity of commercial and industrial loans and real estate construction loans maturing after one year as of December 31, 2003.

INTEREST RATE SENSITIVITY

Fixed interest rates	$6,796
Variable interest rates	9,222

Total maturing after one year	$16,018

Restructured loans. The Company did not have any restructured loans during the years ended December 31, 2003 or 2002.

Nonperforming Assets. Interest on loans is normally accrued from the date a disbursement is made and recognized as income as it is accrued. Generally, the Company reviews any loan on which payment has not been made for 90 days for potential nonaccrual. The loan is examined and the collateral is reviewed to determine loss potential. If the loan is placed on nonaccrual, any prior accrued interest which remains unpaid is reversed. Loans on nonaccrual amounted to $260 and $347 as of December 31, 2003 and 2002, respectively. Interest income that would have been earned on nonaccrual loans if they had been current in accordance with their original terms and the recorded interest that was included in income on these loans was not significant for 2003 and 2002. There were no commitments to lend additional funds to customers whose loans were on nonaccrual status at December 31, 2003.

The following tables present information with respect to the Company’s nonperforming assets and accruing loans 90 days or more past due by type as of the dates indicated.

NONPERFORMING ASSETS

	December 31,
	2003	2002
Nonperforming loans	$260	347
Foreclosed properties	—	—

Total nonperforming assets	$260	347

Nonperforming assets totaled $260 or 0.17% of total gross loans as of December 31, 2003, compared to $347 or 0.26% as of December 31, 2002. The following table presents the balance of accruing loans 90 days or more past due by type as of the dates indicated.

ACCRUING LOANS 90 DAYS OR MORE

PAST DUE BY TYPE

	December 31,
	2003	2002
Loans 90 days or more past due by type:
Real estate loans	$185	227
Loans to individuals	103	104
Commercial loans	168	24

Total accruing loans 90 days or more past due	$456	355

Allowance for Loan Losses. The Company maintains an allowance for loan losses which it considers adequate to cover the risk of losses in the loan portfolio. The allowance is based upon management’s ongoing evaluation of the quality of the loan portfolio, total outstanding and committed loans, previous charges against the allowance and current and anticipated economic conditions. The allowance is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance. The Company’s management believes that as of December 31, 2003 and 2002, the allowance is adequate. The amount of the provision for loan losses is a charge against earnings. Actual loan losses are charged against the allowance for loan losses.

As of December 31, 2003, the allowance for loan losses totaled $1,528 or 1.02% of total loans, net of unearned income and fees, compared to $1,298 or 0.99% as of December 31, 2002. The provision for loan losses for the years ended December 31, 2003 and 2002 was $470 and $429, respectively. Net charge-offs for the Company were $240 and $307 for the years ended December 31, 2003 and 2002, respectively. The ratio of net loan charge-offs during the period to average loans outstanding for the period was 0.16% and 0.24% for the years ended December 31, 2003 and 2002, respectively. Management evaluates the reasonableness of the allowance for loan losses on a quarterly basis and adjusts the provision as deemed necessary.

The following table presents charged off loans, provisions for loan losses, recoveries on loans previously charged off, allowance adjustments and the amount of the allowance for the dates indicated.

ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

	Years ended December 31,
	2003	2002
Balance at beginning of year	$1,298	1,176
Loan charge-offs:
Real estate loans – residential	—	—
Real estate loans – commercial	—	(37)
Commercial and industrial loans	—	(20)
Loans to individuals for household, family and other consumer expenditures	(367)	(360)

Total loan charge-offs	(367)	(417)

Loan recoveries:
Loans to individuals for household, family and other consumer expenditures	127	110

Net loan charge-offs	(240)	(307)
Provisions for loan losses	470	429

Balance at end of year	$1,528	1,298

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

	December 31, 2003		December 31, 2002
	Allowance for loan losses	Percent of loans in each category to total loans	Allowance for loan losses	Percent of loans in each category to total loans
Real estate loans:
Residential	$71	34.96%	137	38.90%
Other	366	23.21%	133	14.11%
Loans to individuals for households, family and other consumer expenditures	333	29.68%	210	34.20%
Commercial and industrial loans	727	11.79%	721	12.68%
All other loans	—	0.36%	—	0.11%
Unallocated	31	—	97	—

Totals	$1,528	100.00%	1,298	100.00%

The allowance for loan losses allocated to other real estate loans was increased from $133 as of December 31, 2002 to $366 as of December 31, 2003 due to the enhanced risk of a few large credits in this category experienced in 2003. Also, this category of loans as a percentage of total loans increased from 14.11% in 2002 to 23.21% in 2003.

While consumer related charge-offs represent a majority of total charge-offs over the last two years, they are of a low dollar amount on an individual loan basis. Commercial loans on the other hand, though few in terms of the number of charge-offs over the past two years, have the potential to greatly impact the allowance if a particular loan defaults. The Bank’s loan review team uses the principles of SFAS No. 5, Accounting for Contingencies, and SFAS No. 114, Accounting by Creditors for Impairment of a Loan, an Amendment of FASB Statement No. 5 and 15, when determining the allowance for loan losses between loan categories. The determination of a loan category’s allowance is based on the probability of a loan’s default and the probability of loss in the event of a default.

Credit Risk Management. The risk of nonpayment of loans is an inherent aspect of commercial banking. The degree of perceived risk is taken into account in establishing the structure of, and interest rates and security for, specific loans and various types of loans. The Company strives to minimize its credit risk exposure by its credit underwriting standards and loan policies and procedures. Management continually evaluates the credit risks of such loans and believes it has provided adequately for the credit risks associated with these loans. The Company has implemented and expects to continue to implement and update policies and procedures to maintain its credit risk management systems.

Bank Premises and Equipment

Bank premises and equipment increased 9.32% in 2003 compared to a decrease of 6.78% in 2002 due to purchases of bank premises and equipment and purchase of land for construction of a new branch facility in Forest, Virginia, partially offset by depreciation changes.

The purchase of land and the initial construction costs for the new branch facility construction totaled $517 as of December 31, 2003 and are included in Note 5 Bank Premises and Equipment listed as Construction in Progress. The new branch facility is estimated to cost a total of $1,600 when completed.

Deposits

Average deposits were $182,048 for the year ended December 31, 2003, an increase of $2,816 or 1.57% from $179,232 of average deposits for the year ended December 31, 2002. As of December 31, 2003, total deposits were $183,865 representing an increase of $5,622 or 3.15% from $178,243 in total deposits as of December 31, 2002. The change in deposits during 2003 was primarily due to changes in previously existing accounts, as well as new accounts opened as a result of relationship changes and new products offered in 2003.

For the year ended December 31, 2003, average noninterest-bearing demand deposits were $16,236 or 8.92% of average deposits. For the year ended December 31, 2002, average noninterest-bearing demand deposits were $15,087 or 8.42% of average deposits. Average interest-bearing deposits were $165,812 for the year ended December 31, 2003, representing an increase of $1,667 or 1.02% over the $164,145 in average interest-bearing deposits for the year ended December 31, 2002.

The levels of noninterest-bearing demand deposits (including retail accounts) are influenced by such factors as customer service, service charges and the availability of banking services. The Company cannot assure that it will be able to maintain its current level of noninterest-bearing deposits. Competition from other banks, thrift institutions and money market funds, some of which offer interest rates substantially higher than the Company, makes it difficult for the Company to maintain the current level of noninterest-bearing deposits. Management continually works to implement pricing and marketing strategies designed to control the cost of interest-bearing deposits and to maintain a stable deposit mix.

The following table presents the Company’s average deposits and the average rate paid for each category of deposits for the periods indicated.

AVERAGE DEPOSIT INFORMATION

	Year ended December 31, 2003		Year ended December 31, 2002
	Average amount of deposits(1)	Average rate paid	Average amount of deposits(1)	Average rate paid
Noninterest-bearing demand deposits	$16,236	NA	15,087	N/A
Interest-bearing demand deposits	27,575	0.97%	24,910	1.00%
Savings deposits	33,608	0.92%	34,995	1.21%
Time deposits:
Under $100,000	80,107	3.35%	81,204	4.99%
$100,000 and over	24,522	2.94%	23,036	3.80%

Total average time deposits	104,629		104,240

Total average deposits	$182,048		179,232

(1)	Averages are daily averages.

The following table presents the maturity schedule of time certificates of deposit of $100,000 and over and other time deposits of $100,000 and over as of December 31, 2003.

TIME DEPOSITS OF $100,000 AND OVER

	Certificates of deposit	Other time deposits	Total
Three months or less	$3,897	1,549	5,446
Over three through six months	1,021	—	1,021
Over six through 12 months	6,176	359	6,535
Over 12 months	8,387	3,820	12,207

Total time deposits of $100,000 and over	$19,481	5,728	25,209

Financial Ratios

The following table presents certain financial ratios for the periods indicated.

RETURN ON EQUITY AND ASSETS

	Years ended December 31,
	2003	2002
Return on average assets	0.87%	0.94%
Return on average equity	8.51%	9.79%
Dividend payout ratio	36.07%	31.54%
Average equity to average assets	10.20%	9.62%

Capital Resources

The Company’s financial position at December 31, 2003 reflects liquidity and capital levels currently adequate to fund anticipated future business expansion. Capital ratios are well in excess of required regulatory minimums for a “well-capitalized” institution. The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, and changing competitive conditions and economic forces. The adequacy of the Company’s capital is reviewed by management on an ongoing basis. Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and to absorb potential losses.

The Company’s capital position continues to exceed regulatory requirements. The primary indicators relied on by bank regulators in measuring the capital position are the Tier I capital, total risk-based capital and leverage ratios. Tier I capital consists of common and qualifying preferred stockholders’ equity less goodwill. Total capital consists of Tier I capital, qualifying subordinated debt and a portion of the allowance for loan losses. Risk-based capital ratios are calculated with reference to risk weighted assets. The Company’s Tier I capital ratio was 11.57% at December 31, 2003, compared to 12.37% at December 31, 2002. The total capital ratio was 12.45% at December 31, 2003, compared to 13.21% at December 31, 2002.

These ratios are in excess of the mandated minimum requirements of a Tier I capital ratio of 4% and a total capital ratio of 8%. As of December 31, 2003 and 2002, the Company met all regulatory capital ratio requirements and was considered “well capitalized” in accordance with the Federal Deposit Insurance Corporation Improvement Act (FDICIA).

Stockholders’ equity reached $21,435 at December 31, 2003 compared to $20,372 at December 31, 2002. The leverage ratio consists of Tier I capital divided by quarterly average assets. At December 31, 2003, the Company’s leverage ratio was 9.79% compared to 9.44% at December 31, 2002. Each of these exceeds the required minimum leverage ratio of 4%. The dividend payout ratio was 36.07% and 31.54% in 2003 and 2002, respectively. During 2003, the Company paid dividends of $0.44 per share, up 7.32% from $0.41 per share paid in 2002.

Off-Balance Sheet Arrangements

The Company did not use any financial derivatives during the period of 2003 or 2002. However, the Company has off-balance sheet arrangements that may have a material effect on the results of operations in the future. The Company, in the normal course of business, may at times be a party to financial instruments such as standby letters of credit. Standby letters of credit as of December 31, 2003 equaled $91. Other commitments include commitments to extend credit. Not all these commitments will be acted upon; therefore, the cash requirements will likely be significantly less than the commitments themselves. As of December 31, 2003, the Company had unused loan commitments of $32,868, including $30,219 in unused commitments with an original maturity exceeding one year.

Critical Accounting Policies

The reporting policies of the Company are in accordance with generally accepted accounting policies of the United States of America. Certain critical accounting policies affect the more significant judgments and estimates used in the preparation of the consolidated financial statements. The Company’s single most critical accounting policy relates to the Company’s allowance for loan losses, which reflects the estimated losses resulting from the inability of the Company’s borrowers to make required loan payments. If the financial condition of the Company’s borrowers were to deteriorate, resulting in an impairment of their ability to make payments, the Company’s estimates would be updated, and additional provisions for loan losses may be required. Further discussion of the estimates used in determining the allowance for loan losses is contained in the discussion on “Allowance for Loan Losses” on page 17 and “Loans and Allowance for Loan Losses” on page 28 of this Annual Report.

Recently Issued Accounting Standards

In December 2003, the FASB issued FASB Interpretation No. (FIN) 46 (revised December 2003), Consolidation of Variable Interest Entities (FIN 46R), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, which was issued in January 2003. The Company will be required to apply FIN 46R to variable interests in variable interest entities (VIEs) created after December 31, 2003. For variable interests in VIEs created before January 1, 2004, the Interpretation will be applied beginning on January 1, 2005. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and noncontrolling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and noncontrolling interest of the VIE. The Company currently does not have any variable interest entities, thus, this Statement is not expected to have a material effect on the financial position, results of operations or liquidity of the Company.

FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, was issued in May 2003. This Statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The Statement also includes required disclosures for financial instruments within its scope. For the Company, the Statement was effective for instruments entered into or modified after May 31, 2003 and otherwise will be effective as of January 1, 2004, except for mandatorily redeemable financial instruments. For certain mandatorily redeemable financial instruments, the Statement will be effective for the Company on January 1, 2005. The effective date has been deferred indefinitely for certain other types of mandatorily redeemable financial instruments. The Company currently does not have any financial instruments that are within the scope of this Statement. Therefore, this Statement is not expected to have a material effect on the financial position, results of operations or liquidity of the Company.

As of December 31, 2003, there are no other new accounting standards issued, but not yet adopted by the Company, which are expected to be applicable to the Company’s financial position, operating results or financial statement disclosures.

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2003 and 2002

(In thousands, except share data)

	2003	2002
Assets
Cash and cash equivalents:
Cash and due from banks (note 2)	$3,967	4,516
Federal funds sold	9,799	15,447

Total cash and cash equivalents	13,766	19,963

Securities (note 3):
Available-for-sale, at fair value	27,289	32,158
Held-to-maturity, at amortized cost (fair value of $10,346 in 2003 and $11,239 in 2002)	9,819	10,573
Federal Reserve Bank stock, at cost (note 1(c))	75	75
Federal Home Loan Bank stock, at cost (note 1(c))	598	565
Mortgage loans held for sale	53	—
Loans, net (notes 4, 9 and 10)	147,883	129,999
Bank premises and equipment, net (note 5)	4,270	3,906
Accrued income receivable	908	1,019
Other assets (notes 5, 8 and 15)	1,683	1,641

Total assets	$206,344	199,899

Liabilities and Stockholders’ Equity
Liabilities:
Deposits (note 6):
Demand	$16,688	14,468
Savings and NOW accounts	62,648	59,684
Time	104,529	104,091

Total deposits	183,865	178,243

Note payable to Federal Home Loan Bank (note 1(c))	400	500
Accrued interest payable	407	496
Other liabilities (note 7)	237	288

Total liabilities	184,909	179,527

Stockholders’ equity (notes 11 and 14):
Common stock, $3 par value. Authorized 3,000,000 shares; issued and outstanding 1,457,406 in 2003 and 1,453,203 in 2002	4,372	4,360
Capital surplus	562	503
Retained earnings	15,807	14,675
Accumulated other comprehensive income, net	694	834

Total stockholders’ equity	21,435	20,372

Commitments, contingencies and other matters (notes 9, 10 and 11)

Total liabilities and stockholders’ equity	$206,344	199,899

See accompanying notes to consolidated financial statements.

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Consolidated Statements of Income

Years ended December 31, 2003 and 2002

(In thousands, except per share data)

	2003	2002
Interest income:
Interest and fees on loans	$8,919	9,315
Interest on securities:
U.S. Treasury	27	64
U.S. Government agencies	581	1,027
Corporate	559	446
States and political subdivisions (taxable)	320	402
States and political subdivisions (tax-exempt)	480	547
Other	30	34
Interest on federal funds sold	146	221

Total interest income	11,062	12,056

Interest expense:
Interest on deposits:
Savings and NOW accounts	576	676
Time – under $100,000	2,657	3,373
Time – $100,000 and over	720	876
Other interest expense	26	35

Total interest expense	3,979	4,960

Net interest income	7,083	7,096

Provision for loan losses (note 4)	470	429

Net interest income after provision for loan losses	6,613	6,667

Noninterest income:
Service charges on deposit accounts	1,314	747
Net realized gain on securities (note 3)	—	2
Commissions and fees	202	220
Fees on sales of mortgage loans	489	416
Other operating income	573	371

Total noninterest income	2,578	1,756

Noninterest expense:
Salaries and employee benefits (note 7)	3,744	3,303
Occupancy expense	335	312
Furniture and equipment	619	547
Office supplies and printing	191	142
Other operating expenses	1,849	1,510

Total noninterest expense	6,738	5,814

Income before income tax expense	2,453	2,609

Income tax expense (note 8)	681	723

Net income	$1,772	1,886

Basic net income per share (note 1(n))	$1.22	1.30

Diluted net income per share (note 1(n))	$1.21	1.29

See accompanying notes to consolidated financial statements.

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders’ Equity

and Comprehensive Income

Years ended December 31, 2003 and 2002

(In thousands, except share and per share data)

	Common Stock		Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income	Total
	Shares	Par Value
Balances, December 31, 2001	1,450,966	$4,353	479	13,385	243	18,460
Net income	—	—	—	1,886	—	1,886
Change in net unrealized gains on available-for-sale securities, net of deferred income tax expense of $304	—	—	—	—	591	591

Comprehensive income						2,477

Cash dividends declared by Bankshares ($0.41 per share)	—	—	—	(596)	—	(596)
Issuance of common stock – dividend reinvestment plan	2,237	7	24	—	—	31

Balances, December 31, 2002	1,453,203	4,360	503	14,675	834	20,372

Net income	—	—	—	1,772	—	1,772
Change in net unrealized gains on available-for-sale securities, net of deferred income tax benefit of $73	—	—	—	—	(140)	(140)

Comprehensive income						1,632

Cash dividends declared by Bankshares ($0.44 per share)	—	—	—	(640)	—	(640)
Issuance of common stock – dividend reinvestment plan	4,203	12	59	—	—	71

Balances, December 31, 2003	1,457,406	$4,372	562	15,807	694	21,435

See accompanying notes to consolidated financial statements.

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years ended December 31, 2003 and 2002

(In thousands)

	2003	2002
Cash flows from operating activities:
Net income	$1,772	1,886
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of bank premises and equipment	393	400
Amortization of intangible assets	11	11
Amortization of unearned fees, net	(57)	(40)
Net amortization of premiums and discounts on securities	88	63
Provision for loan losses	470	429
Provision for deferred income taxes	(90)	(11)
Originations of mortgage loans held for sale	(10,241)	—
Sales of mortgage loans held for sale	10,188	—
Net realized gain on securities	—	(2)
Net decrease in:
Accrued income receivable	111	118
Other assets	188	481
Net decrease in:
Accrued interest payable	(89)	(200)
Other liabilities	(51)	(81)

Net cash provided by operating activities	2,693	3,054

Cash flows from investing activities:
Purchase of held-to-maturity securities	(1,170)	—
Purchases of available-for-sale securities	(5,516)	(6,055)
Purchases of available-for-sale mortgaged-backed securities	(1,489)	(2,546)
Proceeds from maturities and calls of held-to-maturity securities	1,920	2,166
Proceeds from maturities and calls of available-for-sale securities	2,104	4,998
Proceeds from paydowns and maturities of available-for-sale mortgage-backed securities	9,473	4,610
Purchase of Federal Home Loan Bank stock	(33)	(125)
Collections on loan participations	1,658	2,216
Net increase in loans made to customers	(20,160)	(10,269)
Recoveries on loans charged off	127	110
Purchases of bank premises and equipment	(757)	(116)

Net cash used in investing activities	(13,843)	(5,011)

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years ended December 31, 2003 and 2002

(In thousands)

	2003	2002
Cash flows from financing activities:
Net increase in demand, savings and NOW deposits	$5,184	318
Net decrease (increase) in time deposits	438	(1,916)
Repayments of note payable to Federal Home Loan Bank	(100)	(100)
Proceeds from issuance of common stock to dividend reinvestment plan	71	31
Cash dividends paid	(640)	(596)

Net cash provided by (used in) financing activities	4,953	(2,263)

Net decrease in cash and cash equivalents	(6,197)	(4,220)

Cash and cash equivalents, beginning of year	19,963	24,183

Cash and cash equivalents, end of year	$13,766	19,963

Supplemental disclosure of cash flows information:
Cash paid during the year for:
Income taxes	$835	670
Interest	4,068	5,160

Supplemental schedule of noncash investing and financing activities:
Transfer of loans to repossessed properties	$78	57
Loans charged against the allowance for loan losses	367	417
Unrealized gains on available-for-sale securities	213	895

See accompanying notes to consolidated financial statements.

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2003 and 2002

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

In addition, the Bank is eligible to borrow from the FHLB with borrowings collateralized by qualifying assets, primarily residential mortgage loans, and the Bank’s capital stock investment in the FHLB. At December 31, 2003, the Bank’s available borrowing limit was approximately $32,316. The Bank had $400 and $500 in borrowings outstanding at December 31, 2003 and 2002, respectively. The note payable, due in December 2007, is payable in annual installments of $100 and bears interest at a fixed rate of 6.13%. Maturities of the note payable for each of the four years subsequent to December 31, 2003 are as follows: $100 in 2004; $100 in 2005; $100 in 2006; and $100 in 2007.

(d)	Mortgage Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value.

Pursuant to an agreement with the Federal National Mortgage Association (FNMA), during the second quarter of 2003, the Company began a program to originate mortgage loans for sale to FNMA. At December 31, 2003, the Company had originated loans totaling $53 that were subsequently sold to FNMA.

(e)	Loans and Allowance for Loan Losses

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

Loans are charged against the allowance when, in management’s opinion, they are deemed uncollectible, although the Bank continues to aggressively pursue collection. The Company considers a number of factors to determine the need for and timing of charge-offs including the following: whenever any commercial transaction becomes past due for 120 days for any scheduled principal or interest payment and collection is considered unlikely; whenever foreclosure on real estate collateral or liquidation of other collateral does not result in full payment of the obligation and the deficiency or some portion thereof is deemed uncollectible, the uncollectible portion shall be charged-off; whenever any installment loan becomes past due for 120 days and collection is considered unlikely; whenever a bankruptcy notice is received on any installment loan and review of the facts results in an assessment that all or most of the balance will not be collected, the loan will be placed in nonaccrual status; whenever a bankruptcy notice is received on a small, unsecured, revolving installment account; and whenever any other small, unsecured, revolving installment account becomes past due for 180 days.

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

(f)	Loan Origination and Commitment Fees and Certain Related Direct Costs

Loan origination and commitment fees and certain direct loan origination costs charged by the Bank are deferred and the net amount amortized as an adjustment of the related loan’s yield. The Bank is amortizing these net amounts over the contractual life of the related loans or, in the case of demand loans, over the estimated life. Net fees related to standby letters of credit are recognized over the commitment period. The Company adopted FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34, on January 1, 2003. The adoption of FIN 45 did not have a material effect on the Company’s consolidated financial statements.

(g)	Bank Premises and Equipment

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

(h)	Foreclosed Properties

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

(i)	Impairment or Disposal of Long-Lived Assets

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

(j)	Reclassified Goodwill

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

(k)	Pension Plan

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

(l)	Income Taxes

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

(m)	Stock Options

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

No compensation cost has been recognized for the Company’s stock options in the accompanying consolidated financial statements. Had the Company determined compensation cost based on the fair value of its stock options at the grant date under SFAS No. 123, the Company’s net income, basic net income per share and diluted net income per share would have decreased to the pro forma amounts for the years ended December 31, 2003 and 2002 indicated below:

	2003	2002
Net income, as reported
Deduct: Total stock-based employee compensation	$1,772	1,886
expense determined under SFAS No. 123, net of related tax effects	(9)	(7)

Pro forma net income	$1,763	1,879

Basic net income per share:
As reported	$1.22	1.30
Pro forma	1.21	1.29
Diluted net income per share:
As reported	$1.21	1.29
Pro forma	1.20	1.29

(n)	Net Income Per Share

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

The following is a reconciliation of the numerators and denominators of the basic and diluted net income per share computations for the periods indicated:

Year ended December 31, 2003	Net income (numerator)	Shares (denominator)	Per share amount
Basic net income per share	$1,772	1,455,530	$1.22

Effect of dilutive stock options	—	14,209

Diluted net income per share	$1,772	1,469,739	$1.21

Year ended December 31, 2002	Net income (numerator)	Shares (denominator)	Per share amount
Basic net income per share	$1,886	1,453,013	$1.30

Effect of dilutive stock options	—	8,287

Diluted net income per share	$1,886	1,461,300	$1.29

(o)	Consolidated Statements of Cash Flows

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks (with original maturities of three months or less), and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

(p)	Comprehensive Income

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

(q)	Use of Estimates

In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated balance sheets and revenues and expenses for the years ended December 31, 2003 and 2002. Actual results could differ from those estimates.

(2)	Restrictions on Cash

To comply with Federal Reserve regulations, the Bank is required to maintain certain average reserve balances. The daily average reserve requirements were approximately $1,322 and $1,033 for the weeks including December 31, 2003 and 2002, respectively.

(3)	Securities

The amortized costs, gross unrealized gains, gross unrealized losses and fair values for securities at December 31, 2003 and 2002 are as follows:

	2003
	Amortized costs	Gross unrealized gains	Gross unrealized losses	Fair values
Available-for-Sale

U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$3,168	63	(1)	3,230
Obligations of states and political subdivisions	7,043	339	(27)	7,355
Corporate securities	9,607	453	—	10,060
Mortgage-backed securities – government	6,370	224	—	6,594
Other securities	50	—	—	50

Total available-for-sale	$26,238	1,079	(28)	27,289

	2003
	Amortized costs	Gross unrealized gains	Gross unrealized losses	Fair values
Held-to-Maturity

U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$56	—	—	56
Obligations of states and political subdivisions	9,763	542	(15)	10,290

Total held-to-maturity	$9,819	542	(15)	10,346

	2002
	Amortized costs	Gross unrealized gains	Gross unrealized losses	Fair values
Available-for-Sale

U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$4,484	118	—	4,602
Obligations of states and political subdivisions	6,732	353	—	7,085
Corporate securities	8,590	372	(18)	8,944
Mortgage-backed securities – government	11,038	439	—	11,477
Other securities	50	—	—	50

Total available-for-sale	$30,894	1,282	(18)	32,158

	2002
	Amortized costs	Gross unrealized gains	Gross unrealized losses	Fair values
Held-to-Maturity

U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$56	1	—	57
Obligations of states and political subdivisions	10,517	665	—	11,182

Total held-to-maturity	$10,573	666	—	11,239

The following table shows the gross unrealized losses and fair value of the Company’s investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2003:

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Description of Securities

U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$499	1	—	—	499	1
Obligations of states and political subdivisions	2,360	42	—	—	2,360	42

Total temporarily impaired securities	$2,859	43	—	—	2,859	43

The Company does not consider the unrealized losses other-than-temporary losses based on the volatility of the securities market price involved. The securities, which include six bonds, have had continuous losses for less than 12 months. The $2,859 in securities in which there is an unrealized loss of $43 include unrealized losses ranging from $1 to $24 or from 0.2% to 3.99% of the original cost of the investment.

The amortized costs and fair values of available-for-sale and held-to-maturity securities at December 31, 2003, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	2003
	Available-for-Sale		Held-to-Maturity
	Amortized costs	Fair values	Amortized costs	Fair values
Due in one year or less	$996	1,044	877	896
Due after one year through five years	13,897	14,500	7,242	7,587
Due after five years through ten years	3,665	3,807	1,700	1,863
Due after ten years	1,310	1,344	—	—

	19,868	20,695	9,819	10,346

Mortgage-backed securities	6,370	6,594	—	—

Totals	$26,238	27,289	9,819	10,346

There were no gross gains realized in 2003 from the sale of available-for-sale securities. Gross gains of $2 were realized in 2002 from sale of available-for-sale securities.

Securities with amortized costs of approximately $4,974 and $2,686 (fair values of $5,243 and $2,844, respectively) as of December 31, 2003 and 2002, respectively, were pledged as collateral for public deposits.

(4)	Loans

A summary of loans at December 31, 2003 and 2002 follows:

	2003	2002
Real estate loans:
Residential	$52,264	51,134
Other	34,697	18,542
Loans to individuals for household, family and other consumer expenditures	44,367	44,948
Commercial and industrial loans	17,635	11,734
All other loans	533	5,084

Total loans, gross	149,496	131,442

Less unearned income and fees	(85)	(145)

Loans, net of unearned income and fees	149,411	131,297

Less allowance for loan losses	(1,528)	(1,298)

Loans, net	$147,883	129,999

Nonaccrual loans amounted to approximately $260 and $347 at December 31, 2003 and 2002, respectively. Interest income that would have been earned on nonaccrual loans if they had been current in accordance with their original terms and the recorded interest that was included in income on these loans was not significant for 2003 and 2002. There were no commitments to lend additional funds to customers whose loans were on nonaccrual status at December 31, 2003.

In the normal course of business, the Bank has made loans to executive officers and directors. At December 31, 2003, loans to executive officers and directors were approximately $303 compared to $937 at December 31, 2002. During 2003, new loans to executive officers and directors amounted to approximately $172 and repayments amounted to approximately $806. Loans to companies in which executive officers and directors have an interest amounted to approximately $1,584 and $1,542 at December 31, 2003 and 2002, respectively.

Activity in the allowance for loan losses for the years ended December 31, 2003 and 2002 is summarized as follows:

	2003	2002
Balances at beginning of year	$1,298	1,176
Provision for loan losses	470	429
Loans charged off	(367)	(417)
Loan recoveries	127	110

Balances at end of year	$1,528	1,298

At December 31, 2003 and 2002, the recorded investment in loans for which an impairment has been identified totaled approximately $260 and $347, respectively, with corresponding valuation allowances of approximately $43 and $49, respectively. The average recorded investment in impaired loans receivable during 2003 and 2002 was approximately $268 and $258, respectively. Interest income recognized on a cash basis on impaired loans during 2003 and 2002 was approximately $12 and $17, respectively.

(5)	Bank Premises and Equipment

Bank premises and equipment, net were comprised of the following as of December 31, 2003 and 2002:

	2003	2002
Land improvements	$380	376
Buildings	3,377	3,347
Equipment, furniture and fixtures	3,731	3,525
Construction in progress	517	—

	8,005	7,248
Less accumulated depreciation	(4,462)	(4,069)

	3,543	3,179
Land	727	727

Bank premises and equipment, net	$4,270	3,906

Certain land acquired in connection with the construction of the Company’s Airport branch facility, which was not previously used in operations and was listed for sale, was sold during 2003. At December 31, 2002, the property’s carrying value of $329 was included in other assets on the consolidated balance sheet.

Construction in progress includes costs associated with the construction of a new branch facility in Forest, Virginia. The new branch facility is estimated to cost a total of $1,600 when completed with an expected completion date of September 2004.

(6)	Deposits

A summary of deposits at December 31, 2003 and 2002 follows:

	2003	2002
Noninterest-bearing demand deposits	$16,688	14,468
Interest-bearing:
Savings	33,000	33,236
NOW accounts	29,648	26,448
Time deposits – under $100,000	79,320	80,332
Time deposits – $100,000 and over	25,209	23,759

Total interest-bearing deposits	167,177	163,775

Total deposits	$183,865	178,243

At December 31, 2003, the scheduled maturity of time deposits are as follows: $56,487 in 2004; $24,800 in 2005; $3,519 in 2006; $8,321 in 2007; and $11,402 in 2008.

(7)	Employee Benefit Plans

The Bank maintains a noncontributory defined benefit pension plan which covers substantially all of its employees. Benefits are computed based on employees’ average final compensation and years of credited service. Pension expense amounted to approximately $289 and $183 in 2003 and 2002, respectively.

The change in benefit obligation, change in plan assets and funded status of the pension plan at September 30, 2003 and 2002 (most recent information available) and pertinent assumptions are as follows:

	Pension Benefits
	2003	2002
Change in Benefit Obligation

Benefit obligation at beginning of year	$3,256	2,641
Service cost	227	164
Interest cost	219	198
Actuarial loss	597	267
Benefits paid	(98)	(14)

Benefit obligation at end of year	4,201	3,256

Change in Plan Assets

Fair value of plan assets at beginning of year	2,266	2,190
Actual return on plan assets	389	(162)
Employer contribution	334	252
Benefit paid	(98)	(14)

Fair value of plan assets at end of year	2,891	2,266

Funded status	(1,310)	(990)

Unrecognized net actuarial loss	1,159	786
Unrecognized prior service cost	63	71

Accrued pension benefit cost, included in other liabilities	$(88)	(133)

	Pension Benefits
	2003	2002
Weighted Average Assumptions as of September 30:
Weighted average discount rate	6.00%	6.75%

Expected return on plan assets	8.50%	9.00%

Rate of compensation increase	5.00%	5.00%

The Company selects the expected long-term rate-of-return-on-assets assumption in consultation with its investment advisors and actuary. This rate is intended to reflect the average rate of return expected to be earned on the funds invested or to be invested to provide plan benefits. Historical performance is reviewed – especially with respect to real rates of return (net of inflation) – for the major asset classes held or anticipated to be held by the trust, and for the trust itself. Undue weight is not given to recent experience – that may not continue over the measurement period – with higher significance placed on current forecasts of future long-term economic conditions.

Because assets are held in a qualified trust, anticipated returns are not reduced for taxes. Further – solely for this purpose – the plan is assumed to continue in force and not terminate during the period during which assets are invested. However, consideration is given to the potential impact of current and future investment policy, cash flow into and out of the trust, and expenses (both investment and non-investment) typically paid from plan assets (to the extent such expenses are not explicitly estimated within periodic cost).

The components of net pension benefit cost under the plan for the years ended December 31, 2003 and 2002 is summarized as follows:

	Pension Benefits
	2003	2002
Service cost	$227	164
Interest cost	219	198
Expected return on plan assets	(192)	(188)
Net amortization	8	9
Recognized net actuarial loss	27	—

Net pension benefit cost	$289	183

Plan Asset Allocation

The pension plan’s weighted-average asset allocations at September 30, 2003 and 2002, by asset category, are as follows:

	Plan Assets at September 30,
	2003	2002
Asset Category:
Mutual funds – fixed income	40%	40%
Mutual funds – equity	60%	60%

Total	100%	100%

Plan assets are held in a pooled pension trust fund administered by the Virginia Bankers Association. The pooled pension trust fund is sufficiently diversified to maintain a reasonable level of risk without imprudently sacrificing return, with a targeted asset allocation of 40% fixed income and 60% equities. The Investment Manager selects investment fund managers with demonstrated experience and expertise, and funds with demonstrated historical performance, for the implementation of the pension plan’s investment strategy. The Investment Manager will consider both actively and passively managed investment strategies and will allocate funds across the asset classes to develop an efficient investment structure.

It is the responsibility of the Virginia Bankers Association to administer the investments of the pooled pension trust fund within reasonable costs, being careful to avoid sacrificing quality. These costs include, but are not limited to, management and custodial fees, consulting fees, transaction costs and other administrative costs.

Contributions

The Company expects to contribute $386 to its pension plan in 2004.

The Company also has a 401(k) plan for which the Company does not currently match employee contributions to the plan.

(8)	Income Taxes

Total income taxes for the years ended December 31, 2003 and 2002 are allocated as follows:

	2003	2002
Income	$681	723
Stockholders’ equity for net unrealized gains on available-for-sale securities recognized for financial reporting purposes	(73)	304

Total income taxes	$608	1,027

Income tax expense (benefit) attributable to income before income tax expense for the years ended December 31, 2003 and 2002 is summarized as follows:

	2003	2002
Current	$771	734
Deferred	(90)	(11)

Total income tax expense	$681	723

There were no net realized gains on securities for the year ended December 31, 2003. Included in income tax expense was tax expense of approximately $1 for the year ended December 31, 2002, related to net realized gains on securities.

Reported income tax expense for the years ended December 31, 2003 and 2002 differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to income before income tax expense as a result of the following:

	2003	2002
Computed “expected” income tax expense	$834	887
Increase (reduction) in income tax expense resulting from:
Tax-exempt interest	(171)	(189)
Disallowance of interest expense	15	20
Other, net	3	5

Reported income tax expense	$681	723

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2003 and 2002 are as follows:

	2003	2002
Deferred tax assets:
Loans, principally due to allowance for loan losses	$412	332
Accrued pension, due to accrual for financial reporting purposes in excess of actual pension contributions	143	131
Loans, due to unearned fees, net	51	55
Other	58	52

Total gross deferred tax assets	664	570

Deferred tax liabilities:
Bank premises and equipment, due to differences in depreciation	(86)	(97)
Net unrealized gains on available-for-sale securities	(357)	(430)
Other	(20)	(5)

Total gross deferred tax liabilities	(463)	(532)

Net deferred tax asset, included in other assets	$201	38

The Bank has determined that a valuation allowance for the gross deferred tax assets is not necessary at December 31, 2003 and 2002, since realization of the entire gross deferred tax assets can be supported by the amounts of taxes paid during the carryback periods available under current tax laws.

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

Financial instruments whose contract amounts represent credit risk:

	Contract amounts at December 31,
	2003	2002
Commitments to extend credit	$32,868	30,575

Standby letters of credit	$91	73

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

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including bond financing and similar transactions. Unless renewed, substantially all of the Bank’s credit commitments at December 31, 2003 will expire within one year. Management does not anticipate any material losses as a result of these transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

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

(11)	Dividend Restrictions and Capital Requirements

Bankshares’ principal source of funds for dividend payments is dividends received from its subsidiary Bank. For the years ended December 31, 2003 and 2002, dividends from the subsidiary Bank totaled $670 and $580, respectively.

Substantially all of Bankshares’ retained earnings consists of undistributed earnings of its subsidiary Bank, which are restricted by various regulations administered by federal banking regulatory agencies. Under applicable federal laws, the Comptroller of the Currency restricts, without prior approval, the total dividend payments of the Bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits for the two preceding years. At December 31, 2003, retained net profits of the Bank which were free of such restriction approximated $2,516.

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

Quantitative measures established by regulation to ensure capital adequacy require Bankshares and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003, that Bankshares and the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2003, the most recent notification from Office of the Comptroller of the Currency categorized Bankshares and the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized,” Bankshares and the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed Bankshares and the Bank’s category.

Bankshares and the Bank’s actual capital amounts and ratios are presented in the table below.

	Actual		For Capital Adequacy Purposes		To Be “Well Capitalized” Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2003:
Total Capital
(to Risk Weighted Assets):
Bankshares consolidated	$21,435	12.45%	$13,946	8.0%	$	N/A	N/A
Bank	21,555	12.38%	13,934	8.0%		17,418	10.0%
Tier I Capital
(to Risk Weighted Assets):
Bankshares consolidated	20,176	11.57%	6,973	4.0%		N/A	N/A
Bank	20,027	11.50%	6,967	4.0%		10,451	6.0%
Tier I Capital (Leverage)
(to Average Assets):
Bankshares consolidated	20,176	9.79%	8,244	4.0%		N/A	N/A
Bank	20,027	9.72%	8,244	4.0%		10,305	5.0%

	Actual		For Capital Adequacy Purposes		To Be “Well Capitalized” Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2002:
Total Capital
(to Risk Weighted Assets):
Bankshares consolidated	$20,372	13.21%	$12,269	8.0%	$	N/A	N/A
Bank	20,175	13.16%	12,265	8.0%		15,331	10.0%
Tier I Capital
(to Risk Weighted Assets):
Bankshares consolidated	18,968	12.37%	6,135	4.0%		N/A	N/A
Bank	18,877	12.31%	6,133	4.0%		9,199	6.0%
Tier I Capital (Leverage)
(to Average Assets):
Bankshares consolidated	18,968	9.44%	8,035	4.0%		N/A	N/A
Bank	18,877	9.40%	8,035	4.0%		10,044	5.0%

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

(c)	Mortgage Loans Held for Sale

Fair values of mortgage loans held for sale are based on commitments on hand from investors or prevailing market prices.

(d)	Loans

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

(e)	Deposits and Note Payable to Federal Home Loan Bank

The fair value of demand deposits, NOW accounts, and savings deposits is the amount payable on demand. The fair value of fixed maturity time deposits, certificates of deposit and the note payable to the Federal Home Loan Bank is estimated using the rates currently offered for deposits or borrowings of similar remaining maturities.

(f)	Commitments to Extend Credit and Standby Letters of Credit

The only amounts recorded for commitments to extend credit and standby letters of credit are the deferred fees arising from these unrecognized financial instruments. These deferred fees are not deemed significant at December 31, 2003 and 2002, and as such, the related fair values have not been estimated.

The carrying amounts and approximate fair values of the Company’s financial instruments are as follows at December 31, 2003 and 2002:

	2003		2002
	Carrying amounts	Approximate fair values	Carrying amounts	Approximate fair values
Financial assets:
Cash and due from banks	$3,967	3,967	4,516	4,516
Federal funds sold	9,799	9,799	15,447	15,447
Securities:
Available-for-sale	27,289	27,289	32,158	32,158
Held-to-maturity	9,819	10,346	10,573	11,239
Federal Reserve Bank Stock	75	75	75	75
Federal Home Loan Bank Stock	598	598	565	565
Mortgage loans held for sale	53	53	—	—
Loans, net of unearned income and fees	149,411	151,284	131,297	133,965

Total financial assets	$201,011	203,411	194,631	197,965

Financial liabilities:
Deposits	$183,865	187,183	178,243	184,732
Note payable to Federal Home Loan Bank	400	406	500	589

Total financial liabilities	$184,265	187,589	178,743	185,321

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

(13)	Parent Company Financial Information

Condensed financial information of Bankshares (Parent) is presented below:

Condensed Balance Sheets

	December 31,
	2003	2002
Assets
Cash due from subsidiary	$43	8
Investment in subsidiary, at equity	21,286	20,281
Other assets	123	100

Total assets	$21,452	20,389

Liabilities and Stockholders’ Equity

Other liabilities	$17	17

Stockholders’ equity (notes 11 and 14):
Common stock of $3 par value. Authorized 3,000,000 shares; issued and outstanding 1,457,406 shares in 2003 and 1,453,203 shares in 2002	4,372	4,360
Capital surplus	562	503
Retained earnings	15,807	14,675
Accumulated other comprehensive income, net	694	834

Total stockholders’ equity	21,435	20,372
Commitments, contingencies and other matters (notes 9, 10 and 11)

Total liabilities and stockholders’ equity	$21,452	20,389

Condensed Statements of Income

	Years ended December 31,
	2003	2002
Income:
Dividends from subsidiary (note 11)	$670	580
Expenses:
Other expenses	65	55

Income before income tax benefit and equity in undistributed net income of subsidiary	605	525
Applicable income tax benefit	22	19

Income before equity in undistributed net income of subsidiary	627	544
Equity in undistributed net income of subsidiary	1,145	1,342

Net income	$1,772	1,886

Condensed Statements of Cash Flows

	Years ended December 31,
	2003	2002
Cash flows from operating activities:
Net income	$1,772	1,886
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiary	(1,145)	(1,342)
Increase in other assets	(23)	(20)

Net cash provided by operating activities	604	524

Cash flows from financing activities:
Proceeds from issuance of common stock	71	31
Cash dividends paid	(640)	(596)

Net cash used in financing activities	(569)	(565)

Net increase (decrease) in cash due from subsidiary	35	(41)
Cash due from subsidiary, beginning of year	8	49

Cash due from subsidiary, end of year	$43	8

(14)	Stock Options

The Company has an Incentive Stock Option Plan (the Plan) instituted on the effective date of May 1, 1997, pursuant to which the Company’s Board of Directors may grant stock options to officers and key employees. The Plan authorizes grants of options to purchase up to 50,000 shares of the Company’s authorized, but unissued common stock. Accordingly, 50,000 shares of authorized, but unissued common stock are reserved for use in the Plan. All stock options are granted with an exercise price equal to the stock’s fair market value at the date of grant. At December 31, 2003, there were 5,000 additional shares available for grant under the Plan.

Stock options generally have 10-year terms, vest at the rate of 20% per year, and become fully exercisable five years from the date of grant.

During 2003, there were no options granted to employees. During 2002, options for 8,500 shares were granted to employees with an exercise price of $14.75 per share. The per share weighted average fair value of stock options granted during 2002 was $2.57 on the date of grant utilizing the Black-Scholes option-pricing model with the following weighted-average assumptions:

Granted in 2002
Expected dividend yield	4%
Risk-free interest rate	4.12%
Expected life of options	10 years
Expected volatility of stock price	25%

Stock option activity during the years ended December 31, 2003 and 2002 is as follows:

	Number of shares	Weighted average exercise price
Balance at December 31, 2001	36,500	$11.26
Expired/forfeited/exercised	—	—
Granted	8,500	14.75

Balance at December 31, 2002	45,000	11.92
Expired/forfeited/exercised	—	—
Granted	—	—

Balance at December 31, 2003	45,000	$11.92

At December 31, 2003, options for 25,000 shares were exercisable at an exercise price of $10.00 per share, options for 4,600 shares were exercisable at an exercise price of $14.00 per share and 1,700 shares were exercisable at an exercise price of $14.75 per share.

(15)	Reclassified Goodwill and Other Intangible Assets

Included in other assets is reclassified goodwill of $539 as of December 31, 2003 and 2002, and other amortizing intangible assets of $24 and $35 as of December 31, 2003 and 2002, respectively. There was no change in the carrying amount of reclassified goodwill of $539 for the years ended December 31, 2003 and 2002.

(16)	Quarterly Results of Operations (Unaudited)

The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 2003 and 2002:

	2003
	First quarter	Second quarter	Third quarter	Fourth quarter
Income statement data:
Interest income	$2,812	2,787	2,757	2,706
Interest expense	1,044	993	1,001	941

Net interest income	1,768	1,794	1,756	1,765
Provision for loan losses	152	106	105	107
Noninterest income	619	620	741	598
Noninterest expense	1,528	1,806	1,760	1,644
Income tax expense	203	135	177	166

Net income	$504	367	455	446

Per share data:
Basic net income per share	$0.35	0.25	0.31	0.31
Diluted net income per share	0.34	0.25	0.31	0.31
Cash dividends per share	0.11	0.11	0.11	0.11
Book value per share	14.22	14.55	14.52	14.71

	2002
	First quarter	Second quarter	Third quarter	Fourth quarter
Income statement data:
Interest income	$3,080	3,094	2,999	2,883
Interest expense	1,398	1,234	1,183	1,145

Net interest income	1,682	1,860	1,816	1,738
Provision for loan losses	105	105	105	114
Noninterest income	422	434	401	499
Noninterest expense	1,439	1,467	1,479	1,429
Income tax expense	151	194	171	207

Net income	$409	528	462	487

Per share data:
Basic net income per share	$0.28	0.36	0.32	0.34
Diluted net income per share	0.28	0.36	0.32	0.33
Cash dividends per share	0.10	0.10	0.10	0.11
Book value per share	12.80	13.35	13.82	14.02

Independent Auditors’ Report

The Board of Directors and Stockholders

Pinnacle Bankshares Corporation:

We have audited the accompanying consolidated balance sheets of Pinnacle Bankshares Corporation and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pinnacle Bankshares Corporation and subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/  KPMG LLP

Roanoke, Virginia

January 23, 2004

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Shareholder Information

Annual Meeting

The 2004 Annual Meeting of Shareholders will be held on April 13, 2004, at 11:30 a.m. at the Fellowship Hall of Altavista Presbyterian Church, located at 707 Broad Street, Altavista, Virginia.

Market for Common Equity and Related Stockholder Matters

The Company’s Common Stock is quoted on the OTC Bulletin Board. The following table presents the high and low bid prices per share of the Common Stock, as reported on the OTC Bulletin Board, and dividend information of the Company for the quarters presented. The high and low bid prices of the Common Stock presented below reflect inter-dealer prices and do not include retail markups, markdowns or commissions, and may not represent actual transactions.

	2003			2002
	High	Low	Dividends	High	Low	Dividends
First Quarter	$16.50	$15.36	$0.11	$14.25	$13.25	$0.10

Second Quarter	$17.65	$16.10	$0.11	$15.20	$13.75	$0.10

Third Quarter	$18.00	$17.50	$0.11	$15.00	$14.55	$0.10

Fourth Quarter	$19.00	$18.00	$0.11	$16.00	$14.82	$0.11

Each share of Common Stock is entitled to participate equally in dividends, which are payable as and when determined by the Board of Directors after consideration of the earnings, general economic conditions, the financial condition of the business and other factors as might be appropriate. The Company’s ability to pay dividends is dependent upon its receipt of dividends from its subsidiary. Prior approval from the Comptroller is required if the total of all dividends declared by a national bank, including the proposed dividend, in any calendar year will exceed the sum of the Bank’s net profits for that year and its retained net profits for the preceding two calendar years, less any required transfers to surplus. This limitation has not had a material impact on the Bank’s ability to declare dividends during 2003 and 2002 and is not expected to have a material impact during 2004.

As of December 31, 2003, there were approximately 411 shareholders of record of the Common Stock.

Requests for Information

Requests for information about the Company should be directed to Bryan M. Lemley, Secretary, Treasurer and Chief Financial Officer, P.O. Box 29, Altavista, Virginia 24517, telephone (434) 369-3000. A copy of the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003, will be furnished without charge to shareholders upon request after March 31, 2004.

Shareholders seeking information regarding lost certificates and dividends should contact Registrar and Transfer Company in Cranford, New Jersey, telephone (800) 368-5948. Please submit address changes in writing to:

Registrar and Transfer Company

Investor Relations Department

10 Commerce Drive

Cranford, New Jersey 07016-9982