Form 10KSB, Exhibit 13
period 2004-12-31
PINNACLE BANKSHARES CORP
filed 2005-03-28
CIK 1031233

2004 ANNUAL REPORT

Front Row: John P. Erb, James E. Burton, IV, A. Willard Arthur, and R.B. Hancock, Jr.

Back Row: Michael E. Watson, William F. Overacre, Robert H. Gilliam Jr., John L. Waller, and Carroll E. Shelton

Not Pictured: James P. Kent, Jr. and Herman P. Rogers, Jr.

BOARD OF DIRECTORS

A. Willard Arthur	William F. Overacre
Chairman and Secretary	President & Owner
Marvin V. Templeton & Sons, Inc.	Overacre, Inc. d/b/a RE/MAX 1st Olympic

James E. Burton, IV	Herman P. Rogers, Jr.
Vice President, Operations	Vice President of Manufacturing
Marvin V. Templeton & Sons, Inc.	BGF Industries, Inc.

John P. Erb	Carroll E. Shelton
Assistant Superintendent	Senior Vice President
Campbell County Schools	The First National Bank of Altavista
Pinnacle Bankshares Corporation
Robert H. Gilliam, Jr.
President & CEO	John L. Waller
The First National Bank of Altavista	Owner & Operator
Pinnacle Bankshares Corporation	Waller Farms, Inc.

R. B. Hancock, Jr.	Michael E. Watson
President & Owner	Financial Manager
R.B.H., Inc. d/b/a Napa Auto Parts	Flippin, Bruce & Porter, Inc.

James P. Kent, Jr.
Partner
Kent & Kent, P.C.

Front Cover: Our new Forest Office

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Officers
Pinnacle Bankshares Corporation
Robert H. Gilliam, Jr.	President & Chief Executive Officer
Carroll E. Shelton	Senior Vice President
Bryan M. Lemley	Secretary, Treasurer & Chief Financial Officer

Officers and Managers
The First National Bank of Altavista
Robert H. Gilliam, Jr.	President, Chief Executive Officer & Trust Officer
Carroll E. Shelton	Senior Vice President & Chief Lending Officer
Lucy H. Johnson	Senior Vice President & Data Processing Manager
Bryan M. Lemley	Vice President, Cashier & Chief Financial Officer
William J. Sydnor, II	Vice President & Branch Administration Officer
Betty S. Adkins	Vice President & Deposit Services Manager
Judith A. Clements	Vice President & Director of Human Resources
Frank R. Chrzanowski	Vice President & Mortgage Division Manager
Pamela R. Adams	Vice President & Mortgage Operations Manager
Thomas R. Burnett, Jr.	Vice President & Commercial Lending Officer
Aubrey H. Hall, III	Vice President & Business Development Officer
Terry A. Brizendine	Assistant Vice President & Investment Consultant
John E. Tucker	Assistant Vice President & Investment Consultant
Albert N. Fariss	Assistant Vice President & Facilities/Purchasing Manager
Ronald C. Clay	Assistant Vice President & Recovery Manager
Brenda M. Eades	Assistant Vice President & Real Estate Loan Officer
Tarry R. Pribble	Assistant Vice President & Collection Manager
Tony J. Bowling	Assistant Vice President, Network Administrator & Security Officer
Marian E. Marshall	Assistant Vice President & Branch Manager
Daniel R. Wheeler	Assistant Vice President & Branch Manager
Shawn D. Stone	Assistant Vice President & Branch Manager
Nancy J. Holt	Loan Officer & Assistant Branch Manager
Terri C. Harris	Loan Officer & Dealer Finance Manager
Doris N. Trent	Loan Officer
Vicki G. Greer	Internal Auditor
Lauren R. Michael	Compliance Officer & Bank Secrecy Act Officer
Cynthia I. Gibson	Bookkeeping Manager
Barbara H. Caldwell	Deposit Administration Manager
Marion E. Clark	Loan Administration Manager

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Office Locations

ALTAVISTA

MAIN OFFICE

622 Broad Street

Altavista, Virginia 24517

Telephone: (434) 369-3000

VISTA OFFICE

1301 N. Main Street

Altavista, Virginia 24517

Telephone: (434) 369-3001

LYNCHBURG

AIRPORT OFFICE

14580 Wards Road

Lynchburg, Virginia 24502

Telephone: (434) 237-3788

BROOKVILLE PLAZA OFFICE

7805 Timberlake Road

Lynchburg, Virginia 24502

Telephone: (434) 237-7936

OLD FOREST ROAD OFFICE

3309 Old Forest Road

Lynchburg, Virginia 24501

Telephone: (434) 385-4432

FOREST

FOREST OFFICE

14417 Forest Road

Forest, Virginia 24551

Telephone: (434) 534-0451

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Selected Consolidated Financial Information

(In thousands, except ratios, share and per share data)

	Years ended December 31,
	2004	2003	2002	2001	2000
Income Statement Data:
Net interest income	$7,400	7,083	7,096	6,100	6,260
Provision for loan losses	223	470	429	380	360
Noninterest income	2,255	2,578	1,756	1,632	1,208
Noninterest expenses	6,901	6,738	5,814	5,401	4,713
Income tax expense	712	681	723	488	637
Net income	1,819	1,772	1,886	1,463	1,758
Per Share Data:
Basic net income	$1.25	1.22	1.30	1.01	1.22
Diluted net income	1.23	1.21	1.29	1.00	1.21
Cash dividends	0.45	0.44	0.41	0.40	0.39
Book value	15.24	14.71	14.02	12.72	11.97
Weighted-Average Shares Outstanding:
Basic	1,457,406	1,455,530	1,453,013	1,449,681	1,442,422
Diluted	1,473,442	1,469,739	1,461,300	1,456,905	1,451,261
Balance Sheet Data:
Assets	$219,813	206,344	199,899	199,966	179,736
Loans, net	158,846	147,883	129,999	122,502	118,962
Securities	34,224	37,108	42,731	45,070	39,426
Cash and cash equivalents	17,336	13,766	19,963	24,183	12,352
Deposits	196,639	183,865	178,243	179,841	160,593
Stockholders’ equity	22,207	21,435	20,372	18,460	17,300
Performance Ratios:
Return on average assets	0.86%	0.87%	0.94%	0.77%	1.07%
Return on average equity	8.33%	8.51%	9.79%	8.18%	10.62%
Dividend payout	36.06%	36.07%	31.54%	39.60%	31.97%
Asset Quality Ratios:
Allowance for loan losses to total loans, net of unearned income and fees	0.94%	1.02%	0.99%	0.95%	0.89%
Net charge-offs to average loans, net of unearned income and fees	0.16%	0.16%	0.24%	0.22%	0.21%
Capital Ratios:
Leverage	9.85%	9.79%	9.44%	8.92%	9.43%
Risk-based:
Tier 1 capital	10.98%	11.57%	12.37%	12.28%	13.30%
Total capital	11.75%	12.45%	13.21%	13.10%	14.15%
Average equity to average assets	10.32%	10.20%	9.62%	9.37%	10.11%

TO OUR SHAREHOLDERS, CUSTOMERS AND FRIENDS:

As we reflect on our accomplishments for 2004, it is apparent that the planning and opening of our new full service office at Forest in eastern Bedford County garnered the majority of our attention throughout the course of the year. The quality of the location, facility and staff provide essential ingredients for us to be successful in this market. Receptiveness to the Forest Office, which opened in mid-August, has been positive and we are pleased with the business being generated at this location. As we grow our level of business at Forest, we anticipate that this operation has the opportunity to contribute positively to our bottom line in 2006.

The opening of our Forest Office expands our footprint in the greater Lynchburg market. Our Airport Office on Rt. 29 south and the Forest Office on Rt. 221 west anchor the footprint, with our Old Forest Road Office and our Brookville Kroger Office filling in nicely in between. Our Lynchburg presence is a positive complement to our two Altavista offices, which continue to service the majority of our business.

Implementation of new technology in 2004 enabled us to expand our products and services. First National Bank is now offering Internet banking, with over 700 of our customers having subscribed to this service. We initiated check imaging in 2004 which enables the bank to be engaged with “Check 21”, the Check Clearing for the 21st Century Act, and should provide efficiencies in check handling and the check clearing process going forward. 99.5% of our customers have been responsive to receiving their paid checks in the new imaged format.

Initiatives in recent years undertaken by First National Bank with consortiums of other Virginia community banks in the areas of insurance product and investment product sales are beginning to produce returns for the Company.

Bankers Insurance, partially owned by First National Bank, through acquisition of established independent Virginia insurance agencies, is now one of the five largest insurance agencies in the Commonwealth. The assignment by Bankers Insurance in 2004 of a producer dedicated to servicing the greater Lynchburg area has benefited First National Bank. The Bank providing office space for Lisa Schenk has facilitated our referral of insurance sales opportunities to Bankers Insurance and hence commission revenue for the Bank.

Bankers Investments Group, partially owned by First National Bank, is the parent of a new broker/dealer, BI Investments, which began operations in the second half of 2003. John Tucker has recently joined the staff of First National Bank as our second fully licensed Investment Consultant, working with Terry Brizendine. John is concentrating his efforts on the Altavista market, freeing Terry to focus his attention on the Lynchburg market. Both gentlemen are natives of and have familiarity with their respective markets and are contributing to the revenue momentum being generated through the start-up operation of BI Investments.

From a financial performance perspective, 2004 saw a 2.65% increase in net income and 6.53% growth in total assets. Net income for 2004 was $1,819,000 and total assets amounted to $219,813,000 as of December 31, 2004.

Even though an upward trend in interest rates occurred in the second half of 2004, we continue to be hindered by our inability to increase the yield on our earning assets. Net interest income did increase by 4.48% in 2004,

622 Broad Street • P.O. Box 29 • Altavista, Virginia 24517 • (434) 369-3000 • Fax (434) 369-7190

driven by a reduction in our cost of funds. The Bank does have the potential to benefit in 2005 from loans that reprice on an annual basis. On the other hand, we are currently experiencing an increase in our cost of funds.

Two other factors that had an impact on 2004 earnings were the provision for loan losses and fees on sales of mortgage loans, with these two factors in essence off-setting each other. Largely because of improvement in the quality of our loan portfolio, our provision for loan losses was $223,000 in 2004, $247,000 less than in 2003. With appreciably fewer mortgage loan refinancings in 2004 than in 2003, fees on sales of mortgage loans amounted to $273,000 in 2004, $216,000 less than in 2003.

We achieved a good level of loan production in 2004, with net loans outstanding increasing by just under $11,000,000 for the year, or 7.41%. Total deposits grew in a corresponding fashion, increasing 6.95% and ending the year at $196,639,000. While there was a shift of approximately $3,000,000 in 2004 from savings and Now accounts to interest free demand deposits, basically all of the growth in total deposits occurred in time deposits, the highest cost category of deposits.

Stockholders’ equity as of December 31, 2004 was $22,207,000, an increase of 3.60% for the year. Book value per share was $15.24 as of the end of 2004. Average equity to average assets for the year was 10.32% and the Company continues to be “well capitalized” by all standard measurements. The cash dividend rate increased to $0.45 per share in 2004 from $0.44 per share in 2003 and the dividend payout ratio for 2004 was 36.06%. 2004 marked the 28th consecutive year of an increase in the cash dividend rate.

The senior management team remained intact in 2004 and provides a nucleus to continue to leverage growth of the Company in the future. The focus of your board and management is on identifying opportunities to expand the value of our Company and we commit to you our dedication to that task.

Please plan to join us for the Annual Meeting of Shareholders, which will be held at 11:30 a.m., Tuesday, April 12, 2005 in the Fellowship Hall of Altavista Presbyterian Church, 707 Broad Street, Altavista, Virginia.

Your support as shareholders and your business as customers are important to us and are sincerely appreciated.

Robert H. Gilliam, Jr.
President and Chief Executive Officer

February 16, 2005

622 Broad Street • P.O. Box 29 • Altavista, Virginia 24517 • (434) 369-3000 • Fax (434) 369-7190

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

Years ended December 31, 2004 and 2003

(in thousands, except ratios, share and per share data)

Management’s Discussion and Analysis

The following discussion is qualified in its entirety by the more detailed information and the consolidated financial statements and accompanying notes appearing elsewhere in this Annual Report. In addition to the historical information contained herein, this Annual Report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of management, are generally identifiable by use of words such as “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “may,” “will” or similar expressions. Although we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these plans, intentions, or expectations will be achieved. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and actual results, performance or achievements could differ materially from those contemplated. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates; general economic conditions; the legislative/regulatory climate; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System; the quality or composition of the loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in our market area; and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements contained herein. Bankshares bases its forward-looking statements on management’s beliefs and assumptions based on information available as of the date of this report. You should not place undue reliance on such statements, because the assumptions, beliefs, expectations and projections about future events on which they are based may, and often do, differ materially from actual results. We undertake no obligation to update any forward-looking statement to reflect developments occurring after the statement is made.

Company Overview

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

The Bank was organized as a national bank in 1908 and commenced its general banking operations in December of that year, providing services to commercial and agricultural businesses and individuals in the Altavista area. With an emphasis on personal service, the Bank today offers a broad range of commercial and retail banking products and services including checking, savings and time deposits, individual retirement accounts, merchant bankcard processing, residential and commercial mortgages, home equity loans, consumer installment loans, agricultural loans, investment loans, small business loans, commercial lines of credit and letters of credit. The Bank also offers a full range of investment and annuity products through its association with Banker’s Investments, LLC, and Banker’s Insurance, LLC. The Bank has two wholly-owned subsidiaries: FNB Property Corp., which holds title to Bank premises real estate, and First Properties, Inc., which holds title to other real estate.

The following discussion supplements and provides information about the major components of the results of operations and financial condition, liquidity and capital resources of Bankshares and its subsidiary (collectively the Company). This discussion and analysis should be read in conjunction with the Company’s consolidated financial statements and accompanying notes.

Executive Summary

The Company serves a trade area consisting primarily of Campbell County, northern Pittsylvania County, southeastern Bedford County, and the city of Lynchburg from facilities located in the town of Altavista and the city of Lynchburg, Virginia. In addition, in June 1999 the Company opened the Airport facility, located just outside the Lynchburg city limits. In August 2000, the Company opened the Old Forest Road facility, located on Old Forest Road in Lynchburg, and the Brookville Plaza facility, located on Timberlake Road in Lynchburg. The Company opened these offices to better serve the Lynchburg and northern Campbell County areas. To better service southeastern Bedford County, the Company opened the Forest facility in August 2004 located at the intersection of Perrowville Road and Route 221. The Company operates in a well-diversified industrial economic region that does not depend upon one or a few types of commerce.

The Company earns revenues on the interest margin between the interest it charges on loans it makes to customers and interest received on the Company’s securities portfolio net of the interest it pays on deposits to customers. The Company also earns revenues on service charges on deposit and loan products, gains on securities that are called or sold, fees on sales of mortgages, and other noninterest income items including but not limited to overdraft fees, fees on the sale of mortgage servicing rights, safe deposit box rentals, and automated teller machine surcharges. The Company’s revenue generating activities and related expenses are outlined in the consolidated statements of income and consolidated statements of changes in stockholders’ equity and comprehensive income and accompanying notes and in “Results of Operations” below.

The Company generates cash through its operating, investing and financing activities. The generation of cash flows is outlined more fully in the consolidated statements of cash flows and accompanying notes and in “Liquidity and Asset/Liability Management” below.

The Company’s balance sheet experienced nice growth in its loan and deposit portfolios and good growth overall in 2004 assisted by growth in the commercial loan portfolio and initial deposit growth at the new Forest facility. The overall growth of the Company is outlined in the consolidated balance sheets and accompanying notes and the “Investment Portfolio,” “Loan Portfolio,” “Bank Premises and Equipment,” “Deposits” and “Capital Resources” discussions below.

The Company looks to continue growing in 2005 and plans to research new expansion opportunities. While growing, the Company is striving to become more efficient after installing new reporting and imaging systems in 2004. The Company also installed innovative products in 2004 such as Internet banking and Internet bill pay that have enhanced our service to customers. The Company will continue to strive to install convenient products and services in 2005 with the goal to better enhance the customers’ experience with the Company.

Overview of 2004 and 2003

Total assets at December 31, 2004 were $219,813, up 6.53% from $206,344 at December 31, 2003. The principal components of the Company’s assets at the end of the year were $17,336 in cash and cash equivalents, $34,224 in securities and $158,846 in net loans. During the year ended December 31, 2004, gross loans increased 6.82% or $10,938. The Company’s lending activities are a principal source of income.

Total liabilities at December 31, 2004 were $197,606, up 6.87% from $184,909 at December 31, 2003, with the increase reflective of an increase in total deposits of $12,774 or 6.95%. Noninterest-bearing demand deposits increased $3,076 or 18.43% and represented 10.05% of total deposits at December 31, 2004, compared to 9.08% at December 31, 2003. Savings and NOW accounts decreased $2,839 or 4.53% and represented 30.42% of total deposits at December 31, 2004, compared to 34.07% at December 31, 2003. Time deposits increased $12,537 or 11.99% at December 31, 2004 and represented 59.53% of total deposits at December 31, 2004, compared to 56.85% at December 31, 2003. The Company’s deposits are provided by individuals and businesses located within the communities served.

Total stockholders’ equity at December 31, 2004 was $22,207 compared to $21,435 at December 31, 2003.

The Company had net income of $1,819 for the year ended December 31, 2004, compared to net income of $1,772 for the year ended December 31, 2003, an increase of 2.65%.

Profitability as measured by the Company’s return on average assets (ROA) was 0.86% in 2004, compared to 0.87% in 2003. Another key indicator of performance, the return on average equity (ROE), was 8.33% for 2004, compared to 8.51% for 2003.

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

The net interest spread increased to 3.50% for the year ended December 31, 2004 from 3.44% for the year ended December 31, 2003. Net interest income was $7,400 ($7,605 on a tax-equivalent basis) for the year ended December 31, 2004, compared to $7,083 ($7,301 on a tax-equivalent basis) for the year ended December 31, 2003, and is attributable to interest income from loans, federal funds sold and securities exceeding the cost associated with interest paid on deposits and other borrowings. In 2004, our deposits repriced at lower rates more rapidly than did our loans and investments, therefore increasing our interest rate spread. The Bank’s yield on interest-earning assets for the year ended December 31, 2004 was 0.27% lower than the year ended December 31, 2003 due to higher yielding assets being replaced by lower yielding ones in 2004. The Bank’s cost of funds rate on interest-bearing liabilities in 2004 was 0.33% lower compared to the same period in 2003.

The Company’s net interest margin increased in 2004 from 2003 levels. The Company attempts to increase net interest margin by product pricing strategies. Many economic forecasts of interest rates for 2005 predict that interest rates will continue to rise if the overall economy performs well and there are no major catastrophic events (e.g. terrorist attacks). While there is no guarantee rates will rise in 2005, the Company’s will strive to price products that are competitive in the market, allow for growth and continue to improve the net interest margin. The Company also continues to strive to find new sources of noninterest income to combat the effects of volatility in interest rate environment.

The following table presents the major categories of interest-earning assets, interest-earning liabilities and stockholders’ equity with corresponding average balances, related interest income or interest expense and resulting yield and rates for the periods indicated.

ANALYSIS OF NET INTEREST INCOME

	Years ended December 31,
	2004			2003
	Average balance(1)	Interest income/ expense	Rate earned/ paid	Average balance(1)	Interest income/ expense	Rate earned/ paid
Assets
Interest-earning assets:
Loans (2)(3)	$153,902	8,991	5.87%	142,214	8,919	6.27%
Investment securities:
Taxable	25,334	1,301	4.89%	26,579	1,487	5.59%
Tax-exempt (4)	10,072	679	6.74%	10,641	727	6.83%
Interest-earning deposits	79	1	1.79%	56	1	1.79%
Federal funds sold	10,495	135	1.29%	13,939	146	1.05%

Total interest-earning assets	199,882	11,107	5.56%	193,429	11,280	5.83%
Other assets:
Allowance for loan losses	(1,608)			(1,416)
Cash and due from banks	4,300			4,213
Other assets, net	9,022			8,000

Total assets	$211,596			204,226

ANALYSIS OF NET INTEREST INCOME, Continued

	Years ended December 31,
	2004			2003
	Average balance(1)	Interest income/ expense	Rate earned/ paid	Average balance(1)	Interest income/ expense	Rate earned/ paid
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Savings and NOW	$62,195	346	0.56%	61,183	576	0.94%
Time	107,808	3,134	2.91%	104,629	3,377	3.23%
Other borrowings	360	22	6.11%	460	26	5.65%

Total interest-bearing liabilities	170,363	3,502	2.06%	166,272	3,979	2.39%
Noninterest-bearing liabilities:
Demand deposits	18,886			16,236
Other liabilities	506			895

Total liabilities	189,755			183,403
Stockholders’ equity	21,841			20,823

Total liabilities and stockholders’ equity	$211,596			204,226

Net interest income		$7,605			$7,301

Net interest margin (5)			3.80%			3.77%

Net interest spread (6)			3.50%			3.44%

(1)	Averages are daily averages.

(2)	Loan interest income includes accretion of loan fees of $32 and $57 for 2004 and 2003, respectively.

(3)	For the purpose of these computations, nonaccrual loans are included in average loans.

(4)	Tax-exempt income from investment securities is presented on a tax-equivalent basis assuming a 34% U.S. Federal tax rate for 2004 and 2003.

(5)	The net interest margin is calculated by dividing net interest income by average total interest-earning assets.

(6)	The net interest spread is calculated by subtracting the interest rate paid on interest-bearing liabilities from the interest rate earned on interest-earning assets.

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

RATE/VOLUME ANALYSIS

	Years ended December 31,
	2004 compared to 2003 Increase (decrease)			2003 compared to 2002 Increase (decrease)
	Volume	Rate	Net	Volume	Rate	Net
Interest earned on interest-earning assets:
Loans (1)	$322	(250)	72	1,128	(1,524)	(396)
Investment securities:
Taxable	(51)	(135)	(186)	(393)	(69)	(462)
Tax-exempt (2)	(39)	(9)	(48)	(87)	(14)	(101)
Interest-earning deposits	—	—	—	—	—	—
Federal funds sold	(147)	136	(11)	8	(83)	(75)

Total interest earned on interest-earning assets	85	(258)	(173)	656	(1,690)	(1,034)

Interest paid on interest-bearing liabilities:
Savings and NOW	10	(240)	(230)	15	(115)	(100)
Time	107	(350)	(243)	16	(888)	(872)
Other borrowings	(5)	1	(4)	(6)	(3)	(9)

Total interest paid on interest-bearing liabilities	112	(589)	(477)	25	(1,006)	(981)

Change in net interest income	$(27)	331	304	631	(684)	(53)

(1)	Nonaccrual loans are included in the average loan totals used in the calculation of this table.

(2)	Tax-exempt income from investment securities is presented on a tax equivalent basis assuming a 34% U.S. Federal tax rate for 2004 and 2003.

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

The provisions for loan losses for the years ended December 31, 2004 and 2003 were $223 and $470, respectively. See “Allowance for Loan Losses” for further discussion.

Noninterest Income. Total noninterest income for the year ended December 31, 2004 decreased $323, or 12.53% to $2,255 from $2,578 in 2003. The Company’s principal source of noninterest income is service charges and fees on deposit accounts, particularly transaction accounts, fees on sales of mortgage loans, and fees from other bank products. The decrease in 2004 is attributed to decreases in fees on the sales of mortgage loans. Fees from sales of mortgage loans decreased $216 for the year ended December 31, 2004, compared to 2003 resulting from less originations and refinances due to the higher rate environment in 2004.

Noninterest Expense. Total noninterest expense for the year ended December 31, 2004 increased $163 or 2.42% to $6,901 from $6,738 in 2003. The increase in noninterest expense is attributed to the effect of overall growth of the Company on personnel expenses, fixed asset costs associated with bank premises additions and other operating expenses. The Company has added four new branches to its operations since June 1999. The increase in other expense is primarily due to a $68 increase in cost of foreclosures.

Income Tax Expense. Applicable income taxes on 2004 earnings amounted to $712, resulting in an effective tax rate of 28.13% compared to $681, or 27.76%, in 2003. The effective tax rate for 2004 is slightly higher primarily because the level of tax-exempt interest income for 2004 was lower compared to 2003.

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

The Company’s operating activities for the year ended December 31, 2004 resulted in net cash provided of $2,467, compared to net cash provided from operating activities of $2,693 in 2003. The overall decrease is primarily attributable to cash paid for noninterest expenses of $6,502 that was $117 higher than 2003 primarily due to the Company’s personnel expenses associated with its continued growth. Also, the Company’s cash paid for income taxes totaled $914 in 2004 compared to $835 in 2003. Additionally, the Company received $2,330 in cash from noninterest income in 2004 and was $500 lower than the noninterest income amount received in 2003. The decrease in noninterest income received in 2004 is primarily attributable to lower fees from sales of mortgage loans as a result of a decline in refinances and a decline in fees received from other Company programs. Partially offsetting this was the Company’s net interest received of $7,530 was $394 higher from the net interest received in 2003 as a result of timing differences in the payment and collection of interest amounts. Also, during 2003 the Company entered into an agreement to originate and sell mortgage loans. This particular program was discontinued in April of 2004 and resulted in net cash provided of $53. Management expects any changes in the Company’s cash provided by operating activities to be offset through continued expansion of the Company’s loan origination programs, changes in deposit pricing strategies and continued focus on improving the efficiency of the Company’s operations.

The Company’s cash flows from investing activities for the year ended December 31, 2004 resulted in net cash used of $10,915, compared to net cash used in investing activities of $13,843 in 2003. The overall decrease is primarily attributable to a $7,580 decrease in cash used to make loans to customers as the Company increased its gross loans by 6.82%. The Company expects to continue to increase its loan portfolio in 2005. The Company also experienced less paydowns and maturities of available-for-sale mortgage-backed securities due to a rising interest rate environment in 2004. The Company expects a slightly lower volume of paydowns in available-for-sale mortgage-backed securities in 2005 due to an expectation of a continuing rising interest rate environment.

Net cash provided by financing activities for the year ended December 31, 2004 resulted in net cash provided of $12,018, compared to net cash provided by financing activities of $4,953 in 2003. The overall increase in net cash provided is primarily attributable to the net increase in time deposits. The Company was successful in attracting long-term fixed rate time deposits with competitive rates and non-interest checking deposits in 2004 with attractive product offerings such as Internet banking and bill pay.

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

The Company’s liquidity is provided by cash and due from banks, federal funds sold, investments available-for-sale, managing investment maturities, interest-earning deposits in other financial institutions and loan repayments. The Company’s ratio of liquid assets to deposits and short-term borrowings was 22.58% as of December 31, 2004 as compared to 22.33% as of December 31, 2003. The Company sells excess funds as overnight federal funds sold to provide an immediate source of liquidity. Federal funds sold as of December 31, 2004 was $12,611 compared to $9,799 as of December 31, 2003. The increase in federal funds sold in 2004 was primarily related to the net increase in deposits made by customers in 2004. Cash and due from banks of $4,725 as of December 31, 2004 was $758 higher when compared to the December 31, 2003 balance of $3,967.

The level of deposits may fluctuate significantly due to seasonal business cycles of depository customers. Levels of deposits are also affected by convenience of branch locations and ATMs to the customer, the rates offered on interest bearing deposits and the attractiveness of noninterest bearing deposit offerings compared with the competition. Similarly, the level of demand for loans may vary significantly and at any given time may increase or decrease substantially. However, unlike the level of deposits, management has more direct control over lending activities and maintains the level of those activities according to the amounts of available funds. Loan demand may be affected by the overall health of the local economy, loan rates compared with the competition and other loan features offered by the Company

As a result of the Company’s management of liquid assets and its ability to generate liquidity through alternative funding sources, management believes that the Company maintains overall liquidity that is sufficient to satisfy its depositors’ requirements and to meet customers’ credit needs. Additional sources of liquidity available to the Company include its capacity to borrow funds through correspondent banks and the Federal Home Loan Bank.

The Company obtains sources of funds through growth in deposits, scheduled payments and prepayments from the loan and investment portfolio, retained earnings growth, and may purchase or borrow funds through the Federal Reserve’s discount window. The Company also has sources of liquidity through three correspondent banking relationships. The Company uses its funds to fund loan and investment growth. Excess funds are sold daily to other institutions. The Company had one borrowing with the Federal Home Loan Bank with a principal balance of $300 with an interest rate of 6.13% as of December 31, 2004. The principal is reduced by $25 quarterly with final payment scheduled to be made in December of 2007.

Interest Rates

While no single measure can completely identify the impact of changes in interest rates on net interest income, one gauge of interest rate sensitivity is to measure, over a variety of time periods, the differences in the amounts of the Company’s rate-sensitive assets and rate-sensitive liabilities. These differences or “gaps” provide an indication of the extent to which net interest income may be affected by future changes in interest rates. A “positive gap” exists when rate-sensitive assets exceed rate-sensitive liabilities and indicates that a greater volume of assets than liabilities will reprice during a given period. This mismatch may enhance earnings in a rising interest rate environment and may inhibit earnings in a declining interest rate environment Conversely, when rate-sensitive liabilities exceed rate-sensitive assets, referred to as a “negative gap,” it indicates that a greater volume of liabilities than assets will reprice during the period. In this case, a rising interest rate environment may inhibit earnings and a declining interest rate environment may enhance earnings. The cumulative one-year gap as of December 31, 2004 was $(7,086), representing 3.22% of total assets. This negative gap falls within the parameters set by the Company.

The following table illustrates the Company’s interest rate sensitivity gap position at December 31, 2004.

	1 year	1-3 years	3-5 years	5-15 years
ASSET/(LIABILITY):
Cumulative interest rate sensitivity gap	$(7,086)	19,779	13,987	28,555

As of December 31, 2004, the Company was liability-sensitive in periods up to one year and asset-sensitive beyond one year. The foregoing table does not necessarily indicate the impact of general interest rate movements on the Company’s net interest yield, because the repricing of various categories of assets and liabilities is discretionary and is subject to competition and other pressures. As a result, various assets and liabilities indicated as repricing within the same period may in fact price at different times and at different rate levels. Management attempts to mitigate the impact of changing interest rates in several ways, one of which is to manage its interest rate-sensitivity gap. Another way to mitigate this risk is by enhancing of non-interest income. At December 31, 2004, all fluctuations fell within Company policy limitations. In addition to managing its asset/liability position, the Company has taken steps to mitigate the impact of changing interest rates by generating noninterest income through service charges, and offering products that are not interest rate-sensitive.

Effects of Inflation

The effect of changing prices on financial institutions is typically different from other industries as the Company’s assets and liabilities are monetary in nature. Interest rates are significantly impacted by inflation, but neither the timing nor the magnitude of the changes is directly related to price level indices. Impacts of inflation on interest rates, loan demand and deposits are reflected in the consolidated financial statements.

Investment Portfolio

The Company’s investment portfolio is used primarily for investment income and secondarily for liquidity purposes. The Company invests funds not used for capital expenditures or lending purposes in securities of the U.S. Government and its agencies, mortgage-backed securities, and taxable and tax-exempt municipal bonds, corporate securities or certificates of deposit. Obligations of the U.S. Government and its agencies include treasury notes and callable or noncallable agency bonds. Mortgage-backed securities include mortgage-backed security pools, which diverse as to collateral and interest rates of the underlying mortgages. The mortgage-backed securities are diverse as to interest rates and guarantors. The Company does not invest in derivatives or other high-risk type securities.

Investment securities available-for-sale as of December 31, 2004 were $26,387, a decrease of $902 or 3.31% from $27,289 as of December 31, 2003. Investment securities held-to-maturity decreased to $7,837 as of December 31, 2004 from $9,819 as of December 31, 2003, a decrease of $1,982 or 20.19%.

The following table presents the composition of the Company’s investment portfolios as of the dates indicated.

	December 31,
	2004		2003
	Amortized costs	Fair values	Amortized costs	Fair values
Available-for-Sale
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$3,099	3,127	3,168	3,230
Obligations of states and political subdivisions	7,549	7,727	7,043	7,355
Corporate securities	8,577	8,726	9,607	10,060
Mortgage-backed securities – government	6,653	6,757	6,370	6,594
Other securities	50	50	50	50

Total available-for-sale	$25,928	26,387	26,238	27,289

	December 31,
	2004		2003
	Amortized costs	Fair values	Amortized costs	Fair values
Held-to-Maturity
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$—	—	56	56
Obligations of states and political subdivisions	7,837	8,102	9,763	10,290

Total held-to-maturity	$7,837	8,102	9,819	10,346

The following table presents the maturity distribution based on fair values and amortized costs of the investment portfolios as of the dates indicated.

INVESTMENT PORTFOLIO – MATURITY DISTRIBUTION

	December 31, 2004
	Amortized Costs	Fair Values	Yield
Available-for-Sale
U.S. Treasury securities and obligations of U.S. Government corporations:
Within one year	$2,700	2,714	3.89%
After one but within five years	—	—	0.00%
After five years through ten years	399	413	5.99%
Obligations of states and subdivisions:
Within one year	626	636	4.62%
After one but within five years	3,696	3,811	4.80%
After five years through ten years	2,727	2,775	4.44%
After ten years	500	505	3.40%
Corporate securities:
Within one year	3,507	3,546	5.27%
After one but within five years	5,070	5,180	5.31%
Mortgage-backed securities – government	6,653	6,757	4.56%
Other securities (1)	50	50	—

Total available-for-sale	$25,928	26,387

Held-to-Maturity
Obligations of states and subdivisions:
Within one year	1,172	1,182	4.95%
After one but within five years	5,874	6,099	4.72%
After five years through ten years	791	821	4.01%

Total held-to-maturity	$7,837	8,102

(1)	Equity securities assume a life greater than ten years.

Loan Portfolio

The Company’s net loans were $158,846 as of December 31, 2004, an increase of $10,963 or 7.41% from $147,883 as of December 31, 2003. This increase resulted primarily from increased volume of commercial loan originations during 2004.

The Company’s ratio of net loans to total deposits was 80.78% as of December 31, 2004 compared to 80.43% as of December 31, 2003. Typically, the Company maintains a ratio of loans to deposits of between 65% and 85%. The loan portfolio primarily consists of commercial, real estate (including real estate term loans, construction loans and other loans secured by real estate), and loans to individuals for household, family and other consumer expenditures. However, the Company adjusts its mix of lending and the terms of its loan programs according to market conditions and other factors. The Company’s loans are typically made to businesses and individuals located within the Company’s market area, most of who have account relationships with the Bank. There is no concentration of loans exceeding 10% of total loans that is not disclosed in the categories presented below. The Company has not made any loans to any foreign entities including governments, banks, businesses or individuals. Commercial and construction loans in the Company’s portfolio are primarily variable rate loans and have little interest rate risk.

The following table presents the composition of the Company’s loan portfolio as of the dates indicated.

LOAN PORTFOLIO

	December 31,
	2004	2003
Real estate loans:
Residential	$52,470	52,264
Other	43,877	34,697
Loans to individuals for household, family and other consumer expenditures	41,449	44,367
Commercial and industrial loans	21,680	17,635
All other loans	992	533

Total loans, gross	160,468	149,496
Less unearned income and fees	(120)	(85)

Loans, net of unearned income and fees	160,348	149,411
Less allowance for loan losses	(1,502)	(1,528)

Loans, net	$158,846	147,883

Commercial Loans. Commercial and industrial loans accounted for 13.51% of the Company’s loan portfolio as of December 31, 2004 compared to 11.80% as of December 31, 2003. Such loans are generally made to provide operating lines of credit, to finance the purchase of inventory or equipment, and for other business purposes. Commercial loans are primarily made at rates that adjust with changes in the prevailing prime interest rate, are generally made for a maximum term of five years (unless they are term loans), and generally require interest payments to be made monthly. The creditworthiness of these borrowers is reviewed, analyzed and evaluated on a periodic basis. Most commercial loans are collateralized with business assets such as accounts receivable, inventory and equipment. Even with substantial collateralization such as all of the assets of the business and personal guarantees, commercial lending involves considerable risk of loss in the event of a business downturn or failure of the business.

Real Estate Loans. Real estate loans accounted for 60.04% of the Company’s loan portfolio as of December 31, 2004 compared to 58.17% as of December 31, 2003. The Company makes commercial and industrial real estate term loans that are typically secured by a first deed of trust. As of December 31, 2004, 54.43% of the real estate loans were secured by 1-4 family residential properties compared to 60.10% at December 31, 2003, and 1.66% of total real estate loans were construction loans at December 31, 2004 compared to 2.14% at December 31, 2003. Real estate lending involves risk elements when there is lack of timely payment and/or a decline in the value of the collateral.

Installment Loans. Installment loans are represented by loans to individuals for household, family and other consumer expenditures. Installment loans accounted for 25.83% of the Company’s loan portfolio as of December 31, 2004 compared to 29.68% as of December 31, 2003.

Mortgage Loan Production Office. The mortgage loan production office makes mortgage loans and refinances existing mortgage loans. The production office sells these loans on the secondary market through the Federal National Mortgage Association and other mortgage brokers. The office does not buy loans on the secondary market but services loans that are held in its loan portfolio and not sold in the secondary market.

Loan Maturity and Interest Rate Sensitivity. The following table presents loan portfolio information related to maturity distribution of commercial and industrial loans and real estate construction loans based on scheduled repayments at December 31, 2004.

LOAN MATURITY

	Due within one year	Due one to five years	Due after five years	Total
Commercial and industrial loans	$2,045	13,373	6,262	21,680
Real estate – construction	1,439	166	—	1,605

The following table presents the interest rate sensitivity of commercial and industrial loans and real estate construction loans maturing after one year as of December 31, 2004.

INTEREST RATE SENSITIVITY

Fixed interest rates	$9,389
Variable interest rates	10,412

Total maturing after one year	$19,801

Restructured loans. The Company had no restructured loans during the year ended December 31, 2004 or 2003, respectively.

Nonperforming Assets. Interest on loans is normally accrued from the date a disbursement is made and recognized as income as it is accrued. Generally, the Company reviews any loan on which payment has not been made for 90 days for potential nonaccrual. The loan is examined and the collateral is reviewed to determine loss potential. If the loan is placed on nonaccrual, any prior accrued interest that remains unpaid is reversed. Loans on nonaccrual amounted to $189 and $260 as of December 31, 2004 and 2003, respectively. Interest income that would have been earned on nonaccrual loans if they had been current in accordance with their original terms and the recorded interest that was included in income on these loans was not significant for 2004 and 2003. There were no commitments to lend additional funds to customers whose loans were on nonaccrual status at December 31, 2004. Foreclosed property consists of one property totaling $150 as of December 31, 2004.

The following tables present information with respect to the Company’s nonperforming assets and accruing loans 90 days or more past due by type as of the dates indicated.

NONPERFORMING ASSETS

	December 31,
	2004	2003
Nonaccrual loans	$189	260
Foreclosed properties	150	—

Total nonperforming assets	$339	260

Nonperforming assets totaled $339 or 0.21% of total gross loans as of December 31, 2004, compared to $260 or 0.17% as of December 31, 2003. The following table presents the balance of accruing loans 90 days or more past due by type as of the dates indicated.

ACCRUING LOANS 90 DAYS OR MORE

PAST DUE BY TYPE

	December 31,
	2004	2003
Loans 90 days or more past due by type:
Real estate loans	$19	185
Loans to individuals	2	103
Commercial loans	2	168

Total accruing loans 90 days or more past due	$23	456

Allowance for Loan Losses. The Company maintains an allowance for loan losses, which it considers adequate to cover the risk of losses in the loan portfolio. The allowance is based upon management’s ongoing evaluation of the quality of the loan portfolio, total outstanding and committed loans, previous charges against the allowance and current and anticipated economic conditions. The allowance is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance. The Company’s management believes that as of December 31, 2004 and 2003, the allowance is adequate. The amount of the provision for loan losses is a charge against earnings. Actual loan losses are charged against the allowance for loan losses.

As of December 31, 2004, the allowance for loan losses totaled $1,502 or 0.94% of total loans, net of unearned income and fees, compared to $1,528 or 1.02% as of December 31, 2003. The provision for loan losses for the years ended December 31, 2004 and 2003 was $223 and $470, respectively. Net charge-offs for the Company were $249 and $240 for the years ended December 31, 2004 and 2003, respectively. The ratio of net loan charge-offs during the period to average loans outstanding for the period was 0.16% and 0.16% for the years ended December 31, 2004 and 2003, respectively. Management evaluates the reasonableness of the allowance for loan losses on a quarterly basis and adjusts the provision as deemed necessary.

The following table presents charged off loans, provisions for loan losses, recoveries on loans previously charged off, allowance adjustments and the amount of the allowance for the dates indicated.

ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

	Years ended December 31,
	2004	2003
Balance at beginning of year	$1,528	1,298
Loan charge-offs:
Real estate loans – residential	—	—
Real estate loans – commercial	(24)	—
Commercial and industrial loans	(98)	—
Loans to individuals for household, family and other consumer expenditures	(229)	(367)

Total loan charge-offs	(351)	(367)

Loan recoveries:
Loans to individuals for household, family and other consumer expenditures	102	127

Net loan charge-offs	(249)	(240)
Provisions for loan losses	223	470

Balance at end of year	$1,502	1,528

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

Loans are charged against the allowance when, in management’s opinion, they are deemed uncollectible, although the Bank continues to aggressively pursue collection. The Company considers a number of factors to determine the need for and timing of charge-offs including the following: whenever any commercial transaction becomes past due for 120 days for any scheduled principal or interest payment and there is no recommendation to place the loan in non-accrual status; whenever foreclosure on real estate collateral or liquidation of other collateral does not result in full payment of the obligation and the deficiency or some portion thereof is deemed uncollectible, the uncollectible portion shall be charged-off; whenever any installment loan becomes past due for 120 days and has not been placed in non-accrual status; whenever any repossessed vehicle remains unsold for 60 days after repossession; whenever a bankruptcy notice is received on any installment loan and review of the facts results in an assessment that all or most of the balance will not be collected, the loan will be place in non-accrual status; whenever a bankruptcy notice is received on a small, unsecured, revolving installment account; and whenever any other small, unsecured, revolving installment account becomes past due for 180 days.

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

	December 31, 2004		December 31, 2003
	Allowance for loan losses	Percent of loans in each category to total loans	Allowance for loan losses	Percent of loans in each category to total loans
Real estate loans:
Residential	$20	32.69%	71	34.96%
Other	107	27.34%	366	23.21%
Loans to individuals for households, family and other consumer expenditures	333	25.84%	333	29.68%
Commercial and industrial loans	951	13.52%	727	11.79%
All other loans	43	0.61%	—	0.36%
Unallocated	48	—	31	—

Totals	$1,502	100.00%	1,528	100.00%

While consumer related charge-offs represent a majority of total charge-offs over the last two years, they are of a low dollar amount on an individual loan basis. Commercial loans on the other hand, though few in terms of the number of charge-offs over the past two years, have the potential to greatly impact the allowance if a particular loan defaults. The Bank’s loan review team uses the principles of SFAS No. 5, Accounting for Contingencies and SFAS No. 114, Accounting by Creditors for Impairment of a Loan an amendment of FASB Statement No. 5 and 15, when determining the allowance for loan losses between loan categories. The determination of a loan category’s allowance is based on the probability of a loan’s default and the probability of loss in the event of a default.

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

Bank Premises and Equipment

Bank premises and equipment increased 36.11% in 2004 compared to an increase of 9.32% in 2003 due to purchases of bank premises and equipment and purchase of material for construction of a new branch facility in Forest, Virginia that was completed in July 2004, partially offset by depreciation charges.

The purchase of land and the initial construction costs for the new branch facility construction totaled $1,872 as of December 31, 2004 and are included in Note (5) Bank Premises and Equipment.

Deposits

Average deposits were $188,889 for the year ended December 31, 2004, an increase of $6,841 or 3.76% from $182,048 of average deposits for the year ended December 31, 2003. As of December 31, 2004, total deposits were $196,639 representing an increase of $12,774 or 6.95% from $183,865 in total deposits as of December 31, 2003. The change in deposits during 2004 was primarily due to changes in previously existing accounts, as well as new accounts opened as a result of relationship changes and new products offered in 2003. Also the new Forest facility produced new deposits of $4,751 in 2004.

For the year ended December 31, 2004, average noninterest-bearing demand deposits were $18,886 or 9.98% of average deposits. For the year ended December 31, 2003, average noninterest-bearing demand deposits were $16,236 or 8.92% of average deposits. Average interest-bearing deposits were $170,363 for the year ended December 31, 2004, representing an increase of $4,551 or 2.74% over the $165,812 in average interest-bearing deposits for the year ended December 31, 2003.

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

The following table presents the Company’s average deposits and the average rate paid for each category of deposits for the periods indicated.

AVERAGE DEPOSIT INFORMATION

	Year ended December 31, 2004		Year ended December 31, 2003
	Average amount of deposits(1)	Average rate paid	Average amount of deposits(1)	Average rate paid
Noninterest-bearing demand deposits	$18,886	N/A	16,236	N/A
Interest-bearing demand deposits	28,695	0.52%	27,575	0.97%
Savings deposits	33,500	0.59%	33,608	0.92%
Time deposits:
Under $100,000	80,756	3.00%	80,107	3.35%
$100,000 and over	27,052	2.60%	24,522	2.94%

Total average time deposits	107,808		104,629

Total average deposits	$188,889		182,048

(1)	Averages are daily averages.

The following table presents the maturity schedule of time certificates of deposit of $100,000 and over and other time deposits of $100,000 and over as of December 31, 2004.

TIME DEPOSITS OF $100,000 AND OVER

	Certificates of deposit	Other time deposits	Total
Three months or less	$5,890	1,191	7,081
Over three through six months	3,926	—	3,926
Over six through 12 months	4,649	1,598	6,247
Over 12 months	10,577	4,316	14,893

Total time deposits of $100,000 and over	$25,042	7,105	32,147

Financial Ratios

The following table presents certain financial ratios for the periods indicated.

RETURN ON EQUITY AND ASSETS

	Years ended December 31,
	2004	2003
Return on average assets	0.86%	0.87%
Return on average equity	8.33%	8.51%
Dividend payout ratio	36.06%	36.07%
Average equity to average assets	10.32%	10.20%

Capital Resources

The Company’s financial position at December 31, 2004 reflects liquidity and capital levels currently adequate to fund anticipated future business expansion. Capital ratios are well in excess of required regulatory minimums for a “well-capitalized” institution. The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, and changing competitive conditions and economic forces. The adequacy of the Company’s capital is reviewed by management on an ongoing basis. Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and to absorb potential losses.

The Company’s capital position continues to exceed regulatory requirements. The primary indicators relied on by bank regulators in measuring the capital position are the Tier I capital, total risk-based capital and leverage ratios. Tier I capital consists generally of common and qualifying preferred stockholders’ equity less goodwill. Total capital generally consists of Tier I capital, qualifying subordinated debt and a portion of the allowance for loan losses. Risk-based capital ratios are calculated with reference to risk weighted assets. The Company’s Tier I capital ratio was 10.98% at December 31, 2004, compared to 11.57% at December 31, 2003. The total capital ratio was 11.75% at December 31, 2004, compared to 12.45% at December 31, 2003.

These ratios are in excess of the mandated minimum requirements of 4% and 8%, respectively. As of December 31, 2004 and 2003, the Company met all regulatory capital ratio requirements and was considered “well capitalized” in accordance with FDICIA.

Stockholders’ equity reached $22,207 at December 31, 2004 compared to $21,435 at December 31, 2003. The leverage ratio consists of Tier I capital divided by quarterly average assets. At December 31, 2004, the Company’s leverage ratio was 9.85% compared to 9.79% at December 31, 2003. Each of these exceeds the required minimum leverage ratio of 4%. The dividend payout ratio was 36.06% and 36.07% in 2004 and 2003, respectively. During 2004, the Company paid dividends of $0.45 per share, up 2.27% from $0.44 per share paid in 2003.

Off-Balance Sheet Arrangements

The Company did not use any financial derivatives during the period of 2004 or 2003. However, the Company has off-balance sheet arrangements that may have a material effect on the results of operations in the future. The Company, in the normal course of business, may at times be a party to financial instruments such as standby letters of credit. Standby letters of credit as of December 31, 2004 equaled $940 compared with $91 as of December 31, 2003. Other commitments include commitments to lend money. Not all these commitments will be acted upon; therefore, the cash requirements will likely be significantly less than the commitments themselves. As of December 31, 2004, the Company had unused loan commitments of $47,213 including $39,450 in unused commitments with an original maturity exceeding one year compared with $32,868 including $30,219 in unused commitments with an original maturity exceeding one year as of December 31, 2003. See Note 9 to Consolidated Financial Statements.

Critical Accounting Policies

The reporting policies of the Company are in accordance with U.S. generally accepted accounting principles. Certain critical accounting policies affect the more significant judgments and estimates used in the preparation of the consolidated financial statements. The Company’s single most critical accounting policy relates to the Company’s allowance for loan losses, which reflects the estimated losses resulting from the inability of the Company’s borrowers to make required loan payments. If the financial condition of the Company’s borrowers were to deteriorate, resulting in an impairment of their ability to make payments, the Company’s estimates would be updated, and additional provisions for loan losses may be required. Further discussion of the estimates used in determining the allowance for loan losses is contained in the discussion on “Allowance for Loan Losses” on page 16 and “Loans and Allowance for Loan Losses” on page 28 of this Annual Report.

Recently Issued Accounting Standards

In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, which was issued in January 2003. The Company will be required to apply FIN 46R to variable interests in VIEs created after December 31, 2003. For variable interests in VIEs created before January 1, 2004, the Interpretation will be applied beginning on January 1, 2005. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and noncontrolling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and noncontrolling interest of the VIE.

The Company currently does not have any variable interest entities, thus, this Statement is not expected to have a material effect on the financial position, results of operations or liquidity of the Company.

FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, was issued in May 2003. This Statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The Statement also includes required disclosures for financial instruments within its scope. For the Company, the Statement was effective for instruments entered into or modified after May 31, 2003 and otherwise was effective as of January 1, 2004, except for mandatorily redeemable financial instruments. For certain mandatorily redeemable financial instruments, the Statement will be effective for the Company on January 1, 2005. The effective date has been deferred indefinitely for certain other types of mandatorily redeemable financial instruments. The Company currently does not have any financial instruments that are within the scope of this Statement. Therefore, this Statement is not expected to have a material effect on the financial position, results of operations or liquidity of the Company.

In December 2004, the FASB issued SFAS No. 123 (R), “Share-Based Payment.” SFAS No. 123 (R) is a revision of SFAS No. 123. This statement supersedes APB Opinion No. 25 and amends SFAS No. 95, “Statement of Cash Flows.” SFAS No. 123 (R) eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25 and requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements using a fair value-based method. SFAS No. 123 (R) is effective for public companies that file as small business issuers as of the beginning of the first interim period that begins after December 15, 2005. The impact of SFAS No. 123 (R) on the Company’s consolidated financial statements is currently being evaluated.

As of December 31, 2004, there are no other new accounting standards issued, but not yet adopted by the Company, which are expected to be applicable to the Company’s financial position, operating results or financial statement disclosures.

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2004 and 2003

(In thousands of dollars, except share data)

	2004	2003
Assets
Cash and cash equivalents (note 2):
Cash and due from banks	$4,725	3,967
Federal funds sold	12,611	9,799

Total cash and cash equivalents	17,336	13,766

Securities (note 3):
Available-for-sale, at fair value	26,387	27,289
Held-to-maturity, at amortized cost	7,837	9,819
Federal Reserve Bank stock, at cost (note 1(c))	75	75
Federal Home Loan Bank stock, at cost (note 1(c))	427	598
Mortgage loans held for sale	—	53
Loans, net (notes 4, 9 and 10)	158,846	147,883
Bank premises and equipment, net (note 5)	5,662	4,270
Accrued income receivable	946	908
Other assets (notes 7, 8 and 15)	2,297	1,683

Total assets	$219,813	206,344

Liabilities and Stockholders’ Equity
Liabilities:
Deposits (note 6):
Demand	$19,764	16,688
Savings and NOW accounts	59,809	62,648
Time	117,066	104,529

Total deposits	196,639	183,865

Note payable to Federal Home Loan Bank (note 1(c))	300	400
Accrued interest payable	482	407
Other liabilities (note 7)	185	237

Total liabilities	197,606	184,909

Stockholders’ equity (notes 11 and 14):
Common stock, $3 par value. Authorized 3,000,000 shares, issued and outstanding 1,457,406 shares in 2004 and 2003	4,372	4,372
Capital surplus	562	562
Retained earnings	16,970	15,807
Accumulated other comprehensive income, net	303	694

Total stockholders’ equity	22,207	21,435

Commitments, contingencies and other matters (notes 9, 10 and 11)

Total liabilities and stockholders’ equity	$219,813	206,344

See accompanying notes to consolidated financial statements.

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2004 and 2003

(In thousands of dollars, except per share data)

	2004	2003
Interest income:
Interest and fees on loans	$8,991	8,919
Interest on securities:
U.S. Treasury	—	27
U.S. Government agencies	494	581
Corporate	504	559
States and political subdivisions (taxable)	303	320
States and political subdivisions (tax exempt)	448	480
Other	27	30
Interest on federal funds sold	135	146

Total interest income	10,902	11,062

Interest expense:
Interest on deposits:
Savings and NOW accounts	346	576
Time - under $100,000	2,430	2,657
Time - $100,000 and over	704	720
Other interest expense	22	26

Total interest expense	3,502	3,979

Net interest income	7,400	7,083
Provision for loan losses (note 4)	223	470

Net interest income after provision for loan losses	7,177	6,613

Noninterest income:
Service charges on deposit accounts	1,286	1,314
Net realized gain on securities (note 3)	34	—
Commissions and fees	176	202
Fees on sales of mortgage loans	273	489
Service charges on loan accounts	174	195
Other operating income	312	378

Total noninterest income	2,255	2,578

Noninterest expense:
Salaries and employee benefits (note 7)	3,854	3,744
Occupancy expense	348	335
Furniture and equipment	639	619
Office supplies and printing	189	191
Capital stock tax	175	158
Advertising expense	133	122
Other operating expenses	1,563	1,569

Total noninterest expense	6,901	6,738

Income before income tax expense	2,531	2,453
Income tax expense (note 8)	712	681

Net income	$1,819	1,772

Basic net income per share (note 1(n))	$1.25	1.22

Diluted net income per share (note 1(n))	$1.23	1.21

See accompanying notes to consolidated financial statements.

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME

Years ended December 31, 2004 and 2003

(In thousands, except share and per share data)

	Common Stock		Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income	Total
	Shares	Par Value
Balances, December 31, 2002	1,453,203	$4,360	503	14,675	834	20,372
Net income	—	—	—	1,772	—	1,772
Change in net unrealized gains on available-for-sale securities, net of deferred taxes of $73	—	—	—	—	(140)	(140)

Comprehensive income						1,632

Cash dividends declared by Bankshares ($0.44 per share)	—	—	—	(640)	—	(640)
Issuance of common stock - dividend reinvestment plan	4,203	12	59	—	—	71

Balances, December 31, 2003	1,457,406	4,372	562	15,807	694	21,435
Net income	—	—	—	1,819	—	1,819
Change in net unrealized gains on available-for-sale securities, net of deferred taxes of $201	—	—	—	—	(369)	(369)
Reclassification adjustment for gains included in net income, net of income tax expense of $12	—	—	—	—	(22)	(22)

Comprehensive income						1,428

Cash dividends declared by Bankshares ($0.45 per share)	—	—	—	(656)	—	(656)

Balances, December 31, 2004	1,457,406	$4,372	562	16,970	303	22,207

See accompanying notes to consolidated financial statements.

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2004 and 2003

(In thousands)

	2004	2003
Cash flows from operating activities:
Net income	$1,819	1,772
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of bank premises and equipment	440	393
Amortization of intangible assets	12	11
Accretion (amortization) of unearned fees, net	32	(57)
Net amortization of premiums and discounts on securities	60	88
Provision for loan losses	223	470
Provision for deferred income taxes	43	(90)
Originations of mortgage loans held for sale	(1,604)	(10,241)
Sales of mortgage loans held for sale	1,657	10,188
Net realized gain on securities	(34)	—
Net decrease (increase) in:
Accrued income receivable	(38)	111
Other assets	(166)	188
Net increase (decrease) in:
Accrued interest payable	75	(89)
Other liabilities	(52)	(51)

Net cash provided by operating activities	2,467	2,693

Cash flows from investing activities:
Purchases of held-to maturity securities	(301)	(1,170)
Purchases of available-for sale securities	(1,604)	(5,516)
Purchases of available-for sale-mortgage backed securities	(2,881)	(1,489)
Proceeds from maturities and calls of held-to-maturity securities	2,282	1,920
Proceeds from maturities and calls of available-for-sale securities	2,203	2,104
Proceeds from paydowns and maturities of available-for-sale mortgage-backed securities	2,566	9,473
Sale (purchase) of Federal Home Loan Bank stock	171	(33)
Collections on loan participations	1,108	1,658
Net increase in loans made to customers	(12,580)	(20,160)
Recoveries on loans charged off	102	127
Purchases of bank premises and equipment	(1,981)	(757)

Net cash used in investing activities	(10,915)	(13,843)

Continued

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2004 and 2003

(In thousands)

	2004	2003
Cash flows from financing activities:
Net increase in demand, savings and NOW deposits	$237	$5,184
Net increase in time deposits	12,537	438
Repayments of note payable to Federal Home Loan Bank	(100)	(100)
Proceeds from issuance of common stock	—	71
Cash dividends paid	(656)	(640)

Net cash provided by financing activities	12,018	4,953

Net increase (decrease) in cash and cash equivalents	3,570	(6,197)

Cash and cash equivalents, beginning of period	13,766	19,963

Cash and cash equivalents, end of period	$17,336	13,766

Supplemental disclosure of cash flows information
Cash paid during the year for:
Income taxes	$914	835
Interest	$3,427	4,068
Supplemental schedule of noncash investing and financing activities:
Transfer of loans to repossessed properties	$254	78
Loans charged against the allowance for loan losses	$351	367
Unrealized gains (losses) on available-for-sale securities	$(592)	213

See accompanying notes to consolidated financial statements.

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

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

The Bank classifies its securities in three categories: (1) debt securities that the Bank has the positive intent and ability to hold to maturity are classified as “held-to-maturity securities” and reported at amortized cost; (2) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as “trading securities” and reported at fair value, with unrealized gains and losses included in net income; and (3) debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as “available-for-sale securities” and reported at fair value, with unrealized gains and losses excluded from net income and reported in accumulated other comprehensive income, a separate component of stockholders’ equity. Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts on a basis, which approximates the level yield method. The Bank does not maintain trading securities. Gains or losses on disposition are based on the net proceeds and adjusted carrying values of the securities called or sold, using the specific identification method. If a decline below cost in the market value of any available-for-sale or held-to-maturity security is deemed other than temporary, the decline is charged to net income, resulting in the establishment of a new cost basis for the security.

(c)	Required Investments and Note Payable to FHLB

As members of the Federal Reserve Bank (FRB) and the Federal Home Loan Bank (FHLB) of Atlanta, the Bank is required to maintain certain minimum investments in the common stock of the FRB and FHLB, which are carried at cost. Required levels of investment are based upon the Bank’s capital and a percentage of qualifying assets.

In addition, the Bank is eligible to borrow from the FHLB with borrowings collateralized by qualifying assets, primarily residential mortgage loans, and the Bank’s capital stock investment in the FHLB. At December 31, 2004, the Bank’s available borrowing limit was approximately $28,576. The Bank had $300 and $400 in borrowings outstanding at December 31, 2004 and 2003, respectively. The note payable, due in December 2007, is payable in annual installments of $100 and bears interest at a fixed rate of 6.13%. Maturities of the note payable for each of the three years subsequent to December 31, 2004 are as follows: $100 in 2005; $100 in 2006; and $100 in 2007.

(d)	Mortgage Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value.

Pursuant to an agreement with the Federal National Mortgage Association (FNMA), during the second quarter of 2003, the Company began a program to originate mortgage loans for sale to FNMA. At December 31, 2004, the Company had no originated loans that were subsequently sold to FNMA. At December 31, 2003, the Company had originated loans totaling $53 that were subsequently sold to FNMA.

(e)	Loans and Allowance for Loan Losses

Loans are stated at the amount of unpaid principal, reduced by unearned income and fees on loans, and an allowance for loan losses. Income is recognized over the terms of the loans using methods that approximate the level yield method. The allowance for loan losses is a valuation allowance consisting of the cumulative effect of the provision for loan losses, plus any amounts recovered on loans previously charged off, minus loans charged off. The provision for loan losses charged to operating expenses is the amount necessary in management’s judgment to maintain the allowance for loan losses at a level it believes sufficient to cover losses in the collection of the Bank’s loans. Management determines the adequacy of the allowance based upon reviews of individual credits, recent loss experience, delinquencies, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. Loans are charged against the allowance for loan losses when management believes the collectibility of the principal is unlikely. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examinations.

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

(f)	Loan Origination and Commitment Fees and Certain Related Direct Costs

Loan origination and commitment fees and certain direct loan origination costs charged by the Bank are deferred and the net amount amortized as an adjustment of the related loan’s yield. The Bank amortizes these net amounts over the contractual life of the related loans or, in the case of demand loans, over the estimated life. Net fees related to standby letters of credit are recognized over the commitment period. The Company adopted FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34, on January 1, 2003. The adoption of FIN 45 did not have a material effect on the Company’s consolidated financial statements.

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

Foreclosed properties consist of properties acquired through foreclosure or deed in lieu of foreclosure. These properties are carried at the lower of cost or fair value less estimated costs to sell. Losses from the acquisition of property in full or partial satisfaction of loans are charged against the allowance for loan losses. Subsequent write-downs, if any, are charged to expense. Gains and losses on the sales of foreclosed properties are included in determining net income in the year of the sale.

(i)	Impairment or Disposal of Long-Lived Assets

The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used, such as bank premises and equipment, is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of, such as foreclosed properties, are reported at the lower of the carrying amount or fair value less costs to sell.

(j)	Test for Impairment of Investment in Bankers Investments Group, LLC

The Bank’s investment of $203 in Bankers Investments Group, LLC as of December 31, 2004 has been evaluated for other-than-temporary impairment. The impairment test evaluated the performance, the liquidity and future cash flows of Bankers Investments Group, LLC. Management has determined that impairment was insignificant and of a temporary nature and is carried at cost at December 31, 2004. Management will continue to evaluate the asset for impairment in future periods.

(k)	Reclassified Goodwill

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

(l)	Pension Plan

The Bank maintains a noncontributory defined benefit pension plan, which covers substantially all of its employees. The net periodic pension expense includes a service cost component, interest on the projected benefit obligation, a component reflecting the actual return on plan assets, the effect of deferring and amortizing certain actuarial gains and losses, and the amortization of any unrecognized net transition obligation on a straight-line basis over the average remaining service period of employees expected to receive benefits under the plan. The Bank’s funding policy is to make annual contributions in amounts necessary to satisfy the Internal Revenue Service’s funding standards and to the extent that they are tax deductible.

(m)	Advertising

The Bank expenses advertising expenses as incurred.

(n)	Income Taxes

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

(o)	Stock Options

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

No compensation cost has been recognized for the Company’s stock options in the accompanying consolidated financial statements. Had the Company determined compensation cost based on the fair value of its stock options at the grant date under SFAS No. 123, the Company’s net income, basic net income per share and diluted net income per share would have decreased to the pro forma amounts for the years ended December 31, 2004 and 2003 indicated below:

	2004	2003
Net income, as reported
Deduct: Total stock-based employee compensation expense determined under SFAS No. 123, net of related tax effects	$1,819	1,772
	(9)	(9)

Pro forma net income	$1,810	1,763

Basic net income per share:
As reported	$1.25	1.22
Pro forma	1.24	1.21
Diluted net income per share:
As reported	$1.23	1.21
Pro forma	1.23	1.20

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for the year ended December 31, 2004; dividend yield of 4.00%, expected volatility of 27.30%, a risk-free interest rate of 4.63%, and expected lives of 7 years.

(p)	Net Income Per Share

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

The following is a reconciliation of the numerators and denominators of the basic and diluted net income per share computations for the periods indicated:

Year ended December 31, 2004	Net income (numerator)	Shares (denominator)	Per share amount
Basic net income per share	$1,819	1,457,406	$1.25

Effect of dilutive stock options	—	16,036

Diluted net income per share	$1,819	1,473,442	$1.23

Year ended December 31, 2003	Net income (numerator)	Shares (denominator)	Per share amount
Basic net income per share	$1,772	1,455,530	$1.22

Effect of dilutive stock options	—	14,209

Diluted net income per share	$1,772	1,469,739	$1.21

(q)	Consolidated Statements of Cash Flows

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks (with original maturities of three months or less), and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

(r)	Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income, requires the Company to classify items of “Other Comprehensive Income” (such as net unrealized gains (losses) on available-for-sale securities) by their nature in a financial statement and present the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Company’s other comprehensive income consists of net income and net unrealized gains (losses) on securities available-for-sale, net of income taxes.

(s)	Use of Estimates

In preparing the consolidated financial statements in accordance with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated balance sheets and revenues and expenses for the years ended December 31, 2004 and 2003. Actual results could differ from those estimates.

(t)	Reclassifications

Certain reclassifications have been made to the 2003 consolidated financial statements to place them on a comparable basis with the 2004 consolidated financial statements.

(2)	Restrictions on Cash

To comply with Federal Reserve regulations, the Bank is required to maintain certain average reserve balances. The daily average reserve requirements were approximately $1,161 and $1,322 for the weeks including December 31, 2004 and 2003, respectively.

(3)	Securities

The amortized costs, gross unrealized gains, gross unrealized losses and fair values for securities at December 31, 2004 and 2003 are as follows:

	2004
	Amortized costs	Gross unrealized gains	Gross unrealized losses	Fair values
Available-for-Sale
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$3,099	29	(1)	3,127
Obligations of states and political subdivisions	7,549	218	(40)	7,727
Corporate securities	8,577	149	—	8,726
Mortgage-backed securities – government	6,653	125	(21)	6,757
Other securities	50	—	—	50

Total available-for-sale	$25,928	521	(62)	26,387

	2004
	Amortized costs	Gross unrealized gains	Gross unrealized losses	Fair values
Held-to-Maturity
Obligations of states and political subdivisions	$7,837	294	(29)	8,102

	2003
	Amortized costs	Gross unrealized gains	Gross unrealized losses	Fair values
Available-for-Sale
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$3,168	63	(1)	3,230
Obligations of states and political subdivisions	7,043	339	(27)	7,355
Corporate securities	9,607	453	—	10,060
Mortgage-backed securities – government	6,370	224	—	6,594
Other securities	50	—	—	50

Total available-for-sale	$26,238	1,079	(28)	27,289

	2003
	Amortized costs	Gross unrealized gains	Gross unrealized losses	Fair values
Held-to-Maturity
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$56	—	—	56
Obligations of states and political subdivisions	9,763	542	(15)	10,290

Total held-to-maturity	$9,819	542	(15)	10,346

The following table shows the gross unrealized losses and fair value of the Company’s investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004:

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Description of Securities
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$499	1	—	—	499	1
Obligations of states and political subdivisions	4,044	69	—	—	4,044	69
Mortgage-backed securities-government	2,233	21	—	—	2,233	21

Total temporarily impaired securities	$6,776	91	—	—	6,776	91

The Company does not consider the unrealized losses other-than-temporary losses based on the volatility of the securities market price involved. The securities, which include fourteen bonds, have had continuous losses for less than 12 months. The $6,776 in securities in which there is an unrealized loss of $91 includes unrealized losses ranging from $1 to $24 or from 0.2% to 3.80% of the original cost of the investment.

The amortized costs and fair values of available-for-sale and held-to-maturity securities at December 31, 2004, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	2004
	Available-for-Sale		Held-to-Maturity
	Amortized costs	Fair values	Amortized costs	Fair values
Due in one year or less	$6,883	6,946	1,172	1,182
Due after one year through five years	8,766	8,991	5,874	6,099
Due after five years through ten years	3,126	3,188	791	821
Due after ten years	500	505	—	—

	19,275	19,630	7,837	8,102
Mortgage-backed securities	6,653	6,757	—	—

Totals	$25,928	26,387	7,837	8,102

A $34 gross gain was realized in 2004 from the sale of two available-for-sale securities with a total par value of $700. There were no gross gains realized in 2003 from sale of available-for-sale securities.

Securities with amortized costs of approximately $4,468 and $4,974 (fair values of $4,602 and $5,243, respectively) as of December 31, 2004 and 2003, respectively, were pledged as collateral for public deposits.

(4)	Loans

A summary of loans at December 31, 2004 and 2003 follows:

	2004	2003
Real estate loans:
Residential	$52,470	52,264
Other	43,877	34,697
Loans to individuals for household, family and other consumer expenditures	41,449	44,367
Commercial and industrial loans	21,680	17,635
All other loans	992	533

Total loans, gross	160,468	149,496
Less unearned income and fees	(120)	(85)

Loans, net of unearned income and fees	160,348	149,411
Less allowance for loan losses	(1,502)	(1,528)

Loans, net	$158,846	147,883

Nonaccrual loans amounted to approximately $189 and $260 at December 31, 2004 and 2003, respectively. Interest income that would have been earned on nonaccrual loans if they had been current in accordance with their original terms and the recorded interest that was included in income on these loans was not significant for 2004 and 2003. There were no commitments to lend additional funds to customers whose loans were on nonaccrual status at December 31, 2004.

In the normal course of business, the Bank has made loans to executive officers and directors. At December 31, 2004, loans to executive officers and directors were approximately $170 compared to $303 at December 31, 2003. During 2004, new loans to executive officers and directors amounted to approximately $382 and repayments amounted to approximately $515. Loans to companies in which executive officers and directors have an interest amounted to approximately $1,458 and $1,584 at December 31, 2004 and 2003, respectively. All such loans were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated persons, and, in the opinion of management, do not involve more than normal risk or present other unfavorable features.

Activity in the allowance for loan losses for the years ended December 31, 2004 and 2003 is summarized as follows:

	2004	2003
Balances at beginning of year	$1,528	1,298
Provision for loan losses	223	470
Loans charged off	(351)	(367)
Loan recoveries	102	127

Balances at end of year	$1,502	1,528

At December 31, 2004 and 2003, the recorded investment in loans for which impairment has been identified totaled approximately $189 and $260, respectively, with corresponding valuation allowances of approximately $100 and $43, respectively. The average recorded investment in impaired loans receivable during 2004 and 2003 was approximately $349 and $268, respectively. Interest income recognized on a cash basis on impaired loans during 2004 and 2003 was approximately $2 and $12, respectively.

(5)	Bank Premises and Equipment

Bank premises and equipment, net were comprised of the following as of December 31, 2004 and 2003:

	2004	2003
Land improvements	$420	380
Buildings	4,588	3,377
Equipment, furniture and fixtures	4,405	3,731
Construction in progress	—	517

	9,413	8,005
Less accumulated depreciation	(4,902)	(4,462)

	4,511	3,543
Land	1,151	727

Bank premises and equipment, net	$5,662	4,270

Construction in progress in 2003 includes costs associated with the construction of a new branch facility in Forest, Virginia. The new branch facility was completed and opened in August 2004 with a total cost of $1,872.

(6)	Deposits

A summary of deposits at December 31, 2004 and 2003 follows:

	2004	2003
Noninterest-bearing demand deposits	$19,764	16,688
Interest-bearing:
Savings	32,382	33,000
NOW accounts	27,427	29,648
Time deposits – under $ 100,000	84,919	79,320
Time deposits – $100,000 and over	32,147	25,209

Total interest-bearing deposits	176,875	167,177

Total deposits	$196,639	183,865

At December 31, 2004, the scheduled maturity of time deposits is as follows: $61,928 in 2005; $13,846 in 2006; $12,184 in 2007; $11,045 in 2008 and $18,063 in 2009.

(7)	Employee Benefit Plans

The Bank maintains a noncontributory defined benefit pension plan that covers substantially all of its employees. Benefits are computed based on employees’ average final compensation and years of credited service. Pension expense amounted to approximately $393 and $289 in 2004 and 2003, respectively.

The change in benefit obligation, change in plan assets and funded status of the pension plan at September 30, 2004 and 2003 (most recent information available) and pertinent assumptions are as follows:

	Pension Benefits
	2004	2003
Change in Benefit Obligation

Benefit obligation at beginning of year	$4,201	3,256
Service cost	310	227
Interest cost	252	219
Actuarial (gain) loss	(183)	597
Benefits paid	(9)	(98)

Benefit obligation at end of year	4,571	4,201

Change in Plan Assets

Fair value of plan assets at beginning of year	2,891	2,266
Actual return on plan assets	309	389
Employer contribution	747	334
Benefit paid	(10)	(98)

Fair value of plan assets at end of year	3,937	2,891

Funded status	(634)	(1,310)

Unrecognized net actuarial loss	852	1,159
Unrecognized prior service cost	54	63

Prepaid (accrued) pension benefit cost, included in other assets (liabilities)	$272	(88)

	Pension Benefits
	2004	2003
Weighted Average Assumptions as of September 30:
Discount rate	6.00%	6.00%
Expected long-term return on plan assets	8.50%	8.50%
Rate of compensation increase	5.00%	5.00%

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

The components of net pension benefit cost under the plan for the years ended December 31, 2004 and 2003 is summarized as follows:

	Pension Benefits
	2004	2003
Service cost	$310	227
Interest cost	252	219
Expected return on plan assets	(228)	(192)
Net amortization	9	8
Recognized net actuarial loss	43	27

Net pension benefit cost	$386	289

Projected Benefit Payments

The projected benefit payments under the plan are summarized as follows:

10/1/2004-9/30/2005	$11
10/1/2005-9/30/2006	61
10/1/2006-9/30/2007	60
10/1/2007-9/30/2008	70
10/1/2008-9/30/2009	70
10/1/2009-9/30/2014	1,163

Plan Asset Allocation

The pension plan’s weighted-average asset allocations at September 30, 2004 and 2003, by asset category, are as follows:

	Plan Assets at September 30,
	2004	2003
Asset Category:
Mutual funds – fixed income	35%	40%
Mutual funds – equity	65%	60%

Total	100%	100%

Plan assets are held in a pooled pension trust fund administered by the Virginia Bankers Association. The pooled pension trust fund is sufficiently diversified to maintain a reasonable level of risk without imprudently sacrificing return, with a targeted asset allocation of 35% fixed income and 65% equities. The Investment Manager selects investment fund managers with demonstrated experience and expertise, and funds with demonstrated historical performance, for the implementation of the pension plan’s investment strategy. The Investment Manager will consider both actively and passively managed investment strategies and will allocate funds across the asset classes to develop an efficient investment structure.

It is the responsibility of the Virginia Bankers Association to administer the investments of the pooled pension trust fund within reasonable costs, being careful to avoid sacrificing quality. These costs include, but are not limited to, management and custodial fees, consulting fees, transaction costs and other administrative costs.

Contributions

The Company expects to contribute $289 to its pension plan in 2005.

The Company also has a 401(k) plan for which the Company does not currently match employee contributions to the plan.

(8)	Income Taxes

Total income taxes for the years ended December 31, 2004 and 2003 are allocated as follows:

	2004	2003
Income	$712	681
Stockholders’ equity for net unrealized gains on available-for-sale securities recognized for financial reporting purposes	(201)	(73)

Total income taxes	$511	608

Income tax expense (benefit) attributable to income before income tax expense for the years ended December 31, 2004 and 2003 is summarized as follows:

	2004	2003
Current	$669	771
Deferred	43	(90)

Total income tax expense	$712	681

Included in income tax expense was tax expense of approximately $11 for the year ended December 31, 2004, related to net realized gains on securities. There were no net realized gains on securities for the year ended December 31, 2003.

Reported income tax expense for the years ended December 31, 2004 and 2003 differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to income before income tax expense as a result of the following:

	2004	2003
Computed “expected” income tax expense	$860	834
Increase (reduction) in income tax expense resulting from:
Tax-exempt interest	(162)	(171)
Disallowance of interest expense	12	15
Other, net	2	3

Reported income tax expense	$712	681

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2004 and 2003 are as follows:

	2004	2003
Deferred tax assets:
Loans, principally due to allowance for loan losses	$384	412
Accrued pension, due to accrual for financial reporting purposes in excess of actual pension contributions	161	143
Loans, due to unearned fees, net	47	51
Other	51	58

Total gross deferred tax assets	643	664

Deferred tax liabilities:
Bank premises and equipment, due to differences in depreciation	(91)	(86)
Net unrealized gains on available-for-sale securities	(156)	(357)
Other	(42)	(20)

Total gross deferred tax liabilities	(289)	(463)

Net deferred tax asset, included in other assets	$354	201

The Bank has determined that a valuation allowance for the gross deferred tax assets is not necessary at December 31, 2004 and 2003, since realization of the entire gross deferred tax assets can be supported by the amounts of taxes paid during the carryback periods available under current tax laws.

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

Financial instruments whose contract amounts represent credit risk:

	Contract amounts at December 31,
	2004	2003
Commitments to extend credit	$47,213	32,868

Standby letters of credit	$940	91

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

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including bond financing and similar transactions. Unless renewed, substantially all of the Bank’s credit commitments at December 31, 2004 will expire within one year. Management does not anticipate any material losses as a result of these transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

(10)	Concentrations of Credit Risk

The Bank grants commercial, residential, consumer and agribusiness loans to customers primarily in the central Virginia area. The Bank has a diversified loan portfolio that is not dependent upon any particular economic sector. As a whole, the portfolio could be affected by general economic conditions in the central Virginia region.

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

At times, the Bank may have cash and cash equivalents at a financial institution in excess of insured limits. The Bank places its cash and cash equivalents with high credit quality financial institutions whose credit rating is monitored by management to minimize credit risk.

(11)	Dividend Restrictions and Capital Requirements

Bankshares’ principal source of funds for dividend payments is dividends received from its subsidiary Bank. For the years ended December 31, 2004 and 2003, dividends from the subsidiary Bank totaled $705 and $670, respectively.

Substantially all of Bankshares’ retained earnings consist of undistributed earnings of its subsidiary Bank, which are restricted by various regulations administered by federal banking regulatory agencies. Under applicable federal laws, the Comptroller of the Currency restricts, without prior approval, the total dividend payments of the Bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits for the two preceding years. At December 31, 2004, retained net profits of the Bank that were free of such restriction approximated $4,241.

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

Quantitative measures established by regulation to ensure capital adequacy require Bankshares and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2004, that Bankshares and the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2004, the most recent notification from Office of the Comptroller of the Currency categorized Bankshares and the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized,” Bankshares and the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed Bankshares and the Bank’s category.

Bankshares and the Bank’s actual capital amounts and ratios are presented in the table below.

	Actual		For Capital Adequacy Purposes		To Be “Well Capitalized” Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2004:
Total Capital (to Risk Weighted Assets):
Bankshares consolidated	$22,851	11.75%	$15,555	8.0%	$	N/A	N/A
Bank	22,712	11.69%	15,545	8.0%		19,342	10.0%
Tier I Capital (to Risk Weighted Assets):
Bankshares consolidated	21,349	10.98%	7,777	4.0%		N/A	N/A
Bank	21,210	10.92%	7,773	4.0%		11,659	6.0%
Tier I Capital (Leverage) (to Average Assets):
Bankshares consolidated	21,349	9.85%	8,673	4.0%		N/A	N/A
Bank	21,210	9.78%	8,673	4.0%		12,537	5.0%

	Actual		For Capital Adequacy Purposes		To Be “Well Capitalized” Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2003:
Total Capital (to Risk Weighted Assets):
Bankshares consolidated	$21,435	12.45%	$13,946	8.0%	$	N/A	N/A
Bank	21,555	12.38%	13,934	8.0%		17,418	10.0%
Tier I Capital (to Risk Weighted Assets):
Bankshares consolidated	20,176	11.57%	6,973	4.0%		N/A	N/A
Bank	20,027	11.50%	6,967	4.0%		10,451	6.0%
Tier I Capital (Leverage) (to Average Assets):
Bankshares consolidated	20,176	9.79%	8,244	4.0%		N/A	N/A
Bank	20,027	9.72%	8,244	4.0%		10,305	5.0%

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

The fair value of securities, except state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations; so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

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

(f)	Commitments to Extend Credit and Standby Letters of Credit

The only amounts recorded for commitments to extend credit and standby letters of credit are the deferred fees arising from these unrecognized financial instruments. These deferred fees are not deemed significant at December 31, 2004 and 2003, and as such, the related fair values have not been estimated.

The carrying amounts and approximate fair values of the Company’s financial instruments are as follows at December 31, 2004 and 2003:

	2004		2003
	Carrying amounts	Approximate fair values	Carrying amounts	Approximate fair values
Financial assets:
Cash and due from banks	$4,725	4,725	3,967	3,967
Federal funds sold	12,611	12,611	9,799	9,799
Securities:
Available-for-sale	26,387	26,387	27,289	27,289
Held-to-maturity	7,837	8,102	9,819	10,346
Federal Reserve Bank Stock	75	75	75	75
Federal Home Loan Bank Stock	427	427	598	598
Mortgage loans held for sale	—	—	53	53
Loans, net of unearned income and fees	160,348	160,690	149,411	151,284

Total financial assets	$212,410	213,017	201,011	203,411

Financial liabilities:
Deposits	$196,639	198,478	183,865	187,183
Note payable to Federal Home Loan Bank	300	313	400	406

Total financial liabilities	$196,939	198,791	184,265	187,589

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

(13)	Parent Company Financial Information

Condensed financial information of Bankshares (Parent) is presented below:

Condensed Balance Sheets

	December 31,
	2004	2003
Assets
Cash due from subsidiary	$7	43
Investment in subsidiary, at equity	22,068	21,286
Other assets	153	123

Total assets	$22,228	21,452

Liabilities and Stockholders’ Equity
Other liabilities	$21	17

Stockholders’ equity (notes 11 and 14):
Common stock of $3 par value. Authorized 3,000,000 shares; issued and outstanding 1,457,406 shares in 2004 and 2003	4,372	4,372
Capital surplus	562	562
Retained earnings	16,970	15,807
Accumulated other comprehensive income, net	303	694

Total stockholders’ equity	22,207	21,435
Commitments, contingencies and other matters (notes 9, 10 and 11)

Total liabilities and stockholders’ equity	$22,228	21,452

Condensed Statements of Income

	Years ended December 31,
	2004	2003
Income:
Dividends from subsidiary (note 11)	$705	670
Expenses:
Other expenses	88	65

Income before income tax benefit and equity in undistributed net income of subsidiary	617	605
Applicable income tax benefit	32	22

Income before equity in undistributed net income of subsidiary	649	627
Equity in undistributed net income of subsidiary	1,170	1,145

Net income	$1,819	1,772

Condensed Statements of Cash Flows

	Years ended December 31,
	2004	2003
Cash flows from operating activities:
Net income	$1,819	1,772
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiary	(1,170)	(1,145)
Increase in other assets	(30)	(23)

Net cash provided by operating activities	619	604

Cash flows from financing activities:
Proceeds from issuance of common stock	—	71
Cash dividends paid	(655)	(640)

Net cash used in financing activities	(655)	(569)

Net increase (decrease) in cash due from subsidiary	(36)	35
Cash due from subsidiary, beginning of year	43	8

Cash due from subsidiary, end of year	$7	43

(14)	Stock Options

The Company has two incentive stock option plans. The 1997 Incentive Stock Plan (the 1997 Plan), pursuant to which the Company’s Board of Directors may grant stock options to officers and key employees, was effective as of May 1, 1997. The 1997 Plan authorizes grants of options to purchase up to 50,000 shares of the Company’s authorized, but unissued common stock. Accordingly, 50,000 shares of authorized, but unissued common stock have been reserved for use in the 1997 Plan. All stock options are granted with an exercise price equal to the stock’s fair market value at the date of grant. At December 31, 2004, there were 5,000 additional shares available for grant under the 1997 Plan.

The 2004 Incentive Stock Plan (the 2004 Plan), pursuant to which the Company’s Board of Directors may grant stock options to officers and key employees, was approved by shareholders on April 13, 2004 and became effective as of May 1, 2004. The 2004 Plan authorizes grants of options to purchase up to 100,000 shares of the Company’s authorized, but unissued common stock. Accordingly, 100,000 shares of authorized, but unissued common stock are reserved for use in the 2004 Plan. All stock options are granted with an exercise price equal to the stock’s fair market value at the date of the grant. At December 31, 2004, there were 100,000 additional shares available for grant under the 2004 Plan.

Stock options generally have 10-year terms, vest at the rate of 20% per year, and become fully exercisable five years from the date of grant. During 2004 and 2003, there were no options granted to employees.

Stock option activity during the years ended December 31, 2004 and 2003 is as follows:

	shares	exercise price
Balance at December 31, 2002	45,000	$11.92
Expired/forfeited/exercised	—	—
Granted	—	—

Balance at December 31, 2003	45,000	11.92
Expired/forfeited/exercised	—	—
Granted	—	—

Balance at December 31, 2004	45,000	$11.92

At December 31, 2004, options for 25,000 shares were exercisable at an exercise price of $10.00 per share, options for 6,900 shares were exercisable at an exercise price of $14.00 per share, and 3,400 shares were exercisable at an exercise price of $14.75 per share.

(15)	Reclassified Goodwill and Other Intangible Assets

Included in other assets is reclassified goodwill of $539 as of December 31, 2004 and 2003, and other amortizing intangible assets of $14 and $24 as of December 31, 2004 and 2003, respectively. There was no change in the carrying amount of reclassified goodwill of $539 for the years ended December 31, 2004 and 2003.

(16)	Quarterly Results of Operations (Unaudited)

The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 2004 and 2003:

	2004
	First quarter	Second quarter	Third quarter	Fourth quarter
Income statement data:
Interest income	$2,657	2,637	2,761	2,847
Interest expense	849	829	852	972

Net interest income	1,808	1,808	1,909	1,875
Provision for loan losses	108	55	40	20
Noninterest income	570	565	592	528
Noninterest expense	1,658	1,622	1,817	1,804
Income tax expense	172	201	185	154

Net income	$440	495	459	425

Per share data:
Basic net income per share	$0.30	0.35	0.31	0.29
Diluted net income per share	0.30	0.34	0.31	0.28
Cash dividends per share	0.11	0.11	0.11	0.12
Book value per share	14.98	14.82	15.18	15.24

	2003
	First quarter	Second quarter	Third quarter	Fourth quarter
Income statement data:
Interest income	$2,812	2,787	2,757	2,706
Interest expense	1,044	993	1,001	941

Net interest income	1,768	1,794	1,756	1,765
Provision for loan losses	152	106	105	107
Noninterest income	619	620	741	598
Noninterest expense	1,528	1,806	1,760	1,644
Income tax expense	203	135	177	166

Net income	$504	367	455	446

Per share data:
Basic net income per share	$0.35	0.25	0.31	0.31
Diluted net income per share	0.34	0.25	0.31	0.31
Cash dividends per share	0.11	0.11	0.11	0.11
Book value per share	14.22	14.55	14.52	14.71

Report of Independent Auditors

The Board of Directors and Stockholders

Pinnacle Bankshares Corporation

Altavista, Virginia

We have audited the accompanying consolidated balance sheet of Pinnacle Bankshares Corporation and subsidiary as of December 31, 2004, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of Pinnacle Bankshares Corporation and subsidiary as of December 31, 2003, were audited by other auditors whose report dated January 23, 2004, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pinnacle Bankshares Corporation and subsidiary as of December 31, 2004, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Lynchburg, Virginia

February 28, 2005

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Shareholder Information

Annual Meeting

The 2005 Annual Meeting of Shareholders will be held on April 12, 2005, at 11:30 a.m. at the Fellowship Hall of Altavista Presbyterian Church, located at 707 Broad Street, Altavista, Virginia.

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

	2004			2003
	High	Low	Dividends	High	Low	Dividends

First Quarter	$20.10	$18.01	$0.11	$16.50	$15.36	$0.11
Second Quarter	$18.75	$17.45	$0.11	$17.65	$16.10	$0.11
Third Quarter	$19.00	$17.85	$0.11	$18.00	$17.50	$0.11
Fourth Quarter	$20.00	$18.60	$0.12	$19.00	$18.00	$0.11

Each share of Common Stock is entitled to participate equally in dividends, which are payable as and when determined by the Board of Directors after consideration of the earnings, general economic conditions, the financial condition of the business and other factors as might be appropriate. The Company’s ability to pay dividends is dependent upon its receipt of dividends from its subsidiary. Prior approval from the Comptroller of the Currency is required if the total of all dividends declared by a national bank, including the proposed dividend, in any calendar year will exceed the sum of the Bank’s net profits for that year and its retained net profits for the preceding two calendar years, less any required transfers to surplus. This limitation has not had a material impact on the Bank’s ability to declare dividends during 2004 and 2003 and is not expected to have a material impact during 2005.

As of December 31, 2004, there were approximately 410 shareholders of record of the Common Stock.

Requests for Information

Requests for information about the Company should be directed to Bryan M. Lemley, Secretary, Treasurer and Chief Financial Officer, P.O. Box 29, Altavista, Virginia 24517, telephone (434) 369-3000. A copy of the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004, will be furnished without charge to shareholders upon written request after March 31, 2005.

Shareholders seeking information regarding lost certificates and dividends should contact Registrar and Transfer Company in Cranford, New Jersey, telephone (800) 368-5948. Please submit address changes in writing to:

Registrar and Transfer Company

Investor Relations Department

10 Commerce Drive

Cranford, New Jersey 07016-9982

622 Broad Street

Post Office Box 29

Altavista, Virginia 24517

(434) 369-3000