Form 10KSB, Exhibit 13
period 2005-12-31
PINNACLE BANKSHARES CORP
filed 2006-03-24
CIK 1031233

Exhibit 13

2005 ANNUAL REPORT

Front Row: John P. Erb, Robert H. Gilliam Jr., James E. Burton, IV and A. Willard Arthur

Back Row: William F. Overacre, John L. Waller, Carroll E. Shelton, James P. Kent, Jr.,

R.B. Hancock, Jr. and Michael E. Watson

BOARD OF DIRECTORS

A. Willard Arthur	James P. Kent, Jr.
Retired Chairman and Secretary	Partner
Marvin V. Templeton & Sons, Inc.	Kent & Kent, P.C.

James E. Burton, IV	William F. Overacre
Vice President, Operations	President & Owner
Marvin V. Templeton & Sons, Inc.	Overacre, Inc. d/b/a RE/MAX 1st Olympic

John P. Erb	Carroll E. Shelton
Assistant Superintendent	Senior Vice President
Campbell County Schools	The First National Bank of Altavista
Pinnacle Bankshares Corporation

Robert H. Gilliam, Jr.	John L. Waller
President & CEO	Owner & Operator
The First National Bank of Altavista	Waller Farms, Inc.
Pinnacle Bankshares Corporation

R. B. Hancock, Jr.	Michael E. Watson
President & Owner	Controller
R.B.H., Inc. d/b/a Napa Auto Parts	Flippin, Bruce & Porter, Inc.

Front Cover: Airport Office

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Officers of Pinnacle Bankshares Corporation
Robert H. Gilliam, Jr.	President & Chief Executive Officer
Carroll E. Shelton	Senior Vice President
Bryan M. Lemley	Secretary, Treasurer & Chief Financial Officer

Officers and Managers of The First National Bank of Altavista
Robert H. Gilliam, Jr.	President, Chief Executive Officer & Trust Officer
Carroll E. Shelton	Senior Vice President & Chief Lending Officer
Lucy H. Johnson	Senior Vice President & Data Processing Manager
Bryan M. Lemley	Vice President, Cashier & Chief Financial Officer
William J. Sydnor, II	Vice President & Branch Administration Officer
Betty S. Adkins	Vice President & Deposit Services Manager
Judith A. Clements	Vice President & Director of Human Resources
Pamela R. Adams	Vice President & Mortgage Division Manager
Thomas R. Burnett, Jr.	Vice President & Commercial Lending Officer
Aubrey H. Hall, III	Vice President & Business Development Officer
James M. Minear	Vice President & Commercial Real Estate Lending Officer
John E. Tucker	Assistant Vice President & Investment Consultant
Albert N. Fariss	Assistant Vice President, Facilities/Purchasing Manager & Security Officer
Ronald C. Clay	Assistant Vice President & Recovery Manager
Brenda M. Eades	Assistant Vice President & Real Estate Loan Officer
Tarry R. Pribble	Assistant Vice President & Collection Manager
Tony J. Bowling	Assistant Vice President & Network Administrator
Marian E. Marshall	Assistant Vice President & Branch Manager
Daniel R. Wheeler	Assistant Vice President & Branch Manager
Shawn D. Stone	Assistant Vice President & Branch Manager
Tracie A. Robinson	Assistant Vice President & Branch Manager
Nancy J. Holt	Assistant Vice President & Branch Manager
Vivian S. Brown	Assistant Vice President & Retail Business Development Officer
Terri C. Harris	Loan Officer & Dealer Finance Manager
Doris N. Trent	Loan Officer
Gail B. Alexander	Loan Production Officer
Anita M. Jones	Loan Production Officer
Vicki G. Greer	Internal Auditor
Lauren R. Michael	Compliance Officer & Bank Secrecy Act Officer
Cynthia I. Gibson	Bookkeeping Manager
Barbara H. Caldwell	Deposit Administration Manager & Assistant Branch Manager
Marion E. Clark	Loan Administration Manager

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Office Locations

ALTAVISTA

MAIN OFFICE

622 Broad Street

Altavista, Virginia 24517

Telephone: (434) 369-3000

VISTA OFFICE

1301 N. Main Street

Altavista, Virginia 24517

Telephone: (434) 369-3001

LYNCHBURG

AIRPORT OFFICE

14580 Wards Road

Lynchburg, Virginia 24502

Telephone: (434) 237-3788

BROOKVILLE PLAZA OFFICE

7805 Timberlake Road

Lynchburg, Virginia 24502

Telephone: (434) 237-7936

OLD FOREST ROAD OFFICE

3309 Old Forest Road

Lynchburg, Virginia 24501

Telephone: (434) 385-4432

FOREST

FOREST OFFICE

14417 Forest Road

Forest, Virginia 24551

Telephone: (434) 534-0451

SMITH MOUNTAIN LAKE

LOAN PRODUCTION OFFICE

74 Scruggs Road, Suite 102

Moneta, Virginia 24121

Telephone: (540) 719-0193

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Selected Consolidated Financial Information

(In thousands, except ratios, share and per share data)

	Years ended December 31,
	2005	2004	2003	2002	2001
Income Statement Data:
Net interest income	$7,983	7,400	7,083	7,096	6,100
Provision for loan losses	230	223	470	429	380
Noninterest income	2,396	2,255	2,578	1,756	1,632
Noninterest expenses	7,166	6,901	6,738	5,814	5,401
Income tax expense	876	712	681	723	488
Net income	2,107	1,819	1,772	1,886	1,463
Per Share Data:
Basic net income	$1.44	1.25	1.22	1.30	1.01
Diluted net income	1.43	1.23	1.21	1.29	1.00
Cash dividends	0.49	0.45	0.44	0.41	0.40
Book value	15.91	15.24	14.71	14.02	12.72
Weighted-Average Shares Outstanding:
Basic	1,458,706	1,457,406	1,455,530	1,453,013	1,449,681
Diluted	1,476,288	1,473,442	1,469,739	1,461,300	1,456,905
Balance Sheet Data:
Assets	$233,490	219,813	206,344	199,899	199,966
Loans, net	181,268	158,846	147,883	129,999	122,502
Securities	29,261	34,224	37,108	42,731	45,070
Cash and cash equivalents	13,814	17,336	13,766	19,963	24,183
Deposits	209,246	196,639	183,865	178,243	179,841
Stockholders’ equity	23,212	22,207	21,435	20,372	18,460
Performance Ratios:
Return on average assets	0.94%	0.86%	0.87%	0.94%	0.77%
Return on average equity	9.29%	8.33%	8.51%	9.79%	8.18%
Dividend payout	33.93%	36.06%	36.07%	31.54%	39.60%
Asset Quality Ratios:
Allowance for loan losses to total loans, net of unearned income and fees	0.83%	0.94%	1.02%	0.99%	0.95%
Net charge-offs to average loans, net of unearned income and fees	0.13%	0.16%	0.16%	0.24%	0.22%
Capital Ratios:
Leverage	9.88%	9.85%	9.79%	9.44%	8.92%
Risk-based:
Tier 1 capital	10.54%	10.98%	11.57%	12.37%	12.28%
Total capital	11.23%	11.75%	12.45%	13.21%	13.10%
Average equity to average assets	10.07%	10.32%	10.20%	9.62%	9.37%

TO OUR SHAREHOLDERS, CUSTOMERS AND FRIENDS:

Progress in the financial performance of your company continued in 2005, with growth being recognized in both income and assets. Gross dollars of net income reached an historical high in 2005, topping $2,000,000 for the first time. The gain in net income was driven primarily by a combination of increased loan volume and rate of return from the portfolio. Net income of $2,107,000 in 2005, $1.44 per share, amounted to an increase of 15.83% over net income of $1,819,000 in 2004.

Total assets of the company grew by $13,677,000, 6.22%, in 2005 and ended the year at $233,490,000. For the year 2005 deposits rose 6.41% to $209,246,000. The most significant change in the balance sheet in 2005 occurred in net loans outstanding. The loan portfolio grew by $22,422,000 during the year. The 14.12% increase in loans resulted in a total net portfolio of $181,268,000 at year-end 2005.

In May 2005, First National Bank opened a Loan Production Office in Franklin County to serve the attractive Smith Mountain Lake market. This new office was an appreciable factor in the bank’s loan growth, adding $6,707,000 to the portfolio in a little over half a year, in addition to generating $1,997,000 in loans, which were sold in the secondary mortgage market. Todd Hall, Vice President and Business Development Officer, has responsibility for the Loan Production Office and was largely instrumental in the conception and implementation of this addition to First National’s service delivery network.

Stockholders’ equity amounted to $23,212,000 as of December 31, 2005, an increase of $1,005,000 over the previous year. Book value per share at the end of 2005 was $15.91. Average equity to average assets for 2005 was 10.07%. The Company continues to be “well capitalized” by all regulatory standards. The cash dividend rate for 2005 rose by 8.89% to $0.49 per share. 33.93% of retained earnings were paid out to shareholders in the form of dividends in 2005, equating to a total distribution of $715,000. Approximately 22.48% of total shares outstanding are participating in the Company’s dividend reinvestment plan.

2005 marked the 29th consecutive year of an increase in the cash dividend rate.

622 Broad Street • P.O. Box 29 • Altavista, Virginia 24517 • (434) 369-3000 • Fax (434) 369-7190

You will be pleased to know of the strong quality of the Company’s assets at year-end 2005. Nonaccrual loans amounted to 0.23% of total gross loans. Loans 30 days or more past due as of December 31, 2005 were 0.40% of total gross loans. The Company is carrying one foreclosed property at $150,000. Net charge-offs to average net loans were 0.13% for 2005, the lowest level in the last five years. Strong asset quality and relatively low historical loan losses are contributing to our profitability in that we are not having to make larger provisions to our allowance for loan losses.

With the compaction that has occurred in recent years in interest rate margins and spreads, income derived from sources other than net interest income has taken on a more critical importance. First National Bank realizes non-traditional income from ownership interests in a title insurance agency, a general insurance agency and a securities broker-dealer. Income from these sources is reported on our income statement in the Commissions and fees category under Noninterest income. In 2005 we particularly gained momentum in our First National Securities operation under the leadership of John Tucker, Assistant Vice President and Investment Consultant. We anticipate this momentum continuing throughout 2006.

In 2005 we were saddened to lose a close member of our company family. Herman Rogers had served as a director of Pinnacle Bankshares and First National Bank since 1997. Herman brought a unique management and financial perspective to our boards from his profession as Vice President of Manufacturing for BGF Industries. Through his easy going style and keen sense of humor, Herman delivered profound contributions to issues confronted by our boards. When Herman spoke, he had something meaningful to say and others paid attention. Herman was a friend to all of us and we sorely miss his presence among us.

Your board, management and staff continually recognize that we are in business to enhance the value of the investment of our stockholders and we strive daily to fulfill that responsibility. We thank you for your support of Pinnacle Bankshares and for the business you share with First National Bank.

You are welcome to join us for our annual meeting, which will be held at 11:30 a.m., Tuesday, April 11, 2006 in the Fellowship Hall of Altavista Presbyterian Church, 707 Broad Street, Altavista, Virginia.

Robert H. Gilliam, Jr.
President and Chief Executive Officer

February 24, 2006

622 Broad Street • P.O. Box 29 • Altavista, Virginia 24517 • (434) 369-3000 • Fax (434) 369-7190

Management’s Discussion and Analysis (in thousands, except share and per share data)

The following discussion is qualified in its entirety by the more detailed information and the consolidated financial statements and accompanying notes appearing elsewhere in this Annual Report. In addition to the historical information contained herein, this Annual Report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of management, are generally identifiable by use of words such as “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “may,” “will” or similar expressions. Although we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these plans, intentions, or expectations will be achieved. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and actual results, performance or achievements could differ materially from those contemplated. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates; general economic conditions; the legislative/regulatory climate; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System; the quality or composition of the loan and/or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in our market area; and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements contained herein. Bankshares bases its forward-looking statements on management’s beliefs and assumptions based on information available as of the date of this report. You should not place undue reliance on such statements, because the assumptions, beliefs, expectations and projections about future events on which they are based may, and often do, differ materially from actual results. We undertake no obligation to update any forward-looking statement to reflect developments occurring after the statement is made.

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

The Bank was organized as a national bank in 1908 and commenced its general banking operations in December of that year, providing services to commercial and agricultural businesses and individuals in the Altavista area. With an emphasis on personal service, the Bank today offers a broad range of commercial and retail banking products and services including checking, savings and time deposits, individual retirement accounts, merchant bankcard processing, residential and commercial mortgages, home equity loans, consumer installment loans, agricultural loans, investment loans, small business loans, commercial lines of credit and letters of credit. The Bank also offers a full range of investment, insurance and annuity products through its association with Banker’s Investments, LLC, and Banker’s Insurance, LLC. The Bank has two wholly-owned subsidiaries: FNB Property Corp., which holds title to Bank premises real estate, and First Properties, Inc., which holds title to other real estate owned from foreclosures.

The following discussion supplements and provides information about the major components of the results of operations and financial condition, liquidity and capital resources of Bankshares and its subsidiary (collectively the Company). This discussion and analysis should be read in conjunction with the Company’s consolidated financial statements and accompanying notes.

Executive Summary

The Company serves a trade area consisting primarily of Campbell County, northern Pittsylvania County, eastern Bedford County, and the city of Lynchburg from facilities located in the town of Altavista and the city of Lynchburg, Virginia. In addition, in June 1999 the Company opened the Airport facility, located just outside the Lynchburg city limits. In August 2000, the Company opened the Old Forest Road facility, located on Old Forest Road in Lynchburg, and the Brookville Plaza facility, located on Timberlake Road in Lynchburg. The Company opened these offices to better serve the Lynchburg and northern Campbell County areas. To better service eastern Bedford County, the Company opened the Forest facility in August 2004 located at the intersection of Perrowville Road and Route 221. In July 2005, the Company opened the Smith Mountain Lake Loan Production Office located on Scruggs Road in Moneta. The Company operates in a well-diversified industrial economic region that does not depend upon one or a few types of commerce.

The Company earns revenues on the interest margin between the interest it charges on loans it makes to customers and interest received on the Company’s securities portfolio net of the interest it pays on deposits to customers. The Company also earns revenues on service charges on deposit and loan products, gains on securities that are called or sold, fees on sales of mortgages, and other noninterest income items including but not limited to overdraft fees, commissions from investment, insurance and annuity sales, safe deposit box rentals, and automated teller machine surcharges. The Company’s revenue generating activities and related expenses are outlined in the consolidated statements of income and consolidated statements of changes in stockholders’ equity and comprehensive income and accompanying notes and in “Results of Operations” below.

The Company generates cash through its operating, investing and financing activities. The generation of cash flows is outlined more fully in the consolidated statements of cash flows and accompanying notes and in “Liquidity and Asset/Liability Management” below.

The Company’s balance sheet experienced strong growth in its loan and deposit portfolios and good growth overall in 2005 assisted by growth in the commercial loan portfolio, initial loan production at our Smith Mountain Lake loan production facility and continued deposit growth at the Forest facility. The overall growth of the Company is outlined in the consolidated balance sheets and accompanying notes and the “Investment Portfolio,” “Loan Portfolio,” “Bank Premises and Equipment,” “Deposits” and “Capital Resources” discussions below.

The Company looks to continue growing in 2006 and plans to research new expansion opportunities. While growing, the Company is striving to leverage efficiencies from our reporting and imaging systems. The Company is also striving to make our customers’ lives more convenient by offering innovative products and services and providing many channels to bank with us including Internet banking, Internet bill pay, telephone banking, debit cards and real-time ATMs. The Company will continue to strive to install convenient products and services in 2006 with the goal to better enhance the customer’s experience with the Company.

Overview of 2005 and 2004

Total assets at December 31, 2005 were $233,490, up 6.22% from $219,813 at December 31, 2004. The principal components of the Company’s assets at the end of the year were $13,814 in cash and cash equivalents, $29,261 in securities and $181,268 in net loans. During the year ended December 31, 2005, gross loans increased 14.00% or $22,470. The Company’s lending activities are a principal source of income.

Total liabilities at December 31, 2005 were $210,278, up 6.41% from $197,606 at December 31, 2004, with the increase reflective of an increase in total deposits of $12,607 or 6.41%. Noninterest-bearing demand deposits increased $2,150 or 10.88% and represented 10.47% of total deposits at December 31, 2005, compared to 10.05% at December 31, 2004. Savings and NOW accounts increased $4,852 or 8.11% and represented 30.90% of total deposits at December 31, 2005, compared to 30.42% at December 31, 2004. Time deposits increased $5,605 or 4.79% at December 31, 2005 and represented 58.63% of total deposits at December 31, 2005, compared to 59.53% at December 31, 2004. The Company’s deposits are provided by individuals and businesses located within the communities served.

Total stockholders’ equity at December 31, 2005 was $23,212 compared to $22,207 at December 31, 2004.

The Company had net income of $2,107 for the year ended December 31, 2005, compared to net income of $1,819 for the year ended December 31, 2004, an increase of 15.83%.

Profitability as measured by the Company’s return on average assets (ROA) was 0.94% in 2005, compared to 0.86% in 2004. Another key indicator of performance, the return on average equity (ROE), was 9.29% for 2005, compared to 8.33% for 2004.

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

The net interest spread decreased to 3.43% for the year ended December 31, 2005 from 3.50% for the year ended December 31, 2004. Net interest income was $7,983 ($8,156 on a tax-equivalent basis) for the year ended December 31, 2005, compared to $7,400 ($7,605 on a tax-equivalent basis) for the year ended December 31, 2004, and is attributable to interest income from loans, federal funds sold and securities exceeding the cost associated with interest paid on deposits and other borrowings. In 2005, our deposits repriced at higher rates more rapidly than did our loans, therefore lowering our interest rate spread. The Bank’s yield on interest-earning assets for the year ended December 31, 2005 was 0.47% higher than the year ended December 31, 2004 due to lower yielding assets being replaced by higher yielding ones in 2005. The Bank’s cost of funds rate on interest-bearing liabilities in 2005 was 0.54% higher compared to 2004.

The Company’s net interest margin increased in 2005 from 2004 levels. The Company attempts to increase net interest margin by product pricing strategies. Many economic forecasts of interest rates for 2006 predict that interest rates will continue to increase if the overall economy performs well and there are no major catastrophic events. While there is no guarantee rates will increase in 2006, the Company will strive to price products that are competitive in the market, allow for growth and continue to improve the net interest margin. The Company also continues to strive to find new sources of noninterest income to combat the effects of volatility in the interest rate environment.

The following table presents the major categories of interest-earning assets, interest-earning liabilities and stockholders’ equity with corresponding average balances, related interest income or interest expense and resulting yield and rates for the periods indicated.

ANALYSIS OF NET INTEREST INCOME

	Years ended December 31,
	2005			2004
	Average balance(1)	Interest income/ expense	Rate earned/ paid	Average balance(1)	Interest income/ expense	Rate earned/ paid
Assets
Interest-earning assets:
Loans (2)(3)	$171,388	10,847	6.33%	153,902	8,991	5.87%
Investment securities:
Taxable	23,540	1,150	4.89%	25,334	1,301	4.89%
Tax-exempt (4)	8,501	577	6.79%	10,072	679	6.74%
Interest-earning deposits	205	6	2.93%	79	1	1.79%
Federal funds sold	9,227	263	2.85%	10,495	135	1.29%

Total interest-earning assets	212,861	12,843	6.03%	199,882	11,107	5.56%
Other assets:
Allowance for loan losses	(1,556)			(1,608)
Cash and due from banks	6,115			4,300
Other assets, net	7,691			9,022

Total assets	$225,111			211,596

	Years ended December 31,
	2005			2004
	Average balance(1)	Interest income/ expense	Rate earned/ paid	Average balance(1)	Interest income/ expense	Rate earned/ paid
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Savings and NOW	$63,374	549	0.87%	62,195	346	0.56%
Time	116,895	4,119	3.52%	107,808	3,134	2.91%
Other borrowings	260	16	6.15%	360	22	6.11%
Federal Funds Purchased	75	3	4.00%	—	—	—

Total interest-bearing liabilities	180,604	4,687	2.60%	170,363	3,502	2.06%
Noninterest-bearing liabilities:
Demand deposits	21,169			18,886
Other liabilities	662			506

Total liabilities	202,435			189,755
Stockholders’ equity	22,676			21,841

Total liabilities and stockholders’ equity	$225,111			211,596

Net interest income		$8,156			$7,605

Net interest margin (5)			3.83%			3.80%

Net interest spread (6)			3.43%			3.50%

(1)	Averages are daily averages.

(2)	Loan interest income includes accretion of loan fees of $45 and $32 for 2005 and 2004, respectively.

(3)	For the purpose of these computations, non-accrual loans are included in average loans.

(4)	Tax-exempt income from investment securities is presented on a tax-equivalent basis assuming a 34% U.S. Federal tax rate for 2005 and 2004.

(5)	The net interest margin is calculated by dividing net interest income by average total interest-earning assets.

(6)	The net interest spread is calculated by subtracting the interest rate paid on interest-bearing liabilities from the interest rate earned on interest-earning assets.

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

RATE/VOLUME ANALYSIS

	Years ended December 31,
	2005 compared to 2004 Increase (decrease)			2004 compared to 2003 Increase (decrease)
	Volume	Rate	Net	Volume	Rate	Net
Interest earned on interest-earning assets:
Loans (1)	$1,087	769	1,856	322	(250)	72
Investment securities:
Taxable	(147)	(6)	(153)	(51)	(135)	(186)
Tax-exempt (2)	(111)	25	(86)	(39)	(9)	(48)
Interest-earning deposits	2	1	3	—	—	—
Federal funds sold	(14)	142	128	(147)	136	(11)

Total interest earned on interest-earning assets	817	931	1,748	85	(258)	(173)

Interest paid on interest-bearing liabilities:
Savings and NOW	7	196	203	10	(240)	(230)
Time	281	704	985	107	(350)	(243)
Federal funds purchased	3	—	3	—	—	—
Other borrowings	(6)	—	(6)	(5)	1	(4)

Total interest paid on interest-bearing liabilities	285	900	1,185	112	(589)	(477)

Change in net interest income	$532	31	563	(27)	331	304

(1)	Non-accrual loans are included in the average loan totals used in the calculation of this table.

(2)	Tax-exempt income from investment securities is presented on a tax equivalent basis assuming a 34% U.S. Federal tax rate for 2005 and 2004.

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

The provisions for loan losses for the years ended December 31, 2005 and 2004 were $230 and $223, respectively. See “Allowance for Loan Losses” for further discussion.

Noninterest Income. Total noninterest income for the year ended December 31, 2005 increased $141, or 6.25% to $2,396 from $2,255 in 2004. The Company’s principal source of noninterest income is service charges and fees on deposit accounts, particularly transaction accounts, fees on sales of mortgage loans, and commissions and fees from investment, insurance, annuity and other bank products. The increase in 2005 is primarily attributable to an increase in commissions on investment product sales. Commissions on investment product sales increased $131 for the year ended December 31, 2005, compared to 2004 resulting from the hiring of a new investment consultant in early 2005.

Noninterest Expense. Total noninterest expense for the year ended December 31, 2005 increased $265 or 3.84% to $7,166 from $6,901 in 2004. The increase in noninterest expense is attributable to the effect of overall growth of the Company on personnel expenses and fixed asset costs associated with bank premises additions. The Company has added four new branches and a loan production facility to its operations since June 1999. The decrease in other expense is primarily due to a $59 decrease in cost of foreclosures, a $42 decrease in consultant expenses, a $96 decrease in costs associated with our overdraft privilege program partially offset by a $41 increase in internal audit expenses associated with Sarbanes-Oxley compliance and a $37 increase in ATM network fees.

Income Tax Expense. Applicable income taxes on 2005 earnings amounted to $876, resulting in an effective tax rate of 29.37% compared to $712, or 28.13% in 2004. The effective tax rate for 2005 is slightly higher primarily because the level of tax-exempt interest income for 2005 was lower compared to 2004.

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

The Company’s operating activities for the year ended December 31, 2005 resulted in net cash provided of $2,711, compared to net cash provided from operating activities of $2,467 in 2004. The overall increase is primarily attributable to the Company’s cash received of $2,458 from noninterest income in 2005 and was $162 higher than the noninterest income amount received in 2004. The increase in noninterest income received in 2005 is primarily attributable to higher commission income from investment product sales. Additionally, the Company received net interest income of $8,048, which was $519 higher than the net interest received in 2004 as a result of timing differences in the payment and collection of interest amounts. Partially offsetting this was cash paid for noninterest expenses of $6,636 that was $134 higher than 2004 primarily due to the Company’s increased personnel expenses associated with its continued growth. Also, the Company’s cash paid for income taxes totaled $688 in 2005 compared to $914 in 2004. Management expects any changes in the Company’s cash provided by operating activities to be partially offset through continued expansion of the Company’s loan origination programs, changes in deposit pricing strategies and continued focus on improving the efficiency of the Company’s operations.

The Company’s cash flows from investing activities for the year ended December 31, 2005 resulted in net cash used of $18,044, compared to net cash used in investing activities of $10,915 in 2004. The overall increase is primarily attributable to a $10,447 increase in cash used to make loans to customers as the Company increased its gross loans by 14.00%. The Company expects to continue to increase its loan portfolio in 2006. The Company also experienced less paydowns and maturities of available-for-sale mortgage-backed securities due to a rising interest rate environment in 2005. The Company expects a slightly lower volume of paydowns in available-for-sale mortgage-backed securities in 2006 due to an expectation of a continuing rising interest rate environment.

Net cash provided by financing activities for the year ended December 31, 2005 resulted in net cash provided of $11,811, compared to net cash provided by financing activities of $12,018 in 2004. The overall decrease in net cash provided is primarily attributable to the net decrease in time deposits offset by a net increase in demand, savings and NOW deposits. The Company had continued success in attracting low cost demand, savings and NOW deposits in 2005 with attractive product offerings such as Internet banking, bill pay and overdraft privilege.

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

The Company’s liquidity is provided by cash and due from banks, federal funds sold, investments available-for-sale, managing investment maturities, interest-earning deposits in other financial institutions and loan repayments. The Company’s ratio of liquid assets to deposits and short-term borrowings was 17.62% as of December 31, 2005 as compared to 22.58% as of December 31, 2004. The Company sells excess funds as overnight federal funds sold to provide an immediate source of liquidity. Federal funds sold as of December 31, 2005 was $7,223 as compared to $12,611 as of December 31, 2004. The decrease in federal funds sold in 2005 was primarily related to the net increase in loans made to customers in 2005. Cash and due from banks of $6,591 as of December 31, 2005 was $1,866 higher when compared to December 31, 2004.

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

The Company obtains sources of funds through growth in deposits, scheduled payments and prepayments from the loan and investment portfolio, retained earnings growth, and may purchase or borrow funds through the Federal Reserve’s discount window. The Company also has sources of liquidity through three correspondent banking relationships. The Company uses its funds to fund loan and investment growth. Excess funds are sold daily to other institutions. The Company had one borrowing with the Federal Home Loan Bank with a principal balance of $200 with an interest rate of 6.13% as of December 31, 2005. The principal is reduced by $25 quarterly with final payment scheduled to be made in December of 2007.

Interest Rates

While no single measure can completely identify the impact of changes in interest rates on net interest income, one gauge of interest rate sensitivity is to measure, over a variety of time periods, the differences in the amounts of the Company’s rate-sensitive assets and rate-sensitive liabilities. These differences or “gaps” provide an indication of the extent to which net interest income may be affected by future changes in interest rates. A “positive gap” exists when rate-sensitive assets exceed rate-sensitive liabilities and indicates that a greater volume of assets than liabilities will reprice during a given period. This mismatch may enhance earnings in a rising interest rate environment and may inhibit earnings in a declining interest rate environment. Conversely, when rate-sensitive liabilities exceed rate-sensitive assets, referred to as a “negative gap,” it indicates that a greater volume of liabilities than assets will reprice during the period. In this case, a rising interest rate environment may inhibit earnings and a declining interest rate environment may enhance earnings. The cumulative one-year gap as of December 31, 2005 was $8,323, representing 3.56% of total assets. This positive gap falls within the parameters set by the Company.

The following table illustrates the Company’s interest rate sensitivity gap position at December 31, 2005.

	1 year	1-3 years	3-5 years	5-15 years
ASSET/(LIABILITY):
Cumulative interest rate sensitivity gap	$8,323	17,260	9,210	30,245

As of December 31, 2005, the Company was asset-sensitive in periods of one year and beyond. The foregoing table does not necessarily indicate the impact of general interest rate movements on the Company’s net interest yield, because the repricing of various categories of assets and liabilities is discretionary and is subject to competition and other pressures. As a result, various assets and liabilities indicated as repricing within the same period may in fact price at different times and at different rate levels. Management attempts to mitigate the impact of changing interest rates in several ways, one of which is to manage its interest rate-sensitivity gap. In addition to managing its asset/liability position, the Company has taken steps to mitigate the impact of changing interest rates by generating noninterest income through service charges, and offering products that are not interest rate-sensitive.

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

Investment Portfolio

The Company’s investment portfolio is used primarily for investment income and secondarily for liquidity purposes. The Company invests funds not used for capital expenditures or lending purposes in securities of the U.S. Government and its agencies, mortgage-backed securities, and taxable and tax-exempt municipal bonds, corporate securities or certificates of deposit. Obligations of the U.S. Government and its agencies include treasury notes and callable or noncallable agency bonds. The mortgage-backed securities include mortgage-backed security pools that are diverse as to interest rates and guarantors. The Company has not invested in derivatives or other high-risk type securities.

Investment securities available-for-sale as of December 31, 2005 were $22,351, a decrease of $4,036 or 15.30% from $26,387 as of December 31, 2004. Investment securities held-to-maturity decreased to $6,910 as of December 31, 2005 from $7,837 as of December 31, 2004, a decrease of $927 or 11.83%.

The following table presents the composition of the Company’s investment portfolios as of the dates indicated.

	December 31,
	2005		2004
	Amortized costs	Fair values	Amortized costs	Fair values
Available-for-Sale
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$3,985	3,921	3,099	3,127
Obligations of states and political subdivisions	6,922	6,934	7,549	7,727
Corporate securities	6,055	5,985	8,577	8,726
Mortgage-backed securities – government	5,494	5,461	6,653	6,757
Other securities	50	50	50	50

Total available-for-sale	$22,506	22,351	25,928	26,387

	December 31,
	2005		2004
	Amortized costs	Fair values	Amortized costs	Fair values
Held-to-Maturity
Obligations of states and political subdivisions	6,910	6,982	7,837	8,102

Total held-to-maturity	$6,910	6,982	7,837	8,102

The following table presents the maturity distribution based on fair values and amortized costs of the investment portfolios as of the dates indicated.

INVESTMENT PORTFOLIO – MATURITY DISTRIBUTION

	December 31, 2005
	Amortized Costs	Fair Values	Yield
Available-for-Sale
U.S. Treasury securities and obligations of U.S. Government corporations:
Within one year	$3,700	3,633	3.93%
After five years through ten years	285	288	5.99%
Obligations of states and subdivisions:
Within one year	892	894	4.72%
After one but within five years	2,959	2,978	4.78%
After five years through ten years	2,571	2,570	4.39%
After ten years	500	492	3.40%
Corporate securities:
Within one year	2,550	2,534	6.09%
After one but within five years	3,505	3,451	4.40%
Mortgage-backed securities – government	5,494	5,461	5.00%
Other securities (1)	50	50	—

Total available-for-sale	$22,506	22,351

Held-to-Maturity
Obligations of states and subdivisions:
Within one year	1,265	1,266	4.53%
After one but within five years	4,355	4,427	4.76%
After five years through ten years	1,290	1,289	4.24%

Total held-to-maturity	$6,910	6,982

(1)	Equity securities assume a life greater than ten years.

Loan Portfolio

The Company’s net loans were $181,268 as of December 31, 2005, an increase of $22,422 or 14.12% from $158,846 as of December 31, 2004. This increase resulted primarily from increased volume of commercial loan originations during 2005 and loan volume from our loan production facility opened in July of 2005. The Company’s ratio of net loans to total deposits was 86.63% as of December 31, 2005 compared to 80.78% as of December 31, 2004.

Typically, the Company maintains a ratio of loans to deposits of between 70% and 90%. The loan portfolio primarily consists of commercial, real estate (including real estate term loans, construction loans and other loans secured by real estate), and loans to individuals for household, family and other consumer expenditures. However, the Company adjusts its mix of lending and the terms of its loan programs according to market conditions and other factors. The Company’s loans are typically made to businesses and individuals located within the Company’s market area, most of who have account relationships with the Bank. There is no concentration of loans exceeding 10% of total loans that is not disclosed in the categories presented below. The Company has not made any loans to any foreign entities including governments, banks, businesses or individuals. Commercial and construction loans in the Company’s portfolio are primarily variable rate loans and have little interest rate risk.

The following table presents the composition of the Company’s loan portfolio as of the dates indicated.

LOAN PORTFOLIO

	December 31,
	2005	2004
Real estate loans:
Residential	$55,936	52,470
Other	53,039	43,877
Loans to individuals for household, family and other consumer expenditures	44,369	41,449
Commercial and industrial loans	28,659	21,680
All other loans	935	992

Total loans, gross	182,938	160,468
Less unearned income and fees	(162)	(120)

Loans, net of unearned income and fees	182,776	160,348
Less allowance for loan losses	(1,508)	(1,502)

Loans, net	$181,268	158,846

Commercial Loans. Commercial and industrial loans accounted for 15.66% of the Company’s loan portfolio as of December 31, 2005 compared to 13.51% as of December 31, 2004. Such loans are generally made to provide operating lines of credit, to finance the purchase of inventory or equipment, and for other business purposes. Commercial loans are primarily made at rates that adjust with changes in the prevailing prime interest rate, are generally made for a maximum term of five years (unless they are term loans), and generally require interest payments to be made monthly. The creditworthiness of these borrowers is reviewed, analyzed and evaluated on a periodic basis. Most commercial loans are collateralized with business assets such as accounts receivable, inventory and equipment. Even with substantial collateralization such as all of the assets of the business and personal guarantees, commercial lending involves considerable risk of loss in the event of a business downturn or failure of the business.

Real Estate Loans. Real estate loans accounted for 59.57% of the Company’s loan portfolio as of December 31, 2005 compared to 60.04% as of December 31, 2004. The Company makes commercial and industrial real estate term loans that are typically secured by a first deed of trust. As of December 31, 2005, 51.33% of the real estate loans were secured by 1-4 family residential properties compared to 54.43% at December 31, 2004. As of December 31, 2005, 1.77% of total real estate loans were construction loans compared to 1.66% at December 31, 2004. Real estate lending involves risk elements when there is lack of timely payment and/or a decline in the value of the collateral.

Installment Loans. Installment loans are represented by loans to individuals for household, family and other consumer expenditures. Installment loans accounted for 24.25% of the Company’s loan portfolio as of December 31, 2005 compared to 25.83% as of December 31, 2004.

Mortgage Loan Production. The mortgage loan production department makes mortgage loans and refinances existing mortgage loans. The production department sells these loans on the secondary market through the Federal National Mortgage Association, General Motors Acceptance Corporation and other mortgage brokers. The department does not buy loans on the secondary market but services loans that are held in its loan portfolio and not sold in the secondary market.

Loan Maturity and Interest Rate Sensitivity. The following table presents loan portfolio information related to maturity distribution of commercial and industrial loans and real estate construction loans based on scheduled repayments at December 31, 2005.

LOAN MATURITY

	Due within one year	Due one to five years	Due after five years	Total
Commercial and industrial loans	$14,626	12,099	1,934	28,659
Real estate – construction	1,846	23	56	1,925

The following table presents the interest rate sensitivity of commercial and industrial loans and real estate construction loans maturing after one year as of December 31, 2005.

INTEREST RATE SENSITIVITY

Fixed interest rates	$11,022
Variable interest rates	3,024

Total maturing after one year	$14,046

Restructured loans. The Company had no restructured loans during the years ended December 31, 2005 and 2004.

Nonperforming Assets. Interest on loans is normally accrued from the date a disbursement is made and recognized as income as it is accrued. Generally, the Company reviews any loan on which payment has not been made for 90 days for potential non-accrual. The loan is examined and the collateral is reviewed to determine loss potential. If the loan is placed on non-accrual, any prior accrued interest that remains unpaid is reversed. Loans on non-accrual amounted to $421 and $189 as of December 31, 2005 and 2004, respectively. Interest income that would have been earned on non-accrual loans if they had been current in accordance with their original terms and the recorded interest that was included in income on these loans was not significant for 2005 and 2004. There were no commitments to lend additional funds to customers whose loans were on non-accrual status at December 31, 2005. Foreclosed property consists of one property totaling $150 as of December 31, 2005.

The following tables present information with respect to the Company’s nonperforming assets and accruing loans 90 days or more past due by type as of the dates indicated.

NONPERFORMING ASSETS

	December 31,
	2005	2004
Nonaccrual loans	$421	189
Foreclosed properties	150	150

Total nonperforming assets	$571	339

Nonperforming assets totaled $571 or 0.31% of total gross loans as of December 31, 2005, compared to $339 or 0.21% as of December 31, 2004. The following table presents the balance of accruing loans 90 days or more past due by type as of the dates indicated.

ACCRUING LOANS 90 DAYS OR MORE

PAST DUE BY TYPE

	December 31,
	2005	2004
Loans 90 days or more past due by type:
Real estate loans	$17	19
Loans to individuals	—	2
Commercial loans	51	2

Total accruing loans 90 days or more past due	$68	23

Allowance for Loan Losses. The Company maintains an allowance for loan losses, which it considers adequate to cover the risk of losses in the loan portfolio. The allowance is based upon management’s ongoing evaluation of the quality of the loan portfolio, total outstanding and committed loans, previous charges against the allowance and current and anticipated economic conditions. The allowance is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance. The Company’s management believes that as of December 31, 2005 and 2004, the allowance is adequate. The amount of the provision for loan losses is a charge against earnings. Actual loan losses are charged against the allowance for loan losses.

As of December 31, 2005, the allowance for loan losses totaled $1,508 or 0.83% of total loans, net of unearned income and fees compared to $1,502 or 0.94% of total loans, net of unearned income and fees as of December 31, 2004. The provision for loan losses for the years ended December 31, 2005 and 2004 was $230 and $223, respectively. Net charge-offs for the Company were $224 and $249 for the years ended December 31, 2005 and 2004, respectively. The ratio of net loan charge-offs during the period to average loans outstanding for the period was 0.13% and 0.16% for the years ended December 31, 2005 and 2004, respectively. Management evaluates the reasonableness of the allowance for loan losses on a quarterly basis and adjusts the provision as deemed necessary.

The following table presents charged off loans, provisions for loan losses, recoveries on loans previously charged off, allowance adjustments and the amount of the allowance for the dates indicated.

ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

	Years ended December 31,
	2005	2004
Balance at beginning of year	$1,502	1,528
Loan charge-offs:
Real estate loans – other	—	—
Real estate loans – commercial	—	(24)
Commercial and industrial loans	(66)	(98)
Loans to individuals for household, family and other consumer expenditures	(314)	(229)

Total loan charge-offs	(380)	(351)

Loan recoveries:
Loans to individuals for household, family and other consumer expenditures	156	102

Net loan charge-offs	(224)	(249)
Provisions for loan losses	230	223

Balance at end of year	$1,508	1,502

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

Loans are charged against the allowance when, in management’s opinion, they are deemed uncollectible, although the Bank continues to aggressively pursue collection. The Company considers a number of factors to determine the need for and timing of charge-offs including the following: whenever any commercial transaction becomes past due for 120 days for any scheduled principal or interest payment and there is no recommendation to place the loan in non-accrual status; whenever foreclosure on real estate collateral or liquidation of other collateral does not result in full payment of the obligation and the deficiency or some portion thereof is deemed uncollectible, the uncollectible portion shall be charged-off; whenever any installment loan becomes past due for 120 days and has not been placed in non-accrual status; whenever any repossessed vehicle remains unsold for 60 days after repossession; whenever a bankruptcy notice is received on any installment loan and review of the facts results in an assessment that all or most of the balance will not be collected, the loan will be placed in non-accrual status; whenever a bankruptcy notice is received on a small, unsecured, revolving installment account; and whenever any other small, unsecured, revolving installment account becomes past due for 180 days.

Although management believes that the allowance for loan losses is adequate to absorb losses as they arise, there can be no assurance that (i) the Company will not sustain losses in any given period which could be substantial in relation to the size of the allowance for loan losses, (ii) the Company’s level of nonperforming loans will not increase, (iii) the Company will not be required to make significant additional provisions to its allowance for loan losses, or (iv) the level of net charge-offs will not increase and possibly exceed applicable reserves.

The following table presents the allocation of the allowance for loan losses as of the dates indicated. Notwithstanding these allocations, the entire allowance for loan losses is available to absorb charge-offs in any category of loans.

	December 31, 2005		December 31, 2004
	Allowance for loan losses	Percent of loans in each category to total loans	Allowance for loan losses	Percent of loans in each category to total loans
Real estate loans:
Residential	$75	30.58%	20	32.69%
Other	173	28.99%	107	27.34%
Loans to individuals for households, family and other consumer expenditures	417	24.25%	333	25.84%
Commercial and industrial loans	730	15.66%	951	13.52%
All other loans	—	0.52%	43	0.61%
Unallocated	113	—	48	—

Totals	$1,508	100.00%	1,502	100.00%

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

Bank Premises and Equipment

Bank premises and equipment decreased 4.50% in 2005 compared to an increase of 36.11% in 2004 due to depreciation and no major expenditures on new facilities or facility upgrades in 2005. The Company is leasing the new loan production facility that opened in July 2005.

The purchase of land and the initial construction costs for the Forest branch facility construction totaled $1,872 as of December 31, 2004 and are included in Note 5 the consolidated financial statements. Construction was completed in July 2004.

Deposits

Average deposits were $201,438 for the year ended December 31, 2005, an increase of $12,549 or 6.64% from $188,889 of average deposits for the year ended December 31, 2004. As of December 31, 2005, total deposits were $209,246 representing an increase of $12,607 or 6.41% from $196,639 in total deposits as of December 31, 2004. The change in deposits during 2005 was primarily due to changes in previously existing accounts, as well as new accounts opened as a result of relationship changes and new products offered in 2005.

For the year ended December 31, 2005, average noninterest-bearing demand deposits were $21,164 or 10.51% of average deposits. For the year ended December 31, 2004, average noninterest-bearing demand deposits were $18,886 or 9.98% of average deposits. Average interest-bearing deposits were $180,269 for the year ended December 31, 2005, representing an increase of $10,266 or 6.04% over the $170,003 in average interest-bearing deposits for the year ended December 31, 2004.

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

The following table presents the Company’s average deposits and the average rate paid for each category of deposits for the periods indicated.

AVERAGE DEPOSIT INFORMATION

	Year ended December 31, 2005		Year ended December 31, 2004
	Average amount of deposits(1)	Average rate paid	Average amount of deposits(1)	Average rate paid
Noninterest-bearing demand deposits	$21,169	N/A	18,886	N/A
Interest-bearing demand deposits	28,218	0.55%	28,695	0.52%
Savings deposits	35,156	1.12%	33,500	0.59%
Time deposits:
Under $100,000	86,010	3.66%	80,756	3.00%
$100,000 and over	30,885	3.16%	27,052	2.60%

Total average time deposits	116,895		107,808

Total average deposits	$201,438		188,889

(1)	Averages are daily averages.

The following table presents the maturity schedule of time certificates of deposit of $100,000 and over and other time deposits of $100,000 and over as of December 31, 2005

TIME DEPOSITS OF $100,000 AND OVER

	Certificates of deposit	Other time deposits	Total
Three months or less	$2,336	1,255	3,591
Over three through six months	1,087	347	1,434
Over six through 12 months	6,843	449	7,292
Over 12 months	15,173	5,505	20,678

Total time deposits of $100,000 and over	$25,439	7,556	32,995

Financial Ratios

The following table presents certain financial ratios for the periods indicated.

RETURN ON EQUITY AND ASSETS

	Years ended December 31,
	2005	2004
Return on average assets	0.94%	0.86%
Return on average equity	9.29%	8.33%
Dividend payout ratio	33.93%	36.06%
Average equity to average assets	10.07%	10.32%

Capital Resources

The Company’s financial position at December 31, 2005 reflects liquidity and capital levels currently adequate to fund anticipated future business expansion. Capital ratios are well in excess of required regulatory minimums for a “well-capitalized” institution. The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, and changing competitive conditions and economic forces. The adequacy of the Company’s capital is reviewed by management on an ongoing basis. Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and to absorb potential losses.

The Company’s capital position continues to exceed regulatory requirements. The primary indicators relied on by bank regulators in measuring the capital position are the Tier I capital, total risk-based capital and leverage ratios. Tier I capital consists generally of common and qualifying preferred stockholders’ equity less goodwill. Total capital generally consists of Tier I capital, qualifying subordinated debt and a portion of the allowance for loan losses. Risk-based capital ratios are calculated with reference to risk-weighted assets. The Company’s Tier I capital ratio was 10.54% at December 31, 2005 and 10.98% at December 31, 2004. The total capital ratio was 11.23% at December 31, 2005 and 11.75% at December 31, 2004.

These ratios exceed the mandated minimum requirements of 4% and 8%, respectively. As of December 31, 2005 and 2004, the Company met all regulatory capital ratio requirements and was considered “well capitalized” in accordance with FDICIA.

Stockholders’ equity reached $23,212 at December 31, 2005 compared to $22,207 at December 31, 2004. The leverage ratio consists of Tier I capital divided by quarterly average assets. At December 31, 2005, the Company’s leverage ratio was 9.88% compared to 9.85% at December 31, 2004. Each of these exceeds the required minimum leverage ratio of 4%. The dividend payout ratio was 33.93% and 36.06% in 2005 and 2004, respectively. During 2005, the Company paid dividends of $0.49 per share, up 8.89% from $0.45 per share paid in 2004.

Off-Balance Sheet Arrangements

The Company did not use any financial derivatives during 2005 and 2004. However, the Company has off-balance sheet arrangements that may have a material effect on the results of operations in the future. The Company, in the normal course of business, may at times be a party to financial instruments such as standby letters of credit. Standby letters of credit as of December 31, 2005 equaled $1,684 compared with $940 as of December 31, 2004. Other commitments include commitments to lend money. Not all these commitments will be acted upon; therefore, the cash requirements will likely be significantly less than the commitments themselves. As of December 31, 2005, the Company had unused loan commitments of $51,785 including $42,096 in unused commitments with an original maturity exceeding one year compared with $47,213 including $39,450 in unused commitments with an original maturity exceeding one year as of December 31, 2004. See Note 9 to Consolidated Financial Statements.

Critical Accounting Policies

The reporting policies of the Company are in accordance with U.S. generally accepted accounting principles. Certain critical accounting policies affect the more significant judgments and estimates used in the preparation of the consolidated financial statements. The Company’s single most critical accounting policy relates to the Company’s allowance for loan losses, which reflects the estimated losses resulting from the inability of the Company’s borrowers to make required loan payments. If the financial condition of the Company’s borrowers were to deteriorate, resulting in an impairment of their ability to make payments, the Company’s estimates would be updated, and additional provisions for loan losses may be required. Further discussion of the estimates used in determining the allowance for loan losses is contained in the discussion on “Allowance for Loan Losses” on page 17 and “Loans and Allowance for Loan Losses” on page 29 of this Annual Report.

Impact of Recently Issued Accounting Standards

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment. SFAS No. 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. The primary focus of this statement is on accounting for transactions in which an entity obtains employee services in exchange for share-based payment transactions. SFAS No. 123R eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25 and requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements using a fair value based method. This Statement is effective for annual reporting periods that begin after December 15, 2005. SFAS No. 123R will be adopted by the Company as of January 1, 2006. Based on the unvested options outstanding at December 31, 2005, the Company expects that the adoption of SFAS No. 123R will result in additional compensation expense of $9 during 2006 and $3 during 2007.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets. This Statement amends APB Opinion No. 29, Accounting for Nonmonetary Transactions, and is based on the principle that exchanges on nonmonetary assets should be measured based on the fair value of the assets exchanged. The provisions of this statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 is not expected to have a material impact on the consolidated financial statements of the Company.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle. It applies to all voluntary changes in accounting principle and to changes required by an accounting pronouncement that does not include specific transition provisions. This Statement requires retrospective application to prior period financial statements of changes in accounting principle, unless it is impractical to determine either the period-specific or cumulative effects of the change. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material impact on the consolidated financial statements of the Company.

In November 2005, the FASB issued Staff Position (FSP) No. FAS 115-1 and FAS 124-1, The Meaning of Other Than Temporary Impairment and its Application to Certain Investments. FSP 115-1 addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of the impairment loss. This Staff Position is effective for periods beginning after December 15, 2005 with earlier application permitted. Implementation of this guidance is not expected to have a material impact on the consolidated financial statements of the Company.

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2005 and 2004

(In thousands of dollars, except share data)

	2005	2004
Assets
Cash and cash equivalents (note 2):
Cash and due from banks	$6,591	$4,725
Federal funds sold	7,223	12,611

Total cash and cash equivalents	13,814	17,336
Securities (note 3):
Available-for-sale, at fair value	22,351	26,387
Held-to-maturity, at amortized cost	6,910	7,837
Federal Reserve Bank stock, at cost (note 1(c))	75	75
Federal Home Loan Bank stock, at cost (note 1(c))	454	427
Loans, net (notes 4, 9 and 10)	181,268	158,846
Bank premises and equipment, net (note 5)	5,407	5,662
Accrued interest receivable	1,075	946
Other assets (notes 7, 8 and 15)	2,136	2,297

Total assets	$233,490	$219,813

Liabilities and Stockholders’ Equity
Liabilities:
Deposits (note 6):
Demand	$21,914	$19,764
Savings and NOW accounts	64,661	59,809
Time	122,671	117,066

Total deposits	209,246	196,639

Note payable to Federal Home Loan Bank (note 1(c))	200	300
Accrued interest payable	601	482
Other liabilities (note 7)	231	185

Total liabilities	210,278	197,606

Stockholders’ equity (notes 11 and 14):
Common stock, $3 par value. Authorized 3,000,000 shares, issued and outstanding 1,458,706 shares in 2005 and 1,457,406 shares in 2004	4,376	4,372
Capital surplus	577	562
Retained earnings	18,362	16,970
Accumulated other comprehensive income, net	(103)	303

Total stockholders’ equity	23,212	22,207

Commitments, contingencies and other matters (notes 9, 10 and 11)
Total liabilities and stockholders’ equity	$233,490	$219,813

See accompanying notes to consolidated financial statements.

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2005 and 2004

(In thousands of dollars, except per share data)

	2005	2004
Interest income:
Interest and fees on loans	$10,847	$8,991
Interest on securities:
U.S. Government agencies	455	494
Corporate	401	504
States and political subdivisions (taxable)	292	303
States and political subdivisions (tax exempt)	382	448
Other	30	27
Interest on federal funds sold	263	135

Total interest income	12,670	10,902

Interest expense:
Interest on deposits:
Savings and NOW accounts	549	346
Time - under $100,000	3,144	2,430
Time - $100,000 and over	975	704
Other interest expense	19	22

Total interest expense	4,687	3,502

Net interest income	7,983	7,400
Provision for loan losses (note 4)	230	223

Net interest income after provision for loan losses	7,753	7,177
Noninterest income:
Service charges on deposit accounts	1,293	1,286
Net realized gain on securities (note 3)	2	34
Commissions and fees	332	176
Fees on sales of mortgage loans	265	273
Service charges on loan accounts	218	174
Other operating income	286	312

Total noninterest income	2,396	2,255

Noninterest expense:
Salaries and employee benefits (note 7)	4,134	3,854
Occupancy expense	380	348
Furniture and equipment	739	639
Office supplies and printing	178	189
Capital stock tax	180	175
Advertising expense	105	133
Other operating expenses	1,450	1,563

Total noninterest expense	7,166	6,901

Income before income tax expense	2,983	2,531
Income tax expense (note 8)	876	712

Net income	$2,107	$1,819

Basic net income per share (note 1(p))	$1.44	$1.25
Diluted net income per share (note1(p))	$1.43	$1.23

See accompanying notes to consolidated financial statements

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income

Years ended December 31, 2005 and 2004

(In thousands, except share and per share data)

	Common Stock		Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income	Total
	Shares	Par Value
Balances, December 31, 2003	1,457,406	$4,372	562	15,807	694	21,435
Net income	—	—	—	1,819	—	1,819
Change in net unrealized gains on available-for-sale securities, net of deferred taxes of $201	—	—	—	—	(369)	(369)
Reclassification adjustment for gains included in net income, net of income tax expense of $12	—	—	—	—	(22)	(22)

Comprehensive income						1,428
Cash dividends declared by Bankshares ($0.45 per share)	—	—	—	(656)	—	(656)

Balances, December 31, 2004	1,457,406	$4,372	562	16,970	303	22,207

Net income	—	—	—	2,107	—	2,107
Change in net unrealized gains on available-for-sale securities, net of deferred taxes of $208	—	—	—	—	(406)	(406)

Comprehensive income						1,701
Cash dividends declared by Bankshares ($0.49 per share)	—	—	—	(715)	—	(715)
Issuance of common stock, stock option exercise	1,300	4	15	—	—	19

Balances, December 31, 2005	1,458,706	4,376	577	18,362	(103)	23,212

See accompanying notes to consolidated financial statements.

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2005 and 2004

(In thousands)

	2005	2004
Cash flows from operating activities:
Net income	$2,107	$1,819
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of bank premises and equipment	473	440
Amortization of intangible assets	11	12
Accretion (amortization) of unearned fees, net	45	32
Net amortization of premiums and discounts on securities	30	60
Provision for loan losses	230	223
Provision for deferred income taxes	184	43
Originations of mortgage loans held for sale	(13,552)	(1,604)
Sales of mortgage loans held for sale	13,095	1,657
Net realized gain on securities	(2)	(34)
Net decrease (increase) in:
Accrued income receivable	(129)	(38)
Other assets	54	(166)
Net increase (decrease) in:
Accrued interest payable	119	75
Other liabilities	46	(52)

Net cash provided by operating activities	2,711	2,467

Cash flows from investing activities:
Purchases of held-to maturity securities	(500)	(301)
Purchases of available-for sale securities	(2,989)	(1,604)
Purchases of available-for sale-mortgage backed securities	(525)	(2,881)
Proceeds from maturities and calls of held-to-maturity securities	1,427	2,282
Proceeds from maturities and calls of available-for-sale securities	5,248	2,203
Proceeds from paydowns and maturities of available-for-sale mortgage-backed securities	1,660	2,566
Sale (purchase) of Federal Home Loan Bank stock	(27)	171
Collections on loan participations	751	1,108
Net increase in loans made to customers	(23,027)	(12,580)
Recoveries on loans charged off	156	102
Purchases of bank premises and equipment	(218)	(1,981)

Net cash used in investing activities	(18,044)	(10,915)

Cash flows from financing activities:
Net increase in demand, savings and NOW deposits	7,002	237
Net increase in time deposits	5,605	12,537
Repayments of note payable to Federal Home Loan Bank	(100)	(100)
Proceeds from issuance of common stock	19	—
Cash dividends paid	(715)	(656)

Net cash provided by financing activities	11,811	12,018

Net increase (decrease) in cash and cash equivalents	(3,522)	3,570
Cash and cash equivalents, beginning of period	17,336	13,766

Cash and cash equivalents, end of period	$13,814	$17,336

Supplemental disclosure of cash flows information
Cash paid during the year for:
Income taxes	$688	$914
Interest	4,568	3,427
Supplemental schedule of noncash investing and financing activities:
Transfer of loans to repossessed properties	$120	$254
Loans charged against the allowance for loan losses	380	351
Unrealized gains (losses) on available-for-sale securities	(614)	(592)

See accompanying notes to consolidated financial statements.

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2005 and 2004

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

The Bank classifies its securities in three categories: (1) debt securities that the Bank has the positive intent and ability to hold to maturity are classified as “held-to-maturity securities” and reported at amortized cost; (2) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as “trading securities” and reported at fair value, with unrealized gains and losses included in net income; and (3) debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as “available-for-sale securities” and reported at fair value, with unrealized gains and losses excluded from net income and reported in accumulated other comprehensive income, a separate component of stockholders’ equity. Fair value is determined from quoted prices obtained from FT (Financial Times) Interactive Data in cooperation with Compass Bank, our third–party bond accountant. Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts on a basis, which approximates the level yield method. The Bank does not maintain trading securities. Gains or losses on disposition are based on the net proceeds and adjusted carrying values of the securities called or sold, using the specific identification method on a trade date basis. If a decline below cost in the market value of any available-for-sale or held-to-maturity security is deemed other than temporary, the decline is charged to net income, resulting in the establishment of a new cost basis for the security.

(c)	Required Investments and Note Payable to FHLB

As a member of the Federal Reserve Bank (FRB) and the Federal Home Loan Bank (FHLB) of Atlanta, the Bank is required to maintain certain minimum investments in the common stock of the FRB and FHLB, which are carried at cost. Required levels of investment are based upon the Bank’s capital and a percentage of qualifying assets.

In addition, the Bank is eligible to borrow from the FHLB with borrowings collateralized by qualifying assets, primarily residential mortgage loans, and the Bank’s capital stock investment in the FHLB. At December 31, 2005, the Bank’s available borrowing limit was approximately $30,354. The Bank had $200 and $300 in borrowings outstanding at December 31, 2005 and 2004, respectively. The note payable, due in December 2007, is payable in annual installments of $100 and bears interest at a fixed rate of 6.13%. Maturities of the note payable for each of the two years subsequent to December 31, 2005 are as follows: $100 in 2006 and $100 in 2007.

(d)	Mortgage Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value.

Pursuant to an agreement with the Federal National Mortgage Association (FNMA), during the second quarter of 2003, the Company began a program to originate mortgage loans for sale to FNMA. At December 31, 2005 and 2004, the Company had no originated loans that were subsequently sold to FNMA.

Pursuant to an agreement with the General Motors Acceptance Corporation (GMAC), during the second quarter of 2005, the Company began a program to originate mortgage loans for sale to GMAC. At December 31, 2005, the Company had originated loans of $457 that were subsequently sold to FNMA.

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

Loans are charged against the allowance when, in management’s opinion, they are deemed uncollectible, although the Bank continues to aggressively pursue collection. The Company considers a number of factors to determine the need for and timing of charge-offs including the following: whenever any commercial transaction becomes past due for 120 days for any scheduled principal or interest payment and collection is considered unlikely; whenever foreclosure on real estate collateral or liquidation of other collateral does not result in full payment of the obligation and the deficiency or some portion thereof is deemed uncollectible, the uncollectible portion shall be charged-off; whenever any installment loan becomes past due for 120 days and collection is considered unlikely; whenever a bankruptcy notice is received on any installment loan and review of the facts results in an assessment that all or most of the balance will not be collected, the loan will be placed in non-accrual status; whenever a bankruptcy notice is received on a small, unsecured, revolving installment account; and whenever any other small, unsecured, revolving installment account becomes past due for 180 days.

Interest related to non-accrual loans is recognized on the cash basis. Loans are generally placed in non-accrual status when the collection of principal and interest is 90 days or more past due, unless the obligation relates to a consumer or residential real estate loan or is both well-secured and in the process of collection.

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

Bank premises and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed by the straight-line and declining-balance methods over the estimated useful lives of the assets. Depreciable lives include 15 years for land improvements, 40 years for buildings, and 3 to 7 years for equipment, furniture and fixtures. The cost of assets retired and sold and the related accumulated depreciation are eliminated from the accounts and the resulting gains or losses are included in determining net income. Expenditures for maintenance and repairs are charged to expense as incurred, and improvements and betterments are capitalized.

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

The Bank’s investment of $219 in Bankers Investments Group, LLC as of December 31, 2005 has been evaluated for other-than-temporary impairment. The impairment test evaluated the performance, the liquidity and future cash flows of Bankers Investments Group, LLC. Management has determined the investment impairment is of a temporary nature and is carrying the investment at its cost as of December 31, 2005. Management will continue to evaluate the asset for impairment in future periods.

(k)	Pension Plan

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

(l)	Advertising

The Bank expenses advertising expenses as incurred.

(m)	Income Taxes

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

(n)	Stock Options

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

No compensation cost has been recognized for the Company’s stock options in the accompanying consolidated financial statements. Had the Company determined compensation cost based on the fair value of its stock options at the grant date under SFAS No. 123, the Company’s net income, basic net income per share and diluted net income per share would have decreased to the pro forma amounts for the years ended December 31, 2005 and 2004 indicated below:

	2005	2004
Net income, as reported	$2,107	1,819
Deduct: Total stock-based employee compensation expense determined under SFAS No. 123, net of related tax effects	(9)	(9)

Pro forma net income	$2,098	1,810

Basic net income per share:
As reported	$1.44	1.25
Pro forma	1.44	1.24
Diluted net income per share:
As reported	$1.43	1.23
Pro forma	1.42	1.23

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for the year ended December 31, 2005; dividend yield of 4.00%, expected volatility of 27.30%, a risk-free interest rate of 4.63%, and expected lives of 7 years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for the year ended December 31, 2004; dividend yield of 4.00%, expected volatility of 27.30%, a risk-free interest rate of 4.63%, and expected lives of 7 years.

(o)	Net Income Per Share

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

The following is a reconciliation of the numerators and denominators of the basic and diluted net income per share computations for the periods indicated:

Year ended December 31, 2005	Net income (numerator)	Shares (denominator)	Per share amount
Basic net income per share	$2,107	1,458,615	$1.44
Effect of dilutive stock options	—	17,673

Diluted net income per share	$2,107	1,476,288	$1.43

Year ended December 31, 2004	(numerator)	(denominator)	amount
Basic net income per share	$1,819	1,457,406	$1.25
Effect of dilutive stock options	—	16,036

Diluted net income per share	$1,819	1,473,442	$1.23

(p)	Consolidated Statements of Cash Flows

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks (with original maturities of three months or less), and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

(q)	Comprehensive Income

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

(r)	Use of Estimates

In preparing the consolidated financial statements in accordance with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated balance sheets and revenues and expenses for the years ended December 31, 2005 and 2004. Actual results could differ from those estimates.

(s)	Impact of Recently Issued Accounting Standards

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment. SFAS No. 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. The primary focus of this statement is on accounting for transactions in which an entity obtains employee services in exchange for share-based payment transactions. SFAS No. 123R eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25 and requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements using a fair value based method. This Statement is effective for annual reporting periods that begin after December 15, 2005. SFAS No. 123R will be adopted by the Company as of January 1, 2006. Based on the unvested options outstanding at December 31, 2005, the Company expects that the adoption of SFAS No. 123R will result in additional compensation expense of $9 during 2006 and $3 during 2007.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets. This Statement amends APB Opinion No. 29, Accounting for Nonmonetary Transactions, and is based on the principle that exchanges on nonmonetary assets should be measured based on the fair value of the assets exchanged. The provisions of this Statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 is not expected to have a material impact on the consolidated financial statements of the Company.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle. It applies to all voluntary changes in accounting principle and to changes required by an accounting pronouncement that does not include specific transition provisions. This statement requires retrospective application to prior period financial statements of changes in accounting principle, unless it is impractical to determine either the period-specific or cumulative effects of the change. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15,2005. The adoption of this standard is not expected to have a material impact on the consolidated financial statements of the Company.

In November 2005, the FASB issued Staff Position (FSP) No. FAS 115-1 and FAS 124-1, The Meaning of Other Than Temporary Impairment and its Application to Certain Investments. FSP 115-1 addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of the impairment loss. This Staff Position is effective for periods beginning after December 15, 2005 with earlier application permitted. Implementation of this guidance is not expected to have a material impact on the consolidated financial statements of the Company.

(2)	Restrictions on Cash

To comply with Federal Reserve regulations, the Bank is required to maintain certain average reserve balances. The daily average reserve requirements were approximately $1,349, and $1,161 for the weeks including December 31, 2005 and 2004, respectively.

(3)	Securities

The amortized costs, gross unrealized gains, gross unrealized losses and fair values for securities at December 31, 2005 and 2004 are as follows:

	2005
	Amortized costs	Gross unrealized gains	Gross unrealized losses	Fair values
Available-for-Sale
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$3,985	3	(67)	3,921
Obligations of states and political subdivisions	6,922	97	(85)	6,934
Corporate securities	6,055	8	(78)	5,985
Mortgage-backed securities – government	5,494	54	(87)	5,461
Other securities	50	—	—	50

Total available-for-sale	$22,506	162	(317)	22,351

	2005
	Amortized costs	Gross unrealized gains	Gross unrealized losses	Fair values
Held-to-Maturity
Obligations of states and political subdivisions	$6,910	125	(53)	6,982

	2004
	Amortized costs	Gross unrealized gains	Gross unrealized losses	Fair values
Available-for-Sale
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$3,099	29	(1)	3,127
Obligations of states and political subdivisions	7,549	218	(40)	7,727
Corporate securities	8,577	149	—	8,726
Mortgage-backed securities – government	6,653	125	(21)	6,757
Other securities	50	—	—	50

Total available-for-sale	$25,928	521	(62)	26,387

	2004
	Amortized costs	Gross unrealized gains	Gross unrealized losses	Fair values
Held-to-Maturity
Obligations of states and political subdivisions	$7,837	294	(29)	8,102

The following table shows the gross unrealized losses and fair value of the Company’s investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2005:

	Less than 12 months		12 months or more		Total
	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross Unrealized losses
Description of Securities
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$2,462	38	1,171	29	3,633	67
Obligations of states and political subdivisions	2,279	29	3,442	109	5,721	138
Corporate securities	3,937	70	492	8	4,429	78
Mortgage-backed securities-government	1,353	25	2,039	62	3,392	87

Total temporarily impaired securities	$10,031	162	7,144	208	17,175	370

The Company does not consider the unrealized losses other-than-temporary losses based on the volatility of the securities market price involved, the multiple increases in interest rates, the credit quality of the securities, and the Company’s ability to hold the securities until maturity. The securities include 24 bonds that have continuous losses for less than 12 months and 12 bonds that have continuous losses for more than 12 months. The $15,685 in securities in which there is an unrealized loss of $370 includes unrealized losses ranging from $1 to $21 or from 0.05% to 4.19% of the original cost of the investment.

The following table shows the gross unrealized losses and fair value of the Company’s investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004:

	Less than 12 months		12 months or more		Total
	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
Description of Securities
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$499	1	—	—	499	1
Obligations of states and political subdivisions	4,044	69	—	—	4,044	69
Mortgage-backed securities-government	2,233	21	—	—	2,233	21

Total temporarily impaired securities	$6,776	91	—	—	6,776	91

The securities, which include fourteen bonds, had had continuous losses for less than 12 months at December 31, 2004. The $6,776 in securities in which there is an unrealized loss of $91 includes unrealized losses ranging from $1 to $24 or from 0.2% to 3.80% of the original cost of the investment.

The amortized costs and fair values of available-for-sale and held-to-maturity securities at December 31, 2005, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	2005
	Available-for-Sale		Held-to-Maturity
	Amortized costs	Fair values	Amortized costs	Fair values
Due in one year or less	$3,493	3,477	1,265	1,266
Due after one year through five years	10,164	10,062	4,355	4,426
Due after five years through ten years	2,855	2,859	1,290	1,290
Due after ten years	500	492	—	—

	17,012	16,890	6,910	6,982
Mortgage-backed securities	5,494	5,461	—	—

Totals	$22,506	22,351	6,910	6,982

A $2 gross gain was realized in 2005 from the call of one available-for-sale security with a total par value of $503. A $34 gross gain was realized in 2004 from the call of one available-for-sale security with a total par value of $700.

Securities with amortized costs of approximately $2,915 and $4,468 (fair values of $2,947 and $4,602, respectively) as of December 31, 2005 and 2004, respectively, were pledged as collateral for public deposits.

(4)	Loans

A summary of loans at December 31, 2005 and 2004 follows:

	2005	2004
Real estate loans:
Residential	$55,936	52,470
Other	53,039	43,877
Loans to individuals for household, family and other consumer expenditures	44,369	41,449
Commercial and industrial loans	28,659	21,680
All other loans	935	992

Total loans, gross	182,938	160,468
Less unearned income and fees	(162)	(120)

Loans, net of unearned income and fees	182,776	160,348
Less allowance for loan losses	(1,508)	(1,502)

Loans, net	$181,268	158,846

Non-accrual loans amounted to approximately $421 and $189 at December 31, 2005 and 2004, respectively. Interest income that would have been earned on non-accrual loans if they had been current in accordance with their original terms and the recorded interest that was included in income on these loans was not significant for 2005 and 2004. There were no commitments to lend additional funds to customers whose loans were on non-accrual status at December 31, 2005.

In the normal course of business, the Bank has made loans to executive officers and directors. At December 31, 2005, loans to executive officers and directors were approximately $94 compared to $170 at December 31, 2004. During 2005, new loans to executive officers and directors amounted to approximately $51 and repayments amounted to approximately $127. Loans to companies in which executive officers and directors have an interest amounted to approximately $1,283 and $1,458 at December 31, 2005 and 2004, respectively. All such loans were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated persons, and, in the opinion of management, do not involve more than normal risk or present other unfavorable features.

Activity in the allowance for loan losses for the years ended December 31, 2005 and 2004 is summarized as follows:

	2005	2004
Balances at beginning of year	$1,502	1,528
Provision for loan losses	230	223
Loans charged off	(380)	(351)
Loan recoveries	156	102

Balances at end of year	$1,508	1,502

At December 31, 2005 and 2004, the recorded investment in loans for which impairment has been identified totaled approximately $421 and $189, respectively, with corresponding valuation allowances of approximately $66 and $100, respectively. The average recorded investment in impaired loans receivable during 2005 and 2004 was approximately $389 and $349, respectively. Interest income recognized on a cash basis on impaired loans during 2005 and 2004 was approximately $3 and $2 respectively.

(5)	Bank Premises and Equipment

Bank premises and equipment, net were comprised of the following as of December 31, 2005 and 2004:

	2005	2004
Land improvements	$420	420
Buildings	4,611	4,588
Equipment, furniture and fixtures	4,599	4,405

	9,630	9,413
Less accumulated depreciation	(5,374)	(4,902)

	4,256	4,511
Land	1,151	1,151

Bank premises and equipment, net	$5,407	5,662

The new Forest branch facility was completed and opened in August 2004 with a total cost of $1,872.

(6)	Deposits

A summary of deposits at December 31, 2005 and 2004 follows:

	2005	2004
Noninterest-bearing demand deposits	$21,914	19,764
Interest-bearing:
Savings	36,627	32,382
NOW accounts	28,034	27,427
Time deposits – under $100,000	89,676	84,919
Time deposits – $100,000 and over	32,995	32,147

Total interest-bearing deposits	187,332	176,875

Total deposits	$209,246	196,639

At December 31, 2005, the scheduled maturity of time deposits is as follows: $56,565 in 2006; $23,406 in 2007; $14,750 in 2008; $13,485 in 2009 and $14,465 in 2010.

In the normal course of business, the Bank has received deposits from executive officers and directors. At December 31, 2005, deposits from executive officers and directors were approximately $1,867. All such deposits were received in the ordinary course of business on substantially the same terms and conditions, including interest rates, as those prevailing at the same time for comparable transactions with unrelated persons.

(7)	Employee Benefit Plans

The Bank maintains a noncontributory defined benefit pension plan that covers substantially all of its employees. Benefits are computed based on employees’ average final compensation and years of credited service. Pension expense amounted to approximately $293 and $393 in 2005 and 2004, respectively. The change in benefit obligation, change in plan assets and funded status of the pension plan at September 30, 2005 and 2004 (most recent information available) and pertinent assumptions are as follows:

	Pension Benefits
	2005	2004
Change in Benefit Obligation
Benefit obligation at beginning of year	$4,571	4,201
Service cost	301	310
Interest cost	274	252
Actuarial (gain) loss	72	(183)
Benefits paid	(107)	(9)

Benefit obligation at end of year	5,111	4,571

Change in Plan Assets
Fair value of plan assets at beginning of year	3,937	2,891
Actual return on plan assets	553	309
Employer contribution	—	747
Benefit paid	(107)	(10)

Fair value of plan assets at end of year	4,383	3,937

Funded status	(728)	(634)
Unrecognized net actuarial loss	667	852
Unrecognized prior service cost	45	54

Prepaid (accrued) pension benefit cost, included in other assets (liabilities)	$(16)	272

	Pension Benefit Obligation
	2005	2004
Weighted Average Assumptions as of September 30:
Discount rate	5.75%	6.00%
Expected long-term return on plan assets	8.50%	8.50%
Rate of compensation increase	5.00%	5.00%

	Net Pension Benefit Cost
	2005	2004
Weighted Average Assumptions as of September 30:
Discount rate	6.00%	6.00%
Expected long-term return on plan assets	8.50%	8.50%
Rate of compensation increase	5.00%	5.00%

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

The components of net pension benefit cost under the plan for the years ended December 31, 2005 and 2004 is summarized as follows:

	Pension Benefits
	2005	2004
Service cost	$301	310
Interest cost	274	252
Expected return on plan assets	(317)	(228)
Net amortization	9	9
Recognized net actuarial loss	22	43

Net pension benefit cost	$289	386

Projected Benefit Payments

The projected benefit payments under the plan are summarized as follows for the years ending September 30:

2006	$9
2007	62
2008	70
2009	70
2010	90
2011-2015	1,194

Plan Asset Allocation

The pension plan’s weighted-average asset allocations at September 30, 2005 and 2004, by asset category, are as follows:

	Plan Assets at September 30,
	2005	2004
Asset Category:
Mutual funds – fixed income	19%	35%
Mutual funds – equity	81%	65%

Total	100%	100%

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

Contributions

The Company expects to contribute $239 to its pension plan in 2006.

The Company also has a 401(k) plan for which the Company does not currently match employee contributions to the plan.

(8)	Income Taxes

Income tax expense attributable to income before income tax expense for the years ended December 31, 2005 and 2004 is summarized as follows:

	2005	2004
Current	$692	669
Deferred	184	43

Total income tax expense	$876	712

Included in income tax expense was tax expense of approximately $0 for the year ended December 31, 2005 and $11 for the year ended December 31, 2004, related to net realized gains on securities.

Reported income tax expense for the years ended December 31, 2005 and 2004 differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to income before income tax expense as a result of the following:

	2005	2004
Computed “expected” income tax expense	$1,014	860
Increase (reduction) in income tax expense resulting from:
Tax-exempt interest	(138)	(162)
Disallowance of interest expense	13	12
Other, net	(13)	2

Reported income tax expense	$876	712

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2005 and 2004 are as follows:

	2005	2004
Deferred tax assets:
Loans, principally due to allowance for loan losses	$391	384
Accrued pension, due to accrual for financial reporting purposes in excess of actual pension contributions	6	161
Net unrealized losses on available-for-sale securities	53	—
Loans, due to unearned fees, net	43	47
Other	60	51

Total gross deferred tax assets	553	643

Deferred tax liabilities:
Bank premises and equipment, due to differences in depreciation	(104)	(91)
Net unrealized gains on available-for-sale securities	—	(156)
Other	(70)	(42)

Total gross deferred tax liabilities	(174)	(289)

Net deferred tax asset, included in other assets	$379	354

The Bank has determined that a valuation allowance for the gross deferred tax assets is not necessary at December 31, 2005 and 2004, since realization of the entire gross deferred tax assets can be supported by the amounts of taxes paid during the carryback periods available under current tax laws.

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

Financial instruments whose contract amounts represent credit risk:

	Contract amounts at December 31,
	2005	2004
Commitments to extend credit	$51,785	47,213

Standby letters of credit	$1,684	940

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

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including bond financing and similar transactions. Unless renewed, substantially all of the Bank’s standby letters of credit commitments at December 31, 2005 will expire within one year. Management does not anticipate any material losses as a result of these transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

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

(11)	Dividend Restrictions and Capital Requirements

Bankshares’ principal source of funds for dividend payments is dividends received from its subsidiary Bank. For the years ended December 31, 2005 and 2004, dividends from the subsidiary Bank totaled $780 and $705, respectively.

Substantially all of Bankshares’ retained earnings consist of undistributed earnings of its subsidiary Bank, which are restricted by various regulations administered by federal banking regulatory agencies. Under applicable federal laws, the Comptroller of the Currency restricts, without prior approval, the total dividend payments of the Bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits for the two preceding years. At December 31, 2005, retained net profits of the Bank that were free of such restriction approximated $5,698.

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

Quantitative measures established by regulation to ensure capital adequacy require Bankshares and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2005, that Bankshares and the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2005, the most recent notification from Office of the Comptroller of the Currency categorized Bankshares and the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized,” Bankshares and the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed Bankshares and the Bank’s category.

Bankshares and the Bank’s actual capital amounts and ratios are presented in the table below.

	Actual		For Capital Adequacy Purposes		To Be “Well Capitalized” Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2005:
Total Capital (to Risk Weighted Assets):
Bankshares consolidated	$24,280	11.23%	$17,297	8.0%	$	N/A	N/A
Bank	24,092	11.15%	17,280	8.0%		21,600	10.0%
Tier I Capital (to Risk Weighted Assets):
Bankshares consolidated	22,772	10.54%	8,651	4.0%		N/A	N/A
Bank	22,584	10.46%	8,640	4.0%		12,960	6.0%
Tier I Capital (Leverage) (to Average Assets):
Bankshares consolidated	22,772	9.88%	9,220	4.0%		N/A	N/A
Bank	22,584	9.80%	9,217	4.0%		11,521	5.0%

	Actual		For Capital Adequacy Purposes		To Be “Well Capitalized” Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2004:
Total Capital (to Risk Weighted Assets):
Bankshares consolidated	$22,851	11.75%	$15,555	8.0%	$	N/A	N/A
Bank	22,712	11.69%	15,545	8.0%		19,342	10.0%
Tier I Capital (to Risk Weighted Assets):
Bankshares consolidated	21,349	10.98%	7,777	4.0%		N/A	N/A
Bank	21,210	10.92%	7,773	4.0%		11,659	6.0%
Tier I Capital (Leverage) (to Average Assets):
Bankshares consolidated	21,349	9.85%	8,673	4.0%		N/A	N/A
Bank	21,210	9.78%	8,673	4.0%		12,537	5.0%

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

The fair value of fixed rate loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan as well as estimates for prepayments. The estimate of maturity is based on the Company’s historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions.

(e)	Deposits and Note Payable to Federal Home Loan Bank

The fair value of demand deposits, NOW accounts, and savings deposits is the amount payable on demand. The fair value of fixed maturity time deposits, certificates of deposit and the note payable to the Federal Home Loan Bank is estimated by discounting scheduled cash flows through the estimated maturity using the rates currently offered for deposits or borrowings of similar remaining maturities.

(f)	Commitments to Extend Credit and Standby Letters of Credit

The only amounts recorded for commitments to extend credit and standby letters of credit are the deferred fees arising from these unrecognized financial instruments. These deferred fees are not deemed significant at December 31, 2005 and 2004, and as such, the related fair values have not been estimated.

The carrying amounts and approximate fair values of the Company’s financial instruments are as follows at December 31, 2005 and 2004:

	2005		2004
	Carrying amounts	Approximate fair values	Carrying amounts	Approximate fair values
Financial assets:
Cash and due from banks	$6,591	6,591	4,725	4,725
Federal funds sold	7,223	7,223	12,611	12,611
Securities:
Available-for-sale	22,351	22,351	26,387	26,387
Held-to-maturity	6,910	6,982	7,837	8,102
Federal Reserve Bank Stock	75	75	75	75
Federal Home Loan Bank Stock	454	454	427	427
Loans, net of unearned income and fees	182,776	180,598	160,348	160,690

Total financial assets	$226,380	224,274	212,410	213,017

Financial liabilities:
Deposits	$209,246	209,343	196,639	198,478
Note payable to Federal Home Loan Bank	200	204	300	313

Total financial liabilities	$209,446	209,547	196,939	198,791

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

(13)	Parent Company Financial Information

Condensed financial information of Bankshares (Parent) is presented below:

Condensed Balance Sheets

	December 31,
	2005	2004
Assets
Cash due from subsidiary	$22	7
Investment in subsidiary, at equity	23,023	22,068
Other assets	187	153

Total assets	$23,232	22,228

Liabilities and Stockholders’ Equity
Other liabilities	$20	21

Stockholders’ equity (notes 11 and 14):
Common stock of $3 par value. Authorized 3,000,000 shares; issued and outstanding 1,458,706 shares in 2005 and 1,457,406 shares in 2004	4,376	4,372
Capital surplus	577	562
Retained earnings	18,362	16,970
Accumulated other comprehensive income (loss), net	(103)	303

Total stockholders’ equity	23,212	22,207
Commitments, contingencies and other matters (notes 9, 10 and 11)

Total liabilities and stockholders’ equity	$23,232	22,228

Condensed Statements of Income

	Years ended December 31,
	2005	2004
Income:
Dividends from subsidiary (note 11)	$780	705
Expenses:
Other expenses	68	88

Income before income tax benefit and equity in undistributed net income of subsidiary	712	617
Applicable income tax benefit	34	32

Income before equity in undistributed net income of subsidiary	746	649
Equity in undistributed net income of subsidiary	1,361	1,170

Net income	$2,107	1,819

Condensed Statements of Cash Flows

	Years ended December 31,
	2005	2004
Cash flows from operating activities:
Net income	$2,107	1,819
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiary	(1,361)	(1,170)
Increase in other assets	(34)	(30)

Net cash provided by operating activities	712	619

Cash flows from financing activities:
Proceeds from issuance of common stock	19	—
Cash dividends paid	(715)	(659)
Increase (decrease) in other liabilities	(1)	4

Net cash used in financing activities	(697)	(655)

Net increase (decrease) in cash due from subsidiary	15	(36)
Cash due from subsidiary, beginning of year	7	43

Cash due from subsidiary, end of year	$22	7

(14)	Stock Options

The Company has two incentive stock option plans. The 1997 Incentive Stock Plan (the 1997 Plan), pursuant to which the Company’s Board of Directors may grant stock options to officers and key employees, was effective as of May 1, 1997. The 1997 Plan authorizes grants of options to purchase up to 50,000 shares of the Company’s authorized, but unissued common stock. Accordingly, 50,000 shares of authorized, but unissued common stock are reserved for use in the 1997 Plan. All stock options are granted with an exercise price equal to the stock’s fair market value at the date of grant. At December 31, 2005, there were 5,000 additional shares available for grant under the 1997 Plan.

The 2004 Incentive Stock Plan (the 2004 Plan), pursuant to which the Company’s Board of Directors may grant stock options to officers and key employees, was approved by shareholders on April 13, 2004 and became effective as of May 1, 2004. The 2004 Plan authorizes grants of options to purchase up to 100,000 shares of the Company’s authorized, but unissued common stock. Accordingly, 100,000 shares of authorized, but unissued common stock are reserved for use in the 2004 Plan. All stock options are granted with an exercise price equal to the stock’s fair market value at the date of the grant. At December 31, 2005, there were 100,000 additional shares available for grant under the 2004 Plan.

Stock options generally have 10-year terms, vest at the rate of 20% per year, and become fully exercisable five years from the date of grant.

During 2005, 1,300 stock options were exercised. During 2005 and 2004, there were no options granted to employees.

Stock option activity during the years ended December 31, 2005 and 2004 is as follows:

	Number of shares	Weighted average exercise price
Balance at December 31, 2003	45,000	$11.92
Expired/forfeited/exercised	—	—
Granted	—	—

Balance at December 31, 2004	45,000	$11.92

Expired/forfeited/exercised	2,500	$14.30
Granted	—	—

Balance at December 31, 2005	42,500	$11.78

At December 31, 2005, options for 25,000 shares were exercisable at an exercise price of $10.00 per share, options for 10,000 shares were exercisable at an exercise price of $14.00 per share, and 7,500 shares were exercisable at an exercise price of $14.75 per share. The weighted average contractual remaining life is 3.30 years.

(15)	Goodwill and Other Intangible Assets

Included in other assets is goodwill of $539 as of December 31, 2005 and 2004, and other amortizing intangible assets of $3 and $14 as of December 31, 2005 and 2004, respectively. There was no change in the carrying amount of goodwill of $539 for the years ended December 31, 2005 and 2004.

(16)	Quarterly Results of Operations (Unaudited)

The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 2005 and 2004:

	2005
	First quarter	Second quarter	Third quarter	Fourth quarter
Income statement data:
Interest income	$2,933	3,061	3,207	3,469
Interest expense	1,053	1,074	1,209	1,352

Net interest income	1,880	1,987	1,998	2,117
Provision for loan losses	60	82	65	23
Noninterest income	549	637	655	555
Noninterest expense	1,699	1,781	1,831	1,855
Income tax expense	193	224	229	230

Net income	$477	537	528	564

Per share data:
Basic net income per share	$0.33	0.37	0.36	0.39
Diluted net income per share	0.32	0.36	0.36	0.38
Cash dividends per share	0.12	0.12	0.12	0.13
Book value per share	15.25	15.60	15.75	15.91

	2004
	First quarter	Second quarter	Third quarter	Fourth quarter
Income statement data:
Interest income	$2,657	2,637	2,761	2,847
Interest expense	849	829	852	972

Net interest income	1,808	1,808	1,909	1,875
Provision for loan losses	108	55	40	20
Noninterest income	570	565	592	528
Noninterest expense	1,658	1,622	1,817	1,804
Income tax expense	172	201	185	154

Net income	$440	495	459	425

Per share data:
Basic net income per share	$0.30	0.35	0.31	0.29
Diluted net income per share	0.30	0.34	0.31	0.28
Cash dividends per share	0.11	0.11	0.11	0.12
Book value per share	14.98	14.82	15.18	15.24

Report of Independent Registered Accounting Firm

The Board of Directors and Stockholders

Pinnacle Bankshares Corporation

Altavista, Virginia

We have audited the accompanying consolidated balance sheets of Pinnacle Bankshares Corporation and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pinnacle Bankshares Corporation and subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Raleigh, North Carolina February 24, 2006

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Shareholder Information

Annual Meeting

The 2006 Annual Meeting of Shareholders will be held on April 11, 2006, at 11:30 a.m. at the Fellowship Hall of Altavista Presbyterian Church, located at 707 Broad Street, Altavista, Virginia.

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

	2005			2004
	High	Low	Dividends	High	Low	Dividends
First Quarter	$23.00	$19.10	$0.12	$20.10	$18.01	$0.11
Second Quarter	$22.00	$19.25	$0.12	$18.75	$17.45	$0.11
Third Quarter	$21.00	$19.00	$0.12	$19.00	$17.85	$0.11
Fourth Quarter	$21.00	$19.01	$0.13	$20.00	$18.60	$0.12

Each share of Common Stock is entitled to participate equally in dividends, which are payable as and when determined by the Board of Directors after consideration of the earnings, general economic conditions, the financial condition of the business and other factors as might be appropriate. The Company’s ability to pay dividends is dependent upon its receipt of dividends from its subsidiary. Prior approval from the Comptroller of the Currency is required if the total of all dividends declared by a national bank, including the proposed dividend, in any calendar year will exceed the sum of the Bank’s net profits for that year and its retained net profits for the preceding two calendar years, less any required transfers to surplus. This limitation has not had a material impact on the Bank’s ability to declare dividends during 2005 and 2004 and is not expected to have a material impact during 2006.

As of December 31, 2005, there were approximately 398 shareholders of record of Bankshares’ Common Stock.

Requests for Information

Requests for information about the Company should be directed to Bryan M. Lemley, Secretary, Treasurer and Chief Financial Officer, P.O. Box 29, Altavista, Virginia 24517, telephone (434) 369-3000. A copy of the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005, will be furnished without charge to shareholders upon written request after March 31, 2006.

Shareholders seeking information regarding lost certificates and dividends should contact Registrar and Transfer Company in Cranford, New Jersey, telephone (800) 368-5948. Please submit address changes in writing to:

Registrar and Transfer Company

Investor Relations Department

10 Commerce Drive

Cranford, New Jersey 07016-9982

IN MEMORIUM

HERMAN P. ROGERS, JR.

1943 – 2005

Dedicated Director

Accomplished Businessman

Committed Church and Civic Leader

Exemplary Citizen

Loving Husband

Devoted Father and Grandfather

Avid Golfer

Friend

622 Broad Street

Post Office Box 29

Altavista, Virginia 24517

(434) 369-3000