Form 10-K, Exhibit 13
period 2006-12-31
PINNACLE BANKSHARES CORP
filed 2007-03-23
CIK 1031233

EXHIBIT 13

2006 ANNUAL REPORT

Front Row: John P. Erb, Robert H. Gilliam Jr., James E. Burton, IV and James P. Kent, Jr.,

Back Row: A. Willard Arthur, Carroll E. Shelton, John L. Waller, R.B. Hancock, Jr.,

Michael E. Watson and William F. Overacre

BOARD OF DIRECTORS

A. Willard Arthur	James P. Kent, Jr.
Chairman and Secretary Marvin V. Templeton & Sons, Inc.	Partner Kent & Kent, P.C.

James E. Burton, IV	William F. Overacre
Vice President, Operations Marvin V. Templeton & Sons, Inc.	President & Owner RE/MAX 1st Olympic Inc. REALTORS

John P. Erb	Carroll E. Shelton
Assistant Superintendent Campbell County Schools	Senior Vice President The First National Bank of Altavista Pinnacle Bankshares Corporation

Robert H. Gilliam, Jr.	John L. Waller
President & CEO The First National Bank of Altavista Pinnacle Bankshares Corporation	Owner &Operator Waller Farms, Inc.

R. B. Hancock, Jr.	Michael E. Watson
President & Owner R.B.H., Inc. d/b/a Napa Auto Parts	Financial Manager Flippin, Bruce & Porter, Inc.

Front Cover: Our new Timberlake Office

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Officers of Pinnacle Bankshares Corporation
Robert H. Gilliam, Jr.	President & Chief Executive Officer
Carroll E. Shelton	Senior Vice President
Bryan M. Lemley	Secretary, Treasurer & Chief Financial Officer

Officers and Managers of The First National Bank of Altavista
Robert H. Gilliam, Jr.	President, Chief Executive Officer & Trust Officer
Carroll E. Shelton	Senior Vice President & Chief Lending Officer
Lucy H. Johnson	Senior Vice President & Data Processing Manager
Bryan M. Lemley	Vice President, Cashier & Chief Financial Officer
William J. Sydnor, II	Vice President & Branch Administration Officer
Judith A. Clements	Vice President & Director of Human Resources
Pamela R. Adams	Vice President & Mortgage Division Manager
Thomas R. Burnett, Jr.	Vice President & Commercial Lending Officer
Aubrey H. Hall, III	Vice President & Business Development Officer
James M. Minear	Vice President & Commercial Real Estate Lending Officer
John E. Tucker	Assistant Vice President & Investment Consultant
Albert N. Fariss	Assistant Vice President, Facilities/Purchasing Manager & Security Officer
Ronald C. Clay	Assistant Vice President & Recovery Manager
Brenda M. Eades	Assistant Vice President & Real Estate Loan Officer
Tarry R. Pribble	Assistant Vice President & Collection Manager
Tony J. Bowling	Assistant Vice President & Network Administrator
Vicki G. Greer	Assistant Vice President & Internal Auditor
Marian E. Marshall	Assistant Vice President & Branch Manager (Old Forest)
Daniel R. Wheeler	Assistant Vice President & Branch Manager (Airport)
Shawn D. Stone	Assistant Vice President & Branch Manager (Main)
Tracie A. Robinson	Assistant Vice President & Branch Manager (Forest)
Nancy J. Holt	Assistant Vice President & Branch Manager (Vista)
Vivian S. Brown	Assistant Vice President & Branch Manager (Timberlake)
Amanda M. Ramsey	Assistant Vice President & Branch Manager (Amherst)
Calvin R. Short	Assistant Vice President & Dealer Finance Manager
Doris N. Trent	Loan Officer
Gail B. Alexander	Loan Production Officer
Anita M. Jones	Loan Production Officer
Lauren R. Michael	Compliance Officer & Bank Secrecy Act Officer
Cynthia I. Gibson	Bookkeeping Manager
Barbara H. Caldwell	Deposit Administration Manager & Assistant Branch Manager (Main)
Marion E. Clark	Loan Administration Manager
Beth R. Starkey	Assistant Branch Manager (Vista)
Janet H. Whitehead	Assistant Branch Manager (Airport)

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Office Locations

ALTAVISTA

MAIN OFFICE

622 Broad Street

Altavista, Virginia 24517

Telephone: (434) 369-3000

VISTA OFFICE

1301 N. Main Street

Altavista, Virginia 24517

Telephone: (434) 369-3001

LYNCHBURG

AIRPORT OFFICE

14580 Wards Road

Lynchburg, Virginia 24502

Telephone: (434) 237-3788

TIMBERLAKE OFFICE

20865 Timberlake Road

Lynchburg, Virginia 24502

Telephone: (434) 237-7936

OLD FOREST ROAD OFFICE

3309 Old Forest Road

Lynchburg, Virginia 24501

Telephone: (434) 385-4432

FOREST

FOREST OFFICE

14417 Forest Road

Forest, Virginia 24551

Telephone: (434) 534-0451

AMHERST

AMHERST OFFICE

193 Richmond Highway

Amherst, Virginia 24521

Telephone: (434) 946-7814

SMITH MOUNTAIN LAKE

LOAN PRODUCTION OFFICE

74 Scruggs Road, Suite 102

Moneta, Virginia 24121

Telephone: (540) 719-0193

TO OUR SHAREHOLDERS, CUSTOMERS AND FRIENDS:

Another record year of earnings was achieved by your Company in 2006, as net income after taxes amounted to $2,412,000, an increase of 14.48% over 2005. Basic net income per share for 2006 was $1.65 and the return on average assets and the return on average equity reached levels of 1.00% or above and 10.00% or above, respectively, for the first time since 2000. Growth in net loans outstanding and higher yield on loans were the primary factors in the increase in net income for 2006.

Total assets ended 2006 at $256,421,000, another record high. Deposits grew 10.31% to $230,817,000 in 2006. Time deposits reflected the majority of the increase in deposits for the year and will likely contribute to higher cost of funds and potentially lower margins in 2007. Net loans grew 14.68% in 2006 to $207,861,000. The quality of the loan portfolio continues to be strong, as net charge-offs to average net loans amounted to only 0.04% for 2006. Non-accrual loans and loans 30 days or more past due were collectively 0.34% of total gross loans as of December 31, 2006, historically low levels.

Stockholders’ equity at year-end 2006 was $24,492,000, an increase of $1,280,000 over the previous year. Book value per share was $16.66 as of the end of 2006. Average equity to average assets for the year was 9.91% and the Company continues to be “well capitalized” by all regulatory standards. The cash dividend rate for 2006 increased 12.24% to $0.55 per share and the dividend payout ratio for the year was 33.25%. 2006 marked the 30th consecutive year of an increase in the cash dividend rate.

In May, 2006 we relocated our in-store Brookville Kroger office one and one-half miles west to a more traditional stand-alone branch facility on Timberlake Road in Campbell County. A picture of this office graces the cover of this Annual Report. Our decision to relocate this office has been substantiated by an increase of approximately 41.58% in the deposit base for the Timberlake Branch as of the end of 2006 since opening in mid-May. Loan activity at this office is also appreciably stronger since the relocation.

Additional expansion occurred in November, 2006 with the opening of a new branch office in the Town of Amherst to serve the Amherst County market. The demographics of Amherst County are similar to those of our Campbell County base and we sense a demand from Amherst for the services of an established community banking organization. We have been met with a warm reception in our temporary location and look forward to beginning construction of a permanent facility in 2007.

622 Broad Street • P.O. Box 29 • Altavista, Virginia 24517 • (434) 369-3000 • Fax (434) 369-7190

2006 saw the retirement of Betty S. Adkins, Vice President, after more than 45 years with First National Bank. With responsibility for deposit services, Betty’s customer knowledge and dedication and loyalty to the Company were unsurpassed. Betty is missed by her customers and co-workers, but we still benefit from her smiling face and positive attitude on drop-by visits to the bank.

Perhaps the most significant accomplishment of 2006 was formulation of a strategic plan outlining a direction for the Company for the next 5 years as we seek to perpetuate our growth and profitability. The vision statement from the plan states that First National Bank of Altavista will be the premier community financial institution in our Region 2000 market. We will continually seek to leverage our strong heritage, our exceptional personal service and our local decision making through our greatest asset, our people, recognizing that our ultimate purpose for being in business is to enhance the value of our shareholders’ investment.

We encourage your review of the wealth of information contained in this Annual Report and hope you will join us for our Annual Meeting of Shareholders to be held at 11:30 a.m., Tuesday, April 10, 2007 in the Fellowship Hall of Altavista Presbyterian Church, 707 Broad Street, Altavista, Virginia.

Thank you for your support of Pinnacle Bankshares and for the business you share with First National Bank.

Robert H. Gilliam, Jr.
President and Chief Executive Officer

February 23, 2007

622 Broad Street • P.O. Box 29 • Altavista, Virginia 24517 • (434) 369-3000 • Fax (434) 369-7190

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Selected Consolidated Financial Information

(In thousands, except ratios, share and per share data)

	Years ended December 31,
	2006	2005	2004	2003	2002
Income Statement Data:
Net interest income	$9,192	7,983	7,400	7,083	7,096
Provision for loan losses	339	230	223	470	429
Noninterest income	2,500	2,396	2,255	2,578	1,756
Noninterest expenses	7,825	7,166	6,901	6,738	5,814
Income tax expense	1,116	876	712	681	723
Net income	2,412	2,107	1,819	1,772	1,886
Per Share Data:
Basic net income	$1.65	1.44	1.25	1.22	1.30
Diluted net income	1.64	1.43	1.23	1.21	1.29
Cash dividends	0.55	0.49	0.45	0.44	0.41
Book value	16.66	15.91	15.24	14.71	14.02
Weighted-Average Shares Outstanding:
Basic	1,459,007	1,458,706	1,457,406	1,455,530	1,453,013
Diluted	1,478,128	1,476,288	1,473,442	1,469,739	1,461,300
Balance Sheet Data:
Assets	$256,421	233,490	219,813	206,344	199,899
Loans, net	207,861	181,268	158,846	147,883	129,999
Securities	24,866	29,261	34,224	37,108	42,731
Cash and cash equivalents	14,586	13,814	17,336	13,766	19,963
Deposits	230,817	209,246	196,639	183,865	178,243
Stockholders’ equity	24,492	23,212	22,207	21,435	20,372
Performance Ratios:
Return on average assets	1.00%	0.94%	0.86%	0.87%	0.94%
Return on average equity	10.10%	9.29%	8.33%	8.51%	9.79%
Dividend payout	33.25%	33.93%	36.06%	36.07%	31.54%
Asset Quality Ratios:
Allowance for loan losses to total loans, net of unearned income and fees	0.84%	0.83%	0.94%	1.02%	0.99%
Net charge-offs to average loans, net of unearned income and fees	0.04%	0.13%	0.16%	0.16%	0.24%
Capital Ratios:
Leverage	9.80%	9.88%	9.85%	9.79%	9.44%
Risk-based:
Tier 1 capital	9.92%	10.54%	10.98%	11.57%	12.37%
Total capital	10.64%	11.23%	11.75%	12.45%	13.21%
Average equity to average assets	9.91%	10.07%	10.32%	10.20%	9.62%

Management’s Discussion and Analysis

(in thousands, except ratios, share and per share data)

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

Executive Summary

The Company serves a trade area consisting primarily of Campbell County, northern Pittsylvania County, eastern Bedford County, northern Franklin County, Amherst County and the city of Lynchburg from facilities located in the town of Altavista and the city of Lynchburg, Virginia. In addition, in June 1999 the Company opened the Airport facility, located just outside the Lynchburg city limits. In August 2000, the Company opened the Old Forest Road facility, located on Old Forest Road in Lynchburg, and the Brookville Plaza facility, located on Timberlake Road in Lynchburg. The Company opened these offices to better serve the Lynchburg and northern Campbell County areas. To better service eastern Bedford County, the Company opened the Forest facility in August 2004 located at the intersection of Perrowville Road and Route 221. In July 2005, the Company opened the Smith Mountain Lake Loan Production Office located on Scruggs Road in Moneta. In May 2006, the Company moved the Brookville Plaza facility on Timberlake Road in Lynchburg to a new full service facility approximately 1.5 miles away on Timberlake Road in Campbell County now referred to as the Timberlake facility. This move was completed to better service our customers by providing a drive thru, safe deposit boxes, night depository and the same good service given at the previous facility. In November 2006, the Company opened the Amherst Office located on Richmond Highway in Amherst to extend our services to Amherst County and further expand our footprint. The Company operates in a well-diversified industrial economic region that does not depend upon one or a few types of commerce.

The Company earns revenues on the interest margin between the interest it charges on loans it extends to customers and interest received on the Company’s securities portfolio net of the interest it pays on deposits to customers. The Company also earns revenues on service charges on deposit and loan products, gains on securities that are called or sold, fees on sales of mortgages, and other noninterest income items including but not limited to overdraft fees, commissions from investment, insurance and annuity sales, safe deposit box rentals, and automated teller machine surcharges. The Company’s revenue generating activities and related expenses are outlined in the consolidated statements of income and consolidated statements of changes in stockholders’ equity and comprehensive income and accompanying notes and in “Results of Operations” below.

The Company generates cash through its operating, investing and financing activities. The generation of cash flows is outlined more fully in the consolidated statements of cash flows and accompanying notes and in “Liquidity and Asset/Liability Management” below.

The Company’s balance sheet experienced strong growth in its loan and deposit portfolios and good growth overall in 2006 assisted by growth in the commercial loan portfolio, loan production at our Smith Mountain Lake loan production facility and continued deposit and loan growth at the Forest facility. The overall growth of the Company is outlined in the consolidated balance sheets and accompanying notes and the “Investment Portfolio,” “Loan Portfolio,” “Bank Premises and Equipment,” “Deposits” and “Capital Resources” discussions below.

The Company looks to continue growing in 2007 and plans to research further expansion opportunities. While growing, the Company is continually striving to leverage efficiencies from our reporting and imaging systems. The Company is also striving to make our customers’ lives more convenient by offering innovative products and services and providing many channels to bank with us including Internet banking, Internet bill pay, telephone banking, debit cards and real-time ATMs. The Company will continue to strive to identify and install convenient products and services in 2007 with the goal to better enhance the customer’s experience with the Company.

Overview of 2006 and 2005

Total assets at December 31, 2006 were $256,421, up 9.82% from $233,490 at December 31, 2005. The principal components of the Company’s assets at the end of the year were $14,586 in cash and cash equivalents, $24,866 in securities and $207,861 in net loans. During the year ended December 31, 2006, gross loans increased 14.71% or $26,907. The Company’s lending activities are a principal source of income.

Total liabilities at December 31, 2006 were $231,929, up 10.30% from $210,278 at December 31, 2005, with the increase reflective of an increase in total deposits of $21,571 or 10.31%. Noninterest-bearing demand deposits increased $1,717 or 7.84% and represented 10.24% of total deposits at December 31, 2006, compared to 10.47% at December 31, 2005. Savings and NOW accounts increased $5,137 or 7.94% and represented 30.24% of total deposits at December 31, 2006, compared to 30.90% at December 31, 2005. Time deposits increased $14,717 or 12.00% at December 31, 2006 and represented 59.52% of total deposits at December 31, 2006, compared to 58.63% at December 31, 2005. The Company’s deposits are provided by individuals and businesses located within the communities served.

Total stockholders’ equity at December 31, 2006 was $24,492 compared to $23,212 at December 31, 2005.

The Company had net income of $2,412 for the year ended December 31, 2006, compared to net income of $2,107 for the year ended December 31, 2005, an increase of 14.48%.

Profitability as measured by the Company’s return on average assets (ROA) was 1.00% in 2006, compared to 0.94% in 2005. Another key indicator of performance, the return on average equity (ROE), was 10.10% for 2006, compared to 9.29% for 2005.

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

The net interest spread increased to 3.54% for the year ended December 31, 2006 from 3.43% for the year ended December 31, 2005. Net interest income was $9,192 ($9,287 on a tax-equivalent basis) for the year ended December 31, 2006, compared to $7,983 ($8,156 on a tax-equivalent basis) for the year ended December 31, 2005, and is attributable to interest income from loans, federal funds sold and securities exceeding the cost associated with interest paid on deposits and other borrowings. In 2006, our loans repriced at higher rates more rapidly than did our deposits, therefore increasing our interest rate spread. The Bank’s yield on interest-earning assets for the year ended December 31, 2006 was 0.82% higher than the year ended December 31, 2005 due to lower yielding assets being replaced by higher yielding ones in 2006. The Bank’s cost of funds rate on interest-bearing liabilities in 2006 was 0.71% higher compared to 2005.

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

The Company’s net interest margin increased in 2006 from 2005 levels. The Company attempts to increase net interest margin by product pricing strategies. Many economic forecasts of interest rates for 2007 predict that interest rates may decrease if the overall economy shows signs of sluggishness. On the contrary, rates may increase to combat increasing inflation. While there is no guarantee of how rates may change in 2007, the Company will strive to price products that are competitive in the market, allow for growth and continue to improve the net interest margin. The Company also continues to strive to find new sources of noninterest income to combat the effects of volatility in the interest rate environment.

The following table presents the major categories of interest-earning assets, interest-earning liabilities and stockholders’ equity with corresponding average balances, related interest income or interest expense and resulting yield and rates for the periods indicated.

ANALYSIS OF NET INTEREST INCOME

	Years ended December 31,
	2006			2005			2004
	Average balance(1)	Interest income/ expense	Rate earned/ paid	Average balance(1)	Interest income/ expense	Rate earned/ paid	Average balance(1)	Interest income/ expense	Rate earned/ paid
Assets
Interest-earning assets:
Loans (2)(3)	$194,819	13,979	7.18%	171,388	10,847	6.33%	153,902	8,991	5.87%
Investment securities:
Taxable	20,111	988	4.91%	23,540	1,150	4.89%	25,334	1,301	4.89%
Tax-exempt (4)	6,555	372	5.68%	8,501	577	6.79%	10,072	679	6.74%
Interest-earning deposits	91	5	5.49%	205	6	2.93%	79	1	1.79%
Federal funds sold	7,695	368	4.78%	9,227	263	2.85%	10,495	135	1.29%

Total interest-earning assets	229,271	15,712	6.85%	212,861	12,843	6.03%	199,882	11,107	5.56%
Other assets:
Allowance for loan losses	(1,638)			(1,556)			(1,608)
Cash and due from banks	4,929			6,115			4,300
Other assets, net	8,367			7,691			9,022

Total assets	$240,929			225,111			211,596

	Years ended December 31,
	2006			2005			2004
	Average balance(1)	Interest income/ expense	Rate earned/ paid	Average balance(1)	Interest income/ expense	Rate earned/ paid	Average balance(1)	Interest income/ expense	Rate earned/ paid
Liabilities and Stockholders’ equity
Interest-bearing liabilities:
Savings and NOW	$66,666	1,048	1.57%	63,374	549	0.87%	62,195	346	0.56%
Time	127,185	5,367	4.22%	116,895	4,119	3.52%	107,808	3,134	2.91%
Other borrowings	158	10	6.33%	260	16	6.15%	360	22	6.11%
Federal Funds Purchased	—	—	—	75	3	4.00%	—	—	—

	194,009	6,425	3.31%	180,604	4,687	2.60%	170,363	3,502	2.06%
Noninterest-bearing liabilities:
Demand deposits	22,008			21,169			18,886
Other liabilities	1,054			662			506

	217,071			202,435			189,755
Stockholders’ equity	23,858			22,676			21,841

	240,929			225,111			211,596

Net interest income		9,287			8,156			7,605

Net interest margin (5)			4.05%			3.83%			3.80%

Net interest spread (6)			3.54%			3.43%			3.50%

(1)	Averages are daily averages.
(2)	Loan interest income includes amortization of loan fees of $53 in 2006 and accretion of loan fees of $45 and $32 in 2005 and 2004 respectively.
(3)	For the purpose of these computations, non-accrual loans are included in average loans.
(4)	Tax-exempt income from investment securities is presented on a tax-equivalent basis assuming a 34% U.S. Federal tax rate for 2006, 2005 and 2004.
(5)	The net interest margin is calculated by dividing net interest income by average total interest-earning assets.
(6)	The net interest spread is calculated by subtracting the interest rate paid on interest-bearing liabilities from the interest rate earned on interest-earning assets.

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

RATE/VOLUME ANALYSIS

	Years ended December 31,
	2006 compared to 2005 Increase (decrease)			2005 compared to 2004 Increase (decrease)
	Volume	Rate	Net	Volume	Rate	Net
Interest earned on interest-earning assets:
Loans (1)	$1,601	1,531	3,132	1,087	769	1,856
Investment securities:
Taxable	(129)	(29)	(158)	(147)	(6)	(153)
Tax-exempt (2)	(126)	(54)	(180)	(111)	25	(86)
Interest-earning deposits	2	(3)	(1)	2	1	3
Federal funds sold	(34)	138	104	(14)	142	128

Total interest earned on interest-earning assets	1,314	1,583	2,897	817	931	1,748

Interest paid on interest-bearing liabilities:
Savings and NOW	30	469	499	7	196	203
Time	383	865	1,248	281	704	985
Federal funds purchased	(3)	—	(3)	3	—	3
Other borrowings	(6)	—	(6)	(6)	—	(6)

Total interest paid on interest-bearing liabilities	404	1,334	1,738	285	900	1,185

Change in net interest income	$910	249	1,159	532	31	563

(1)	Non-accrual loans are included in the average loan totals used in the calculation of this table.

(2) Tax-exempt income from investment securities is presented on a tax equivalent basis assuming a 34% U.S. Federal tax rate.

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

The provisions for loan losses for the years ended December 31, 2006, 2005 and 2004 were $339, $230 and $223, respectively. See “Allowance for Loan Losses” for further discussion.

Noninterest Income. Total noninterest income for the year ended December 31, 2006 increased $104, or 4.34% to $2,500 from $2,396 in 2005. The Company’s principal source of noninterest income is service charges and fees on deposit accounts, particularly transaction accounts, fees on sales of mortgage loans, and commissions and fees from investment, insurance, annuity and other bank products. The increase in 2006 is primarily attributable to an increase in service charges on deposits accounts and commissions on products sales. Service charges on deposit accounts increased $64 and commissions on investment product sales increased $46 for the year ended December 31, 2006, compared to 2005.

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

Noninterest Expense. Total noninterest expense for the year ended December 31, 2006 increased $659 or 9.20% to $7,825 from $7,166 in 2005. The increase in noninterest expense is attributable to the effect of overall growth of the Company on personnel expenses and fixed asset costs. The Company has added six new branches and a loan production facility to its operations since June 1999 including relocating the Timberlake facility to a full-service branch from an in-store facility in May 2006 and opening the Amherst branch in November 2006. The $108 increase in other expense is primarily due to a $48 increase in consultant expenses, a $7 increase in costs associated with our overdraft privilege program, an $8 increase in legal fees, a $9 increase in fees paid to directors, and a $35 increase in indirect loan chargebacks.

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

Income Tax Expense. Applicable income taxes on 2006 earnings amounted to $1,116, resulting in an effective tax rate of 31.63% compared to $876, or 29.37% in 2005. The effective tax rate for 2006 is higher primarily because the level of tax-exempt interest income for 2006 was lower compared to 2005.

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

The Company’s operating activities for the year ended December 31, 2006 resulted in net cash provided of $3,218, compared to net cash provided from operating activities of $2,711 in 2005. The overall increase is primarily attributable to the Company’s cash received from net interest income of $9,164, which was $1,116 higher than the net interest received in 2005 as a result of an increase in loan volume and yield received of $2,423. Partially offsetting this was cash received from noninterest income in 2006 that was $34 lower than the noninterest income amount received in 2005 and cash paid for noninterest expenses of $7,935 that was $1,299 higher than 2005 primarily due to the Company’s increased personnel and fixed asset expenses associated with its continued growth. Also, the Company’s cash paid for income taxes totaled $900 in 2006 compared to $688 in 2005. Management expects any changes in the Company’s cash provided by operating activities to be partially offset through continued expansion of the Company’s loan origination programs, changes in deposit pricing strategies and continued focus on improving the efficiency of the Company’s operations.

The Company’s cash flows from investing activities for the year ended December 31, 2006 resulted in net cash used of $23,135, compared to net cash used in investing activities of $18,044 in 2005. The overall increase is primarily attributable to a $4,788 increase in cash used to make loans to customers as the Company increased its gross loans by 14.67%. The Company expects to continue to increase its loan portfolio in 2007. The Company also experienced fewer paydowns and maturities of available-for-sale mortgage-backed securities due to a rising interest rate environment in 2006. The Company expects a slightly lower volume of paydowns in available-for-sale mortgage-backed securities in 2007 due to fewer mortgage-backed securities in the investment portfolio.

Net cash provided by financing activities for the year ended December 31, 2006 resulted in net cash provided of $20,689, compared to net cash provided by financing activities of $11,811 in 2005. The overall increase in net cash provided is primarily attributable to the net increase in deposits. The Company had success in attracting all different types of deposits to fund the growth in the loan portfolio although the cost of the deposits increased in 2006.

The Company’s operating activities for the year ended December 31, 2005 resulted in net cash provided of $2,711, compared to net cash provided from operating activities of $2,467 in 2004. The overall increase is primarily attributable to the Company’s cash received of $2,458 from noninterest income in 2005 and was $162 higher than the noninterest income amount received in 2004. The increase in noninterest income received in 2005 is primarily attributable to higher commission income from investment product sales. Additionally, the Company received cash from net interest income of $8,048, which was $519 higher than the cash from net interest received in 2004 as a result of timing differences in the payment and collection of interest amounts. Partially offsetting this was cash paid for noninterest expenses of $6,636 that was $134 higher than 2004 primarily due to the Company’s increased personnel expenses associated with its continued growth. Also, the Company’s cash paid for income taxes totaled $688 in 2005 compared to $914 in 2004.

The Company’s cash flows from investing activities for the year ended December 31, 2005 resulted in net cash used of $18,044, compared to net cash used in investing activities of $10,915 in 2004. The overall increase is primarily attributable to a $10,447 increase in cash used to make loans to customers as the Company increased its gross loans by 14.00%. The Company also experienced fewer paydowns and maturities of available-for-sale mortgage-backed securities due to a rising interest rate environment in 2005.

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

The Company’s liquidity is provided by cash and due from banks, federal funds sold, investments available-for-sale, managing investment maturities, interest-earning deposits in other financial institutions and loan repayments. The Company’s ratio of liquid assets to deposits and short-term borrowings was 14.89% as of December 31, 2006 as compared to 17.62% as of December 31, 2005. The Company sells excess funds as overnight federal funds sold to provide an immediate source of liquidity. Federal funds sold as of December 31, 2006 was $8,638 as compared to $7,223 as of December 31, 2005. The increase in federal funds sold in 2006 was primarily related to the net increase in deposits and paydowns and maturities of securities in 2006. Cash and due from banks of $5,948 as of December 31, 2006 was $643 lower when compared to December 31, 2005.

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

The Company obtains sources of funds through growth in deposits, scheduled payments and prepayments from the loan and investment portfolio, retained earnings growth, and may purchase or borrow funds through the Federal Reserve’s discount window. The Company also has sources of liquidity through three correspondent banking relationships. The Company uses its funds to fund loan and investment growth. Excess funds are sold daily to other institutions. The Company had one borrowing with the Federal Home Loan Bank with a principal balance of $100 with an interest rate of 6.13% as of December 31, 2006. The principal is reduced by $25 quarterly with final payment scheduled to be made in December of 2007.

Interest Rates

While no single measure can completely identify the impact of changes in interest rates on net interest income, one gauge of interest rate sensitivity is to measure, over a variety of time periods, the differences in the amounts of the Company’s rate-sensitive assets and rate-sensitive liabilities. These differences or “gaps” provide an indication of the extent to which net interest income may be affected by future changes in interest rates. A “positive gap” exists when rate-sensitive assets exceed rate-sensitive liabilities and indicates that a greater volume of assets than liabilities will reprice during a given period. This mismatch may enhance earnings in a rising interest rate environment and may inhibit earnings in a declining interest rate environment. Conversely, when rate-sensitive liabilities exceed rate-sensitive assets, referred to as a “negative gap,” it indicates that a greater volume of liabilities than assets will reprice during the period. In this case, a rising interest rate environment may inhibit earnings and a declining interest rate environment may enhance earnings. The cumulative one-year gap as of December 31, 2006 was $(41,160), representing 16.05% of total assets. This negative gap falls within the parameters set by the Company.

The following table illustrates the Company’s interest rate sensitivity gap position at December 31, 2006.

	1 year	1-3 years	3-5 years	5-15 years
ASSET/(LIABILITY):
Cumulative interest rate sensitivity gap	$(41,160)	(5,540)	12,796	34,187

As of December 31, 2006, the Company was liability-sensitive in periods from one to three years and was asset-sensitive beyond three years. The foregoing table does not necessarily indicate the impact of general interest rate movements on the Company’s net interest yield, because the repricing of various categories of assets and liabilities is discretionary and is subject to competition and other pressures. As a result, various assets and liabilities indicated as repricing within the same period may in fact price at different times and at different rate levels. Management attempts to mitigate the impact of changing interest rates in several ways, one of which is to manage its interest rate-sensitivity gap. In addition to managing its asset/liability position, the Company has taken steps to mitigate the impact of changing interest rates by generating noninterest income through service charges, and offering products that are not interest rate-sensitive.

Effects of Inflation

The effect of changing prices on financial institutions is typically different from other industries as the Company’s assets and liabilities are monetary in nature. Interest rates are significantly impacted by inflation, but neither the timing nor the magnitude of the changes is directly related to price level indices. Impacts of inflation on interest rates, loan demand and deposits are not reflected in the consolidated financial statements.

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

Investment securities available-for-sale as of December 31, 2006 were $19,221, a decrease of $3,130 or 14.00% from $22,351 as of December 31, 2005. Investment securities held-to-maturity decreased to $5,645 as of December 31, 2006 from $6,910 as of December 31, 2005, a decrease of $1,265 or 18.31%.

The following table presents the composition of the Company’s investment portfolios as of the dates indicated.

	December 31,
	2006		2005		2004
	Amortized costs	Fair values	Amortized costs	Fair values	Amortized costs	Fair values
Available-for-Sale
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$4,889	4,843	3,985	3,921	3,099	3,127
Obligations of states and political subdivisions	6,033	6,025	6,922	6,934	7,549	7,727
Corporate securities	3,502	3,451	6,055	5,985	8,577	8,726
Mortgage-backed securities – government	4,908	4,852	5,494	5,461	6,653	6,757
Other securities	50	50	50	50	50	50

Total available-for-sale	$19,382	19,221	22,506	22,351	25,928	26,387

	December 31,
	2006		2005		2004
	Amortized costs	Fair values	Amortized costs	Fair values	Amortized costs	Fair values
Held-to-Maturity
Obligations of states and political subdivisions	5,645	5,673	6,910	6,982	7,837	8,102

Total held-to-maturity	$5,645	5,673	6,910	6,982	7,837	8,102

The following table presents the maturity distribution based on fair values and amortized costs of the investment portfolios as of the dates indicated.

INVESTMENT PORTFOLIO – MATURITY DISTRIBUTION

	December 31, 2006
	Amortized Costs	Fair Values	Yield
Available-for-Sale
U.S. Treasury securities and obligations of U.S.
Government corporations:
Within one year	$2,200	2,188	3.98%
After one but within five years	2,500	2,465	4.25%
After five years through ten years	189	189	5.01%
Obligations of states and subdivisions (1):
Within one year
After one but within five years	4,199	4,159	4.65%
After five years through ten years	1,334	1,372	4.42%
After ten years	500	494	3.40%
Corporate securities:
Within one year	1,003	993	4.61%
After one but within five years	2,499	2,458	4.32%
Mortgage-backed securities – government	4,908	4,853	5.12%
Other securities (2)	50	50	—

Total available-for-sale	$19,382	19,221

Held-to-Maturity
Obligations of states and subdivisions (1):
Within one year	1,470	1,474	5.12%
After one but within five years	3,374	3,415	4.51%
After five years through ten years	801	784	4.18%

Total held-to-maturity	$5,645	5,673

(1)	Obligations of states and subdivisions include yields of tax–exempt securities presented on a tax-equivalent basis assuming a 34% U.S. Federal tax rate.
(2)	Equity securities are assumed to have a life greater than ten years.

Loan Portfolio

The Company’s net loans were $207,861 as of December 31, 2006, an increase of $26,593 or 14.68% from $181,268 as of December 31, 2005. This increase resulted primarily from increased volume of commercial loan originations during 2006 and loan volume from our loan production facility. The Company’s ratio of net loans to total deposits was 90.05% as of December 31, 2006 compared to 86.63% as of December 31, 2005.

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

The following table presents the composition of the Company’s loan portfolio as of the dates indicated.

LOAN PORTFOLIO

	December 31
	2006	2005	, 2004	2003	2002
Real estate loans:
Residential	$51,876	55,936	52,470	52,264	51,134
Other	77,119	53,039	43,877	34,697	18,542
Loans to individuals for household, family and other consumer expenditures	46,360	44,369	41,449	44,367	44,948
Commercial and industrial loans	34,036	28,659	21,680	17,635	16,672
All other loans	454	935	992	533	146

Total loans, gross	209,845	182,938	160,468	149,496	131,442
Less unearned income and fees	(214)	(162)	(120)	(85)	(145)

Loans, net of unearned income and fees	209,631	182,776	160,348	149,411	131,297
Less allowance for loan losses	(1,770)	(1,508)	(1,502)	(1,528)	(1,298)

Loans, net	$207,861	181,268	158,846	147,883	129,999

Commercial Loans. Commercial and industrial loans accounted for 16.22% of the Company’s loan portfolio as of December 31, 2006 compared to 15.66% as of December 31, 2005. Such loans are generally made to provide operating lines of credit, to finance the purchase of inventory or equipment, and for other business purposes. Commercial loans are primarily made at rates that adjust with changes in the prevailing prime interest rate, are generally made for a maximum term of five years (unless they are term loans), and generally require interest payments to be made monthly. The creditworthiness of these borrowers is reviewed, analyzed and evaluated on a periodic basis. Most commercial loans are collateralized with business assets such as accounts receivable, inventory and equipment. Even with substantial collateralization such as all of the assets of the business and personal guarantees, commercial lending involves considerable risk of loss in the event of a business downturn or failure of the business.

Real Estate Loans. Real estate loans accounted for 61.47% of the Company’s loan portfolio as of December 31, 2006 compared to 59.57% as of December 31, 2005. The Company makes commercial and industrial real estate term loans that are typically secured by a first deed of trust. As of December 31, 2006, 40.22% of the real estate loans were secured by 1-4 family residential properties compared to 51.33% at December 31, 2005. As of December 31, 2006, 1.10% of total real estate loans were construction loans compared to 1.77% at December 31, 2005. Real estate lending involves risk elements when there is lack of timely payment and/or a decline in the value of the collateral. While it is difficult to predict the strength of the real estate market, management believes the real estate market in the Company’s market area will continue to be strong in 2007.

Installment Loans. Installment loans are represented by loans to individuals for household, family and other consumer expenditures. Installment loans accounted for 22.09% of the Company’s loan portfolio as of December 31, 2006 compared to 24.25% as of December 31, 2005.

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

Loan Maturity and Interest Rate Sensitivity. The following table presents loan portfolio information related to maturity distribution of commercial and industrial loans and real estate construction loans based on scheduled repayments at December 31, 2006.

	Due within one year	Due one to five years	Due after five years	Total
Commercial and industrial loans	$16,041	15,501	2,494	34,036
Real estate – construction	1,406	—	14	1,420

The following table presents the interest rate sensitivity of commercial and industrial loans and real estate construction loans maturing after one year or longer as of December 31, 2006.

INTEREST RATE SENSITIVITY

Fixed interest rates	$16,208
Variable interest rates	1,801

Total maturing after one year	$18,009

Restructured loans. The Company had no restructured loans during the years ended December 31, 2006 and 2005.

Nonperforming Assets. Interest on loans is normally accrued from the date a disbursement is made and recognized as income as it is accrued. Generally, the Company reviews any loan on which payment has not been made for 90 days for potential non-accrual. The loan is examined and the collateral is reviewed to determine loss potential. If the loan is placed on non-accrual, any prior accrued interest that remains unpaid is reversed. Loans on non-accrual amounted to $255, $421 and $189 as of December 31, 2006, 2005 and 2004, respectively. Interest income that would have been earned on non-accrual loans if they had been current in accordance with their original terms and the recorded interest that was included in income on these loans was not significant for 2006, 2005 or 2004. There were no commitments to lend additional funds to customers whose loans were on non-accrual status at December 31, 2006. No foreclosed property was on hand as of December 31, 2006. Foreclosed property as of December 31, 2005 and 2004 consisted of one property totaling $150.

The following tables present information with respect to the Company’s nonperforming assets and nonaccruing loans 90 days or more past due by type as of the dates indicated.

NONPERFORMING ASSETS

	December 31,
	2006	2005	2004
Nonaccrual loans	$255	421	189
Foreclosed properties	—	150	150

Total nonperforming assets	$255	571	339

Nonperforming assets totaled $255 or 0.12% of total gross loans as of December 31, 2006, compared to $571 or 0.31% as of December 31, 2005 and $339 or 0.21% as of December 31, 2004. The following table presents the balance of accruing loans 90 days or more past due by type as of the dates indicated.

ACCRUING LOANS 90 DAYS OR MORE

PAST DUE BY TYPE

	December 31,
	2006	2005	2004
Loans 90 days or more past due by type:
Real estate loans	$—	17	19
Loans to individuals	15	—	2
Commercial loans	—	51	2

Total accruing loans 90 days or more past due	$15	68	23

Allowance for Loan Losses. The Company maintains an allowance for loan losses, which it considers adequate to cover the risk of losses in the loan portfolio. The allowance is based upon management’s ongoing evaluation of the quality of the loan portfolio, total outstanding and committed loans, previous charges against the allowance and current and anticipated economic conditions. The allowance is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance. The Company’s management believes that as of December 31, 2006, 2005 and 2004, the allowance was adequate. The amount of the provision for loan losses is a charge against earnings. Actual loan losses are charged against the allowance for loan losses.

Management evaluates the reasonableness of the allowance for loan losses on a quarterly basis and adjusts the provision as deemed necessary. As of December 31, 2006, the allowance for loan losses totaled $1,770 or 0.84% of total loans, net of unearned income and fees compared to $1,508 or 0.83% of total loans, net of unearned income and fees as of December 31, 2005. The provision for loan losses for the years ended December 31, 2006 and 2005 was $339 and $230, respectively. Net charge-offs for the Company were $77 and $224 for the years ended December 31, 2006 and 2005, respectively. The ratio of net loan charge-offs during the period to average loans outstanding for the period was 0.04% and 0.13% for the years ended December 31, 2006 and 2005, respectively.

As of December 31, 2005, the allowance for loan losses totaled $1,508 or 0.83% of total loans, net of unearned income and fees compared to 0.94% of total loans, net of unearned income and fees and $1,502 or 0.94% as of December 31, 2004. The provision for loan losses for the years ended December 31, 2005 and 2004 was $230, $223, respectively. Net charge-offs for the Company were $224 and $249 for the years ended December 31, 2005 and 2004, respectively. The ratio of net loan charge-offs during the period to average loans outstanding for the period was 0.13% and 0.16% for the years ended December 31, 2005 and 2004, respectively.

The following table presents charged off loans, provisions for loan losses, recoveries on loans previously charged off, allowance adjustments and the amount of the allowance for the dates indicated.

ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

	2006	2005	Years ended December 31, 2004	2003	2002
Balance at beginning of year	$1,508	1,502	1,528	1,298	1,176
Loan charge-offs:
Real estate loans – other	—	—	—	—	—
Real estate loans – commercial	—	—	(24)	—	(37)
Commercial and industrial loans	—	(66)	(98)	—	(20)
Loans to individuals for household, family and other consumer expenditures	(206)	(314)	(229)	(367)	(360)

Total loan charge-offs	(206)	(380)	(351)	(367)	(417)

Loan recoveries:
Loans to individuals for household, family and other consumer expenditures	129	156	102	127	110

Net loan charge-offs	(77)	(224)	(249)	(240)	(307)
Provisions for loan losses	339	230	223	470	429

Balance at end of year	$1,770	1,508	1,502	1,528	1,298

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

Loans are charged against the allowance when, in management’s opinion, they are deemed uncollectible, although the Bank continues to aggressively pursue collection. The Company considers a number of factors to determine the need for and timing of charge-offs including the following: whenever any commercial loan becomes past due for 120 days for any scheduled principal or interest payment and there is no recommendation to place the loan in non-accrual status; whenever foreclosure on real estate collateral or liquidation of other collateral does not result in full payment of the obligation and the deficiency or some portion thereof is deemed uncollectible, the uncollectible portion shall be charged-off; whenever any installment loan becomes past due for 120 days and has not been placed in non-accrual status; whenever any repossessed vehicle remains unsold for 60 days after repossession; whenever a bankruptcy notice is received on any installment loan and review of the facts results in an assessment that all or most of the balance will not be collected, the loan will be placed in non-accrual status; whenever a bankruptcy notice is received on a small, unsecured, revolving installment account; and whenever any other small, unsecured, revolving installment account becomes past due for 180 days.

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

	December 31, 2006		December 31, 2005		December 31, 2004		December 31, 2003		December 31, 2002
	Allowance for loan losses	Percent of loans in each category to total loans	Allowance for loan losses	Percent of loans in each category to total loans	Allowance for loan losses	Percent of loans in each category to total loans	Allowance for loan losses	Percent of loans in each category to total loans	Allowance for loan losses	Percent of loans in each category to total loans
Real estate loans:
Residential	$17	24.72%	75	30.58%	20	32.69%	71	34.96%	137	38.90%
Other	282	36.75%	173	28.99%	107	27.34%	366	23.21%	133	14.11%
Loans to individuals for households, family and other consumer expenditures	502	22.09%	417	24.25%	333	25.84%	333	29.68%	210	34.20%
Commercial and industrial loans	509	16.22%	730	15.66%	951	13.52%	727	11.79%	721	12.68%
All other loans	—	0.22%	—	0.52%	43	0.61%	—	0.36%	—	0.11%
Unallocated	460	—	113	—	48	—	31	—	97	—

Totals	$1,770	100.00%	1,508	100.00%	1,502	100.00%	1,528	100.00%	1,298	100.00%

While consumer related charge-offs represent a majority of total charge-offs over the last three years, they are of a low dollar amount on an individual loan basis. Commercial loans on the other hand, though few in terms of the number of charge-offs over the past two years, have the potential to greatly impact the allowance if a particular loan defaults. The Bank’s loan review team uses the principles of SFAS No. 5, Accounting for Contingencies and SFAS No. 114, Accounting by Creditors for Impairment of a Loan an amendment of FASB Statement No. 5 and 15 , when determining the allowance for loan losses between loan categories. The determination of a loan category’s allowance is based on the probability of a loan’s default and the probability of loss in the event of a default.

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

Bank Premises and Equipment

Bank premises and equipment decreased 2.64% in 2006 compared to a decrease of 4.50% in 2005 due to depreciation and no major expenditures on new facilities or facility upgrades in 2006. The Company is leasing the new Timberlake and Amherst branch facilities opened in 2006.

Deposits

Average deposits were $215,859 for the year ended December 31, 2006, an increase of $14,421 or 7.16% from $201,438 of average deposits for the year ended December 31, 2005. As of December 31, 2006, total deposits were $230,817 representing an increase of $21,571 or 10.31% from $209,246 in total deposits as of December 31, 2005. The change in deposits during 2006 was primarily due to changes in previously existing accounts and new accounts opened as a result of relationship changes, new locations, pricing and products offered in 2006.

For the year ended December 31, 2006, average noninterest-bearing demand deposits were $22,008 or 10.20% of average deposits. For the year ended December 31, 2005, average noninterest-bearing demand deposits were $21,169 or 10.51% of average deposits. Average interest-bearing deposits were $193,851 for the year ended December 31, 2006, representing an increase of $13,582 or 7.53% over the $180,269 in average interest-bearing deposits for the year ended December 31, 2005.

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

The following table presents the Company’s average deposits and the average rate paid for each category of deposits for the periods indicated.

AVERAGE DEPOSIT INFORMATION

	Year ended December 31, 2006		Year ended December 31, 2005		Year ended December 31, 2004
	Average amount of deposits(1)	Average rate paid	Average amount of deposits(1)	Average rate paid	Average amount of deposits(1)	Average rate paid
Noninterest-bearing demand deposits	$22,008	N/A	21,169	N/A	18,886	N/A
Interest-bearing demand deposits	34,436	0.45%	28,218	0.55%	28,695	0.52%
Savings deposits	32,230	2.77%	35,156	1.12%	33,500	0.59%
Time deposits:
Under $100,000	91,158	4.51%	86,010	3.66%	80,756	3.00%
$100,000 and over	36,027	3.48%	30,885	3.16%	27,052	2.60%

Total average time deposits	127,185		116,895		107,808

Total average deposits	$215,859		201,438		188,889

(1)	Averages are daily averages.

The following table presents the maturity schedule of time certificates of deposit of $100,000 and over and other time deposits of $100,000 and over as of December 31, 2006.

TIME DEPOSITS OF $100,000 AND OVER

	Certificates of deposit	Other time deposits	Total
Three months or less	$4,420	359	4,779
Over three through six months	3,394	294	3,688
Over six through 12 months	13,264	2,742	16,006
Over 12 months	9,846	4,739	14,585

Total time deposits of $100,000 and over	$30,924	8,134	39,058

Financial Ratios

The following table presents certain financial ratios for the periods indicated.

RETURN ON EQUITY AND ASSETS

	Years ended December 31,
	2006	2005	2004
Return on average assets	1.00%	0.94%	0.86%
Return on average equity	10.10%	9.29%	8.33%
Dividend payout ratio	33.25%	33.93%	36.06%
Average equity to average assets	9.91%	10.07%	10.32%

Contractual Obligations

The Company has entered into certain contractual obligations including long-term debt and operating leases. The table does not include deposit liabilities entered into in the ordinary course of banking. The following table summarizes the Company’s contractual obligations as of December 31, 2006.

	December 31, 2006
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Federal Home Loan Bank Advances	$100	$100	$—	$—	$—
Operating Leases	245	72	104	68	1

Total	$345	$172	$104	$68	$1

Capital Resources

The Company’s financial position at December 31, 2006 reflects liquidity and capital levels currently adequate to fund anticipated future business expansion. Capital ratios are well in excess of required regulatory minimums for a “well-capitalized” institution. The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, and changing competitive conditions and economic forces. The adequacy of the Company’s capital is reviewed by management on an ongoing basis. Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and to absorb potential losses.

The Company’s capital position continues to exceed regulatory requirements. The primary indicators relied on by bank regulators in measuring the capital position are the Tier I capital, total risk-based capital and leverage ratios. Tier I capital consists generally of common and qualifying preferred stockholders’ equity less goodwill. Total capital generally consists of Tier I capital, qualifying subordinated debt and a portion of the allowance for loan losses. Risk-based capital ratios are calculated with reference to risk-weighted assets. The Company’s Tier I capital ratio was 9.92% at December 31, 2006 and 10.54% at December 31, 2005. The total capital ratio was 10.64% at December 31, 2006 and 11.23% at December 31, 2005.

These ratios exceed the mandated minimum requirements of 4% and 8%, respectively. As of December 31, 2006 and 2005, the Company met all regulatory capital ratio requirements and was considered “well capitalized” in accordance with FDICIA.

Stockholders’ equity reached $24,492 at December 31, 2006 compared to $23,212 at December 31, 2005. The leverage ratio consists of Tier I capital divided by quarterly average assets. At December 31, 2006, the Company’s leverage ratio was 9.80% compared to 9.88% at December 31, 2005. Each of these exceeds the required minimum leverage ratio of 4%. The dividend payout ratio was 33.25% and 33.93% in 2006 and 2005, respectively. During 2006, the Company paid dividends of $0.55 per share, up 12.24% from $0.49 per share paid in 2005.

Off-Balance Sheet Arrangements

The Company did not use any financial derivatives during 2006 and 2005. However, the Company has off-balance sheet arrangements that may have a material effect on the results of operations in the future. The Company, in the normal course of business, may at times be a party to financial instruments such as standby letters of credit. Standby letters of credit as of December 31, 2006 equaled $2,014 compared with $1,684 as of December 31, 2005. Other commitments include commitments to lend money. Not all these commitments will be acted upon; therefore, the cash requirements will likely be significantly less than the commitments themselves. As of December 31, 2006, the Company had unused loan commitments of $60,883 including $50,393 in unused commitments with an original maturity exceeding one year compared with $51,785 including $42,096 in unused commitments with an original maturity exceeding one year as of December 31, 2005. See Note 9 of the Notes to Consolidated Financial Statements.

Critical Accounting Policies

The reporting policies of the Company are in accordance with U.S. generally accepted accounting principles. Certain critical accounting policies affect the more significant judgments and estimates used in the preparation of the consolidated financial statements. The Company’s single most critical accounting policy relates to the Company’s allowance for loan losses, which reflects the estimated losses resulting from the inability of the Company’s borrowers to make required loan payments. If the financial condition of the Company’s borrowers were to deteriorate, resulting in an impairment of their ability to make payments, the Company’s estimates would be updated, and additional provisions for loan losses may be required. Further discussion of the estimates used in determining the allowance for loan losses is contained in the discussion on “Allowance for Loan Losses” on page 19 and “Loans and Allowance for Loan Losses” in Note 1 of the Notes to Consolidated Financial Statements.

Impact of Recently Issued Accounting Standards

In February 2006, the Financial Accounting Standards Board (the FASB) issued Statement of Financial Accounting Standard (SFAS) No. 155, Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140. This Statement amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities and resolves issues in Statement No. 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. The provisions of this Statement are effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of SFAS No. 155 is not expected to have a material impact on the consolidated financial statements of the Company.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140. This Statement amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement 125 with respect to the accounting for separately recognized servicing assets and servicing liabilities. The provisions of this Statement are effective for fiscal years beginning after September 15, 2006. The adoption of SFAS No. 156 is not expected to have a material impact on the consolidated financial statements of the Company.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R). SFAS No. 158 and its impact on the Company are discussed in Note 1(k) of the Notes to Consolidated Financial Statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company does not expect the adoption of this new standard to have a material effect on the Company’s consolidated results of operations or consolidated financial position.

In June 2006, the FASB issued FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, which establishes that the financial statement effects of a tax position taken or expected to be taken in a tax return are to be recognized in the financial statements when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of this new standard to have a material effect on the Company’s consolidated results of operations or consolidated financial position.

Quantitative and Qualitative Disclosures About Market Risk

MARKET RISK MANAGEMENT.

Market risk reflects the risk of economic loss resulting from changes in interest rates and market prices. If the Bank is to achieve its financial goals, it must effectively manage this risk.

The primary market risk for a bank is interest rate risk and its impact on net interest income. This exposure results from differences between the amounts of interest earning assets and interest bearing liabilities that reprice within a specified time period as a result of scheduled maturities and repayment and contractual interest rate changes.

The Bank’s Asset/Liability Management Committee and the Investment Committee are primarily responsible for establishing strategies to monitor and control liquidity and interest rate risk. The primary goal for managing interest rate volatility is to maximize net interest income while ensuring liquidity and managing interest rate risk within established guidelines. The Bank uses static gap analysis, earnings simulation analysis and economic value of equity (net present value estimation) to monitor interest rate risk. Each of these models measure changes in a variety of interest rate scenarios. While each of the interest rate risk measures have limitations, taken together, management believes that they represent a reasonably comprehensive view of the magnitude of interest rate risk in the Company, the distribution of risk along the yield curve, the level of risk through time, and the amount of exposure to changes in certain interest rate relationships. Static gap analysis, which measures aggregate repricings, is less utilized since it does not effectively measure the earnings impact on the Company and, therefore, a static gap analysis is not presented here. However, earnings simulation and economic value models that more effectively measure the earnings impact and are utilized by management on a regular basis are explained below.

EARNINGS SIMULATION ANALYSIS.

Management uses earnings simulation analysis to measure interest rate sensitivity and its impact on future earnings. The simulation uses current balance sheet volumes, growth, repricings, changes in mix of assets and liabilities, prepayments and average rate paid and earned assumptions to project income under multiple interest rate scenarios. The model assumes changes in interest rates without any management intervention to change the composition of the balance sheet. The analysis shows the effects of a hypothetical change in expected interest rates as of December 31, 2006 and the results of this change over a 1 year time period.

The following table represents the interest rate sensitivity on net income for the Company using different rate scenarios as of December 31, 2006.

Change in Prime Rate	Hypothetical % Change in Net Income

+300 basis points	+15%
+200 basis points	+10%
+100 basis points	+5%
Level	0
-100 basis points	-8%
-200 basis points	-17%
-300 basis points	-26%

ECONOMIC VALUE OF EQUITY SIMULATION.

Economic value of equity simulation is used to calculate the estimated fair value of assets and liabilities in different interest rate environments. Economic values are calculated based on discounted cash flow analysis. The economic value of equity is the economic value of all assets minus the economic value of all liabilities. The change in economic value of equity over different rate environments is an indication of the longer term repricing risk in the balance sheet. The same assumptions are used in the economic value of equity simulation as in the earnings simulation.

The following chart reflects the change in the net market value by using December 31, 2006 data, over different rate environments with a one-year horizon.

Change in Prime Rate	Hypothetical Change in Economic Value of Equity (dollars in thousands)
+300 basis points	$-2,561
+200 basis points	$-1,600
+100 basis points	$-749
level	0
-100 basis points	$885
-200 basis points	$1,656
-300 basis points	$2,445

There have been no material changes in quantitative and qualitative disclosures about market risk since this information was developed using December 31, 2006 data.

The Bank cannot predict future interest rates or their exact effect on net interest income. Certain limitations are inherent in any analysis. There is no guarantee that the risk management and balance sheet strategies management employs will be effective in periods of rapid rate movements. Furthermore, these analyses do not reflect actions management might take in response to or in anticipation of changes in interest rates.

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2006 and 2005

(In thousands of dollars, except share data)

	2006	2005
Assets
Cash and cash equivalents (note 2):
Cash and due from banks	$5,948	$6,591
Federal funds sold	8,638	7,223

Total cash and cash equivalents	14,586	13,814
Securities (note 3):
Available-for-sale, at fair value	19,221	22,351
Held-to-maturity, at amortized cost	5,645	6,910
Federal Reserve Bank stock, at cost (note 1(c))	75	75
Federal Home Loan Bank stock, at cost (note 1(c))	481	454
Loans, net (notes 4, 9 and 10)	207,861	181,268
Bank premises and equipment, net (note 5)	5,264	5,407
Accrued interest receivable	1,250	1,075
Other assets (notes 7, 8 and 15)	2,038	2,136

Total assets	$256,421	$233,490

Liabilities and Stockholders’ Equity
Liabilities:
Deposits (note 6):
Demand	$23,631	$21,914
Savings and NOW accounts	69,798	64,661
Time	137,388	122,671

Total deposits	230,817	209,246

Note payable to Federal Home Loan Bank (note 1(c))	100	200
Accrued interest payable	764	601
Other liabilities (note 7)	248	231

Total liabilities	231,929	210,278

Stockholders’ equity (notes 11 and 14):
Common stock, $3 par value. Authorized 3,000,000 shares, issued and outstanding 1,459,589 shares in 2006 and 1,458,706 shares in 2005	4,379	4,376
Capital surplus	605	577
Retained earnings	19,972	18,362
Accumulated other comprehensive income (loss), net	(464)	(103)

Total stockholders’ equity	24,492	23,212

Commitments, contingencies and other matters (notes 9, 10 and 11)
Total liabilities and stockholders’ equity	$256,421	$233,490

See accompanying notes to consolidated financial statements.

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2006, 2005 and 2004

(In thousands of dollars, except per share data)

	2006	2005	2004
Interest income:
Interest and fees on loans	$13,979	$10,847	$8,991
Interest on securities:
U.S. Government agencies	469	455	494
Corporate	215	401	504
States and political subdivisions (taxable)	272	292	303
States and political subdivisions (tax exempt)	277	382	448
Other	37	30	27
Interest on federal funds sold	368	263	135

Total interest income	15,617	12,670	10,902

Interest expense:
Interest on deposits:
Savings and NOW accounts	1,048	549	346
Time - under $100,000	4,113	3,144	2,430
Time - $100,000 and over	1,254	975	704
Other interest expense	10	19	22

Total interest expense	6,425	4,687	3,502

Net interest income	9,192	7,983	7,400
Provision for loan losses (note 4)	339	230	223

Net interest income after provision for loan losses	8,853	7,753	7,177
Noninterest income:
Service charges on deposit accounts	1,357	1,293	1,286
Net realized gain on securities (note 3)	—	2	34
Commissions and fees	378	332	176
Fees on sales of mortgage loans	234	265	273
Service charges on loan accounts	254	218	174
Other operating income	277	286	312

Total noninterest income	2,500	2,396	2,255

Noninterest expense:
Salaries and employee benefits (note 7)	4,540	4,134	3,854
Occupancy expense	429	380	348
Furniture and equipment	784	739	639
Office supplies and printing	212	178	189
Capital stock tax	181	180	175
Advertising expense	121	105	133
Other operating expenses	1,558	1,450	1,563

Total noninterest expense	7,825	7,166	6,901

Income before income tax expense	3,528	2,983	2,531
Income tax expense (note 8)	1,116	876	712

Net income	$2,412	$2,107	$1,819

Basic net income per share (note 1(p))	$1.65	$1.44	$1.25
Diluted net income per share (note 1(p))	$1.64	$1.43	$1.23

See accompanying notes to consolidated financial statements.

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income

Years ended December 31, 2006, 2005 and 2004

(In thousands, except share and per share data)

	Common Stock		Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total

	Shares	Par Value
Balances, December 31, 2003	1,457,406	$4,372	$562	$15,807	$694	$21,435
Net income	—	—	—	1,819	—	1,819
Change in net unrealized gains on available-for-sale securities, net of deferred taxes of $201	—	—	—	—	(369)	(369)
Reclassification adjustment for gains included in net income, net of income tax expense of $12	—	—	—	—	(22)	(22)

Comprehensive income						1,428
Cash dividends declared by Bankshares ($0.45 per share)	—	—	—	(656)	—	(656)

Balances, December 31, 2004	1,457,406	$4,372	$562	$16,970	$303	$22,207

Net income	—	—	—	2,107	—	2,107
Change in net unrealized gains on available-for-sale securities, net of deferred taxes of $208	—	—	—	—	(406)	(406)

Comprehensive income						1,701
Cash dividends declared by Bankshares ($0.49 per share)	—	—	—	(715)	—	(715)
Issuance of common stock, stock option exercise	1,300	4	15	—	—	19

Balances, December 31, 2005	1,458,706	$4,376	$577	$18,362	$(103)	$23,212

Net income	—	—	—	2,412	—	2,412
Change in net unrealized gains on available-for-sale securities, net of deferred taxes of $2	—	—	—	—	(4)	(4)
Adjustment to initially apply FASB Statement No. 158, net of tax of $183					(357)	(357)

Comprehensive income						2,051
Cash dividends declared by Bankshares ($0.55 per share)	—	—	—	(802)	—	(802)
Issuance of common stock	883	3	19	—	—	22
Stock option expense			9			9

Balances, December 31, 2006	1,459,589	$4,379	$605	$19,972	$(464)	$24,492

See accompanying notes to consolidated financial statements.

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2006, 2005 and 2004

(In thousands of dollars)

	2006	2005	2004
Cash flows from operating activities:
Net income	$2,412	$2,107	$1,819

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of bank premises and equipment	435	473	440
Amortization of intangible assets	3	11	12
Accretion (amortization) of unearned fees, net	(53)	45	32
Net amortization of premiums and discounts on securities	12	30	60
Provision for loan losses	339	230	223
Provision for deferred income taxes	161	184	43
Accrual of stock option vesting	9	—	—
Originations of mortgage loans held for sale	(9,751)	(13,552)	(1,604)
Sales of mortgage loans held for sale	10,208	13,095	1,657
Net realized gain on securities	—	(2)	(34)
Net decrease (increase) in:
Accrued income receivable	(175)	(129)	(38)
Other assets	(22)	54	(166)
Net increase (decrease) in:
Accrued interest payable	188	119	75
Other liabilities	(548)	46	(52)

Net cash provided by operating activities	3,218	2,711	2,467

Cash flows from investing activities:
Purchases of held-to maturity securities	—	(500)	(301)
Purchases of available-for sale securities	(1,503)	(2,989)	(1,604)
Purchases of available-for sale-mortgage backed securities	(500)	(525)	(2,881)
Proceeds from maturities and calls of held-to-maturity securities	1,265	1,427	2,282
Proceeds from maturities and calls of available-for-sale securities	4,044	5,248	2,203
Proceeds from paydowns and maturities of available-for-sale mortgage-backed securities	1,071	1,660	2,566
Sale (purchase) of Federal Home Loan Bank stock	(27)	(27)	171
Collections on loan participations	493	751	1,108
Net increase in loans made to customers	(27,815)	(23,027)	(12,580)
Recoveries on loans charged off	129	156	102
Purchases of bank premises and equipment	(292)	(218)	(1,981)

Net cash used in investing activities	(23,135)	(18,044)	(10,915)

Continued

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2006, 2005 and 2004

(In thousands of dollars)

	2006	2005	2004
Cash flows from financing activities:
Net increase in demand, savings and NOW deposits	6,854	7,002	237
Net increase in time deposits	14,717	5,605	12,537
Repayments of note payable to Federal Home Loan Bank	(100)	(100)	(100)
Proceeds from issuance of common stock	20	19	—
Cash dividends paid	(802)	(715)	(656)

Net cash provided by financing activities	20,689	11,811	12,018

Net increase (decrease) in cash and cash equivalents	772	(3,522)	3,570

Cash and cash equivalents, beginning of period	13,814	17,336	13,766

Cash and cash equivalents, end of period	$14,586	$13,814	$17,336

Supplemental disclosure of cash flows information Cash paid during the year for:
Income taxes	$900	$688	$914
Interest	6,237	4,568	3,427
Supplemental schedule of noncash investing and financing activities:
Transfer of loans to repossessed properties	$81	$120	$254
Loans charged against the allowance for loan losses	206	380	351
Unrealized gains (losses) on available-for-sale securities	(6)	(614)	(592)
Adjustment to initially adopt FASB Statement No. 158	(540)	—	—

See accompanying notes to consolidated financial statements.

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Notes to Consolidated Financial Statements

(In thousands, except ratios, share and per share data)

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

In addition, the Bank is eligible to borrow from the FHLB with borrowings collateralized by qualifying assets, primarily residential mortgage loans, and the Bank’s capital stock investment in the FHLB. At December 31, 2006, the Bank’s available borrowing limit was approximately $33,311. The Bank had $100 and $200 in borrowings outstanding at December 31, 2006 and 2005, respectively.

The note payable to the FHLB, due in December 2007, is payable in annual installments of $100 and bears interest at a fixed rate of 6.13%.

(d)	Mortgage Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value.

Pursuant to an agreement with the Federal National Mortgage Association (FNMA), during the second quarter of 2003, the Company began a program to originate mortgage loans for sale to FNMA. At December 31, 2006 and 2005, the Company had no originated loans that were subsequently sold to FNMA.

Pursuant to an agreement with the General Motors Acceptance Corporation (GMAC), during the second quarter of 2005, the Company began a program to originate mortgage loans for sale to GMAC. At December 31, 2006, the Company had no originated loans that were subsequently sold to GMAC. At December 31, 2005, the Company had originated loans of $457 that were subsequently sold to GMAC.

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

The Bank’s investment of $219 in Bankers Investments Group, LLC as of December 31, 2006 has been evaluated for other-than-temporary impairment. The impairment test evaluated the performance, the liquidity and future cash flows of Bankers Investments Group, LLC. Management has determined the investment impairment is of a temporary nature and is carrying the investment at its cost as of December 31, 2006. Management will continue to evaluate the asset for impairment in future periods.

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

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R), which requires a business entity to recognize the overfunded or underfunded status of a single-employer defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in comprehensive income in the year in which the changes occur. SFAS No. 158 also requires a business entity to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. SFAS 158 was adopted by the Bank beginning with the year ended December 31, 2006. The incremental effect of the adoption of SFAS No. 158 is as follows:

	Before Application of SFAS No. 158	Adjustments	After Application of SFAS No. 158
Other assets	$1,855	$183	$2,038
Total assets	256,238	183	256,421
Other liabilities	(292)	540	248
Total Liabilities	231,389	540	231,929
Accumulated other comprehensive income (loss)	(107)	(357)	(464)
Total stockholders’ equity	$24,849	$(357)	$24,492

(l)	Advertising

The Bank expenses advertising expenses as incurred.

(m)	Income Taxes

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

Stock Based Compensation – In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation, which encouraged companies to recognize expense for stock-based awards based on their estimated value on the date of grant. SFAS 123 permitted companies to account for stock-based compensation based on provisions prescribed in SFAS 123, or based on the authoritative guidance in Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees. The Company elected to account for its stock-based compensation in accordance with APB 25, which used the intrinsic value method; however, as required by SFAS 123, the Company disclosed the pro forma impact on the financial statements assuming the measurement provisions of SFAS 123 had been adopted.

In December 2004, the FASB issued SFAS No. 123R, Shared-Based Payment (SFAS 123R). SFAS 123R is a revision of SFAS No. 123, Accounting for Stock Based Compensation, supersedes APB Opinion No. 25 and amends FASB Statement No. 95, Statement of Cash Flows. SFAS 123R eliminates the ability to account for share-based compensation using APB Opinion No. 25 and requires that all share-based payments to employees, including grants of employee stock options, to be recognized as compensation in the financial statements using a fair value-based method. SFAS 123R is effective for nonpublic companies as of the beginning of the first annual reporting period that begins after December 15, 2005. SFAS 123R was adopted by the Bank beginning with the year ended December 31, 2006.

SFAS 123R requires public companies to adopt the recognition requirements using either a “modified prospective” method or a “modified retrospective” method. Under the “modified prospective” method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS 123R for all shared-based payments granted after that date, and based on the requirements of SFAS 123R for all unvested awards granted prior to the effective date of SFAS 123R. Under the “modified retrospective” method, the requirements are the same as under the “modified prospective” method, but also permits entities to restate financial statements of previous periods based on pro forma disclosures made in accordance with SFAS 123.

The Company adopted SFAS 123R under the “modified prospective” method effective January 1, 2006. The Company has begun to recognize compensation expense for options that have been issued but not yet vested as of January 1, 2006. In addition, options issued after January 1, 2006 will increase compensation expense for 2006 and afterward. Options that were issued prior to January 1, 2006 and vested during the year resulted in additional compensation expense of $6,000. There were no options granted in 2006. Future levels of compensation cost recognized related to share-based compensation awards may be impacted by new awards and/or modification, repurchases and cancellations of existing awards after the adoption of this standard.

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS 123 to options granted under the Company’s stock option plan. For the purposes of this pro forma disclosure, the value of the options is estimated using a Black-Scholes option-pricing formula and amortized to expense over the options’ vesting periods.

	2005	2004
Net income, as reported	$2,107	1,819
Deduct: Total stock-based employee compensation expense determined under SFAS No. 123, net of related tax effects	(9)	(9)

Pro forma net income	$2,098	1,810

Basic net income per share:
As reported	$1.44	1.25
Pro forma	1.44	1.24

Diluted net income per share:
As reported	$1.43	1.23
Pro forma	1.42	1.23

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used; dividend yield of 4.00%, expected volatility of 27.30%, a risk-free interest rate of 4.63%, and expected lives of 7 years.

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

The following is a reconciliation of the numerators and denominators of the basic and diluted net income per share computations for the periods indicated:

Year ended December 31, 2006	Net income (numerator)	Shares (denominator)	Per share amount
Basic net income per share	$2,412	1,459,007	$1.65

Effect of dilutive stock options	—	12,799

Diluted net income per share	$2,412	1,471,806	$1.64

Year ended December 31, 2005	Net income (numerator)	Shares (denominator)	Per share amount
Basic net income per share	$2,107	1,458,615	$1.44

Effect of dilutive stock options	—	17,673

Diluted net income per share	$2,107	1,476,288	$1.43

Year ended December 31, 2004	Net income (numerator)	Shares (denominator)	Per share amount
Basic net income per share	$1,819	1,457,406	$1.25

Effect of dilutive stock options	—	16,036

Diluted net income per share	$1,819	1,473,442	$1.23

(p)	Consolidated Statements of Cash Flows

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

SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R), requires a business entity to recognize the overfunded or underfunded status of a single-employer defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in comprehensive income in the year in which the changes occur. SFAS No. 158 also requires a business entity to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions.

(r)	Use of Estimates

In preparing the consolidated financial statements in accordance with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated balance sheets and revenues and expenses for the years ended December 31, 2006, 2005 and 2004. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan losses.

(s)	Impact of Recently Issued Accounting Standards

In February 2006, the Financial Accounting Standards Board (the FASB) issued Statement of Financial Accounting Standard (SFAS) No. 155, Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140. This Statement amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities and resolves issues in Statement No. 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. The provisions of this Statement are effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of SFAS No. 155 is not expected to have a material impact on the consolidated financial statements of the Company.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140. This Statement amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement 125 with respect to the accounting for separately recognized servicing assets and servicing liabilities. The provisions of this Statement are effective for fiscal years beginning after September 15, 2006. The adoption of SFAS No. 156 is not expected to have a material impact on the consolidated financial statements of the Company.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R). SFAS No. 158 and its impact on the Company are discussed in Note 1(k) of the Notes to Consolidated Financial Statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company does not expect the adoption of this new standard to have a material effect on the Company’s consolidated results of operations or consolidated financial position.

In June 2006, the FASB issued FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109, which establishes that the financial statement effects of a tax position taken or expected to be taken in a tax return are to be recognized in the financial statements when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of this new standard to have a material effect on the Company’s consolidated results of operations or consolidated financial position.

(2)	Restrictions on Cash

To comply with Federal Reserve regulations, the Bank is required to maintain certain average reserve balances. The daily average reserve requirements were approximately $1,304, and $1,349 for the weeks including December 31, 2006 and 2005, respectively.

(3)	Securities

The amortized costs, gross unrealized gains, gross unrealized losses and fair values for securities at December 31, 2006 and 2005 are as follows:

	2006
	Amortized costs	Gross unrealized gains	Gross unrealized losses	Fair values
Available-for-Sale
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$4,889	1	(47)	4,843
Obligations of states and political subdivisions	6,033	74	(82)	6,025
Corporate securities	3,502	—	(51)	3,451
Mortgage-backed securities - government	4,908	27	(83)	4,852
Other securities	50	—	—	50

Total available-for-sale	$19,382	102	(263)	19,221

	2006
	Amortized costs	Gross unrealized gains	Gross unrealized losses	Fair values
Held-to-Maturity
Obligations of states and political subdivisions	$5,645	70	(42)	5,673

	2005
	Amortized costs	Gross unrealized gains	Gross unrealized losses	Fair values
Available-for-Sale
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$3,985	3	(67)	3,921
Obligations of states and political subdivisions	6,922	97	(85)	6,934
Corporate securities	6,055	8	(78)	5,985
Mortgage-backed securities - government	5,494	54	(87)	5,461
Other securities	50	—	—	50

Total available-for-sale	$22,506	162	(317)	22,351

	2005
	Amortized costs	Gross unrealized gains	Gross unrealized losses	Fair values
Held-to-Maturity
Obligations of states and political subdivisions	$6,910	125	(53)	6,982

The following table shows the gross unrealized losses and fair value of the Company’s investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2006:

	Less than 12 months		12 months or more		Total
Description of Securities	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross Unrealized losses
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$999	1	3,654	46	4,653	47
Obligations of states and political subdivisions	631	1	5,119	123	5,750	124
Corporate securities	—	—	3,451	51	3,451	51
Mortgage-backed securities-government	561	1	2,804	82	3,365	83

Total temporarily impaired securities	$2,191	3	15,028	302	17,219	305

The Company does not consider the unrealized losses other-than-temporary losses based on the volatility of the securities market price involved, the credit quality of the securities, and the Company’s ability to hold the securities until maturity. The securities include 6 bonds that have continuous losses for less than 12 months and 33 bonds that have continuous losses for more than 12 months. The $17,219 in securities in which there is an unrealized loss of $305 includes unrealized losses ranging from $1 to $22 or from 0.01% to 4.12% of the original cost of the investment.

The following table shows the gross unrealized losses and fair value of the Company’s investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2005:

	Less than 12 months		12 months or more		Total
Description of Securities	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$2,462	38	1,171	29	3,633	67
Obligations of states and political subdivisions	2,279	29	3,442	109	5,721	138
Corporate securities	3,937	70	492	8	4,429	78
Mortgage-backed securities-government	1,353	25	2,039	62	3,392	87

Total temporarily impaired securities	$10,031	162	7,144	208	17,175	370

The Company does not consider the unrealized losses other-than-temporary losses based on the volatility of the securities market price involved, the credit quality of the securities, and the Company’s ability to hold the securities until maturity. The securities include 24 bonds that have continuous losses for less than 12 months and 12 bonds that have continuous losses for more than 12 months. The $17,175 in securities in which there is an unrealized loss of $370 includes unrealized losses ranging from $1 to $21 or from 0.05% to 4.19% of the original cost of the investment.

The amortized costs and fair values of available-for-sale and held-to-maturity securities at December 31, 2006, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	2006
	Available-for-Sale		Held-to-Maturity
	Amortized costs	Fair values	Amortized costs	Fair values
Due in one year or less	$3,253	3,231	1,470	1,473
Due after one year through five years	9,198	9,083	3,374	3,416
Due after five years through ten years	1,523	1,561	801	784
Due after ten years	500	494	—	—

	14,474	14,369	5,645	5,673

Mortgage-backed securities	4,908	4,852	—	—

Totals	$19,382	19,221	5,645	5,673

Securities with amortized costs of approximately $4,160 and $2,915 (fair values of $4,122 and $2,947, respectively) as of December 31, 2006 and 2005, respectively, were pledged as collateral for public deposits.

(4)	Loans

A summary of loans at December 31, 2006 and 2005 follows:

	2006	2005
Real estate loans:
Residential	$51,876	55,936
Other	77,119	53,039
Loans to individuals for household, family and other consumer expenditures	46,360	44,369
Commercial and industrial loans	34,036	28,659
All other loans	454	935

Total loans, gross	209,845	182,938

Less unearned income and fees	(214)	(162)

Loans, net of unearned income and fees	209,631	182,776

Less allowance for loan losses	(1,770)	(1,508)

Loans, net	$207,861	181,268

Non-accrual loans amounted to approximately $255, $421 and $189 at December 31, 2006, 2005 and 2004 respectively. Interest income that would have been earned on non-accrual loans if they had been current in accordance with their original terms and the recorded interest that was included in income on these loans was not significant for 2006, 2005 and 2004. There were no commitments to lend additional funds to customers whose loans were on non-accrual status at December 31, 2006.

In the normal course of business, the Bank has made loans to executive officers and directors. At December 31, 2006, loans to executive officers and directors were approximately $507 compared to $120 at

December 31, 2005. During 2006, new loans to executive officers and directors amounted to approximately $470 and repayments amounted to approximately $84. Loans to companies in which executive officers and directors have an interest amounted to approximately $1,190 and $1,283 at December 31, 2006 and 2005, respectively. All such loans were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated persons, and, in the opinion of management, do not involve more than normal risk or present other unfavorable features.

Activity in the allowance for loan losses for the years ended December 31, 2006 and 2005 is summarized as follows:

	2006	2005	2004
Balances at beginning of year	$1,508	1,502	1,528
Provision for loan losses	339	230	223
Loans charged off	(206)	(380)	(351)
Loan recoveries	129	156	102

Balances at end of year	$1,770	1,508	1,502

At December 31, 2006, 2005 and 2004, the recorded investment in loans for which impairment has been identified totaled approximately $255, $421 and $189, respectively, with corresponding valuation allowances of approximately $3, $66 and $100, respectively. The average recorded investment in impaired loans receivable during 2006, 2005 and 2004 was approximately $333, $389 and $349, respectively. Interest income recognized on a cash basis on impaired loans during 2006, 2005 and 2004 was approximately $15, $3 and $2 respectively.

(5)	Bank Premises and Equipment

Bank premises and equipment, net were comprised of the following as of December 31, 2006 and 2005:

	2006	2005
Land improvements	$420	420
Buildings	4,628	4,611
Equipment, furniture and fixtures	3,002	4,599

	8,050	9,630
Less accumulated depreciation	(3,937)	(5,374)

	4,113	4,256
Land	1,151	1,151

Bank premises and equipment, net	$5,264	5,407

(6)	Deposits

A summary of deposits at December 31, 2006 and 2005 follows:

	2006	2005
Noninterest-bearing demand deposits	$23,631	21,914
Interest-bearing:
Savings	44,794	36,627
NOW accounts	25,004	28,034
Time deposits - under $100,000	98,330	89,676
Time deposits - $100,000 and over	39,058	32,995

Total interest-bearing deposits	207,186	187,332

Total deposits	$230,817	209,246

At December 31, 2006, the scheduled maturity of time deposits is as follows: $84,583 in 2007; $16,563 in 2008; $17,498 in 2009; $13,974 in 2010 and $4,770 in 2011.

In the normal course of business, the Bank has received deposits from executive officers and directors. At December 31, 2006 and 2005, deposits from executive officers and directors were approximately $2,426 and $1,867, respectively. All such deposits were received in the ordinary course of business on substantially the same terms and conditions, including interest rates, as those prevailing at the same time for comparable transactions with unrelated persons.

(7)	Employee Benefit Plans

The Bank maintains a noncontributory defined benefit pension plan that covers substantially all of its employees. Benefits are computed based on employees’ average final compensation and years of credited service. Pension expense amounted to approximately $244, $293 and $393 in 2006, 2005 and 2004, respectively. The change in benefit obligation, change in plan assets and funded status of the pension plan at September 30, 2006, 2005 and 2004 (most recent information available) and pertinent assumptions are as follows:

	Pension Benefits
	2006	2005	2004
Change in Benefit Obligation
Benefit obligation at beginning of year	$5,111	4,571	4,201
Service cost	299	301	310
Interest cost	294	274	252
Actuarial (gain) loss	(109)	72	(183)
Benefits paid	(688)	(107)	(9)

Benefit obligation at end of year	4,907	5,111	4,571

Change in Plan Assets

Fair value of plan assets at beginning of year	4,383	3,741	2,891
Actual return on plan assets	416	553	309
Employer contribution	800	196	747
Benefit paid	(688)	(107)	(10)

Fair value of plan assets at end of year	4,911	4,383	3,937

Funded status	4	(728)	(634)

Unrecognized net actuarial loss	505	667	852
Unrecognized prior service cost	35	45	54

Prepaid (accrued) pension benefit cost, include din other assets (liabilities)	$544	(16)	272

	Pension Benefits
	2006	2005	2004
Weighted Average Assumptions as of September 30:
Discount rate	6.00%	5.75%	6.00%

Expected long-term return on plan assets	8.50%	8.50%	8.50%

Rate of compensation increase	5.00%	5.00%	5.00%

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

Because assets are held in a qualified trust, anticipated returns are not reduced for taxes. Further – solely for this purpose — the plan is assumed to continue in force and not terminate during the period during which assets are invested. However, consideration is given to the potential impact of current and future investment policy, cash flow into and out of the trust, and expenses (both investment and non-investment) typically paid from plan assets (to the extent such expenses are not explicitly estimated within periodic cost).

The components of net pension benefit cost under the plan for the years ended December 31, 2006, 2005 and 2004 is summarized as follows:

	Pension Benefits
	2006	2005	2004
Service cost	$299	301	310
Interest cost	294	274	252
Expected return on plan assets	(372)	(317)	(228)
Net amortization	8	9	9
Recognized net actuarial loss	10	22	43

Net pension benefit cost	$239	289	386

Projected Benefit Payments

The projected benefit payments under the plan are summarized as follows for the years ending September 30:

2007	$36

2008	47

2009	47

2010	50

2011	174

2012-2016	1,270

Plan Asset Allocation

The pension plan’s weighted-average asset allocations at September 30, 2006, 2005 and 2004, by asset category, are as follows:

	Plan Assets at September 30,
	2006	2005	2004
Asset Category:
Mutual funds – fixed income	21%	19%	35%
Mutual funds – equity	71%	81%	65%
Cash and Equivalents	8%	0%	0%

Total	100%	100%	100%

Plan assets are held in a pooled pension trust fund administered by the Virginia Bankers Association. The pooled pension trust fund is sufficiently diversified to maintain a reasonable level of risk without imprudently sacrificing return, with a targeted asset allocation of 20% fixed income and 80% equities. The Investment Manager selects investment fund managers with demonstrated experience and expertise, and funds with demonstrated historical performance, for the implementation of the pension plan’s investment strategy. The Investment Manager will consider both actively and passively managed investment strategies and will allocate funds across the asset classes to develop an efficient investment structure.

It is the responsibility of the Virginia Bankers Association to administer the investments of the pooled pension trust fund within reasonable costs, being careful to avoid sacrificing quality. These costs include, but are not limited to, management and custodial fees, consulting fees, transaction costs and other administrative costs.

Contributions

The Company expects to contribute $318 to its pension plan in 2007.

The Company also has a 401(k) plan for which the Company does not currently match employee contributions to the plan.

(8)	Income Taxes

Income tax expense attributable to income before income tax expense for the years ended December 31, 2006 and 2005 is summarized as follows:

	2006	2005	2004
Current	$955	692	669
Deferred	161	184	43

Total income tax expense	$1,116	876	712

Reported income tax expense for the years ended December 31, 2006 and 2005 differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to income before income tax expense as a result of the following:

	2006	2005	2004
Computed “expected” income tax expense	$1,199	1,014	860
Increase (reduction) in income tax expense resulting from:
Tax-exempt interest	(102)	(138)	(162)
Disallowance of interest expense	13	13	12
Other, net	6	(13)	2

Reported income tax expense	$1,116	876	712

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2006, 2005 and 2004 are as follows:

	2006	2005
Deferred tax assets:
Loans, principally due to allowance for loan losses	$481	391
Accrued pension, due to accrual for financial reporting purposes in excess of actual pension contributions	—	6
Net unrealized losses on available-for-sale securities	55	53
Unrecognized net actuarial loss and prior service cost	183	—
Loans, due to unearned fees, net	39	43
Other	69	60

Total gross deferred tax assets	827	553

Deferred tax liabilities:
Bank premises and equipment, due to differences in depreciation	(153)	(104)
Accrued pension, due to actual pension contributions in excess of accrual for financial reporting purposes	(183)	—
Net unrealized gains on available-for-sale securities	—	—
Other	(86)	(70)

Total gross deferred tax liabilities	(422)	(174)

Net deferred tax asset, included in other assets	$405	379

The Bank has determined that a valuation allowance for the gross deferred tax assets is not necessary at December 31, 2006, 2005 and 2004, since realization of the entire gross deferred tax assets can be supported by the amounts of taxes paid during the carryback periods available under current tax laws.

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

Financial instruments whose contract amounts represent credit risk:

	Contract amounts at December 31,
	2006	2005
Commitments to extend credit	$60,883	51,785

Standby letters of credit	$2,014	1,684

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

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including bond financing and similar transactions. Unless renewed, substantially all of the Bank’s standby letters of credit commitments at December 31, 2006 will expire within one year. Management does not anticipate any material losses as a result of these transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

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

(11) Dividend Restrictions and Capital Requirements

Bankshares’ principal source of funds for dividend payments is dividends received from its subsidiary Bank. For the years ended December 31, 2006 and 2005, dividends from the subsidiary Bank totaled $855 and $780, respectively.

Substantially all of Bankshares’ retained earnings consist of undistributed earnings of its subsidiary Bank, which are restricted by various regulations administered by federal banking regulatory agencies. Under applicable federal laws, the Comptroller of the Currency restricts, without prior approval, the total dividend payments of the Bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits for the two preceding years. At December 31, 2006, retained net profits of the Bank that were free of such restriction approximated $6,338.

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

Quantitative measures established by regulation to ensure capital adequacy require Bankshares and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2006, that Bankshares and the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2006, the most recent notification from Office of the Comptroller of the Currency categorized Bankshares and the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized,” Bankshares and the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed Bankshares and the Bank’s category.

Bankshares and the Bank’s actual capital amounts and ratios are presented in the table below.

	Actual		For Capital Adequacy Purposes		To Be “Well Capitalized” Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2006:
Total Capital
(to Risk Weighted Assets):
Bankshares consolidated	$26,197	10.64%	$19,824	8.0%	$	N/A	N/A
Bank	25,979	10.55%	19,706	8.0%		24,633	10.0%
Tier I Capital
(to Risk Weighted Assets):
Bankshares consolidated	24,427	9.92%	9,864	4.0%		N/A	N/A
Bank	24,209	9.83%	9,853	4.0%		14,780	6.0%
Tier I Capital (Leverage)
(to Average Assets):
Bankshares consolidated	24,427	9.80%	9,980	4.0%		N/A	N/A
Bank	24,209	9.71%	9,977	4.0%		12,471	5.0%

	Actual		For Capital Adequacy Purposes		To Be “Well Capitalized” Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2005:
Total Capital
(to Risk Weighted Assets):
Bankshares consolidated	$24,280	11.23%	$17,297	8.0%	$	N/A	N/A
Bank	24,092	11.15%	17,280	8.0%		21,600	10.0%
Tier I Capital
(to Risk Weighted Assets):
Bankshares consolidated	22,772	10.54%	8,651	4.0%		N/A	N/A
Bank	22,584	10.46%	8,640	4.0%		12,960	6.0%
Tier I Capital (Leverage)
(to Average Assets):
Bankshares consolidated	22,772	9.88%	9,220	4.0%		N/A	N/A
Bank	22,584	9.80%	9,217	4.0%		11,521	5.0%

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

(f)	Commitments to Extend Credit and Standby Letters of Credit

The only amounts recorded for commitments to extend credit and standby letters of credit are the deferred fees arising from these unrecognized financial instruments. These deferred fees are not deemed significant at December 31, 2006 and 2005, and as such, the related fair values have not been estimated.

The carrying amounts and approximate fair values of the Company’s financial instruments are as follows at December 31, 2006 and 2005:

	2006		2005
	Carrying amounts	Approximate fair values	Carrying amounts	Approximate fair values
Financial assets:
Cash and due from banks	$5,948	5,948	6,591	6,591
Federal funds sold	8,638	8,638	7,223	7,223
Securities:
Available-for-sale	19,221	19,221	22,351	22,351
Held-to-maturity	5,645	5,673	6,910	6,982
Federal Reserve Bank Stock	75	75	75	75
Federal Home Loan Bank Stock	481	481	454	454
Loans, net of unearned income and fees	209,631	206,740	182,776	180,598

Total financial assets	$249,639	246,776	226,380	224,274

Financial liabilities:
Deposits	$230,817	230,615	209,246	209,343
Note payable to Federal Home Loan Bank	100	100	200	204

Total financial liabilities	$230,917	230,715	209,446	209,547

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

(13) Parent Company Financial Information

Condensed financial information of Bankshares (Parent) is presented below:

Condensed Balance Sheets

	December 31,
	2006	2005
Assets
Cash due from subsidiary	$30	22
Investment in subsidiary, at equity	24,642	23,023
Other assets	218	187

Total assets	$24,890	23,232

Liabilities and Stockholders’ Equity
Other liabilities	$40	20

Stockholders’ equity (notes 11 and 14):
Common stock of $3 par value. Authorized 3,000,000 shares; issued and outstanding 1,459,589 shares in 2006 and 1,458,706 shares in 2005	4,379	4,376
Capital surplus	604	577
Retained earnings	19,973	18,362
Accumulated other comprehensive income (loss), net	(106)	(103)

Total stockholders’ equity	24,850	23,212
Commitments, contingencies and other matters (notes 9, 10 and 11)	—	—

Total liabilities and stockholders’ equity	$24,890	23,232

Condensed Statements of Income

	Years ended December 31,
	2006	2005	2004
Income:
Dividends from subsidiary (note 11)	$855	780	705
Expenses:
Other expenses	85	68	88

Income before income tax benefit and equity in undistributed net income of subsidiary	770	712	617
Applicable income tax benefit	29	34	32

Income before equity in undistributed net income of subsidiary	799	746	649
Equity in undistributed net income of subsidiary	1,613	1,361	1,170

Net income	$2,412	2,107	1,819

Condensed Statements of Cash Flows

	Years ended December 31,
	2006	2005	2004
Cash flows from operating activities:
Net income	$2,412	2,107	1,819
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiary	(1,613)	(1,361)	(1,170)
Increase in other assets	(38)	(34)	(30)

Net cash provided by operating activities	761	712	619

Cash flows from financing activities:
Proceeds from issuance of common stock	30	19	—
Cash dividends paid	(803)	(715)	(659)
Increase (decrease) in other liabilities	20	(1)	4

Net cash used in financing activities	(753)	(697)	(655)

Net increase (decrease) in cash due from subsidiary	8	15	(36)
Cash due from subsidiary, beginning of year	22	7	43

Cash due from subsidiary, end of year	$30	22	7

(14) Stock Options

The Company has two incentive stock option plans. The 1997 Incentive Stock Plan (the 1997 Plan), pursuant to which the Company’s Board of Directors may grant stock options to officers and key employees, was effective as of May 1, 1997. The 1997 Plan authorizes grants of options to purchase up to 50,000 shares of the Company’s authorized, but unissued common stock. Accordingly, 50,000 shares of authorized, but unissued common stock are reserved for use in the 1997 Plan. All stock options are granted with an exercise price equal to the stock’s fair market value at the date of grant. At December 31, 2006, there were 5,000 additional shares available for grant under the 1997 Plan.

The 2004 Incentive Stock Plan (the 2004 Plan), pursuant to which the Company’s Board of Directors may grant stock options to officers and key employees, was approved by shareholders on April 13, 2004 and became effective as of May 1, 2004. The 2004 Plan authorizes grants of options to purchase up to 100,000 shares of the Company’s authorized, but unissued common stock. Accordingly, 100,000 shares of authorized, but unissued common stock are reserved for use in the 2004 Plan. All stock options are granted with an exercise price equal to the stock’s fair market value at the date of the grant. At December 31, 2006, there were 100,000 additional shares available for grant under the 2004 Plan.

Stock options generally have 10-year terms, vest at the rate of 20% per year, and become fully exercisable five years from the date of grant.

During 2006, no stock options were exercised. During 2005, 1,300 stock options were exercised. During 2004, no stock options were exercised. During 2006, 2005 and 2004, there were no options granted to employees.

A summary of the status of the Bank’s unvested stock awards as of December 31, 2006 and changes during the year then ended is presented below:

Unvested Stock Awards	Shares	Weighted Average Grant Date Fair Value
Unvested at January 1, 2006	5,000	$3.29
Granted	—	—
Vested	(3,500)	3.39
Forefeitures	—	—

Unvested at December 31, 2006	1,500	$3.08

At December 31, 2006, options for 25,000 shares were exercisable at an exercise price of $10.00 per share, options for 10,000 shares were exercisable at an exercise price of $14.00 per share, and 6,000 shares were exercisable at an exercise price of $14.75 per share. As of December 31, 2006, there was $3 of total unrecognized compensation costs related to unvested stock options. The cost is expected to be recognized over a weighted-average of 0.61 years.

Stock option activity during the years ended December 31, 2006 and 2005 is as follows:

	Number of shares	Weighted average exercise price
Balance at December 31, 2004	45,000	$11.92

Forfeited	1,200	14.38
Exercised	1,300	$14.23
Granted	—	—

Balance at December 31, 2005	42,500	$11.78

Forfeited/Exercised	—	—
Granted	—	—

Balance at December 31, 2006	42,500	$11.78

The following table summarizes information about stock options outstanding at December 31, 2006:

	Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding at 12/31/06	Weighted- Average Remaining Contractual Life (in years)	Weighted- Average Exercise Price	Number Exercisable at 12/31/2006	Weighted- Average Exercise Price
$10.00	25,000	0.4	$10.00	25,000	10.00
14.00	10,000	4.5	14.00	10,000	14.00
14.75	7,500	5.6	14.75	6,000	14.75

	42,500	2.3	$11.78	41,000	$11.67

The aggregate intrinsic value of options outstanding was approximately $441, options exercisable was approximately $430, and options unvested and expected to vest was approximately $11 at December 31, 2006.

The total intrinsic value (market value on date of exercise less exercise price) of options exercised during the years ended December 31, 2006, 2005 and 2004 totaled $0, $4 and $0 respectively.

(15) Goodwill and Other Intangible Assets

Included in other assets is goodwill of $539 as of December 31, 2006 and 2005, and other amortizing intangible assets of $0 and $3 as of December 31, 2006 and 2005, respectively. There was no change in the carrying amount of goodwill of $539 for the years ended December 31, 2006 and 2005.

(16) Quarterly Results of Operations (Unaudited)

The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 2006 and 2005:

	2006
	First quarter	Second quarter	Third quarter	Fourth quarter
Income statement data:
Interest income	$3,578	3,781	4,015	4,243
Interest expense	1,412	1,498	1,675	1,840

Net interest income	2,166	2,283	2,340	2,403
Provision for loan losses	65	81	94	99
Noninterest income	561	666	628	645
Noninterest expense	1,823	1,949	1,955	2,098
Income tax expense	263	295	290	268

Net income	$576	624	629	583

Per share data:
Basic net income per share	$0.39	0.43	0.43	0.40
Diluted net income per share	0.39	0.42	0.43	0.40
Cash dividends per share	0.13	0.13	0.14	0.15
Book value per share	16.14	16.30	16.75	16.78

	2005
	First quarter	Second quarter	Third quarter	Fourth quarter
Income statement data:
Interest income	$2,933	3,061	3,207	3,469
Interest expense	1,053	1,074	1,209	1,352

Net interest income	1,880	1,987	1,998	2,117
Provision for loan losses	60	82	65	23
Noninterest income	549	637	655	555
Noninterest expense	1,699	1,781	1,831	1,855
Income tax expense	193	224	229	230

Net income	$477	537	528	564

Per share data:
Basic net income per share	$0.33	0.37	0.36	0.39
Diluted net income per share	0.32	0.36	0.36	0.38
Cash dividends per share	0.12	0.12	0.12	0.13
Book value per share	15.25	15.60	15.75	15.91

	2004
	First quarter	Second quarter	Third quarter	Fourth quarter
Income statement data:
Interest income	$2,657	2,637	2,761	2,847
Interest expense	849	829	852	972

Net interest income	1,808	1,808	1,909	1,875
Provision for loan losses	108	55	40	20
Noninterest income	570	565	592	528
Noninterest expense	1,658	1,622	1,817	1,804
Income tax expense	172	201	185	154

Net income	$440	495	459	425

Per share data:
Basic net income per share	$0.30	0.35	0.31	0.29
Diluted net income per share	0.30	0.34	0.31	0.28
Cash dividends per share	0.11	0.11	0.11	0.12
Book value per share	14.98	14.82	15.18	15.24

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Pinnacle Bankshares Corporation

Altavista, Virginia

We have audited the accompanying consolidated balance sheets of Pinnacle Bankshares Corporation and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pinnacle Bankshares Corporation and subsidiary as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

Raleigh, North Carolina

February 23, 2007

This page intentionally left blank.

This page intentionally left blank.

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Shareholder Information

PERFORMANCE GRAPH

The graph below compares total returns assuming reinvestment of dividends of Pinnacle Bankshares Common Stock, the NASDAQ Market Index, and an Industry Peer Group Index. The graph assumes $100 invested on December 31, 2001 in Pinnacle Bankshares Corporation Common Stock and in each of the indices. In 2006, the financial holding companies in the SIC Code Index consisted of 245 banks with the same standard industry code of 6022 as Pinnacle Bankshares Corporation.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN*

AMONG PINNACLE BANKSHARES CORPORATION,

NASDAQ MARKET INDEX AND SIC CODE INDEX

*ASSUMES $100 INVESTED ON DEC. 31, 2001

ASSUMES DIVIDEND REINVESTED

FISCAL YEAR ENDING DEC. 31, 2006

	Cumulative Total Returns For Fiscal Year Ending
	2001	2002	2003	2004	2005	2006
Pinnacle Bankshares Corp	100.00	118.11	145.33	162.20	174.57	188.83
SIC Code Index 6022	100.00	93.67	122.15	132.84	130.62	148.64
NASDAQ Market Index	100.00	69.75	104.88	113.70	116.19	128.12

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Shareholder Information

Annual Meeting

The 2007 Annual Meeting of Shareholders will be held on April 10, 2007, at 11:30 a.m. at the Fellowship Hall of Altavista Presbyterian Church, located at 707 Broad Street, Altavista, Virginia.

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

	2006			2005
	High	Low	Dividends	High	Low	Dividends
First Quarter	$22.00	$21.00	$0.13	$23.00	$19.10	$0.12

Second Quarter	$23.00	$21.05	$0.13	$22.00	$19.25	$0.12

Third Quarter	$22.00	$20.05	$0.14	$21.00	$19.00	$0.12

Fourth Quarter	$25.40	$20.75	$0.15	$21.00	$19.01	$0.13

Each share of Common Stock is entitled to participate equally in dividends, which are payable as and when determined by the Board of Directors after consideration of the earnings, general economic conditions, the financial condition of the business and other factors as might be appropriate. The Company’s ability to pay dividends is dependent upon its receipt of dividends from its subsidiary. Prior approval from the Comptroller of the Currency is required if the total of all dividends declared by a national bank, including the proposed dividend, in any calendar year will exceed the sum of the Bank’s net profits for that year and its retained net profits for the preceding two calendar years, less any required transfers to surplus. This limitation has not had a material impact on the Bank’s ability to declare dividends during 2006 and 2005 and is not expected to have a material impact during 2007.

As of December 31, 2006, there were approximately 384 shareholders of record of Bankshares’ Common Stock.

Requests for Information

Requests for information about the Company should be directed to Bryan M. Lemley, Secretary, Treasurer and Chief Financial Officer, P.O. Box 29, Altavista, Virginia 24517, telephone (434) 369-3000. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, will be furnished without charge to shareholders upon written request after March 31, 2007.

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