Form 10-K, Exhibit 13
period 2007-12-31
PINNACLE BANKSHARES CORP
filed 2008-03-27
CIK 1031233

EXHIBIT 13

PINNACLE BANKSHARES CORPORATION

100 Years of Custom Banking

FIRST NATIONAL
BANK OF ALTAVISTA
FIRST NATIONAL

2007 ANNUAL REPORT

In the year 1908 when the Town of Altavista, Virginia was in its infancy, a group of local businessmen realized that the town, being located at the junction of two railroads, The Southern and the Virginian (soon to be completed) and the Staunton River, had prospects of great potential, but in order to grow and attract business, a bank was a necessity.

Mr. Henry L. Lane of the Lane Brothers Company, founders of the town, a local physician, Dr. W.O. Smith, and Mr. W. S. Frazier, a lumber mill owner and operator, proceeded with the organization of a bank and made application to the Treasury Department in Washington, D.C. for a charter which was granted on December 17, 1908 to “The First National Bank of Altavista,” Altavista, Virginia with a capitalization of $25,000. Mr. Lane was elected President, Dr. Smith, Vice President and Mr. E.T. Yeaman, Cashier, and banking was begun in a portion of a newly erected building of the Lane Brothers Company at the corner of Broad and Seventh Streets. Mr. Yeaman, the Cashier, operated the bank alone for some time and as business increased, the Board of Directors employed a bookkeeper, Miss Douglas Snow, in August, 1909.

In 1917, First National Bank purchased the building from Lane Brothers utilizing the same space in which it began and rented the space it did not use to several local businesses.

With the confidence and cooperation of its depositors, the bank continued to grow through the challenging years of the depression.

Through its one hundred years of business, The First National Bank of Altavista has operated under six presidents, Henry L. Lane, Dr. W.O. Smith, W.S. Frazier, Paul W. Tyree, S. Thomas Cox and Robert H. Gilliam, Jr. The bank is unique in that it has maintained the same name and has been headquartered on the same corner at Broad and Seventh in Altavista as when the bank opened in 1908.

From humble beginnings in 1908, the bank has grown in assets to $279,913,000 as of December 31, 2007 with capital of $26,816,000. The First National Bank of Altavista currently maintains a total of eight offices. The Main Office and Vista Branch are located in the Town of Altavista, the Airport Branch and Timberlake Branch in Campbell County, the Old Forest Road Branch in the City of Lynchburg, the Forest Branch in Bedford County, the Amherst Branch in the Town of Amherst and a Loan Production Office in Franklin County at Smith Mountain Lake.

A total of one-hundred full and part-time staff members serve the bank’s customers.

1908 2008
FIRST NATIONAL
BANK OF ALTAVISTA
100 Years of Custom Banking

Customer Appreciation Days

To celebrate
100 Years of Custom Banking
we have designated several days throughout the year to say thank you for your loyalty and patronage, and we look forward to serving you for many more years to come.

SAVE THE DATES:

CUSTOMER APPRECIATION DAYS
held in each of our branch locations during business hours.

MAY 2nd

AUGUST 1st

DECEMBER 3rd

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

B O A R D O F D I R E C T O R S
A. Willard Arthur	James P. Kent, Jr.
Chairman and Secretary	Partner
Marvin V. Templeton & Sons, Inc.	Kent & Kent, P.C.

James E. Burton, IV	William F. Overacre
Vice President, Operations	Broker/Owner
Marvin V. Templeton & Sons, Inc.	RE/MAX 1st Olympic, REALTORS

John P. Erb	Carroll E. Shelton
Assistant Superintendent	Senior Vice President
Campbell County Schools	The First National Bank of Altavista
Pinnacle Bankshares Corporation

Robert H. Gilliam, Jr.
President & CEO	John L. Waller
The First National Bank of Altavista	Owner & Operator
Pinnacle Bankshares Corporation	Waller Farms, Inc.

R. B. Hancock, Jr.	Michael E. Watson
President & Owner	Controller
R.B.H., Inc.	Flippin, Bruce & Porter, Inc.

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

The First National Bank of Altavista Office Locations

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

130 South Main Street

Amherst, Virginia 24521

Telephone: (434) 946-7814

SMITH MOUNTAIN LAKE

LOAN PRODUCTION OFFICE

74 Scruggs Road, Suite 102

Moneta, Virginia 24121

Telephone: (540) 719-0193

TO OUR SHAREHOLDERS, CUSTOMERS AND FRIENDS:

This is a special time for all of us as The First National Bank of Altavista, the banking subsidiary of Pinnacle Bankshares Corporation, celebrates its 100th Anniversary in 2008. Achievement of this milestone has resulted from a combination of strong and conservative leadership, a committed staff, loyal customers and supportive ownership that has exhibited pride in being part of a successful community banking organization.

The First National Bank of Altavista is truly a unique company in that relatively few businesses of any sort can claim to have operated on the same corner and under the same name for one hundred years. From humble beginnings in 1908 in a town chartered only one year earlier, the Bank prospered for over ninety years within the town limits. It was not until 1999 that the Bank expanded outside the Town of Altavista to embark on what has become an objective of being the premier community financial institution in Region 2000. Today First National Bank has a total of eight office locations with only two of these being in Altavista.

We are fortunate that our growth in recent years has resulted in enhanced financial performance. 2007 saw a continuation of this trend. Income and assets once again reached new highs.

Net income for 2007 was $2,600,000, a 7.79% increase over net income of $2,412,000 for 2006. Return on average assets for 2007 was 0.97%, down slightly from the 1.00% threshold for 2006. Return on average equity grew from 10.10% in 2006 to 10.17% for 2007. Higher loan volume in 2007 was the primary reason for growth in net income, as interest margins decreased slightly for the year.

Total assets rose by 9.16% in 2007, ending the year at $279,913,000 compared with $256,421,000 at year-end 2006. Deposits grew 9.12% to $251,866,000 in 2007 and net loans increased 11.97% to $232,752,000 in 2007. Growth in deposits of $21,049,000 in 2007 funded all but $3,842,000 of the growth in net loans of $24,891,000. The difference was funded by maturing securities.

Stockholders’ equity at year-end 2007 was $26,816,000, an increase of $2,324,000 over the previous year. Book value per share was $17.95 as of the end of 2007. Average equity to average assets for the year was 9.51% and the Company continues to be “well capitalized” by all regulatory standards. The cash dividend rate for 2007 increased 9.09% to $0.60 per share and the dividend payout ratio for the year was 34.12%. 2007 marked the 31st consecutive year of an increase in the cash dividend rate.

With the strong growth we have realized in our loan portfolio over recent years, we have recognized the need for enhancement in our loan administration and loan operations functions. Restructuring our loan administration area became one of our top priorities and we accomplished a great deal toward this goal in 2007. Senior Vice President Carroll Shelton has filled the role of Chief Credit Officer,

Vice President Todd Hall has become Chief Lending Officer and Vice President Pam Adams has become Loan Operations Manager. Tracie Robinson is now Vice President and Mortgage Production Manager and Edgar Tuck has recently joined the bank as Vice President and Smith Mountain Lake Market Manager. We expect these changes to result in continued strong loan production, enhanced credit risk management practices and improved efficiency in loan administration and operations. Congratulations to each of these key officers in their new responsibilities.

Progress was made in 2007 toward our goal of continued orderly expansion. Construction of a permanent facility is nearing completion in the Town of Amherst to replace the temporary branch we opened there in November 2006. We expect to be in business in this attractive location prior to the end of March. We contracted to acquire a branch site in Rustburg in 2007 which we feel will help solidify our presence in Campbell County. We have now closed on this property, located on Village Highway in the Rustburg Marketplace Shopping Center, and are currently developing site and building plans so that we might begin construction of a branch office there by mid-year 2008.

Based upon weakness in the economy and the Federal Reserve’s lowering of interest rates in an attempt to stimulate the economy, we anticipate that 2008 will be a challenging year for us from the standpoint of both asset quality and earnings. In the fourth quarter of 2007, we experienced a loss on a commercial real estate loan in Lynchburg that required a special loan loss provision to replenish our reserves. We are now seeing evidence of borrowers becoming strained in their ability to service loans which may result in impairment of other credits. Although our balance sheet today is less sensitive to fluctuations in interest rates than in previous years, our interest margins will decline in 2008 from the precipitous cuts in interest rates that have already occurred plus the expectation that rates will decline further. We will manage through this environment but may incur some set-backs along the way.

As for now, we are focused on celebrating successes of the past and our rich one hundred year heritage. We invite you to join us for our Annual Meeting of Shareholders to be held at 11:30 a.m., Tuesday, April 8, 2008 in the Fellowship Hall of Altavista Presbyterian Church, 707 Broad Street, Altavista, Virginia, and for Customer Appreciation Days on May 2, August 1 and December 3 during 2008 at all of our office locations.

Thank you for the unique role you play in this special Company and for your continued support.

Robert H. Gilliam, Jr.
President and Chief Executive Officer

February 21, 2008

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Selected Consolidated Financial Information

(In thousands, except ratios, share and per share data)

	Years ended December 31,
	2007	2006	2005	2004	2003
Income Statement Data:
Net interest income	$10,181	9,192	7,983	7,400	7,083
Provision for loan losses	462	339	230	223	470
Noninterest income	2,632	2,500	2,396	2,255	2,578
Noninterest expenses	8,524	7,825	7,166	6,901	6,738
Income tax expense	1,227	1,116	876	712	681
Net income	2,600	2,412	2,107	1,819	1,772
Per Share Data:
Basic net income	$1.76	1.65	1.44	1.25	1.22
Diluted net income	1.75	1.64	1.43	1.23	1.21
Cash dividends	0.60	0.55	0.49	0.45	0.44
Book value	17.95	16.66	15.91	15.24	14.71
Weighted-Average Shares Outstanding:
Basic	1,479,689	1,459,007	1,458,615	1,457,406	1,455,530
Diluted	1,489,377	1,471,806	1,476,288	1,473,442	1,469,739
Balance Sheet Data:
Assets	$279,913	256,421	233,490	219,813	206,344
Loans, net	232,752	207,861	181,268	158,846	147,883
Securities	19,635	24,866	29,261	34,224	37,108
Cash and cash equivalents	18,344	14,586	13,814	17,336	13,766
Deposits	251,866	230,817	209,246	196,639	183,865
Stockholders’ equity	26,816	24,492	23,212	22,207	21,435
Performance Ratios:
Return on average assets	0.97%	1.00%	0.94%	0.86%	0.87%
Return on average equity	10.17%	10.10%	9.29%	8.33%	8.51%
Dividend payout	34.12%	33.25%	33.93%	36.06%	36.07%
Asset Quality Ratios:
Allowance for loan losses to total loans, net of unearned income and fees	0.73%	0.84%	0.83%	0.94%	1.02%
Net charge-offs to average loans, net of unearned income and fees	0.23%	0.04%	0.13%	0.16%	0.16%
Capital Ratios:
Leverage	9.54%	9.80%	9.88%	9.85%	9.79%
Risk-based:
Tier 1 capital	10.55%	9.92%	10.54%	10.98%	11.57%
Total capital	11.24%	10.64%	11.23%	11.75%	12.45%
Average equity to average assets	9.51%	9.91%	10.07%	10.32%	10.20%

Management’s Discussion and Analysis

of Financial Condition and Results of Operation

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

The First National Bank of Altavista currently maintains a total of eight offices to serve its customers. The Main Office and Vista Branch are located in the Town of Altavista, the Airport Branch and Timberlake Branch in Campbell County, the Old Forest Road Branch in the City of Lynchburg, the Forest Branch in Bedford County, the Amherst Branch in the Town of Amherst and a Loan Production Office in Franklin County at Smith Mountain Lake. The Bank also maintains an administrative and training facility in the Wyndhurst section of the City of Lynchburg.

A total of one-hundred full and part-time staff members serve the Bank’s customers.

With an emphasis on personal service, the Bank today offers a broad range of commercial and retail banking products and services including checking, savings and time deposits, individual retirement accounts, merchant bankcard processing, residential and commercial mortgages, home equity loans, consumer installment loans, agricultural loans, investment loans, small business loans, commercial lines of credit and letters of credit. The Bank also offers a full range of investment, insurance and annuity products through its association with BI Investment Group, and Banker’s Insurance, LLC. The Bank has two wholly-owned subsidiaries: FNB Property Corp., which holds title to Bank premises real estate; and First Properties, Inc., which holds title to other real estate owned from foreclosures.

The following discussion supplements and provides information about the major components of the results of operations and financial condition, liquidity and capital resources of Bankshares and its subsidiary (collectively the Company). This discussion and analysis should be read in conjunction with the Company’s consolidated financial statements and accompanying notes.

Executive Summary

The Company serves a trade area consisting primarily of Campbell County, northern Pittsylvania County, eastern Bedford County, northern Franklin County, Amherst County and the city of Lynchburg from facilities located in the town of Altavista and the city of Lynchburg, Virginia. In addition, in June 1999 the Company opened the Airport facility, located just outside the Lynchburg city limits. In August 2000, the Company opened the Old Forest Road facility, located on Old Forest Road in Lynchburg, and the Brookville Plaza facility, located on Timberlake Road in Lynchburg. The Company opened these offices to better serve the Lynchburg and northern Campbell County areas. To better service eastern Bedford County, the Company opened the Forest facility in August 2004 located at the intersection of Perrowville Road and Route 221. In July 2005, the Company opened the Smith Mountain Lake Loan Production Office located on Scruggs Road in Moneta. In May 2006, the Company moved the Brookville Plaza facility on Timberlake Road in Lynchburg to a new full service facility approximately 1.5 miles away on Timberlake Road in Campbell County now referred to as the Timberlake facility. This move was completed to better service our customers by providing drive-through teller lanes and an ATM, safe deposit boxes, night depository and the same good service given at the previous facility. In November 2006, the Company opened the Amherst Office at a temporary site located on Richmond Highway in Amherst to extend our services to Amherst County and further expand our footprint. The Bank is scheduled to open the permanent Amherst facility on South Main Street in Amherst in March 2008. In January of 2008, the Company acquired a branch site in Rustburg, Virginia located on Village Highway in the Rustburg Marketplace Shopping Center which will further increase our presence in Campbell County in the future. The Company is currently developing site and building plans in anticipation of beginning construction of a facility by mid-year 2008. The Company operates in a well-diversified industrial economic region that does not depend upon one or a few types of commerce.

The Company earns revenues on the interest margin between the interest it charges on loans it extends to customers and interest received on the Company’s securities portfolio net of the interest it pays on deposits to customers. The Company also earns revenues on service charges on deposit and loan products, gains on securities that are called or sold, fees from origination of mortgages, and other noninterest income items including but not limited to overdraft fees, commissions from investment, insurance and annuity sales, safe deposit box rentals, and automated teller machine surcharges. The Company’s revenue generating activities and related expenses are outlined in the consolidated statements of income and consolidated statements of changes in stockholders’ equity and comprehensive income and accompanying notes and in “Results of Operations” below.

The Company generates cash through its operating, investing and financing activities. The generation of cash flows is outlined more fully in the consolidated statements of cash flows and accompanying notes and in “Liquidity and Asset/Liability Management” below.

The Company’s balance sheet experienced strong growth in its loan and deposit portfolios and good growth overall in 2007 assisted by growth in the commercial loan portfolio, continued deposit and loan growth at the Forest facility and good initial growth at our new Amherst facility. The overall growth of the Company is outlined in the consolidated balance sheets and accompanying notes and the “Investment Portfolio,” “Loan Portfolio,” “Bank Premises and Equipment,” “Deposits” and “Capital Resources” discussions below.

The Company looks to continue growing in 2008 and plans to research further expansion opportunities. While growing, the Company is continually striving to leverage efficiencies from our reporting and imaging systems. The Company is also striving to make our customers’ lives more convenient by offering innovative products and services and providing many channels to bank with us including Internet banking, Internet bill pay, telephone banking, debit cards and real-time ATMs. The Company will continue to strive to identify and install convenient products and services in 2008 with the goal to better enhance the customer’s experience with the Company.

Overview of 2007 and 2006

Total assets at December 31, 2007 were $279,913, up 9.16% from $256,421 at December 31, 2006. The principal components of the Company’s assets at the end of the year were $18,344 in cash and cash equivalents, $19,635 in securities and $232,752 in net loans. During the year ended December 31, 2007, gross loans increased 11.83% or $24,818. The Company’s lending activities are a principal source of income.

Total liabilities at December 31, 2007 were $253,097, up 9.13% from $231,929 at December 31, 2006, with the increase reflective of an increase in total deposits of $21,049 or 9.12%. Noninterest-bearing demand deposits increased $3,613 or 15.29% and represented 10.82% of total deposits at December 31, 2007, compared to 10.24% at December 31, 2006. Savings and NOW accounts increased $5,072 or 7.27% and represented 29.73% of total deposits at December 31, 2007, compared to 30.24% at December 31, 2006. Time deposits increased $12,364 or 9.00% at December 31, 2007 and represented 59.45% of total deposits at December 31, 2007, compared to 59.52% at December 31, 2006. The Company’s deposits are provided by individuals and businesses located within the communities served.

Total stockholders’ equity at December 31, 2007 was $26,816 compared to $24,492 at December 31, 2006.

The Company had net income of $2,600 for the year ended December 31, 2007, compared to net income of $2,412 for the year ended December 31, 2006, an increase of 7.79%.

Profitability as measured by the Company’s return on average assets (ROA) was 0.97% in 2007, compared to 1.00% in 2006. Another key indicator of performance, the return on average equity (ROE), was 10.17% for 2007, compared to 10.10% for 2006.

Overview of 2006 and 2005

Total assets at December 31, 2006 were $256,421, up 9.82% from $233,490 at December 31, 2005. The principal components of the Company’s assets at the end of 2006 were $14,586 in cash and cash equivalents, $24,866 in securities and $207,861 in net loans. During the year ended December 31, 2006, gross loans increased 14.71% or $26,907.

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

The net interest spread decreased to 3.44% for the year ended December 31, 2007 from 3.56% for the year ended December 31, 2006. Net interest income was $10,181 ($10,345 on a tax-equivalent basis) for the year ended December 31, 2007, compared to $9,192 ($9,334 on a tax-equivalent basis) for the year ended December 31, 2006, and is attributable to interest income from loans, federal funds sold and securities exceeding the cost associated with interest paid on deposits and other borrowings. In 2007, our loans repriced at higher rates less rapidly than did our deposits, causing our interest rate spread to decrease. The Bank’s yield on interest-earning assets for the year ended December 31, 2007 was 0.34% higher than the year ended December 31, 2006 due to lower yielding assets being replaced by higher yielding ones in 2007. The Bank’s cost of funds rate on interest-bearing liabilities in 2007 was 0.46% higher compared to 2006.

The net interest spread increased to 3.56% for the year ended December 31, 2006 from 3.43% for the year ended December 31, 2005. Net interest income was $9,192 ($9,334 on a tax-equivalent basis) for the year ended December 31, 2006, compared to $7,983 ($8,156 on a tax-equivalent basis) for the year ended December 31, 2005, and is attributable to interest income from loans, federal funds sold and securities exceeding the cost associated with interest paid on deposits and other borrowings. In 2006, our loans repriced at higher rates more rapidly than did our deposits, causing our interest rate spread to increase. The Bank’s yield on interest-earning assets for the year ended December 31, 2006 was 0.84% higher than the year ended December 31, 2005 due to lower yielding assets being replaced by higher yielding ones in 2006. The Bank’s cost of funds rate on interest-bearing liabilities in 2006 was 0.71% higher compared to 2005.

The Company’s net interest margin decreased in 2007 from 2006 levels. The Company attempts to increase net interest margin by product pricing strategies. Many economic forecasts of interest rates for 2008 predict that interest rates may decrease if the overall economy shows signs of sluggishness. The Company expects its net interest margin to decline in 2008 from the precipitous cuts in interest rates that have occurred in January of 2008 plus the expectation that rates will decline further. While there is no guarantee of how rates may change in 2008, the Company will strive to price products that are competitive in the market, allow for growth and strive to maintain the net interest margin as much as possible. The Company also continues to strive to find new sources of noninterest income to combat the effects of volatility in the interest rate environment.

The following table presents the major categories of interest-earning assets, interest-earning liabilities and stockholders’ equity with corresponding average balances, related interest income or interest expense and resulting yield and rates for the periods indicated.

ANALYSIS OF NET INTEREST INCOME

	Years ended December 31,
	2007			2006			2005
	Average balance(1)	Interest income/ expense	Rate earned/ paid	Average balance(1)	Interest income/ expense	Rate earned/ paid	Average balance(1)	Interest income/ expense	Rate earned/ paid
Assets
Interest-earning assets:
Loans (2)(3)	$222,412	16,748	7.53%	194,819	13,979	7.18%	171,388	10,847	6.33%
Investment securities:
Taxable	17,178	831	4.84%	20,111	988	4.91%	23,540	1,150	4.89%
Tax-exempt (4)	5,910	386	6.53%	6,555	419	6.39%	8,501	577	6.79%
Interest-earning deposits	87	4	4.60%	91	5	5.49%	205	6	2.93%
Federal funds sold	11,496	554	4.82%	7,695	368	4.78%	9,227	263	2.85%

Total interest-earning assets	257,083	18,523	7.21%	229,271	15,759	6.87%	212,861	12,843	6.03%
Other assets:
Allowance for loan losses	(1,802)			(1,638)			(1,556)
Cash and due from banks	5,132			4,929			6,115
Other assets, net	7,792			8,367			7,691

Total assets	$268,205			240,929			225,111

	Years ended December 31,
	2007			2006			2005
	Average balance(1)	Interest income/ expense	Rate earned/ paid	Average balance(1)	Interest income/ expense	Rate earned/ paid	Average balance(1)	Interest income/ expense	Rate earned/ paid
Liabilities and Stockholders’ equity
Interest-bearing liabilities:
Savings and NOW	$73,171	1,403	1.92%	66,666	1,048	1.57%	63,374	549	0.87%
Time	143,769	6,771	4.71%	127,185	5,367	4.22%	116,895	4,119	3.52%
Other borrowings	60	4	6.67%	158	10	6.33%	260	16	6.15%
Federal funds purchased	—	—		—	—	—	75	3	4.00%

	217,000	8,178	3.77%	194,009	6,425	3.31%	180,604	4,687	2.60%
Noninterest-bearing liabilities:
Demand deposits	24,631			22,008			21,169
Other liabilities	1,240			1,054			662

	242,871			217,071			202,435
Stockholders’ equity	25,334			23,858			22,676

	268,205			240,929			225,111

Net interest income		10,345			9,334			8,156

Net interest margin (5)			4.02%			4.05%			3.83%

Net interest spread (6)			3.44%			3.56%			3.43%

(1)	Averages are daily averages.
(2)	Loan interest income includes amortization of loan fees of $23 in 2007, amortization of loan fees of $53 in 2006 and accretion of loan fees of $45 in 2005.

(3)	For the purpose of these computations, non-accrual loans are included in average loans.
(4)	Tax-exempt income from investment securities is presented on a tax-equivalent basis assuming a 34% U.S. Federal tax rate for 2007, 2006 and 2005.
(5)	The net interest margin is calculated by dividing net interest income by average total interest-earning assets.
(6)	The net interest spread is calculated by subtracting the interest rate paid on interest-bearing liabilities from the interest rate earned on interest-earning assets.

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

RATE/VOLUME ANALYSIS

	Years ended December 31,
	2007 compared to 2006 Increase (decrease)			2006 compared to 2005 Increase (decrease)
	Volume	Rate	Net	Volume	Rate	Net
Interest earned on interest-earning assets:
Loans (1)	$1,986	783	2,769	1,601	1,531	3,132
Investment securities:
Taxable	(177)	20	(157)	(129)	(32)	(161)
Tax-exempt (2)	(50)	17	(33)	(126)	(32)	(158)
Interest-earning deposits	—	(1)	(1)	2	(3)	(1)
Federal funds sold	182	4	186	(34)	138	104

Total interest earned on interest-earning assets	1,941	823	2,764	1,314	1,602	2,916

Interest paid on interest-bearing liabilities:
Savings and NOW	70	285	355	30	469	499
Time	679	725	1,404	383	865	1,248
Federal funds purchased	—	—	—	(3)	—	(3)
Other borrowings	(7)	1	(6)	(6)	—	(6)

Total interest paid on interest-bearing liabilities	742	1,011	1,753	404	1,334	1,738

Change in net interest income	$1,199	(188)	1,011	910	268	1,178

(1)	Non-accrual loans are included in the average loan totals used in the calculation of this table.
(2)	Tax-exempt income from investment securities is presented on a tax equivalent basis assuming a 34% U.S. Federal tax rate.

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

The provisions for loan losses for the years ended December 31, 2007, 2006 and 2005 were $462, $339 and $230, respectively. See “Allowance for Loan Losses” for further discussion.

Noninterest Income. Total noninterest income for the year ended December 31, 2007 increased $132, or 5.28% to $2,632 from $2,500 in 2006. The Company’s principal source of noninterest income is service charges and fees on deposit accounts, particularly transaction accounts, fees on sales of mortgage loans, and commissions and fees from investment, insurance, annuity and other bank products. The increase in 2007 is primarily attributable to an increase in service charges on deposits accounts and commissions on products sales. Service charges on deposit accounts increased $55 and commissions on investment product sales increased $39 for the year ended December 31, 2007, compared to 2006.

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

Noninterest Expense. Total noninterest expense for the year ended December 31, 2007 increased $699 or 8.93% to $8,524 from $7,825 in 2006. The increase in noninterest expense is attributable to the effect of overall growth of the Company on personnel expenses and fixed asset costs. The Company has added seven new branches and a loan production facility to its operations since June 1999. The $276 increase in other expense is primarily due to an $83 loss on the Company’s investment in Bankers Investments Group, LLC. In December 2007, Bankers Investments Group, LLC, in which the Bank is a member, entered into merger agreement with Infinex Financial Group. The merger is expected to be completed in March 2008. Based upon the approved terms of the merger, the Bank recognized a permanent impairment loss of $83 in its investment in Bankers Investments Group, LLC in December 2007. Other expenses that contributed to the increase in other expense was a $48 expense associated with the sale of a charged-off property in December 2007, a $22 increase in telephone expense, a $13 increase in legal fees and a $22 increase in indirect loan chargebacks.

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

Income Tax Expense. Applicable income taxes on 2007 earnings amounted to $1,227, resulting in an effective tax rate of 32.06% compared to $1,116, or 31.63% in 2006. The effective tax rate for 2007 is higher primarily because the level of tax-exempt interest income for 2007 was lower compared to 2006.

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

The Company’s operating activities for the year ended December 31, 2007 resulted in net cash provided of $3,773, compared to net cash provided from operating activities of $3,218 in 2006. The increase is primarily attributable to the Company’s cash received from net interest income of $10,184, which was $1,020 higher than the net interest received in 2006 as a result of an increase in loan volume and yield received of $2,210. Cash paid for noninterest expenses of $7,747 was $188 lower than 2006 primarily due to a lower pension contribution in 2007. Partially offsetting this was cash received from noninterest income in 2007 that was $71 lower than the noninterest income amount received in 2006. Also, the Company’s cash paid for income taxes totaled $1,019 in 2007 compared to $900 in 2006. Management expects any changes in the Company’s cash provided by operating activities to be partially offset through continued expansion of the Company’s loan origination programs, changes in deposit pricing strategies and continued focus on improving the efficiency of the Company’s operations.

The Company’s cash flows from investing activities for the year ended December 31, 2007 resulted in net cash used of $20,332, compared to net cash used in investing activities of $23,135 in 2006. The decrease is primarily attributable to a $2,012 decrease in cash used to make loans to customers as the Company increased its gross loans by 11.83% from 2006 to 2007 as compared to 14.71% from 2005 to 2006. The Company expects to continue to increase its loan portfolio in 2008. The Company also experienced fewer paydowns and maturities of available-for-sale mortgage-backed securities. The Company expects a slightly lower volume of paydowns in available-for-sale mortgage-backed securities in 2008 due to fewer mortgage-backed securities in the investment portfolio.

Net cash provided by financing activities for the year ended December 31, 2007 resulted in net cash provided of $20,317, compared to net cash provided by financing activities of $20,689 in 2006. The decrease in net cash provided is primarily attributable to the lower net increase in deposits from 2006 to 2007 compared to 2005 to 2006. The Company had success in attracting all different types of deposits to fund the growth in the loan portfolio although the cost of the deposits increased in 2007.

The Company’s operating activities for the year ended December 31, 2006 resulted in net cash provided of $3,218, compared to net cash provided from operating activities of $2,711 in 2005. The increase is primarily attributable to the Company’s cash received from net interest income of $9,164, which was $1,116 higher than the net interest received in 2005 as a result of an increase in loan volume and yield received of $2,423. Partially offsetting this was cash received from noninterest income in 2006 that was $34 lower than the noninterest income amount received in 2005 and cash paid for noninterest expenses of $7,935 that was $1,299 higher than 2005 primarily due to the Company’s increased personnel and fixed asset expenses associated with its continued growth. Also, the Company’s cash paid for income taxes totaled $900 in 2006 compared to $688 in 2005.

The Company’s cash flows from investing activities for the year ended December 31, 2006 resulted in net cash used of $23,135, compared to net cash used in investing activities of $18,044 in 2005. The increase is primarily attributable to a $4,788 increase in cash used to make loans to customers as the Company increased its gross loans by 14.71%. The Company also experienced fewer paydowns and maturities of available-for-sale mortgage-backed securities due to a rising interest rate environment in 2006.

Net cash provided by financing activities for the year ended December 31, 2006 resulted in net cash provided of $20,689, compared to net cash provided by financing activities of $11,811 in 2005. The increase in net cash provided is primarily attributable to the net increase in deposits. The Company had success in attracting all different types of deposits to fund the growth in the loan portfolio although the cost of the deposits increased in 2006.

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

The Company’s liquidity is provided by cash and due from banks, federal funds sold, investments available-for-sale, managing investment maturities, interest-earning deposits in other financial institutions and loan repayments. The Company’s ratio of liquid assets to deposits and short-term borrowings was 13.66% as of December 31, 2007 as compared to 14.89% as of December 31, 2006. The Company sells excess funds as overnight federal funds sold to provide an immediate source of liquidity. Federal funds sold for the year ended December 31, 2007 was $11,562 as compared to $8,638 for the year ended December 31, 2006. The increase in federal funds sold in 2007 was primarily related to the net increase in deposits and paydowns and maturities of securities in 2007. Cash and due from banks of $6,782 as of December 31, 2007 was $834 higher when compared to December 31, 2006.

The level of deposits may fluctuate significantly due to seasonal business cycles of depository customers. Levels of deposits are also affected by convenience of branch locations and ATMs to the customer, the rates offered on interest-bearing deposits and the attractiveness of noninterest-bearing deposit offerings compared with the competition. Similarly, the level of demand for loans may vary significantly and at any given time may increase or decrease substantially. However, unlike the level of deposits, management has more direct control over lending activities and maintains the level of those activities according to the amounts of available funds. Loan demand may be affected by the overall health of the local economy, loan rates compared with the competition and other loan features offered by the Company.

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

The Company obtains sources of funds through growth in deposits, scheduled payments and prepayments from the loan and investment portfolio, retained earnings growth, and may purchase or borrow funds through the Federal Reserve’s discount window. The Company also has sources of liquidity through three correspondent banking relationships. The Company uses its funds to fund loan and investment growth. Excess funds are sold daily to other institutions. The Company had one borrowing with the Federal Home Loan Bank during 2007 with an interest rate of 6.13%. The final principal payment of the borrowing was made in December 2007.

Interest Rates

While no single measure can completely identify the impact of changes in interest rates on net interest income, one gauge of interest rate sensitivity is to measure, over a variety of time periods, the differences in the amounts of the Company’s rate-sensitive assets and rate-sensitive liabilities. These differences or “gaps” provide an indication of the extent to which net interest income may be affected by future changes in interest rates. A “positive gap” exists when rate-sensitive assets exceed rate-sensitive liabilities and indicates that a greater volume of assets than liabilities will reprice during a given period. This mismatch may enhance earnings in a rising interest rate environment and may inhibit earnings in a declining interest rate environment. Conversely, when rate-sensitive liabilities exceed rate-sensitive assets, referred to as a “negative gap,” it indicates that a greater volume of liabilities than assets will reprice during the period. In this case, a rising interest rate environment may inhibit earnings and a declining interest rate environment may enhance earnings. The cumulative one-year gap as of December 31, 2007 was $(15,340), representing 5.48% of total assets. This negative gap falls within the parameters set by the Company.

The following table illustrates the Company’s interest rate sensitivity gap position at December 31, 2007.

	1 year	1-3 years	3-5 years	5-15 years
ASSET/(LIABILITY):
Cumulative interest rate sensitivity gap	$(15,340)	(21,220)	16,263	38,781

As of December 31, 2007, the Company was liability-sensitive in periods from one to three years and was asset-sensitive beyond three years. The foregoing table does not necessarily indicate the impact of general interest rate movements on the Company’s net interest yield, because the repricing of various categories of assets and liabilities is discretionary and is subject to competition and other pressures. As a result, various assets and liabilities indicated as repricing within the same period may in fact price at different times and at different rate levels. Management attempts to mitigate the impact of changing interest rates in several ways, one of which is to manage its interest rate-sensitivity gap. In addition to managing its asset/liability position, the Company has taken steps to mitigate the impact of changing interest rates by generating noninterest income through service charges, and offering products that are not interest rate-sensitive.

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

Investment securities available-for-sale as of December 31, 2007 were $15,460, a decrease of $3,761 or 19.57% from $19,221 as of December 31, 2006. Investment securities held-to-maturity decreased to $4,175 as of December 31, 2007 from $5,645 as of December 31, 2006, a decrease of $1,470 or 26.04%.

The following table presents the composition of the Company’s investment portfolios as of the dates indicated.

	December 31,
	2007		2006		2005
	Amortized costs	Fair values	Amortized costs	Fair values	Amortized costs	Fair values
Available-for-Sale
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$2,647	2,657	4,889	4,843	3,985	3,921
Obligations of states and political subdivisions	6,142	6,178	6,033	6,025	6,922	6,934
Corporate securities	2,498	2,474	3,502	3,451	6,055	5,985
Mortgage-backed securities – government	4,132	4,101	4,908	4,852	5,494	5,461
Other securities	50	50	50	50	50	50

Total available-for-sale	$15,469	15,460	19,382	19,221	22,506	22,351

	December 31,
	2007		2006		2005
	Amortized costs	Fair values	Amortized costs	Fair values	Amortized costs	Fair values
Held-to-Maturity
Obligations of states and political subdivisions	$4,175	4,213	5,645	5,673	6,910	6,982

Total held-to-maturity	$4,175	4,213	5,645	5,673	6,910	6,982

The following table presents the maturity distribution based on fair values and amortized costs of the investment portfolios as of the dates indicated.

INVESTMENT PORTFOLIO – MATURITY DISTRIBUTION

	December 31, 2007
	Amortized Costs	Fair Values	Yield
Available-for-Sale
U.S. Treasury securities and obligations of U.S. Government corporations:
Within one year	$1,000	999	3.99%
After one but within five years	1,647	1,658	4.55%
Obligations of states and political subdivisions (1):
Within one year	1,130	1,130	4.41%
After one but within five years	3,502	3,523	4.65%
After five years through ten years	1,010	1,026	4.44%
After ten years	500	499	3.40%
Corporate securities:
Within one year	1,500	1,496	4.39%
After one but within five years	998	978	4.23%
Mortgage-backed securities – government	4,132	4,101	5.12%
Other securities (2)	50	50	—

Total available-for-sale	$15,469	15,460

Held-to-Maturity
Obligations of states and political subdivisions (1):
Within one year	1,670	1,670	4.18%
After one but within five years	2,204	2,245	4.77%
After five years through ten years	301	298	3.45%

Total held-to-maturity	$4,175	4,213

(1)	Obligations of states and political subdivisions include yields of tax–exempt securities presented on a tax-equivalent basis assuming a 34% U.S. Federal tax rate.
(2)	Equity securities are assumed to have a life greater than ten years.

Loan Portfolio

The Company’s net loans were $232,752 as of December 31, 2007, an increase of $24,891 or 11.97% from $207,861 as of December 31, 2006. This increase resulted primarily from increased volume of commercial loan originations during 2007 and loan volume from our loan production facility. The Company’s ratio of net loans to total deposits was 92.41% as of December 31, 2007 compared to 90.05% as of December 31, 2006.

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

The following table presents the composition of the Company’s loan portfolio as of the dates indicated.

LOAN PORTFOLIO

	December 31,
	2007	2006	2005	2004	2003
Real estate loans:
Residential	$75,579	68,540	55,936	52,470	52,264
Other	92,102	72,797	53,039	43,877	34,697
Loans to individuals for household, family and other consumer expenditures	46,834	46,360	44,369	41,449	44,367
Commercial and industrial loans	19,909	21,694	28,659	21,680	17,635
All other loans	240	454	935	992	533

Total loans, gross	234,664	209,845	182,938	160,468	149,496
Less unearned income and fees	(192)	(214)	(162)	(120)	(85)

Loans, net of unearned income and fees	234,472	209,631	182,776	160,348	149,411
Less allowance for loan losses	(1,720)	(1,770)	(1,508)	(1,502)	(1,528)

Loans, net	$232,752	207,861	181,268	158,846	147,883

Commercial Loans. Commercial and industrial loans accounted for 8.48% of the Company’s loan portfolio as of December 31, 2007 compared to 15.62% as of December 31, 2006. Such loans are generally made to provide operating lines of credit, to finance the purchase of inventory or equipment, and for other business purposes. Commercial loans are primarily made at rates that adjust with changes in the prevailing prime interest rate, are generally made for a maximum term of five years (unless they are term loans), and generally require interest payments to be made monthly. The creditworthiness of these borrowers is reviewed, analyzed and evaluated on a periodic basis. Most commercial loans are collateralized with business assets such as accounts receivable, inventory and equipment. Even with substantial collateralization such as all of the assets of the business and personal guarantees, commercial lending involves considerable risk of loss in the event of a business downturn or failure of the business. Commercial loan volume has fallen from 2006 to 2007 as the Company has focused on commercial real estate and construction lending in 2008.

Real Estate Loans. Real estate loans accounted for 71.46% of the Company’s loan portfolio as of December 31, 2007 compared to 62.08% as of December 31, 2006. The Company makes commercial and industrial real estate term loans that are typically secured by a first deed of trust. As of December 31, 2007, 42.33% of the real estate loans were secured by 1-4 family residential properties compared to 50.52% at December 31, 2006. As of December 31, 2007, 26.47% of total real estate loans were construction loans compared to 14.22% at December 31, 2006. Real estate lending involves risk elements when there is lack of timely payment and/or a decline in the value of the collateral. The current local market in 2007 remained strong with real estate values maintaining value although many areas of the nation experienced decreasing real estate values in 2007. The Company is now seeing evidence of borrowers becoming strained in ability to service loans which may result in impairment of other credits. The Company will continue to monitor the real estate market in 2008 for signs of weakness in the local market.

Installment Loans. Installment loans are represented by loans to individuals for household, family and other consumer expenditures. Installment loans accounted for 19.96% of the Company’s loan portfolio as of December 31, 2007 compared to 22.09% as of December 31, 2006.

Loan Maturity and Interest Rate Sensitivity. The following table presents loan portfolio information related to maturity distribution of commercial and industrial loans and real estate construction loans based on scheduled repayments at December 31, 2007.

LOAN MATURITY

	Due within one year	Due one to five years	Due after five years	Total
Commercial and industrial loans	$13,892	5,106	911	19,909
Real estate – construction	33,755	8,927	1,706	44,388

The following table presents the interest rate sensitivity of commercial and industrial loans and real estate construction loans maturing after one year or longer as of December 31, 2007.

INTEREST RATE SENSITIVITY

Fixed interest rates	$5,503
Variable interest rates	514

Total maturing after one year	$6,017

Restructured Loans. The Company had no restructured loans during the years ended December 31, 2007 and 2006.

Nonperforming Assets. Interest on loans is normally accrued from the date a disbursement is made and recognized as income as it is accrued. Generally, the Company reviews any loan on which payment has not been made for 90 days for potential non-accrual. The loan is examined and the collateral is reviewed to determine loss potential. If the loan is placed on non-accrual status, any prior accrued interest that remains unpaid is reversed. Loans on non-accrual status amounted to $634, $255 and $421 as of December 31, 2007, 2006 and 2005, respectively. Interest income that would have been earned on non-accrual loans if they had been current in accordance with their original terms and the recorded interest that was included in income on these loans was not significant for 2007, 2006 or 2005. There were no commitments to lend additional funds to customers whose loans were on non-accrual status at December 31, 2007. No foreclosed property was on hand as of December 31, 2007 and 2006. Foreclosed property as of December 31, 2005 consisted of one property totaling $150.

The following table presents information with respect to the Company’s nonperforming assets and nonaccruing loans 90 days or more past due by type as of the dates indicated.

NONPERFORMING ASSETS

	December 31,
	2007	2006	2005
Nonaccrual loans	$634	255	421
Foreclosed properties	—	—	150

Total nonperforming assets	$634	255	571

Nonperforming assets totaled $634 or 0.27% of total gross loans as of December 31, 2007, compared to $255 or 0.12% as of December 31, 2006 and $571 or 0.31% as of December 31, 2005. The following table presents the balance of accruing loans 90 days or more past due by type as of the dates indicated.

ACCRUING LOANS 90 DAYS OR MORE

PAST DUE BY TYPE

	December 31,
	2007	2006	2005
Loans 90 days or more past due by type:
Real estate loans	$149	—	17
Loans to individuals	7	15	—
Commercial loans	—	—	51

Total accruing loans 90 days or more past due	$156	15	68

Allowance for Loan Losses. The Company maintains an allowance for loan losses, which it considers adequate to cover the risk of losses in the loan portfolio. The allowance is based upon management’s ongoing evaluation of the quality of the loan portfolio, total outstanding and committed loans, previous charges against the allowance and current and anticipated economic conditions. The allowance is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance. The Company’s management believes that as of December 31, 2007, 2006 and 2005, the allowance was adequate. The amount of the provision for loan losses is a charge against earnings. Actual loan losses are charged against the allowance for loan losses.

Management evaluates the reasonableness of the allowance for loan losses on a quarterly basis and adjusts the provision as deemed necessary. As of December 31, 2007, the allowance for loan losses totaled $1,720 or 0.73% of total loans, net of unearned income and fees compared to $1,770 or 0.84% of total loans, net of unearned income and fees as of December 31, 2006. The provision for loan losses for the years ended December 31, 2007 and 2006 was $462 and $339, respectively. Net charge-offs for the Company were $512 and $77 for the years ended December 31, 2007 and 2006, respectively. The ratio of net loan charge-offs during the period to average loans outstanding for the period was 0.23% and 0.04% for the years ended December 31, 2007 and 2006, respectively.

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

The following table presents charged off loans, provisions for loan losses, recoveries on loans previously charged off, allowance adjustments and the amount of the allowance for the years indicated.

ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

	Years ended December 31,
	2007	2006	2005	2004	2003
Balance at beginning of year	$1,770	1,508	1,502	1,528	1,298
Loan charge-offs:
Real estate loans – other	—	—	—	—	—
Real estate loans – commercial	(223)	—	—	(24)	—
Commercial and industrial loans	(137)	—	(66)	(98)	—
Loans to individuals for household, family and other consumer expenditures	(286)	(206)	(314)	(229)	(367)

Total loan charge-offs	(646)	(206)	(380)	(351)	(367)

Loan recoveries:
Loans to individuals for household, family and other consumer expenditures	134	129	156	102	127

Net loan charge-offs	(512)	(77)	(224)	(249)	(240)
Provisions for loan losses	462	339	230	223	470

Balance at end of year	$1,720	1,770	1,508	1,502	1,528

The primary risk elements considered by management with respect to each installment and conventional real estate loan are lack of timely payment and the value of the collateral. The primary risk elements with respect to real estate construction loans are fluctuations in real estate values in the Company’s market areas, inaccurate estimates of construction costs, fluctuations in interest rates, the availability of conventional financing, the demand for housing in the Company’s market area and general economic conditions. The primary risk elements with respect to commercial loans are the financial condition of the borrower, general economic conditions in the Company’s market area, the sufficiency of collateral, the timeliness of payment and, with respect to adjustable rate loans, interest rate fluctuations. Management has a policy of requesting and reviewing annual financial statements from its commercial loan customers and periodically reviews the existence of collateral and its value. Management also has a reporting system that monitors all past due loans and has adopted policies to pursue its creditor’s rights in order to preserve the Company’s position.

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

	December 31, 2007		December 31, 2006		December 31, 2005		December 31, 2004		December 31, 2003
	Allowance for loan losses	Percent of loans in each category to total loans	Allowance for loan losses	Percent of loans in each category to total loans	Allowance for loan losses	Percent of loans in each category to total loans	Allowance for loan losses	Percent of loans in each category to total loans	Allowance for loan losses	Percent of loans in each category to total loans
Real estate loans:
Residential	$57	32.21%	17	24.72%	75	30.58%	20	32.69%	71	34.96%
Other	970	39.25%	282	36.75%	173	28.99%	107	27.34%	366	23.21%
Loans to individuals for households, family and other consumer expenditures	416	19.96%	502	22.09%	417	24.25%	333	25.84%	333	29.68%
Commercial and industrial loans	226	8.48%	509	16.22%	730	15.66%	951	13.52%	727	11.79%
All other loans	—	0.10%	—	0.22%	—	0.52%	43	0.61%	—	0.36%
Unallocated	51	—	460	—	113	—	48	—	31	—

Totals	$1,720	100.00%	1,770	100.00%	1,508	100.00%	1,502	100.00%	1,528	100.00%

While consumer related charge-offs represent a majority of total charge-offs over the last three years, they are of a low dollar amount on an individual loan basis. Commercial loans on the other hand, though few in terms of the number of charge-offs over the past two years, have the potential to greatly impact the allowance if a particular loan defaults. The Bank’s loan review team uses the principles of Statement of Financial Accounting Standard (SFAS) No. 5, Accounting for Contingencies and SFAS No. 114, Accounting by Creditors for Impairment of a Loan, an amendment of FASB Statements No. 5 and 15, when determining the allowance for loan losses between loan categories. The determination of a loan category’s allowance is based on the probability of a loan’s default and the probability of loss in the event of a default.

Credit Risk Management

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

Bank Premises and Equipment

Bank premises and equipment decreased 0.84% in 2007 compared to a decrease of 2.64% in 2006 due to depreciation and no major expenditures on new facilities or facility upgrades in 2007. The Company is leasing the Timberlake and temporary Amherst branch facilities that opened in 2006. The permanent Amherst facility is scheduled to open in March 2008. In early 2008, the Company began leasing a building in the Wyndhurst section of Lynchburg for administrative and training purposes.

Deposits

Average deposits were $241,571 for the year ended December 31, 2007, an increase of $25,712 or 11.91% from $215,859 of average deposits for the year ended December 31, 2006. As of December 31, 2007, total deposits were $251,866 representing an increase of $21,049 or 9.12% from $230,817 in total deposits as of December 31, 2006. The change in deposits during 2007 was primarily due to changes in previously existing accounts and new accounts opened as a result of relationship changes, new locations, pricing and products offered in 2007.

For the year ended December 31, 2007, average noninterest-bearing demand deposits were $24,631 or 10.20% of average deposits. For the year ended December 31, 2006, average noninterest-bearing demand deposits were $22,008 or 10.20% of average deposits. Average interest-bearing deposits were $216,940 for the year ended December 31, 2007, representing an increase of $23,089 or 11.91% over the $193,851 in average interest-bearing deposits for the year ended December 31, 2006.

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

The following table presents the Company’s average deposits and the average rate paid for each category of deposits for the periods indicated.

AVERAGE DEPOSIT INFORMATION

	Year ended December 31, 2007		Year ended December 31, 2006		Year ended December 31, 2005
	Average amount of deposits(1)	Average rate paid	Average amount of deposits(1)	Average rate paid	Average amount of deposits(1)	Average rate paid
Noninterest-bearing demand deposits	$24,631	N/A	22,008	N/A	21,169	N/A
Interest-bearing demand deposits	43,056	2.47%	34,436	2.77%	28,218	1.12%
Savings deposits	30,115	1.13%	32,230	0.45%	35,156	0.55%
Time deposits:
Under $100,000	104,532	4.99%	91,158	4.51%	86,010	3.66%
$100,000 and over	39,237	3.96%	36,027	3.48%	30,885	3.16%

Total average time deposits	143,769		127,185		116,895

Total average deposits	$241,571		215,859		201,438

(1)	Averages are daily averages.

The following table presents the maturity schedule of time certificates of deposit of $100,000 and over and other time deposits of $100,000 and over as of December 31, 2007.

TIME DEPOSITS OF $100,000 AND OVER

	Certificates of deposit	Other time deposits	Total
Three months or less	$3,944	542	4,486
Over three through six months	2,462	1,161	3,623
Over six through 12 months	13,724	3,200	16,924
Over 12 months	11,093	3,802	14,895

Total time deposits of $100,000 and over	$31,223	8,705	39,928

Financial Ratios

The following table presents certain financial ratios for the periods indicated.

RETURN ON EQUITY AND ASSETS

	Years ended December 31,
	2007	2006	2005
Return on average assets	0.97%	1.00%	0.94%
Return on average equity	10.17%	10.10%	9.29%
Dividend payout ratio	34.12%	33.25%	33.93%
Average equity to average assets	9.51%	9.91%	10.07%

Capital Resources

The Company’s financial position at December 31, 2007 reflects liquidity and capital levels currently adequate to fund anticipated future business expansion. Capital ratios are well in excess of required regulatory minimums for a “well-capitalized” institution. The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, and changing competitive conditions and economic forces. The adequacy of the Company’s capital is reviewed by management on an ongoing basis. Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and to absorb potential losses.

The Company’s capital position continues to exceed regulatory requirements. The primary indicators relied on by bank regulators in measuring the capital position are the Tier 1 capital, total risk-based capital and leverage ratios. Tier 1 capital consists generally of common and qualifying preferred stockholders’ equity less goodwill. Total capital generally consists of Tier 1 capital, qualifying subordinated debt and a portion of the allowance for loan losses. Risk-based capital ratios are calculated with reference to risk-weighted assets. The Company’s Tier 1 capital ratio was 10.55% at December 31, 2007 and 9.92% at December 31, 2006. The total capital ratio was 11.24% at December 31, 2007 and 10.64% at December 31, 2006.

These ratios exceed the mandated minimum requirements of 4% and 8%, respectively. As of December 31, 2007 and 2006, the Company met all regulatory capital ratio requirements and was considered “well capitalized” in accordance with FDICIA.

Stockholders’ equity reached $26,816 at December 31, 2007 compared to $24,492 at December 31, 2006. The leverage ratio consists of Tier 1 capital divided by quarterly average assets. At December 31, 2007, the Company’s leverage ratio was 9.54% compared to 9.80% at December 31, 2006. Each of these exceeds the required minimum leverage ratio of 4%. The dividend payout ratio was 34.12% and 33.25% in 2007 and 2006, respectively. During 2007, the Company paid dividends of $0.60 per share, up 9.09% from $0.55 per share paid in 2006.

Off-Balance Sheet Arrangements

The Company did not use any financial derivatives during 2007 and 2006. However, the Company has off-balance sheet arrangements that may have a material effect on the results of operations in the future. The Company, in the normal course of business, may at times be a party to financial instruments such as standby letters of credit. Standby letters of credit as of December 31, 2007 equaled $875 compared with $2,014 as of December 31, 2006. Other commitments include commitments to lend money. Not all of these commitments will be acted upon; therefore, the cash requirements will likely be significantly less than the commitments themselves. As of December 31, 2007, the Company had unused loan commitments of $45,762 including $34,496 in unused commitments with an original maturity exceeding one year compared with $60,883 including $50,393 in unused commitments with an original maturity exceeding one year as of December 31, 2006. See Note 9 of the Notes to Consolidated Financial Statements.

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

Impact of Recently Issued Accounting Standards

In February 2006, the Financial Accounting Standards Board (the FASB) issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140. This Statement amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities and resolves issues in Statement No. 133 Implementation Issue D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. The provisions of this Statement are effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of SFAS No. 155 did not have a material impact on the consolidated financial statements of the Company.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140. This Statement amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement 125 with respect to the accounting for separately recognized servicing assets and servicing liabilities. The provisions of this Statement are effective for fiscal years beginning after September 15, 2006. The adoption of SFAS No. 156 did not have a material impact on the consolidated financial statements of the Company.

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

In June 2006, the FASB issued FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, which establishes that the financial statement effects of a tax position taken or expected to be taken in a tax return are to be recognized in the financial statements when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. FIN 48 was adopted January 1 2007. The adoption of this new standard did not have a material effect on the Company’s consolidated results of operations or consolidated financial position.

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2007 and 2006

(In thousands of dollars, except share data)

	2007	2006
Assets
Cash and cash equivalents (note 2):
Cash and due from banks	$6,782	$5,948
Federal funds sold	11,562	8,638

Total cash and cash equivalents	18,344	14,586

Securities (note 3):
Available-for-sale, at fair value	15,460	19,221
Held-to-maturity, at amortized cost	4,175	5,645
Federal Reserve Bank stock, at cost (note 1(c))	75	75
Federal Home Loan Bank stock, at cost (note 1(c))	476	481
Loans, net (notes 4, 9 and 10)	232,752	207,861
Bank premises and equipment, net (note 5)	5,220	5,264
Accrued interest receivable	1,328	1,250
Other assets (notes 7, 8 and 15)	2,083	2,038

Total assets	$279,913	$256,421

Liabilities and Stockholders’ Equity
Liabilities:
Deposits (note 6):
Demand	$27,244	$23,631
Savings and NOW accounts	74,870	69,798
Time	149,752	137,388

Total deposits	251,866	230,817

Note payable to Federal Home Loan Bank (note 1(d))	—	100
Accrued interest payable	861	764
Other liabilities (note 7)	370	248

Total liabilities	253,097	231,929

Stockholders’ equity (notes 11 and 14):
Common stock, $3 par value. Authorized 3,000,000 shares, issued and outstanding 1,485,089 shares in 2007 and 1,459,589 shares in 2006	4,455	4,379
Capital surplus	787	605
Retained earnings	21,685	19,972
Accumulated other comprehensive income (loss), net	(111)	(464)

Total stockholders’ equity	26,816	24,492

Commitments, contingencies and other matters (notes 9, 10 and 11)

Total liabilities and stockholders’ equity	$279,913	$256,421

See accompanying notes to consolidated financial statements.

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2007, 2006 and 2005

(In thousands of dollars, except per share data)

	2007	2006	2005
Interest income:
Interest and fees on loans	$16,748	$13,979	$10,847
Interest on securities:
U.S. Government agencies	379	469	455
Corporate	150	215	401
States and political subdivisions (taxable)	235	272	292
States and political subdivisions (tax-exempt)	255	277	382
Other	38	37	30
Interest on federal funds sold	554	368	263

Total interest income	18,359	15,617	12,670

Interest expense:
Interest on deposits:
Savings and NOW accounts	1,403	1,048	549
Time—under $100,000	5,220	4,113	3,144
Time—$100,000 and over	1,551	1,254	975
Other interest expense	4	10	19

Total interest expense	8,178	6,425	4,687

Net interest income	10,181	9,192	7,983
Provision for loan losses (note 4)	462	339	230

Net interest income after provision for loan losses	9,719	8,853	7,753
Noninterest income:
Service charges on deposit accounts	1,412	1,357	1,293
Net realized gain on securities	—	—	2
Commissions and fees	417	378	332
Mortgage loan fees	204	234	265
Service charges on loan accounts	292	254	218
Other operating income	307	277	286

Total noninterest income	2,632	2,500	2,396

Noninterest expense:
Salaries and employee benefits (note 7)	4,813	4,540	4,134
Occupancy expense	454	429	380
Furniture and equipment	891	784	739
Office supplies and printing	226	212	178
Capital stock tax	191	181	180
Advertising expense	115	121	105
Other operating expenses	1,834	1,558	1,450

Total noninterest expense	8,524	7,825	7,166

Income before income tax expense	3,827	3,528	2,983
Income tax expense (note 8)	1,227	1,116	876

Net income	$2,600	$2,412	$2,107

Basic net income per share (note 1(o))	$1.76	$1.65	$1.44
Diluted net income per share (note1(o))	$1.75	$1.64	$1.43

See accompanying notes to consolidated financial statements.

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income

Years ended December 31, 2007, 2006 and 2005

(In thousands, except share and per share data)

	Common Stock		Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Par Value
Balances, December 31, 2004	1,457,406	$4,372	$562	$16,970	$303	$22,207
Net income	—	—	—	2,107	—	2,107
Change in net unrealized gains on available-for-sale securities, net of deferred taxes of $208	—	—	—	—	(406)	(406)

Comprehensive income						1,701
Cash dividends declared by Bankshares ($0.49 per share)	—	—	—	(715)	—	(715)
Issuance of common stock, stock option exercise	1,300	4	15	—	—	19

Balances, December 31, 2005	1,458,706	$4,376	$577	$18,362	$(103)	$23,212

Net income	—	—	—	2,412	—	2,412
Change in net unrealized gains on available-for-sale securities, net of deferred taxes of $2	—	—	—	—	(4)	(4)
Adjustment to initially apply FASB Statement No. 158, net of tax of $183					(357)	(357)

Comprehensive income						2,051
Cash dividends declared by Bankshares ($0.55 per share)	—	—	—	(802)	—	(802)
Issuance of common stock	883	3	19	—	—	22
Stock option expense		—	9	—	—	9

Balances, December 31, 2006	1,459,589	$4,379	$605	$19,972	$(464)	$24,492

Net income	—	—	—	2,600	—	2,600
Change in net unrealized gains on available-for-sale securities, net of deferred tax benefit of $55	—	—	—	—	111	111
Adjustment to apply FASB Statement No. 158, net of tax of $124					242	242

Comprehensive income						2,953
Cash dividends declared by Bankshares ($0.60 per share)	—	—	—	(887)	—	(887)
Issuance of common stock, stock option exercise	25,500	76	179	—	—	255
Stock option expense		—	3	—	—	3

Balances, December 31, 2007	1,485,089	$4,455	$787	$21,685	$(111)	$26,816

See accompanying notes to consolidated financial statements.

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2007, 2006 and 2005

(In thousands of dollars)

	2007	2006	2005
Cash flows from operating activities:
Net income	$2,600	$2,412	$2,107
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of bank premises and equipment	413	435	473
Amortization of intangible assets	—	3	11
Accretion (amortization) of unearned fees, net	(23)	(53)	45
Net amortization of premiums and discounts on securities	7	12	30
Provision for loan losses	462	339	230
Provision for deferred income taxes	(142)	161	184
Accrual of stock option vesting	3	9	—
Originations of mortgage loans held for sale	—	(9,751)	(13,552)
Sales of mortgage loans held for sale	—	10,208	13,095
Net realized gain on securities	—	—	(2)
Net decrease (increase) in:
Accrued income receivable	(78)	(175)	(129)
Other assets	70	(22)	54
Net increase (decrease) in:
Accrued interest payable	97	188	119
Other liabilities	364	(548)	46

Net cash provided by operating activities	3,773	3,218	2,711

Cash flows from investing activities:
Purchases of held-to maturity securities	(249)	—	(500)
Purchases of available-for sale securities	—	(1,503)	(2,989)
Purchases of available-for sale-mortgage backed securities	—	(500)	(525)
Proceeds from maturities and calls of held-to-maturity securities	1,470	1,265	1,427
Proceeds from maturities and calls of available-for-sale securities	3,387	4,044	5,248
Proceeds from paydowns and maturities of available-for-sale mortgage-backed securities	769	1,071	1,660
Sale (purchase) of Federal Home Loan Bank stock	5	(27)	(27)
Collections on loan participations	326	493	751
Net increase in loans made to customers	(25,805)	(27,815)	(23,027)
Recoveries on loans charged off	134	129	156
Purchases of bank premises and equipment	(369)	(292)	(218)

Net cash used in investing activities	(20,332)	(23,135)	(18,044)

Continued

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2007, 2006 and 2005

(In thousands of dollars)

Cash flows from financing activities:
Net increase in demand, savings and NOW deposits	$8,685	$6,854	$7,002
Net increase in time deposits	12,364	14,717	5,605
Repayments of note payable to Federal Home Loan Bank	(100)	(100)	(100)
Proceeds from issuance of common stock	255	20	19
Cash dividends paid	(887)	(802)	(715)

Net cash provided by financing activities	20,317	20,689	11,811

Net increase (decrease) in cash and cash equivalents	3,758	772	(3,522)
Cash and cash equivalents, beginning of period	14,586	13,814	17,336

Cash and cash equivalents, end of period	$18,344	$14,586	$13,814

Supplemental disclosure of cash flows information
Cash paid during the year for:
Income taxes	$1,019	$900	$688
Interest	8,106	6,237	4,568
Supplemental schedule of noncash investing and financing activities:
Transfer of loans to repossessed properties	$59	$81	$120
Loans charged against the allowance for loan losses	646	206	380
Unrealized gains (losses) on available-for-sale securities	152	(6)	(614)
FASB Statement No. 158 Adjustment	366	(540)	—

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

The consolidated financial statements include the accounts of Bankshares and the Bank. All material intercompany balances and transactions have been eliminated.

(b)	Securities

The Bank classifies its securities in three categories: (1) debt securities that the Bank has the positive intent and ability to hold to maturity are classified as “held-to-maturity securities” and reported at amortized cost; (2) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as “trading securities” and reported at fair value, with unrealized gains and losses included in net income; and (3) debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as “available-for-sale securities” and reported at fair value, with unrealized gains and losses excluded from net income and reported in accumulated other comprehensive income, a separate component of stockholders’ equity net of deferred taxes. Fair value is determined from quoted prices obtained from FT (Financial Times) Interactive Data in cooperation with Compass Bank, the Company’s third–party bond accountant. Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts on a basis, which approximates the level yield method. The Bank does not maintain trading securities. Gains or losses on disposition are based on the net proceeds and adjusted carrying values of the securities called or sold, using the specific identification method on a trade date basis. If a decline below cost in the market value of any available-for-sale or held-to-maturity security is deemed other than temporary, the decline is charged to net income, resulting in the establishment of a new cost basis for the security.

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

(d)	Note Payable to FHLB

At December 31, 2007, the Bank’s available borrowing limit was approximately $36,320. The Bank had $0 and $100 in borrowings outstanding at December 31, 2007 and 2006, respectively. The note payable to the FHLB was paid off in December 2007 and had an interest rate of 6.13%.

(e)	Loans and Allowance for Loan Losses

Loans are stated at the amount of unpaid principal, reduced by unearned income and fees on loans, and an allowance for loan losses. Income is recognized over the terms of the loans using methods that approximate the level yield method. The allowance for loan losses is a cumulative valuation allowance consisting of an annual provision for loan losses, plus any amounts recovered on loans previously charged off, minus loans charged off. The provision for loan losses charged to operating expenses is the amount necessary in management’s judgment to maintain the allowance for loan losses at a level it believes sufficient to cover losses in the collection of the Bank’s loans. Management determines the adequacy of the allowance based upon reviews of individual credits, recent loss experience, delinquencies, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. Loans are charged against the allowance for loan losses when management believes the collectability of the principal is unlikely. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. It is reasonably possible that management’s estimate of loan losses and the related allowance may change materially in the near term. However, the amount of change that is reasonably possible cannot be estimated. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examinations.

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

Impaired loans are required to be presented in the financial statements at the present value of the expected future cash flows or at the fair value of the loan’s collateral. Homogeneous loans such as real estate mortgage loans, individual consumer loans, home equity loans and bankcard loans are evaluated collectively for impairment. Management, considering current information and events regarding the borrower’s ability to repay their obligations, considers a loan to be impaired when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. Cash receipts on impaired loans receivable are applied first to reduce interest on such loans to the extent of interest contractually due and any remaining amounts are applied to principal.

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

(i)	Impairment or Disposal of Long-Lived Assets

The Company’s long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used, such as bank premises and equipment, is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of, such as foreclosed properties, are reported at the lower of the carrying amount or fair value less costs to sell.

(j)	Sale of Bankers Investments Group, LLC

In December 2007, Bankers Investments Group, LLC, in which the Bank is a member, entered into a merger agreement with Infinex Financial Group. The merger is expected to be completed in March 2008. Based upon the approved terms of the merger, the Bank recognized a permanent impairment loss in its investment in Bankers Investments Group, LLC of $83 in December 2007. This amount is included in other operating expenses.

(k)	Pension Plan

The Bank maintains a noncontributory defined benefit pension plan, which covers substantially all of its employees. The net periodic pension expense includes a service cost component, interest on the projected benefit obligation, a component reflecting the actual return on plan assets, the effect of deferring and amortizing certain actuarial gains and losses, and the amortization of any unrecognized net transition obligation on a straight-line basis over the average remaining service period of employees expected to receive benefits under the plan. The Bank’s funding policy is to make annual contributions in amounts necessary to satisfy the Internal Revenue Service’s funding standards, to the extent that they are tax deductible.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R), which requires a business entity to recognize the overfunded or underfunded status of a single-employer defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in comprehensive income in the year in which the changes occur. SFAS 158 also requires a business entity to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The recognition and disclosure provisions of SFAS 158 were adopted by the Bank beginning with the year ended December 31, 2006. The requirement to measure plan assets and benefit obligations as of the date of the Company’s fiscal year end statement of position will be adopted at December 31, 2008.

(l)	Advertising

The Bank expenses advertising expenses as incurred.

(m)	Income Taxes

Income taxes are accounted for under the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in net income in the period that includes the enactment date.

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

In December 2004, the FASB issued SFAS No. 123R, Shared-Based Payment (SFAS 123R). SFAS 123R is a revision of SFAS No. 123, Accounting for Stock Based Compensation, supersedes APB Opinion No. 25 and amends FASB Statement No. 95, Statement of Cash Flows. SFAS 123R eliminated the ability to account for share-based compensation using APB Opinion No. 25 and requires that all share-based payments to employees, including grants of employee stock options, to be recognized as compensation in the financial statements using a fair value-based method.

SFAS 123R requires public companies to adopt the recognition requirements using either a “modified prospective” method or a “modified retrospective” method. Under the “modified prospective” method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS 123R for all shared-based payments granted after that date, and based on the requirements of SFAS 123R for all unvested awards granted prior to the effective date of SFAS 123R. Under the “modified retrospective” method, the requirements are the same as under the “modified prospective” method, but also permit entities to restate financial statements of previous periods based on pro forma disclosures made in accordance with SFAS 123.

The Company adopted SFAS 123R under the “modified prospective” method effective January 1, 2006, to recognize compensation expense for options that were issued but not yet vested as of January 1, 2006. In addition, options issued after January 1, 2006 will increase compensation expense for 2006 and afterward. Options that were issued prior to January 1, 2006 and vested during 2006 resulted in additional compensation expense of $3. There were no options granted in 2006 or 2007. Future levels of compensation cost recognized related to share-based compensation awards may be impacted by new awards and/or modification, repurchases and cancellations of existing awards after the adoption of this standard.

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

2005
Net income, as reported
Deduct: Total stock-based employee compensation	$2,107
expense determined under SFAS No. 123, net of related tax effects	(9)

Pro forma net income	$2,098

Basic net income per share:
As reported	$1.44
Pro forma	1.44
Diluted net income per share:
As reported	$1.43
Pro forma	1.42

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used: dividend yield of 4.00%, expected volatility of 27.30%, a risk-free interest rate of 4.63%, and expected lives of 7 years.

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

The following is a reconciliation of the numerators and denominators of the basic and diluted net income per share computations for the periods indicated:

Year ended December 31, 2007	Net income (numerator)	Shares (denominator)	Per share amount
Basic net income per share	$2,600	1,479,689	$1.76

Effect of dilutive stock options	—	9,688

Diluted net income per share	$2,600	1,489,377	$1.75

Year ended December 31, 2006	Net income (numerator)	Shares (denominator)	Per share amount
Basic net income per share	$2,412	1,459,007	$1.65

Effect of dilutive stock options	—	12,799

Diluted net income per share	$2,412	1,471,806	$1.64

Year ended December 31, 2005	Net income (numerator)	Shares (denominator)	Per share amount
Basic net income per share	$2,107	1,458,615	$1.44

Effect of dilutive stock options	—	17,673

Diluted net income per share	$2,107	1,476,288	$1.43

(p)	Consolidated Statements of Cash Flows

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

SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R), requires a business entity to recognize the overfunded or underfunded status of a single-employer defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in comprehensive income in the year in which the changes occur. SFAS 158 also requires a business entity to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions.

(r)	Use of Estimates

In preparing the consolidated financial statements in accordance with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated balance sheets and revenues and expenses for the years ended December 31, 2007, 2006 and 2005. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan losses.

(s)	Impact of Recently Issued Accounting Standards

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140. This Statement amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities and resolves issues in Statement No. 133 Implementation Issue D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. The provisions of this Statement are effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of SFAS 155 is not expected to have a material impact on the consolidated financial statements of the Company.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140. This Statement amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement 125 with respect to the accounting for separately recognized servicing assets and servicing liabilities. The provisions of this Statement are effective for fiscal years beginning after September 15, 2006. The adoption of SFAS 156 is not expected to have a material impact on the consolidated financial statements of the Company.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R). SFAS 158 and its impact on the Company are discussed in Note 1(k) of the Notes to Consolidated Financial Statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company does not expect the adoption of this new standard to have a material effect on the Company’s consolidated results of operations or consolidated financial position.

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

(t)	Reclassifications

Certain amounts in the 2006 and 2005 consolidated financial statements have been reclassified to conform to the 2007 presentation. The reclassifications had no effect on net income or stockholders’ equity as previously reported.

(2)	Restrictions on Cash

To comply with Federal Reserve regulations, the Bank is required to maintain certain average reserve balances. The daily average reserve requirements were approximately $1,302 and $1,304 for the weeks including December 31, 2007 and 2006, respectively.

(3)	Securities

The amortized costs, gross unrealized gains, gross unrealized losses and fair values for securities at December 31, 2007 and 2006 are as follows:

	2007
Available-for-Sale	Amortized costs	Gross unrealized gains	Gross unrealized losses	Fair values
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$2,647	12	(2)	2,657
Obligations of states and political subdivisions	6,142	67	(31)	6,178
Corporate securities	2,498	—	(24)	2,474
Mortgage-backed securities – government	4,132	34	(65)	4,101
Other securities	50	—	—	50

Total available-for-sale	$15,469	113	(122)	15,460

	2007
Held-to-Maturity	Amortized costs	Gross unrealized gains	Gross unrealized losses	Fair values
Obligations of states and political subdivisions	$4,175	52	(14)	4,213

	2006
Available-for-Sale	Amortized costs	Gross unrealized gains	Gross unrealized losses	Fair values
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$4,889	1	(47)	4,843
Obligations of states and political subdivisions	6,033	74	(82)	6,025
Corporate securities	3,502	—	(51)	3,451
Mortgage-backed securities – government	4,908	27	(83)	4,852
Other securities	50	—	—	50

Total available-for-sale	$19,382	102	(263)	19,221

	2006
Held-to-Maturity	Amortized costs	Gross unrealized gains	Gross unrealized losses	Fair values
Obligations of states and political subdivisions	$5,645	70	(42)	5,673

The following table shows the gross unrealized losses and fair value of the Company’s investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2007:

	Less than 12 months		12 months or more		Total
Description of Securities	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross Unrealized losses
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$—	—	1,498	2	1,498	2
Obligations of states and political subdivisions	1,840	12	3,361	33	5,201	45
Corporate securities			2,474	24	2,474	24
Mortgage-backed securities- government	42	—	2,412	65	2,454	65

Total temporarily impaired securities	$1,882	12	9,745	124	11,627	136

The Company does not consider the unrealized losses other-than-temporary losses based on the volatility of the securities market price involved, the credit quality of the securities, and the Company’s ability if necessary, to hold the securities until maturity. The securities include 5 bonds that have continuous losses for less than 12 months and 24 bonds that have continuous losses for more than 12 months. The $11,627 in securities in which there is an unrealized loss of $136 includes unrealized losses ranging from less than $1 to $19 or from 0.01% to 3.84% of the original cost of the investment.

The following table shows the gross unrealized losses and fair value of the Company’s investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2006:

	Less than 12 months		12 months or more		Total
Description of Securities	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$999	1	3,654	46	4,653	47
Obligations of states and political subdivisions	631	1	5,119	123	5,750	124
Corporate securities	—	—	3,451	51	3,451	51
Mortgage-backed securities- government	561	1	2,804	82	3,365	83

Total temporarily impaired securities	$2,191	3	15,028	302	17,219	305

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

The amortized costs and fair values of available-for-sale and held-to-maturity securities at December 31, 2007, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	2007
	Available-for-Sale		Held-to-Maturity
	Amortized costs	Fair values	Amortized costs	Fair values
Due in one year or less	$3,629	3,625	1,670	1,670
Due after one year through five years	6,147	6,159	2,204	2,245
Due after five years through ten years	1,011	1,026	301	298
Due after ten years	500	499	—	—

	11,287	11,309	4,175	4,213
Mortgage-backed securities	4,132	4,101	—	—

Totals	$15,419	15,410	4,175	4,213

Securities with amortized costs of approximately $4,221 and $4,160 (fair values of $4,209 and $4,122, respectively) as of December 31, 2007 and 2006, respectively, were pledged as collateral.

(4)	Loans

A summary of loans at December 31, 2007 and 2006 follows:

	2007	2006
Real estate loans:
Residential	$75,579	68,540
Other	92,102	72,797
Loans to individuals for household, family and other consumer expenditures	46,834	46,360
Commercial and industrial loans	19,909	21,694
All other loans	240	454

Total loans, gross	234,664	209,845
Less unearned income and fees	(192)	(214)

Loans, net of unearned income and fees	234,472	209,631
Less allowance for loan losses	(1,720)	(1,770)

Loans, net	$232,752	207,861

Non-accrual loans amounted to approximately $634, $255 and $421 at December 31, 2007, 2006 and 2005 respectively. Interest income that would have been earned on non-accrual loans if they had been current in accordance with their original terms and the recorded interest that was included in income on these loans was not significant for 2007, 2006 and 2005. There were no commitments to lend additional funds to customers whose loans were on non-accrual status at December 31, 2007.

In the normal course of business, the Bank has made loans to executive officers and directors. At December 31, 2007, loans to executive officers and directors were approximately $523 compared to $507 at December 31, 2006. During 2007, new loans to executive officers and directors amounted to approximately $215 and repayments amounted to approximately $199. Loans to companies in which executive officers and directors have an interest amounted to approximately $567 and $1,190 at December 31, 2007 and 2006, respectively. All such loans were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated persons, and, in the opinion of management, do not involve more than normal risk or present other unfavorable features.

Activity in the allowance for loan losses for the years ended December 31, 2007, 2006 and 2005 is summarized as follows:

	2007	2006	2005
Balances at beginning of year	$1,770	1,508	1,502
Provision for loan losses	462	339	230
Loans charged off	(646)	(206)	(380)
Loan recoveries	134	129	156

Balances at end of year	$1,720	1,770	1,508

At December 31, 2007, 2006 and 2005, the recorded investment in loans for which impairment has been identified totaled approximately $634, $255 and $421, respectively, with corresponding valuation allowances of approximately $110, $3 and $66, respectively. The average recorded investment in impaired loans receivable during 2007, 2006 and 2005 was approximately $445, $333 and $389, respectively. Interest income recognized on a cash basis on impaired loans during 2007, 2006 and 2005 was approximately $61, $15 and $3 respectively.

(5)	Bank Premises and Equipment

Bank premises and equipment, net were comprised of the following as of December 31, 2007 and 2006:

	2007	2006
Land improvements	$420	420
Buildings	4,628	4,628
Equipment, furniture and fixtures	3,371	3,002

	8,419	8,050
Less accumulated depreciation	(4,350)	(3,937)

	4,069	4,113
Land	1,151	1,151

Bank premises and equipment, net	$5,220	5,264

(6)	Deposits

A summary of deposits at December 31, 2007 and 2006 follows:

	2007	2006
Noninterest-bearing demand deposits	$27,244	23,631
Interest-bearing:
Savings	47,850	44,794
NOW accounts	27,020	25,004
Time deposits – under $ 100,000	109,824	98,330
Time deposits – $100,000 and over	39,928	39,058

Total interest-bearing deposits	224,622	207,186

Total deposits	$251,866	230,817

At December 31, 2007, the scheduled maturity of time deposits is as follows: $95,067 in 2008; $33,064 in 2009; $14,352 in 2010; $4,685 in 2011 and $2,584 in 2012.

In the normal course of business, the Bank has received deposits from executive officers and directors. At December 31, 2007 and 2006, deposits from executive officers and directors were approximately $3,755 and $2,426, respectively. All such deposits were received in the ordinary course of business on substantially the same terms and conditions, including interest rates, as those prevailing at the same time for comparable transactions with unrelated persons.

(7)	Employee Benefit Plans

The Bank maintains a noncontributory defined benefit pension plan that covers substantially all of its employees. Benefits are computed based on employees’ average final compensation and years of credited service. Pension expense amounted to approximately $329, $244 and $293 in 2007, 2006 and 2005, respectively. The change in benefit obligation, change in plan assets and funded status of the pension plan at September 30, 2007, 2006 and 2005 (most recent information available) and pertinent assumptions are as follows:

The remainder of this page intentionally left blank.

	Pension Benefits
	2007	2006	2005
Change in Benefit Obligation
Benefit obligation at beginning of year	$4,907	5,111	4,571
Service cost	363	299	301
Interest cost	293	294	274
Actuarial (gain) loss	(29)	(109)	72
Benefits paid	(94)	(688)	(107)

Benefit obligation at end of year	$5,440	4,907	5,111

Change in Plan Assets
Fair value of plan assets at beginning of year	4,911	4,383	3,741
Actual return on plan assets	674	416	553
Employer contribution	—	800	196
Benefit paid	(94)	(688)	(107)

Fair value of plan assets at end of year	$5,491	4,911	4,383

Funded Status at the End of the Year	51	4	(728)
Amounts Recognized in the Balance Sheet
Other liabilities, accrued pension	—	—	—
Other assets, prepaid pension	$51	4	—

Amounts Recognized in Accumulated Other Comprehensive Income Net of Tax Effect
Unrecognized net actuarial loss	98	334	—
Prior service cost	10	13	—
Net obligation in transition	7	10	—

Benefit obligation included in accumulated other comprehensive income	$115	357	—

Funded Status
Benefit obligation	(5,440)	(4,907)	(5,111)
Fair value of assets	5,491	4,911	4,383
Unrecognized net actuarial (gain) loss	149	505	667
Unrecognized net obligation at transition	11	15	25
Unrecognized prior service cost	15	20	20

(Accrued)/prepaid benefit cost included in the balance sheet	$226	544	(16)

Components of Net Periodic Benefit Cost
Service cost	363	299	301
Interest cost	293	294	274
Expected return on plan assets	(348)	(372)	(318)
Amortization of prior service cost	5	5	5
Amortization of net obligation at transition	4	4	4
Recognized net actuarial (gain)/ loss	1	10	22

Net periodic benefit cost	$318	240	288

	Pension Benefits
	2007	2006	2005
Weighted Average Assumptions as of September 30:
Discount rate	6.25%	6.00%	5.75%
Expected long-term return on plan assets	8.50%	8.50%	8.50%
Rate of compensation increase	5.00%	5.00%	5.00%

	Pension Benefits
	2007	2006	2005
Other Changes in Plan Assets and Benefit Obligation
Recognized in Other Comprehensive
Income Net of Tax Effect
Net (gain)/loss	$(236)	334	—
Prior service cost	—	13	—
Amortization of prior service cost	(3)	—	—
Net obligation at transition	—	10	—
Amortization of net obligation at transition	(3)	—	—

Total recognized in other comprehensive income	$(242)	357	—

Total Recognized in Net Periodic Benefit Cost and Other Comprehensive Income	$76	597	289

The estimated portion of prior service cost and net transition obligation included in accumulated other comprehensive income that will be recognized as a component of net periodic pension cost over the next fiscal year are $5 and $4, respectively.

The Company selects the expected long-term rate-of-return-on-assets assumption in consultation with its investment advisors and actuary. This rate is intended to reflect the average rate of return expected to be earned on the funds invested or to be invested to provide plan benefits. Historical performance is reviewed – especially with respect to real rates of return (net of inflation) – for the major asset classes held or anticipated to be held by the trust, and for the trust itself. Undue weight is not given to recent experience, which may not continue over the measurement period; and higher significance is placed on current forecasts of future long-term economic conditions.

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

The components of net pension benefit cost under the plan for the years ended December 31, 2007, 2006 and 2005 is summarized as follows:

	Pension Benefits
	2007	2006	2005
Service cost	$363	299	301
Interest cost	293	294	274
Expected return on plan assets	(348)	(372)	(317)
Net amortization	9	8	9
Recognized net actuarial loss	1	10	22

Net pension benefit cost	$318	239	289

Projected Benefit Payments

The projected benefit payments under the plan are summarized as follows for the years ending September 30:

2008	$42
2009	42
2010	44
2011	171
2012	179
2013-2017	1,364

Plan Asset Allocation

The pension plan’s weighted-average asset allocations at September 30, 2007 and 2006, by asset category, are as follows:

	Plan Assets at September 30,
	2007	2006
Asset Category:
Mutual funds – fixed income	22%	21%
Mutual funds – equity	74%	71%
Cash and Equivalents	4%	8%

Total	100%	100%

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

Contributions

The Company expects to contribute $243 to its pension plan in 2008.

The Company also has a 401(k) plan for which the Company does not currently match employee contributions to the plan.

(8)	Income Taxes

Income tax expense attributable to income before income tax expense for the years ended December 31, 2007 and 2006 is summarized as follows:

	2007	2006	2005
Current	$1,311	955	692
Deferred	(84)	161	184

Total income tax expense	$1,227	1,116	876

Reported income tax expense for the years ended December 31, 2007, 2006 and 2005 differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to income before income tax expense as a result of the following:

	2007	2006	2005
Computed “expected” income tax expense	$1,301	1,199	1,014
Increase (reduction) in income tax expense resulting from:
Tax-exempt interest	(93)	(102)	(138)
Disallowance of interest expense	14	13	13
Other, net	5	6	(13)

Reported income tax expense	$1,227	1,116	876

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2007 and 2006 are as follows:

	2007	2006
Deferred tax assets:
Loans, principally due to allowance for loan losses	$447	481
Net unrealized losses on available-for-sale securities	3	55
Unrecognized net actuarial loss and prior service cost	52	—
Loans, due to unearned fees, net	35	38
Other	78	67

Total gross deferred tax assets	615	641

Deferred tax liabilities:
Bank premises and equipment, due to differences in depreciation	(151)	(153)
Accrued pension, due to actual pension contributions in excess of accrual for financial reporting purposes	(77)	(183)
Other	(83)	(85)

Total gross deferred tax liabilities	(311)	(421)

Net deferred tax asset, included in other assets	$304	220

The Bank has determined that a valuation allowance for the gross deferred tax assets is not necessary at December 31, 2007, 2006 and 2005, since realization of the entire gross deferred tax assets can be supported by the amounts of taxes paid during the carryback periods available under current tax laws.

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

Financial instruments whose contract amounts represent credit risk:

	Contract amounts at December 31,
	2007	2006
Commitments to extend credit	$45,762	60,883

Standby letters of credit	$875	2,014

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

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including bond financing and similar transactions. Unless renewed, substantially all of the Bank’s standby letters of credit commitments at December 31, 2007 will expire within one year. Management does not anticipate any material losses as a result of these transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

(10)	Concentrations of Credit Risk

The Bank grants commercial, residential, consumer and agribusiness loans to customers primarily in the central Virginia area. The Bank has a diversified loan portfolio that is not dependent upon any particular economic sector. As a whole, the portfolio could be affected by general economic conditions in the central Virginia region.

The Bank’s commercial and real estate loan portfolios are diversified, with no significant concentrations of credit. The installment loan portfolio consists of consumer loans primarily for automobiles and other personal property. Overall, the Bank’s loan portfolio is not concentrated within a single industry or group of industries, the loss of any one or more of which would generate a materially adverse impact on the business of the Bank.

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

(11)	Dividend Restrictions and Capital Requirements

Bankshares’ principal source of funds for dividend payments is dividends received from its subsidiary Bank. For the years ended December 31, 2007 and 2006, dividends from the subsidiary Bank totaled $743 and $855, respectively.

Substantially all of Bankshares’ retained earnings consist of undistributed earnings of its subsidiary Bank, which are restricted by various regulations administered by federal banking regulatory agencies. Under applicable federal laws, the Comptroller of the Currency restricts, without prior approval, the total dividend payments of the Bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits for the two preceding years. At December 31, 2007, retained net profits of the Bank that were free of such restriction approximated $5,642.

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

Quantitative measures established by regulation to ensure capital adequacy require Bankshares and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2007, that Bankshares and the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2007, the most recent notification from Office of the Comptroller of the Currency categorized Bankshares and the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized,” Bankshares and the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed Bankshares and the Bank’s category.

Bankshares and the Bank’s actual capital amounts and ratios are presented in the table below.

	Actual		For Capital Adequacy Purposes		To Be “Well Capitalized” Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2007:
Total Capital
(to Risk Weighted Assets):
Bankshares consolidated	$28,077	11.24%	$19,990	8.0%	$	N/A	N/A
Bank	27,852	11.15%	19,949	8.0%		23,938	10.0%
Tier 1 Capital
(to Risk Weighted Assets):
Bankshares consolidated	26,357	10.55%	9,995	4.0%		N/A	N/A
Bank	26,132	10.46%	9,974	4.0%		11,966	6.0%
Tier 1 Capital (Leverage)
(to Average Assets):
Bankshares consolidated	26,357	9.54%	9,995	4.0%		N/A	N/A
Bank	26,132	9.45%	11,059	4.0%		11,170	5.0%

	Actual		For Capital Adequacy Purposes		To Be “Well Capitalized” Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2006:
Total Capital
(to Risk Weighted Assets):
Bankshares consolidated	$26,197	10.64%	$19,824	8.0%	$	N/A	N/A
Bank	25,979	10.55%	19,706	8.0%		24,633	10.0%
Tier 1 Capital
(to Risk Weighted Assets):
Bankshares consolidated	24,427	9.92%	9,864	4.0%		N/A	N/A
Bank	24,209	9.83%	9,853	4.0%		14,780	6.0%
Tier 1 Capital (Leverage)
(to Average Assets):
Bankshares consolidated	24,427	9.80%	9,980	4.0%		N/A	N/A
Bank	24,209	9.71%	9,977	4.0%		12,471	5.0%

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

(e)	Commitments to Extend Credit and Standby Letters of Credit

The only amounts recorded for commitments to extend credit and standby letters of credit are the deferred fees arising from these unrecognized financial instruments. These deferred fees are not deemed significant at December 31, 2007 and 2006, and as such, the related fair values have not been estimated. The carrying amounts and approximate fair values of the Company’s financial instruments are as follows at December 31, 2007 and 2006:

	Carrying amounts	Approximate fair values	Carrying amounts	Approximate fair values
Financial assets:
Cash and due from banks	$6,782	6,782	5,948	5,948
Federal funds sold	11,562	11,562	8,638	8,638
Securities:
Available-for-sale	15,460	15,460	19,221	19,221
Held-to-maturity	4,175	4,204	5,645	5,673
Federal Reserve Bank Stock	75	75	75	75
Federal Home Loan Bank Stock	476	476	481	481
Loans, net of unearned income and fees	234,472	238,810	209,631	206,740

Total financial assets	$273,002	277,369	249,639	246,776

Financial liabilities:
Deposits	$251,866	254,217	230,817	230,615
Note payable to Federal Home Loan Bank	—	—	100	100

Total financial liabilities	$251,866	254,217	230,917	230,715

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

(13)	Parent Company Financial Information

Condensed financial information of Bankshares (Parent) is presented below:

Condensed Balance Sheets

	December 31,
	2007	2006
Assets
Cash due from subsidiary	$27	30
Investment in subsidiary, at equity	26,666	24,642
Other assets	259	218

Total assets	$26,952	24,890

Liabilities and Stockholders’ Equity
Other liabilities	$21	40

Stockholders’ equity (notes 11 and 14):
Common stock of $3 par value. Authorized 3,000,000 shares; issued and outstanding 1,485,089 shares in 2007 and 1,459,589 shares in 2006	4,455	4,379
Capital surplus	795	604
Retained earnings	21,687	19,973
Accumulated other comprehensive income (loss), net	(6)	(106)

Total stockholders’ equity	26,931	24,850
Commitments, contingencies and other matters (notes 9, 10 and 11)	—	—

Total liabilities and stockholders’ equity	$26,952	24,890

Condensed Statements of Income

	Years ended December 31,
	2007	2006	2005
Income:
Dividends from subsidiary (note 11)	$743	855	780
Expenses:
Other expenses	97	85	68

Income before income tax benefit and equity in undistributed net income of subsidiary	646	770	712
Applicable income tax benefit	33	29	34

Income before equity in undistributed net income of subsidiary	679	799	746
Equity in undistributed net income of subsidiary	1,921	1,613	1,361

Net income	$2,600	2,412	2,107

Condensed Statements of Cash Flows

	Years ended December 31,
	2007	2006	2005
Cash flows from operating activities:
Net income	$2,600	2,412	2,107
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiary	(1,921)	(1,613)	(1,361)
Increase in other assets	(32)	(38)	(34)

Net cash provided by operating activities	647	761	712

Cash flows from financing activities:
Proceeds from issuance of common stock	255	30	19
Cash dividends paid	(887)	(803)	(715)
Increase (decrease) in other liabilities	(18)	20	(1)

Net cash used in financing activities	(650)	(753)	(697)

Net increase (decrease) in cash due from subsidiary	(3)	8	15
Cash due from subsidiary, beginning of year	30	22	7

Cash due from subsidiary, end of year	$27	30	22

(14)	Stock Options

The Company has two incentive stock option plans. The 1997 Incentive Stock Plan (the 1997 Plan), pursuant to which the Company’s Board of Directors may grant stock options to officers and key employees, was effective as of May 1, 1997. The 1997 Plan authorizes grants of options to purchase up to 50,000 shares of the Company’s authorized, but unissued common stock. Accordingly, 50,000 shares of authorized, but unissued common stock were reserved for use in the 1997 Plan. All stock options are granted with an exercise price equal to the stock’s fair market value at the date of grant. At December 31, 2007, there were no additional shares available for grant under the 1997 Plan as the plan expired on May 1, 2007.

The 2004 Incentive Stock Plan (the 2004 Plan), pursuant to which the Company’s Board of Directors may grant stock options to officers and key employees, was approved by shareholders on April 13, 2004 and became effective as of May 1, 2004. The 2004 Plan authorizes grants of options to purchase up to 100,000 shares of the Company’s authorized, but unissued common stock. Accordingly, 100,000 shares of authorized, but unissued common stock were reserved for use in the 2004 Plan. All stock options are granted with an exercise price equal to the stock’s fair market value at the date of the grant. At December 31, 2007, there were 100,000 shares available for grant under the 2004 Plan.

Stock options generally have 10-year terms, vest at the rate of 20% per year, and become fully exercisable five years from the date of grant.

During 2007, 25,500 stock options were exercised. During 2006, no stock options were exercised. During 2005, 1,300 stock options were exercised. During 2007, 2006 and 2005, there were no options granted to employees.

A summary of the status of the Bank’s unvested stock awards as of December 31, 2007 and changes during the year then ended is presented below:

Unvested Stock Awards	Shares	Weighted Average Grant Date Fair Value
Unvested at January 1, 2007	1,500	$3.08
Granted	—	—
Vested	(1,500)	3.08
Forefeitures	—	—

Unvested at December 31, 2007	0	—

At December 31, 2007, options for 9,500 shares were exercisable at an exercise price of $14.00 per share, and 7,500 shares were exercisable at an exercise price of $14.75 per share. As of December 31, 2007, there was no unrecognized compensation costs related to unvested stock options. Stock option activity during the years ended December 31, 2007 and 2006 is as follows:

	Number of shares	Weighted average exercise price
Balance at December 31, 2005	42,500	$11.78
Forfeited/Exercised	—	—
Granted	—	—
Balance at December 31, 2006	42,500	$11.78
Forfeited	—	—
Exercised	25,500	$10.08
Granted	—	—
Balance at December 31, 2007	17,000	$14.33

The following table summarizes information about stock options outstanding at December 31, 2007:

	Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding at 12/31/07	Weighted- Average Remaining Contractual Life (in years)	Weighted- Average Exercise Price	Number Exercisable at 12/31/2007	Weighted- Average Exercise Price
$ 14.00	9,500	3.5	$14.00	9,500	$14.00
14.75	7,500	4.6	14.75	7,500	14.75

	17,000	4.0	$14.33	17,000	$14.33

The aggregate intrinsic value of options outstanding was approximately $95, options exercisable was approximately $95, and options unvested and expected to vest was approximately $0 at December 31, 2007.

The total intrinsic value (market value on date of exercise less exercise price) of options exercised during the years ended December 31, 2007, 2006 and 2005 totaled $303, $0 and $4 respectively.

(15)	Goodwill and Other Intangible Assets

Included in other assets is goodwill of $539 as of December 31, 2007 and 2006. There was no change in the carrying amount of goodwill of $539 for the years ended December 31, 2007 and 2006.

(16)	Quarterly Results of Operations (Unaudited)

The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 2007 and 2006:

	2007
	First quarter	Second quarter	Third quarter	Fourth quarter
Income statement data:
Interest income	$4,343	4,574	4,706	4,736
Interest expense	1,930	2,049	2,081	2,118

Net interest income	2,413	2,525	2,625	2,618
Provision for loan losses	73	118	86	185
Noninterest income	608	658	680	686
Noninterest expense	2,117	2,095	2,056	2,256
Income tax expense	263	310	377	277

Net income	$568	660	786	586

Per share data:
Basic net income per share	$0.39	0.44	0.53	0.40
Diluted net income per share	0.38	0.44	0.53	0.40
Cash dividends per share	0.15	0.15	0.15	0.15
Book value per share	16.97	17.13	17.59	18.06

	2006
	First quarter	Second quarter	Third quarter	Fourth quarter
Income statement data:
Interest income	$3,578	3,781	4,015	4,243
Interest expense	1,412	1,498	1,675	1,840

Net interest income	2,166	2,283	2,340	2,403
Provision for loan losses	65	81	94	99
Noninterest income	561	666	628	645
Noninterest expense	1,823	1,949	1,955	2,098
Income tax expense	263	295	290	268

Net income	$576	624	629	583

Per share data:
Basic net income per share	$0.39	0.43	0.43	0.40
Diluted net income per share	0.39	0.42	0.43	0.40
Cash dividends per share	0.13	0.13	0.14	0.15
Book value per share	16.14	16.30	16.75	16.78

	2005
	First quarter	Second quarter	Third quarter	Fourth quarter
Income statement data:
Interest income	$2,933	3,061	3,207	3,469
Interest expense	1,053	1,074	1,209	1,352

Net interest income	1,880	1,987	1,998	2,117
Provision for loan losses	60	82	65	23
Noninterest income	549	637	655	555
Noninterest expense	1,699	1,781	1,831	1,855
Income tax expense	193	224	229	230

Net income	$477	537	528	564

Per share data:
Basic net income per share	$0.33	0.37	0.36	0.39
Diluted net income per share	0.32	0.36	0.36	0.38
Cash dividends per share	0.12	0.12	0.12	0.13
Book value per share	15.25	15.60	15.75	15.91

Management’s Report on Internal Control over Financial Reporting.

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. The Company’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control – Integrated Framework. Based on this assessment, our management concluded that, as of December 31, 2007, the Company’s internal control over financial reporting was effective based on those criteria.

This annual report does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this annual report.

Changes in Internal Controls.

No changes in our internal control over financial reporting occurred during the quarter ended December 31, 2007 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Pinnacle Bankshares Corporation

Altavista, Virginia

We have audited the accompanying consolidated balance sheets of Pinnacle Bankshares Corporation and subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pinnacle Bankshares Corporation and subsidiary as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

Raleigh, North Carolina
March 3, 2008

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Officers of Pinnacle Bankshares Corporation
Robert H. Gilliam, Jr.	President, Chief Executive Officer
Carroll E. Shelton	Senior Vice President
Bryan M. Lemley	Secretary, Treasurer & Chief Financial Officer

Officers and Managers of The First National Bank of Altavista
Robert H. Gilliam, Jr.	President, Chief Executive Officer & Trust Officer
Carroll E. Shelton	Senior Vice President & Chief Credit Officer
Lucy H. Johnson	Senior Vice President & Data Processing Manager
Bryan M. Lemley	Vice President, Cashier & Chief Financial Officer
Aubrey H. Hall, III	Vice President & Chief Lending Officer
William J. Sydnor, II	Vice President & Branch Administration Officer
Judith A. Clements	Vice President & Director of Human Resources
Pamela R. Adams	Vice President & Loan Operations Manager
Thomas R. Burnett, Jr.	Vice President & Commercial Lending Officer
James M. Minear	Vice President & Commercial Real Estate Lending Officer
Tracie A. Robinson	Vice President & Mortgage Production Manager
Edgar R. Tuck	Vice President & Smith Mountain Lake Market Manager
John E. Tucker	Assistant Vice President & Investment Consultant
Albert N. Fariss	Assistant Vice President, Facilities/Purchasing Manager & Security Officer
Ronald C. Clay	Assistant Vice President & Recovery Manager
Brenda M. Eades	Assistant Vice President & Real Estate Loan Officer
Tarry R. Pribble	Assistant Vice President & Collection Manager
Tony J. Bowling	Assistant Vice President & Network Administrator
Christine A. Hunt	Assistant Vice President & Internal Auditor
Vicki G. Greer	Assistant Vice President & Financial Analyst
Marian E. Marshall	Assistant Vice President & Branch Manager (Old Forest)
Daniel R. Wheeler	Assistant Vice President & Branch Manager (Airport)
Shawn D. Stone	Assistant Vice President & Branch Manager (Main)
Vivian S. Brown	Assistant Vice President & Branch Manager (Forest)
Nancy J. Holt	Assistant Vice President & Branch Manager (Vista)
Janet H. Whitehead	Assistant Vice President & Branch Manager (Timberlake)
M. Amanda Ramsey	Assistant Vice President & Branch Manager(Amherst)
Calvin R. Short	Assistant Vice President & Dealer Finance Manager
Anita M. Jones	Loan Production Officer
Dianna C. Hamlett	Compliance Officer & Bank Secrecy Act Officer
Lisa M. Landrum	Dealer Finance Loan Officer
Lauren R. Michael	Training Officer
Barbara H. Caldwell	Assistant Branch Manager (Main)
Arin L. Brown	Retail Business Development Officer (Main)
Doris N. Trent	Retail Business Development Officer (Vista)
Andria C. Smith	Retail Business Development Officer (Airport)
Courtney M. Woody	Retail Business Development Officer (Timberlake)
Cynthia I. Gibson	Bookkeeping Manager
Jennifer L. Edgell	Investment Consultant

GILLIAM ELECTED TO THE BOARD OF DIRECTORS

OF THE FEDERAL RESERVE BANK OF RICHMOND

Robert H. Gilliam, Jr., President and Chief Executive Officer of Pinnacle Bankshares Corporation and its subsidiary, The First National Bank of Altavista, has been elected to the Board of Directors of The Federal Reserve Bank of Richmond. Mr. Gilliam is one of three bankers serving on the nine member board.

The Richmond Federal Reserve Bank serves the Fifth Federal Reserve District, one of twelve in the United States, with the district being comprised of the states of Virginia, West Virginia, Maryland, North Carolina, South Carolina and the District of Columbia. The Richmond Bank has branch offices in Baltimore, Maryland and Charlotte, North Carolina. Mr. Gilliam was elected to the board by Fifth District member banks.

Mr. Gilliam joined First National Bank of Altavista as Vice President in 1970 and become President and CEO in 1980. He served as an Assistant National Bank Examiner with the Comptroller of the Currency from 1967 until joining First National Bank.

Mr. Gilliam has been active in the Virginia Bankers Association throughout his banking career. He is currently Chairman of Bankers Investments Group, LLC, a broker/dealer owned by a consortium of community banks and managed by VBA Management Services, Inc. He has served as Chairman of the VBA Benefits Corporation, the VBA BankPac Committee and Group IV. Mr. Gilliam was President of the Virginia Bankers Association for 1995-1996. The Association presented Mr. Gilliam with its Legislative Action Award in 2006.

Mr. Gilliam has served as a member of the Government Relations Council and the BankPac Committee of the American Bankers Association and has been a Director of the Virginia Association of Community Banks.

On a community level, Mr. Gilliam is a Director of Altavista Life Saving & First Aid Crew, Inc. and holds a seat on the Altavista Industrial Development Authority. He is a member and past President of the Altavista Lions Club and a past President of the Altavista Area Chamber of Commerce. Mr. Gilliam was honored as the Altavista Area Chamber of Commerce Business Person of the Year for 2006. He has served as a Director of the Altavista Area YMCA and the Greater Lynchburg Community Trust. Mr. Gilliam is an active member and ordained elder of Altavista Presbyterian Church.

Mr. Gilliam received his bachelor degree in Economics and Business Administration from Guilford College, Greensboro, North Carolina, and is a graduate of the Virginia Bankers School of Bank Management at the University of Virginia.

Mr. Gilliam’s three year term on the Richmond Fed Board will run through December 31, 2010.

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Shareholder Information

PERFORMANCE GRAPH

The graph below compares total returns assuming reinvestment of dividends of Pinnacle Bankshares Common Stock, the NASDAQ Market Index, and an Industry Peer Group Index. The graph assumes $100 invested on December 31, 2002 in Pinnacle Bankshares Corporation Common Stock and in each of the indices. In 2007, the financial holding companies in the SIC Code Index consisted of 245 banks with the same standard industry code of 6022 as Pinnacle Bankshares Corporation.

ASSUMES $100 INVESTED ON DEC. 31, 2002

ASSUMES DIVIDEND REINVESTED

FISCAL YEAR ENDING DEC. 31, 2007

	Cumulative Total Returns For Fiscal Year Ending
	2002	2003	2004	2005	2006	2007
Pinnacle Bankshares Corporation	100.00	123.04	137.32	147.80	159.87	147.46
SIC Code Index 6022	100.00	130.40	141.81	139.44	158.68	141.53
NASDAQ Market Index	100.00	150.36	163.00	166.58	183.68	201.91

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Shareholder Information

Annual Meeting

The 2008 Annual Meeting of Shareholders will be held on April 8, 2008, at 11:30 a.m. at the Fellowship Hall of Altavista Presbyterian Church, located at 707 Broad Street, Altavista, Virginia.

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

	2007			2006
	High	Low	Dividends	High	Low	Dividends
First Quarter	$28.00	$22.10	$0.15	$22.00	$21.00	$0.13
Second Quarter	$25.90	$22.70	$0.15	$23.00	$21.05	$0.13
Third Quarter	$24.60	$23.80	$0.15	$22.00	$20.05	$0.14
Fourth Quarter	$24.75	$19.91	$0.15	$25.40	$20.75	$0.15

Each share of Common Stock is entitled to participate equally in dividends, which are payable as and when determined by the Board of Directors after consideration of the earnings, general economic conditions, the financial condition of the business and other factors as might be appropriate. The Company’s ability to pay dividends is dependent upon its receipt of dividends from its subsidiary. Prior approval from the Comptroller of the Currency is required if the total of all dividends declared by a national bank, including the proposed dividend, in any calendar year will exceed the sum of the Bank’s net profits for that year and its retained net profits for the preceding two calendar years, less any required transfers to surplus. This limitation has not had a material impact on the Bank’s ability to declare dividends during 2007 and 2006 and is not expected to have a material impact during 2008.

As of December 31, 2007, there were approximately 377 shareholders of record of Bankshares’ Common Stock.

Requests for Information

Requests for information about the Company should be directed to Bryan M. Lemley, Secretary, Treasurer and Chief Financial Officer, P.O. Box 29, Altavista, Virginia 24517, telephone (434) 369-3000. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, will be furnished without charge to shareholders upon written request after March 31, 2008.

Shareholders seeking information regarding lost certificates and dividends should contact Registrar and Transfer Company in Cranford, New Jersey, telephone (800) 368-5948. Please submit address changes in writing to:

Registrar and Transfer Company

Investor Relations Department

10 Commerce Drive

Cranford, New Jersey 07016-9982