Form 10-K, Exhibit 13
period 2008-12-31
PINNACLE BANKSHARES CORP
filed 2009-03-27
CIK 1031233

EXHIBIT 13

PINNACLE BANKSHARES
CORPORATION

2008 ANNUAL REPORT

A. Willard Arthur

Retired Chairman and Secretary

Marvin V. Templeton & Sons, Inc.

James E. Burton, IV

Vice President, Operations

Marvin V. Templeton & Sons, Inc.

John P. Erb

Assistant Superintendent

Campbell County Schools

Robert H. Gilliam, Jr.

President & CEO

First National Bank

Pinnacle Bankshares Corporation

Thomas F. Hall

President

George E. Jones & Sons, Inc.

R. B. Hancock, Jr.

President & Owner

R.B.H., Inc.

James P. Kent, Jr.

Partner

Kent & Kent, P.C.

William F. Overacre

Broker/Owner

RE/MAX 1st Olympic, REALTORS

Carroll E. Shelton

Senior Vice President

First National Bank

Pinnacle Bankshares Corporation

John L. Waller

Owner & Operator

Waller Farms, Inc.

Michael E. Watson

Controller

Flippin, Bruce & Porter, Inc.

Front Cover: Our Amherst Office

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Shareholder Information	63 and IBC

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

First National Bank Office Locations

ALTAVISTA

MAIN OFFICE

622 Broad Street

Altavista, Virginia 24517

Telephone: (434) 369-3000

VISTA OFFICE

1301 N. Main Street

Altavista, Virginia 24517

Telephone: (434) 369-3001

LYNCHBURG

AIRPORT OFFICE

14580 Wards Road

Lynchburg, Virginia 24502

Telephone: (434) 237-3788

TIMBERLAKE OFFICE

20865 Timberlake Road

Lynchburg, Virginia 24502

Telephone: (434) 237-7936

OLD FOREST ROAD OFFICE

3309 Old Forest Road

Lynchburg, Virginia 24501

Telephone: (434) 385-4432

FOREST

FOREST OFFICE

14417 Forest Road

Forest, Virginia 24551

Telephone: (434) 534-0451

AMHERST

AMHERST OFFICE

130 South Main Street

Amherst, Virginia 24521

Telephone: (434) 946-7814

RUSTBURG

RUSTBURG OFFICE

1033 Village Highway

Rustburg, Virginia 24588

Telephone: (434) 332-1742

SMITH MOUNTAIN LAKE

LOAN PRODUCTION OFFICE

74 Scruggs Road, Suite 102

Moneta, Virginia 24121

Telephone: (540) 719-0193

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Officers of Pinnacle Bankshares Corporation
Robert H. Gilliam, Jr.	President, Chief Executive Officer
Carroll E. Shelton	Senior Vice President
Bryan M. Lemley	Secretary, Treasurer & Chief Financial Officer

Officers and Managers of The First National Bank of Altavista
Robert H. Gilliam, Jr.	President, Chief Executive Officer & Trust Officer
Aubrey H. Hall, III	Executive Vice President & Chief Lending Officer
Carroll E. Shelton	Senior Vice President & Chief Credit Officer
Lucy H. Johnson	Senior Vice President & Data Processing Manager
Bryan M. Lemley	Vice President, Cashier & Chief Financial Officer
William J. Sydnor, II	Vice President & Branch Administration Officer
Judith A. Clements	Vice President & Director of Human Resources
Pamela R. Adams	Vice President & Loan Operations Manager
Thomas R. Burnett, Jr.	Vice President & Commercial Lending Officer
James M. Minear	Vice President & Commercial Real Estate Lending Officer
Tracie A. Robinson	Vice President & Mortgage Production Manager
Edgar R. Tuck	Vice President & Smith Mountain Lake Market Manager
Tony J. Bowling	Vice President & Network Administrator
Daniel R. Wheeler	Vice President & Branch Manager (Airport)
Shawn D. Stone	Vice President & Branch Manager (Main)
Calvin R. Short	Vice President & Dealer Finance Manager
John E. Tucker	Assistant Vice President & Investment Consultant
Albert N. Fariss	Assistant Vice President, Facilities/Purchasing Manager & Security Officer
Brenda M. Eades	Assistant Vice President & Real Estate Loan Officer
Tarry R. Pribble	Assistant Vice President & Collection and Recovery Manager
Vicki G. Greer	Assistant Vice President & Financial Analyst
Marian E. Marshall	Assistant Vice President & Branch Manager (Old Forest)
Vivian S. Brown	Assistant Vice President & Branch Manager (Forest)
Nancy J. Holt	Assistant Vice President & Branch Manager (Vista)
Janet H. Whitehead	Assistant Vice President & Branch Manager (Timberlake)
M. Amanda Ramsey	Assistant Vice President & Branch Manager (Amherst)
Charlene A. Thompson	Assistant Vice President & Branch Manager (Rustburg)
Christine A. Hunt	Internal Auditor
Anita M. Jones	Loan Production Officer
Dianna C. Hamlett	Compliance Officer & Bank Secrecy Act Officer
Lisa M. Landrum	Dealer Finance Loan Officer
Lauren R. Michael	Training Officer
Barbara H. Caldwell	Assistant Branch Manager and Loan Officer(Main)
Arin L. Brown	Retail Business Development Officer (Main)
Doris N. Trent	Retail Business Development Officer (Vista)
Andria C. Smith	Retail Business Development Officer (Main)
Courtney M. Woody	Retail Business Development Officer (Timberlake)
Cathy C. Simms	Retail Business Development Officer (Airport)
Melissa L. Collins	Retail Business Development Officer (Forest)
Melissa T. Campbell	Retail Business Development Officer (Old Forest)
Cynthia I. Gibson	Bookkeeping Manager
Jennifer L. Edgell	Investment Consultant

TO OUR SHAREHOLDERS, CUSTOMERS AND FRIENDS:

In reviewing the annual report letter written one year ago, it is interesting to note the following comments: “Based upon weakness in the economy and the Federal Reserve’s lowering of interest rates in an attempt to stimulate the economy, we anticipate that 2008 will be a challenging year for us from the standpoint of both asset quality and earnings.” “We will manage through this environment but may incur some set- backs along the way.”

How prophetic those comments turned out to be, yet it is hard to imagine that many people could have visualized in February 2008 the full extent of the economic and financial downturn that we are currently experiencing. These are clearly historic times in which we are now operating, emanating from a bursting of the housing bubble leading to a devaluing of mortgage related assets which has resulted in the demise of a number of financial companies with household names.

2008 was certainly an ideal time to be delivering the message of stability and strength associated with a company celebrating its 100th anniversary and we have sought every opportunity to promote First National Bank in this light. First National Bank is in fact strong and stable and continues to be well capitalized. The setback we have incurred is a decline in our earnings in 2008 and an expectation that 2009 earnings will also be negatively impacted as there are currently no signs of change in factors that could result in a return to historical earning levels.

Net income for 2008 was $306,000 following record high earnings of $2,600,000 for 2007. The most obvious impact on net income for 2008 was a provision for loan losses of $2,881,000 compared with a provision of $462,000 for 2007. $2,338,000 of the 2008 provision occurred in the fourth quarter as evidence of non-performing loans became more apparent. With a decline in credit quality trends, we have utilized the current environment as an opportunity to boost our loan loss reserve to a level more reflective of peer averages. Less obvious, but also having a dramatic impact on earnings, was a decline in net interest margin from 4.02% for 2007 to 3.60% for 2008. Net interest margin for the month of December, 2008 was 3.22% compared with 3.98% for the month of December, 2007. The effect of the lower net interest margin in 2008 on net income was somewhat mitigated by higher loan volume.

Balance sheet growth continued to be strong in 2008 as total assets rose by 14.77% to $321,243,000, deposits grew 14.04% to $287,233,000 and net loans increased 19.96% to $279,199,000.

Stockholders’ equity was $24,919,000 at year-end 2008, a decline of 7.07% from year-end 2007. The decrease in total stockholders’ equity was driven by a dividend payout which exceeded net income and by an after tax unrealized loss of $1,397,000 resulting from a decline in value of the Company’s defined benefit retirement plan assets. This loss is reflected in accumulated other comprehensive income (loss) and does not flow through the Company’s income statement.

After thirty-one consecutive years of an increase in the cash dividend rate, the cash dividend rate for 2008 remained the same as for 2007 at $0.60 per share. As you know by now, the quarterly cash dividend declared in January, 2009 and paid in February, 2009 was reduced from $0.15 per share to $0.10 per share.

The Company utilized lines of credit in 2008 for liquidity and capital purposes. A line of credit for liquidity purposes in the amount of $17,000,000 with the Federal Home Loan Bank of Atlanta was utilized in the amount of $15,000,000 in the second quarter of 2008. The balance outstanding on this line as of December 31, 2008 was $5,000,000. As of this writing, the line is unfunded. In the fourth quarter of 2008, Pinnacle Bankshares Corporation established a line of credit with Community Bankers Bank, Richmond, in the amount of $5,000,000 for the purpose of injecting capital into First National Bank. This line of credit was funded at $1,000,000 as of December 31, 2008 and continues to be funded at that level currently. Both of these lines of credit will assist with managing the continued growth of the Company.

In November, 2008, Mr. Thomas F. Hall was appointed to the Boards of Directors of both Pinnacle Bankshares Corporation and First National Bank. Mr. Hall is a long time resident of Amherst County and proven business leader in Region 2000. He is a positive addition to our boards and the Company will benefit from his leadership and representation of the Amherst County market. Mr. Hall’s continuing service on the Pinnacle Bankshares board is subject to his election at the 2009 Annual Meeting of Shareholders.

On January 19, 2009, First National Bank lost a friend and colleague, Deborah D. Howell, to cancer at the age of forty-one. Deborah was an acknowledged authority on mortgage loan processing and had been an integral part of the bank family for the last four years. Deborah exhibited a positive attitude and never backed down from a challenge. In the end, cancer was one of the few challenges she could not overcome. In addition to her bank family, she leaves behind her parents, husband and two young sons. We miss Deborah and dedicate this annual report to her memory.

As we move forward in 2009, our focus is on monitoring and managing credit quality, while at the same time continuing to accommodate the legitimate credit needs of our established consumer and business customers. We are pleased to have opened our newest branch office in Rustburg last month and look forward to the positive contributions this office will make to our performance in the future. Please stop by for a visit.

Your support as shareholders, customers and friends during this challenging period in history has never been more important and for your support we are most appreciative. We invite you to join us for our Annual Meeting of Shareholders to be held at 11:30 a.m., Tuesday, April 14, 2009 in the Fellowship Hall of Altavista Presbyterian Church, 707 Broad Street, Altavista, Virginia.

Robert H. Gilliam, Jr.

President and Chief Executive Officer

March 3, 2009

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

Selected Consolidated Financial Information

(In thousands, except ratios, share and per share data)

	Years ended December 31,
	2008	2007	2006	2005	2004
Income Statement Data:
Net interest income	$10,209	10,181	9,192	7,983	7,400
Provision for loan losses	2,881	462	339	230	223
Noninterest income	2,896	2,632	2,500	2,396	2,255
Noninterest expenses	9,846	8,524	7,825	7,166	6,901
Income tax expense	72	1,227	1,116	876	712
Net income	306	2,600	2,412	2,107	1,819
Per Share Data:
Basic net income	$0.21	1.76	1.65	1.44	1.25
Diluted net income	0.21	1.75	1.64	1.43	1.23
Cash dividends	0.60	0.60	0.55	0.49	0.45
Book value	16.78	17.95	16.66	15.91	15.24
Weighted-Average Shares Outstanding:
Basic	1,485,089	1,479,689	1,459,007	1,458,615	1,457,406
Diluted	1,488,213	1,489,377	1,471,806	1,476,288	1,473,442
Balance Sheet Data:
Assets	$321,243	279,913	256,421	233,490	219,813
Loans, net	279,199	232,752	207,861	181,268	158,846
Securities	13,931	19,635	24,866	29,261	34,224
Cash and cash equivalents	15,926	18,344	14,586	13,814	17,336
Deposits	287,233	251,866	230,817	209,246	196,639
Stockholders’ equity	24,919	26,816	24,492	23,212	22,207
Performance Ratios:
Return on average assets	0.10%	0.97%	1.00%	0.94%	0.86%
Return on average equity	1.14%	10.17%	10.10%	9.29%	8.33%
Dividend payout	291.50%	34.12%	33.25%	33.93%	36.06%
Asset Quality Ratios:
Allowance for loan losses to total loans, net of unearned income and fees	1.40%	0.73%	0.84%	0.83%	0.94%
Net charge-offs to average loans, net of unearned income and fees	0.24%	0.23%	0.04%	0.13%	0.16%
Capital Ratios:
Leverage	8.28%	9.54%	9.80%	9.88%	9.85%
Risk-based:
Tier 1 capital	9.20%	10.55%	9.92%	10.54%	10.98%
Total capital	10.45%	11.24%	10.64%	11.23%	11.75%
Average equity to average assets	8.97%	9.51%	9.91%	10.07%	10.32%

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(in thousands, except ratios, share and per share data)

Cautionary Statement Regarding Forward-Looking Statements

The following discussion is qualified in its entirety by the more detailed information and the consolidated financial statements and accompanying notes appearing elsewhere in this Annual Report. In addition to the historical information contained herein, this Annual Report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of management, are generally identifiable by use of words such as “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “may,” “will” or similar expressions. Although we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these plans, intentions, or expectations will be achieved. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and actual results, performance or achievements could differ materially from those contemplated. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates; declining collateral values; general economic conditions including continued deterioration in general business and economic conditions and in the financial markets; deterioration in the value of securities held in our investment securities portfolio; the legislative/regulatory climate; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System and the impact of any policies or programs implemented pursuant to the Emergency Economic Stabilization Act of 2008 (the EESA) and the American Recovery and Reinvestment Act of 2009 (the ARRA); the quality or composition of the loan and/or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in our market area; and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements contained herein. We base our forward-looking statements on management’s beliefs and assumptions based on information available as of the date of this report. You should not place undue reliance on such statements, because the assumptions, beliefs, expectations and projections about future events on which they are based may, and often do, differ materially from actual results. We undertake no obligation to update any forward-looking statement to reflect developments occurring after the statement is made.

In addition, while we have not experienced a major increase in loan losses during the current economic climate, a continuation of the recent turbulence in significant portions of the global financial markets, particularly if it worsens, could impact our performance, both directly by affecting our revenues and the value of our assets and liabilities, and indirectly by affecting our counterparties and the economy generally. Dramatic declines in the housing market in the past year have resulted in significant write-downs of asset values by financial institutions in the United States. Concerns about the stability of the U.S. financial markets generally have reduced the availability of funding to certain financial institutions, leading to a tightening of credit, reduction of business activity, and increased market volatility. There can be no assurance that the EESA, the ARRA or the actions taken by the U.S. Treasury thereunder will stabilize the U.S. financial system or alleviate the industry or economic factors that may adversely affect our business. In addition, our business and financial performance could be impacted as the financial industry restructures in the current environment, both by changes in the creditworthiness and performance of our counterparties and by changes in the competitive landscape.

Company Overview

Pinnacle Bankshares Corporation, a Virginia corporation (Bankshares), was organized in 1997 and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Bankshares is headquartered in Altavista, Virginia. Bankshares conducts all of its business activities through the branch offices of its wholly owned subsidiary bank, First National Bank (the Bank). Bankshares exists primarily for the purpose of holding the stock of its subsidiary, the Bank, and of such other subsidiaries as it may acquire or establish.

First National Bank currently maintains a total of nine offices to serve its customers. The Main Office and Vista Branch are located in the Town of Altavista, the Airport Branch and Timberlake Branch in Campbell County, the Old Forest Road Branch in the City of Lynchburg, the Forest Branch in Bedford County, the Amherst Branch in the Town of Amherst, the Rustburg Branch in the Town of Rustburg and a Loan Production Office in Franklin County at Smith Mountain Lake. The Bank also maintains an administrative and training facility in the Wyndhurst section of the City of Lynchburg.

A total of one-hundred seventeen full and part-time staff members serve the Bank’s customers.

With an emphasis on personal service, the Bank today offers a broad range of commercial and retail banking products and services including checking, savings and time deposits, individual retirement accounts, merchant bankcard processing, residential and commercial mortgages, home equity loans, consumer installment loans, agricultural loans, investment loans, small business loans, commercial lines of credit and letters of credit. The Bank also offers a full range of investment, insurance and annuity products through its association with Infinex Investments, Inc. and Banker’s Insurance, LLC. The Bank has two wholly-owned subsidiaries: FNB Property Corp., which holds title to Bank premises real estate; and First Properties, Inc., which holds title to other real estate owned from foreclosures.

The following discussion supplements and provides information about the major components of the results of operations and financial condition, liquidity and capital resources of Bankshares and its subsidiary (collectively the Company). This discussion and analysis should be read in conjunction with the Company’s consolidated financial statements and accompanying notes.

Executive Summary

The Company serves a trade area consisting primarily of Campbell County, northern Pittsylvania County, eastern Bedford County, northern Franklin County, Amherst County and the city of Lynchburg from facilities located in the town of Altavista and the city of Lynchburg, Virginia. The Bank replaced its temporary Amherst facility with a permanent Amherst facility on South Main Street in Amherst in March 2008. In February 2009, the Company opened the Rustburg facility located on Village Highway in the Rustburg Marketplace Shopping Center. This opening will further increase our presence in Campbell County. The Company operates in a well-diversified industrial economic region that does not depend upon one or a few types of commerce.

The Company earns revenues on the interest margin between the interest it charges on loans it extends to customers and interest received on the Company’s securities portfolio net of the interest it pays on deposits to customers. The Company also earns revenues on service charges on deposit and loan products, gains on securities that are called or sold, fees from origination of mortgages, and other noninterest income items including but not limited to overdraft fees, commissions from investment, insurance and annuity sales, safe deposit box rentals, and automated teller machine surcharges. The Company experienced a large decline in income in 2008 as the Company incurred a large increase in the allowance for loan losses in the 4th quarter of 2008. Net income was also affected by decreases in net interest margin and increases in noninterest expense due to the overall growth of the Company. The Company’s revenue generating activities and related expenses are outlined in the consolidated statements of income and consolidated statements of changes in stockholders’ equity and comprehensive income and accompanying notes and in “Results of Operations” below.

The Company generates cash through its operating, investing and financing activities. The generation of cash flows is outlined more fully in the consolidated statements of cash flows and accompanying notes and in “Liquidity and Asset/Liability Management” below.

The Company’s balance sheet experienced strong growth in its loan and deposit portfolios in 2008 assisted by growth in the residential loan portfolio and continued deposit and loan growth at many of our branch facilities. The overall growth of the Company is outlined in the consolidated balance sheets and accompanying notes and the “Investment Portfolio,” “Loan Portfolio,” “Bank Premises and Equipment,” “Deposits” and “Capital Resources” discussions below.

The Company expects its growth rate to decrease in 2009, although we will continue to research further expansion opportunities while monitoring our capital ratios. The Company will look to promote community banking in our newer Amherst and Rustburg locations by building relationships with businesses and individuals within each market. While growing, the Company is continually striving to leverage efficiencies from our reporting and imaging systems. The Company is also striving to make our customers’ lives more convenient by offering innovative products and services and providing many channels to bank with us including Internet banking, Internet bill pay, telephone banking, debit cards and real-time ATMs. The Company will continue to strive to identify and install convenient products and services in 2009 with the goal to better enhance the customer’s experience with the Company.

Overview of 2008 and 2007

Total assets at December 31, 2008 were $321,243, up 14.77% from $279,913 at December 31, 2007. The principal components of the Company’s assets at the end of the year were $15,926 in cash and cash equivalents, $13,931 in securities and $279,199 in net loans. During the year ended December 31, 2008, gross loans increased 20.76% or $48,721. The Company’s lending activities are a principal source of income. Loan growth increased in 2008 as the Company experienced strong growth in loans secured by real estate. The Company also added two new lenders which accounted for approximately $24,000 in new loans. The Company also opened a new facility in Amherst which accounted for an additional $4,000 in new loans.

Total liabilities at December 31, 2008 were $296,324, up 17.08% from $253,097 at December 31, 2007, with the increase reflective of an increase in total deposits of $35,367 or 14.04%. Noninterest-bearing demand deposits increased $487 or 1.79% and represented 9.65% of total deposits at December 31, 2008, compared to 10.82% at December 31, 2007. Savings and NOW accounts increased $12,962 or 17.31% and represented 30.58% of total deposits at December 31, 2008, compared to 29.73% at December 31, 2007. Time deposits increased $21,918 or 14.64% at December 31, 2008 and represented 59.77% of total deposits at December 31, 2008, compared to 59.45% at December 31, 2007. The Company’s deposits are provided by individuals and businesses located within the communities served. The Company had no brokered deposits as of December 31, 2008 and December 31, 2007.

Total stockholders’ equity at December 31, 2008 was $24,919 including $21,102 in retained earnings. At December 31, 2007, stockholders’ equity totaled $26,816 including $21,685 in retained earnings. The decrease in stockholders’ equity resulted mainly from an after tax unrealized loss of $1,396 incurred by the Company’s retirement plan. This unrealized loss is recognized in accumulated other comprehensive loss.

The Company had net income of $306 for the year ended December 31, 2008, compared to net income of $2,600 for the year ended December 31, 2007, a decrease of 88.23%. The Company’s net income decreased primarily due to an increase in provision for loan loss expense of $2,419 in 2008 compared to 2007 as classified and nonperforming loans increased in the second half of 2008. The decrease in net income was also due to the increase in noninterest expense due to the effect of the overall growth of the company on personnel expenses and fixed assets. 2008 net income was also affected by the 400 basis point decrease in the prime and federal fund rates during 2008 as interest-earning assets repriced faster than interest-bearing liabilities.

Profitability as measured by the Company’s return on average assets (ROA) was 0.10% in 2008, compared to 0.97% in 2007. Return on average equity (ROE), was 1.14% for 2008, compared to 10.17% for 2007.

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

Profitability as measured by the Company’s ROA was 0.97% in 2007, compared to 1.00% in 2006. Another key indicator of performance, the ROE, was 10.17% for 2007, compared to 10.10% for 2006.

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

The net interest spread decreased to 3.11% for the year ended December 31, 2008 from 3.44% for the year ended December 31, 2007. Net interest income was $10,209 ($10,328 on a tax-equivalent basis) for the year ended December 31, 2008, compared to $10,181 ($10,345 on a tax-equivalent basis) for the year ended December 31, 2007, and is attributable to interest income from loans, federal funds sold and securities exceeding the cost associated with interest paid on deposits and other borrowings. In 2008, our loans repriced at lower rates more rapidly than did our deposits in the declining rate environment, causing our interest rate spread to decrease. The Bank’s yield on interest-earning assets for the year ended December 31, 2008 was seventy basis points lower than the year ended December 31, 2007 due to higher yielding assets being replaced by lower yielding ones in 2008 and repricing of existing assets. The Bank’s cost of funds rate on interest-bearing liabilities in 2008 was thirty-seven basis points lower compared to 2007.

The net interest spread decreased to 3.44% for the year ended December 31, 2007 from 3.56% for the year ended December 31, 2006. Net interest income was $10,181 ($10,345 on a tax-equivalent basis) for the year ended December 31, 2007, compared to $9,192 ($9,334 on a tax-equivalent basis) for the year ended December 31, 2006, and is attributable to interest income from loans, federal funds sold and securities exceeding the cost associated with interest paid on deposits and other borrowings. In 2007, our loans repriced at higher rates less rapidly than did our deposits, causing our interest rate spread to decrease. The Bank’s yield on interest-earning assets for the year ended December 31, 2007 was thirty-four basis points higher than the year ended December 31, 2006 due to lower yielding assets being replaced by higher yielding ones in 2007. The Bank’s cost of funds rate on interest-bearing liabilities in 2007 was forty-six basis points higher compared to 2006.

In an effort to stimulate economic activity, the Federal Reserve pushed interest rates to exceptionally low levels and, as a result, the Company’s net interest margins have declined in 2008 compared to 2007. The Company attempts to conserve net interest margin by product pricing strategies. Many economic forecasts of interest rates predict that interest rates will remain at historically low levels for much of 2009. The Company expects its net interest margin to improve slightly in 2009 as interest-bearing liabilities reprice slightly faster than interest-earning assets. While there is no guarantee of how rates may change in 2009, the Company will strive to price products that are competitive in the market, allow for growth and strive to maintain the net interest margin as much as possible. The Company also continues to strive to find new sources of noninterest income to combat the effects of volatility in the interest rate environment.

The following table presents the major categories of interest-earning assets, interest-bearing liabilities and stockholders’ equity with corresponding average balances, related interest income or interest expense and resulting yield and rates for the periods indicated.

ANALYSIS OF NET INTEREST INCOME

	Years ended December 31,
	2008			2007			2006
	Average balance(1)	Interest income/ expense	Rate earned/ paid	Average balance(1)	Interest income/ expense	Rate earned/ paid	Average balance(1)	Interest income/ expense	Rate earned/ paid
Assets
Interest-earning assets:
Loans (2)(3)	$263,924	17,615	6.67%	222,412	16,748	7.53%	194,819	13,979	7.18%
Investment securities:
Taxable	13,041	622	4.77%	17,178	831	4.84%	20,111	988	4.91%
Tax-exempt (4)	4,910	324	6.60%	5,910	386	6.53%	6,555	419	6.39%
Interest-earning deposits	261	6	2.30%	87	4	4.60%	91	5	5.49%
Federal funds sold	4,689	104	2.22%	11,496	554	4.82%	7,695	368	4.78%

Total interest-earning assets	286,825	18,671	6.51%	257,083	18,523	7.21%	229,271	15,759	6.87%

Other assets:
Allowance for loan losses	(1,912)			(1,802)			(1,638)
Cash and due from banks	5,171			5,132			4,929
Other assets, net	8,618			7,792			8,367

Total assets	$298,702			268,205			240,929

	Years ended December 31,
	2008			2007			2006
	Average balance(1)	Interest income/ expense	Rate earned/ paid	Average balance(1)	Interest income/ expense	Rate earned/ paid	Average balance(1)	Interest income/ expense	Rate earned/ paid
Liabilities and Stockholders’ equity
Interest-bearing liabilities:
Savings and NOW	$79,298	1,170	1.48%	73,171	1,403	1.92%	66,666	1,048	1.57%
Time	160,613	7,055	4.39%	143,769	6,771	4.71%	127,185	5,367	4.22%
Other borrowings	5,150	110	2.14%	60	4	6.67%	158	10	6.33%
Federal funds purchased	408	11	2.70%	—	—	—	—	—	—

	245,469	8,346	3.40%	217,000	8,178	3.77%	194,009	6,425	3.31%
Noninterest-bearing liabilities:
Demand deposits	25,169			24,631			22,008
Other liabilities	774			1,240			1,054

	271,412			242,871			217,071
Stockholders’ equity	27,290			25,334			23,858

	298,702			268,205			240,929

Net interest income		10,325			10,345			9,334

Net interest margin (5)			3.60%			4.02%			4.05%

Net interest spread (6)			3.11%			3.44%			3.56%

(1)	Averages are daily averages.
(2)	Loan interest income includes amortization of loan fees of $24 in 2008, amortization of loan fees of $23 in 2007 and amortization of loan fees of $53 in 2006.
(3)	For the purpose of these computations, non-accrual loans are included in average loans.

(4)	Tax-exempt income from investment securities is presented on a tax-equivalent basis assuming a 34% U.S. Federal tax rate for 2008, 2007 and 2006.
(5)	The net interest margin is calculated by dividing net interest income by average total interest-earning assets.
(6)	The net interest spread is calculated by subtracting the interest rate paid on interest-bearing liabilities from the interest rate earned on interest-earning assets.

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

RATE/VOLUME ANALYSIS

	Years ended December 31,
	2008 compared to 2007 Increase (decrease)			2007 compared to 2006 Increase (decrease)
	Volume	Rate	Net	Volume	Rate	Net
Interest earned on interest-earning assets:
Loans (1)	$2,217	(1,350)	867	1,986	783	2,769
Investment securities:
Taxable	(197)	(12)	(209)	(177)	20	(157)
Tax-exempt (2)	(66)	4	(62)	(50)	17	(33)
Interest-earning deposits	1	1	2	—	(1)	(1)
Federal funds sold	(235)	(215)	(450)	182	4	186

Total interest earned on interest-earning assets	1,720	(1,572)	148	1,941	823	2,764

Interest paid on interest-bearing liabilities:
Savings and NOW	132	(365)	(233)	70	285	355
Time	669	(385)	284	679	725	1,404
Federal funds purchased	11	—	11	—	—	—
Other borrowings	107	(1)	106	(7)	1	(6)

Total interest paid on interest-bearing liabilities	919	(751)	168	742	1,011	1,753

Change in net interest income	$801	(821)	(20)	1,199	(188)	1,011

(1)	Non-accrual loans are included in the average loan totals used in the calculation of this table.
(2)	Tax-exempt income from investment securities is presented on a tax equivalent basis assuming a 34% U.S. Federal tax rate.

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

The provisions for loan losses for the years ended December 31, 2008, 2007 and 2006 were $2,881, $462 and $339, respectively. The provision for loan losses increased substantially in 2008 as management recognized weaknesses in the loan portfolio due to declining economic conditions, declining collateral values and an increased risk of some customer’s ability to service their loans due to job losses. The Company saw an increase in its loans past due over 30 days as a percentage of its total loan portfolio from 2007 to 2008. Also, the Company’s nonperforming loans increased from $634 on December 31, 2007 to $2,292 on December 31, 2008.

The Company expects to continue to see weaknesses in its loan portfolio in 2009 and is working to minimize its losses from non-accrual and past due loans. See “Allowance for Loan Losses” for further discussion.

Noninterest Income. Total noninterest income for the year ended December 31, 2008 increased $264 or 10.03% to $2,896 from $2,632 in 2007. The Company’s principal source of noninterest income is service charges and fees on deposit accounts, particularly transaction accounts, fees on sales of mortgage loans, and commissions and fees from investment, insurance, annuity and other bank products. The increase in 2008 is primarily attributable to an increase in service charges on deposits and loan accounts and mortgage loan fees. Service charges on deposit accounts increased $81, service charges on loan accounts increased $111 and mortgage loan fees increased $57 for the year ended December 31, 2008, compared to 2007.

Total noninterest income for the year ended December 31, 2007 increased $132 or 5.28% to $2,632 from $2,500 in 2006. The increase in 2007 is primarily attributable to an increase in service charges on deposits accounts and commissions on products sales. Service charges on deposit accounts increased $55 and commissions on investment product sales increased $39 for the year ended December 31, 2007, compared to 2006.

Noninterest Expense. Total noninterest expense for the year ended December 31, 2008 increased $1,322 or 15.51% to $9,846 from $8,524 in 2007. The increase in noninterest expense is attributable to the effect of overall growth of the Company on personnel expenses and fixed asset costs as the Company added key personnel at our Smith Mountain Lake loan production office and our new Rustburg facility. The Company has added eight new branches and a loan production facility to its operations since June 1999. Other expenses that contributed to the increase in other expense was a $28 increase in telephone expense, a $57 increase in loan fees paid, a $30 increase in training and education and a $18 increase in indirect loan chargebacks.

Total noninterest expense for the year ended December 31, 2007 increased $699 or 8.93% to $8,524 from $7,825 in 2006. The increase in noninterest expense is attributable to the effect of overall growth of the Company on personnel expenses and fixed asset costs as the Company opened its Amherst facility and added other key personnel. The $276 increase in other expense is primarily due to an $83 loss on the Company’s investment in Bankers Investments Group, LLC. In December 2007, Bankers Investments Group, LLC, in which the Bank is a member, entered into merger agreement with Infinex Financial Group. The merger was completed in March 2008. Based upon the approved terms of the merger, the Bank recognized a permanent impairment loss of $83 in its investment in Bankers Investments Group, LLC in December 2007. Other expenses that contributed to the increase in other expense was a $48 expense associated with the sale of a charged-off property in December 2007, a $22 increase in telephone expense, a $13 increase in legal fees and a $22 increase in indirect loan chargebacks.

Income Tax Expense. Applicable income taxes on 2008 earnings amounted to $72, resulting in an effective tax rate of 19.05% compared to $1,227, or 32.06% in 2007. The effective tax rate for 2008 is a function of the lower net income earned and the effects of interest earned on tax-exempt loans.

Applicable income taxes on 2007 earnings amounted to $1,227, resulting in an effective tax rate of 32.06% compared to $1,116, or 31.63% in 2006. The effective tax rate for 2007 is higher primarily because the level of tax-exempt interest income for 2007 was lower compared to 2006.

Liquidity and Asset/Liability Management

Effective asset/liability management includes maintaining adequate liquidity and minimizing the impact of future interest rate changes on net interest income. The responsibility for monitoring the Company’s liquidity and the sensitivity of its interest-earning assets and interest-bearing liabilities lies with the Investment Committee of the Bank which meets at least quarterly to review liquidity and the adequacy of funding sources.

Cash Flows. The Company derives cash flows from its operating, investing and financing activities. Cash flows of the Company are primarily used to fund loans and purchase securities and are provided by the deposits and borrowings of the Company.

The Company’s operating activities for the year ended December 31, 2008 resulted in net cash provided from operating activities of $2,968 compared to net cash provided from operating activities of $3,773 in 2007. The decrease is primarily attributable to the cash paid for noninterest expenses of $9,687. This was $1,940 higher than 2007 due to higher personnel expenses and fixed asset costs in 2008. Also, the Company’s cash paid for income taxes totaled $1,087 in 2008 compared to $1,019 in 2007. Partially offsetting this was cash received from net interest income of $10,309, which was $125 higher than the net interest received in 2007 as a result of an increase in loan volume and interest received of $387 and cash received from noninterest income in 2008 that was $1,081 higher than the noninterest income amount received in 2007. Management expects any future potential decreases in the Company’s cash provided by operating activities to be partially offset through continued expansion of the Company’s loan origination programs, changes in deposit pricing strategies and continued focus on improving the efficiency of the Company’s operations.

The Company’s cash flows from investing activities for the year ended December 31, 2008 resulted in net cash used of $45,864, compared to net cash used in investing activities of $20,332 in 2007. The increase is primarily attributable to a $24,209 increase in cash used to make loans to customers as the Company increased its gross loans by 20.76% from 2007 to 2008 as compared to 11.83% from 2006 to 2007. The Company experienced fewer paydowns and maturities of available-for-sale mortgage-backed securities. The Company expects a slightly lower volume of paydowns in available-for-sale mortgage-backed securities in 2009 due to fewer mortgage-backed securities in the investment portfolio.

Net cash provided by financing activities for the year ended December 31, 2008 was $40,478, compared to net cash provided by financing activities of $20,317 in 2007. The increase in net cash provided is primarily attributable to the higher net increase in deposits from 2007 to 2008 compared to 2006 to 2007. The Company had success in attracting all different types of deposits to fund the growth in the loan portfolio.

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

Net cash provided by financing activities for the year ended December 31, 2007 was $20,317, compared to net cash provided by financing activities of $20,689 in 2006. The decrease in net cash provided is primarily attributable to the lower net increase in deposits from 2006 to 2007 compared to 2005 to 2006. The Company had success in attracting all different types of deposits to fund the growth in the loan portfolio although the cost of the deposits increased in 2007.

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

The Company’s liquidity is provided by cash and due from banks, federal funds sold, investments available-for-sale, managing investment maturities, interest-earning deposits in other financial institutions and loan repayments. The Company’s ratio of liquid assets to deposits and short-term borrowings was 9.16% as of December 31, 2008 as compared to 13.66% as of December 31, 2007. The Company sells excess funds as overnight federal funds sold to provide an immediate source of liquidity. Federal funds sold at December 31, 2008 was $9,178 as compared to $11,562 at December 31, 2007. The decrease in federal funds sold in 2008 was primarily related to the net increase in loans in 2008 and the related decrease in excess funds. Cash and due from banks of $6,748 as of December 31, 2008 was $34 lower when compared to December 31, 2007.

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

As a result of the Company’s management of liquid assets and its ability to generate liquidity through alternative funding sources, management believes that the Company maintains overall liquidity that is sufficient to satisfy its depositors’ requirements and to meet customers’ credit needs. Additional sources of liquidity available to the Company include its capacity to borrow funds through correspondent banks and the Federal Home Loan Bank. The total amount available for borrowing to the Company for liquidity purposes was $60,365 on December 31, 2008.

The Company obtains sources of funds through growth in deposits, scheduled payments and prepayments from the loan and investment portfolio and retained earnings growth, and may purchase or borrow funds through the Federal Reserve’s discount window. The Company also has sources of liquidity through three correspondent banking relationships. The Company uses its funds to fund loan and investment growth. Excess funds are sold daily to other institutions. The Company had one borrowing with the Federal Home Loan Bank during 2008 with a principal balance of $15,000 with a variable interest rate. Principal payments in the amount of $10,000 were made in 2008 leaving a principal balance of $5,000 on December 31, 2008. The Company also has a $5,000 holding company line of credit with a corresponding bank for bank capital purposes with an outstanding balance of $1,000 on December 31, 2008.

Contractual Obligations

The Company has entered into certain contractual obligations including long-term debt and operating leases. The table does not include deposit liabilities entered into in the ordinary course of banking. Operating Leases include leases of our Amherst facility, Timberlake and Wyndhurst facilities. Also included are contractual leases for offsite ATMs and postage machinery. The following table summarizes the Company’s contractual obligations as of December 31, 2008.

Federal Home Loan Bank Advances		2009	$5,000

Pinnacle Bankshares Line of Credit		2011	$1,000

Operating Leases		2009	$237
		2010	$230
		2011	$150
		2012	$139
		2013	$117
	After	2013	$2,315

Interest Rates

While no single measure can completely identify the impact of changes in interest rates on net interest income, one gauge of interest rate sensitivity is to measure, over a variety of time periods, the differences in the amounts of the Company’s rate-sensitive assets and rate-sensitive liabilities. These differences or “gaps” provide an indication of the extent to which net interest income may be affected by future changes in interest rates. A “positive gap” exists when rate-sensitive assets exceed rate-sensitive liabilities and indicates that a greater volume of assets than liabilities will reprice during a given period. This mismatch may enhance earnings in a rising interest rate environment and may inhibit earnings in a declining interest rate environment. Conversely, when rate-sensitive liabilities exceed rate-sensitive assets, referred to as a “negative gap,” it indicates that a greater volume of liabilities than assets will reprice during the period. In this case, a rising interest rate environment may inhibit earnings and a declining interest rate environment may enhance earnings. The cumulative one-year gap as of December 31, 2008 was $(21,190), representing 6.58% of total assets. This negative gap falls within the parameters set by the Company.

The following table illustrates the Company’s interest rate sensitivity gap position at December 31, 2008.

	1 year	1-3 years	3-5 years	5-15 years
ASSET/(LIABILITY):
Cumulative interest rate sensitivity gap	$(21,190)	101	9,142	38,332

As of December 31, 2008, the Company was liability-sensitive in periods up to one year and was asset-sensitive beyond one year. The foregoing table does not necessarily indicate the impact of general interest rate movements on the Company’s net interest yield, because the repricing of various categories of assets and liabilities is discretionary and is subject to competition and other pressures. As a result, various assets and liabilities indicated as repricing within the same period may in fact price at different times and at different rate levels. Management attempts to mitigate the impact of changing interest rates in several ways, one of which is to manage its interest rate-sensitivity gap. In addition to managing its asset/liability position, the Company has taken steps to mitigate the impact of changing interest rates by generating noninterest income through service charges, and offering products that are not interest rate-sensitive.

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

Investment Portfolio

The Company’s investment portfolio is used primarily for investment income and secondarily for liquidity purposes. The Company invests funds not used for capital expenditures or lending purposes in securities of the U.S. Government and its agencies, mortgage-backed securities, and taxable and tax-exempt municipal bonds, corporate securities or certificates of deposit. Obligations of the U.S. Government and its agencies include treasury notes and callable or noncallable agency bonds. The mortgage-backed securities include mortgage-backed security pools that are diverse as to interest rates. The Company has not invested in derivatives.

Investment securities available-for-sale as of December 31, 2008 totaled $11,426, a decrease of $4,034 or 26.09% from $15,460 as of December 31, 2007. Investment securities held-to-maturity decreased to $2,505 as of

December 31, 2008 from $4,175 as of December 31, 2007, a decrease of $1,670 or 40.00%. Securities decreased in 2008 as funds from maturities, calls and pay downs were used to fund loan growth.

The following table presents the composition of the Company’s investment portfolios as of the dates indicated.

	December 31,
	2008		2007		2006
	Amortized cost	Fair value	Amortized cost	Fair value	Amortized cost	Fair value
Available-for-Sale
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$2,031	2,040	2,647	2,657	4,889	4,843
Obligations of states and political subdivisions	4,891	4,973	6,142	6,178	6,033	6,025
Corporate securities	999	974	2,498	2,474	3,502	3,451
Mortgage-backed securities—government	3,339	3,389	4,132	4,101	4,908	4,852
Other securities	50	50	50	50	50	50

Total available-for-sale	$11,310	11,426	15,469	15,460	19,382	19,221

	December 31,
	2008		2007		2006
	Amortized cost	Fair value	Amortized cost	Fair value	Amortized cost	Fair value
Held-to-Maturity
Obligations of states and political subdivisions	$2,505	2,575	4,175	4,213	5,645	5,673

Total held-to-maturity	$2,505	2,575	4,175	4,213	5,645	5,673

The following table presents the maturity distribution based on fair values and amortized costs of the investment portfolios as of the dates indicated.

INVESTMENT PORTFOLIO—MATURITY DISTRIBUTION

	December 31, 2008
	Amortized Cost	Fair Value	Yield
Available-for-Sale
U.S. Treasury securities and obligations of U.S. Government corporations:
Within one year	$1,000	1,013	4.58%
After one but within five years	91	93	5.99%
After five years through ten years	940	934	5.34%
Obligations of states and political subdivisions (1):
Within one year	500	504	4.00%
After one but within five years	3,641	3,725	5.69%
After five years through ten years	250	235	4.63%
After ten years	500	509	5.15%
Corporate securities:
After one but within five years	999	974	4.23%
Mortgage-backed securities—government	3,339	3,389	5.29%
Other securities (2)	50	50	—

Total available-for-sale	$11,310	11,426

Held-to-Maturity
Obligations of states and political subdivisions (1):
Within one year	964	993	7.71%
After one but within five years	1,240	1,271	5.40%
After five years through ten years	301	311	5.23%

Total held-to-maturity	$2,505	2,575

(1)	Obligations of states and political subdivisions include yields of tax–exempt securities presented on a tax-equivalent basis assuming a 34% U.S. Federal tax rate.
(2)	Equity securities are assumed to have a life greater than ten years.

Loan Portfolio

The Company’s net loans were $279,199 as of December 31, 2008, an increase of $46,447 or 19.96% from $232,752 as of December 31, 2007. This increase resulted primarily from increased volume of real estate loan originations during 2008 and loan volume from our loan production facility. The Company’s ratio of net loans to total deposits was 97.20% as of December 31, 2008 compared to 92.41% as of December 31, 2007.

Typically, the Company maintains a ratio of loans to deposits of between 80% and 100%. The loan portfolio primarily consists of commercial, real estate (including real estate term loans, construction loans and other loans secured by real estate), and loans to individuals for household, family and other consumer expenditures. However, the Company adjusts its mix of lending and the terms of its loan programs according to market conditions and other factors. The Company’s loans are typically made to businesses and individuals located within the Company’s market area, most of whom have account relationships with the Bank. There is no concentration of loans exceeding 10% of total loans that is not disclosed in the categories presented below. The Company has not made any loans to any foreign entities including governments, banks, businesses or individuals. Commercial and construction loans in the Company’s portfolio are primarily variable rate loans and have little interest rate risk.

The following table presents the composition of the Company’s loan portfolio as of the dates indicated.

LOAN PORTFOLIO

	December 31,
	2008	2007	2006	2005	2004
Real estate loans:
Residential real estate	$117,806	75,579	68,540	55,936	52,470
Commercial real estate	86,915	92,102	72,797	53,039	43,877
Loans to individuals for household, family and other consumer expenditures	54,329	46,834	46,360	44,369	41,449
Commercial and industrial loans	23,820	19,909	21,694	28,659	21,680
All other loans	514	240	454	935	992

Total loans, gross	283,384	234,664	209,845	182,938	160,468
Less unearned income and fees	(216)	(192)	(214)	(162)	(120)

Loans, net of unearned income and fees	283,168	234,472	209,631	182,776	160,348
Less allowance for loan losses	(3,969)	(1,720)	(1,770)	(1,508)	(1,502)

Loans, net	$279,199	232,752	207,861	181,268	158,846

Commercial Loans. Commercial and industrial loans accounted for 8.41% of the Company’s loan portfolio as of December 31, 2008 compared to 8.48% as of December 31, 2007. Such loans are generally made to provide operating lines of credit, to finance the purchase of inventory or equipment, and for other business purposes. Commercial loans are primarily made at rates that adjust with changes in the prevailing prime interest rate, are generally made for a maximum term of five years (unless they are term loans), and generally require interest payments to be made monthly. The creditworthiness of these borrowers is reviewed, analyzed and evaluated on a periodic basis. Most commercial loans are collateralized with business assets such as accounts receivable, inventory and equipment. Even with substantial collateralization such as all of the assets of the business and personal guarantees, commercial lending involves considerable risk of loss in the event of a business downturn or failure of the business.

Real Estate Loans. Real estate loans accounted for 72.24% of the Company’s loan portfolio as of December 31, 2008 compared to 71.46% as of December 31, 2007. The Company makes commercial real estate term loans that are typically secured by a first deed of trust.

As of December 31, 2008, 57.54% of the real estate loans were secured by 1-4 family residential properties. Of these 1-4 family residential property loans, 11.17% were construction loans, 25.52% were home equity lines of credit, 56.47% were closed end loans secured by a first deed of trust and 6.84% were closed end loans secured by a second deed of trust.

As of December 31, 2008, 42.46% of the real estate loans were secured by commercial real estate. Of the total commercial real estate loans as of December 31, 2008, 27.76% were acquisition and development loans, 11.90% were secured by farmland, 6.45% were secured by multifamily properties, 38.75% were secured by owner occupied commercial real estate and 15.14% were secured by non-owner occupied commercial real estate.

Real estate lending involves risk elements when there is lack of timely payment and/or a decline in the value of the collateral. Real estate values declined in 2008 in the Company’s market. The Company has seen and is seeing evidence of some borrowers being strained in ability to service loans. This has resulted in a higher number of loan impairments in 2008 and may result in future impairments in 2009. The Company will continue to monitor the real estate market in 2009 for signs of continued weakness in the local market.

Installment Loans. Installment loans are represented by loans to individuals for household, family and other consumer expenditures. Installment loans accounted for 19.17% of the Company’s loan portfolio as of December 31, 2008 compared to 19.96% as of December 31, 2007.

Loan Maturity and Interest Rate Sensitivity. The following table presents loan portfolio information related to maturity distribution of commercial and industrial loans and real estate construction loans based on scheduled repayments at December 31, 2008.

	Due within one year	Due one to five years	Due after five years	Total
Commercial and industrial loans	$18,492	4,872	456	23,820
Real estate—construction	13,153	—	—	13,153

The following table presents the interest rate sensitivity of commercial and industrial loans and real estate construction loans maturing after one year or longer as of December 31, 2008.

INTEREST RATE SENSITIVITY

Fixed interest rates	$4,843
Variable interest rates	485

Total maturing after one year	$5,328

Restructured Loans. The Company had no restructured loans at December 31, 2008 and 2007.

Nonperforming Assets. Interest on loans is normally accrued from the date a disbursement is made and recognized as income as it is earned. Generally, the Company reviews any loan on which payment has not been made for 90 days for potential nonaccrual. The loan is examined and the collateral is reviewed to determine loss potential. If the loan is placed on nonaccrual status, any prior accrued interest that remains unpaid is reversed. Loans on nonaccrual status amounted to $2,292, $634 and $255 as of December 31, 2008, 2007 and 2006, respectively. Interest income that would have been earned on non-accrual loans if they had been current in accordance with their original terms and the recorded interest that was included in income on these loans was not significant for 2008, 2007 or 2006. There were no commitments to lend additional funds to customers whose loans were on nonaccrual status at December 31, 2008. One foreclosed property totaling $300 was on hand as of December 31, 2008 compared to $0 as of December 31, 2007 or 2006.

The economic downturn in the second half of 2008 has led to an increase in the Company’s nonperforming assets. Some commercial borrowers have struggled to service their loans due to the increasingly difficult business climate, lower revenues, tightening of credit markets and difficulties in moving their product. Some noncommercial borrowers have experienced job losses and other economic challenges, as well. Nonperforming assets may increase in 2009 as the economy continues to struggle. The Company will continue to monitor the situation and take steps necessary to mitigate losses in its loan portfolio, such as increased early monitoring of its portfolio to identify “problem” credits and continued counseling of customers to discuss options available to them.

The following table presents information with respect to the Company’s nonperforming assets and nonaccruing loans 90 days or more past due by type as of the dates indicated.

NONPERFORMING ASSETS

	December 31,
	2008	2007	2006
Nonaccrual loans	$2,292	634	255
Foreclosed properties	300	—	—

Total nonperforming assets	$2,592	634	255

Nonperforming assets totaled $2,592 or 0.91% of total gross loans as of December 31, 2008, compared to $634 or 0.27% as of December 31, 2007 and $255 or 0.12% as of December 31, 2006. The following table presents the balance of accruing loans 90 days or more past due by type as of the dates indicated.

ACCRUING LOANS 90 DAYS OR MORE

PAST DUE BY TYPE

	December 31,
	2008	2007	2006
Loans 90 days or more past due by type:
Real estate loans	$546	149	—
Loans to individuals	41	7	15
Commercial loans	33	—	—

Total accruing loans 90 days or more past due	$620	156	15

Allowance for Loan Losses. The Company maintains an allowance for loan losses which it considers adequate to cover the risk of losses in the loan portfolio. The allowance is based upon management’s ongoing evaluation of the quality of the loan portfolio, total outstanding and committed loans, previous charges against the allowance and current and anticipated economic conditions. The allowance is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance. The Company’s management believes that as of December 31, 2008, 2007 and 2006, the allowance was adequate. The amount of the provision for loan losses is a charge against earnings. Actual loan losses are charged against the allowance for loan losses.

Management evaluates the reasonableness of the allowance for loan losses on a quarterly basis and adjusts the provision as deemed necessary. As of December 31, 2008, the allowance for loan losses totaled $3,969 or 1.40% of total loans, net of unearned income and fees, compared to $1,720 or 0.73% of total loans, net of unearned income and fees, as of December 31, 2007. The provision for loan losses for the years ended December 31, 2008 and 2007 was $2,881 and $462, respectively. Net charge-offs for the Company were $632 and $512 for the years ended December 31, 2008 and 2007, respectively. The ratio of net loan charge-offs during the period to average loans outstanding for the period was 0.24% and 0.23% for the years ended December 31, 2008 and 2007, respectively.

The slowdown in the economy has impacted the ability of some borrowers to service debt and has negatively impacted the market value of real estate. A further decline in market value of real estate could lead to additional increase of our nonperforming loans if loan values start to exceed collateral values. At the end of 2008 the Company made a special provision in excess of $2,000 to the allowance for loan losses, over and beyond the regular monthly loss provision, after reviewing nonperforming and potential problem loans, the general economic climate and declining collateral values.

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

	December 31,
	2008	2007	2006	2005	2004
Balance at beginning of year	$1,720	1,770	1,508	1,502	1,528

Loan charge-offs:
Real estate loans—residential	—	—	—	—	—
Real estate loans—commercial	(252)	(223)	—	—	(24)
Commercial and industrial loans	(200)	(137)	—	(66)	(98)
Loans to individuals for household, family and other consumer expenditures	(353)	(286)	(206)	(314)	(229)

Total loan charge-offs	(805)	(646)	(206)	(380)	(351)

Loan recoveries:
Real estate loans—commercial	33	—	—	—	—
Commercial and industrial loans	25	—	—	—	—
Loans to individuals for household, family and other consumer expenditures	115	134	129	156	102

Net loan charge-offs	(632)	(512)	(77)	(224)	(249)

Provisions for loan losses	2,881	462	339	230	223

Balance at end of year	$3,969	1,720	1,770	1,508	1,502

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

Loans are charged against the allowance when, in management’s opinion, they are deemed uncollectible, although the Company continues to aggressively pursue collection. The Company considers a number of factors to determine the need for and timing of charge-offs including the following: whenever any commercial loan becomes past due for 120 days for any scheduled principal or interest payment; whenever foreclosure on real estate collateral or liquidation of other collateral does not result in full payment of the obligation and the deficiency or some portion thereof is deemed uncollectible, the uncollectible portion is charged-off; whenever any installment loan becomes past due for 120 days and collection is considered unlikely; whenever any repossessed vehicle remains unsold for 60 days after repossession; whenever a bankruptcy notice is received on any installment loan and review of the facts results in an assessment that all or most of the balance will not be collected, the loan will be placed in non-accrual status; whenever a bankruptcy notice is received on a small, unsecured, revolving installment account; and whenever any other small, unsecured, revolving installment account becomes past due for 180 days.

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

	December 31, 2008		December 31, 2007		December 31, 2006		December 31, 2005		December 31, 2004
	Allowance for loan losses	Percent of loans in each category to total loans	Allowance for loan losses	Percent of loans in each category to total loans	Allowance for loan losses	Percent of loans in each category to total loans	Allowance for loan losses	Percent of loans in each category to total loans	Allowance for loan losses	Percent of loans in each category to total loans
Real estate loans:
Residential	$1,530	41.57%	57	32.21%	17	24.72%	75	30.58%	20	32.69%
Commercial	1,231	30.67%	970	39.25%	282	36.75%	173	28.99%	107	27.34%
Loans to individuals for households, family and other consumer expenditures	635	19.17%	416	19.96%	502	22.09%	417	24.25%	333	25.84%
Commercial and industrial loans	573	8.41%	226	8.48%	509	16.22%	730	15.66%	951	13.52%
All other loans	—	0.18%	—	0.10%	—	0.22%	—	0.52%	43	0.61%
Unallocated	—	—	51	—	460	—	113	—	48	—

Totals	$3,969	100.00%	1,720	100.00%	1,770	100.00%	1,508	100.00%	1,502	100.00%

While consumer related charge-offs represent a majority of total charge-offs over the last three years, they are of a low dollar amount on an individual loan basis. Commercial loans on the other hand, though few in terms of the number of charge-offs over the past three years, have the potential to greatly impact the allowance if a particular loan defaults. The Bank’s loan review team uses the principles of Statement of Financial Accounting Standard (SFAS) No. 5, Accounting for Contingencies and SFAS No. 114, Accounting by Creditors for Impairment of a Loan, an amendment of FASB Statements No. 5 and 15, when determining the allowance for loan losses between loan categories. The determination of a loan category’s allowance is based on the probability of a loan’s default and the probability of loss in the event of a default.

Credit Risk Management

The risk of nonpayment of loans is an inherent aspect of commercial banking. The degree of perceived risk is taken into account in establishing the structure of, and interest rates and security for, specific loans and various types of loans. The Company strives to minimize its credit risk exposure by its credit underwriting standards and loan policies and procedures. Management continually evaluates the credit risks of its loans and believes it has provided adequately for the credit risks associated with these loans. The Company has implemented and expects to continue to implement and update new policies and procedures to maintain its credit risk management systems.

Bank Premises and Equipment

Bank premises and equipment increased 27.32% in 2008 compared to a decrease of 0.84% in 2007 due to fixed assets additions associated with new facilities partially offset by depreciation in 2008. The Company is leasing the Timberlake and Amherst branch facilities and the Smith Mountain Lake loan production office. In early 2008, the Company began leasing a building in the Wyndhurst section of Lynchburg for administrative and training purposes.

Deposits

Average deposits were $265,081 for the year ended December 31, 2008, an increase of $23,510 or 9.73% from $241,571 of average deposits for the year ended December 31, 2007. As of December 31, 2008, total deposits were $287,233 representing an increase of $35,367 or 14.04% from $251,866 in total deposits as of December 31, 2007. The change in deposits during 2008 was primarily due to changes in previously existing accounts and new accounts opened as a result of relationship changes, new locations, pricing and new products offered in 2008.

For the year ended December 31, 2008, average noninterest-bearing demand deposits were $25,169 or 9.49% of average deposits. For the year ended December 31, 2007, average noninterest-bearing demand deposits were $24,631 or 10.20% of average deposits. Average interest-bearing deposits were $239,912 for the year ended December 31, 2008, representing an increase of $22,972 or 10.59% over the $216,940 in average interest-bearing deposits for the year ended December 31, 2007.

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

The following table presents the Company’s average deposits and the average rate paid for each category of deposits for the periods indicated.

	AVERAGE DEPOSIT INFORMATION
	Year ended December 31, 2008		Year ended December 31, 2007		Year ended December 31, 2006
	Average amount of deposits(1)	Average rate paid	Average amount of deposits(1)	Average rate paid	Average amount of deposits(1)	Average rate paid
Noninterest-bearing demand deposits	$25,169	N/A	24,631	N/A	22,008	N/A
Interest-bearing demand deposits	43,731	1.38%	43,056	2.47%	34,436	2.77%
Savings and NOW deposits	35,568	1.59%	30,115	1.13%	32,230	0.45%
Time deposits:
Under $100,000	118,298	4.43%	104,532	4.99%	91,158	4.51%
$100,000 and over	42,315	4.27%	39,237	3.96%	36,027	3.48%

Total average time deposits	160,613		143,769		127,185

Total average deposits	$265,081		241,571		215,859

(1)	Averages are daily averages.

The following table presents the maturity schedule of time certificates of deposit of $100,000 and over and other time deposits of $100,000 and over as of December 31, 2008.

TIME DEPOSITS OF $100,000 AND OVER

	Certificates of deposit	Other time deposits	Total
Three months or less	$7,445	838	8,283
Over three through six months	4,365	102	4,467
Over six through 12 months	14,334	2,934	17,268
Over 12 months	12,989	10,214	23,203

Total time deposits of $100,000 and over	$39,133	14,088	53,221

Financial Ratios

The following table presents certain financial ratios for the periods indicated.

RETURN ON EQUITY AND ASSETS

	Years ended December 31,
	2008	2007	2006
Return on average assets	0.10%	0.97%	1.00%
Return on average equity	1.14%	10.17%	10.10%
Dividend payout ratio	291.50%	34.12%	33.25%
Average equity to average assets	8.97%	9.51%	9.91%

Capital Resources

The Company’s financial position at December 31, 2008 reflects liquidity and capital levels currently adequate to fund anticipated future business expansion. Capital ratios are in excess of required regulatory minimums for a “well-capitalized” institution. The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, and changing competitive conditions and economic forces. The adequacy of the Company’s capital is reviewed by management on an ongoing basis. Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and to absorb potential losses.

The Company’s capital position continues to exceed regulatory requirements. The primary indicators relied on by bank regulators in measuring the capital position are the Tier 1 capital, total risk-based capital and leverage ratios. Tier 1 capital consists generally of common and qualifying preferred stockholders’ equity less goodwill. Total capital generally consists of Tier 1 capital, qualifying subordinated debt and a portion of the allowance for loan losses. Risk-based capital ratios are calculated with reference to risk-weighted assets. The Company’s Tier 1 capital ratio was 9.20% at December 31, 2008 and 10.55% at December 31, 2007. The total capital ratio was 10.45% at December 31, 2008 and 11.24% at December 31, 2007.

These ratios exceed the mandated minimum requirements of 4% and 8%, respectively. As of December 31, 2008 and 2007, the Company met all regulatory capital ratio requirements and was considered “well capitalized” in accordance with the Federal Deposit Insurance Corporation Improvement Act.

Stockholders’ equity was $24,919 at December 31, 2008 compared to $26,816 at December 31, 2007.

The leverage ratio consists of Tier 1 capital divided by quarterly average assets. At December 31, 2008, the Company’s leverage ratio was 8.28% compared to 9.54% at December 31, 2007. Each of these exceeds the required minimum leverage ratio of 4%. The dividend payout ratio was 291.50% and 34.12% in 2008 and 2007, respectively, with the decline due to the decrease in net income over the same period. The Company paid dividends of $0.60 per share in both 2008 and 2007.

Off-Balance Sheet Arrangements

The Company did not use any financial derivatives during 2008 and 2007. However, the Company has off-balance sheet arrangements that may have a material effect on the results of operations in the future. The Company, in the normal course of business, may at times be a party to financial instruments such as standby letters of credit. Standby letters of credit as of December 31, 2008 equaled $427 compared with $875 as of December 31, 2007. Other commitments include commitments to lend money. Not all of these commitments will be acted upon; therefore, the cash requirements will likely be significantly less than the commitments themselves. As of December 31, 2008, the Company had unused loan commitments of $47,365 including $24,739 in unused commitments with an original maturity exceeding one year compared with $45,762 including $34,496 in unused commitments with an original maturity exceeding one year as of December 31, 2007. See Note 9 of the Notes to Consolidated Financial Statements.

Critical Accounting Policies

The reporting policies of the Company are in accordance with U.S. generally accepted accounting principles. Certain critical accounting policies affect the more significant judgments and estimates used in the preparation of the consolidated financial statements. The Company’s single most critical accounting policy relates to the Company’s allowance for loan losses, which reflects the estimated losses resulting from the inability of the Company’s borrowers to make required loan payments. If the financial condition of the Company’s borrowers were to deteriorate, resulting in an impairment of their ability to make payments, the Company’s estimates would be updated, and additional provisions for loan losses may be required. Further discussion of the estimates used in determining the allowance for loan losses is contained in the discussion on “Allowance for Loan Losses” on page 21 and “Loans and Allowance for Loan Losses” in Note 1 of the Notes to Consolidated Financial Statements.

Impact of Recently Issued Accounting Standards

In September 2006, the Financial Accounting Standards Board (FASB) issued Statements of Accounting Financial Standards (SFAS) No. 157, Fair Value Measurements (SFAS No. 157), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 was effective for the Company beginning January 1, 2008. Certain requirements of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The effective date for other requirements of SFAS No. 157 has been deferred for one year by the FASB. On January 1, 2008 the Company adopted SFAS No. 157, which has not had a material impact on the Company’s financial conditions, results of operations or cash flows. See Note 1(q) of the Notes to Consolidated Financial Statements.

Also in September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R) (SFAS No. 158). SFAS No. 158 and its impact on the Company are discussed in Note 1(j) of the Notes to Consolidated Financial Statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115 (SFAS No. 159). SFAS No. 159 permits entities to elect to measure eligible financial instruments at fair value. An entity must report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date, and recognize upfront costs and fees related to those items in earnings as incurred and not on a deferred basis. Unrealized gains and losses on items for which the fair value option has been elected must be reported in earnings at each subsequent reporting date. The fair value option can be applied instrument by instrument; however, the election is irrevocable. The Company’s adoption of SFAS No. 159 on January 1, 2008 had little financial impact because the Company did not elect the fair value option for any of its financial assets or liabilities although fair value is used to state values of available-for- sale securities.

In December 2007, the FASB issued SFAS No.141 (revised 2007), Business Combinations. (SFAS No. 141R), which replaces SFAS No. 141, Business Combinations (SFAS No. 141) issued in 2001. Whereas its predecessor applied only to business combinations in which control was obtained by transferring consideration, the revised standard applies to all transactions or other events in which one entity obtains control over another. SFAS No. 141R defines the acquirer as the entity that obtains control over one or more other businesses and defines the acquisition date as the date the acquirer achieves control. SFAS No. 141R requires the acquirer to recognize assets acquired, liabilities assumed and any noncontrolling interest in the acquiree at their respective fair values as of the acquisition date. The revised standard changes the treatment of acquisition-related costs, restructuring costs related to an acquisition that the acquirer expects but is not obligated to incur, contingent consideration associated with the purchase price and pre-acquisition contingencies associated with acquired assets and liabilities. SFAS No. 141R retains the guidance in SFAS No. 141 for identifying and recognizing intangible assets apart from goodwill. The revised standard applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company will apply the provisions of SFAS No. 141R to any business acquisition which occurs on or after the date the standard becomes effective.

Also in December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (SFAS No. 160). This statement amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is prohibited. The Company is currently evaluating the provisions of SFAS No. 160 and assessing the impact it may have on the Company.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133 (SFAS No. 161). The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial condition, financial performance, and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. SFAS No. 161 will impact disclosures only and will not have an impact on the Company’s consolidated financial condition, results of operations or cash flows.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS No. 162). The new standard identifies the sources of accounting principles and the framework for selecting principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP. It is effective November 15, 2008. The Company’s adoption did not have a material impact on the Company’s financial condition, or results of operations or cash flows.

In October 2008, the FASB issued FASB Staff Position (FSP) SFAS No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active (FSP SFAS No. 157-3). The new FSP clarifies the application of SFAS No. 157, Fair Value Measurements, in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. This FSP was effective upon issuance, including prior periods for which financial statements had not been issued. The adoption of FSP SFAS No 157-3 did not have a material impact on the Company’s consolidated financial condition, results of operations or cash flows.

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2008 and 2007

(In thousands of dollars, except share data)

	2008	2007
Assets
Cash and cash equivalents (note 2):
Cash and due from banks	$6,748	$6,782
Federal funds sold	9,178	11,562

Total cash and cash equivalents	15,926	18,344

Securities (note 3):
Available-for-sale, at fair value	11,426	15,460
Held-to-maturity, at amortized cost	2,505	4,175
Federal Reserve Bank stock, at cost (note 1(c))	75	75
Federal Home Loan Bank stock, at cost (note 1(c))	728	476
Loans, net (notes 4, 9 and 11)	279,199	232,752
Bank premises and equipment, net (note 5)	6,646	5,220
Accrued interest receivable	1,215	1,328
Other assets (notes 7 and 8)	3,523	2,083

Total assets	$321,243	$279,913

Liabilities and Stockholders’ Equity
Liabilities:
Deposits (note 6):
Demand	$27,731	$27,244
Savings and NOW accounts	87,832	74,870
Time	171,670	149,752

Total deposits	287,233	251,866

Note payable to Federal Home Loan Bank (note 1(d))	5,000	—
Note payable under line of credit (note 1 (d))	1,000	—
Accrued interest payable	872	861
Other liabilities (note 7)	2,219	370

Total liabilities	296,324	253,097

Stockholders’ equity (notes 7, 12 and 15):
Common stock, $3 par value. Authorized 3,000,000 shares, issued and outstanding 1,485,089 shares in 2008 and 1,485,089 shares in 2007	4,455	4,455
Capital surplus	787	787
Retained earnings	21,102	21,685
Accumulated other comprehensive loss, net	(1,425)	(111)

Total stockholders’ equity	24,919	26,816

Commitments, contingencies and other matters (notes 9, 10 and 12)
Total liabilities and stockholders’ equity	$321,243	$279,913

See accompanying notes to consolidated financial statements.

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2008, 2007 and 2006

(In thousands of dollars, except per share data)

	2008	2007	2006
Interest income:
Interest and fees on loans	$17,615	$16,748	$13,979
Interest on securities:
U.S. Government agencies	310	379	469
Corporate	66	150	215
States and political subdivisions (taxable)	203	235	272
States and political subdivisions (tax-exempt)	214	255	277
Other	43	38	37
Interest on federal funds sold	104	554	368

Total interest income	18,555	18,359	15,617

Interest expense:
Interest on deposits:
Savings and NOW accounts	1,170	1,403	1,048
Time—under $100,000	5,246	5,220	4,113
Time—$100,000 and over	1,809	1,551	1,254
Other interest expense	121	4	10

Total interest expense	8,346	8,178	6,425

Net interest income	10,209	10,181	9,192
Provision for loan losses (note 4)	2,881	462	339

Net interest income after provision for loan losses	7,328	9,719	8,853
Noninterest income:
Service charges on deposit accounts	1,493	1,412	1,357
Commissions and fees	442	417	378
Mortgage loan fees	261	204	234
Service charges on loan accounts	403	292	254
Other operating income	297	307	277

Total noninterest income	2,896	2,632	2,500

Noninterest expense:
Salaries and employee benefits (note 7)	5,621	4,813	4,540
Occupancy expense	625	454	429
Furniture and equipment	949	891	784
Office supplies and printing	254	226	212
Capital stock tax	212	191	181
Advertising expense	142	115	121
Other operating expenses	2,043	1,834	1,558

Total noninterest expense	9,846	8,524	7,825

Income before income tax expense	378	3,827	3,528
Income tax expense (note 8)	72	1,227	1,116

Net income	$306	$2,600	$2,412

Basic net income per share (note 1(n))	$0.21	$1.76	$1.65
Diluted net income per share (note 1(n))	$0.21	$1.75	$1.64

See accompanying notes to consolidated financial statements.

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income

Years ended December 31, 2008, 2007 and 2006

(In thousands, except share and per share data)

	Common Stock		Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Par Value
Balances, December 31, 2005	1,458,706	$4,376	$577	$18,362	$(103)	$23,212

Net income	—	—	—	2,412	—	2,412
Change in net unrealized gains on available-for-sale securities, net of deferred taxes of $2	—	—	—	—	(4)	(4)
Adjustment to initially apply FASB Statement No. 158, net of tax of $183					(357)	(357)

Comprehensive income						2,051
Cash dividends declared by Bankshares ($0.55 per share)	—	—	—	(802)	—	(802)
Issuance of common stock	883	3	19	—	—	22
Stock option expense		—	9	—	—	9

Balances, December 31, 2006	1,459,589	$4,379	$605	$19,972	$(464)	$24,492

Net income	—	—	—	2,600	—	2,600
Change in net unrealized gains on available-for-sale securities, net of deferred tax benefit of $55	—	—	—	—	111	111
Adjustment to apply FASB Statement No. 158, net of tax of $124					242	242

Comprehensive income						2,953
Cash dividends declared by Bankshares ($0.60 per share)	—	—	—	(887)	—	(887)
Issuance of common stock, stock option exercise	25,500	76	179	—	—	255
Stock option expense		—	3	—	—	3

Balances, December 31, 2007	1,485,089	$4,455	$787	$21,685	$(111)	$26,816

Net income	—	—	—	306	—	306
Change in net unrealized gains on available-for-sale securities, net of deferred tax benefit of $41	—	—	—	—	83	83
Adjustment to apply FASB Statement No. 158, net of tax of $719					(1,397)	(1,397)

Comprehensive income (loss)						(1,008)
Cash dividends declared by Bankshares ($0.60 per share)	—	—	—	(889)	—	(889)

Balances, December 31, 2008	1,485,089	$4,455	$787	$21,102	$(1,425)	$24,919

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2008, 2007 and 2006

(In thousands of dollars)

	2008	2007	2006
Cash flows from operating activities:
Net income	$306	$2,600	$2,412

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of bank premises and equipment	426	413	435
Amortization of intangible assets	—	—	3
Amortization of unearned fees, net	(24)	(23)	(53)
Net amortization of premiums and discounts on securities	—	7	12
Provision for loan losses	2,881	462	339
Provision for deferred income taxes	(562)	(142)	161
Accrual of stock option vesting	—	3	9
Originations of mortgage loans held for sale	—	—	(9,751)
Sales of mortgage loans held for sale	—	—	10,208
Net decrease (increase) in:
Accrued interest receivable	113	(78)	(175)
Other assets	84	70	(22)
Net increase (decrease) in:
Accrued interest payable	11	97	188
Other liabilities	(267)	364	(548)

Net cash provided by operating activities	2,968	3,773	3,218

Cash flows from investing activities:
Purchases of held-to-maturity securities	—	(249)	—
Purchases of available-for-sale securities	(1,010)	—	(1,503)
Purchases of available-for-sale mortgage-backed securities	—	—	(500)
Proceeds from maturities and calls of held-to-maturity securities	1,670	1,470	1,265
Proceeds from maturities and calls of available-for-sale securities	4,379	3,387	4,044
Proceeds from paydowns and maturities of available-for-sale mortgage-backed securities	790	769	1,071
Sale (purchase) of Federal Home Loan Bank stock	(252)	5	(27)
Collections on loan participations	252	326	493
Net increase in loans made to customers	(50,014)	(25,805)	(27,815)
Recoveries on loans charged off	173	134	129
Purchases of bank premises and equipment	(1,852)	(369)	(292)

Net cash used in investing activities	(45,864)	(20,332)	(23,135)

Cash flows from financing activities:
Net increase in demand, savings and NOW deposits	13,449	8,685	6,854
Net increase in time deposits	21,918	12,364	14,717
Borrowing (repayments) of note payable to Federal Home Loan Bank	5,000	(100)	(100)
Borrowing under line of credit	1,000	—	—
Proceeds from issuance of common stock	—	255	20
Cash dividends paid	(889)	(887)	(802)

Net cash provided by financing activities	40,478	20,317	20,689

Net increase (decrease) in cash and cash equivalents	(2,418)	3,758	772

Cash and cash equivalents, beginning of period	18,344	14,586	13,814

Cash and cash equivalents, end of period	$15,926	$18,344	$14,586

Supplemental disclosure of cash flows information
Cash paid during the year for:
Income taxes	$1,086	$1,019	$900
Interest	8,335	8,106	6,237

Supplemental schedule of noncash investing and financing activities:
Transfer of loans to repossessed properties	$15	$59	$81
Loans charged against the allowance for loan losses	805	646	206
Unrealized gains (losses) on available-for-sale securities	125	152	(6)
Defined benefit plan adjustment per FASB Statement No. 158	(2,115)	366	(540)

See accompanying notes to consolidated financial statements.

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Notes to Consolidated Financial Statements

(In thousands, except ratios, share and per share data)

(1)	Summary of Significant Accounting Policies and Practices

Pinnacle Bankshares Corporation, a Virginia corporation (Bankshares), was organized in 1997 and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Bankshares is headquartered in Altavista, Virginia. Bankshares conducts all of its business activities through the branch offices of its wholly owned subsidiary bank, First National Bank (the Bank). Bankshares exists primarily for the purpose of holding the stock of its subsidiary, the Bank, and of such other subsidiaries as it may acquire or establish. The Company has a single reportable segment for purposes of segment reporting.

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

The Company classifies its securities in three categories: (1) debt securities that the Bank has the positive intent and ability to hold to maturity are classified as “held-to-maturity securities” and reported at amortized cost; (2) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as “trading securities” and reported at fair value, with unrealized gains and losses included in net income; and (3) debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as “available-for-sale securities” and reported at fair value, with unrealized gains and losses excluded from net income and reported in accumulated other comprehensive income, a separate component of stockholders’ equity, net of deferred taxes. Fair value is determined from quoted prices obtained from FT (Financial Times) Interactive Data in cooperation with Compass Bank, the Company’s third—party bond accountant. Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts on a basis, which approximates the level yield method. The Bank does not maintain trading securities. Gains or losses on disposition are based on the net proceeds and adjusted carrying values of the securities called or sold, using the specific identification method on a trade date basis. If a decline below cost in the market value of any available-for-sale or held-to-maturity security is deemed other than temporary, the decline is charged to net income resulting in the establishment of a new cost basis for the security.

(c)	Required Investments

As a member of the Federal Reserve Bank (FRB) and the Federal Home Loan Bank (FHLB) of Atlanta, the Company is required to maintain certain minimum investments in the common stock of the FRB and FHLB, which are carried at cost. Required levels of investment are based upon the Company’s capital and a percentage of qualifying assets.

In addition, the Company is eligible to borrow from the FHLB with borrowings collateralized by qualifying assets, primarily residential mortgage loans, and the Bank’s capital stock investment in the FHLB.

(d)	Borrowings

At December 31, 2008, the Bank’s available borrowing limit with the FHLB was approximately $36,320. The Bank had $5,000 and $0 in borrowings outstanding at December 31, 2008 and 2007, respectively. The $5,000 is a daily variable rate note that matures in May of 2009.

Bankshares also has a $5,000 line of credit with a corresponding bank with $1,000 outstanding as of December 31, 2008 with a 5.00% interest rate that matures on December 31, 2011.

(e)	Loans and Allowance for Loan Losses

Loans are stated at the amount of unpaid principal, reduced by unearned income and fees on loans, and an allowance for loan losses. Income is recognized over the terms of the loans using methods that approximate the level yield method. The allowance for loan losses is a cumulative valuation allowance consisting of an annual provision for loan losses, plus any amounts recovered on loans previously charged off, minus loans charged off. The provision for loan losses charged to operating expenses is the amount necessary in management’s judgment to maintain the allowance for loan losses at a level it believes sufficient to cover losses in the collection of the Company’s loans. Management determines the adequacy of the allowance based upon reviews of individual credits, recent loss experience, delinquencies, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. Loans are charged against the allowance for loan losses when management believes the collectability of the principal is unlikely. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. It is reasonably possible that management’s estimate of loan losses and the related allowance may change materially in the near term. However, the amount of change that is reasonably possible cannot be estimated. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examinations.

Loans are charged against the allowance when, in management’s opinion, they are deemed uncollectible, although the Company continues to aggressively pursue collection. The Company considers a number of factors to determine the need for and timing of charge-offs including the following: whenever any commercial loan becomes past due for 120 days for any scheduled principal or interest payment and collection is considered unlikely; whenever foreclosure on real estate collateral or liquidation of other collateral does not result in full payment of the obligation and the deficiency or some portion thereof is deemed uncollectible, the uncollectible portion shall be charged-off; whenever any installment loan becomes past due for 120 days and collection is considered unlikely; whenever any repossessed vehicle remains unsold for 60 days after repossession; whenever a bankruptcy notice is received on any installment loan and review of the facts results in an assessment that all or most of the balance will not be collected, the loan will be placed in non-accrual status; whenever a bankruptcy notice is received on a small, unsecured, revolving installment account; and whenever any other small, unsecured, revolving installment account becomes past due for 180 days.

Interest related to non-accrual loans is recognized on the cash basis. Loans are generally placed in non-accrual status when the collection of principal and interest is 90 days or more past due, unless the obligation relates to a consumer or residential real estate loan or is both well-secured and in the process of collection.

Impaired loans are required to be presented in the financial statements at the present value of the expected future cash flows or at the fair value of the loan’s collateral. Homogeneous loans such as real estate mortgage loans, individual consumer loans and home equity loans are evaluated collectively for impairment. Management, considering current information and events regarding the borrower’s ability to repay their obligations, considers a loan to be impaired when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. Cash receipts on impaired loans receivable are applied first to reduce interest on such loans to the extent of interest contractually due and any remaining amounts are applied to principal.

(f)	Loan Origination and Commitment Fees and Certain Related Direct Costs

Loan origination and commitment fees and certain direct loan origination costs charged by the Company are deferred and the net amount amortized as an adjustment of the related loan’s yield. The Company amortizes these net amounts over the contractual life of the related loans or, in the case of demand loans, over the estimated life. Fees related to standby letters of credit are recognized over the commitment period.

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

(j)	Pension Plan

The Company maintains a noncontributory defined benefit pension plan, which covers substantially all of its employees. The net periodic pension expense includes a service cost component, interest on the projected benefit obligation, a component reflecting the actual return on plan assets, the effect of deferring and amortizing certain actuarial gains and losses, and the amortization of any unrecognized net transition obligation on a straight-line basis over the average remaining service period of employees expected to receive benefits under the plan. The Company’s funding policy is to make annual contributions in amounts necessary to satisfy the Internal Revenue Service’s funding standards, to the extent that they are tax deductible.

In September 2006, the Financial Accounting Standards Board (FASB) issued Statements of Financial Accounting Standards (SFAS) SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R) (SFAS No.158), which requires a business entity to recognize the overfunded or underfunded status of a single-employer defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in comprehensive income in the year in which the changes occur. SFAS No. 158 also requires a business entity to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The recognition and disclosure provisions of SFAS No. 158 were adopted by the Company beginning with the year ended December 31, 2006. The requirement to measure plan assets and benefit obligations as of the date of the Company’s fiscal year end statement of position was adopted on December 31, 2008.

(k)	Advertising

The Company expenses advertising expenses as incurred.

(l)	Income Taxes

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

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. Deferred taxes are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

(m)	Stock Options

The Company accounts for its stock based compensation plan under the provisions of SFAS No. 123 (R) Share Based Payment which requires recognizing expense for options granted equal to the grant date fair value of the unvested amounts over their remaining vesting periods. There were no options granted in 2007 or 2008. Future levels of compensation cost recognized related to share-based compensation awards may be impacted by new awards and/or modification, repurchases and cancellations of existing awards after the adoption of this standard.

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

The following is a reconciliation of the numerators and denominators of the basic and diluted net income per share computations for the periods indicated:

	Net income (numerator)	Shares (denominator)	Per share amount
Year ended December 31, 2008
Basic net income per share	$306	1,485,089	$0.21
Effect of dilutive stock options	—	3,124

Diluted net income per share	$306	1,488,213	$0.21

	Net income (numerator)	Shares (denominator)	Per share amount
Year ended December 31, 2007
Basic net income per share	$2,600	1,479,689	$1.76
Effect of dilutive stock options	—	9,688

Diluted net income per share	$2,600	1,489,377	$1.75

	Net income (numerator)	Shares (denominator)	Per share amount
Year ended December 31, 2006
Basic net income per share	$2,412	1,459,007	$1.65
Effect of dilutive stock options	—	12,799

Diluted net income per share	$2,412	1,471,806	$1.64

(o)	Consolidated Statements of Cash Flows

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks (with original maturities of three months or less), and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

(p)	Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income, requires the Company to classify items of “Other Comprehensive Income” (such as net unrealized gains (losses) on available-for-sale securities) by their nature in a financial statement and present the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Company’s other comprehensive income consists of net income, and net unrealized gains (losses) on securities available-for-sale, net of income taxes, and adjustments relating to its defined benefit plan, net of income taxes.

(q)	Fair Value Measurements

Effective January 1, 2008, the Company adopted the provisions of SFAS No. 157, Fair Value Measurements. SFAS No. 157, which was issued in September 2006, establishes a framework for using fair value. It defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

In accordance with SFAS No. 157, the Company groups its financial assets and financial liabilities in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. The most significant instruments that the Company measures at fair value are available-for-sale securities. All instruments fall into Level 2 fair value hierarchy. Valuation methodologies for the fair value hierarchy are as follows:

Level 1—Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. The Company has no Level 1 assets or liabilities on December 31, 2008.

Level 2—Valuations are obtained from readily available pricing sources via independent providers for market transactions involving similar assets or liabilities. The Company’s principal market for these securities is the secondary institutional markets and valuations are based on observable market data in those markets. Level 2 securities include U.S. Government agency obligations, state and municipal bonds, mortgage-backed securities and corporate debt obligations.

Level 3—Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and are not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining fair value assigned to such assets and liabilities. The Company has no Level 3 assets or liabilities on December 31, 2008.

The following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Available-for-sale Securities

Available-for-sale securities are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available, and would in such case be included as a Level 1 asset. The Company currently carries no Level 1 securities. If quoted prices are not available, valuations are obtained from readily available pricing sources from independent providers for market transactions involving similar assets or liabilities. The Company’s principal market for these securities is the secondary institutional markets, and valuations are based on observable market data in those markets. These would be classified as Level 2 assets. The Company’s entire available-for-sale securities portfolio is classified as Level 2 securities. The Company currently carries no Level 3 securities for which fair value would be determined using unobservable inputs.

Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of a similar debt, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans at which fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2008, substantially all of the impaired loans were evaluated based on the fair value of the collateral. In accordance with SFAS No. 157, impaired loans where an allowance is established based on the fair value of the collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as a nonrecurring Level 2 asset. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as a nonrecurring Level 3 asset. Impaired loans totaled $2,292 at December 31, 2008 with a specific loss allowance totaling $543.

Foreclosed Assets

Foreclosed assets are adjusted to fair value upon transfer of the loans to foreclosed assets. Subsequently, foreclosed assets are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on observable market price or a current appraised value, the Company records the foreclosed asset as a nonrecurring Level 2 asset. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the foreclosed asset as a nonrecurring Level 3 asset. There were no fair value adjustments pertaining to foreclosed assets totaling $300 on December 31, 2008.

Below is a table that presents information about certain assets and liabilities measured at fair value on a recurring basis:

Fair Value Measurements on December 31, 2008

	Total Carrying Amount in The Consolidated Balance Sheet 12/31/2008	Assets/Liabilities Measured at Fair Value 12/31/2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Description
Available-for-sale securities	$11,426	$11,426	NA	$11,426	NA

(r)	Use of Estimates

In preparing the consolidated financial statements in accordance with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated balance sheets and revenues and expenses for the years ended December 31, 2008, 2007 and 2006. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan losses.

(s)	Impact of Recently Issued Accounting Standards

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS No. 157), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 was effective for the Company beginning January 1, 2008. Certain requirements of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The effective date for other requirements of SFAS No. 157 has been deferred for one year by the FASB. On January 1, 2008 the Company adopted SFAS No. 157, which has not had a material impact on the Company’s financial conditions, results of operations or cash flows. See Note 1(q) of the Notes to Consolidated Financial Statements.

Also in September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R) (SFAS No. 158). SFAS No. 158 and its impact on the Company are discussed in Note 1(j) of the Notes to Consolidated Financial Statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115. (SFAS No. 159) SFAS No. 159 permits entities to elect to measure eligible financial instruments at fair value. An entity must report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date, and recognize upfront costs and fees related to those items in earnings as incurred and not on a deferred basis. Unrealized gains and losses on items for which the fair value option has been elected must be reported in earnings at each subsequent reporting date. The fair value option can be applied instrument by instrument; however, the election is irrevocable. The Company’s adoption of SFAS No. 159 on January 1, 2008 had little financial impact because the Company did not elect the fair value option for any of its financial assets or liabilities although fair value is used to state values of available-for-sale securities.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations. (SFAS No 141R), which replaces SFAS No. 141, Business Combinations (SFAS No. 141) issued in 2001. Whereas its predecessor applied only to business combinations in which control was obtained by transferring consideration, the revised standard applies to all transactions or other events in which one entity obtains control over another. SFAS No. 141R defines the acquirer as the entity that obtains control over one or more other businesses and defines the acquisition date as the date the acquirer achieves control. SFAS No. 141R requires the acquirer to recognize assets acquired, liabilities assumed and any noncontrolling interest in the acquiree at their respective fair values as of the acquisition date. The revised standard changes the treatment of acquisition-related costs, restructuring costs related to an acquisition that the acquirer expects but is not obligated to incur, contingent consideration associated with the purchase price and pre-acquisition contingencies associated with acquired assets and liabilities. SFAS No. 141R retains the guidance in SFAS No. 141 for identifying and recognizing intangible assets apart from goodwill. The revised standard applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company will apply the provisions of SFAS No. 141R to any business acquisition which occurs on or after the date the standard becomes effective.

Also in December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (SFAS No. 160). This statement amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is prohibited. The Company is currently evaluating the provisions of SFAS No. 160 and assessing the impact it may have on the Company.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133 (SFAS No. 161). The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial condition, financial performance, and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. SFAS No. 161 will impact disclosures only and will not have an impact on the Company’s consolidated financial condition, results of operations or cash flows.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS No. 162). The new standard identifies the sources of accounting principles and the framework for selecting principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP. It is effective November 15, 2008. The Company’s adoption did not have a material impact on the Company’s financial condition or results of operations.

In October 2008, the FASB issued FASB Staff Position (FSP) SFAS No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active (FSP SFAS No. 157-3). The new FSP clarifies the application of SFAS No. 157, Fair Value Measurements, in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. This FSP was effective upon issuance, including prior periods for which financial statements had not been issued. The adoption of FSP SFAS No 157-3 did not have a material impact on the Company’s consolidated financial condition, results of operations or cash flows.

(2)	Restrictions on Cash

To comply with Federal Reserve regulations, the Company is required to maintain certain average reserve balances. The daily average reserve requirements were approximately $2,304 and $1,302 for the weeks including December 31, 2008 and 2007, respectively.

(3)	Securities

The amortized costs, gross unrealized gains, gross unrealized losses and fair values for securities at December 31, 2008 and 2007 are as follows:

	2008
	Amortized costs	Gross unrealized gains	Gross unrealized losses	Fair values
Available-for-Sale
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$2,031	15	(6)	2,040
Obligations of states and political subdivisions	4,891	109	(27)	4,973
Corporate securities	999	—	(25)	974
Mortgage-backed securities—government	3,339	54	(4)	3,389
Other securities	50	—	—	50

Total available-for-sale	$11,310	178	(62)	11,426

	2008
	Amortized costs	Gross unrealized gains	Gross unrealized losses	Fair values
Held-to-Maturity
Obligations of states and political subdivisions	$2,505	70	—	2,575

	2007
	Amortized costs	Gross unrealized gains	Gross unrealized losses	Fair values
Available-for-Sale
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$2,647	12	(2)	2,657
Obligations of states and political subdivisions	6,142	67	(31)	6,178
Corporate securities	2,498	—	(24)	2,474
Mortgage-backed securities—government	4,132	34	(65)	4,101
Other securities	50	—	—	50

Total available-for-sale	$15,469	113	(122)	15,460

	2007
	Amortized costs	Gross unrealized gains	Gross unrealized losses	Fair values
Held-to-Maturity
Obligations of states and political subdivisions	$4,175	52	(14)	4,213

The following table shows the gross unrealized losses and fair value of the Company’s investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2008:

	Less than 12 months		12 months or more		Total
	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross Unrealized losses
Description of Securities
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$934	6	—	—	934	6
Obligations of states and political subdivisions	1,030	27	—	—	1,030	27
Corporate securities	492	7	482	18	974	25
Mortgage-backed securities-government	47	2	436	2	483	4

Total temporarily impaired securities	$2,503	42	918	20	3,421	62

The Company does not consider the unrealized losses other-than-temporary losses based on the volatility of the securities market price involved, the credit quality of the securities, and the Company’s ability if necessary, to hold the securities until maturity. The securities include 6 bonds that have continuous losses for less than 12 months and 3 bonds that have continuous losses for more than 12 months. The $3,421 in securities in which there is an unrealized loss of $62 includes unrealized losses ranging from less than $1 to $18 or from 0.01% to 5.96% of the original cost of the investment.

The following table shows the gross unrealized losses and fair value of the Company’s investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2007:

	Less than 12 months		12 months or more		Total
	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross Unrealized losses
Description of Securities
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$—	—	1,498	2	1,498	2
Obligations of states and political subdivisions	1,840	12	3,361	33	5,201	45
Corporate securities			2,474	24	2,474	24
Mortgage-backed securities-government	42	—	2,412	65	2,454	65

Total temporarily impaired securities	$1,882	12	9,745	124	11,627	136

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

The amortized costs and fair values of available-for-sale and held-to-maturity securities at December 31, 2008, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	2008
	Available-for-Sale		Held-to-Maturity
	Amortized costs	Fair values	Amortized costs	Fair values
Due in one year or less	$1,550	1,567	964	993
Due after one year through five years	4,731	4,792	1,240	1,271
Due after five years through ten years	1,190	1,169	301	311
Due after ten years	500	509	—	—

	7,971	8,037	2,505	2,575
Mortgage-backed securities	3,339	3,389	—	—

Totals	$11,310	11,426	2,505	2,575

Securities with amortized costs of approximately $3,709 and $4,221 (fair values of $3,781 and $4,209, respectively) as of December 31, 2008 and 2007, respectively, were pledged as collateral for public deposits.

(4)	Loans

A summary of loans at December 31, 2008 and 2007 follows:

	2008	2007
Real estate loans:
Residential-mortgage	$104,653	73,634
Residential-construction	13,153	1,945
Other	86,915	92,102
Loans to individuals for household, family and other consumer expenditures	54,329	46,834
Commercial and industrial loans	23,820	19,909
All other loans	514	240

Total loans, gross	283,384	234,664
Less unearned income and fees	(216)	(192)

Loans, net of unearned income and fees	283,168	234,472
Less allowance for loan losses	(3,969)	(1,720)

Loans, net	$279,199	232,752

Nonaccrual loans amounted to approximately $2,292, $634 and $255 at December 31, 2008, 2007 and 2006, respectively. Interest income that would have been earned on non-accrual loans if they had been current in accordance with their original terms and the recorded interest that was included in income on these loans was not significant for 2008, 2007 and 2006. There were no commitments to lend additional funds to customers whose loans were on non-accrual status at December 31, 2008.

In the normal course of business, the Bank has made loans to executive officers and directors. At December 31, 2008, loans to executive officers and directors were approximately $399 compared to $523 at December 31, 2007. During 2008, new loans to executive officers and directors amounted to approximately $214 and repayments amounted to approximately $382. Loans to companies in which executive officers and directors have an interest amounted to approximately $523 and $567 at December 31, 2008 and 2007, respectively. All such loans were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated persons, and, in the opinion of management, do not involve more than normal risk or present other unfavorable features.

Activity in the allowance for loan losses for the years ended December 31, 2008, 2007 and 2006 is summarized as follows:

	2008	2007	2006
Balances at beginning of year	$1,720	1,770	1,508
Provision for loan losses	2,881	462	339
Loans charged off	(805)	(646)	(206)
Loan recoveries	173	134	129

Balances at end of year	$3,969	1,720	1,770

At December 31, 2008, 2007 and 2006, the recorded investment in loans for which impairment has been identified totaled approximately $2,292, $634 and $255, respectively, with corresponding valuation allowances of approximately $543, $110 and $3, respectively. The average recorded investment in impaired loans receivable during 2008, 2007 and 2006 was approximately $1,609, $445 and $333, respectively. Interest income recognized on a cash basis on impaired loans during 2008, 2007 and 2006 was approximately $278, $61 and $15, respectively.

(5)	Bank Premises and Equipment

Bank premises and equipment, net were comprised of the following as of December 31, 2008 and 2007:

	2008	2007
Land improvements	$480	420
Buildings	6,100	4,628
Equipment, furniture and fixtures	3,692	3,371

	10,272	8,419
Less accumulated depreciation	(4,777)	(4,350)

	5,495	4,069
Land	1,151	1,151

Bank premises and equipment, net	$6,646	5,220

(6)	Deposits

A summary of deposits at December 31, 2008 and 2007 follows:

	2008	2007
Noninterest-bearing demand deposits	$27,731	27,244
Interest-bearing:
Savings and money market accounts	47,045	47,850
NOW accounts	40,787	27,020
Time deposits—under $100,000	118,449	109,824
Time deposits—$100,000 and over	53,221	39,928

Total interest-bearing deposits	259,502	224,622

Total deposits	$287,233	251,866

At December 31, 2008, the scheduled maturity of time deposits is as follows: $103,468 in 2009; $20,614 in 2010; $7,007 in 2011; $2,877 in 2012 and $37,704 in 2013.

In the normal course of business, the Bank has received deposits from executive officers and directors. At December 31, 2008 and 2007, deposits from executive officers and directors were approximately $3,833 and $3,755, respectively. All such deposits were received in the ordinary course of business on substantially the same terms and conditions, including interest rates, as those prevailing at the same time for comparable transactions with unrelated persons.

(7)	Employee Benefit Plans

The Bank maintains a noncontributory defined benefit pension plan that covers substantially all of its employees. Benefits are computed based on employees’ average final compensation and years of credited service. Pension expense amounted to approximately $358, $329 and $244 in 2008, 2007 and 2006, respectively. The change in benefit obligation, change in plan assets and funded status of the pension plan at December 31, 2008 and September 30, 2007 and 2006 (most recent information available) and pertinent assumptions are as follows:

The remainder of this page intentionally left blank.

	Pension Benefits
	2008	2007	2006
Change in Benefit Obligation
Benefit obligation at beginning of year	$5,440	4,907	5,111
Service cost	482	363	299
Interest cost	423	293	294
Actuarial (gain) loss	(519)	(29)	(109)
Benefits paid	(12)	(94)	(688)

Benefit obligation at end of year	$5,814	5,440	4,907

Change in Plan Assets
Fair value of plan assets at beginning of year	5,491	4,911	4,383
Actual return on plan assets	(2,031)	674	416
Employer contribution	400	—	800
Benefit paid	(12)	(94)	(688)

Fair value of plan assets at end of year	$3,848	5,491	4,911

Funded Status at the End of the Year	(1,966)	51	4
Amounts Recognized in the Balance Sheet
Other liabilities, accrued pension	(1,966)	—	—
Other assets, prepaid pension	$—	51	4

Amounts Recognized in Accumulated Other Comprehensive Income Net of Tax Effect
Unrecognized net actuarial loss	1,500	98	334
Prior service cost	6	10	13
Net obligation in transition	5	7	10

Benefit obligation included in accumulated other comprehensive income	$1,511	115	357

Funded Status
Benefit obligation	(5,814)	(5,440)	(4,907)
Fair value of assets	3,848	5,491	4,911
Unrecognized net actuarial (gain) loss	2,274	149	505
Unrecognized net obligation at transition	7	11	15
Unrecognized prior service cost	8	15	20

(Accrued)/prepaid benefit cost included in the balance sheet	$323	226	544

	Pension Benefits
	2008	2007	2006
Weighted Average Assumptions as of December 31, 2008 and September 30, 2007 and 2006:
Discount rate	6.25%	6.25%	6.00%
Expected long-term return on plan assets	8.50%	8.50%	8.50%
Rate of compensation increase	4.00%	5.00%	5.00%

	Pension Benefits
	2008	2007	2006
Other Changes in Plan Assets and Benefit Obligation Recognized in Other Comprehensive Income Net of Tax Effect
Net (gain)/loss	$1,403	(236)	334
Prior service cost	—	—	13
Amortization of prior service cost	(4)	(3)	—
Net obligation at transition	—	—	10
Amortization of net obligation at transition	(3)	(3)	—

Total recognized in other comprehensive income	$1,396	(242)	357

Total Recognized in Net Periodic Benefit Cost and Other Comprehensive Income	$1,639	76	597

The estimated portion of prior service cost and net transition obligation included in accumulated other comprehensive income that will be recognized as a component of net periodic pension cost over the next fiscal year are $5 and $5, respectively.

The Company selects the expected long-term rate-of-return-on-assets assumption in consultation with its investment advisors and actuary. This rate is intended to reflect the average rate of return expected to be earned on the funds invested or to be invested to provide plan benefits. Historical performance is reviewed—especially with respect to real rates of return (net of inflation)—for the major asset classes held or anticipated to be held by the trust, and for the trust itself. Undue weight is not given to recent experience, which may not continue over the measurement period, and higher significance is placed on current forecasts of future long-term economic conditions.

Because assets are held in a qualified trust, anticipated returns are not reduced for taxes. Further—solely for this purpose—the plan is assumed to continue in force and not terminate during the period during which assets are invested. However, consideration is given to the potential impact of current and future investment policy, cash flow into and out of the trust, and expenses (both investment and non-investment) typically paid from plan assets (to the extent such expenses are not explicitly estimated within periodic cost).

The components of net pension benefit cost under the plan for the years ended December 31, 2008, 2007 and 2006 is summarized as follows:

	Pension Benefits
	2008	2007	2006
Service cost	$529	363	299
Interest cost	424	293	294
Expected return on plan assets	(613)	(348)	(372)
Net amortization	11	9	8
Recognized net actuarial loss	—	1	10

Net pension benefit cost	$351	318	239

Projected Benefit Payments

The projected benefit payments under the plan are summarized as follows for the years ending December 31:

2009	$46
2010	167
2011	165
2012	174
2013	192
2014-2018	1,638

Plan Asset Allocation

The pension plan’s weighted-average asset allocations at December 31, 2008 and September 30, 2007 by asset category are as follows:

	Plan Assets at
	12/31/2008	9/30/2007
Asset Category
Mutual funds-fixed income	18%	22%
Mutual funds-equity	78%	74%
Cash and Equivalents	4%	4%

Total	100%	100%

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

Contributions

The Company expects to contribute $423 to its pension plan in 2009.

The Company also has a 401(k) plan under which the Company did not match employee contributions to the plan in 2008 or 2007.

(8)	Income Taxes

Income tax expense attributable to income before income tax expense for the years ended December 31, 2008, 2007 and 2006 is summarized as follows:

	2008	2007	2006
Current	$740	1,311	955
Deferred	(668)	(84)	161

Total income tax expense	$72	1,227	1,116

Reported income tax expense for the years ended December 31, 2008, 2007 and 2006 differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to income before income tax expense as a result of the following:

	2008	2007	2006
Computed “expected” income tax expense	$129	1,301	1,199
Increase (reduction) in income tax expense resulting from:
Tax-exempt interest	(80)	(93)	(102)
Disallowance of interest expense	10	14	13
Other, net	13	5	6

Reported income tax expense	$72	1,227	1,116

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2008 and 2007 are as follows:

	2008	2007
Deferred tax assets:
Loans, principally due to allowance for loan losses	$1,182	447
Adjustments, defined benefit plan	778	—
Net unrealized losses on available-for-sale securities	—	3
Unrecognized net actuarial loss and prior service cost	—	52
Loans, due to unearned fees, net	31	35
Other	131	78

Total gross deferred tax assets	2,122	615

Deferred tax liabilities:
Bank premises and equipment, due to differences in depreciation	(229)	(151)
Accrued pension, due to actual pension contributions in excess of accrual for financial reporting purposes	(110)	(77)
Net unrealized gains on available-for-sale securities	(40)	—
Other	(133)	(83)

Total gross deferred tax liabilities	(512)	(311)

Net deferred tax asset, included in other assets	$1,610	304

The Bank has determined that a valuation allowance for the gross deferred tax assets is not necessary at December 31, 2008, 2007 and 2006, since realization of the entire gross deferred tax assets can be supported by the amounts of taxes paid during the carryback periods available under current tax laws.

The Company adopted the provisions of FIN 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007 with no impact on the financial statements. The Company did not recognize any interest or penalties related to income tax during the years ended December 31, 2007 and 2008, and did not accrue any interest or penalties as of December 31, 2007 or 2008. The Company does not have an accrual for uncertain tax positions as deductions taken and benefits accrued are based on widely understood administrative practices and procedures are based on clear and unambiguous tax law. Tax returns for all years 2005 and thereafter are subject to future examination by tax authorities.

(9)	Financial Instruments with Off-Balance-Sheet Risk

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments may involve, to varying degrees, credit risk in excess of the amount recognized in the balance sheets. The contract amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

Credit risk is defined as the possibility of sustaining a loss because the other parties to a financial instrument fail to perform in accordance with the terms of the contract. The Company’s maximum exposure to credit loss under commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

The Company requires collateral to support financial instruments when it is deemed necessary. The Bank evaluates such customers’ creditworthiness on a case-by-case basis. The amount of collateral obtained upon extension of credit is based on management’s credit evaluation of the counterparty. Collateral may include deposits held in financial institutions, U.S. Treasury securities, other marketable securities, real estate, accounts receivable, inventory, and property, plant and equipment.

Financial instruments whose contract amounts represent credit risk:

	Contract amounts at December 31,
	2008	2007
Commitments to extend credit	$47,365	45,762

Standby letters of credit	$427	875

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

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including bond financing and similar transactions. Unless renewed, substantially all of the Company’s standby letters of credit commitments at December 31, 2008 will expire within one year. Management does not anticipate any material losses as a result of these transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

(10)	Leases

The Company leases premises and equipment under various operating lease agreements. Generally, operating leases provide for one or more renewal options on the same basis as current rental terms. Certain leases require increased rentals under cost-of-living escalation clauses. The following are future minimum lease payments as required under the agreements:

Year	Payments
2009	$237
2010	$230
2011	$150
2012	$139
2013	$117
After 2013	$2,315

Total	$3,188

The Bank entered into a lease of the Amherst branch facility with S. Main, L.L.C., an entity in which a director of the Company has a 50% ownership interest. The original term of the lease is twenty years and may be renewed at the Bank’s option for two additional terms of five years each. The Bank’s current monthly rental payment under the lease is $11 or $130 annually.

(11)	Concentrations of Credit Risk

The Company grants commercial, residential, consumer and agribusiness loans to customers primarily in the central Virginia area. The Company has a diversified loan portfolio that is not dependent upon any particular economic sector. As a whole, the portfolio could be affected by general economic conditions in the central Virginia region.

The Company’s commercial and real estate loan portfolios are diversified, with no significant concentrations of credit other than the geographic focus on the central Virginia region. The installment loan portfolio consists of consumer loans primarily for automobiles and other personal property. Overall, the Company’s loan portfolio is not concentrated within a single industry or group of industries, the loss of any one or more of which would generate a materially adverse impact on the business of the Company.

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

(12)	Dividend Restrictions and Capital Requirements

Bankshares’ principal source of funds for dividend payments is dividends received from its subsidiary Bank. For the years ended December 31, 2008 and 2007, dividends from the subsidiary Bank totaled $977 and $743, respectively.

Substantially all of Bankshares’ retained earnings consist of undistributed earnings of its subsidiary Bank, which are restricted by various regulations administered by federal banking regulatory agencies. Under applicable federal laws, the Comptroller of the Currency restricts, without prior approval, the total dividend payments of the Bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits for the two preceding years. At December 31, 2008, retained net profits of the Bank that were free of such restriction approximated $3,629.

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

Quantitative measures established by regulation to ensure capital adequacy require Bankshares and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2008, that Bankshares and the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2008, the most recent notification from Office of the Comptroller of the Currency categorized Bankshares and the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized,” Bankshares and the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed Bankshares and the Bank’s category.

Bankshares and the Bank’s actual capital amounts and ratios are presented in the table below.

	Actual		For Capital Adequacy Purposes		To Be “Well Capitalized” Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2008:
Total Capital (to Risk Weighted Assets):
Bankshares consolidated	$29,315	10.45%	$22,443	8.0%	$	N/A	N/A
Bank	30,038	10.72%	22,420	8.0%		28,025	10.0%
Tier 1 Capital (to Risk Weighted Assets):
Bankshares consolidated	25,806	9.20%	11,222	4.0%		N/A	N/A
Bank	26,529	9.47%	11,210	4.0%		16,815	6.0%
Tier 1 Capital (Leverage) (to Average Assets):
Bankshares consolidated	25,806	8.28%	12,461	4.0%		N/A	N/A
Bank	26,529	8.52%	12,451	4.0%		15,563	5.0%

	Actual		For Capital Adequacy Purposes		To Be “Well Capitalized” Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2007:
Total Capital (to Risk Weighted Assets):
Bankshares consolidated	$28,077	11.24%	$19,990	8.0%	$	N/A	N/A
Bank	27,852	11.15%	19,949	8.0%		23,938	10.0%
Tier 1 Capital (to Risk Weighted Assets):
Bankshares consolidated	26,357	10.55%	9,995	4.0%		N/A	N/A
Bank	26,132	10.46%	9,974	4.0%		11,966	6.0%
Tier 1 Capital (Leverage) (to Average Assets):
Bankshares consolidated	26,357	9.54%	9,995	4.0%		N/A	N/A
Bank	26,132	9.45%	11,059	4.0%		11,170	5.0%

(13)	Disclosures about Fair Value of Financial Instruments

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

The fair value of securities is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations; so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

(c)	Loans

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, real estate—residential, real estate—other, loans to individuals and other loans. Each loan category is further segmented into fixed and adjustable rate interest terms.

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

(e)	Commitments to Extend Credit and Standby Letters of Credit

The only amounts recorded for commitments to extend credit and standby letters of credit are the deferred fees arising from these unrecognized financial instruments. These deferred fees are not deemed significant at December 31, 2008 and 2007, and as such, the related fair values have not been estimated. The carrying amounts and approximate fair values of the Company’s financial instruments are as follows at December 31, 2008 and 2007:

	2008		2007
	Carrying amounts	Approximate fair values	Carrying amounts	Approximate fair values
Financial assets:
Cash and due from banks	$6,748	6,748	6,782	6,782
Federal funds sold	9,178	9,178	11,562	11,562
Securities:
Available-for-sale	11,426	11,426	15,460	15,460
Held-to-maturity	2,505	2,575	4,175	4,204
Federal Reserve Bank Stock	75	75	75	75
Federal Home Loan Bank Stock	728	728	476	476
Loans, net of unearned income and fees	279,199	287,388	234,472	238,810

Total financial assets	$309,859	318,118	273,002	277,369

Financial liabilities:
Deposits	$287,233	291,313	251,866	254,217
Note payable to Federal Home Loan Bank	5,000	5,000	—	—
Line of Credit	1,000	1,000

Total financial liabilities	$293,233	297,313	251,866	254,217

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

(14)	Parent Company Financial Information

Condensed financial information of Bankshares (Parent) is presented below:

Condensed Balance Sheets

	December 31,
	2008	2007
Assets
Cash due from subsidiary	$12	27
Investment in subsidiary, at equity	27,122	26,666
Other assets	319	259

Total assets	$27,453	26,952

Liabilities and stockholders’ equity
Notes payable	$1,000	—
Other liabilities	45	21

Total liabilities	$1,045	21

Stockholders’ equity (notes 12 and 15)
Common stock of $3 par value, authorized 3,000,000 Shares; issued and outstanding 1,485,089 shares in 2008 and 2007	$4,455	4,455
Capital surplus	787	787
Retained earnings	21,103	21,687
Accumulated other comprehensive income (loss), net	63	2

Total stockholders’ equity	$26,408	26,931
Commitments, contingencies and other matters (note 9, 10, 11 and 12)	—	—

Total liabilities and stockholders’ equity	$27,453	26,952

Condensed Statements of Income

	Years ended December 31,
	2008	2007	2006
Income:
Dividends from subsidiary (note 12)	$978	743	855
Expenses:
Other expenses	103	97	85

Income before income tax benefit and equity in undistributed net income of subsidiary	875	646	770
Applicable income tax benefit	35	33	29

Income before equity in undistributed net income of subsidiary	910	679	799
Equity in undistributed net income of subsidiary	(604)	1,921	1,613

Net income	$306	2,600	2,412

Condensed Statements of Cash Flows

	Years ended December 31,
	2008	2007	2006
Cash flows from operating activities:
Net income	$306	2,600	2,412
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiary	604	(1,921)	(1,613)
Increase in other assets	(60)	(32)	(38)

Net cash provided by operating activities	850	647	761

Cash flows from investing activities:
Additional investment in bank	(1,000)	—	—

Net cash used in financing activity	(1,000)	—	—

Cash flows from financing activities
Proceeds from issuance of common stock	—	255	30
Cash dividends paid	(889)	(887)	(803)
Draw on line of credit	1,000	—	—
Increase (decrease) in other liabilities	24	(18)	20

Net cash provided by (used in) financing activities	135	(650)	(753)

Net increase (decrease) in chas due from subsidiary	(15)	(3)	8
Cash due from subsidiary, beginning of year	27	30	22

Cash due from subsidiary, end of year	$12	27	30

(15)	Stock Options

The Company has two incentive stock option plans. The 1997 Incentive Stock Plan (the 1997 Plan), pursuant to which the Company’s Board of Directors could grant stock options to officers and key employees, became effective as of May 1, 1997. The 1997 Plan authorized grants of options to purchase up to 50,000 shares of the Company’s authorized, but unissued common stock. Accordingly, 50,000 shares of authorized, but unissued common stock were reserved for use in the 1997 Plan. All stock options were granted with an exercise price equal to the stock’s fair market value at the date of grant. At December 31, 2008, there were no additional shares available for grant under the 1997 Plan as the plan expired on May 1, 2007.

The 2004 Incentive Stock Plan (the 2004 Plan), pursuant to which the Company’s Board of Directors may grant stock options to officers and key employees, was approved by shareholders on April 13, 2004 and became effective as of May 1, 2004. The 2004 Plan authorizes grants of options to purchase up to 100,000 shares of the Company’s authorized, but unissued common stock. Accordingly, 100,000 shares of authorized, but unissued common stock were reserved for use in the 2004 Plan. All stock options are granted with an exercise price equal to the stock’s fair market value at the date of the grant. At December 31, 2008, there were 100,000 shares available for grant under the 2004 Plan.

Stock options generally have 10-year terms, vest at the rate of 20% per year, and become fully exercisable five years from the date of grant.

During 2008, no stock options were exercised. During 2007, 25,500 stock options were exercised. During 2006, no stock options were exercised. During 2008, 2007 and 2006, there were no options granted to employees.

At December 31, 2008, options for 9,500 shares were exercisable at an exercise price of $14.00 per share, and 7,500 shares were exercisable at an exercise price of $14.75 per share. As of December 31, 2008, there was no unrecognized compensation costs related to unvested stock options. Stock option activity during the years ended December 31, 2008 and 2007 is as follows:

	Number of shares	Weighted average exercise price
Balance at December 31, 2006	42,500	$11.78
Forfeited	—	—
Exercised	25,500	$10.08
Granted	—	—
Balance at December 31, 2007	17,000	$14.33
Exercised	—
Granted	—	—
Balance at December 31, 2008	17,000	$14.33

The following table summarizes information about stock options outstanding at December 31, 2008:

	Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding at 12/31/08	Weighted- Average Remaining Contractual Life (in years)	Weighted- Average Exercise Price	Number Exercisable at 12/31/2008	Weighted- Average Exercise Price
$14.00	9,500	2.5	$14.00	9,500	$14.00
14.75	7,500	3.6	14.75	7,500	14.75

	17,000	3.0	$14.33	17,000	$14.33

The aggregate intrinsic value of options outstanding was $0, of options exercisable was $0, and of options unvested and expected to vest was $0 at December 31, 2008.

The total intrinsic value (market value on date of exercise less exercise price) of options exercised during the years ended December 31, 2008, 2007 and 2006 totaled $0, $303 and $0, respectively.

(16)	Quarterly Results of Operations (Unaudited)

The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 2008, 2007 and 2006:

	2008
	First quarter	Second quarter	Third quarter	Fourth quarter
Income statement data:
Interest income	$4,551	4,614	4,767	4,623
Interest expense	2,081	2,020	2,122	2,123

Net interest income	2,470	2,594	2,645	2,500
Provision for loan losses	138	157	248	2,338
Noninterest income	677	761	754	704
Noninterest expense	2,287	2,384	2,474	2,701
Income tax expense	229	262	215	(634)

Net income	$493	552	462	(1,201)

Per share data:
Basic net income (loss) per share	$0.33	0.37	0.31	(0.80)
Diluted net income (loss) per share	0.33	0.37	0.31	(0.80)
Cash dividends per share	0.15	0.15	0.15	0.15
Book value per share	18.32	18.42	18.61	16.78

	2007
	First quarter	Second quarter	Third quarter	Fourth quarter
Income statement data:
Interest income	$4,343	4,574	4,706	4,736
Interest expense	1,930	2,049	2,081	2,118

Net interest income	2,413	2,525	2,625	2,618
Provision for loan losses	73	118	86	185
Noninterest income	608	658	680	686
Noninterest expense	2,117	2,095	2,056	2,256
Income tax expense	263	310	377	277

Net income	$568	660	786	586

Per share data:
Basic net income per share	$0.39	0.44	0.53	0.40
Diluted net income per share	0.38	0.44	0.53	0.40
Cash dividends per share	0.15	0.15	0.15	0.15
Book value per share	16.97	17.13	17.59	18.06

	2006
	First quarter	Second quarter	Third quarter	Fourth quarter
Income statement data:
Interest income	$3,578	3,781	4,015	4,243
Interest expense	1,412	1,498	1,675	1,840

Net interest income	2,166	2,283	2,340	2,403
Provision for loan losses	65	81	94	99
Noninterest income	561	666	628	645
Noninterest expense	1,823	1,949	1,955	2,098
Income tax expense	263	295	290	268

Net income	$576	624	629	583

Per share data:
Basic net income per share	$0.39	0.43	0.43	0.40
Diluted net income per share	0.39	0.42	0.43	0.40
Cash dividends per share	0.13	0.13	0.14	0.15
Book value per share	16.14	16.30	16.75	16.78

Management’s Report on Internal Control over Financial Reporting.

The Company’s management evaluated, with the participation of the Chief Executive Officer and Chief Financial Officer, the effectiveness of the Company’s disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934, as amended (the Exchange Act)) as of the end of the period covered by this report. Based on that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures are effective as of the end of the period covered by this report to ensure that information required to be disclosed in the reports that the Company files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Securities and Exchange Commission’s rules and forms, and that such information is accumulated and communicated to the Company’s management, including the Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control—Integrated Framework. Based on this assessment, our management concluded that, as of December 31, 2008, the Company’s internal control over financial reporting was effective based on those criteria.

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

Changes in Internal Controls.

No changes in our internal control over financial reporting occurred during the quarter ended December 31, 2008 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Pinnacle Bankshares Corporation

Altavista, Virginia

We have audited the accompanying consolidated balance sheets of Pinnacle Bankshares Corporation and subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pinnacle Bankshares Corporation and subsidiary as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

Raleigh, North Carolina

March 3, 2009

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Shareholder Information

PERFORMANCE GRAPH

The graph below compares total returns assuming reinvestment of dividends of Pinnacle Bankshares Common Stock, the NASDAQ Market Index, and an Industry Peer Group Index. The graph assumes $100 invested on December 31, 2003 in Pinnacle Bankshares Corporation Common Stock and in each of the indices. In 2008, the financial holding companies in the SIC Code Index consisted of 226 banks with the same standard industry code of 6022 as Pinnacle Bankshares Corporation.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN

AMONG PINNACLE BANKSHARES CORP.,

NASDAQ MARKET INDEX AND SIC CODE INDEX

ASSUMES $100 INVESTED ON DEC. 31, 2003

ASSUMES DIVIDEND REINVESTED

FISCAL YEAR ENDING DEC. 31, 2008

	Cumulative Total Returns For Fiscal Year Ending
	2003	2004	2005	2006	2007	2008
Pinnacle Bankshares Corporation	$100.00	111.61	120.12	129.93	119.84	80.90
SIC Code Index 6022	100.00	108.75	106.93	121.68	108.53	70.43
NASDAQ Market Index	100.00	108.41	110.79	122.16	134.29	79.25

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Shareholder Information

Annual Meeting

The 2009 Annual Meeting of Shareholders will be held on April 14, 2009, at 11:30 a.m. at the Fellowship Hall of Altavista Presbyterian Church, located at 707 Broad Street, Altavista, Virginia.

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

	2008			2007
	High	Low	Dividends	High	Low	Dividends
First Quarter	$24.00	$18.00	$0.15	$28.00	$22.10	$0.15
Second Quarter	$18.90	$17.25	$0.15	$25.90	$22.70	$0.15
Third Quarter	$18.25	$16.90	$0.15	$24.60	$23.80	$0.15
Fourth Quarter	$16.76	$10.99	$0.15	$24.75	$19.91	$0.15

Each share of Common Stock is entitled to participate equally in dividends, which are payable as and when determined by the Board of Directors after consideration of the earnings, general economic conditions, the financial condition of the business and other factors as might be appropriate. The Company’s ability to pay dividends is dependent upon its receipt of dividends from its subsidiary. Prior approval from the Comptroller of the Currency is required if the total of all dividends declared by a national bank, including the proposed dividend, in any calendar year will exceed the sum of the Bank’s net profits for that year and its retained net profits for the preceding two calendar years, less any required transfers to surplus. This limitation has not had a material impact on the Bank’s ability to declare dividends during 2008 and 2007 and is not expected to have a material impact during 2009.

As of December 31, 2008, there were approximately 372 shareholders of record of Bankshares’ Common Stock.

Requests for Information

Requests for information about the Company should be directed to Bryan M. Lemley, Secretary, Treasurer and Chief Financial Officer, P.O. Box 29, Altavista, Virginia 24517, telephone (434) 369-3000. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, will be furnished without charge to shareholders upon written request after March 31, 2009.

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