Form 10-K, Exhibit 13
period 2010-12-31
PINNACLE BANKSHARES CORP
filed 2011-03-28
CIK 1031233

EXHIBIT 13

Front Row: William F. Overacre, A. Patricia Merryman, John P. Erb (Chairman),

James E. Burton, IV (Vice Chairman), Michael E. Watson

Back Row: C. Bryan Stott, A. Willard Arthur, Thomas F. Hall, Robert H. Gilliam, Jr.,

John L. Waller, R. B. Hancock, Jr., Carroll E. Shelton

B O A R D   O F   D I R E C TO R S

A. Willard Arthur	A. Patricia Merryman
Retired; Former Chairman & Secretary	Vice President
Marvin V. Templeton & Sons, Inc.	Sonny Merryman, Inc.

James E. Burton, IV – Vice Chairman	William F. Overacre
President	Retired; Former Associate Broker
Templeton Paving, LLC	RE/MAX 1st Olympic, REALTORS

John P. Erb – Chairman	Carroll E. Shelton
Assistant Superintendent	Senior Vice President & Chief Credit Officer
Campbell County Schools	First National Bank
Vice President
Robert H. Gilliam, Jr.	Pinnacle Bankshares Corporation
Chief Executive Officer
First National Bank	C. Bryan Stott
President & Chief Executive Officer	Vice President & Branch Manager
Pinnacle Bankshares Corporation	Stifel Nicolaus

R. B. Hancock, Jr.	John L. Waller
Retired; Former President & Owner	Owner & Operator
R.B.H., Inc.	Waller Farms, Inc.

Thomas F. Hall	Michael E. Watson
President	Controller/Treasurer
George E. Jones & Sons, Inc.	Flippin, Bruce & Porter, Inc.

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

First National Bank Office Locations

ALTAVISTA

MAIN OFFICE

622 Broad Street

Altavista, Virginia 24517

Telephone: (434) 369-3000

VISTA OFFICE

1301 N. Main Street

Altavista, Virginia 24517

Telephone: (434) 369-3001

LYNCHBURG

AIRPORT OFFICE

14580 Wards Road

Lynchburg, Virginia 24502

Telephone: (434) 237-3788

TIMBERLAKE OFFICE

20865 Timberlake Road

Lynchburg, Virginia 24502

Telephone: (434) 237-7936

OLD FOREST ROAD OFFICE

3309 Old Forest Road

Lynchburg, Virginia 24501

Telephone: (434) 385-4432

FOREST

FOREST OFFICE

14417 Forest Road

Forest, Virginia 24551

Telephone: (434) 534-0451

AMHERST

AMHERST OFFICE

130 South Main Street

Amherst, Virginia 24521

Telephone: (434) 946-7814

RUSTBURG

RUSTBURG OFFICE

1033 Village Highway

Rustburg, Virginia 24588

Telephone: (434) 332-1742

SMITH MOUNTAIN LAKE

LOAN PRODUCTION OFFICE

74 Scruggs Road, Suite 102

Moneta, Virginia 24121

Telephone: (540) 719-0193

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

Officers of Pinnacle Bankshares Corporation
Robert H. Gilliam, Jr.	President & Chief Executive Officer
Aubrey H. Hall, III	Executive Vice President
Carroll E. Shelton	Vice President
Bryan M. Lemley	Secretary, Treasurer & Chief Financial Officer

Officers and Managers of First National Bank
Robert H. Gilliam, Jr.	Chief Executive Officer & Trust Officer
Aubrey H. Hall, III	President & Chief Operating Officer
Carroll E. Shelton	Senior Vice President & Chief Credit Officer
Bryan M. Lemley	Senior Vice President, Cashier & Chief Financial Officer
Lucy H. Johnson	Senior Vice President & Chief Information Officer
William J. Sydnor, II	Senior Vice President & Branch Administration Officer
Judith A. Clements	Senior Vice President & Director of Human Resources
Thomas R. Burnett, Jr.	Senior Vice President & Chief Lending Officer
Pamela R. Adams	Vice President & Loan Operations Manager
James M. Minear	Vice President & Commercial Officer
Shawn D. Stone	Vice President & Commercial Officer
Tracie A. Robinson	Vice President & Mortgage Production Manager
Bianca K. Allison	Vice President & Mortgage Loan Officer
Tony J. Bowling	Vice President & Network Administrator
Cecilia L. Doyle	Vice President & Senior Credit Analyst
John E. Tucker	Vice President & Investment Consultant
Vivian S. Brown	Vice President & Retail Sales and Service Manager
Daniel R. Wheeler	Vice President & Branch Manager (Airport)
Marian E. Marshall	Assistant Vice President & Branch Manager (Forest)
Nancy J. Holt	Assistant Vice President & Branch Manager (Main)
Janet H. Whitehead	Assistant Vice President & Branch Manager (Timberlake)
M. Amanda Ramsey	Assistant Vice President & Branch Manager (Amherst)
Charlene A. Thompson	Assistant Vice President & Branch Manager (Rustburg)
Andria C. Smith	Assistant Vice President & Branch Manager (Vista)
Courtney M. Woody	Assistant Vice President & Branch Manager (Old Forest Road)
Christine A. Hunt	Assistant Vice President & Internal Auditor
Vicki G. Greer	Assistant Vice President & Financial Analyst
Albert N. Fariss	Assistant Vice President & Facilities/Purchasing Manager and Security Officer
Tarry R. Pribble	Assistant Vice President & Collection and Recovery Manager
Lisa M. Landrum	Assistant Vice President & Dealer Finance Loan Officer
Anita M. Jones	Loan Production Officer
Melissa L. Collins	Mortgage Loan Officer
Dianna C. Hamlett	Compliance Officer & Bank Secrecy Act Officer
Lauren R. Michael	Training Officer
J. Wayne Drumheller	Collection Officer
Barbara H. Caldwell	Assistant Branch Manager (Main)
Arin L. Brown	Retail Business Development Officer (Main)
April A. Morris	Retail Business Development Officer (Main)
Doris N. Trent	Retail Business Development Officer (Vista)
Sherry D. Johnson	Retail Business Development Officer (Forest)
Melissa T. Campbell	Retail Business Development Officer (Airport)
Romonda F. Davis	E-Commerce Sales Officer
Cathy C. Simms	Assistant Portfolio Manager
Cynthia I. Gibson	Bookkeeping Manager

TO OUR SHAREHOLDERS, CUSTOMERS AND FRIENDS:

Progress was achieved by your Company on a number of fronts in 2010, not the least of which was in financial performance.

Net income for 2010 increased 96% over net income for 2009 to $687,000. The gain in net income was primarily fueled by an increase in net interest income of $772,000, as our net interest margin grew from 3.23% in 2009 to 3.37% in 2010. Noninterest income was essentially unchanged on a year-over-year basis, while noninterest expense registered a slight decline of 1% from 2009 to 2010.

Asset quality continues to be a concern as nonperforming loans stood at $7,843,000 as of December 31, 2010. The provision for loan losses charged against earnings in 2010 was $1,878,000, $348,000 more than in 2009. Obviously this level of loss provision adversely impacts net income. Our allowance for loan losses was $4,037,000 at year-end 2010, 8% higher than at year-end 2009, and amounted to 1.50% of total loans outstanding. We continue to employ an aggressive stance in dealing with credit quality issues, but expect to be challenged in addressing problem loans throughout much of 2011.

Although returns for 2010 continue to be fractions of pre-2008 returns, 2010 net income represents a positive step in the right direction and we are encouraged about prospects for a continuation of this trend in upcoming years.

The balance sheet reflects an increase in total assets of $4,903,000 in 2010, ending the year at $337,113,000. Total deposits grew $4,835,000 for the year. Net loans declined $874,000, less than 1%, in 2010, to $265,030,000, while securities owned increased $6,361,000 to $26,517,000 at December 31, 2010. Stockholders’ equity ended 2010 at $26,482,000, a $631,000 increase over 2009. Average equity to average assets was 7.88% for 2010, compared with 7.69% for 2009.

A $0.05 per share cash dividend was paid in November, 2010, fulfilling the goal of reinstatement of some level of dividend payment in 2010. This was the first cash dividend since $0.10 per share was paid in February 2009. Improvement in the level of cash dividend payments will continue to be a high priority of your board and management, evaluated in the context of the critical importance of capital preservation.

Another front in which progress was achieved in 2010 was in the corporate governance arena. The President and Chief Executive Officer for a number of years has served as acting Chairman of the Board, inasmuch as the Board had chosen not to formally elect a chairman. In 2010, the Board of Directors added an independence element to its leadership structure by electing outside directors John P. Erb and James E. Burton, IV as Chairman of the Board and Vice Chairman of the Board, respectively. Both Mr. Erb and Mr. Burton have filled these rolls in an admirable fashion.

Changes also occurred in the composition of the Board in 2010. James P. Kent, Jr. retired from the Board after having completed 30 years of dedicated service. His wise counsel to the Board during his tenure is much appreciated. Two new directors were elected to the Board in 2010 in the persons of A. Patricia Merryman and C. Bryan Stott. Both new directors have brought valuable attributes to the Board and have made immediate contributions.

Another area where I would recognize progress is that of management succession and transition. Succession and transition began in late 2010 when I informed our Board of my intention to retire in a mid-year 2011 timeframe and continues on through this date. In early 2011 our Board identified Aubrey H. (Todd) Hall, III as my successor, appointed him to the Board of First National Bank and elected him President of the Bank. Todd has been nominated for election to the Board of Directors of Pinnacle Bankshares at the 2011 Annual Meeting of Shareholders. He is slated to become Chief Executive Officer of First National Bank and President and Chief Executive Officer of Pinnacle Bankshares Corporation upon my retirement, targeted for July 1, 2011.

Todd is a Campbell County native and lifelong resident. He has worked in the banking industry since graduating from Lynchburg College in May, 1992, and has been with First National Bank since March, 2003. The Company is fortunate to have a highly qualified successor within the existing ranks of senior management. Todd is a skilled banker and will serve this Company well in the top leadership role. I am pleased to report that transition is proceeding smoothly.

The development of a new five year Strategic Plan is another example of progress in 2010. The Plan will serve as a guide to managing the Company to a higher level of performance in future years and will be a living, breathing document that can be amended to reflect changes in the economy and banking environment. The Strategic Plan is an important element in management transition as well.

Your patience with us in these challenging times is much appreciated as we work hard to lead your Company through and out of the effects of the deep and prolonged economic downturn that began in late 2007. Our rich heritage and history of strength and stability have served us well during this period. Progress is slow and gradual, but there is clear evidence of progress nonetheless and we firmly believe that momentum has developed in a positive direction.

We look forward to sharing more of the Pinnacle Bankshares story at our Annual Meeting of Shareholders to be held at 11:30 a.m., Tuesday, April 12, 2011 in the Fellowship Hall of Altavista Presbyterian Church, 707 Broad Street, Altavista, Virginia. We hope you will be able to join us for this occasion.

Thank you for the distinct privilege of allowing me to have served as your President and Chief Executive Officer.

Robert H. Gilliam, Jr.
President and Chief Executive Officer

February 18, 2011

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Selected Consolidated Financial Information

(In thousands, except ratios, share and per share data)

	Years ended December 31,
	2010	2009	2008	2007	2006
Income Statement Data:
Net interest income	$10,776	10,004	10,209	10,181	9,192
Provision for loan losses	1,878	1,530	2,881	462	339
Noninterest income	3,134	3,148	2,896	2,632	2,500
Noninterest expenses	11,037	11,171	9,846	8,524	7,825
Income tax expense	308	100	72	1,227	1,116
Net income	687	351	306	2,600	2,412
Per Share Data:
Basic net income	$0.46	0.24	0.21	1.76	1.65
Diluted net income	0.46	0.24	0.21	1.75	1.64
Cash dividends	0.05	0.10	0.60	0.60	0.55
Book value	17.71	17.41	16.78	17.95	16.66
Weighted-Average Shares Outstanding:
Basic	1,492,137	1,485,089	1,485,089	1,479,689	1,459,007
Diluted	1,492,137	1,485,089	1,488,213	1,489,377	1,471,806
Balance Sheet Data:
Assets	$337,113	332,210	321,243	279,913	256,421
Loans, net	265,030	265,904	279,199	232,752	207,861
Securities	26,517	20,156	13,931	19,635	24,866
Cash and cash equivalents	32,533	32,060	15,926	18,344	14,586
Deposits	306,954	302,119	287,233	251,866	230,817
Stockholders’ equity	26,482	25,851	24,919	26,816	24,492
Performance Ratios:
Return on average assets	0.21%	0.11%	0.10%	0.97%	1.00%
Return on average equity	2.62%	1.40%	1.14%	10.17%	10.10%
Dividend payout	10.92%	41.88%	291.50%	34.12%	33.25%
Asset Quality Ratios:
Allowance for loan losses to total loans, net of unearned income and fees	1.50%	1.38%	1.40%	0.73%	0.84%
Net charge-offs to average loans, net of unearned income and fees	0.59%	0.65%	0.24%	0.23%	0.04%
Capital Ratios:
Leverage	7.74%	8.04%	8.28%	9.54%	9.80%
Risk-based:
Tier 1 capital	9.36%	9.50%	9.20%	10.55%	9.92%
Total capital	10.61%	10.75%	10.45%	11.24%	10.64%
Average equity to average assets	7.88%	7.69%	9.14%	9.45%	9.91%

Management’s Discussion and Analysis

of Financial Condition and Results of Operations

(in thousands, except ratios, share and per share data)

Cautionary Statement Regarding Forward-Looking Statements

The following discussion is qualified in its entirety by the more detailed information and the consolidated financial statements and accompanying notes appearing elsewhere in this Annual Report. In addition to the historical information contained herein, this Annual Report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of management, are generally identifiable by use of words such as “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “may,” “will” or similar expressions. These forward-looking statements may include, but are not limited to, statements relating to anticipated future financial performance, funding sources including cash generated by banking operations, loan portfolio composition, trends in asset quality and strategies to address nonperforming assets and nonaccrual loans, adequacy of the allowance for loan losses and future provisions for loan losses, securities portfolio composition and future performance, interest rate environments, deposit insurance assessments, and strategic business initiatives.

Although we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these plans, intentions, or expectations will be achieved. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and actual results, performance or achievements could differ materially from those contemplated. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates; declining collateral values, especially in the real estate market; general economic conditions, including continued deterioration in general business and economic conditions and in the financial markets; deterioration in the value of securities held in our investment securities portfolio; the legislative/regulatory climate, including the impact of any policies or programs implemented pursuant to the Emergency Economic Stabilization Act of 2008 (the EESA), the American Recovery and Reinvestment Act of 2009 (the ARRA), the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act) or other laws; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System; the quality or composition of the loan and/or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in our market area; and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements contained herein. We base our forward-looking statements on management’s beliefs and assumptions based on information available as of the date of this report. You should not place undue reliance on such statements, because the assumptions, beliefs, expectations and projections about future events on which they are based may, and often do, differ materially from actual results. We undertake no obligation to update any forward-looking statement to reflect developments occurring after the statement is made.

In addition, we have experienced increases in loan losses during the current economic climate. Continued difficulties in significant portions of the global financial markets, particularly if it worsens, could further impact our performance, both directly by affecting our revenues and the value of our assets and liabilities, and indirectly by affecting our counterparties and the economy generally. Dramatic declines in the residential and commercial real estate markets in recent years have resulted in significant write-downs of asset values by financial institutions in the United States. Concerns about the stability of the U.S. financial markets generally have reduced the availability of funding to certain financial institutions, leading to a tightening of credit and reduction of business activity. There can be no assurance that the EESA, the ARRA, the Dodd-Frank Act or other actions taken by the Federal government will stabilize the U.S. financial system or alleviate the industry or economic factors that may adversely affect our business. In addition, our business and financial performance could be impacted as the financial industry restructures in the current environment, both by changes in the creditworthiness and performance of our counterparties and by changes in the competitive and regulatory landscape.

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

A total of one-hundred seven full and part-time staff members serve the Bank’s customers.

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

Executive Summary

The Company serves a trade area known better as Region 2000 consisting primarily of Campbell County, northern Pittsylvania County, eastern Bedford County, northern Franklin County, Amherst County and the city of Lynchburg from nine facilities located within the area. In February 2009, the Company opened the Rustburg facility located on Village Highway in the Rustburg Marketplace Shopping Center. This opening further increases our presence in Campbell County. The Company operates in a well-diversified industrial economic region that does not depend upon one or a few types of commerce.

The Company earns revenues on the interest margin between the interest it charges on loans it extends to customers and interest received on the Company’s securities portfolio net of the interest it pays on deposits to customers. The Company also earns revenues on service charges on deposit and loan products, gains on securities that are called or sold, fees from origination of mortgages, and other noninterest income items including but not limited to overdraft fees, commissions from investment, insurance and annuity sales, safe deposit box rentals, and automated teller machine surcharges. In 2010, an increase in net income was realized due to an increase in net interest margin and a decrease in noninterest expense. The Company’s revenue generating activities and related expenses are outlined in the consolidated statements of income and consolidated statements of changes in stockholders’ equity and comprehensive income and accompanying notes and in “Results of Operations” below.

The Company generates cash through its operating, investing and financing activities. The generation of cash flows is outlined more fully in the consolidated statements of cash flows and accompanying notes and in “Liquidity and Asset/Liability Management” below.

The Company’s balance sheet experienced a slight decline in its loan portfolio and growth in its deposit portfolio in 2010. The overall growth of the Company is outlined in the consolidated balance sheets and accompanying notes and the “Investment Portfolio,” “Loan Portfolio,” “Bank Premises and Equipment,” “Deposits” and “Capital Resources” discussions below.

The Company expects minimal loan portfolio growth in 2011, as we continue to monitor our capital ratios. The Company will look to continue growth in our branches, especially our newer Amherst and Rustburg locations, as we continue to build relationships with businesses and individuals within each market. While growing, the Company continues to leverage efficiencies from our reporting and imaging systems. The Company is also making our customers’ lives more convenient by offering innovative products and services and providing many channels to bank with us including Internet banking, Internet bill pay, telephone banking, mobile banking, remote deposit capture, debit and credit cards and real-time ATMs. The Company will continue to identify and install convenient products and services in 2011 with the goal to better enhance the customer’s experience with the Company.

Overview of 2010 and 2009

Total assets at December 31, 2010 were $337,113, up 1.48% from $332,210 at December 31, 2009. The principal components of the Company’s assets at the end of the year were $32,533 in cash and cash equivalents, $26,517 in securities and $265,030 in net loans. During the year ended December 31, 2010, gross loans decreased 0.22% or $590. The Company’s lending activities are a principal source of income. Loans decreased in 2010 as the Company experienced lower demand for credit and employed tighter credit standards.

Total liabilities at December 31, 2010 were $310,631, up 1.39% from $306,359 at December 31, 2009, with the increase reflective of an increase in total deposits of $4,835 or 1.60%. Noninterest-bearing demand deposits decreased $1,092 or 3.38% and represented 10.16% of total deposits at December 31, 2010, compared to 10.68% at December 31, 2009. Savings and NOW accounts increased $14,499 or 14.02% and represented 38.42% of total deposits at December 31, 2010, compared to 34.24% at December 31, 2009. Time deposits decreased $8,572 or 5.15% at December 31, 2010 and represented 51.42% of total deposits at December 31, 2010, compared to 55.08% at December 31, 2009. The Company’s deposits are provided by individuals and businesses located within the communities served. The Company had no brokered deposits as of December 31, 2010 and December 31, 2009.

Total stockholders’ equity at December 31, 2010 was $26,482, including $21,918 in retained earnings. At December 31, 2009, stockholders’ equity totaled $25,851, including $21,306 in retained earnings. The increase in stockholders’ equity resulted mainly from the Company’s retained earnings of $612 during 2010.

The Company had net income of $687 for the year ended December 31, 2010, compared to net income of $351 for the year ended December 31, 2009, an increase of 95.73%. The Company’s net income increased primarily due to an increase in net interest income which was largely due to improvements to the Company’s net interest margin, and a decrease in noninterest expense, partially offset by an increase in provision for loan losses. Management expects continued improvement in net income, although whether the Company can continue to grow net income could be adversely affected by numerous factors including factors related to the Company’s asset quality. We expect continued improvement in our net interest margin in 2011. We expect minimal increases in noninterest expense and noninterest income in 2011.

Profitability as measured by the Company’s return on average assets (ROA) was 0.21% in 2010, compared to 0.11% in 2009. Return on average equity (ROE), was 2.62% for 2010, compared to 1.40% for 2009.

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

Total stockholders’ equity at December 31, 2009 was $25,851, including $21,306 in retained earnings. At December 31, 2008, stockholders’ equity totaled $24,919, including $21,102 in retained earnings. The increase in stockholders’ equity resulted mainly from an after tax after tax unrealized gain of $660 incurred by the Company’s retirement plan. This unrealized gain is recognized in accumulated other comprehensive net loss.

The Company had net income of $351 for the year ended December 31, 2009, compared to net income of $306 for the year ended December 31, 2008, an increase of 14.71%. The Company’s net income increased primarily due to a decrease in provision for loan loss expense of $1,351 in 2009 compared to 2008. This was partially offset by a decrease in net interest income due to lower margins and lower loan volume. It was also partially offset by an increase in noninterest expense due to the effect of the overall growth of the company on personnel expenses and fixed assets. Profitability as measured by the Company’s ROA was 0.11% in 2009, compared to 0.10% in 2008. Return on average equity (ROE), was 1.40% for 2009, compared to 1.14% for 2008.

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

The net interest spread increased to 3.07% for the year ended December 31, 2010 from 2.85% for the year ended December 31, 2009. Net interest income was $10,776 ($10,842 on a tax-equivalent basis) for the year ended December 31, 2010, compared to $10,004 ($10,097 on a tax-equivalent basis) for the year ended December 31, 2009, and is attributable to interest income from loans, federal funds sold and securities exceeding the cost associated with interest paid on deposits and other borrowings. In 2010, our deposits repriced at lower rates more rapidly than did our loans in the declining rate environment, causing our interest rate spread to increase. The Bank’s cost of rate on interest-bearing liabilities in 2010 was sixty basis points lower compared to 2009. The Bank’s yield on interest-earning assets for the year ended December 31, 2010 was thirty-eight basis points lower than the year ended December 31, 2009 due to higher yielding assets being replaced by lower yielding assets in 2010 and repricing of existing assets in the declining rate environment.

The net interest spread decreased to 2.85% for the year ended December 31, 2009 from 3.11% for the year ended December 31, 2008. Net interest income was $10,004 ($10,097 on a tax-equivalent basis) for the year ended December 31, 2009, compared to $10,209 ($10,325 on a tax-equivalent basis) for the year ended December 31, 2008, and is attributable to interest income from loans, federal funds sold and securities exceeding the cost associated with interest paid on deposits and other borrowings. In 2009, our loans repriced at lower rates more rapidly than did our deposits in the declining rate environment, causing our interest rate spread to decrease. The Bank’s yield on interest-earning assets for the year ended December 31, 2009 was ninety-four basis points lower than the year ended December 31, 2008 due to higher yielding assets being replaced by lower yielding assets in 2009 and repricing of existing assets. The Bank’s cost of funds rate on interest-bearing liabilities in 2009 was sixty-eight basis points lower compared to 2008.

In an effort to stimulate economic activity, the Federal Reserve has pushed interest rates to exceptionally low levels, causing the Company’s interest-earning assets and interest-bearing liabilities to reprice downward. The Company’s net interest margins declined from 2008 to 2009 as interest-earning assets repriced faster than interest-bearing liabilities, but net interest margins expanded from 2009 to 2010 as our interest-bearing liabilities repriced faster than our interest-earning assets. The Company’s improved net interest margin in 2010 was due in part to deposit pricing strategies. The Company attempts to conserve net interest margin by product pricing strategies, such as attracting deposits with longer maturities when rates are relatively low and attracting deposits with shorter maturities when rates are relatively high, all depending on our funding needs. Many economic forecasts of interest rates predict that interest rates will continue to remain at historically low levels for much of 2011 with a slight increase in rates towards the end of 2011. The Company expects its net interest margin to improve slightly in 2011 as we expect interest-bearing liabilities to reprice slightly faster than interest-earning assets. While there is no guarantee of how rates may change in 2011, the Company will price products that are competitive in the market, allow for growth and strive to maintain the net interest margin as much as possible. The Company also continues to seek new sources of noninterest income to combat the effects of volatility in the interest rate environment.

The following table presents the major categories of interest-earning assets, interest-bearing liabilities and stockholders’ equity with corresponding average balances, related interest income or interest expense and resulting yield and rates for the periods indicated.

ANALYSIS OF NET INTEREST INCOME

	Years ended December 31,
	2010			2009			2008
Assets	Average balance(1)	Interest income/ expense	Rate earned/ paid	Average balance(1)	Interest income/ expense	Rate earned/ paid	Average balance(1)	Interest income/ expense	Rate earned/ paid
Interest-earning assets:
Loans (2)(3)	$264,604	15,835	5.98%	274,710	16,622	6.05%	263,924	17,615	6.67%
Investment securities:
Taxable	20,456	587	2.87%	11,351	470	4.14%	13,041	622	4.77%
Tax-exempt (4)	3,063	167	5.45%	4,046	273	6.75%	4,910	324	6.60%
Interest-earning deposits	31,912	84	0.26%	16,907	33	0.20%	261	6	2.30%
Federal funds sold	1,261	4	0.32%	5,564	11	0.20%	4,689	104	2.22%

Total interest-earning assets	321,296	16,677	5.19%	312,578	17,409	5.57%	286,825	18,671	6.51%

Other assets:
Allowance for loan losses	(3,774)			(3,766)			(1,912)
Cash and due from banks	2,419			2,123			5,171
Other assets, net	14,058			13,749			8,618

Total assets	$333,999			324,684			298,702

	Years ended December 31,
	2010			2009			2008
Liabilities and Stockholders’ equity	Average balance(1)	Interest income/ expense	Rate earned/ paid	Average balance(1)	Interest income/ expense	Rate earned/ paid	Average balance(1)	Interest income/ expense	Rate earned/ paid
Interest-bearing liabilities:
Savings and NOW	$113,100	1,271	1.12%	97,233	1,264	1.30%	79,298	1,170	1.48%
Time	162,489	4,564	2.81%	171,293	6,044	3.53%	160,613	7,055	4.39%
Other borrowings	—	—	—	740	4	0.54%	5,150	110	2.14%
Federal funds purchased	—	—	—	—	—	—	408	11	2.70%

	275,589	5,835	2.12%	269,266	7,312	2.72%	245,469	8,346	3.40%

Noninterest-bearing liabilities:
Demand deposits	27,884			25,883			25,169
Other liabilities	4,376			4,580			774

	307,849			299,729			271,412
Stockholders’ equity	26,150			24,955			27,290

	$333,999			324,684			298,702

Net interest income		10,842			10,097			10,325

Net interest margin (5)			3.37%			3.23%			3.60%

Net interest spread (6)			3.07%			2.85%			3.11%

(1)	Averages are daily averages.
(2)	Loan interest income includes accretion of loan fees of $30 in 2010, amortization of loan fees of $67 in 2009 and amortization of loan fees of $24 in 2008.
(3)	For the purpose of these computations, non-accrual loans are included in average loans.
(4)	Tax-exempt income from investment securities is presented on a tax-equivalent basis assuming a 34% U.S. Federal tax rate for 2010, 2009 and 2008.
(5)	The net interest margin is calculated by dividing net interest income by average total interest-earning assets.
(6)	The net interest spread is calculated by subtracting the interest rate paid on interest-bearing liabilities from the interest rate earned on interest-earning assets.

As discussed above, the Company’s net interest income is affected by the change in the amounts and mix of interest-earning assets and interest-bearing liabilities, referred to as “volume change,” as well as by changes in yields earned on interest-earning assets and rates paid on deposits and other borrowed funds, referred to as “rate change.”. The following table presents, for the periods indicated, a summary of changes in interest income and interest expense for the major categories of interest-earning assets and interest-bearing liabilities and the amounts of change attributable to variations in volumes and rates.

RATE/VOLUME ANALYSIS

	Years ended December 31,
	2010 compared to 2009 Increase (decrease)			2009 compared to 2008 Increase (decrease)
	Volume	Rate	Net	Volume	Rate	Net
Interest earned on interest-earning assets:
Loans (1)	$(606)	(181)	(787)	772	(1,765)	(993)
Investment securities:
Taxable	190	(73)	117	(75)	(77)	(152)
Tax-exempt (2)	(59)	(47)	(106)	(58)	7	(51)
Interest-earning deposits	39	4	43	27	—	27
Federal funds sold	(31)	24	(7)	24	(117)	(93)

Total interest earned on interest-earning assets	(467)	(273)	(740)	690	(1,952)	(1,262)

Interest paid on interest-bearing liabilities:
Savings and NOW	41	(34)	7	198	(104)	94
Time	(298)	(1,182)	(1,480)	516	(1,527)	(1,011)
Federal funds purchased	—		—	(11)	—	(11)
Other borrowings	(2)	(2)	(4)	(57)	(49)	(106)

Total interest paid on interest-bearing liabilities	(259)	(1,218)	(1,477)	646	(1,680)	(1,034)

Change in net interest income	$(208)	945	737	44	(272)	(228)

(1)	Non-accrual loans are included in the average loan totals used in the calculation of this table.
(2)	Tax-exempt income from investment securities is presented on a tax equivalent basis assuming a 34% U.S. Federal tax rate.

Provision for Loan Losses. The provision for loan losses is based upon the Company’s evaluation of the quality of the loan portfolio, total outstanding and committed loans, the Company’s previous loan loss experience and current and anticipated economic conditions. The amount of the provision for loan losses is a charge against earnings. Actual loan losses are charges against the allowance for loan losses.

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

The provisions for loan losses for the years ended December 31, 2010, 2009 and 2008 were $1,878, $1,530 and $2,881, respectively. The provision for loan losses increased substantially in 2008 from prior periods as management recognized weaknesses in the loan portfolio due to declining economic conditions, declining collateral values and an increased risk of some customer’s ability to service their of loans due to job losses. While the provision for loan losses decreased 46.89% from 2008 to 2009, the provision for loan losses increased 22.75%

from 2009 to 2010 due to continuing pressures on asset quality in 2010. The Company saw an increase in its nonperforming loans to total loans from 1.49% on December 31, 2009 to 2.91% on December 31, 2010. Total nonperforming loans were $7,843 as of December 31, 2010 and $4,017 as of December 31, 2009. The Company expects to continue to see weaknesses in its loan portfolio in 2011 and is working to minimize its losses from non-accrual and past due loans. See “Allowance for Loan Losses” for further discussions.

Noninterest Income. Total noninterest income for the year ended December 31, 2010 decreased $14 or 0.44% to $3,134 from $3,148 in 2009. The Company’s principal source of noninterest income is service charges and fees on deposit accounts, particularly transaction accounts, fees on sales of mortgage loans, and commissions and fees from investment, insurance, annuity and other bank products. The slight decrease in 2010 is primarily attributable to the following factors. Service charges on deposit accounts decreased $18 for the year ended December 31, 2010 compared to 2009 as nonsufficient funds charges decreased due to new regulations and opt-in requirements. Commissions and fees increased $54 for the year ended December 31, 2010, compared to 2009 and were mainly derived from investment sales. Mortgage loan fees increased $24 for the year ended December 31, 2010, compared to 2009. Service charges on loan accounts decreased by $36 due to lower loan volume in 2010 compared with 2009.

Total noninterest income for the year ended December 31, 2009 increased $252 or 8.70% to $3,148 from $2,896 in 2008. The Company’s principal source of noninterest income is service charges and fees particularly transaction accounts, mortgage loan fees, and commissions and fees from investment, insurance, annuity and other bank products. The increase in 2009 is primarily attributable to an increase in the volume of mortgage loan sales. Mortgage loan fees increased $286 for the year ended December 31, 2009, compared to 2008.

Noninterest Expense. Total noninterest expense for the year ended December 31, 2010 decreased $134 or 1.20% to $11,037 from $11,171 in 2009. The decrease in noninterest expense is primarily attributable to a $120 decrease in FDIC premiums and a $96 decrease in salaries and employee benefits due to lower retirement cost. The Company anticipates future increases in deposit insurance assessment rates as the FDIC attempts to replenish its resolution fund.

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

Income Tax Expense. Applicable income taxes on 2010 earnings amounted to $308, resulting in an effective tax rate of 30.95% compared to $100, or 22.17% in 2009. The effective tax rate for 2010 is a function of the higher net income earned in 2010 than in 2009 and the effects of interest earned on tax-exempt securities.

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

The Company’s operating activities for the year ended December 31, 2010 resulted in net cash provided from operating activities of $3,683 compared to net cash provided from operating activities of $766 in 2009, an increase of $2,917. This increase is primarily attributable to cash received from noninterest income of $5,022, which is $3,774 higher than 2009. The increase in net cash provided from operating activities is also due to cash received from net interest income of $10,862, which is $1,108 higher than in 2009. Partially offsetting this was cash paid for income taxes totaling $1,283 in 2010 compared to cash received of $353 in 2009. Also offsetting these increases was cash paid for non-interest expense of $10,965, which was $376 higher than 2009. Management expects continued increases in the Company’s cash provided by operating activities through deposit pricing strategies and continued focus on improving the efficiency of the Company’s operations.

The Company’s cash flows from investing activities for the year ended December 31, 2010 resulted in net cash used of $7,993, compared to net cash provided of $4,629 in 2009. The increase is primarily attributable to an $8,740 increase in cash used to purchase securities as the Company increased its securities portfolio by 31.56% from 2009. The Company also saw a small net increase in loans made to customers of $1,400 in 2010. The Company experienced more maturities and calls from available-for sale securities and less paydowns, maturities and sales of available-for-sale mortgage-backed securities in 2010. The Company expects a lower volume of paydowns in available-for-sale mortgage-backed securities in 2011 due to fewer mortgage-backed securities in the investment portfolio.

Net cash provided by financing activities for the year ended December 31, 2010 was $4,783, compared to net cash provided by financing activities of $10,739 in 2009. The decrease in net cash provided is primarily attributable to an accelerated decrease in time deposits from 2009 to 2010 as compared to the change from 2008 to 2009. The Company also experienced smaller net increases in demand, savings and NOW deposits from 2009 to 2010 as compared to the change from 2008 to 2009.

The Company’s operating activities for the year ended December 31, 2009 resulted in net cash the provided from operating activities of $766 compared to net cash provided from operating activities of $2,968 in 2008. The decrease is primarily attributable to the cash paid for noninterest expenses of $10,589. This was $902 higher than 2008 due to higher personnel expenses, fixed asset costs and FDIC insurance premiums in 2009. Offsetting this was cash received for income taxes totaled $353 in 2009 compared to cash paid of $1,087 in 2008. Also offsetting this was cash received from net interest income of $9,754, which was $555 lower than the net interest received in 2008 as a result of a decrease in loan volume and interest received. Cash received from noninterest income in 2009 was $2,675 lower than the noninterest income amount received in 2008.

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

Net cash provided by financing activities for the year ended December 31, 2009 was $10,739, compared to net cash provided by financing activities of $40,478 in 2008. The decrease in net cash provided is primarily attributable to an accelerated decrease in time deposits from 2008 to 2009 as compared to the change from 2007 to 2008. The Company also repaid a note payable to the Federal Home Loan Bank. The Company had success in attracting demand, savings and NOW deposits in 2009.

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

The Company’s liquidity is provided by cash and due from banks, federal funds sold, investments available-for-sale, managing investment maturities, interest-earning deposits in other financial institutions and loan repayments. The Company’s ratio of liquid assets to deposits and short-term borrowings was 16.96% as of December 31, 2010 as compared to 16.37% as of December 31, 2009. The Company sells excess funds as overnight federal funds sold to provide an immediate source of liquidity. Federal funds sold at December 31, 2010 was $0 as compared to $2,008 at December 31, 2009. The decrease in federal funds sold in 2010 was primarily related to retaining excess funds in our Federal Reserve account which began paying interest in 2009.

Cash and due from banks of $32,533, which includes funds in our Federal Reserve account, as of December 31, 2010 was $2,481 higher when compared to December 31, 2009 as more funds were moved to our Federal Reserve account. The Company expects to deploy some of this cash into securities in 2011. We also expect loans to increase slightly in 2011.

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

As a result of the Company’s management of liquid assets and its ability to generate liquidity through alternative funding sources, management believes that the Company maintains overall liquidity that is sufficient to satisfy its depositors’ requirements and to meet customers’ credit needs. Additional sources of liquidity available to the Company include its capacity to borrow funds through correspondent banks and the Federal Home Loan Bank. The total amount available for borrowing to the Company for liquidity purposes was $65,650 on December 31, 2010.

The Company obtains sources of funds through growth in deposits, scheduled payments and prepayments from the loan and investment portfolios and retained earnings growth, and may purchase or borrow funds from the Federal Home Loan Bank or through the Federal Reserve’s discount window. The Company also has sources of liquidity through three correspondent banking relationships. The Company uses its funds to fund loan and investment growth. Excess funds are sold daily to other institutions. The Company also has a $5,000 holding company line of credit with a correspondent bank for bank capital purposes with an outstanding balance of $2,000 on December 31, 2010 and December 31, 2009.

Contractual Obligations

The Company has entered into certain contractual obligations including long-term debt and operating leases. The table does not include deposit liabilities entered into in the ordinary course of banking. Operating Leases include leases of our Amherst, Timberlake and Wyndhurst facilities. Also included are contractual leases for offsite ATMs and postage machinery. The following table summarizes the Company’s contractual obligations as of December 31, 2010.

Pinnacle Bankshares Corporation Line of Credit	2011	$2,000

Operating Leases

	Year	Payments
	2011	$199
	2012	185
	2013	141
	2014	141
	2015	141
	After 2015	2,010

	Total	$2,817

Interest Rates

While no single measure can completely identify the impact of changes in interest rates on net interest income, one gauge of interest rate sensitivity is to measure, over a variety of time periods, the differences in the amounts of the Company’s rate-sensitive assets and rate-sensitive liabilities. These differences or “gaps” provide an indication of the extent to which net interest income may be affected by future changes in interest rates. A “positive gap” exists when rate-sensitive assets exceed rate-sensitive liabilities and indicates that a greater volume of assets than liabilities will reprice during a given period. This mismatch may enhance earnings in a rising interest rate environment and may inhibit earnings in a declining interest rate environment. Conversely, when rate-sensitive liabilities exceed rate-sensitive assets, referred to as a “negative gap,” it indicates that a greater volume of liabilities than assets will reprice during the period. In this case, a rising interest rate environment may inhibit earnings and a declining interest rate environment may enhance earnings. The cumulative one-year gap as of December 31, 2010 was $44,860, representing 13.31% of total assets. This positive gap falls within the parameters set by the Company.

The following table illustrates the Company’s interest rate sensitivity gap position at December 31, 2010.

	1 year	1-3 years	3-5 years	5-15 years
ASSET/(LIABILITY):
Cumulative interest rate sensitivity gap	$44,860	28,022	17,827	38,284

As of December 31, 2010, the Company was asset-sensitive in all periods up to 15 years. The foregoing table does not necessarily indicate the impact of general interest rate movements on the Company’s net interest yield, because the repricing of various categories of assets and liabilities is discretionary and is subject to competition and other pressures. As a result, various assets and liabilities indicated as repricing within the same period may reprice at different times and at different rate levels. Management attempts to mitigate the impact of changing interest rates in several ways, one of which is to manage its interest rate-sensitivity gap. In addition to managing its asset/liability position, the Company has taken steps to mitigate the impact of changing interest rates by generating noninterest income through service charges, and offering products that are not interest rate-sensitive.

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

Investment Portfolio

The Company’s investment portfolio is used primarily for investment income and secondarily for liquidity purposes. The Company invests funds not used for capital expenditures or lending purposes in securities of the U.S. Government and its agencies, mortgage-backed securities, taxable and tax-exempt municipal bonds, corporate securities or certificates of deposit. Obligations of the U.S. Government and its agencies include treasury notes and callable or noncallable agency bonds. The mortgage-backed securities include mortgage-backed security pools that are diverse as to interest rates. The Company has not invested in derivatives.

Investment securities available-for-sale as of December 31, 2010 totaled $22,048, an increase of $2,943 or 15.40% from $19,105 as of December 31, 2009. Investment securities held-to-maturity increased to $4,469 as of December 31, 2010 from $1,051 as of December 31, 2009, an increase of $3,418 or 325.21%. Securities increased in 2010 as funds from loan payoffs, security maturities, calls and pay downs were used to buy additional bonds and kept as cash due to low loan demand in 2010. Held-to-maturity securities increased in 2010 as the Company purchased taxable and tax-exempt bonds in 2010 which are normally classified as held-to-maturity.

The following table presents the composition of the Company’s investment portfolios as of the dates indicated.

	2010		December 31, 2009		2008
Available-for-Sale	Amortized cost	Fair value	Amortized cost	Fair value	Amortized cost	Fair value
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$17,247	17,196	11,532	11,580	2,031	2,040
Obligations of states and political subdivisions	3,381	3,471	4,728	4,839	4,891	4,973
Corporate securities	—	—	1,000	1,003	999	974
Mortgage-backed securities – government	1,211	1,271	1,514	1,573	3,339	3,389
Other securities	110	110	110	110	50	50

Total available-for-sale	$21,949	22,048	18,884	19,105	11,310	11,426

	2010		December 31, 2009		2008
Held-to-Maturity	Amortized cost	Fair value	Amortized cost	Fair value	Amortized cost	Fair value
Obligations of states and political subdivisions	$4,469	4,400	1,051	1,078	2,505	2,575

Total held-to-maturity	$4,469	4,400	1,051	1,078	2,505	2,575

The following table presents the maturity distribution based on fair values and amortized costs of the investment portfolios as of the dates indicated.

INVESTMENT PORTFOLIO – MATURITY DISTRIBUTION

	December 31, 2010
Available-for-Sale	Amortized Cost	Fair Value	Yield
U.S. Treasury securities and obligations of U.S.
Government corporations:
Within one year	$30	31	6.00%
After one but within five years	14,391	14,446	3.14%
After five years through ten years	2,825	2,718	2.91%
Obligations of states and political subdivisions (1):
Within one year	1,252	1,275	4.27%
After one but within five years	1,438	1,496	6.52%
After five years through ten years	205	205	7.00%
After ten years	487	495	5.17%
Mortgage-backed securities – government	1,211	1,272	3.59%
Other securities (2)	110	110	—

Total available-for-sale	$21,949	22,048

Held-to-Maturity
Obligations of states and political subdivisions (1):
After one but within five years	2,836	2,852	3.69%
After five years through ten years	1,633	1,548	4.12%

Total held-to-maturity	$4,469	4,400

(1)	Obligations of states and political subdivisions include yields of tax-exempt securities presented on a tax-equivalent basis assuming a 34% U.S. Federal tax rate.
(2)	Equity securities are assumed to have a life greater than ten years.

Loan Portfolio

The Company’s net loans were $265,030 as of December 31, 2010, a decrease of $874 or 0.33% from $265,904 as of December 31, 2009. This decrease resulted primarily from decreased volume of real estate loan originations during 2010. The Company’s ratio of net loans to total deposits was 86.34% as of December 31, 2010 compared to 88.01% as of December 31, 2009.

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

The Company had no option adjustable rate mortgages, subprime loans or loans with teaser rates and similar products as of December 31, 2010. Junior lien mortgages totaled of $26,209 as of December 31, 2010 with a specific allowance for loan loss calculation of $269. The Company had interest only loans totaling $13,025 as of December 31, 2010. Residential mortgage loans with a loan to collateral value ratio exceeding 100% were $2,793 as of December 31, 2010.

The following table presents the composition of the Company’s loan portfolio as of the dates indicated.

LOAN PORTFOLIO

	December 31,
	2010	2009	2008	2007	2006
Real estate loans:
Residential real estate	$111,369	116,259	117,806	75,579	68,540
Commercial real estate	87,216	81,219	86,915	92,102	72,797
Loans to individuals for household, family and other consumer expenditures	47,545	50,097	54,329	46,834	46,360
Commercial and industrial loans	22,794	21,589	23,820	19,909	21,694
All other loans	262	612	514	240	454

Total loans, gross	269,186	269,776	283,384	234,664	209,845
Less unearned income and fees	(119)	(149)	(216)	(192)	(214)

Loans, net of unearned income and fees	269,067	269,627	283,168	234,472	209,631
Less allowance for loan losses	(4,037)	(3,723)	(3,969)	(1,720)	(1,770)

Loans, net	$265,030	265,904	279,199	232,752	207,861

Commercial Loans. Commercial and industrial loans accounted for 8.47% of the Company’s gross loan portfolio as of December 31, 2010 compared to 8.00% as of December 31, 2009. Such loans are generally made to provide operating lines of credit, to finance the purchase of inventory or equipment, and for other business purposes. Commercial loans are primarily made at rates that adjust with changes in the prevailing prime interest rate, are generally made for a maximum term of five years (unless they are term loans), and generally require interest payments to be made monthly. The creditworthiness of these borrowers is reviewed, analyzed and evaluated on a periodic basis. Most commercial loans are collateralized with business assets such as accounts receivable, inventory and equipment. Even with substantial collateralization such as all of the assets of the business and personal guarantees, commercial lending involves considerable risk of loss in the event of a business downturn or failure of the business.

Real Estate Loans. Real estate loans accounted for 73.77% of the Company’s gross loan portfolio as of December 31, 2010 compared to 73.20% as of December 31, 2009. The Company makes commercial real estate term loans that are typically secured by a first deed of trust.

As of December 31, 2010, 56.08% of the real estate loans were secured by 1-4 family residential properties. Of these 1-4 family residential property loans, 6.62% were construction loans, 33.91% were home equity lines of credit, 53.96% were closed end loans secured by a first deed of trust and 5.51% were closed end loans secured by a second deed of trust.

As of December 31, 2010, 43.92% of the real estate loans were secured by commercial real estate. Of the total commercial real estate loans as of December 31, 2010, 29.60% were acquisition and development loans, 8.44%

were secured by farmland, 43.69% were secured by owner occupied commercial real estate and 18.27% were secured by non-owner occupied commercial real estate typically 1st and 2nd deeds of trust.

Real estate lending involves risk elements when there is lack of timely payment and/or a decline in the value of the collateral. Both commercial and residential real estate values in the Company’s market declined slightly in 2010. The Company is still seeing evidence of some borrowers being strained in their ability to service loans. This has resulted in a higher number of loan impairments in 2010 and may result in future impairments in 2011. The Company continuously monitors the local real estate market for signs of weakness that could decrease collateral values.

Installment Loans. Installment loans are represented by loans to individuals for household, family and other consumer expenditures with typical collateral such as automobile titles. Installment loans accounted for 17.66% of the Company’s loan portfolio as of December 31, 2010 compared to 18.57% as of December 31, 2009.

Loan Maturity and Interest Rate Sensitivity. The following table presents loan portfolio information related to maturity distribution of commercial and industrial loans and real estate construction loans based on scheduled repayments at December 31, 2010.

	Due within one year	Due one to five years	Due after five years	Total
Commercial and industrial loans	$12,594	5,088	5,112	22,794
Real estate – construction	6,308	905	158	7,371

The following table presents the interest rate sensitivity of commercial and industrial loans and real estate construction loans maturing after one year or longer as of December 31, 2010.

INTEREST RATE SENSITIVITY

Fixed interest rates	$11,263
Variable interest rates	—

Total maturing after one year	$11,263

Restructured Loans. The Company had four restructured loans totaling $3,262 at December 31, 2010 and none at December 31, 2009.

Nonperforming Assets. Interest on loans is normally accrued from the date a disbursement is made and recognized as income as it is earned. Generally, the Company reviews any loan on which payment has not been made for 90 days for potential nonaccrual. The loan is examined and the collateral is reviewed to determine loss potential. If the loan is placed on nonaccrual status, any prior accrued interest that remains unpaid is reversed. Loans on nonaccrual status amounted to $7,073, $2,619 and $2,292 as of December 31, 2010, 2009 and 2008, respectively. Interest income that would have been earned on nonaccrual loans if they had been current in accordance with their original terms and the recorded interest that was included in income on these loans was not significant for 2010, 2009 or 2008. There were no commitments to lend additional funds to customers whose loans were on nonaccrual status at December 31, 2010. Five foreclosed properties totaling $474 were on hand as of December 31, 2010 compared to three properties totaling $461 as of December 31, 2009 and one property totaling $300 as of 2008.

The current recession which began in the second half of 2008 has led to an increase in the Company’s nonperforming assets over the last three years. Some commercial borrowers have struggled to service their loans due to the difficult business climate, lower revenues, tightening of credit markets and difficulties in moving their product. Some noncommercial borrowers have experienced job losses and other economic challenges, as well. Continued market weaknesses including increased unemployment levels in 2010 led to the increase in nonperforming assets in 2010 compared to 2009. We expect nonperforming assets to decrease slightly in 2011 as the economy recovers. The Company will continue to monitor the situation and take steps necessary to mitigate losses in its loan portfolio, such as increased early monitoring of its portfolio to identify “problem” credits and continued counseling of customers to discuss options available to them. The following table presents information with respect to the Company’s nonperforming assets and nonaccruing loans 90 days or more past due by type as of the dates indicated.

NONPERFORMING ASSETS

	December 31,
	2010	2009	2008
Nonaccrual loans	$7,073	2,619	2,292
Loans 90 days or more past due	770	1,398	620
Foreclosed properties	474	461	300

Total nonperforming assets	$8,317	4,478	3,212

Nonperforming assets totaled $8,317 or 2.47% of total assets as of December 31, 2010, compared to $4,478 or 1.35% as of December 31, 2009 and $3,212 or 1.00% as of December 31, 2008. The following table presents the balance of accruing loans 90 days or more past due by type as of the dates indicated.

ACCRUING LOANS 90 DAYS OR MORE

PAST DUE BY TYPE

	December 31,
	2010	2009	2008
Loans 90 days or more past due by type:
Real estate loans	$732	1,283	546
Loans to individuals	38	84	41
Commercial loans	—	31	33

Total accruing loans 90 days or more past due	$770	1,398	620

Allowance for Loan Losses. The Company maintains an allowance for loan losses which it considers adequate to cover the risk of losses in the loan portfolio. The allowance is based upon management’s ongoing evaluation of the quality of the loan portfolio, total outstanding and committed loans, previous charges against the allowance and current and anticipated economic conditions. The allowance is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance. The Company’s management believes that as of December 31, 2010, 2009 and 2008, the allowance was adequate. The amount of the provision for loan losses is a charge against earnings. Actual loan losses are charged against the allowance for loan losses.

Management evaluates the reasonableness of the allowance for loan losses on a monthly basis and adjusts the provision as deemed necessary using regulatory approved methodology. Management uses historical loss data by loan type as well as current economic factors in its calculation of allowance for loan loss. Management also uses qualitative factors such as changes in lending policies and procedures, changes in national and local economies, changes in the nature and volume of the loan portfolio, changes in experience of lenders and the loan department, changes in volume and severity of past due and classified loans, changes in quality of the Bank’s loan review system, the existence and effect of concentrations of credit and external factors such as competition and regulation in its allowance for loan loss calculation. Each qualitative factor is evaluated and applied to each type of loan in the Company’s portfolio and a percentage of each loan is reserved as allowance. A percentage of each loan is also reserved according to the loan type’s historical loss data. Larger percentages of allowance are taken as the risk for a loan is determined to be greater. As of December 31, 2010, the allowance for loan losses totaled $4,037 or 1.50% of total loans, net of unearned income and fees, compared to $3,723 or 1.38% of total loans, net of unearned income and fees, as of December 31, 2009. The provision for loan losses for the years ended December 31, 2010 and 2009 was $1,878 and $1,530, respectively. Net charge-offs for the Company were $1,564 and $1,776 for the years ended December 31, 2010 and 2009, respectively. The ratio of net loan charge-offs during the period to average loans outstanding for the period was 0.59% and 0.65% for the years ended December 31, 2010 and 2009, respectively.

As of December 31, 2009, the allowance for loan losses totaled $3,723 or 1.38% of total loans, net of unearned income and fees compared to $3,969 or 1.40% of total loans, net of unearned income and fees as of December 31, 2008. The provision for loan losses for the years ended December 31, 2009 and 2008 was $1,530 and $2,881, respectively. Net charge-offs for the Company were $1,776 and $632 for the years ended December 31, 2009 and 2008, respectively. The ratio of net loan charge-offs during the period to average loans outstanding for the period was 0.65% and 0.24% for the years ended December 31, 2009 and 2008, respectively.

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

ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

			December 31,
	2010	2009	2008	2007	2006
Balance at beginning of year	$3,723	3,969	1,720	1,770	1,508
Loan charge-offs:
Real estate loans – residential	(774)	—	—	—	—
Real estate loans – commercial	(315)	(1,252)	(252)	(223)	—
Commercial and industrial loans	(232)	(112)	(200)	(137)	—
Loans to individuals for household, family and other consumer expenditures	(444)	(693)	(353)	(286)	(206)

Total loan charge-offs	(1,765)	(2,057)	(805)	(646)	(206)

Loan recoveries:
Real estate loans – residential	12	—	—	—	—
Real estate loans – commercial	8	80	33	—	—
Commercial and industrial loans	37	37	25	—	—
Loans to individuals for household, family and other consumer expenditures	144	164	115	134	129

Total recoveries	201	281	173	134	129

Net loan charge-offs	(1,564)	(1,776)	(632)	(512)	(77)

Provisions for loan losses	1,878	1,530	2,881	462	339

Balance at end of year	$4,037	3,723	3,969	1,720	1,770

The following table presents net charge offs to average loans net unearned income and fees.

	2010	2009	2008	2007	2006
Net charge-offs to average loans, net of unearned income and fees	0.59%	0.65%	0.24%	0.23%	0.04%

The primary risk elements considered by management with respect to each installment and conventional real estate loan are lack of timely payment and the value of the collateral. The primary risk elements with respect to real estate construction loans are fluctuations in real estate values in the Company’s market areas, inaccurate estimates of construction costs, fluctuations in interest rates, the availability of conventional financing, the demand for housing in the Company’s market area and general economic conditions. The primary risk elements with respect to commercial loans are the financial condition of the borrower, general economic conditions in the Company’s market area, the sufficiency of collateral, the timeliness of payment and, with respect to adjustable rate loans, interest rate fluctuations. Management has a policy of requesting and reviewing annual financial statements from its commercial loan customers and periodically reviews the existence of collateral and its value at least annually. Management also has a reporting system that monitors all past due loans and has adopted policies to pursue its creditor’s rights in order to preserve the Company’s position. Management also recognizes the real estate values are declining in the Company’s markets and is diligently monitoring appraisal values at least annually.

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

	December 31, 2010		December 31, 2009		December 31, 2008		December 31, 2007		December 31, 2006
	Allowance for loan losses	Percent of loans in each category to total loans	Allowance for loan losses	Percent of loans in each category to total loans	Allowance for loan losses	Percent of loans in each category to total loans	Allowance for loan losses	Percent of loans in each category to total loans	Allowance for loan losses	Percent of loans in each category to total loans
Real estate loans:
Residential	$1,631	41.37%	2,179	43.10%	1,530	41.57%	57	32.21%	17	24.72%
Commerical	1,723	32.40%	1,042	30.11%	1,231	30.67%	970	39.25%	282	36.75%
Loans to individuals for households, family and other consumer expenditures	424	17.66%	293	18.57%	635	19.17%	416	19.96%	502	22.09%
Commercial and industrial loans	259	8.47%	209	8.00%	573	8.41%	226	8.48%	509	16.22%
All other loans	—	0.10%	—	0.22%	—	0.18%	—	0.10%	—	0.22%
Unallocated	—	—	—	—	—	—	51	—	460	—

Totals	$4,037	100.00%	3,723	100.00%	3,969	100.00%	1,720	100.00%	1,770	100.00%

While consumer related charge-offs represent many of the charge-offs over the last three years, they are of a low dollar amount on an individual loan basis. Commercial and real estate loans on the other hand, though relatively few in terms of the number of charge-offs over the past three years, have the potential to greatly impact the allowance if a particular loan defaults. The Bank’s loan review team uses the principles of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) topic Receivables, when determining the allocation of allowance for loan losses between loan categories. The determination of a loan category’s allowance is based on the probability of a loan’s default and the probability of loss in the event of a default.

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

Bank Premises and Equipment

Bank premises and equipment decreased 4.10% in 2010 due to normal depreciation and no major purchases compared to an increase of 8.76% in 2009 due to fixed assets additions associated with the new Rustburg facility partially offset by depreciation in 2009. The Company is leasing the Timberlake and Amherst branch facilities and the Smith Mountain Lake loan production office. In early 2008, the Company began leasing a building in the Wyndhurst section of Lynchburg for administrative and training purposes.

Deposits

Average deposits were $303,473 for the year ended December 31, 2010, an increase of $9,064 or 3.08% from $294,409 of average deposits for the year ended December 31, 2009. As of December 31, 2010, total deposits were $306,954 representing an increase of $4,835 or 1.60% from $302,119 in total deposits as of December 31, 2009. The change in deposits during 2010 was primarily due to increased deposit balances in previously existing deposit accounts, new deposit accounts opened as a result of new banking relationships, growth at the Company’s newer branch locations, competitive pricing of the Company’s products and services and the continued success of our KaChing! Rewards checking product.

For the year ended December 31, 2010, average noninterest-bearing demand deposits were $27,884 or 9.19% of average deposits. For the year ended December 31, 2009, average noninterest-bearing demand deposits were $25,883 or 8.79% of average deposits. Average interest-bearing deposits were $275,589 for the year ended December 31, 2010, representing an increase of $7,063 or 2.63% over the $268,526 in average interest-bearing deposits for the year ended December 31, 2009.

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

The following table presents the Company’s average deposits and the average rate paid for each category of deposits for the periods indicated.

AVERAGE DEPOSIT INFORMATION

	Year ended December 31, 2010		Year ended December 31, 2009		Year ended December 31, 2008
	Average amount of deposits(1)	Average rate paid	Average amount of deposits(1)	Average rate paid	Average amount of deposits(1)	Average rate paid
Noninterest-bearing demand deposits	$27,884	N/A	25,883	N/A	25,169	N/A
Interest-bearing demand deposits	46,497	0.65%	42,875	0.80%	43,731	1.38%
Savings and NOW deposits	66,603	1.45%	54,358	1.70%	35,568	1.59%
Time deposits:
Under $100,000	113,767	2.69%	118,286	3.48%	118,298	4.43%
$100,000 and over	48,722	3.10%	53,007	3.64%	42,315	4.27%

Total average time deposits	162,489		171,293		160,613

Total average deposits	$303,473		294,409		265,081

(1)	Averages are daily averages.

The following table presents the maturity schedule of time certificates of deposit of $100,000 and over and other time deposits of $100,000 and over as of December 31, 2010.

TIME DEPOSITS OF $100,000 AND OVER

	Certificates of deposit	Other time deposits	Total
Three months or less	$3,739	1,240	4,979
Over three through six months	1,462	—	1,462
Over six through 12 months	8,211	1,025	9,236
Over 12 months	19,255	14,312	33,567

Total time deposits of $100,000 and over	$32,667	16,577	49,244

Financial Ratios

The following table presents certain financial ratios for the periods indicated.

RETURN ON EQUITY AND ASSETS

	Years ended December 31,
	2010	2009	2008
Return on average assets	0.21%	0.11%	0.10%
Return on average equity	2.62%	1.40%	1.14%
Dividend payout ratio	10.92%	41.88%	291.50%
Average equity to average assets	7.88%	7.69%	9.14%

Capital Resources

The Company’s financial position at December 31, 2010 reflects liquidity and capital levels currently adequate to fund anticipated future business expansion. Capital ratios are in excess of required regulatory minimums for a “well-capitalized” institution. The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, and changing competitive conditions and economic forces. The adequacy of the Company’s capital is reviewed by management on an ongoing basis. Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and to absorb potential losses.

The primary indicators relied on by bank regulators in measuring the capital position are the Tier 1 capital, total risk-based capital and leverage ratios. Tier 1 capital consists generally of common and qualifying preferred stockholders’ equity less goodwill. Total capital generally consists of Tier 1 capital, qualifying subordinated debt and a portion of the allowance for loan losses. Risk-based capital ratios are calculated with reference to risk-weighted assets. The Company’s Tier 1 capital ratio was 9.36% at December 31, 2010 and 9.50% at December 31, 2009. The total capital ratio was 10.61% at December 31, 2010 and 10.75% at December 31, 2009.

These ratios exceed the mandated minimum requirements of 4% and 8%, respectively. As of December 31, 2010 and 2009, the Company met all regulatory capital ratio requirements and was considered “well capitalized” in accordance with the Federal Deposit Insurance Corporation Improvement Act.

Stockholders’ equity was $26,482 at December 31, 2010 compared to $25,851 at December 31, 2009.

The leverage ratio consists of Tier 1 capital divided by quarterly average assets. At December 31, 2010, the Company’s leverage ratio was 7.74% compared to 8.04% at December 31, 2009. Each of these exceeds the required minimum leverage ratio of 4%. The dividend payout ratio was 10.92% and 41.88% in 2010 and 2009, respectively, with the decline due to the increase in net income over the same period and a smaller dividend payout. The Company paid dividends of $0.05 per share in 2010 and $0.10 per share in 2009.

Off-Balance Sheet Arrangements

The Company did not use any financial derivatives during 2010 and 2009. However, the Company has off-balance sheet arrangements that may have a material effect on the results of operations in the future. The Company, in the normal course of business, may at times be a party to financial instruments such as standby letters of credit. Standby letters of credit as of December 31, 2010 equaled $1,237 compared with $1,203 as of December 31, 2009. Other commitments include commitments to lend money. Not all of these commitments will be acted upon; therefore, the cash requirements will likely be significantly less than the commitments themselves. As of December 31, 2010, the Company had unused loan commitments of $56,910 including $30,176 in unused commitments with an original maturity exceeding one year compared with $47,515 including $24,457 in unused commitments with an original maturity exceeding one year as of December 31, 2009. See Note 9 of the Notes to Consolidated Financial Statements.

Critical Accounting Policies

The reporting policies of the Company are in accordance with U.S. generally accepted accounting principles (GAAP). Certain critical accounting policies affect the more significant judgments and estimates used in the preparation of the consolidated financial statements. The Company’s single most critical accounting policy relates to the Company’s allowance for loan losses, which reflects the estimated losses resulting from the inability of the Company’s borrowers to make required loan payments. If the financial condition of the Company’s borrowers were to deteriorate, resulting in an impairment of their ability to make payments, the Company’s estimates would be updated, and additional provisions for loan losses may be required. Further discussion of the estimates used in determining the allowance for loan losses is contained in the discussion on “Allowance for Loan Losses” on page 20 and “Loans and Allowance for Loan Losses” in Note 1 of the Notes to Consolidated Financial Statements.

Impact of Recently Issued Accounting Standards

For a discussion of recently adopted accounting pronouncements and recently issued pronouncements which are not yet effective and the impact, if any, on our financial statements, see Note 1(t), “Current Accounting Developments” of the Notes to Consolidated Financial Statements included in this Annual Report.

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2010 and 2009

(In thousands of dollars, except share data)

	2010	2009
Assets
Cash and cash equivalents (note 2):
Cash and due from banks	$32,533	$30,052
Federal funds sold	—	2,008

Total cash and cash equivalents	32,533	32,060

Securities (note 3):
Available-for-sale, at fair value	22,048	19,105
Held-to-maturity, at amortized cost	4,469	1,051
Federal Reserve Bank stock, at cost (note 1(c))	135	105
Federal Home Loan Bank stock, at cost (note 1(c))	579	579
Loans, net (notes 4, 9 and 11)	265,030	265,904
Bank premises and equipment, net (note 5)	6,932	7,228
Accrued interest receivable	1,077	1,190
Prepaid FDIC Insurance	1,376	1,842
Goodwill	539	539
Other assets (notes 7 and 8)	2,395	2,607

Total assets	$337,113	$332,210

Liabilities and Stockholders’ Equity

Liabilities:
Deposits (note 6):
Demand	$31,184	$32,276
Savings and NOW accounts	117,944	103,445
Time	157,826	166,398

Total deposits	306,954	302,119

Note payable to Federal Home Loan Bank (note 1(d))	—	—
Note payable under line of credit (note 1 (d))	2,000	2,000
Accrued interest payable	500	613
Other liabilities (note 7)	1,177	1,627

Total liabilities	310,631	306,359

Stockholders’ equity (notes 7, 12 and 15):
Common stock, $3 par value. Authorized 3,000,000 shares, issued and outstanding 1,495,589 shares in 2010 and 1,485,089 shares in 2009	$4,462	$4,455
Capital surplus	850	787
Retained earnings	21,918	21,306
Accumulated other comprehensive loss, net	(748)	(697)

Total stockholders’ equity	26,482	25,851

Commitments, contingencies and other matters (notes 9, 10 and 12)

Total liabilities and stockholders’ equity	$337,113	$332,210

See accompanying notes to consolidated financial statements.

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2010, 2009 and 2008

(In thousands of dollars, except per share data)

	2010	2009	2008
Interest income:
Interest and fees on loans	$15,835	$16,622	$17,615
Interest on securities:
U.S. Government agencies	416	287	310
Corporate	3	42	66
States and political subdivisions (taxable)	159	133	203
States and political subdivisions (tax-exempt)	110	180	214
Other	84	41	43
Interest on federal funds sold	4	11	104

Total interest income	16,611	17,316	18,555

Interest expense:
Interest on deposits:
Savings and NOW accounts	1,271	1,264	1,170
Time - under $100,000	3,056	4,115	5,246
Time - $100,000 and over	1,508	1,929	1,809
Other interest expense	—	4	121

Total interest expense	5,835	7,312	8,346

Net interest income	10,776	10,004	10,209

Provision for loan losses (note 4)	1,878	1,530	2,881

Net interest income after provision for loan losses	8,898	8,474	7,328

Noninterest income:
Service charges on deposit accounts	1,498	1,516	1,493
Commissions and fees	524	470	442
Mortgage loan fees	571	547	261
Service charges on loan accounts	237	273	403
Other operating income	304	342	297

Total noninterest income	3,134	3,148	2,896

Noninterest expense:
Salaries and employee benefits (note 7)	5,973	6,069	5,621
Occupancy expense	740	697	625
Furniture and equipment	1,001	1,066	949
Office supplies and printing	277	288	254
Federal deposit insurance premiums	501	621	77
Capital stock tax	226	226	212
Advertising expense	122	116	142
Other operating expenses	2,197	2,088	1,966

Total noninterest expense	11,037	11,171	9,846

Income before income tax expense	995	451	378

Income tax expense (note 8)	308	100	72

Net income	$687	$351	$306

Basic net income per share (note 1(o))	$0.46	$0.24	$0.21
Diluted net income per share (note1(o))	$0.46	$0.24	$0.21

See accompanying notes to consolidated financial statements.

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

Years ended December 31, 2010, 2009 and 2008

(In thousands of dollars, except share and per share data)

	Common Stock		Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Par Value
Balances, December 31, 2007	1,485,089	$4,455	$787	$21,685	$(111)	$26,816

Net income	—	—	—	306	—	306
Change in net unrealized gains on available-for-sale securities, net of deferred tax benefit of $41	—	—	—	—	83	83
Adjustment to apply ASC topic, Compensation- Retirement Benefits, net of tax of $719					(1,397)	(1,397)

Comprehensive income (loss)						(1,008)
Cash dividends declared by Bankshares ($0.60 per share)				(889)	—	(889)

Balances, December 31, 2008	1,485,089	$4,455	$787	$21,102	$(1,425)	$24,919

Net income	—	—	—	351	—	351
Change in net unrealized gains on available-for-sale securities, net of deferred tax benefit of $41	—	—	—	—	68	68
Adjustment to apply ASC topic, Compensation- Retirement Benefits, net of tax of $340					660	660

Comprehensive income						1,079
Cash dividends declared by Bankshares ($0.10 per share)	—	—	—	(147)	—	(147)

Balances, December 31, 2009	1,485,089	$4,455	$787	$21,306	$(697)	$25,851

Net income	—	—	—	687	—	687
Change in net unrealized gains on available-for-sale securities, net of deferred tax benefit of $33	—	—	—	—	(88)	(88)
Adjustment to apply ASC topic, Compensation- Retirement Benefits, net of tax of $19					37	37

Comprehensive income						636
Issuance of restricted stock and related expense	10,500	7	16			23
Stock option expense			47			47
Cash dividends declared by Bankshares ($0.05 per share)	—	—	—	(75)	—	(75)

Balances, December 31, 2010	1,495,589	$4,462	$850	$21,918	$(748)	$26,482

See accompanying notes to consolidated financial statements.

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2010, 2009 and 2008

(In thousands of dollars)

	2010	2009	2008
Cash flows from operating activities:
Net income	$687	$351	$306

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of bank premises and equipment	522	514	426
Accretion (Amortization) of unearned fees, net	30	(67)	(24)
Net amortization of premiums and discounts on securities	56	51	—
Provision for loan losses	1,878	1,530	2,881
Provision for deferred income taxes	(327)	(218)	(562)
Net realized gain on securities	—	(33)	—
Accrual of stock option vesting	47	—	—
Net decrease (increase) in:
Accrued interest receivable	113	25	113
Prepaid FDIC insurance	466	(1,842)	—
Other assets	774	646	84
Net increase (decrease) in:
Accrued interest payable	(113)	(259)	11
Other liabilities	(450)	68	(267)

Net cash provided by operating activities	3,683	766	2,968

Cash flows from investing activities:
Purchases of held-to-maturity securities	(5,672)	—	—
Purchases of available-for-sale securities	(15,325)	(12,257)	(1,010)
Proceeds from maturities and calls of held-to-maturity securities	2,250	1,464	1,670
Proceeds from maturities and calls of available-for-sale securities	11,909	2,835	4,379
Proceeds from paydowns and maturities of available-for-sale mortgage-backed securities	300	928	790
Proceeds from sales of available-for-sale mortgage-backed securities	—	892	—
Sale (purchase) of Federal Home Loan Bank stock	—	149	(252)
Purchase of Federal Reserve Stock	(30)	(30)	—
Collections on loan participations	—	382	252
Net (increase) decrease in loans made to customers	(1,199)	11,362	(49,841)
Purchases of bank premises and equipment	(226)	(1,096)	(1,852)

Net cash provided by (used in) investing activities	(7,993)	4,629	(45,864)

Continued

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	2010	2009	2008
Cash flows from financing activities:
Net increase in demand, savings and NOW deposits	13,407	20,158	13,449
Net increase (decrease) in time deposits	(8,572)	(5,272)	21,918
Borrowing (repayments) of note payable to Federal Home Loan Bank	—	(5,000)	5,000
Borrowing under line of credit	—	1,000	1,000
Proceeds from issuance of common stock	23	—	—
Cash dividends paid	(75)	(147)	(889)

Net cash provided by financing activities	4,783	10,739	40,478

Net increase (decrease) in cash and cash equivalents	473	16,134	(2,418)

Cash and cash equivalents, beginning of period	32,060	15,926	18,344

Cash and cash equivalents, end of period	$32,533	$32,060	$15,926

Supplemental disclosure of cash flows information
Cash paid during the year for:
Income taxes	$300	$—	$1,086
Interest	5,948	7,571	8,335

Supplemental schedule of noncash investing and financing activities:
Transfer of loans to repossessed properties	$152	$73	$15
Loans charged against the allowance for loan losses	1,765	2,056	805
Unrealized gains (losses) on available-for-sale securities	(122)	105	125
Defined benefit plan adjustment per ASC topic Compensation-Retirement Benefits	56	1,000	(2,115)

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

The Company classifies its securities in three categories: (1) debt securities that the Company has the positive intent and ability to hold to maturity are classified as “held-to-maturity securities” and reported at amortized cost; (2) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as “trading securities” and reported at fair value, with unrealized gains and losses included in net income; and (3) debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as “available-for-sale securities” and reported at fair value, with unrealized gains and losses excluded from net income and reported in accumulated other comprehensive income, a separate component of stockholders’ equity, net of deferred taxes. Fair value is determined from quoted prices obtained and reviewed by management from FT (Financial Times) Interactive Data in cooperation with a correspondent bank, the Company’s third–party bond accountant. Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts on a basis, which approximates the level yield method. As of December 31, 2010, the Company does not maintain trading securities. Gains or losses on disposition are based on the net proceeds and adjusted carrying values of the securities called or sold, using the specific identification method on a trade date basis. If a decline below cost in the market value of any available-for-sale or held-to-maturity security is deemed other than temporary, the decline is charged to net income resulting in the establishment of a new cost basis for the security.

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

At December 31, 2010, the Company’s available borrowing limit with the FHLB was approximately $43,450. The Company had $0 in borrowings from the FHLB outstanding at December 31, 2010 and 2009. Bankshares also has a $5,000 line of credit with a corresponding bank with $2,000 outstanding as of December 31, 2010 and $2,000 outstanding as of December 31, 2009 with a 5.00% interest rate that matures on December 31, 2011.

(e)	Loans and Allowance for Loan Losses

Loans are stated at the amount of unpaid principal, reduced by unearned income and fees on loans, and an allowance for loan losses. Income is recognized over the terms of the loans using methods that approximate the level yield method. The allowance for loan losses is a cumulative valuation allowance consisting of an annual provision for loan losses, plus any amounts recovered on loans previously charged off, minus loans charged off. The provision for loan losses charged to operating expenses is the amount necessary in management’s judgment to maintain the allowance for loan losses at a level it believes adequate to absorb probable losses inherent in the loan portfolio. Management determines the adequacy of the allowance based upon reviews of individual credits, recent loss experience, delinquencies, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. Management uses historical loss data by loan type as well as current economic factors in its calculation of allowance for loan loss. Management also uses qualitative factors such as changes in lending policies and procedures, changes in national and local economies, changes in the nature and volume of the loan portfolio, changes in experience of lenders and the loan department, changes in volume and severity of past due and classified loans, changes in quality of the Company’s loan review system, the existence and effect of concentrations of credit and external factors such as competition and regulation in its allowance for loan loss calculation. Each qualitative factor is evaluated and applied to each type of loan in the Company’s portfolio and a percentage of each loan is reserved as allowance. A percentage of each loan type is also reserved according to the loan type’s historical loss data. Larger percentages of allowance are taken as the risk for a loan is determined to be greater. Loans are charged against the allowance for loan losses when management believes the collectability of the principal is uncollectible. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions or the Company’s recent loss experience. It is reasonably possible that management’s estimate of loan losses and the related allowance may change materially in the near term. However, the amount of change that is reasonably possible cannot be estimated. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examinations.

Loans are charged against the allowance when, in management’s opinion, they are deemed doubtful, although the Company continues to aggressively pursue collection. The Company considers a number of factors to determine the need for and timing of charge-offs including the following: whenever any commercial loan becomes past due for 120 days for any scheduled principal or interest payment and collection is considered uncollectible; whenever foreclosure on real estate collateral or liquidation of other collateral does not result in full payment of the obligation and the deficiency or some portion thereof is deemed uncollectible, the uncollectible portion shall be charged-off; whenever any installment loan becomes past due for 120 days and collection is considered unlikely; whenever any repossessed vehicle remains unsold for 60 days after repossession; whenever a bankruptcy notice is received on any installment loan and review of the facts results in an assessment that all or most of the balance will not be collected, the loan will be placed in non-accrual status; whenever a bankruptcy notice is received on a small, unsecured, revolving installment account; and whenever any other small, unsecured, revolving installment account becomes past due for 180 days.

Interest related to non-accrual loans is recognized on the cash basis. Loans are generally placed in non-accrual status when the collection of principal and interest is 90 days or more past due, unless the obligation relates to a consumer or residential real estate loan or is both well-secured and in the process of collection.

Impaired loans are required to be presented in the financial statements at net realizable value of the expected future cash flows or at the fair value of the loan’s collateral. Homogeneous loans such as real estate mortgage loans, individual consumer loans and home equity loans are evaluated collectively for impairment. Management, considering current information and events regarding the borrower’s ability to repay their obligations, considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. Cash receipts on impaired loans receivable are applied first to reduce interest on such loans to the extent of interest contractually due and any remaining amounts are applied to principal.

The following table presents information on the Company’s allowance for loan losses and recorded investment in loans:

Allowance for Loan Losses and Recorded Investment in Loans

For the Year Ended December 31, 2010

	Commercial	Commercial Real Estate	Consumer	Residential	Total
Allowance for Loan Losses:
Beginning balance	$208	$257	$291	$2,967	$3,723
Chargeoffs	232	—	444	1,089	1,765
Recoveries	37	—	144	20	201
Provision	245	7	433	1,193	1,878

Ending Balance	$258	$264	$424	$3,091	$4,037

Ending balance: individually evaluated for impairment	—	—	—	29	29

Ending balance: collectively evaluated for impairment	258	264	424	3,062	4,008

Loans:
Total loans ending balance	$22,794	$53,885	$47,807	$144,700	$269,186

Ending balance: individually evaluated for impairment	13	292	52	6,716	7,073

Ending balance: collectively evaluated for impairment	$22,781	$53,593	$47,755	$137,984	$262,113

The following table illustrates the Company’s credit quality indicators:

Credit Quality Indicators

As of December 31, 2010

Credit Exposure	Commercial	Commercial Real Estate	Consumer	Residential	Total
Pass	$21,978	$44,553	$47,621	$127,343	$241,495
Special Mention	678	7,224	67	7,005	14,974
Substandard	138	2,108	119	9,969	12,334
Doubtful	—	—	—	383	383

Total	$22,794	$53,885	$47,807	$144,700	$269,186

The following table presents information on the Company’s impaired loans and their related allowance for loan recording:

Impaired Loans

For the Year Ended December 31, 2010

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial	$13	$13	—	$14	—
Commercial real estate	292	292	—	298	—
Consumer	52	52	—	109	1
Residential	6,636	6,636	—	6,012	306
With allowance recorded:
Commercial	—	—	—	—	—
Commercial real estate	—	—	—	—	—
Consumer	—	—		—	—
Residential	80	80	29	80	—

Total:
Commercial	13	13	—	14	—
Commercial real estate	292	292	—	298	—
Consumer	52	52	—	109	1
Residential	$6,716	$6,716	$29	$6,092	$306

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

(h)	Goodwill

The Company carries goodwill totaling $539 as of December 31, 2010 and 2009. The Company performs goodwill impairment testing annually. The Company performed goodwill impairment testing at December 31, 2010 because Bankshares’ common stock had been trading below book value per share in 2010. The test performed calculated impairment pursuant to ASC Topic Goodwill and Other Intangible Assets using a market comparable approach, a comparable transactions approach and a discounted cash flow approach. Management determined that no goodwill impairment charge was required because management determined that the fair value of the Company was not less than the Company’s carrying value. Management will continue to monitor the relationship of Bankshares’ market capitalization to both its book value and tangible book value, which management attributes to both financial services industry-wide and Company-specific factors, and to evaluate the carrying value of goodwill.

While management has a plan to return the Company’s business fundamentals to levels that support Bankshares’ common stock trading at or above book value per common share, there is no assurance that the plan will be successful, or that the market price of the common stock will increase to such levels in the foreseeable future. If Bankshares’ common stock price continues to trade below book value per common share, the Company may have to recognize an impairment of all, or some portion of, its goodwill.

(i)	Foreclosed Assets

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

(j)	Impairment or Disposal of Long-Lived Assets

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

(k)	Pension Plan

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

(l)	Advertising

The Company expenses advertising expenses as incurred. Advertising expenses totaled $122 in 2010, $116 in 2009 and $142 in 2008.

(m)	Income Taxes

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

(n)	Stock Options

The Company accounts for its stock based compensation plan under the provisions of ASC topic, Share-Based Payment which requires recognizing expense for options granted equal to the grant date fair value of the unvested amounts over their remaining vesting periods. There were 48,000 shares granted in 2010 and none granted in 2009. Future levels of compensation cost recognized related to share-based compensation awards may be impacted by new awards and/or modification, repurchases and cancellations of existing awards after the adoption of this standard.

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

The following is a reconciliation of the numerators and denominators of the basic and diluted net income per share computations for the periods indicated:

Year ended December 31, 2010	Net income (numerator)	Shares (denominator)	Per share amount
Basic net income per share	$687	1,492,137	$0.46

Effect of dilutive stock options	—	—

Diluted net income per share	$687	1,492,137	$0.46

Year ended December 31, 2009	Net income (numerator)	Shares (denominator)	Per share amount
Basic net income per share	$351	1,485,089	$0.24

Effect of dilutive stock options	—	—

Diluted net income per share	$351	1,485,089	$0.24

Year ended December 31, 2008	Net income (numerator)	Shares (denominator)	Per share amount
Basic net income per share	$306	1,485,089	$0.21

Effect of dilutive stock options	—	3,124

Diluted net income per share	$306	1,488,213	$0.21

(p)	Consolidated Statements of Cash Flows

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

(r)	Fair Value Measurements

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

In accordance with Fair Value Measurements and Disclosures, the Company groups its financial assets and financial liabilities in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. The most significant instruments that the Company measures at fair value are available-for-sale securities. All available-for-sale securities fall into Level 2 fair value hierarchy. Valuation methodologies for the fair value hierarchy are as follows:

Level 1 – Valuations are based on quoted prices for identical assets and liabilities traded in active exchange markets, such as the New York Stock Exchange.

Level 2 – Valuations for assets and liabilities are obtained from readily available pricing sources via independent providers for market transactions involving similar assets or liabilities, model-based valuation techniques, or other observable inputs.

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

Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with ASC topic, Impairment of a Loan. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of a similar debt, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans at which fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2010, substantially all of the impaired loans were evaluated based on the fair value of the collateral. In accordance with Impairment of a Loan, impaired loans where an allowance is established based on the fair value of the collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as a nonrecurring Level 2 asset. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as a nonrecurring Level 3 asset.

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

Below are tables that present information about certain assets and liabilities measured at fair value:

Fair Value Measurements on December 31, 2010

Description	Total Carrying Amount in The Consolidated Balance Sheet 12/31/2010	Assets/Liabilities Measured at Fair Value 12/31/2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Available-for-sale securities	$22,048	$22,048	NA	$22,048	NA
Impaired loans (nonrecurring)	$7,073	$7,073	NA	NA	$7,073
Foreclosed assets (nonrecurring)	$474	$474	NA	NA	$474

Fair Value Measurements on December 31, 2009

Description	Total Carrying Amount in The Consolidated Balance Sheet 12/31/2009	Assets/Liabilities Measured at Fair Value 12/31/2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Available-for-sale securities	$19,105	19,105	NA	$19,105	NA
Impaired loans (nonrecurring)	$4,478	$4,478	NA	NA	$4,478
Foreclosed assets (nonrecurring)	$461	$461	NA	NA	$461

The following table sets forth a summary of changes in the fair value of the Company’s nonrecurring Level 3 assets for the year ended December 31, 2010:

	Year Ended December 31, 2010
	Impaired Loans	Foreclosed Assets
Balance, beginning of the year	$4,478	$461
Realized gains/(losses)	—	—
Unrealized gains/(losses) relating to instruments still held at the reporting date	—	—
Purchases, sales, issuances, and settlements (net)	2,595	13

Balance, end of year	$7,073	$474

(s)	Use of Estimates

In preparing the consolidated financial statements in accordance with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated balance sheets and revenues and expenses for the years ended December 31, 2010, 2009 and 2008. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan losses.

(t)	Current Accounting Developments

In January 2010, the FASB issued Accounting Standards Update (“ASU”) 2010-06, Improving Disclosures about Fair Value Measurements, to amend existing guidance in ASC 820, Fair Value Measurements and Disclosures, to expand and clarify existing disclosures regarding recurring and nonrecurring fair value measurements. The amended guidance in ASC 820 is effective for interim and annual reporting periods beginning after December 15, 2009. The amended guidance in ASU 2010-06 had no impact on the Company’s consolidated financial statements.

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

In August 2009, the FASB issued ASU 2009-05, Measuring Liabilities at Fair Value, to amend ASC 820 to clarify how entities should estimate the fair value of liabilities. ASC 820, as amended, includes clarifying guidance for circumstances in which a quoted price in an active market is not available, the effect of the existence of liability transfer restrictions, and the effect of quoted prices for the identical liability, including when the identical liability is traded as an asset. The amended guidance in ASC 820 on measuring liabilities at fair value is effective for the first interim or annual reporting period beginning after August 26, 2009. The amended guidance in ASU 2009-05 had no impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles. This Statement was incorporated into ASC 105 and became the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretative releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities law are also sources of authoritative GAAP for SEC registrants. ASC 105 became effective for the quarterly period ended September 30, 2009, and adoption had no impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued SFAS No. 166, Accounting for Transfers of Financial Assets-an amendment of FASB Statement No. 140. This Statement was incorporated into ASC 860 and removes the concept of qualifying special-purpose entity and limits the circumstances in which a financial asset, or portion of a financial asset, should be derecognized when the transferor has not transferred the entire financial asset to an entity that is not consolidated with the transferor in the financial statements being presented and/or when the transferor has continuing involvement with the transferred financial asset. The Statement is effective for annual reporting periods beginning after November 15, 2009 and interim and annual reporting periods thereafter. Adoption had no impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued Staff Position (“FSP”) FAS 157-4, Determining the Fair Value of a Financial Asset When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly. This FSP was incorporated into ASC 820 and provides additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased and also provides guidance on identifying circumstances that indicate the transaction is not orderly. Provisions of this FSP incorporated into ASC 820 became effective for the quarterly period ended June 30, 2009, and adoption had no impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments. This FSP was incorporated into ASC 320 and amends the presentation of other-than-temporary impairments on debt and equity securities in the financial statements. The FSP did not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. Provisions of this FSP incorporated into ASC 320 became effective for the quarterly period ended June 30, 2009, and adoption had no impact on the Company’s consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities-an amendment of FASB Statement No. 133. This Statement was incorporated into ASC 815 and is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial condition, financial performance, and cash flows. Provisions of this Statement incorporated into ASC 815 became effective for the quarterly period ended March 31, 2009, and adoption had no impact on the Company’s consolidated financial statements.

ASC Topic 310 “Receivables.” New authoritative accounting guidance under ASC Topic 310, “Receivables,” amended prior guidance to provide a greater level of disaggregated information about the credit quality of loans and leases and the Allowance for Loan and Lease Losses (the “Allowance”). The new authoritative guidance also requires additional disclosures related to credit quality indicators, past due information, and information related to loans modified in a troubled debt restructuring. The new authoritative guidance amends only the disclosure requirements for loans and leases and the allowance. The Company adopted the period end disclosures provisions of the new authoritative guidance under ASC Topic 310 in the reporting period ending December 31, 2010. Adoption of the new guidance did not have an impact on the Company’s statements of income and financial condition. The disclosures about activity that occurs will be effective for reporting periods after January 1, 2011, and will have no impact on the Company’s statements of income and financial condition.

FASB ASC 310 Receivables, Sub-Topic 310-30 Loans and Debt Securities Acquired with Deteriorated Credit Quality (“Subtopic 310-30”) was amended to clarify that modifications of loans that are accounted for within a pool under Subtopic 310-30 do not result in the removal of those loans from the pool even if the modification would otherwise be considered a troubled debt restructuring. The amendments do not affect the accounting for loans under the scope of Subtopic 310-30 that are not accounted for within pools. Loans accounted for individually under Subtopic 310-30 continue to be subject to the troubled debt restructuring accounting provisions within ASC 310 Subtopic 310-40 Troubled Debt Restructurings by Creditors. The new authoritative accounting guidance under Subtopic 310-30 became effective in the third quarter of 2010 and did not have an impact on the Company’s financial statements.

(2)	Restrictions on Cash

To comply with Federal Reserve regulations, the Company is required to maintain certain average reserve balances. The daily average reserve requirements were approximately $4,731 and $4,300 for the weeks including December 31, 2010 and 2009, respectively.

(3)	Securities

The amortized costs, gross unrealized gains, gross unrealized losses and fair values for securities at December 31, 2010 and 2009 are as follows:

	2010
Available-for-Sale	Amortized costs	Gross unrealized gains	Gross unrealized losses	Fair values

U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$17,247	168	(219)	17,196
Obligations of states and political subdivisions	3,381	90	—	3,471
Mortgage-backed securities-government	1,211	60	—	1,271
Other securities	110	—	—	110

Total available-for-sale	$21,949	318	(219)	22,048

	2010
Held-to-Maturity	Amortized costs	Gross unrealized gains	Gross unrealized losses	Fair values
Obligations of states and political subdivisions	$4,469	34	(103)	4,400

	2009
Available-for-Sale	Amortized costs	Gross unrealized gains	Gross unrealized losses	Fair values

U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$11,532	66	(18)	11,580
Obligations of states and political subdivisions	4,728	128	(17)	4,839
Corporate securities	1,000	3	—	1,003
Mortgage-backed securities – government	1,514	59	—	1,573
Other securities	110	—	—	110

Total available-for-sale	$18,884	256	(35)	19,105

	2009
Held-to-Maturity	Amortized costs	Gross unrealized gains	Gross unrealized losses	Fair values
Obligations of states and political subdivisions	$1,051	27	—	1,078

The following table shows the gross unrealized losses and fair value of the Company’s investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2010:

	Less than 12 months		12 months or more		Total
Description of Securities	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross Unrealized losses

U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$7,106	219	—	—	7,106	219
Obligations of states and political subdivisions	2,859	103	—	—	2,859	103

Total temporarily impaired securities	$9,965	322	—	—	9,965	322

The Company does not consider the unrealized losses other-than-temporary losses based on the volatility of the securities market price involved, the credit quality of the securities, and the Company’s ability, if necessary, to hold the securities until maturity. The securities include 13 bonds that have continuous losses for less than 12 months and no bonds that have continuous losses for more than 12 months. The $9,965 in securities in which there is an unrealized loss of $322 includes unrealized losses ranging from less than $4 to $46 or from 0.67% to 5.37% of the original cost of the investment. Gross realized gains on securities sold in 2010 totaled $0 and $33 in 2009 and $0 in 2008. There were no gross realized losses on securities sold in 2010, 2009 and 2008.

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

The amortized costs and fair values of available-for-sale and held-to-maturity securities at December 31, 2010, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	2010
	Available-for-Sale		Held-to-Maturity
	Amortized costs	Fair values	Amortized costs	Fair values

Due in one year or less	$1,392	1,416	—	—
Due after one year through five years	15,829	15,943	2,836	2,852
Due after five years through ten years	3,030	2,923	1,633	1,548
Due after ten years	487	495	—	—

	20,738	20,777	4,469	4,400
Mortgage-backed securities	1,211	1,271	—	—

Totals	$21,949	22,048	4,469	4,400

Securities with amortized costs of approximately $3,364 and $3,328 (fair values of $3,460 and $3,416, respectively) as of December 31, 2010 and 2009, respectively, were pledged as collateral for public deposits and to the Federal Reserve for overdraft protection and treasury tax and loan.

(4)	Loans

A summary of loans at December 31, 2010 and 2009 follows:

	2010	2009
Real estate loans:
Residential-mortgage	$103,998	106,619
Residential-construction	7,371	9,640
Commercial	87,216	81,219
Loans to individuals for household, family and other consumer expenditures	47,545	50,097
Commercial and industrial loans	22,794	21,589
All other loans	262	612

Total loans, gross	269,186	269,776
Less unearned income and fees	(119)	(149)

Loans, net of unearned income and fees	269,067	269,627
Less allowance for loan losses	(4,037)	(3,723)

Loans, net	$265,030	265,904

Nonaccrual loans amounted to approximately $7,073 and $2,619 at December 31, 2010 and 2009, respectively. There were no commitments to lend additional funds to customers whose loans were on nonaccrual status at December 31, 2010.

In the normal course of business, the Bank has made loans to executive officers and directors. At December 31, 2010, loans to executive officers and directors totaled $195 compared to $764 at December 31, 2009. During 2010, new loans made to executive officers and directors totaled $55 and repayments amounted to approximately $234. Loans to companies in which executive officers and directors have an interest amounted to $0 and $374 at December 31, 2010 and 2009, respectively. One director, which had outstanding personal loans and loans to companies in which the director has an interest, retired during 2010. All such loans were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated persons, and, in the opinion of management, do not involve more than normal risk of collectability or present other unfavorable features.

Activity in the allowance for loan losses for the years ended December 31, 2010, 2009 and 2008 is summarized as follows:

	2010	2009	2008
Balances at beginning of year	$3,723	3,969	1,720
Provision for loan losses	1,878	1,530	2,881
Loans charged off	(1,765)	(2,057)	(805)
Loan recoveries	201	281	173

Balances at end of year	$4,037	3,723	3,969

At December 31, 2010, 2009 and 2008, the recorded investment in loans for which impairment has been identified totaled approximately $7,073, $2,619 and $2,292, respectively, with corresponding valuation allowances of approximately $29, $318 and $543, respectively. The average recorded investment in impaired loans receivable during 2010, 2009 and 2008 was approximately $6,513, $4,194 and $1,609, respectively. Interest income recognized on a cash basis on impaired loans during 2010, 2009 and 2008 was approximately $307, $354 and $278, respectively.

The following table represents an age analysis of the Company’s past due loans:

Age Analysis of Past Due Loans

As of December 31, 2010

	30-59 Days Past Due	60-69 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Recorded Investment> 90 Days and Accruing
Commercial	$96	$51	$13	$160	$22,634	$22,794	$—
Commercial real estate	—	377	292	669	53,216	53,885	—
Consumer	394	144	90	628	47,179	47,807	38
Residential	2,235	415	7,448	10,098	134,602	144,700	732

Total	$2,725	$987	$7,843	$11,555	$257,631	$269,186	$770

The following presents information on the Company’s nonaccrual loans:

Loans in Nonaccrual Status

As of December 31, 2010

2010
Commercial	$13
Commercial real estate	292
Consumer	52
Residential	6,716

Total	$7,073

(5)	Bank Premises and Equipment

Bank premises and equipment, net were comprised of the following as of December 31, 2010 and 2009:

	2010	2009
Land improvements	$521	453
Buildings	6,036	6,036
Equipment, furniture and fixtures	4,507	4,349

	11,064	10,838
Less accumulated depreciation	(5,812)	(5,290)

	5,252	5,548
Land	1,680	1,680

Bank premises and equipment, net	$6,932	7,228

(6)	Deposits

A summary of deposits at December 31, 2010 and 2009 follows:

	2010	2009
Noninterest-bearing demand deposits	$31,184	32,276
Interest-bearing:
Savings and money market accounts	52,309	46,225
NOW accounts	65,635	57,220
Time deposits – under $100,000	108,582	114,404
Time deposits – $100,000 and over	49,244	51,994

Total interest-bearing deposits	275,770	269,843

Total deposits	$306,954	302,119

At December 31, 2010, the scheduled maturity of time deposits is as follows: $61,700 in 2011; $12,395 in 2012; $40,046 in 2013; $19,335 in 2014 and $24,350 in 2015.

In the normal course of business, the Bank has received deposits from executive officers and directors. At December 31, 2010 and 2009, deposits from executive officers and directors were approximately $3,476 and $3,692, respectively. All such deposits were received in the ordinary course of business on substantially the same terms and conditions, including interest rates, as those prevailing at the same time for comparable transactions with unrelated persons.

(7)	Employee Benefit Plans

The Bank maintains a noncontributory defined benefit pension plan that covers substantially all of its employees. Benefits are computed based on employees’ average final compensation and years of credited service. Pension expense amounted to approximately $340, $427 and $358 in 2010, 2009 and 2008, respectively. The change in benefit obligation, change in plan assets and funded status of the pension plan at December 31, 2010, 2009 and 2008 and pertinent assumptions are as follows:

	Pension Benefits
Change in Benefit Obligation	2010	2009	2008

Benefit obligation at beginning of year	$6,253	5,814	5,440
Service cost	308	264	482
Interest cost	371	347	423
Actuarial (gain) loss	231	21	(519)
Benefits paid	(466)	(193)	(12)

Benefit obligation at end of year	$6,697	6,253	5,814

Change in Plan Assets

Fair value of plan assets at beginning of year	4,865	3,847	5,491
Actual return on plan assets	625	1,210	(2,031)
Employer contribution	—	—	400
Benefit paid	(466)	(193)	(12)

Fair value of plan assets at end of year	$5,024	4,864	3,848

Funded Status at the End of the Year	(1,673)	(1,388)	(1,966)

Amounts Recognized in the Balance Sheet
Other liabilities, accrued pension	(1,673)	(1,388)	(1,966)
Other assets, prepaid pension	$—	—	—

Amounts Recognized in Accumulated Other Comprehensive Income Net of Tax Effect
Unrecognized net actuarial loss	814	846	1,500
Prior service cost	—	3	6
Net obligation in transition	—	2	5

Benefit obligation included in accumulated other comprehensive income	$814	851	1,511

Funded Status
Benefit obligation	(6,697)	(6,253)	(5,814)
Fair value of assets	5,024	4,864	3,848
Unrecognized net actuarial (gain) loss	1,233	1,282	2,274
Unrecognized net obligation at transition	—	4	7
Unrecognized prior service cost	—	4	8

(Accrued)/prepaid benefit cost included in the balance sheet	$(440)	(99)	323

	Pension Benefits
Weighted Average Assumptions as of December 31, 2010 and 2009 and September 30, 2008:	2010	2009	2008
Discount rate	5.50%	6.00%	6.25%
Expected long-term return on plan assets	8.00%	8.00%	8.50%
Rate of compensation increase	4.00%	4.00%	4.00%

	Pension Benefits
	2010	2009	2008
Other Changes in Plan Assets and Benefit Obligation Recognized in Other Comprehensive Income Net of Tax Effect
Net (gain)/loss	$(32)	(654)	1,403
Prior service cost	—	—	—
Amortization of prior service cost	(3)	(3)	(4)
Net obligation at transition	—	—	—
Amortization of net obligation at transition	(2)	(3)	(3)

Total recognized in other comprehensive income	$(37)	(660)	1,396

Total Recognized in Net Periodic Benefit Cost and Other Comprehensive Income	$285	(578)	1,639

The estimated portion of prior service cost and net transition obligation included in accumulated other comprehensive income that will be recognized as a component of net periodic pension cost over the next fiscal year are $4 and $3, respectively.

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

The components of net pension benefit cost under the plan for the years ended December 31, 2010, 2009 and 2008 is summarized as follows:

	Pension Benefits
	2010	2009	2008
Service cost	$308	265	529
Interest cost	371	347	424
Expected return on plan assets	(383)	(306)	(613)
Net amortization	6	9	11
Recognized net actuarial loss	38	108	—

Net pension benefit cost	$340	423	351

Projected Benefit Payments

The projected benefit payments under the plan are summarized as follows for the years ending December 31:

2011	$131

2012	144

2013	166

2014	190

2015	215

2016-2020	2,026

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

The preceding methods described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different fair value measurement as of December 31, 2010.

The following table presents the fair value of the assets, by asset category, at December 31, 2010 and 2009.

	2010	2009
Cash and equivalents	$—	$23
Mutual funds-fixed income	1,055	1,147
Mutual funds-equity	3,969	3,694

Total assets at fair value	$5,024	$4,864

The following table sets forth by level, within the fair value hierarchy, the assets carried at fair value as of December 31, 2010.

	Assets at Fair Value as of December 31, 2010
	Level 1	Level 2	Level 3	Total
Cash and equivalents	$—	$—	$—	$—
Mutual funds-fixed income	1,055	—	—	1,055
Mutual funds-equity	3,969	—	—	3,969

Total assets at fair value	$5,024	$—	$—	$5,024

Contributions

The Company expects to contribute $750 to its pension plan in 2011.

The Company also has a 401(k) plan under which the Company matches employee contributions to the plan. In 2010 and 2009, the Company matched 100% of the first 1% of salary deferral and 50% of the next 5% of salary deferral to the 401(k) savings provision. The amount expensed for the 401(k) plan was $110 during the year ended December 31, 2010 and $108 during the year ended December 31, 2009.

(8)	Income Taxes

Income tax expense (benefit) attributable to income before income tax expense for the years ended December 31, 2010, 2009 and 2008 is summarized as follows:

	2010	2009	2008
Current	$612	(112)	740
Deferred	(304)	212	(668)

Total income tax expense	$308	100	72

Reported income tax expense for the years ended December 31, 2010, 2009 and 2008 differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to income before income tax expense as a result of the following:

	2010	2009	2008
Computed “expected” income tax expense	$338	154	129
Increase (reduction) in income tax expense resulting from:
Tax-exempt interest	(39)	(71)	(80)
Disallowance of interest expense	4	7	10
Other, net	5	10	13

Reported income tax expense	$308	100	72

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2010 and 2009 are as follows:

	2010	2009
Deferred tax assets:
Loans, principally due to allowance for loan losses	$1,066	1,020
Defined benefit plan valuation adjustments	419	438
Accrued pension, due to actual pension contributions in excess of accrual for financial reporting purposes	—	34
Loans, due to unearned fees, net	23	27
Other	295	66

Total gross deferred tax assets	1,803	1,585

Deferred tax liabilities:
Bank premises and equipment, due to differences in depreciation	(244)	(199)
Net unrealized gains on available-for-sale securities	(34)	(75)
Other	(176)	(289)

Total gross deferred tax liabilities	(454)	(563)

Net deferred tax asset, included in other assets	$1,349	1,022

The Bank has determined that a valuation allowance for the gross deferred tax assets is not necessary at December 31, 2010, 2009 and 2008, since realization of the entire gross deferred tax assets can be supported by the amounts of taxes paid during the carryback periods available under current tax laws.

The Company adopted the provisions of ASC topic, Income Taxes, on January 1, 2007 with no impact on the financial statements. The Company did not recognize any interest or penalties related to income tax during the years ended December 31, 2009 and 2010, and did not accrue any interest or penalties as of December 31, 2009 or 2010. The Company does not have an accrual for uncertain tax positions as deductions taken and benefits accrued are based on widely understood administrative practices and procedures and are based on clear and unambiguous tax law. Tax returns for all years 2007 and thereafter are subject to future examination by tax authorities.

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

Financial instruments whose contract amounts represent credit risk:

	Contract amounts at December 31,
	2010	2009
Commitments to extend credit	$56,910	47,515

Standby letters of credit	$1,237	1,203

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

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including bond financing and similar transactions. Unless renewed, substantially all of the Company’s standby letters of credit commitments at December 31, 2010 will expire within one year. Management does not anticipate any material losses as a result of these transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

(10)	Leases

The Company leases premises and equipment under various operating lease agreements. Generally, operating leases provide for one or more renewal options on the same basis as current rental terms. Certain leases require increased rentals under cost-of-living escalation clauses. The following are future minimum lease payments as required under the agreements:

Year	Payments
2011	$199
2012	185
2013	141
2014	141
2015	141
After 2015	2,010

Total	$2,817

The Company entered into a lease of the Amherst branch facility with an entity in which a director of the Company has a 50% ownership interest in 2009. The original term of the lease is twenty years and may be renewed at the Company’s option for two additional terms of five years each. The Company’s current rental payment under the lease is $130 annually.

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

(12)	Dividend Restrictions and Capital Requirements

Bankshares’ principal source of funds for dividend payments is dividends received from its subsidiary Bank. For the years ended December 31, 2010 and 2009, dividends from the subsidiary Bank totaled $338 and $420, respectively.

Substantially all of Bankshares’ retained earnings consist of undistributed earnings of its subsidiary Bank, which are restricted by various regulations administered by federal banking regulatory agencies. Under applicable federal laws, the Comptroller of the Currency restricts, without prior approval, the total dividend payments of the Bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits for the two preceding years. At December 31, 2010, retained net profits of the Bank that were free of such restriction approximated $1,269.

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

Quantitative measures established by regulation to ensure capital adequacy require Bankshares and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2010, that Bankshares and the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2010, the most recent notification from Office of the Comptroller of the Currency categorized Bankshares and the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized,” Bankshares and the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed Bankshares and the Bank’s category.

Bankshares and the Bank’s actual capital amounts and ratios are presented in the table below.

	Actual		For Capital Adequacy Purposes		To Be “Well Capitalized” Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2010:
Total Capital (to Risk Weighted Assets):
Bankshares consolidated	$29,689	10.61%	$22,380	8.0%	$	N/A	N/A
Bank	31,718	11.36%	22,342	8.0%		27,927	10.0%
Tier 1 Capital (to Risk Weighted Assets):
Bankshares consolidated	26,180	9.36%	11,190	4.0%		N/A	N/A
Bank	28,220	10.10%	11,190	4.0%		16,785	6.0%
Tier 1 Capital (Leverage) (to Average Assets):
Bankshares consolidated	26,180	7.74%	13,521	4.0%		N/A	N/A
Bank	28,220	8.36%	13,505	4.0%		16,882	5.0%

	Actual		For Capital Adequacy Purposes		To Be “Well Capitalized” Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2009:
Total Capital (to Risk Weighted Assets):
Bankshares consolidated	$29,437	10.75%	$21,910	8.0%	$	N/A	N/A
Bank	31,055	11.36%	21,877	8.0%		27,347	10.0%
Tier 1 Capital (to Risk Weighted Assets):
Bankshares consolidated	26,008	9.50%	10,955	4.0%		N/A	N/A
Bank	27,626	10.10%	10,939	4.0%		16,408	6.0%
Tier 1 Capital (Leverage) (to Average Assets):
Bankshares consolidated	26,008	8.04%	12,945	4.0%		N/A	N/A
Bank	27,626	8.55%	12,930	4.0%		16,162	5.0%

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

(e)	Commitments to Extend Credit and Standby Letters of Credit

The only amounts recorded for commitments to extend credit and standby letters of credit are the deferred fees arising from these unrecognized financial instruments. These deferred fees are not deemed significant at December 31, 2010 and 2009, and as such, the related fair values have not been estimated.

The carrying amounts and approximate fair values of the Company’s financial instruments are as follows at December 31, 2010 and 2009:

	2010		2009
	Carrying amounts	Approximate fair values	Carrying amounts	Approximate fair values
Financial assets:
Cash and due from banks	$32,533	32,533	30,052	30,052
Federal funds sold	—	—	2,008	2,008
Securities:
Available-for-sale	22,048	22,048	19,105	19,105
Held-to-maturity	4,469	4,400	1,051	1,078
Federal Reserve Bank Stock	135	135	105	105
Federal Home Loan Bank Stock	579	579	579	579
Loans, net of unearned income and fees	265,030	270,488	269,627	274,623

Total financial assets	$324,794	330,183	322,527	327,550

Financial liabilities:
Deposits	$306,954	312,863	302,119	306,987
Line of credit	2,000	2,000	2,000	2,000

Total financial liabilities	$308,954	314,863	304,119	308,987

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

(14)	Parent Company Financial Information

Condensed financial information of Bankshares (Parent) is presented below:

Condensed Statements of Income

	Years ended December 31,
	2010	2009	2008
Income:
Dividends from subsidiary	$338	420	978

Expenses:
Other expenses	264	265	103

Income before income tax benefit and equity in undistributed net income of subsidiary	74	155	875
Applicable income tax benefit	90	90	35

Income before equity in undistributed net income of subsidiary	164	245	910
Equity in undistributed net income of subsidiary	523	106	(604)

Net income	$687	351	306

Condensed Statements of Cash Flows

	Years ended December 31,
	2010	2009	2008
Cash flows from operating activities:
Net income	$687	351	306
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiary	(523)	(106)	604
Increase in other assets	(81)	(79)	(60)

Net cash provided by operating activities	83	166	850

Cash flows from investing activities:
Additional investment in Bank	(1,000)	(1,000)	(1,000)

Net cash used in financing activity	(1,000)	(1,000)	(1,000)

Cash flows from financing activities
Cash dividends paid	(75)	(147)	(889)
Draw on line of credit	1,000	1,000	1,000
Increase (decrease) in other liabilities	3	(24)	24

Net cash provided by (used in) financing activities	928	829	135

Net increase (decrease) in cash due from subsidiary	11	(5)	(15)
Cash due from subsidiary, beginning of year	7	12	27

Cash due from subsidiary, end of year	$18	7	12

(15)	Stock-based Compensation

The Company has two incentive stock option plans. The 1997 Incentive Stock Plan (the 1997 Plan), pursuant to which the Company’s Board of Directors could grant stock options to officers and key employees, became effective as of May 1, 1997. The 1997 Plan authorized grants of options to purchase up to 50,000 shares of the Company’s authorized, but unissued common stock. Accordingly, 50,000 shares of authorized, but unissued common stock were reserved for use in the 1997 Plan. All stock options were granted with an exercise price equal to the stock’s fair market value at the date of grant. At December 31, 2010, there were no additional shares available for grant under the 1997 Plan as the plan expired on May 1, 2007.

The 2004 Incentive Stock Plan (the 2004 Plan), pursuant to which the Company’s Board of Directors may grant stock options to officers and key employees, was approved by shareholders on April 13, 2004 and became effective as of May 1, 2004. The 2004 Plan authorizes grants of options to purchase up to 100,000 shares of the Company’s authorized, but unissued common stock. Accordingly, 100,000 shares of authorized, but unissued common stock were reserved for use in the 2004 Plan. All stock options are granted with an exercise price equal to the stock’s fair market value at the date of the grant. At December 31, 2010, there were 52,000 shares available for grant under the 2004 Plan.

Stock options generally have 10-year terms, vest at the rate of 20% per year, and become fully exercisable five years from the date of grant.

During 2010, 2009 and 2008, no stock options were exercised. On May 1, 2010, equity awards to acquire 48,000 shares of common stock were granted to employees. Equity awards to acquire 37,500 were granted in the form of incentive stock options with tandem stock appreciation rights with a four year vesting period, and equity awards to acquire 10,500 shares of common stock granted were in the form of restricted stock with a three year cliff restriction. During 2009 and 2008, there was no stock-based compensation granted to employees.

At December 31, 2010, options for 9,500 shares were exercisable at an exercise price of $14.00 per share, options for 7,500 shares were exercisable at an exercise price of $14.75 per share and options for 37,500 shares were exercisable at $9.00 per share.

The Company expensed $47 in 2010 in compensation expensed as a direct result of the issuance of the 37,500 incentive stock options with tandem stock appreciation rights and will recognized $50 in 2011, $26 in 2012, $13 in 2013 and $3 in 2014 in compensation expense related to unvested stock options. The fair value $3.96 per share of each option grant is estimated on the grant date using the Black-Scholes option-pricing model with the following weighted average assumptions used: dividend yield of 2.065%, expected volatility of 45.61%, a risk-free interest rate of 4.63%, and expected lives of 9 years.

The Company also expensed $23 in 2010 in compensation expensed as a direct result of the granting of 10,500 shares of restricted stock and will recognize $31 in 2011, $32 in 2012 and $10 in 2013. The restricted stock was granted at a market price of $9.00 per share

Stock option activity during the years ended December 31, 2010 and 2009 is as follows:

	Number of Shares	Weighted average exercise price

Balance at December 31, 2008	17,000	$14.33
Forfeited	—	—
Exercised	—
Granted	—	—
Balance at December 31, 2009	17,000	$14.33
Exercised	—
Granted	37,500	9.00
Balance at December 31, 2010	54,500	$10.66

The following table summarizes information about stock options outstanding at December 31, 2010:

	Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding at 12/31/10	Weighted- Average Remaining Contractual Life (in years)	Weighted- Average Exercise Price	Number Exercisable at 12/31/2010	Weighted- Average Exercise Price
$14.00	9,500	1.5	$14.00	9,500	$14.00
14.75	7,500	2.6	14.75	7,500	14.75
9.00	37,500	9.4	9.00	—	9.00

	54,500	7.1	$10.66	17,000	$14.33

The aggregate intrinsic value of options outstanding was $0, of options exercisable was $0, and of options unvested and expected to vest was $0 at December 31, 2010.

The aggregate intrinsic value of restricted stock granted during 2010 was $95.

The total intrinsic value (market value on date of exercise less exercise price) of options exercised during the years ended December 31, 2010, 2009 and 2008 totaled $0, $0 and $0, respectively.

(16)	Quarterly Results of Operations (Unaudited)

The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 2010, 2009 and 2008:

	2010
	First quarter	Second quarter	Third quarter	Fourth quarter
Income statement data:
Interest income	$4,084	4,107	4,124	4,295
Interest expense	1,521	1,505	1,470	1,340

Net interest income	2,563	2,602	2,654	2,955
Provision for loan losses	263	509	191	915
Noninterest income	672	714	855	894
Noninterest expense	2,708	2,711	2,764	2,853
Income tax expense	81	29	180	18

Net income (loss)	$183	67	374	63

Per share data:
Basic net income (loss) per share	$0.12	0.05	0.25	0.04
Diluted net income (loss) per share	0.12	0.05	0.25	0.04
Cash dividends per share	0.00	0.00	0.00	0.05
Book value per share	17.55	17.54	17.84	17.71

	2009
	First quarter	Second quarter	Third quarter	Fourth quarter
Income statement data:
Interest income	$4,325	4,320	4,360	4,311
Interest expense	1,957	1,871	1,821	1,663

Net interest income	2,368	2,449	2,539	2,648
Provision for loan losses	774	67	188	501
Noninterest income	692	810	867	779
Noninterest expense	2,647	2,825	2,880	2,819
Income tax expense (benefit)	(142)	112	101	29

Net income (loss)	$(219)	255	237	78

Per share data:
Basic net income (loss) per share	$(0.15)	0.17	0.16	0.06
Diluted net income (loss) per share	(0.15)	0.17	0.16	0.06
Cash dividends per share	0.10	0.00	0.00	0.00
Book value per share	16.57	16.74	16.93	17.41

	2008
	First quarter	Second quarter	Third quarter	Fourth quarter
Income statement data:
Interest income	$4,551	4,614	4,767	4,623
Interest expense	2,081	2,020	2,122	2,123

Net interest income	2,470	2,594	2,645	2,500
Provision for loan losses	138	157	248	2,338
Noninterest income	677	761	754	704
Noninterest expense	2,287	2,384	2,474	2,701
Income tax expense (benefit)	229	262	215	(634)

Net income	$493	552	462	(1,201)

Per share data:
Basic net income (loss) per share	$0.33	0.37	0.31	(0.80)
Diluted net income (loss) per share	0.33	0.37	0.31	(0.80)
Cash dividends per share	0.15	0.15	0.15	0.15
Book value per share	18.32	18.42	18.61	16.78

(17)	Subsequent Events

The Company evaluated all subsequent events for potential recognition and disclosure through February 25, 2010.

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

Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control – Integrated Framework. Based on this assessment, our management concluded that, as of December 31, 2010, the Company’s internal control over financial reporting was effective based on those criteria.

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

Changes in Internal Controls.

No changes in our internal control over financial reporting occurred during the quarter ended December 31, 2010 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Pinnacle Bankshares Corporation

Altavista, Virginia

We have audited the accompanying consolidated balance sheets of Pinnacle Bankshares Corporation and subsidiary as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pinnacle Bankshares Corporation and subsidiary as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

Raleigh, North Carolina
February 25, 2011

Shareholder Information

PERFORMANCE GRAPH

The graph below compares total returns assuming reinvestment of dividends of Pinnacle Bankshares Common Stock, the NASDAQ Market Index, and an Industry Peer Group Index. In addition, we have included the S&P 500 and the SNL Bank and Thrift Index and will use these as our peer groups going forward as we have determined that the companies included in these indices more closely match our Company characteristics than the companies included in the SIC Code Index. The graph assumes $100 invested on January 1, 2005 in Pinnacle Bankshares Corporation Common Stock and in each of the indices. In 2010, the financial holding companies in the SIC Code Index consisted of 568 banks with the same standard industry code of 6022 as Pinnacle Bankshares Corporation.

	Period Ending
Index	12/31/05	12/31/06	12/31/07	12/31/08	12/31/09	12/31/10
Pinnacle Bankshares Corporation	100.00	108.17	99.77	67.35	37.45	46.38
S&P 500	100.00	115.79	122.16	76.96	97.33	111.99
NASDAQ Market Index	100.00	110.39	122.15	73.32	106.57	125.91
SIC Code Index*	100.00	119.43	91.39	54.62	53.89	60.47
SNL Bank and Thrift	100.00	116.85	89.10	51.24	50.55	56.44

Shareholder Information

Annual Meeting

The 2011 Annual Meeting of Shareholders will be held on April 12, 2011, at 11:30 a.m. at the Fellowship Hall of Altavista Presbyterian Church, located at 707 Broad Street, Altavista, Virginia.

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

	2010			2009
	High	Low	Dividends	High	Low	Dividends

First Quarter	$8.50	$7.15	$0.00	$13.00	$6.40	$0.10

Second Quarter	$9.00	$7.80	$0.00	$6.40	$7.10	$0.00

Third Quarter	$8.50	$7.80	$0.00	$10.00	$5.84	$0.00

Fourth Quarter	$9.50	$7.30	$0.05	$9.75	$6.50	$0.00

Each share of Common Stock is entitled to participate equally in dividends, which are payable as and when determined by the Board of Directors after consideration of the earnings, general economic conditions, the financial condition of the business and other factors as might be appropriate. The Company’s ability to pay dividends is dependent upon its receipt of dividends from its subsidiary. Prior approval from the Comptroller of the Currency is required if the total of all dividends declared by a national bank, including the proposed dividend, in any calendar year will exceed the sum of the Bank’s net profits for that year and its retained net profits for the preceding two calendar years, less any required transfers to surplus. This limitation has not had a material impact on the Bank’s ability to declare dividends during 2010 and 2009 and is not expected to have a material impact during 2011.

As of March 1, 2011, there were approximately 369 shareholders of record of Bankshares’ Common Stock.

Requests for Information

Requests for information about the Company should be directed to Bryan M. Lemley, Secretary, Treasurer and Chief Financial Officer, P.O. Box 29, Altavista, Virginia 24517, telephone (434) 369-3000. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, will be furnished without charge to shareholders upon written request.

Shareholders seeking information regarding lost certificates and dividends should contact Registrar and Transfer Company in Cranford, New Jersey, telephone (800) 368-5948. Please submit address changes in writing to:

Registrar and Transfer Company

Investor Relations Department

10 Commerce Drive

Cranford, New Jersey 07016-9982

Robert H. Gilliam, Jr.

Over the past 31 years the banking industry has changed significantly due to deregulation, interstate banking, ever evolving technology and the recent financial crisis. Mergers and acquisitions as well as bank failures have reduced the total number of commercial banks to less than half of those that were in business at the beginning of that time period. Increased regulatory burden and a slow economic recovery currently challenge the ability of many banks to remain independent. However, throughout over 3 decades of change and market volatility there has been one constant; First National Bank, under the leadership of Robert H. Gilliam, Jr., has continued to grow by focusing on the “basics” and fulfilling the financial needs of its customers throughout Central Virginia.

In December of 2010 Mr. Gilliam, or “Rob” as he is known by customers and employees, announced his intention to retire in the mid-year 2011 timeframe after providing First National Bank with over 40 years of dedicated service. He started with the Bank in 1970 after spending 3 years as an Assistant National Bank Examiner with the Comptroller of the Currency and became President and CEO of the company in 1980. During his tenure as First National’s leader the company has grown from a 1 branch operation located in Altavista to a Bank that serves the broader Region 2000 market having 8 branches, a loan production office and over $335 million in assets. Rob’s open-mindedness, progressive nature, meticulous attention to details and willingness to empower his employees has all combined to be the catalyst for First National’s success during this time.

Beyond First National Bank, Rob has been a champion for the banking industry through his extensive involvement with the American Bankers Association, the Virginia Bankers Association and the Virginia Association of Community Banks. He has served as President of the Virginia Bankers Association and recently completed a 3 year term as a member of the Board of Directors of the Federal Reserve Bank of Richmond. Rob’s work with these entities is a demonstration of the high level of commitment he has had to ensuring the continued health and viability of the banking industry.

Outside of banking Rob has continually sought and accepted opportunities to give back to his community through his involvement with the Region 2000 Economic Development Council, the Altavista Economic Development Authority, the Centra Health Foundation, the Altavista Life Saving & First Aid Crew, Inc., the Altavista Area Chamber of Commerce, the Altavista Lions Club, the Greater Lynchburg Community Trust and the Altavista Area YMCA. Rob’s willingness to take on leadership roles with these organizations over the years has been indicative of his desire to give of himself in order to make Central Virginia a better place to work and live.

Therefore, it is with sincere gratitude that we take this opportunity to thank Rob Gilliam for his service, devotion and loyalty to First National Bank and wish him much happiness as he embarks on this new chapter of his life. Rob’s career has set the standard for commitment and his leadership has prepared us well to carry the First National banner into the future.

The Board of Directors and Employees of First National Bank