Form 10-K, Exhibit 13
period 2012-12-31
PINNACLE BANKSHARES CORP
filed 2013-03-27
CIK 1031233

EXHIBIT 13

PINNACLE BANKSHARES CORPORATION

2012 ANNUAL REPORT

BOARD OF DIRECTORS

Front Row: R. B. Hancock, Jr., John P. Erb (Chairman), Aubrey H. Hall, III, A. Patricia Merryman

Back Row: Thomas F. Hall, John L. Waller, C. Bryan Stott, Judson H. Dalton,

James E. Burton, IV (Vice Chairman), Carroll E. Shelton

Not Pictured: A. Willard Arthur and Michael E. Watson

SENIOR MANAGEMENT

Front Row: Lucy H. Johnson, Aubrey H. Hall, III (President and CEO), Judith A. Clements

Back Row: Thomas R. Burnett, Jr., Bryan M. Lemley, Caroll E. Shelton, William J. Sydnor, II

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

First National Bank Office Locations

ALTAVISTA

MAIN OFFICE

622 Broad Street

Altavista, Virginia 24517

Telephone: (434) 369-3000

VISTA OFFICE

1301 N. Main Street

Altavista, Virginia 24517

Telephone: (434) 369-3001

LYNCHBURG

AIRPORT OFFICE

14580 Wards Road

Lynchburg, Virginia 24502

Telephone: (434) 237-3788

TIMBERLAKE OFFICE

20865 Timberlake Road

Lynchburg, Virginia 24502

Telephone: (434) 237-7936

OLD FOREST ROAD OFFICE

3309 Old Forest Road

Lynchburg, Virginia 24501

Telephone: (434) 385-4432

FOREST

FOREST OFFICE

14417 Forest Road

Forest, Virginia 24551

Telephone: (434) 534-0451

AMHERST

AMHERST OFFICE

130 South Main Street

Amherst, Virginia 24521

Telephone: (434) 946-7814

RUSTBURG

RUSTBURG OFFICE

1033 Village Highway

Rustburg, Virginia 24588

Telephone: (434) 332-1742

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Officers of Pinnacle Bankshares Corporation
Aubrey H. Hall, III	President & Chief Executive Officer
Carroll E. Shelton	Vice President
Bryan M. Lemley	Secretary, Treasurer & Chief Financial Officer

Officers and Managers of First National Bank
Aubrey H. Hall, III	President, Chief Executive Officer & Trust Officer
Carroll E. Shelton	Senior Vice President & Chief Credit Officer
Bryan M. Lemley	Senior Vice President, Cashier & Chief Financial Officer
Lucy H. Johnson	Senior Vice President & Chief Information Officer
William J. Sydnor, II	Senior Vice President, Director of Retail Branch Operations and Security Officer
Judith A. Clements	Senior Vice President & Director of Human Resources
Thomas R. Burnett, Jr.	Senior Vice President & Chief Lending Officer
Pamela R. Adams	Vice President & Loan Administration Manager
James M. Minear	Vice President & Commercial Officer
Shawn D. Stone	Vice President & Commercial Officer
Daniel R. Wheeler	Vice President & Commercial Officer
Tracie A. Gallahan	Vice President & Mortgage Production Manager
Bianca K. Allison	Vice President & Mortgage Loan Officer
Tony J. Bowling	Vice President & Network Administrator
Cecilia L. Doyle	Vice President & Senior Credit Analyst
John E. Tucker	Vice President & Investment Consultant
Vivian S. Brown	Vice President & Retail Sales and Service Manager
Tarry R. Pribble	Vice President & Collection and Recovery Manager
Nancy J. Holt	Assistant Vice President & Branch Manager (Main)
Janet H. Whitehead	Assistant Vice President & Branch Manager (Airport)
M. Amanda Ramsey	Assistant Vice President & Branch Manager (Amherst)
Andria C. Smith	Assistant Vice President & Branch Manager (Rustburg)
Courtney M. Woody	Assistant Vice President & Branch Manager (Old Forest Road)
Kathleen P. Morgan	Assistant Vice President & Branch Manager (Forest)
Melissa T. Campbell	Assistant Vice President & Branch Manager (Timberlake)
Charlene A. Thompson	Assistant Vice President & Branch Administration Support
Marian E. Marshall	Assistant Vice President & Retail Business Development Officer (Forest)
Christine A. Hunt	Assistant Vice President & Internal Auditor
Vicki G. Greer	Assistant Vice President & Financial Analyst
Lisa M. Landrum	Assistant Vice President & Dealer Finance Officer
Dianna C. Hamlett	Assistant Vice President, Compliance & Bank Secrecy Act Officer
Anita M. Jones	Assistant Vice President & Loan Production Officer
Romonda F. Davis	Assistant Vice President & E-Commerce Sales Officer
Lauren R. Michael	Training Officer
J. Wayne Drumheller	Collection Officer
Alison G. Daniels	Loan Quality Control Officer
Ann L. Dalton	Real Estate Loan Portfolio Manager
Barbara H. Caldwell	Assistant Branch Manager (Main)
Arin L. Brown	Retail Business Development Officer (Main)
April A. Morris	Retail Business Development Officer (Main)
Doris N. Trent	Retail Business Development Officer (Vista)
Patricia D. Canada	Retail Business Development Officer (Airport)
Cathy C. Simms	Assistant Portfolio Manager & Loan Officer
Cynthia I. Gibson	Bookkeeping Manager

DEAR SHAREHOLDERS,

It is my pleasure to report to you that Pinnacle Bankshares Corporation, the one-bank holding company for First National Bank, continued its trend of significantly improved financial performance during 2012 while executing strategic initiatives that are focused on positioning your Company for enhanced future returns. Progress was made on many fronts; however the year’s most important achievement was the substantial reduction of problem loans. This “cleansing” of our loan portfolio was driven by disciplined adherence to our credit quality improvement plan, the expansion of processes utilized to identify and quantify risk and the continued improvement of our regional economy. Our ability to rebound from the fire that destroyed our Vista Branch Office in April 2012 and remain focused on our objectives is a testament to Pinnacle’s culture of teamwork and our determination to move your Company forward. I am excited about the foundations for success that are being laid and the opportunities we have to further acquire and expand customer relationships across the Region 2000 market.

For 2012 Pinnacle generated net income of $1,338,000, which was a 26% increase as compared to the $1,063,000 produced in 2011. The higher level of net income was largely driven by a significant reduction in the Company’s provision for loan losses as a result of improved asset quality and a lower amount of loan charge-offs. From an asset quality point of view, the Company’s total criticized and classified loans decreased $11,892,000 or 51% during the year. This reduction was substantial and to some degree achieved through difficult decisions to exit relationships and liquidate collateral. As a result loan charge-offs, while lower compared to 2011, were still elevated for the year. However, there are also numerous examples of loans that were upgraded throughout 2012 due to improvement in the borrower’s financial condition. We view these occurrences as evidence that the economy is healing. In fact, we have been encouraged by recent announcements regarding companies expanding in our area, declining local unemployment numbers and a noticeable uptick in the real estate market caused by shrinking inventories, shorter marketing times and some price appreciation. The growth of area colleges and universities has positively contributed to our region’s economic recovery along with the existence of companies on the forefront of technology and energy innovation and a strong healthcare system. The combination of these factors leads us to believe that a corner has been turned in regards to asset quality and that problem loans should continue to diminish.

For 2012 Pinnacle also continued to benefit from strong non-interest income, which increased $190,000 or approximately 6% compared to the prior year due in large part to the outstanding performance of the Company’s secondary market mortgage operation. Fees generated from the sale of mortgage loans increased $177,000 as the number of originations were up 44%, which were driven by historically low interest rates and improved residential real estate activity. Tracie A. Gallahan, Vice President and Mortgage Production Manager, has done a magnificent job of leading our mortgage team through a multitude of regulatory changes and increased burden over the last couple of years while also increasing our mortgage loan volume.

Pinnacle’s lower provision and increased non-interest income combined to offset a decline in net interest income during 2012, which decreased $490,000 or approximately 4%. The decline was driven by lower yields on interest earning assets, comprised primarily of loans and investments, due to a continuation of the low interest rate environment and ever increasing competition for opportunities to extend credit to qualified borrowers. The Company’s cost of funds also decreased during 2012, however the decline was less than the reduction in yields on interest earning assets as it became increasingly difficult to further lower the interest paid on deposits. Volume was not a significant factor as interest earning assets actually increased due to improved loan demand and interest bearing liabilities only declined slightly. As of December 31, 2012 the net interest margin was 3.54%, which is a decrease of seventeen basis points as compared to the net interest margin as of the prior year end. We expect continued pressure on asset yields for the foreseeable future due to the number of banks aggressively seeking opportunities to deploy excess funds and limited availability of investment options offering appreciable returns that do not expose the Company to significant interest rate risk. We anticipate that further margin compression will be somewhat mitigated by the re-pricing of maturing longer term certificates of deposit throughout 2013.

The Company’s non-interest expense was up $366,000 or approximately 3% for 2012 as compared to 2011, although core operating expenses were well controlled. The increase was primarily related to the credit quality improvement plan and resulting expenses associated with foreclosures. The Company also increased the amount of funds spent on advertising as part of its effort to expand the Bank’s visibility and brand recognition. Hopefully many of you have noticed the television commercials, billboards and radio advertisements depicting First National as a “104 Year Old Bank With A Little Flair.”

The 2012 year-end balance sheet for Pinnacle reflected total assets of $348,694,000, which represents modest growth of 1.8% as compared to the end of 2011. Net loans grew $6,549,000 or approximately 2.5% during the year, while the Company’s investment portfolio declined $2,563,000 due to maturing and called issues. Cash and cash equivalents were down $1,757,000 to $35,790,000. Deposit balances increased $4,764,000 or approximately 1.5% to $315,157,000 as of year-end with demand deposits, savings and NOW accounts increasing a combined $13,189,000, which more than offset an $8,425,000 decrease in time deposits. Management continues to focus attention on the acquisition of checking accounts in an effort to establish more core relationships, lower the Company’s cost of funds and further reduce time deposit dependency. Our asset and liability structure has your Company positioned to benefit from a rising interest rate environment.

Total stockholders’ equity was $28,089,000 as of December 31, 2012, with average equity to average assets improving to 8.04% as compared to 7.93% as of the prior year end. Most importantly, Pinnacle Bankshares Corporation and First National Bank continue to be considered well capitalized by all regulatory definitions. We are proud of the fact that your Company did not participate in the government’s Troubled-Asset Relief Program or TARP during the height of the financial crisis and that we did not have the need to embark on a capital raise or issuance of capital notes during a time when those actions could have resulted in a substantial dilution of your ownership stake in the Company. Our ability to “weather the storm” without taking these actions should position our shareholders well for enhanced levels of returns in the future.

Pinnacle’s allowance for loan losses was $3,646,000 as of December 31, 2012, which was 1.31% of total loans. In comparison the allowance was 1.48% of total loans as of year-end 2011. The decline was a direct result of improved loan quality as the ratio of nonperforming loans to total loans decreased from 1.74% as of the prior year end to 1.09% as of the end of 2012. Our allowance balance actually increased as a percentage of nonperforming loans during 2012, improving to 121% as compared to 85% as of the prior year end, which is indicative of the allowance’s adequacy. The ratio of nonperforming assets to total assets was almost unchanged at 1.55% as of December 31, 2012 as the Company’s other real estate owned increased due to properties acquired through foreclosures.

During December of 2012, Pinnacle completed the deregistration of its common shares with the Securities and Exchange Commission and, on January 2, 2013, the Company suspended its reporting obligations. We expect these actions to provide material costs savings for the Company going forward. The trading platform for the Company’s stock has not been impacted as a result of these actions and Management is committed to providing updated information regarding the Company’s financial performance to shareholders on a regular basis. This information is available on our website, www.1stnatbk.com, under the “Investor Relations” tab.

Improved asset quality and earnings combined with anticipated future cost savings from deregistration prompted the declaration of a $0.05 per share cash dividend to shareholders during the fourth quarter of 2012 and again during the first quarter of 2013. We are appreciative of our shareholders support and confidence throughout the great recession and subsequent slow recovery and we are pleased to reach a point where we can provide a return to our shareholders in the form of a cash dividend.

The fire that destroyed the Vista Branch Office on April 10, 2012 certainly was an unexpected setback; however in many ways we were extremely fortunate. The fast action of our Vista employees in the face of adversity resulted in no one being harmed, minimal loss of cash and coin and no damage to safe deposit box contents. Soon after the fire the Bank’s Board of Directors announced its intention to rebuild the office, confirming its commitment to the Altavista Community, our clients and employees. We broke ground on our new facility in late December and, as of this letter, the building is under roof with early May of 2013 being its anticipated opening date.

Transition and change are a part of business and life. On this note I would like to take the opportunity to inform you that Carroll E. Shelton, Vice President of Pinnacle Bankshares Corporation and Senior Vice President and Chief Credit Officer of First National Bank, has communicated his intention to retire from the Bank, effective July 1, 2013, after forty years of service. Carroll’s contributions to the success of our Company throughout his career are too many to list in this letter; however there are none more significant than the leadership he has provided throughout the execution of the credit quality improvement plan. His efforts to help change our credit culture will have a lasting positive impact on the Company and its ability to further improve financial performance. While Carroll is retiring from the Bank as an employee, he will remain a member of the Board of Directors for both the Company and the Bank at least until his current term expires in April of 2015.

As a result of Carroll’s decision, a succession plan was developed and I am pleased to announce that William J.“Buck” Sydnor, II will assume the Chief Credit Officer’s role for the Bank effective July, 1, 2013. Buck is a proven leader, a team player and a long-term Senior Manager who possesses a diversified banking background that includes retail management and commercial lending. His business minded, process oriented approach to banking will ensure that we stay on the right track in regards to further enhancement of the Bank’s credit culture.

Vivian Brown, Retail Sales and Service Manager, will replace Buck as Branch Administration Officer effective July 1, 2013. Vivian has worked closely with Buck in guiding our Retail Branches over the last couple of years and has been instrumental in the further cultivation of the Bank’s sales culture. She is a respected leader with a diversified retail banking background. Vivian has been well-groomed to take on this role and I am confident in her ability to successfully execute our sales initiatives.

In closing, your Board and Management Team are committed to the development and execution of strategies to further improve Pinnacle’s performance and enhance returns while operating within the parameters of what is considered safe and sound banking practices. We realize that the road to success is not a path easily traveled; however hard work, dedication and perseverance always tend to help pave the way.

To hear more about the performance and direction of Pinnacle Bankshares Corporation, please plan to attend our Annual Meeting of Shareholders to be held at 11:00 am, Tuesday, April 9, 2013 in the Fellowship Hall of Altavista Presbyterian Church, 707 Broad Street, Altavista, Virginia. We are hopeful that you will be able to join us for this occasion.

Thank you for your support, confidence and the opportunity to serve your interests as President and Chief Executive Officer of Pinnacle Bankshares Corporation.

Sincerely,

Aubrey H. Hall, III “Todd”
President & Chief Executive Officer

PINNACLE BANKSHARES CORPORATION

AND SUBSIDIARY

Selected Consolidated Financial Information

(In thousands, except ratios, share and per share data)

	Years ended December 31,
	2012	2011	2010	2009	2008
Income Statement Data:
Net interest income	$11,601	12,091	10,776	10,004	10,209
Provision for loan losses	1,177	2,227	1,878	1,530	2,881
Noninterest income	3,443	3,253	3,134	3,148	2,896
Noninterest expense	11,910	11,544	11,037	11,171	9,846
Income tax expense	619	510	308	100	72
Net income	1,338	1,063	687	351	306
Per Share Data:
Basic net income	$0.89	0.71	0.46	0.24	0.21
Diluted net income	0.89	0.71	0.46	0.24	0.21
Cash dividends	0.05	0.00	0.05	0.10	0.60
Book value	18.63	18.01	17.71	17.41	16.78
Weighted-Average Shares Outstanding:
Basic	1,503,952	1,496,260	1,492,137	1,485,089	1,485,089
Diluted	1,503,952	1,496,260	1,492,137	1,485,089	1,488,213
Balance Sheet Data:
Assets	$348,694	342,484	337,113	332,210	321,243
Loans, net	273,672	267,123	265,030	265,904	279,199
Securities	22,206	24,769	26,517	20,156	13,931
Cash and cash equivalents	35,790	37,547	32,533	32,060	15,926
Deposits	315,157	310,393	306,954	302,119	287,233
Stockholders’ equity	28,089	26,947	26,482	25,851	24,919
Performance Ratios:
Return on average assets	0.39%	0.31%	0.21%	0.11%	0.10%
Return on average equity	4.83%	3.95%	2.62%	1.40%	1.14%
Dividend payout	5.61%	0.00%	10.92%	41.88%	291.50%
Asset Quality Ratios:
Allowance for loan losses to total loans, net of unearned income and fees	1.31%	1.48%	1.50%	1.38%	1.40%
Net charge-offs to average loans, net of unearned income and fees	0.57%	0.84%	0.59%	0.65%	0.24%
Capital Ratios:
Leverage	8.49%	8.12%	7.74%	8.04%	8.28%
Risk-based:
Tier 1 capital	10.15%	9.99%	9.36%	9.50%	9.20%
Total capital	11.39%	11.24%	10.61%	10.75%	10.45%
Average equity to average assets	8.04%	7.93%	7.88%	7.69%	9.14%

Management’s Discussion and Analysis

of Financial Condition and Results of Operations

(in thousands, except ratios, share and per share data)

Cautionary Statement Regarding Forward-Looking Statements

The following discussion is qualified in its entirety by the more detailed information and the consolidated financial statements and accompanying notes appearing elsewhere in this Annual Report. In addition to the historical information contained herein, this Annual Report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are not statements of historical fact and are based on certain assumptions and describe future plans, strategies, and expectations of management, are generally identifiable by use of words such as “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “may,” “will” or similar expressions. These forward-looking statements may include, but are not limited to, statements relating to future reporting obligations, anticipated future financial performance, funding sources including cash generated by banking operations, loan portfolio composition, trends in asset quality and strategies to address nonperforming assets and nonaccrual loans, adequacy of the allowance for loan losses and future provisions for loan losses, securities portfolio composition and future performance, interest rate environments, deposit insurance assessments, and strategic business initiatives.

Although we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these plans, intentions, or expectations will be achieved. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and actual results, performance or achievements could differ materially from those contemplated. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: the effectiveness of management’s efforts to improve asset quality and control operating expenses; the quality, composition and growth of the loan and investment portfolios; interest rates; decrease in net interest margin, declining collateral values, especially in the real estate market; general economic conditions, including stagnation in general business and economic conditions and in the financial markets; unemployment levels; the legislative/regulatory climate, including the impact of any policies or programs implemented pursuant to the Emergency Economic Stabilization Act of 2008 (the EESA), the American Recovery and Reinvestment Act of 2009 (the ARRA), the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act) or other laws; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System; demand for loan products; deposit flows; competition; demand for financial services in our market area; regulatory compliance costs; accounting principles, policies and guidelines; and an increase in shareholders that would require the Company to be subject to the reporting obligations of the Securities Exchange Act of 1934, as amended. These risks and uncertainties should be considered in evaluating forward-looking statements contained herein. We base our forward-looking statements on management’s beliefs and assumptions based on information available as of the date of this report. You should not place undue reliance on such statements, because the assumptions, beliefs, expectations and projections about future events on which they are based may, and often do, differ materially from actual results. We undertake no obligation to update any forward-looking statement to reflect developments occurring after the statement is made.

In addition, although nonperforming assets substantially improved in 2012, since the recession that began in the second half of 2008, we have experienced increases in loan losses. Continued difficulties in significant portions of the global financial markets, particularly if it worsens, could further impact our performance, both directly by affecting our revenues and the value of our assets and liabilities, and indirectly by affecting our counterparties and the economy generally. Dramatic declines in the residential and commercial real estate markets in recent years have resulted in significant write-downs of asset values by financial institutions in the United States. Concerns about the stability of the U.S. financial markets generally have reduced the availability of funding to certain financial institutions, leading to a tightening of credit and reduction of business activity. There can be no assurance that the EESA, the ARRA, the Dodd-Frank Act or other actions taken by the Federal government will stabilize the U.S. financial system or alleviate the industry or economic factors that may adversely affect our business. In addition, our business and financial performance could be impacted as the financial industry restructures in the current environment, both by changes in the creditworthiness and performance of our counterparties and by changes in the competitive and regulatory landscape.

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

First National Bank was organized in 1908 and currently maintains a total of eight offices to serve its customers. The Main Office and Vista Branch (which is in the process of being rebuilt after being destroyed by fire in 2012 and is expected to be open in May 2013) are located in the Town of Altavista, the Airport Branch, Timberlake Branch and Rustburg Branch in Campbell County, the Old Forest Road Branch in the City of Lynchburg, the Forest Branch in Bedford County and the Amherst Branch in the Town of Amherst. The Bank also maintains an administrative and training facility in the Wyndhurst section of the City of Lynchburg.

A total of one-hundred five full and part-time staff members serve the Bank’s customers.

With an emphasis on personal service, the Bank today offers a broad range of commercial and retail banking products and services including checking, savings and time deposits, individual retirement accounts, merchant bankcard processing, residential and commercial mortgages, home equity loans, consumer installment loans, agricultural loans, investment loans, small business loans, commercial lines of credit and letters of credit. The Bank also offers a full range of investment, insurance and annuity products through its association with Infinex Investments, Inc. and Banker’s Insurance, LLC. The Bank has two wholly-owned subsidiaries: FNB Property Corp., which holds title to Bank premises real estate; and First Properties, Inc., which holds title to other real estate owned acquired through foreclosures.

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

Executive Summary

The Company serves a trade area known as Region 2000, consisting primarily of Campbell County, northern Pittsylvania County, eastern Bedford County, Amherst County and the city of Lynchburg, from nine facilities located within the area. The Company operates in a well-diversified industrial economic region that does not depend upon one or a few types of commerce.

The Company earns revenues on the interest margin between the interest it charges on loans it extends to customers and interest received on the Company’s securities portfolio net of the interest it pays on deposits to customers. The Company also earns revenues on service charges on deposit and loan products, gains on securities that are called or sold, fees from origination of mortgages, and other noninterest income items including but not limited to overdraft fees, commissions from the sale of investment products, insurance and annuity sales, safe deposit box rentals, and automated teller machine surcharges. In 2012, an increase in net income was realized due to a substantial decrease in provision for loan losses due to asset quality improvement as well as an increase in mortgage loan fees. The Company’s revenue generating activities and related expenses are outlined in the consolidated statements of income and consolidated statements of changes in stockholders’ equity and comprehensive income and accompanying notes and in “Results of Operations” below.

The Company generates and utilizes cash through its operating, investing and financing activities. The generation and utilization of cash flows is outlined more fully in the consolidated statements of cash flows and accompanying notes and in “Liquidity and Asset/Liability Management” below.

The Company’s balance sheet experienced a slight increase in its loan and deposit portfolios in 2012. The overall growth of the Company is outlined in the consolidated balance sheets and accompanying notes and the “Investment Portfolio,” “Loan Portfolio,” “Bank Premises and Equipment,” “Deposits” and “Capital Resources” discussions below.

The Company expects limited loan portfolio growth in 2013, as the Company further improves its capital ratios by limiting its growth and accreting capital through retained earnings. The Company will look to continue growth in its branches, especially the Amherst and Rustburg locations, as the Company continues to build relationships with businesses and individuals within each market. While growing, the Company continues to leverage efficiencies from its reporting and imaging systems. The Company is also making its customers’ banking experience more convenient by offering innovative products and services and providing many channels to bank with the Company including Internet banking, Internet bill pay, telephone banking, mobile banking, remote deposit capture, debit and credit cards and real-time ATMs. The Company will continue to identify and install convenient products and services in 2013 with the goal to better enhance the customer’s experience with the Company.

Overview of 2012 and 2011

Total assets at December 31, 2012 were $348,694, up 1.81% from $342,484 at December 31, 2011. The principal components of the Company’s assets at the end of the year were $35,790 in cash and cash equivalents, $22,206 in securities and $273,672 in net loans. During the year ended December 31, 2012, gross loans increased 2.28% or $6,180. The Company’s lending activities are a principal source of income. Loans increased in 2012 as the Company experienced slightly higher demand for credit, despite higher credit standards, as loan rates fell.

Total liabilities at December 31, 2012 were $320,605, up 1.61% from $315,537 at December 31, 2011, primarily due to an increase in total deposits of $4,764 or 1.53%, to $315,157 at December 31, 2012 from $310,393 at December 31, 2011. Noninterest-bearing demand deposits increased $4,523 or 13.53% and represented 12.04% of total deposits at December 31, 2012, compared to 10.77% at December 31, 2011. Savings and NOW accounts increased $8,666 or 6.54% and represented 44.79% of total deposits at December 31, 2012, compared to 42.69% at December 31, 2011. Time deposits decreased $8,425 or 5.83% and represented 43.16% of total deposits at December 31, 2012, compared to 46.54% at December 31, 2011. The Company’s deposits are provided by individuals and businesses located within the communities served. The Company had no brokered deposits as of December 31, 2012 and December 31, 2011.

Total stockholders’ equity at December 31, 2012 was $28,089, including $24,244 in retained earnings. At December 31, 2011, stockholders’ equity totaled $26,947, including $22,981 in retained earnings. The increase in stockholders’ equity resulted largely from the Company’s net income of $1,338.

The Company had net income of $1,338 for the year ended December 31, 2012, compared to net income of $1,063 for the year ended December 31, 2011, an increase of 25.87%. The Company’s net income increased primarily due to a $1,050, or 47.15%, decrease in provision for loan losses as asset quality improved throughout the year and a $190, or 5.84%, increase in noninterest income as mortgage loan fees increased in 2012 by $177, or 39.25%. These positive factors that contributed to the increase in net income were partially offset by a $490, or 4.05%, decrease in net interest income as the net interest margin declined in 2012 and a $366, or 3.17%, increase in noninterest expense as losses on OREO sales and cost of foreclosures increased in 2012. Management expects continued improvement in net income, although whether the Company can continue to improve net income could be adversely affected by numerous factors including factors related to the Company’s asset quality. We do not expect the Company’s net interest margin to decrease further in 2013. We expect a minimal increase in noninterest income in 2013. We expect no substantial increase in noninterest expense in 2013.

Profitability as measured by the Company’s return on average assets (ROA) was 0.39% in 2012, compared to 0.31% in 2011. Return on average equity (ROE), was 4.83% for 2012, compared to 3.95% for 2011.

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

The net interest spread decreased to 3.31% for the year ended December 31, 2012 from 3.47% for the year ended December 31, 2011. Net interest income was $11,601 ($11,690 on a tax-equivalent basis) for the year ended December 31, 2012, compared to $12,091 ($12,178 on a tax-equivalent basis) for the year ended December 31, 2011, and is attributable to interest income from loans, federal funds sold and securities exceeding the cost associated with interest paid on deposits and other borrowings. In 2012, the Company’s loans repriced at lower rates more rapidly than did its deposits in the low interest rate environment, causing the Company’s interest rate spread to decrease. The Bank’s cost of funds rate on interest-bearing liabilities in 2012 was 15 basis points lower compared to 2011. The Bank’s yield on interest-earning assets for the year ended December 31, 2012 was 31 basis points lower than the year ended December 31, 2011 due to higher yielding assets being replaced by lower yielding assets in 2012 and repricing of existing assets in the low interest rate environment.

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

In an effort to stimulate economic activity, the Federal Reserve has maintained interest rates at exceptionally low levels, causing the Company’s interest-earning assets and interest-bearing liabilities to reprice downward. The Company’s net interest margins expanded from 2010 to 2011 and compressed from 2011 to 2012. The Company’s lower net interest margin in 2012 was due to lower yields from new loans and investments as a result of this lower interest rate environment. The Company attempts to conserve net interest margin by product pricing strategies, such as attracting deposits with longer maturities when rates are relatively low and attracting deposits with shorter maturities when rates are relatively high, all depending on our funding needs. Many economic forecasts of interest rates including those of the Federal Open Market Committee, predict that interest rates will continue to remain at historically low levels for 2013. The Company does not expect its net interest margin to decrease further in 2013 as it expects interest-bearing liabilities to reprice downward slightly faster than interest-earning assets. While there is no guarantee of how rates may change in 2013, the Company will price products that are competitive in the market, allow for growth and strive to maintain the net interest margin as much as possible. The Company also continues to seek new sources of noninterest income to combat the effects of volatility in the interest rate environment.

The following table presents the major categories of interest-earning assets, interest-bearing liabilities and stockholders’ equity with corresponding average balances, related interest income or interest expense and resulting yield and rates for the periods indicated.

ANALYSIS OF NET INTEREST INCOME

	Years ended December 31,
	2012			2011			2010
	Average balance(1)	Interest income/ expense	Rate earned/ paid	Average balance(1)	Interest income/ expense	Rate earned/ paid	Average balance(1)	Interest income/ expense	Rate earned/ paid
Assets

Interest-earning assets:
Loans (2)(3)	$270,077	$14,904	5.52%	$268,549	$15,726	5.86%	$264,604	$15,835	5.98%
Investment securities:
Taxable	17,574	395	2.25%	22,170	537	2.42%	20,456	587	2.87%
Tax-exempt (4)	6,924	261	3.77%	5,934	255	4.30%	3,063	167	5.45%
Interest-earning deposits	34,297	100	0.29%	30,336	83	0.27%	31,912	84	0.26%
Federal funds sold	998	2	0.20%	1,000	3	0.30%	1,261	4	0.32%

Total interest-earning assets	329,870	15,662	4.75%	327,989	16,604	5.06%	321,296	16,677	5.19%

Other assets:
Allowance for loan losses	(3,829)			(4,067)			(3,774)
Cash and due from banks	3,290			3,326			2,419
Other assets, net	14,791			12,359			14,058

Total assets	$344,122			$339,607			$333,999

Liabilities and Stockholders’ equity
Interest-bearing liabilities:
Savings and NOW	$136,165	$584	0.43%	$127,490	$728	0.57%	$113,100	$1,271	1.12%
Time	140,096	3,388	2.42%	150,091	3,698	2.46%	162,489	4,564	2.81%
Other borrowings	—	—	—	—	—	—	—	—	—
Federal funds purchased	—	—	—	—	—	—	—	—	—

	276,261	3,972	1.44%	277,581	4,426	1.59%	275,589	5,835	2.12%

Noninterest-bearing liabilities:
Demand deposits	35,544			31,522			27,884
Other liabilities	4,641			3,582			4,262

	316,446			312,685			307,735
Stockholders’ equity	27,676			26,922			26,264

	$344,122			$339,607			$333,999

Net interest income		$11,690			$12,178			$10,842

Net interest margin (5)			3.54%			3.71%			3.37%

Net interest spread (6)			3.31%			3.47%			3.07%

(1)	Averages are daily averages.
(2)	Loan interest income includes accretion of loan fees of $11 in 2012, $13 in 2011 and $30 in 2010
(3)	For the purpose of these computations, non-accrual loans are included in average loans.
(4)	Tax-exempt income from investment securities is presented on a tax-equivalent basis assuming a 34% U.S. Federal tax rate for 2012, 2011 and 2010.
(5)	The net interest margin is calculated by dividing net interest income by average total interest-earning assets.
(6)	The net interest spread is calculated by subtracting the interest rate paid on interest-bearing liabilities from the interest rate earned on interest-earning assets.

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

RATE/VOLUME ANALYSIS

	Years ended December 31,
	2012 compared to 2011 increase (decrease)			2011 compared to 2010 increase (decrease)
	Volume	Rate	Net	Volume	Rate	Net
Interest earned on interest-earning assets:
Loans (1)	$90	(912)	(822)	247	(356)	(109)
Investment securities:
Taxable	(105)	(37)	(142)	59	(108)	(49)
Tax-exempt (2)	17	(13)	4	113	(26)	87
Interest-earning deposits	11	6	17	(6)	5	(1)
Federal funds sold	—	(1)	(1)	(1)	—	(1)

Total interest earned on interest-earning assets	13	(957)	(944)	412	(485)	(73)

Interest paid on interest-bearing liabilities:
Savings and NOW	54	(197)	(143)	189	(732)	(543)
Time	(243)	(69)	(312)	(332)	(534)	(866)

Total interest paid on interest-bearing liabilities	(189)	(266)	(455)	(143)	(1,266)	(1,409)

Change in net interest income	$202	(691)	(489)	555	781	1,336

(1)	Non-accrual loans are included in the average loan totals used in the calculation of this table.
(2)	Tax-exempt income from investment securities is presented on a tax equivalent basis assuming a 34% U.S. Federal tax rate.

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

The provisions for loan losses for the years ended December 31, 2012, 2011 and 2010 were $1,177, $2,227 and $1,878, respectively. The provision for loan losses, although much improved in 2012, has been elevated since 2008 as management recognized and continues to recognize weaknesses in the credit quality of the loan portfolio due to declining economic conditions, declining collateral values and the increased risk of some customer’s inability to service their loans due to job losses. The provision for loan losses decreased 47.15% from 2011 to 2012 as criticized and classified loans and loan chargeoffs decreased due to the success of an aggressive asset quality improvement plan implemented in 2011 that has led to higher loan quality. The provision for loan losses increased 18.58% from 2010 to 2011 due to a higher level of chargeoffs as management addressed problem loans with an aggressive asset quality improvement plan. The Company saw an improvement in its nonperforming loans to total loans from 1.74% on December 31, 2011 to 1.09% on December 31, 2012. Nonperforming loans were $3,014 as of December 31, 2012 and $4,711 as of December 31, 2011. The Company, however, expects to continue to see some weaknesses in its loan portfolio in 2013 and is working to minimize its losses from non-accrual and past due loans. See “Allowance for Loan Losses” for further discussion.

Noninterest Income. Total noninterest income for the year ended December 31, 2012 increased $190, or 5.84%, to $3,443 from $3,253 in 2011. The Company’s principal source of noninterest income is service charges and fees on deposit accounts, particularly transaction accounts, fees on sales of mortgage loans, and commissions and fees from investment, insurance, annuity and other bank products. The increase in 2012 is primarily attributable to the following factors: mortgage loan fees increased $177, or 39.25%, for the year ended December 31, 2012, compared to 2011; service charges on deposit accounts increased $37, or 2.56%, in 2012 compared to 2011 due mainly to a $21, or 2.78%, increase in non-sufficient funds (NSF) charges; and recoveries from sold other real estate owned increased $39 from 2011 as the Company sold 18 properties in 2012 compared to 16 properties in 2011. The increases in noninterest income were partially offset by a $92, or 12.90%, decrease in commissions and fees, mainly from investments sales and service charges on loan accounts which decreased by $8 in 2012 compared to 2011.

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

Noninterest Expense. Total noninterest expense for the year ended December 31, 2012 increased $366, or 3.17%, to $11,910 from $11,544 in 2011. The increase in noninterest expense is primarily due to a $376, or 293.76%, increase in other losses attributable to sales of foreclosed property (OREO). Cost of foreclosures increased $37 or 27.82%. Advertising increased $87 or 84.47% as more emphasis was focused on television, radio and internet advertising. Office supplies and printing increased $26 or 12.21%, due to computer and tablet purchases. The increase in noninterest expense was partially offset by a $141, or 2.25%, decrease in salaries and employee benefits as retirement expense decreased $107 or 18.87%. Additionally, Federal Deposit Insurance Corporation (FDIC) premiums decreased a $105, or 25.42%, and furniture and equipment expense decreased $38, or 3.59%.

Total noninterest expense for the year ended December 31, 2011 increased $507, or 4.59%, to $11,544 from $11,037 in 2010. The increase in noninterest expense is primarily attributable to a $222 increase in retirement plan expense included in the $295, or 4.94%, increase in salary and benefits. Costs and losses attributed to foreclosed properties increased $123 and debit card losses increased $51. Furniture and Equipment increased $58 due to repairs. The increase in noninterest expense was partially offset by an $88, or 17.56%, decrease in FDIC premiums, a $64, or 23.10%, decrease in office supplies, a $32, or 4.32%, decrease in occupancy expense and a $19, or 15.57%, decrease in advertising expense.

Income Tax Expense. Applicable income taxes on 2012 earnings amounted to $619, resulting in an effective tax rate of 31.63% compared to $510, or 32.42%, in 2011. The effective tax rate for 2012 is a function of the effects of interest earned on tax-exempt securities and income earned from bank-owned life insurance.

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

The Company’s operating activities for the year ended December 31, 2012 resulted in net cash provided from operating activities of $3,647 compared to net cash provided from operating activities of $4,127 in 2011, a decrease of $480, or 11.63%. This decrease is primarily attributable to cash received from net interest income of $11,672, which is $484 lower than in 2011, cash paid for noninterest expense of $11,417, which is $1,965 higher than in 2011, and cash paid for income taxes of $834 compared to cash received from income taxes of $111 in 2011. These were partially offset by cash received from noninterest income of $4,143, which was $2,915 higher than 2011. Management expects the Company to continue to provide cash from operating activities in 2013 through deposit pricing strategies and continued focus on improving the efficiency of the Company’s operations.

The Company’s cash flows from investing activities for the year ended December 31, 2012 resulted in net cash used of $10,093, compared to net cash used of $2,552 in 2011. The increase is primarily attributable to a $9,349 increase in cash used to make loans to customers and a $3,000 purchase of bank owned life insurance. The Company experienced more maturities and calls from available-for sale securities and more paydowns of maturities and sales of available-for-sale mortgage-backed securities in 2012. The Company expects a lower volume of paydowns in available-for-sale mortgage-backed securities in 2013 due to fewer mortgage-backed securities in the investment portfolio.

Net cash provided by financing activities for the year ended December 31, 2012 was $4,689, compared to net cash provided by financing activities of $3,439 in 2011. The increase in net cash provided is primarily attributable to a lower decrease in time deposits from 2011 to 2012 as compared to the increase from 2010 to 2011. This was partially offset by a smaller increase in demand, savings and NOW deposits from 2011 to 2012.

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

The Company’s liquidity is provided by cash and due from banks, federal funds sold, investments available-for-sale, managing investment maturities, interest-earning deposits in other financial institutions and loan repayments. The Company’s ratio of liquid assets to deposits and short-term borrowings was 15.30% as of December 31, 2012 as compared to 17.33% as of December 31, 2011. The Company sells excess funds as overnight federal funds sold to provide an immediate source of liquidity. Federal funds sold at December 31, 2012 and 2011 was $0 as funds were kept in the Company’s Federal Reserve account, which is interest-bearing. Cash and due from banks of $35,790, which includes funds in the Company’s Federal Reserve account, as of December 31, 2012 was $1,757 lower when compared to December 31, 2011. The Company expects to deploy some of this cash into securities and loans in 2013.

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

As a result of the Company’s management of liquid assets and its ability to generate liquidity through alternative funding sources, management believes that the Company maintains overall liquidity that is sufficient to satisfy its depositors’ requirements and to meet customers’ credit needs. Additional sources of liquidity available to the Company include its capacity to borrow funds through correspondent banks and the Federal Home Loan Bank. The total amount available for borrowing to the Company for liquidity purposes was $65,210 on December 31, 2012.

The Company obtains sources of funds through growth in deposits, scheduled payments and prepayments from the loan and investment portfolios and retained earnings growth, and may purchase or borrow funds from the Federal Home Loan Bank or through the Federal Reserve’s discount window. The Company also has sources of liquidity through three correspondent banking relationships. The Company uses its funds to fund loan and investment growth. Excess funds are sold daily to other institutions. The Company also has a $5,000 holding company line of credit with a correspondent bank for bank capital purposes with an outstanding balance of $1,900 on December 31, 2012 and $2,000 on December 31, 2011.

Contractual Obligations

The Company has entered into certain contractual obligations including long-term debt and operating leases. The table does not include deposit liabilities entered into in the ordinary course of banking. Operating Leases include leases of our Amherst, Timberlake and Wyndhurst facilities. Also included are contractual leases for offsite ATMs and postage machinery. The following table summarizes the Company’s contractual obligations as of December 31, 2012.

Pinnacle Bankshares Corporation Line of Credit	2013	$1,900

Operating Leases

Year	Payments
2013	$141
2014	141
2015	141
2016	149
2017	152
After 2018	1,709

Total	$2,433

Interest Rates

While no single measure can completely identify the impact of changes in interest rates on net interest income, one gauge of interest rate sensitivity is to measure, over a variety of time periods, the differences in the amounts of the Company’s rate-sensitive assets and rate-sensitive liabilities. These differences or “gaps” provide an indication of the extent to which net interest income may be affected by future changes in interest rates. A “positive gap” exists when rate-sensitive assets exceed rate-sensitive liabilities and indicates that a greater volume of assets than liabilities will reprice during a given period. This mismatch may enhance earnings in a rising interest rate environment and may inhibit earnings in a declining interest rate environment. Conversely, when rate-sensitive liabilities exceed rate-sensitive assets, referred to as a “negative gap,” it indicates that a greater volume of liabilities than assets will reprice during the period. In this case, a rising interest rate environment may inhibit earnings and a declining interest rate environment may enhance earnings. The cumulative one-year gap as of December 31, 2012 was $38,688, representing 11.10% of total assets. This positive gap falls within the parameters set by the Company.

The following table illustrates the Company’s interest rate sensitivity gap position at December 31, 2012.

REPRICING GAP POSITION

	Repricing period at December 31, 2004
	1 year	1-3 years	3-5 years	5-15 years
ASSET/(LIABILITY):
Cumulative interest rate sensitivity gap	$38,688	(9,015)	21,065	45,641

As of December 31, 2012, the Company was asset-sensitive in all periods up to 15 years except the 1-3 year period. The foregoing table does not necessarily indicate the impact of general interest rate movements on the Company’s net interest yield, because the repricing of various categories of assets and liabilities is discretionary and is subject to competition and other pressures. As a result, various assets and liabilities indicated as repricing within the same period may reprice at different times and at different rate levels. Management attempts to mitigate the impact of changing interest rates in several ways, one of which is to manage its interest rate-sensitivity gap. In addition to managing its asset/liability position, the Company has taken steps to mitigate the impact of changing interest rates by generating noninterest income through service charges, and offering products that are not interest rate-sensitive.

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

Investment securities available-for-sale as of December 31, 2012 totaled $15,246, a decrease of $3,534 or 18.82% from $18,780 as of December 31, 2011. Investment securities held-to-maturity increased to $6,960 as of December 31, 2012 from $5,989 as of December 31, 2011, an increase of $971 or 16.21%. Available-for-sale securities decreased in 2012 as calls and pay downs were not fully used to buy additional bonds but were utilized to fund loan growth. Held-to-maturity securities increased in 2012 as the Company purchased taxable and tax-exempt bonds in 2012 which are normally classified as held-to-maturity.

The following table presents the composition of the Company’s investment portfolios as of the dates indicated.

	December 31,
	2012		2011		2010
	Amortized cost	Fair value	Amortized cost	Fair value	Amortized cost	Fair value
Available-for-Sale
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$11,150	11,411	14,567	14,738	17,247	17,196
Obligations of states and political subdivisions	2,816	2,999	2,841	2,980	3,381	3,471
Mortgage-backed securities – government	668	726	875	952	1,211	1,271
Other securities	110	110	110	110	110	110

Total available-for-sale	$14,744	15,246	18,393	18,780	21,949	22,048

	December 31,
	2012		2011		2010
	Amortized cost	Fair value	Amortized cost	Fair value	Amortized cost	Fair value
Held-to-Maturity
Obligations of states and political subdivisions	$6,960	7,178	5,989	6,165	4,469	4,400

Total held-to-maturity	$6,960	7,178	5,989	6,165	4,469	4,400

The following table presents the maturity distribution based on fair values and amortized costs of the investment portfolios as of the dates indicated.

INVESTMENT PORTFOLIO – MATURITY DISTRIBUTION

	December 31, 2012
	Amortized Cost	Fair Value	Yield
Available-for-Sale
U.S. Treasury securities and obligations of U.S. Government corporations:
After one but within five years	$10,150	10,407	2.30%
After five years through ten years	1,000	1,004	2.00%
Obligations of states and political subdivisions (1):
Within one year	100	101	4.20%
After one but within five years	1,240	1,269	5.44%
After five years through ten years	989	1,043	3.71%
After ten years	487	586	5.17%
Mortgage-backed securities – government	668	726	4.52%
Other securities (2)	110	110	—

Total available-for-sale	$14,744	15,246

Held-to-Maturity
Obligations of states and political subdivisions (1):
Within one year	705	708	2.88%
After one but within five years	4,406	4,478	3.05%
After five years through ten years	1,849	1,992	4.18%

Total held-to-maturity	$6,960	7,178

(1)	Obligations of states and political subdivisions include yields of tax–exempt securities presented on a tax-equivalent basis assuming a 34% U.S. Federal tax rate.
(2)	Equity securities are assumed to have a life greater than ten years.

Loan Portfolio

The Company’s net loans were $273,672 as of December 31, 2012, an increase of $6,549, or 2.45%, from $267,123 as of December 31, 2011. This increase resulted primarily from an increased volume of commercial loan originations during 2012. The Company’s ratio of net loans to total deposits was 86.84% as of December 31, 2012 compared to 86.06% as of December 31, 2011.

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

The Company had no option adjustable rate mortgages, subprime loans or loans with teaser rates and similar products as of December 31, 2012. Junior lien mortgages totaled $23,022 as of December 31, 2012 with a specific allowance for loan loss calculation of $217. The Company had interest only loans totaling $12,331 as of December 31, 2012. Residential mortgage loans with a loan to collateral value ratio exceeding 100% were $2,727 as of December 31, 2012.

The following table presents the composition of the Company’s loan portfolio as of the dates indicated.

LOAN PORTFOLIO

	December 31,
	2012	2011	2010	2009	2008
Real estate loans:
Residential real estate	$114,864	116,006	111,369	116,259	117,806
Commercial real estate	86,283	86,293	87,216	81,219	86,915
Loans to individuals for household, family and other consumer expenditures	48,234	46,954	47,545	50,097	54,329
Commercial and industrial loans	28,054	21,756	22,794	21,589	23,820
All other loans	—	238	262	612	514

Total loans, gross	277,435	271,247	269,186	269,776	283,384
Less unearned income and fees	(117)	(109)	(119)	(149)	(216)

Loans, net of unearned income and fees	277,318	271,138	269,067	269,627	283,168
Less allowance for loan losses	(3,646)	(4,015)	(4,037)	(3,723)	(3,969)

Loans, net	$273,672	267,123	265,030	265,904	279,199

Commercial and Industrial Loans. Commercial and industrial loans accounted for 10.11% of the Company’s gross loan portfolio as of December 31, 2012 compared to 8.02% as of December 31, 2011. Such loans are generally made to provide operating lines of credit, to finance the purchase of inventory or equipment, and for other business purposes. Commercial loans are primarily made at rates that adjust with changes in the prevailing prime interest rate, are generally made for a maximum term of five years (unless they are term loans), and generally require interest payments to be made monthly. The creditworthiness of these borrowers is reviewed, analyzed and evaluated on a periodic basis. Most commercial loans are collateralized with business assets such as accounts receivable, inventory and equipment. Even with substantial collateralization such as all of the assets of the business and personal guarantees, commercial lending involves considerable risk of loss in the event of a business downturn or failure of the business.

Real Estate Loans. Real estate loans accounted for 72.50% of the Company’s gross loan portfolio as of December 31, 2012 compared to 74.58% as of December 31, 2011. The Company makes commercial real estate term loans that are typically secured by a first deed of trust.

As of December 31, 2012, 57.10% of the real estate loans were secured by 1-4 family residential properties. Of these 1-4 family residential property loans, 8.37% were construction loans, 32.14% were home equity lines of credit, 55.67% were closed end loans secured by a first deed of trust and 3.82% were closed end loans secured by a second deed of trust.

As of December 31, 2012, 42.90% of the real estate loans were secured by commercial real estate. Of the total commercial real estate loans as of December 31, 2012, 28.98% were acquisition and development loans, 12.06% were secured by farmland, 42.91% were secured by owner occupied commercial real estate and 16.05% were secured by non-owner occupied commercial real estate, typically 1st and 2nd deeds of trust.

Real estate lending involves risk elements when there is lack of timely payment and/or a decline in the value of the collateral. Both commercial and residential real estate values in the Company’s market improved slightly in 2012. The Company is still seeing evidence of some borrowers being strained in their ability to service loans although this improved in 2012. These factors along with a slightly improved local economy have resulted in a lower number of net chargeoffs in 2012. The Company continuously monitors the local real estate market for signs of weakness that could decrease collateral values.

Installment Loans. Installment loans are represented by loans to individuals for household, family and other consumer expenditures with typical collateral such as automobile titles. Installment loans accounted for 17.39% of the Company’s loan portfolio as of December 31, 2012 compared to 17.31% as of December 31, 2011.

Loan Maturity and Interest Rate Sensitivity. The following table presents loan portfolio information related to maturity distribution of commercial and industrial loans and real estate construction loans based on scheduled repayments at December 31, 2012.

LOAN MATURITY

	Due within one year	Due one to five years	Due after five years	Total
Commercial and industrial loans	$26,409	$1,488	$157	$28,054
Real estate – construction	9,618	—	—	9,618

The following table presents the interest rate sensitivity of commercial and industrial loans and real estate construction loans maturing after one year or longer as of December 31, 2012.

INTEREST RATE SENSITIVITY

Fixed interest rates	$1,629
Variable interest rates	16

Total maturing after one year	$1,645

Loan Modifications and Troubled Debt Restructurings. The Company had three restructured loans totaling $1,756 at December 31, 2012 and had four restructured loans totaling $3,766 at December 31, 2011.

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

There were no available commitments for troubled debt restructurings outstanding as of December 31, 2012 or December 31, 2011.

Nonperforming Assets. Interest on loans is normally accrued from the date a disbursement is made and recognized as income as it is earned. Generally, the Company reviews any loan on which payment has not been made for 90 days for potential nonaccrual. The loan is examined and the collateral is reviewed to determine loss potential. If the loan is placed on nonaccrual status, any prior accrued interest that remains unpaid is reversed. Loans on nonaccrual status amounted to $2,843, $4,708 and $7,073 as of December 31, 2012, 2011 and 2010, respectively. Interest income that would have been earned on nonaccrual loans if they had been current in accordance with their original terms and the recorded interest that was included in income on these loans was not significant for 2012, 2011 or 2010. There were no commitments to lend additional funds to customers whose loans were on nonaccrual status at December 31, 2012. Sixteen foreclosed properties totaling $2,393 were on hand as of December 31, 2012 compared to eight properties totaling $645 as of December 31, 2011 and five properties totaling $474 as of 2010.

The recession that began in 2008 and subsequent economic conditions have led to an elevated level in the Company’s nonperforming assets over the last three years. Some commercial borrowers have struggled to service their loans due to the difficult business climate, lower revenues, tightening of credit markets and difficulties in moving their products. Some noncommercial borrowers have experienced job losses and other economic challenges, as well. The Company expects nonperforming assets to decrease in 2013 as the local economy continues to recover. The Company will continue to monitor the situation and take steps necessary to mitigate losses in its loan portfolio, such as increased early monitoring of its portfolio to identify “problem” credits and continued counseling of customers to discuss options available to them. The following table presents information with respect to the Company’s nonperforming assets and nonaccruing loans 90 days or more past due by type as of the dates indicated.

NONPERFORMING ASSETS

		December 31,
	2012	2011	2010
Nonaccrual loans	$2,843	4,708	7,073
Loans 90 days or more past due	171	3	770
Foreclosed properties	2,393	645	474

Total nonperforming assets	$5,407	5,356	8,317

Nonperforming assets totaled $5,407, or 1.55%, of total assets as of December 31, 2012, compared to $5,356, or 1.56%, as of December 31, 2011 and $8,317, or 2.47%, as of December 31, 2010. The following table presents the balance of accruing loans 90 days or more past due by type as of the dates indicated.

ACCRUING LOANS 90 DAYS OR MORE

PAST DUE BY TYPE

		December 31,
	2012	2011	2010
Loans 90 days or more past due by type:
Real estate loans	$171	—	732
Loans to individuals	—	3	38
Commercial loans	—	—	—

Total accruing loans 90 days or more past due	$171	3	770

Allowance for Loan Losses. The Company maintains an allowance for loan losses which it considers adequate to cover the risk of losses in the loan portfolio. The allowance is based upon management’s ongoing evaluation of the quality of the loan portfolio, total outstanding and committed loans, previous charges against the allowance and current and anticipated economic conditions. The allowance is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance. The Company’s management believes that as of December 31, 2012, 2011 and 2010, the allowance was adequate. The amount of the provision for loan losses is a charge against earnings. Actual loan losses are charged against the allowance for loan losses.

Management evaluates the reasonableness of the allowance for loan losses on a monthly basis and adjusts the provision as deemed necessary in accordance with generally accepted accounting principles, as well as industry standards. Management uses historical loss data by loan type as well as current economic factors in its calculation of allowance for loan loss. Management also uses qualitative factors such as changes in lending policies and procedures, changes in national and local economies, changes in the nature and volume of the loan portfolio, changes in experience of lenders and the loan department, changes in volume and severity of past due and classified loans, changes in quality of the Bank’s loan review system, the existence and effect of concentrations of credit and external factors such as competition and regulation in its allowance for loan loss calculation. Each qualitative factor is evaluated and applied to each type of loan in the Company’s portfolio and a percentage of each loan is reserved as allowance. A percentage of each loan is also reserved according to the loan type’s historical loss data. Larger percentages of allowance are taken as the risk for a loan is determined to be greater. As of December 31, 2012, the allowance for loan losses totaled $3,646, or 1.31%, of total loans, net of unearned income and fees, compared to $4,015, or 1.48%, of total loans, net of unearned income and fees, as of December 31, 2011. The provision for loan losses for the years ended December 31, 2012 and 2011 was $1,177 and $2,227, respectively. Net charge-offs for the Company were $1,546 and $2,249 for the years ended

December 31, 2012 and 2011, respectively. The ratio of net loan charge-offs during the period to average loans outstanding for the period was 0.57% and 0.84% for the years ended December 31, 2012 and 2011, respectively.

As of December 31, 2011, the allowance for loan losses totaled $4,015 or 1.48% of total loans, net of unearned income and fees compared to $4,037 or 1.50% of total loans, net of unearned income and fees as of December 31, 2010. The provision for loan losses for the years ended December 31, 2011 and 2010 was $2,227 and $1,878, respectively. Net charge-offs for the Company were $2,249 and $1,564 for the years ended December 31, 2011 and 2010, respectively. The ratio of net loan charge-offs during the period to average loans outstanding for the period was 0.84% and 0.59% for the years ended December 31, 2011 and 2010, respectively.

The following table presents charged off loans, provisions for loan losses, recoveries on loans previously charged off, allowance adjustments and the amount of the allowance for the years indicated.

ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

		December 31,
	2012	2011	2010	2009	2008
Balance at beginning of year	$4,015	4,037	3,723	3,969	1,720

Loan charge-offs:
Real estate loans – residential	(1,218)	(1,412)	(774)	—	—
Real estate loans – commercial	(345)	(461)	(315)	(1,252)	(252)
Commercial and industrial loans	(84)	(109)	(232)	(112)	(200)
Loans to individuals for household, family and other consumer expenditures	(404)	(505)	(444)	(693)	(353)

Total loan charge-offs	(2,051)	(2,487)	(1,765)	(2,057)	(805)

Loan recoveries:

Real estate loans – residential	216	27	12	—	—
Real estate loans – commercial	114	4	8	80	33
Commercial and industrial loans	1	37	37	37	25
Loans to individuals for household, family and other consumer expenditures	174	170	144	164	115

Total recoveries	505	238	201	281	173

Net loan charge-offs	(1,546)	(2,249)	(1,564)	(1,776)	(632)

Provisions for loan losses	1,177	2,227	1,878	1,530	2,881

Balance at end of year	$3,646	4,015	4,037	3,723	3,969

The following table presents net charge offs to average loans net of unearned income and fees.

	2012	2011	2010	2009	2008
Net charge-offs to average loans, net of unearned income and fees	0.57%	0.84%	0.59%	0.65%	0.24%

The primary risk elements considered by management with respect to each installment and conventional real estate loan are lack of timely payment and the value of the collateral. The primary risk elements with respect to real estate construction loans are fluctuations in real estate values in the Company’s market areas, inaccurate estimates of construction costs, fluctuations in interest rates, the availability of conventional financing, the demand for housing in the Company’s market area and general economic conditions. The primary risk elements with respect to commercial loans are the financial condition of the borrower, general economic conditions in the Company’s market area, the sufficiency of collateral, the timeliness of payment and, with respect to adjustable rate loans, interest rate fluctuations. Management has a policy of requesting and reviewing annual financial statements from its commercial loan customers and periodically reviews the existence of collateral and its value at least annually. Management also has a reporting system that monitors all past due loans and has adopted policies to pursue its creditor’s rights in order to preserve the Company’s position. Management also recognizes the real estate values may decline in the Company’s markets and is diligently monitoring appraisal values at least annually.

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

	December 31, 2012		December 31, 2011		December 31, 2010		December 31, 2009		December 31, 2008
	Allowance for loan losses	Percent of loans in each category to total loans	Allowance for loan losses	Percent of loans in each category to total loans	Allowance for loan losses	Percent of loans in each category to total loans	Allowance for loan losses	Percent of loans in each category to total loans	Allowance for loan losses	Percent of loans in each category to total loans
Real estate loans:
Residential	$1,410	41.40%	1,614	42.76%	1,631	41.37%	2,179	43.10%	1,530	41.57%
Commercial	1,119	31.10%	1,489	31.81%	1,723	32.40%	1,042	30.11%	1,231	30.67%
Loans to individuals for households, family and other consumer expenditures	445	17.39%	393	17.31%	424	17.66%	293	18.57%	635	19.17%
Commercial and industrial loans	324	10.11%	448	8.02%	259	8.47%	209	8.00%	573	8.41%
All other loans	—	0.00%	1	0.10%	—	0.10%	—	0.22%	—	0.18%
Unallocated	348	—	70	—	—	—	—	—	—	—

Totals	$3,646	100.00%	4,015	100.00%	4,037	100.00%	3,723	100.00%	3,969	100.00%

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

Bank Premises and Equipment

Bank premises and equipment decreased 3.43% in 2012 due to normal depreciation and no major purchases compared to a decrease of 5.70% in 2011, due also to normal depreciation and no major purchases. The Company is leasing the Timberlake and Amherst branch facilities. In early 2008, the Company began leasing a building in the Wyndhurst section of Lynchburg for administrative and training purposes. In April 2012, the Company’s Vista branch facility was destroyed by fire. Most all of the Bank premises and equipment were fully depreciated and a majority of the cost to rebuild the fire is covered by the Company’s insurance policy. The bank is currently operating the branch out of a temporary facility. The Company expects construction on the new Vista facility to be completed by May 2013.

Deposits

Average deposits were $311,805 for the year ended December 31, 2012, an increase of $2,702 or 0.87% from $309,103 of average deposits for the year ended December 31, 2011. As of December 31, 2012, total deposits were $315,157 representing an increase of $4,764, or 1.53%, from $310,393 in total deposits as of December 31, 2011. The change in deposits during 2012 was primarily due to increased deposit balances in previously existing deposit accounts, new deposit accounts opened as a result of new banking relationships, growth at the Company’s newer branch locations, competitive pricing of the Company’s products and services and the continued success of our KaChing! Rewards checking product.

For the year ended December 31, 2012, average demand deposits were $35,544, or 11.40%, of average deposits. For the year ended December 31, 2011, average demand deposits were $31,522, or 10.20%, of average deposits. Average interest-bearing deposits were $276,261 for the year ended December 31, 2012, representing a decrease of $1,320, or 0.48%, over the $277,581 in average interest-bearing deposits for the year ended December 31, 2011.

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

The following table presents the Company’s average deposits and the average rate paid for each category of deposits for the periods indicated.

	AVERAGE DEPOSIT INFORMATION
	Year ended	Year ended			Year ended
	December 31, 2012	December 31, 2011			December 31, 2010
	Average amount of deposits(1)	Average rate paid	Average amount of deposits(1)	Average rate paid	Average amount of deposits(1)	Average rate paid
Demand deposits	35,544	N/A	31,522	N/A	27,884	N/A
Savings and NOW deposits	136,165	0.43%	127,490	0.57%	113,100	1.12%
Time deposits:
Under $100,000	94,324	2.20%	104,555	2.24%	113,767	2.69%
$100,000 and over	45,772	2.87%	45,536	2.97%	48,722	3.10%

Total average time deposits	140,096		150,091		162,489

Total average deposits	$311,805		309,103		303,473

(1)	Averages are daily averages.

The following table presents the maturity schedule of time certificates of deposit of $100,000 and over and other time deposits of $100,000 and over as of December 31, 2012.

TIME DEPOSITS OF $100,000 AND OVER

	Certificates of deposit	Other time deposits	Total
Three months or less	$2,719	611	3,330
Over three through six months	3,666	2,254	5,920
Over six through 12 months	10,203	7,406	17,609
Over 12 months	11,155	7,546	18,701

Total time deposits of $100,000 and over	$27,743	17,817	45,560

Financial Ratios

The following table presents certain financial ratios for the periods indicated.

RETURN ON EQUITY AND ASSETS

	Years ended
	December 31,
	2012	2011	2010
Return on average assets	0.39%	0.31%	0.21%
Return on average equity	4.83%	3.95%	2.62%
Dividend payout ratio	5.61%	0.00%	10.92%
Average equity to average assets	8.04%	7.93%	7.88%

Capital Resources

The Company’s financial position at December 31, 2012 reflects liquidity and capital levels currently adequate to fund anticipated funding needs and budgeted growth of the Company. Capital ratios are in excess of required regulatory minimums for a “well-capitalized” institution. The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, and changing competitive conditions and economic forces. The adequacy of the Company’s capital is reviewed by management on an ongoing basis. Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and to absorb potential losses.

The primary indicators relied on by bank regulators in measuring the capital position are the Tier 1 capital, total risk-based capital and leverage ratios. Tier 1 capital consists generally of common and qualifying preferred stockholders’ equity less goodwill. Total capital generally consists of Tier 1 capital, qualifying subordinated debt and a portion of the allowance for loan losses. Risk-based capital ratios are calculated with reference to risk-

weighted assets. The Company’s Tier 1 capital ratio was 10.15% at December 31, 2012 and 9.99% at December 31, 2011. The total capital ratio was 11.39% at December 31, 2012 and 11.24% at December 31, 2011.

These ratios exceed the mandated minimum requirements of 4% and 8%, respectively. As of December 31, 2012 and 2011, the Company and Bank met all regulatory capital ratio requirements and were considered “well capitalized” in accordance with the Federal Deposit Insurance Corporation Improvement Act.

Stockholders’ equity was $28,089 at December 31, 2012 compared to $26,947 at December 31, 2011.

The leverage ratio consists of Tier 1 capital divided by quarterly average assets. At December 31, 2012, the Company’s leverage ratio was 8.49% compared to 8.12% at December 31, 2011. Each of these leverage ratios exceeds the required minimum leverage ratio of 4%. The dividend payout ratio was 5.61% and 0.00% in 2012 and 2011, respectively, with the increase due to a $0.05 per share dividend paid in the fourth quarter of 2012. The Company paid no dividends in 2011 as the Company held retained earnings to build and further improve capital levels.

Off-Balance Sheet Arrangements

The Company did not use any interest rate ceiling, floor or interest rate swap financial derivatives during 2012 and 2011. However, the Company, as a normal business practice in 2012, has mortgage rate lock commitments that are subsequently funded by the Company. The Company then sells the mortgage loan to a secondary market bank that had underwritten the mortgage loan before the Company funded the loan. The secondary market bank pays a fee that was agreed upon on the lock commitment date to the Company and buys the loan within five days of the initial funding by the Company. As of December 31, 2012, the Company had $3,002 in lock commitments that had not yet been funded with agreed upon fees of $49 to be paid to the Company after the loan was purchased by the secondary market bank. Also, the Company has off-balance sheet arrangements that may have a material effect on the results of operations in the future. The Company, in the normal course of business, may at times be a party to financial instruments such as standby letters of credit. Standby letters of credit as of December 31, 2012 equaled $2,475 compared with $963 as of December 31, 2011. Other commitments include commitments to lend money. Not all of these commitments will be acted upon; therefore, the cash requirements will likely be significantly less than the commitments themselves. As of December 31, 2012, the Company had unused loan commitments of $60,168 including $28,403 in unused commitments with an original maturity exceeding one year compared with $54,161 including $28,696 in unused commitments with an original maturity exceeding one year as of December 31, 2011. See Note 9 of the Notes to Consolidated Financial Statements.

Critical Accounting Policies

The reporting policies of the Company are in accordance with U.S. generally accepted accounting principles (GAAP). Certain critical accounting policies affect the more significant judgments and estimates used in the preparation of the consolidated financial statements. The Company’s single most critical accounting policy relates to the Company’s allowance for loan losses, which reflects the estimated losses resulting from the inability of the Company’s borrowers to make required loan payments. If the financial condition of the Company’s borrowers were to deteriorate, resulting in an impairment of their ability to make payments, the Company’s estimates would be updated, and additional provisions for loan losses may be required. Further discussion of the estimates used in determining the allowance for loan losses is contained in the discussion on “Allowance for Loan Losses” on page 22 and “Loans and Allowance for Loan Losses” in Note 1 of the Notes to Consolidated Financial Statements.

Impact of Recently Issued Accounting Standards

For a discussion of recently adopted accounting pronouncements and recently issued pronouncements which are not yet effective and the impact, if any, on our financial statements, see Note 1(u), “Current Accounting Developments” of the Notes to Consolidated Financial Statements included in this Annual Report.

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2012 and 2011

(In thousands of dollars, except share data)

	2012	2011
Assets
Cash and cash equivalents (note 2):
Cash and due from banks	$35,790	$37,547

Securities (note 3):
Available-for-sale, at fair value	15,246	18,780
Held-to-maturity, at amortized cost	6,960	5,989
Federal Reserve Bank stock, at cost (note 1(c))	140	137
Federal Home Loan Bank stock, at cost (note 1(c))	513	528
Loans, net (notes 4, 9 and 11)	273,672	267,123
Bank premises and equipment, net (note 5)	6,313	6,537
Accrued interest receivable	993	1,009
Prepaid FDIC Insurance	703	991
Bank owned life insurance	3,017	—
Goodwill	539	539
Other real estate owned	2,393	645
Other assets (notes 7 and 8)	2,415	2,659

Total assets	$348,694	$342,484

Liabilities and Stockholders’ Equity

Liabilities:
Deposits (note 6):
Demand	$37,955	$33,432
Savings and NOW accounts	141,167	132,501
Time	136,035	144,460

Total deposits	315,157	310,393

Note payable under line of credit (note 1 (d))	1,900	2,000
Accrued interest payable	398	419
Other liabilities (note 7)	3,150	2,725

Total liabilities	320,605	315,537

Stockholders’ equity (notes 7, 12 and 15):
Common stock, $3 par value. Authorized 3,000,000 shares, issued and outstanding 1,507,589 shares in 2012 and 1,496,589 shares in 2011	$4,492	$4,473
Capital surplus	987	923
Retained earnings	24,244	22,981
Accumulated other comprehensive loss, net	(1,634)	(1,430)

Total stockholders’ equity	28,089	26,947

Commitments, contingencies and other matters (notes 9, 10 and 12)

Total liabilities and stockholders’ equity	$348,694	$342,484

See accompanying notes to consolidated financial statements.

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2012, 2011 and 2010

(In thousands of dollars, except per share data)

	2012	2011	2010
Interest income:
Interest and fees on loans	$14,904	$15,726	$15,835
Interest on securities:
U.S. Government agencies	304	427	416
Corporate	—	—	3
States and political subdivisions (taxable)	91	110	159
States and political subdivisions (tax-exempt)	172	168	110
Other	100	83	84
Interest on federal funds sold	2	3	4

Total interest income	15,573	16,517	16,611

Interest expense:
Interest on deposits:
Savings and NOW accounts	585	728	1,271
Time - under $100,000	2,073	2,347	3,056
Time - $100,000 and over	1,314	1,351	1,508

Total interest expense	3,972	4,426	5,835

Net interest income	11,601	12,091	10,776

Provision for loan losses (note 4)	1,177	2,227	1,878

Net interest income after provision for loan losses	10,424	9,864	8,898

Noninterest income:
Service charges on deposit accounts	1,480	1,443	1,498
Commissions and fees	621	713	524
Mortgage loan fees	628	451	571
Service charges on loan accounts	240	248	237
Other operating income	474	398	304

Total noninterest income	3,443	3,253	3,134

Noninterest expense:
Salaries and employee benefits (note 7)	6,127	6,268	5,973
Occupancy expense	717	708	740
Furniture and equipment expense	1,021	1,059	1,001
Office supplies and printing	239	213	277
Federal deposit insurance premiums	308	413	501
Capital stock tax	236	229	226
Advertising expense	190	103	122
Other operating expenses	3,072	2,551	2,197

Total noninterest expense	11,910	11,544	11,037

Income before income tax expense	1,957	1,573	995

Income tax expense (note 8)	619	510	308

Net income	$1,338	$1,063	$687

Basic net income per share (note 1(o))	$0.89	$0.71	$0.46
Diluted net income per share (note1(o))	$0.89	$0.71	$0.46

See accompanying notes to consolidated financial statements.

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years ended December 31, 2012, 2011 and 2010

(In thousands of dollars)

	2012	2011	2010

Net income	$1,338	$1,063	$687
Other comprehensive income (loss), net of related income taxes:
Unrealized gains (losses) on available-for-sale securities
Before tax	115	287	(121)
Income tax (expense) benefit	(39)	(98)	33
Changes in plan assets and benefit obligation of defined benefit pension plan
Before tax	(425)	(1,319)	56
Income tax (expense) benefit	145	448	(19)

Comprehensive income	$1,134	$381	$636

See accompanying notes to consolidated financial statements.

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years ended December 31, 2012, 2011 and 2010

(In thousands of dollars, except share and per share data)

	Common Stock		Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Par Value
Balances, December 31, 2009	1,485,089	$4,455	$787	$21,306	$(697)	$25,851

Net income				687		687
Change in net unrealized gains on available-for-sale securities, net of deferred tax benefit of $33					(88)	(88)
Adjustment to apply ASC topic, Compensation-Retirement Benefits, net of tax of $19					37	37

Comprehensive income						636
Issuance of restricted stock and related expense	10,500	7	16			23
Stock-based compensation expense			47			47
Cash dividends declared by Bankshares ($0.05 per share)				(75)		(75)

Balances, December 31, 2010	1,495,589	$4,462	$850	$21,918	$(748)	$26,482

Net income				1,063		1,063
Change in net unrealized gains on available-for-sale securities, net of deferred tax benefit of $99					189	189
Adjustment to apply ASC topic, Compensation-Retirement Benefits , net of tax of $449					(871)	(871)

Comprehensive income						381
Issuance of restricted stock and related expense	1,000	11	24			35
Stock-based compensation expense			49			49

Balances, December 31, 2011	1,496,589	$4,473	$923	$22,981	$(1,430)	$26,947

Net income				1,338		1,338
Change in net unrealized gains on available-for-sale securities, net of deferred tax benefit of $39					76	76
Adjustment to apply ASC topic, Compensation-Retirement Benefits , net of tax of $144					(280)	(280)

Comprehensive income						1,134
Issuance of restricted stock and related expense	11,000	19	38			57
Stock-based compensation expense			26			26
Cash dividends declared by Bankshares ($0.05 per share)	—	—	—	(75)	—	(75)

Balances, December 31, 2012	1,507,589	$4,492	$987	$24,244	$(1,634)	$28,089

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2012, 2011 and 2010

(In thousands of dollars)

	2012	2011	2010

Cash flows from operating activities:
Net income	$1,338	$1,063	$687

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of bank premises and equipment	492	544	522
Accretion of unearned fees, net	11	13	30
Net amortization of premiums and discounts on securities	65	65	56
Provision for loan losses	1,168	2,227	1,878
Provision for deferred income taxes	26	280	(304)
Accrual of stock option vesting	83	84	70
Increase in cash value of life insurance	(17)	—	—
Net decrease (increase) in:
Accrued interest receivable	16	68	113
Prepaid FDIC insurance	400	385	466
Other assets	85	(2,069)	751
Net increase (decrease) in:
Accrued interest payable	(21)	(81)	(113)
Other liabilities	1	1,548	(450)

Net cash provided by operating activities	3,647	4,127	3,706

Cash flows from investing activities:
Purchases of held-to-maturity securities	(1,516)	(1,550)	(5,672)
Purchases of available-for-sale securities	(14,005)	(13,111)	(15,325)
Proceeds from maturities and calls of held-to-maturity securities	500	—	2,250
Proceeds from maturities and calls of available-for-sale securities	17,429	16,297	11,909
Proceeds from paydowns and maturities of available-for-sale mortgage-backed securities	205	334	300
Sale of Federal Home Loan Bank stock	15	51	—
Purchase of Federal Reserve Stock	(3)	(2)	(30)
Net increase in loans made to customers	(9,349)	(4,422)	(1,199)
Purchases of bank premises and equipment	(369)	(149)	(226)
Puchase of bank owned life insurance	(3,000)	—	—

Net cash used in investing activities	(10,093)	(2,552)	(7,993)

Cash flows from financing activities:
Net increase in demand, savings and NOW deposits	13,189	16,805	13,407
Net decrease in time deposits	(8,426)	(13,366)	(8,572)
Net proceeds from insurance company for branch rebuild	101	—	—
Repayment of line of credit	(100)	—	—
Cash dividends paid	(75)	—	(75)

Net cash provided by financing activities	4,689	3,439	4,760

Net (decrease) increase in cash and cash equivalents	(1,757)	5,014	473

Cash and cash equivalents, beginning of year	37,547	32,533	32,060

Cash and cash equivalents, end of year	$35,790	$37,547	$32,533

Supplemental disclosure of cash flows information
Cash paid during the year for:
Income taxes	$489	$1,039	$300
Interest	3,999	4,507	5,948

Supplemental schedule of noncash investing and financing activities:
Transfer of (from) loans to repossessed properties	$(127)	$(82)	$152
Loans charged against the allowance for loan losses	2,051	2,488	1,765
Unrealized gains (losses) on available-for-sale securities	115	287	(122)
Defined benefit plan adjustment per ASC topic Compensation-Retirement Benefits	(424)	(1,319)	56

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

The Company classifies its securities in three categories: (1) debt securities that the Company has the positive intent and ability to hold to maturity are classified as “held-to-maturity securities” and reported at amortized cost; (2) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as “trading securities” and reported at fair value, with unrealized gains and losses included in net income; and (3) debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as “available-for-sale securities” and reported at fair value, with unrealized gains and losses excluded from net income and reported in accumulated other comprehensive income, a separate component of stockholders’ equity, net of deferred taxes. Fair value is determined from quoted prices obtained and reviewed by management. Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts on a basis, which approximates the level yield method. As of December 31, 2012, the Company does not maintain trading securities. Gains or losses on disposition are based on the net proceeds and adjusted carrying values of the securities called or sold, using the specific identification method on a trade date basis.

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

At December 31, 2012, the Company’s available borrowing limit with the FHLB was approximately $45,010. The Company had $0 in borrowings from the FHLB outstanding at December 31, 2012 and 2011. The Company also has a $5,000 line of credit secured by the authorized capital stock of the Company with a corresponding bank with $1,900 outstanding as of December 31, 2012 and $2,000 outstanding as of December 31, 2011 with a 5.00% interest rate that matures on June 30, 2017.

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

Loans are generally placed in non-accrual status when the collection of principal and interest is 90 days or more past due, unless the obligation relates to a consumer or residential real estate loan or is both well-secured and in the process of collection. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Generally, loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured, which usually requires a minimum of six months of sustained repayment performance.

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

The Company performs a goodwill impairment analysis on an annual basis as of December 31. Additionally, the Company performs a goodwill impairment evaluation on an interim basis when events or circumstances indicate impairment potentially exists. The Company performed goodwill impairment testing in the fourth quarter of 2012 because Bankshares’ common stock had been trading below book value per share in 2012. Management determined that no goodwill impairment charge was required because the fair value of the Company was not less than the Company’s carrying value. Management will continue to monitor the relationship of Bankshares’ market capitalization to both its book value and tangible book value, which management attributes to both financial services industry-wide and Company-specific factors, and to evaluate the carrying value of goodwill.

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

The Company accounts for its stock based compensation plan under the provisions of ASC topic, Share-Based Payment which requires recognizing expense for options granted equal to the grant date fair value of the unvested amounts over their remaining vesting periods. There were 11,000 shares of restricted stock granted in 2012 compared to 1,000 shares of restricted stock granted in 2011. There were 37,250 stock options outstanding as of December 31, 2012 and 11,000 shares of restricted stock granted in 2012. Future levels of compensation cost recognized related to share-based compensation awards may be impacted by new awards and/or modification, repurchases and cancellations of existing awards after the adoption of this standard.

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

The following is a reconciliation of the numerators and denominators of the basic and diluted net income per share computations for the periods indicated:

	Net income	Shares	Per share
	(numerator)	(denominator)	amount
Year ended December 31, 2012
Basic net income per share	$1,338	1,503,952	$0.89

Effect of dilutive stock options	—	—

Diluted net income per share	$1,338	1,503,952	$0.89

	Net income (numerator)	Shares (denominator)	Per share amount
Year ended December 31, 2011
Basic net income per share	$1,063	1,496,260	$0.71

Effect of dilutive stock options	—	—

Diluted net income per share	$1,063	1,496,260	$0.71

	Net income (numerator)	Shares (denominator)	Per share amount
Year ended December 31, 2010
Basic net income per share	$687	1,492,137	$0.46

Effect of dilutive stock options	—	—

Diluted net income per share	$687	1,492,137	$0.46

Options to purchase 37,250 shares which were outstanding at December 31, 2012 and options to purchase 45,000 shares were outstanding December 31, 2011, were not included in the computation of diluted EPS because the effect would have been anti-dilutive.

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

In preparing the consolidated financial statements in accordance with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated balance sheets and revenues and expenses for the years ended December 31, 2012, 2011 and 2010. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan losses.

(t)	Bank Owned Life Insurance

The Company has purchased life insurance policies on certain key members of management. Company owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

(u)	Current Accounting Developments

In December 2011, the FASB issued ASU No. 2011-11, Disclosures about Offsetting Assets and Liabilities. The ASU requires an entity to offset, and present as a single net amount, a recognized eligible asset and a recognized eligible liability when it has an unconditional and legally enforceable right of setoff and intends either to settle the asset and liability on a net basis or to realize the asset and settle the liability simultaneously. The ASU requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The ASU is effective for annual and interim reporting periods beginning on or after January 1, 2013. The Company does not expect this ASU, when adopted, to have a material impact on the Company’s consolidated financial statements.

On July 27, 2012, the FASB issued ASU No. No. 2012-02, Intangibles—Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment. The ASU simplifies the guidance for testing the decline in the realizable value (impairment) of indefinite-lived intangible assets other than goodwill. The amendments allow an organization the option to first assess qualitative factors to determine whether it is necessary to perform the quantitative impairment test. An organization electing to perform a qualitative assessment is no longer required to calculate the fair value of an indefinite-lived intangible asset unless the organization determines, based on a qualitative assessment, that it is “more likely than not” that the asset is impaired. Under former guidance, an organization was required to test an indefinite-lived intangible asset for impairment on at least an annual basis by comparing the fair value of the asset with its carrying amount. The amendments in this ASU are effective for annual and interim tests performed for fiscal years after September 15, 2012. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

On January 31, 2013, the FASB issued ASU No. 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. ASU 2013-01 clarifies that ordinary trade receivables and receivables are not in the scope of ASU No. 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities. Specifically, ASU 2011-11 applies only to derivatives, repurchase agreements and reverse purchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with specific criteria contained in the FASB Accounting Standards Codification™ (Codification) or subject to a master netting arrangement or similar agreement. The FASB undertook this clarification project in response to concerns expressed by U.S. stakeholders about the standard’s broad definition of financial instruments. After the standard was finalized, companies realized that many contracts have standard commercial provisions that would equate to a master netting arrangement, significantly increasing the cost of compliance at minimal value to financial statement users. An entity is required to apply the amendments in ASU 2013-01 for fiscal years beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the required disclosures retrospectively for all comparative periods presented. The effective date is the same as the effective date of ASU 2011-11. The adoption of this ASU is not expected to have a material impact on the Company’s consolidated financial statements

On February 5, 2013 the FASB issued Accounting Standards Update (ASU) No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, to improve the transparency of reporting these reclassifications. Other comprehensive income includes gains and losses that are initially excluded from net income for an accounting period. Those gains and losses are later reclassified out of accumulated other comprehensive income into net income. The amendments in this ASU do not change the current requirements for reporting net income or other comprehensive income in financial statements. All of the information that this ASU requires already is required to be disclosed elsewhere in the financial statements under U.S. GAAP. The new amendments will require an organization to present (either on the face of the statement where net income is presented or in the notes) the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income - but only if the item reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period and cross-reference to other disclosures currently required under U.S. GAAP for other reclassification items (that are not required under U.S. GAAP) to be reclassified directly to net income in their entirety in the same reporting period. This would be the case when a portion of the amount reclassified out of accumulated other comprehensive income is initially transferred to a balance sheet account (e.g., inventory for pension-related amounts) instead of directly to income or expense. The amendments apply to all public and private companies that report items of other comprehensive income. Public companies are required to comply with these amendments for all reporting periods (interim and annual). A private company is required to meet the reporting requirements of the amended paragraphs about the roll forward of accumulated other comprehensive income for both interim and annual reporting periods. However, private companies are only required to provide the information about the effect of reclassifications on line items of net income for annual reporting periods, not for interim reporting periods. The amendments are effective for reporting periods beginning after December 15, 2012, for public companies and are effective for reporting periods beginning after December 15, 2013, for private companies. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

(2)	Restrictions on Cash

To comply with Federal Reserve regulations, the Company is required to maintain certain average reserve balances. The daily average reserve requirements were approximately $2,716 and $2,694 for the weeks including December 31, 2012 and 2011, respectively.

(3)	Securities

The amortized costs, gross unrealized gains, gross unrealized losses and fair values for securities at December 31, 2012 and 2011 are as follows:

	2012
	Amortized costs	Gross unrealized gains	Gross unrealized losses	Fair values
Available-for-Sale
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$11,150	261	—	11,411
Obligations of states and political subdivisions	2,816	183	—	2,999
Mortgage-backed securities – government	668	58	—	726
Other securities	110	—	—	110

Total available-for-sale	$14,744	502	—	15,246

	2012
	Amortized costs	Gross unrealized gains	Gross unrealized losses	Fair values
Held-to-Maturity
Obligations of states and political subdivisions	$6,960	227	(9)	7,178

	2011
	Amortized costs	Gross unrealized gains		Gross unrealized losses	Fair values
Available-for-Sale
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$14,567	174	(3)	(3)	14,738
Obligations of states and political subdivisions	2,841	139		—	2,980
Mortgage-backed securities – government	875	77		—	952
Other securities	110	—		—	110

Total available-for-sale	$18,393	390		(3)	18,780

	2011
	Amortized costs	Gross unrealized gains	Gross unrealized losses	Fair values
Held-to-Maturity
Obligations of states and political subdivisions	$5,989	176	—	6,165

The following table shows the gross unrealized losses and fair value of the Company’s investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2012:

	Less than 12 months		Total
	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
Description of Securities
Obligations of states and political subdivisions	$1,176	9	1,176	9

Total temporarily impaired securities	$1,176	9	1,176	9

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

The Company does not consider the unrealized losses other-than-temporary losses based on the volatility of the securities market price involved, the credit quality of the securities, and the Company’s ability, if necessary, to hold the securities until maturity. The securities include 3 bonds that have continuous losses for less than 12 months and no bonds that have continuous losses for more than 12 months. There were no gross realized gains or losses on securities sold in 2012, 2011 and 2010.

The amortized costs and fair values of available-for-sale and held-to-maturity securities at December 31, 2012, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	2012
	Available-for-Sale		Held-to-Maturity
	Amortized costs	Fair values	Amortized costs	Fair values

Due in one year or less	$210	211	705	708
Due after one year through five years	11,390	11,676	4,406	4,478
Due after five years through ten years	1,989	2,047	1,849	1,992
Due after ten years	487	586	—	—

	14,076	14,520	6,960	7,178

Mortgage-backed securities	668	726	—	—

Totals	$14,744	15,246	6,960	7,178

Securities with amortized costs of approximately $4,507 and $5,158 (fair values of $4,695 and $5,335, respectively) as of December 31, 2012 and 2011, respectively, were pledged as collateral for public deposits and to the Federal Reserve for overdraft protection.

(4)	Loans, Allowance for Loan Losses and Credit Quality

A summary of loans at December 31, 2012 and 2011 follows:

	2012	2011
Real estate loans:
Residential-mortgage	$105,246	109,001
Residential-construction	9,618	7,005
Commercial	86,283	86,293
Loans to individuals for household, family and other consumer expenditures	48,234	46,954
Commercial and industrial loans	28,054	21,756
All other loans	—	238

Total loans, gross	277,435	271,247
Less unearned income and fees	(117)	(109)

Loans, net of unearned income and fees	277,318	271,138
Less allowance for loan losses	(3,646)	(4,015)

Loans, net	$273,672	267,123

In the normal course of business, the Bank has made loans to executive officers and directors. At December 31, 2012 and 2011, loans to executive officers and directors totaled $278 and $160 respectively. During 2012, new loans made to executive officers and directors totaled $118, advances totaled $38 and repayments amounted to approximately $38. Loans to companies in which executive officers and directors have an interest amounted to $698 and $781 at December 31, 2012 and 2011, respectively. All such loans were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated persons, and, in the opinion of management, do not involve more than normal risk of collectability or present other unfavorable features.

Activity in the allowance for loan losses for the years ended December 31, 2012, 2011 and 2010 is summarized as follows:

	2012	2011	2010

Balances at beginning of year	$4,015	4,037	3,723
Provision for loan losses	1,177	2,227	1,878
Loans charged off	(2,051)	(2,487)	(1,765)
Loan recoveries	505	238	201

Balances at end of year	$3,646	4,015	4,037

The following table presents information on the Company’s allowance for loan losses and recorded investment in loans:

Allowance for Loan Losses and Recorded Investment in Loans

For the Year Ended December 31, 2012

	Commercial	Commercial Real Estate	Consumer	Residential	Total
Allowance for Loan Losses:
Beginning balance	$448	$1,489	$394	$1,684	$4,015
Chargeoffs	(84)	(345)	(404)	(1,218)	(2,051)
Recoveries	1	114	174	216	505
Provision	(41)	204	281	733	1,177

Ending Balance	$324	$1,462	$445	$1,415	$3,646

	Commercial	Commercial Real Estate	Consumer	Residential	Total
Ending balance: individually evaluated for impairment	—	—	—	—	—

Ending balance: collectively evaluated for impairment	$324	1,466	445	1,411	3,646

Loans:
Total loans ending balance	$28,054	86,283	48,234	114,864	277,435

Ending balance: individually evaluated for impairment	$110	1,199	83	1,451	2,843

Ending balance: collectively evaluated for impairment	$27,944	85,084	48,151	113,413	274,592

For the Year Ended December 31, 2011

	Commercial	Commercial Real Estate	Consumer	Residential	Total
Allowance for Loan Losses:
Beginning balance	$258	$264	$424	$3,091	$4,037
Chargeoffs	109	461	506	1,412	2,488
Recoveries	37	4	172	26	239
Provision	262	1,682	304	(21)	2,227
Ending Balance	$448	$1,489	$394	$1,684	$4,015

Ending balance individually evaluated for impairment	—	—	—	—	—

Ending balance: collectively evaluated for impairment	$448	1,489	394	1,684	4,015

Loans:
Total loans ending balance	$21,756	86,293	47,192	116,006	271,247

Ending balance: individually evaluated for impairment	$78	288	46	4,296	4,708

Ending balance: collectively evaluated for impairment	$21,678	86,005	47,146	111,710	266,539

The following table represents an age analysis of the Company’s past due loans:

Age Analysis of Past Due Loans

As of December 31, 2012

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Recorded Investment 90 Days and Accruing
Commercial	$261	4	110	375	27,679	28,054	—
Commercial real estate	135	—	1,198	1,333	84,950	86,283	—
Consumer	427	58	83	568	47,666	48,234	—
Residential	1,495	87	1,623	3,205	111,659	114,864	171

Total	$2,318	149	3,014	5,481	271,954	277,435	171

As of December 31, 2011

	30-59 Days Past Due	60-69 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Recorded Investment 90 Days and Accruing
Commercial	$188	5	77	270	21,486	21,756	—
Commercial real estate	66	24	288	378	85,915	86,293	—
Consumer	417	93	49	559	46,633	47,192	3
Residential	668	93	4,297	5,058	110,948	116,006	—

Total	$1,339	215	4,711	6,265	264,982	271,247	3

Loans in Nonaccrual Status

As of December 31, 2012 and 2011

	2012	2011
Commercial	$110	78
Commercial real estate	1,198	288
Consumer	83	46
Residential	1,452	4,296

Total	$2,843	4,708

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

There were no additional commitments to extend credit related to these troubled debt restructurings that were outstanding as of December 31, 2012 or December 31, 2011.

The following tables present troubled debt restructurings as of December 31, 2012 and 2011:

	December 31, 2012
	Accrual Status	Non-Accrual Status	Total Modifications

Commercial	$—	—	—

Commercial real estate	666	—	666

Consumer	—	—	—

Residential	556	534	1,090

Total	$1,222	534	1,756

	December 31, 2011
	Accrual Status	Non-Accrual Status	Total Modifications

Commercial	$—	—	—

Commercial real estate	677	—	677

Consumer	—	—	—

Residential	557	2,532	3,089

Total	$1,234	2,532	3,766

During 2012, there were no newly restructured loans. For 2011, there was one residential loan that was considered a combination modification that had a pre-modification balance of $490 and a post-modification balance of $555 as of September 30, 2011.

The following table represents financing receivables modified as troubled debt restructurings and with a payment default, with the payment default occurring (i) within 12 months of the restructure date (ii) during the year ended December 31, 2011. There were no occurrences in 2012:

	Year ended December 31, 2011
	#
Commercial real estate		$—
Consumer	1	44
Residential	—	—
Total	1	555

	2	$599

The following table presents information on the Company’s impaired loans and their related allowance for loan losses:

Impaired Loans

For the Year Ended December 31, 2012

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial	$110	110	—	201	4
Commercial real estate	1,198	1,198	—	1,292	19
Consumer	83	83	—	114	1
Residential	1,452	1,452	—	3,167	140
With allowance recorded:
Commercial	—	—	—	—	—
Commercial real estate	—	—	—	6	—
Consumer	—	—	—	—	—
Residential	—	—	—	88	—

Total:
Commercial	110	110	—	201	4
Commercial real estate	1,198	1,198	—	1,298	19
Consumer	83	83	—	114	1
Residential	$1,452	1,452	—	3,255	140

For the Year Ended December 31, 2011

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial	$78	78	—	39	1
Commercial real estate	965	965	—	945	12
Consumer	46	46	—	51	—
Residential	4,853	4,853	—	5,429	142
With allowance recorded:
Commercial	—	—	—	—	—
Commercial real estate	—	—	—	—	—
Consumer	—	—	—	—	—
Residential	—	—	—	40	—

Total:
Commercial	78	78	—	39	1
Commercial real estate	965	965	—	945	12
Consumer	46	46	—	51	—
Residential	$4,853	4,853	—	5,469	142

The Company utilizes a risk rating matrix to assign a risk grade to each of its loans. A description of the general characteristics of the risk grades is as follows:

Pass – These loans have minimal and acceptable credit risk.

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

The following table illustrates the Company’s credit quality indicators:

Credit Quality Indicators

As of December 31, 2012

	Commercial	Commercial Real Estate	Consumer	Residential	Total
Credit Exposure
Pass	$26,953	80,561	48,056	110,630	266,200
Special Mention	971	3,526	105	735	5,337
Substandard	130	2,196	73	3,499	5,898
Doubtful	—	—	—	—	—

Total	$28,054	86,283	48,234	114,864	277,435

As of December 31, 2011

	Commercial	Commercial Real Estate	Consumer	Residential	Total
Credit Exposure
Pass	$17,752	76,879	47,058	106,431	248,120
Special Mention	3,636	5,754	—	1,549	10,939
Substandard	368	3,660	134	8,026	12,188
Doubtful	—	—	—	—	—

Total	$21,756	86,293	47,192	116,006	271,247

(5)	Bank Premises and Equipment

Bank premises and equipment, net were comprised of the following as of December 31, 2012 and 2011:

	2012	2011
Land improvements	$536	453
Buildings	5,728	6,042
Equipment, furniture and fixtures	4,678	4,652

	10,942	11,147
Less accumulated depreciation	(6,309)	(6,290)

	4,633	4,857
Land	1,680	1,680

Bank premises and equipment, net	$6,313	6,537

(6)	Deposits

A summary of deposits at December 31, 2012 and 2011 follows:

	2012	2011
Noninterest-bearing demand deposits	$37,955	33,432
Interest-bearing:
Savings and money market accounts	73,704	64,862
NOW accounts	67,463	67,639
Time deposits – under $100,000	90,341	98,229
Time deposits – $100,000 and over	45,694	46,231

Total interest-bearing deposits	277,202	276,961

Total deposits	$315,157	310,393

At December 31, 2012, the scheduled maturity of time deposits is as follows: $77,566 in 2013; $23,306 in 2014; $24,763 in 2015; $5,977 in 2016 and $4,423 in 2017.

In the normal course of business, the Bank has received deposits from executive officers and directors. At December 31, 2012 and 2011, deposits from executive officers and directors were approximately $3,225 and $3,602, respectively. All such deposits were received in the ordinary course of business on substantially the same terms and conditions, including interest rates, as those prevailing at the same time for comparable transactions with unrelated persons.

(7)	Employee Benefit Plans

The Bank maintains a noncontributory defined benefit pension plan that covers substantially all of its employees. Benefits are computed based on employees’ average final compensation and years of credited service. Pension expense amounted to approximately $456, $557 and $340 in 2012, 2011 and 2010, respectively. The change in benefit obligation, change in plan assets and funded status of the pension plan at December 31, 2012, 2011 and 2010 and pertinent assumptions are as follows:

	Pension Benefits
	2012	2011	2010
Change in Benefit Obligation

Benefit obligation at beginning of year	$6,892	6,697	6,253
Service cost	379	329	308
Interest cost	309	365	371
Actuarial loss	818	1,026	231
Benefits paid	(139)	(1,644)	(466)
Settlement Loss	—	119	—

Benefit obligation at end of year	$8,259	6,892	6,697

Change in Plan Assets

Fair value of plan assets at beginning of year	4,389	5,024	4,865
Actual return on plan assets	628	(38)	625
Employer contribution	489	1,047	—
Benefit paid	(139)	(1,644)	(466)

Projected fair value of plan assets at end of year	$5,367	4,389	5,024

Funded Status at the End of the Year	(2,893)	(2,503)	(1,673)

Amounts Recognized in the Balance Sheet
Other liabilities, accrued pension	(2,893)	(2,503)	(1,673)

Amounts Recognized in Accumulated Other Comprehensive Income Net of Tax Effect
Unrecognized net actuarial loss	1,964	1,684	814

Benefit obligation included in accumulated other comprehensive income	$1,964	1,684	814

Funded Status
Benefit obligation	(8,259)	(6,892)	(6,697)
Fair value of assets	5,367	4,389	5,024
Unrecognized net actuarial loss	2,976	2,553	1,233

(Accrued)/prepaid benefit cost included in the balance sheet	$84	50	(440)

	Pension Benefits
	2012	2011	2010
Weighted Average Assumptions as of December 31, 2012 and 2011 and September 30, 2010:
Discount rate	4.00%	4.50%	5.50%
Expected long-term return on plan assets	8.00%	8.00%	8.00%
Rate of compensation increase	3.00%	3.00%	4.00%

	Pension Benefits
	2012	2011	2010
Other Changes in Plan Assets and Benefit Obligation Recognized in Other Comprehensive Income Net of Tax Effect
Net (gain)/loss	$280	871	(32)
Prior service cost	—	—	—
Amortization of prior service cost	—	—	(3)
Net obligation at transition	—	—	—
Amortization of net obligation at transition	—	—	(2)

Total recognized in other comprehensive income	$280	871	(37)

Total Recognized in Net Periodic Benefit Cost and Other Comprehensive Income	$879	1,877	285

The estimated portion of prior service cost and net transition obligation included in accumulated other comprehensive income that will be recognized as a component of net periodic pension cost over the next fiscal year are each $252.

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

The components of net pension benefit cost under the plan for the years ended December 31, 2012, 2011 and 2010 is summarized as follows:

	Pension Benefits
	2012	2011	2010

Service cost	$379	329	308
Interest cost	310	364	371
Expected return on plan assets	(350)	(459)	(383)
Recognized net (gain)/loss due to settlement	—	287	—
Net amortization	—	—	6
Recognized net actuarial loss	117	36	38

Net pension benefit cost	$456	557	340

Projected Benefit Payments

The projected benefit payments under the plan are summarized as follows for the years ending December 31:

2013	$499
2014	350
2015	277
2016	1,311
2017	1,122
2018-2022	1,650

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

The preceding methods described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different fair value measurement as of December 31, 2012.

The following table presents the fair value of the assets, by asset category, at December 31, 2012 and 2011.

	2012	2011
Cash and equivalents	$—	263
Mutual funds-fixed income	1,333	966
Mutual funds-equity	4,034	3,160

Total assets at fair value	$5,367	4,389

The following table sets forth by level, within the fair value hierarchy, the assets carried at fair value as of December 31, 2012 and 2011.

	Assets at Fair Value as of December 31, 2012
	Level 1	Level 2	Level 3	Total
Cash and equivalents	$—	—	—	—
Mutual funds-fixed income	1,333	—	—	1,333
Mutual funds-equity	4,034	—	—	4,034

Total assets at fair value	$5,367	—	—	5,367

	Assets at Fair Value as of December 31, 2011
	Level 1	Level 2	Level 3	Total
Cash and equivalents	$263	—	—	263
Mutual funds-fixed income	966	—	—	966
Mutual funds-equity	3,160	—	—	3,160

Total assets at fair value	$4,389	—	—	4,389

Contributions

The Company expects to contribute $3,000 to its pension plan in 2013 to fund our accrued pension liabilities resulting mainly from the market performance of underlying pension assets.

The Company also has a 401(k) plan under which the Company matches employee contributions to the plan. In 2012 and 2011, the Company matched 100% of the first 1% of salary deferral and 50% of the next 5% of salary deferral to the 401(k) savings provision. The amount expensed for the 401(k) plan was $111 during the year ended December 31, 2012 and $114 during the year ended December 31, 2011.

(8)	Income Taxes

Income tax expense (benefit) attributable to income before income tax expense for the years ended December 31, 2012, 2011 and 2010 is summarized as follows:

	2012	2011	2010
Current	$593	230	612
Deferred	26	280	(304)

Total income tax expense	$619	510	308

Reported income tax expense for the years ended December 31, 2012, 2011 and 2010 differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to income before income tax expense as a result of the following:

	2012	2011	2010
Computed at statutory Federal tax rate	$665	535	338
Increase (reduction) in income tax expense resulting from:
Tax-exempt interest	(58)	(61)	(39)
Disallowance of interest expense	5	5	4
Other, net	7	31	5

Reported income tax expense	$619	510	308

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2012 and 2011 are as follows:

	2012	2011
Deferred tax assets:
Loans, principally due to allowance for loan losses	$753	957
Defined benefit plan valuation adjustments	1,012	868
Loans, due to unearned fees, net	16	19
Other	297	132

Total gross deferred tax assets	2,078	1,976

Deferred tax liabilities:
Bank premises and equipment, due to differences in depreciation	(196)	(223)
Accrued pension, due to actual pension contributions in excess of accrual for financial reporting purposes	(28)	(17)
Net unrealized gains on available-for-sale securities	(171)	(131)
Other	(184)	(184)

Total gross deferred tax liabilities	(579)	(555)

Net deferred tax asset, included in other assets	$1,499	1,421

The Bank has determined that a valuation allowance for the gross deferred tax assets is not necessary at December 31, 2012, 2011 and 2010, since realization of the entire gross deferred tax assets can be supported by the amounts of taxes paid during the carryback periods available under current tax laws.

The Company adopted the provisions of Accounting Standards topic, Income Taxes, on January 1, 2007 with no impact on the financial statements. The Company did not recognize any interest or penalties related to income tax during the years ended December 31, 2011 and 2012. The Company does not have an accrual for uncertain tax positions as deductions taken and benefits accrued are based on widely understood administrative practices and procedures and are based on clear and unambiguous tax law. Tax returns for all years 2008 and thereafter are subject to future examination by tax authorities.

(9)	Financial Instruments with Off-Balance-Sheet Risk

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include mortgage sale lock commitments, commitments to extend credit and standby letters of credit. These instruments may involve, to varying degrees, credit risk in excess of the amount recognized in the balance sheets. The contract amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

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

Financial instruments whose contract amounts represent credit risk:

	2012	2011
Mortgage rate lock commitments	$3,002	—

Commitments to extend credit	$60,168	54,161

Standby letters of credit	$2,475	963

In the ordinary course of business, the Company may enter into mortgage rate lock commitments that are subsequently funded by the Company. The Company then sells the mortgage loan to a secondary market bank that had underwritten the mortgage loan before the Company funded the loan. The secondary market bank pays a fee that was agreed upon on the lock commitment date to the Company and buys the loan within five days of the initial funding by the Company.

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

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including bond financing and similar transactions. Unless renewed, substantially all of the Company’s standby letters of credit commitments at December 31, 2012 will expire within one year. Management does not anticipate any material losses as a result of these transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

(10)	Leases

The Company leases premises and equipment under various operating lease agreements. Generally, operating leases provide for one or more renewal options on the same basis as current rental terms. Certain leases require increased rentals under cost-of-living escalation clauses. The following are future minimum lease payments as required under the agreements:

Year	Payments
2013	$141
2014	141
2015	141
2016	149
2017	152
After 2017	1,709

Total	$2,433

The Company entered into a lease of the Amherst branch facility with an entity in which a director of the Company has a 50% ownership interest in 2009. The original term of the lease is twenty years and may be renewed at the Company’s option for two additional terms of five years each. The Company’s current rental payment under the lease is $141 annually.

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

(12)	Dividend Restrictions and Capital Requirements

Bankshares’ principal source of funds for dividend payments is dividends received from its subsidiary Bank. For the years ended December 31, 2012 and 2011, dividends from the subsidiary Bank totaled $385 and $280, respectively.

Substantially all of Bankshares’ retained earnings consist of undistributed earnings of its subsidiary Bank, which are restricted by various regulations administered by federal banking regulatory agencies. Under applicable federal laws, the Comptroller of the Currency restricts, without prior approval, the total dividend payments of the Bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits for the two preceding years. At December 31, 2012, retained net profits of the Bank that were free of such restriction approximated $2,938.

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

Quantitative measures established by regulation to ensure capital adequacy require Bankshares and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2012, that Bankshares and the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2012, the most recent notification from Office of the Comptroller of the Currency categorized Bankshares and the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized,” Bankshares and the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed Bankshares and the Bank’s category.

Bankshares and the Bank’s actual capital amounts and ratios are presented in the table below.

	Actual		For Capital Adequacy Purposes		To Be “Well Capitalized” Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2012:
Total Capital
(to Risk Weighted Assets):
Bankshares consolidated	$32,771	11.39%	$23,011	8.0%	$	N/A	N/A
Bank	34,005	11.85%	22,957	8.0%		28,696	10.0%
Tier 1 Capital
(to Risk Weighted Assets):
Bankshares consolidated	29,183	10.15%	11,505	4.0%		N/A	N/A
Bank	30,417	10.60%	11,478	4.0%		17,217	6.0%
Tier 1 Capital (Leverage)
(to Average Assets):
Bankshares consolidated	29,183	8.49%	13,756	4.0%		N/A	N/A
Bank	30,417	8.86%	13,729	4.0%		17,161	5.0%

	Actual		For Capital Adequacy Purposes		To Be “Well Capitalized” Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2011:
Total Capital
(to Risk Weighted Assets):
Bankshares consolidated	$31,318	11.24%	$22,282	8.0%	$	N/A	N/A
Bank	32,763	11.79%	22,237	8.0%		27,797	10.0%
Tier 1 Capital
(to Risk Weighted Assets):
Bankshares consolidated	27,837	9.99%	11,141	4.0%		N/A	N/A
Bank	29,281	10.53%	11,119	4.0%		16,678	6.0%
Tier 1 Capital (Leverage)
(to Average Assets):
Bankshares consolidated	27,837	8.12%	13,709	4.0%		N/A	N/A
Bank	29,281	8.56%	13,687	4.0%		17,109	5.0%

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

(d)	Bank Owned Life Insurance

Fair values of insurance policies owned are based on the insurance contract’s cash surrender value.

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

(f)	Commitments to Extend Credit and Standby Letters of Credit

The only amounts recorded for commitments to extend credit and standby letters of credit are the deferred fees arising from these unrecognized financial instruments. These deferred fees are not deemed significant at December 31, 2012 and 2011, and as such, the related fair values have not been estimated.

The carrying amounts and approximate fair values of the Company’s financial instruments are as follows at December 31, 2012 and 2011:

	2012		2011
	Carrying amounts	Approximate fair values	Carrying amounts	Approximate fair values
Financial assets:
Cash and due from banks	$35,790	35,790	37,547	37,547
Securities:
Available-for-sale	15,246	15,246	18,780	18,780
Held-to-maturity	6,960	7,178	5,989	6,165
Federal Reserve Bank Stock	140	140	137	137
Federal Home Loan Bank Stock	513	513	528	528
Loans, net of unearned income and fees	277,435	282,841	267,123	276,862
Bank owned life insurance	3,017	3,017	—	—

Total financial assets	$339,101	345,227	330,104	340,019

Financial liabilities:
Deposits	$315,157	317,922	310,393	315,578
Line of credit	1,900	1,900	2,000	2,000

Total financial liabilities	$317,057	319,822	312,393	317,578

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

(g)	Fair Value Methodologies

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

Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with ASC topic, Impairment of a Loan. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of a similar debt, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans at which fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2012, substantially all of the impaired loans were evaluated based on the fair value of the collateral. In accordance with Impairment of a Loan, impaired loans where an allowance is established based on the fair value of the collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as a nonrecurring Level 2 asset. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as a nonrecurring Level 3 asset. For substantially all of the Company‘s impaired loans as of December 31, 2012 and December 31, 2011, the valuation methodology utilized by the Company was collateral based measurements such as a real estate appraisal and the discount to reflect current market conditions and ultimately collectability ranged from 0% to 25% for each of the respective periods.

Foreclosed Assets

Foreclosed assets are adjusted to fair value less estimated selling costs upon transfer of the loans to foreclosed assets. Subsequently, foreclosed assets are carried at the lower of carrying value or fair value less estimated selling costs. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on observable market price or a current appraised value, the Company records the foreclosed asset as a nonrecurring Level 2 asset. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the foreclosed asset as a nonrecurring Level 3 asset. For substantially all of the Company’s foreclosed assets as of December 31, 2012 and December 31, 2011, the valuation methodology utilized by the Company was collateral based measurements such as a real estate appraisal and the discount to reflect current market conditions ranged from 0% to 20% for each of the respective periods.

Below are tables that present information about certain assets and liabilities measured at fair value:

Fair Value Measurements on December 31, 2012

	Total Carrying Amount in The Consolidated Balance Sheet	Assets/Liabilities Measured at Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Description
Available-for-sale securities	$15,246	$15,246	NA	$15,246	NA
Impaired loans (nonrecurring)	$2,843	$2,843	NA	NA	$2,843
Foreclosed assets (nonrecurring)	$2,393	$2,393	NA	NA	$2,393

Fair Value Measurements on December 31, 2011

	Total Carrying Amount in The Consolidated Balance Sheet	Assets/Liabilities Measured at Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Description
Available-for-sale securities	$18,780	$18,780	NA	$18,780	NA
Impaired loans (nonrecurring)	$5,942	$5,942	NA	NA	$5,942
Foreclosed assets (nonrecurring)	$645	$645	NA	NA	$645

The following table sets forth a summary of changes in the fair value of the Company’s nonrecurring Level 3 assets for the year ended December 31, 2012:

	Level 3 Assets
	Year Ended December 31, 2012
	Impaired Loans	Foreclosed Assets
Balance, beginning of the year	$5,942	645
Purchases, sales, issuances, and settlements (net)	(3,099)	1,748

Balance, end of year	$2,843	2,393

There were no significant transfers between Level 1 and Level 2 investments during the year ended December 31, 2012.

(14)	Parent Company Financial Information

Condensed financial information of Bankshares (Parent) is presented below:

Condensed Balance Sheets

.	December 31,
	2012	2011
Assets
Cash due from subsidiary	$13	16
Investment in subsidiary, at equity	29,324	28,390
Other assets	680	567

Total assets	$30,017	28,973

Liabilities and stockholders’ equity
Notes payable	$1,900	2,000
Other liabilities	28	26

Total liabilities	$1,928	2,026

Stockholders’ equity
Common stock of $3 par value, authorized 3,000,000 shares; issued and outstanding 1,507,089 shares in 2012 and 1,486,089 in 2011	$4,492	4,473
Capital surplus	987	923
Retained earnings	24,244	22,981
Accumulated other comprehensive income (loss), net	(1,634)	(1,430)

Total stockholders’ equity	$28,089	26,947
Commitments, contingencies and other matters	—	—

Total liabilities and stockholders’ equity	$30,017	28,973

Condensed Statements of Income

	Years ended
	December 31,
	2012	2011	2010
Income:
Dividends from subsidiary	$506	280	338
Equity in undistributed net income of subsidiary	1,052	978	523

Total Income	1,558	1,258	861

Expenses:
Other expenses	333	296	264

Income before income tax benefit	1,225	962	597
Applicable income tax benefit	113	101	90

Net income	$1,338	1,063	687

Condensed Statements of Cash Flows

	Years ended
	December 31,
	2012	2011	2010
Cash flows from operating activities:
Net income	$1,338	1,063	687
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiary	(1,052)	(978)	(523)
Increase in other assets	(113)	(89)	(81)

Net cash provided by operating activities	173	(4)	83

Cash flows from investing activities:
Additional investment in Bank	—	—	(1,000)

Net cash used in financing activity	—	—	(1,000)

Cash flows from financing activities
Cash dividends paid	(76)	—	(75)
Draw on line of credit	—	—	1,000
Repayment of line of credit	(102)	—	—
Increase (decrease) in other liabilities	2	2	3

Net cash provided by (used in) financing activities	(176)	2	928

Net increase (decrease) in cash due from subsidiary	(3)	(2)	11
Cash due from subsidiary, beginning of year	16	18	7

Cash due from subsidiary, end of year	$13	16	18

(15)	Stock-based Compensation

The Company has two incentive stock option plans. The 1997 Incentive Stock Plan (the 1997 Plan), pursuant to which the Company’s Board of Directors could grant stock options to officers and key employees, became effective as of May 1, 1997. The 1997 Plan authorized grants of options to purchase up to 50,000 shares of the Company’s authorized, but unissued common stock. Accordingly, 50,000 shares of authorized, but unissued common stock were reserved for use in the 1997 Plan. All stock options were granted with an exercise price equal to the stock’s fair market value at the date of grant. At December 31, 2012, there were no additional shares available for grant under the 1997 Plan as the plan expired on May 1, 2007.

The 2004 Incentive Stock Plan (the 2004 Plan), pursuant to which the Company’s Board of Directors may grant stock options to officers and key employees, was approved by shareholders on April 13, 2004 and became effective as of May 1, 2004. The 2004 Plan authorizes grants of options to purchase up to 100,000 shares of the Company’s authorized, but unissued common stock. Accordingly, 100,000 shares of authorized, but unissued common stock were reserved for use in the 2004 Plan. All stock options are granted with an exercise price equal to the stock’s fair market value at the date of the grant. At December 31, 2012, there were 40,000 shares available for grant under the 2004 Plan.

Stock options generally have 10-year terms, vest at the rate of 25% per year, and become fully exercisable four years from the date of grant.

During 2012 and 2011, no stock options were granted or exercised. On May 1, 2012 and 2011, 11,000 and 1,000 shares, respectively of restricted stock were granted to employees. The 2012 grants will vest on the third anniversary of the grant date. The 2011 grant will vest on the second anniversary of the grant date. On May 1, 2010, options to acquire 48,000 shares of common stock were granted to employees. Equity awards to acquire 37,500 shares were granted in the form of incentive stock options with tandem stock appreciation rights with a four year vesting period, and 10,500 shares of restricted stock that vest on the third anniversary of the grant date were granted to employees.

At December 31, 2012, options for 18,125 shares were exercisable at an exercise price of $9.00 per share.

The Company expensed $26 in 2012 in compensation expensed as a direct result of the issuance of the 45,000 incentive stock options with tandem stock appreciation rights and will recognize $13 in 2013 and $3 in 2014 in compensation expense related to unvested stock options. The fair value $3.96 per share of each option grant is estimated on the grant date using the Black-Scholes option-pricing model with the following weighted average assumptions used: dividend yield of 2.065%, expected volatility of 45.61%, a risk-free interest rate of 4.63%, and expected lives of 9 years.

The Company also expensed $57 in 2012 in compensation expensed as a direct result of the granting of 10,500 shares of restricted stock in 2010, 1,000 shares of restricted stock in 2011 and 11,000 shares of restricted stock in 2012 and will recognize $45 in 2013, $35 in 2014 and $8 in 2015. The restricted stock was granted at a market price of $9.25 per share

Stock option activity during the years ended December 31, 2012 and 2011 is as follows:

	Number of Shares	Weighted average exercise price

Balance at December 31, 2010	54,500	$10.66
Forfeited	9,500	14.00
Exercised	—
Granted	—
Balance at December 31, 2011	45,000	$10.66
Forfeited	7,750	$14.56
Exercised	—
Granted	—
Balance at December 31, 2012	37,250	$9.00

The following table summarizes information about stock options outstanding at December 31, 2012:

Exercise Price	Number Outstanding at 12/31/12	Average Remaining Contractual Life (in years)	Weighted- Average Exercise Price	Number Exercisable at 12/31/2012	Weighted- Average Exercise Price

$9.00	37,250	7.4	$9.00	18,125	$9.00

The aggregate intrinsic value of options outstanding was $0, of options exercisable was $0, and of options unvested and expected to vest was $0 at December 31, 2012.

The aggregate intrinsic value of restricted stock granted during 2012 was $102.

The total intrinsic value (market value on date of exercise less exercise price) of options exercised during each of the years ended December 31, 2012 and 2011 was $0.

(16)	Quarterly Results of Operations (Unaudited)

The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 2012, 2011 and 2010:

	2012
	First quarter	Second quarter	Third quarter	Fourth quarter
Income statement data:
Interest income	$3,943	3,904	3,877	3,849
Interest expense	1,001	998	997	976

Net interest income	2,942	2,906	2,880	2,873
Provision for loan losses	168	467	174	368
Noninterest income	777	935	857	874
Noninterest expense	2,839	3,063	2,971	3,037
Income tax expense	234	99	193	93

Net income	$478	212	399	249

Per share data:
Basic net income per share	$0.32	0.14	0.26	0.17
Diluted net income per share	0.32	0.14	0.26	0.17
Cash dividends per share	0.00	0.00	0.00	0.05
Book value per share	18.32	18.40	18.34	18.63

	2011
	First quarter	Second quarter	Third quarter	Fourth quarter
Income statement data:
Interest income	$4,116	4,122	4,172	4,107
Interest expense	1,217	1,117	1,066	1,026

Net interest income	2,899	3,005	3,106	3,081
Provision for loan losses	673	709	309	536
Noninterest income	724	810	858	861
Noninterest expense	2,779	2,964	2,750	3,051
Income tax expense	45	35	297	133

Net income	$126	107	608	222

Per share data:
Basic net income per share	$0.09	0.07	0.40	0.15
Diluted net income per share	0.09	0.07	0.40	0.15
Cash dividends per share	0.00	0.00	0.00	0.00
Book value per share	17.83	17.99	18.44	18.01

	2010
	First quarter	Second quarter	Third quarter	Fourth quarter
Income statement data:
Interest income	$4,084	4,107	4,124	4,295
Interest expense	1,521	1,505	1,470	1,340

Net interest income	2,563	2,602	2,654	2,955
Provision for loan losses	263	509	191	915
Noninterest income	672	714	855	894
Noninterest expense	2,708	2,711	2,764	2,853
Income tax expense (benefit)	81	29	180	18

Net income	$183	67	374	63

Per share data:
Basic net income (loss) per share	$0.12	0.05	0.25	0.04
Diluted net income (loss) per share	0.12	0.05	0.25	0.04
Cash dividends per share	0.00	0.00	0.00	0.05
Book value per share	17.55	17.54	17.84	17.71

(17)	Subsequent Events

The Company has filed Forms 15 with respect to the termination of registration under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the suspension of the duty to file reports under Section 15(d) of the Exchange Act. As a result, the Company expects that this annual report on Form 10-K and amendments, if any, thereto , will be the last report filed by the Company with the Securities and Exchange Commission pursuant to Section 13 of the Exchange Act for the foreseeable future.

Management’s Report on Internal Control over Financial Reporting.

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act, as amended.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control – Integrated Framework. Based on this assessment, our management concluded that, as of December 31, 2012, the Company’s internal control over financial reporting was effective based on those criteria.

This annual report does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this annual report.

Changes in Internal Controls.

No changes in our internal control over financial reporting occurred during the quarter ended December 31, 2012 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Pinnacle Bankshares Corporation

Altavista, Virginia

We have audited the accompanying consolidated balance sheets of Pinnacle Bankshares Corporation and subsidiary (The “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012. These consolidated financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pinnacle Bankshares Corporation and subsidiary as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ Cherry Bekaert LLP

Raleigh, North Carolina

February 27, 2013

Shareholder Information

PERFORMANCE GRAPH

The graph below compares total returns assuming reinvestment of dividends of Pinnacle Bankshares Common Stock, the NASDAQ Market Index, and an Industry Peer Group Index. In addition, we have included the S&P 500 and the SNL Bank and Thrift Index and will use these as our peer groups going forward as we have determined that the companies included in these indices more closely match our Company characteristics than the companies included in the SIC Code Index. The graph assumes $100 invested on January 1, 2007 in Pinnacle Bankshares Corporation Common Stock and in each of the indices. In 2012, the financial holding companies in the SIC Code Index consisted of 237 banks with the same standard industry code of 6021 as Pinnacle Bankshares Corporation.

	Period Ending
Index	12/31/07	12/31/08	12/31/09	12/31/10	12/31/11	12/31/12
Pinnacle Bankshares Corporation	100.00	67.51	37.53	46.49	43.11	44.16
NASDAQ Market Index	100.00	60.02	87.24	103.08	102.26	120.42
SIC Code Index	100.00	59.82	59.05	66.18	48.94	67.37
S&P 500	100.00	63.00	79.68	91.68	93.61	108.59
SNL Bank and Thrift	100.00	57.51	56.74	63.34	49.25	66.14

Shareholder Information

Annual Meeting

The 2013 Annual Meeting of Shareholders will be held on April 9, 2013, at 11:00 a.m. at the Fellowship Hall of Altavista Presbyterian Church, located at 707 Broad Street, Altavista, Virginia.

Market for Common Equity and Related Stockholder Matters

The Company’s Common Stock is quoted on the OTC Bulletin Board. The following table presents the high and low bid prices per share of the Common Stock, as reported on the OTCQB marketplace, and dividend information of the Company for the quarters presented. The high and low bid prices of the Common Stock presented below reflect inter-dealer prices and do not include retail markups, markdowns or commissions, and may not represent actual transactions.

	2012			2011
	High	Low	Dividends	High	Low	Dividends

First Quarter	$9.50	$8.16	$0.00	$9.75	$8.45	$0.00

Second Quarter	$10.50	$9.10	$0.00	$8.50	$6.75	$0.00

Third Quarter	$9.23	$7.71	$0.00	$7.00	$6.67	$0.00

Fourth Quarter	$9.10	$8.02	$0.05	$8.50	$6.70	$0.00

The Company has filed Forms 15 with respect to the termination of registration under Section 12(g) of the Exchange Act, and the suspension of the duty to file reports under Section 15(d) of the Exchange Act. As a result, the Company expects that this annual report on Form 10-K and amendments, if any, thereto, will be the last report filed by the Company with the Securities and Exchange Commission pursuant to Section 13 of the Exchange Act for the foreseeable future.

Each share of Common Stock is entitled to participate equally in dividends, which are payable as and when determined by the Board of Directors after consideration of the earnings, general economic conditions, the financial condition of the business and other factors as might be appropriate. The Company’s ability to pay dividends is dependent upon its receipt of dividends from its subsidiary. Prior approval from the Comptroller of the Currency is required if the total of all dividends declared by a national bank, including the proposed dividend, in any calendar year will exceed the sum of the Bank’s net profits for that year and its retained net profits for the preceding two calendar years, less any required transfers to surplus. This limitation has not had a material impact on the Bank’s ability to declare dividends during 2012 and 2011 and is not expected to have a material impact during 2013.

As of March 1, 2013, there were approximately 355 shareholders of record of Bankshares’ Common Stock.

Requests for Information

Requests for information about the Company should be directed to Bryan M. Lemley, Secretary, Treasurer and Chief Financial Officer, P.O. Box 29, Altavista, Virginia 24517, telephone (434) 369-3000. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, will be furnished without charge to shareholders upon written request.

Shareholders seeking information regarding lost certificates and dividends should contact Registrar and Transfer Company in Cranford, New Jersey, telephone (800) 368-5948. Please submit address changes in writing to:

Registrar and Transfer Company

Investor Relations Department

10 Commerce Drive

Cranford, New Jersey 07016-9982

PINNACLE BANKSHARES CORPORATION

622 Broad Street • Post Office Box 29 • Altavista, Virginia 24517 • (434) 369-3000